As filed with the Securities and Exchange Commission on May 8, 2007

Registration No. 333-141428

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1 to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ABITIBIBOWATER INC.

(Exact name of Registrant as specified in its charter)

Delaware	2621	98-0526415
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

AbitibiBowater Inc.

1155 Metcalfe Street, Suite 800

Montreal, Quebec

Canada H3B 5H2

(514) 875-2160

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

The Corporation Trust Company 1209 Orange Street Wilmington, Delaware 19801 (866) 809-1134 (Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Abitibi-Consolidated Inc. 1155 Metcalfe Street, Suite 800 Montreal, Quebec Canada H3B 5H2 Attention: Jacques P. Vachon	Bowater Incorporated 55 East Camperdown Way P.O. Box 1028 Greenville, South Carolina 29602 United States of America Attention: William G. Harvey

Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 Attention: Edwin S. Maynard Toby S. Myerson	Troutman Sanders LLP 600 Peachtree Street, NE, Suite 5200 Atlanta, Georgia 30308-2216 Attention: William Calvin Smith III Marlon F. Starr

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this registration statement and upon consummation of the combination described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities of an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

PRELIMINARY COPY—SUBJECT TO COMPLETION, DATED MAY 8, 2007

The information in this preliminary joint proxy statement/prospectus/management information circular is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

[                    ], 2007

Dear Abitibi-Consolidated Inc. shareholders, Bowater Incorporated stockholders and holders of Bowater Canada Inc. exchangeable shares:

The Boards of Directors of Abitibi-Consolidated Inc. and Bowater Incorporated each have unanimously approved a combination of the two companies to form AbitibiBowater Inc., a Delaware corporation. We believe the combination will create a new leader in publication papers—an operationally and financially stronger company better able to meet changing customer needs, compete more effectively in an increasingly global market, adapt to lower demand for newsprint in North America and deliver increased value to its stockholders.

Upon completion of the combination, we estimate that former Abitibi shareholders will own approximately 48%, and former Bowater stockholders (including current holders of Bowater Canada exchangeable shares) will own approximately 52%, of the outstanding equity interests and voting rights of AbitibiBowater (directly or through the ownership of Bowater Canada exchangeable shares, which shares are substantially the economic equivalent of AbitibiBowater common stock), and we anticipate that approximately [            ] shares of AbitibiBowater common stock will be issued to former Abitibi shareholders (or reserved for issuance to former Abitibi shareholders who receive Bowater Canada exchangeable shares) and approximately [            ] shares of AbitibiBowater common stock will be issued to former Bowater stockholders (or reserved for issuance to holders of Bowater Canada exchangeable shares) in the combination. We expect that AbitibiBowater common stock will be listed on the New York Stock Exchange and on the Toronto Stock Exchange under the symbol “ABH.” The Bowater Canada exchangeable shares will continue to be listed on the Toronto Stock Exchange under the new name AbitibiBowater Canada Inc. and the new symbol “AXB.”

Abitibi and Bowater will each hold a meeting of their shareholders to consider and vote on proposals related to the combination. Holders of Bowater Canada exchangeable shares have voting rights that are substantially equivalent to those of Bowater common stockholders, including the right to attend and vote on the proposals related to the combination at Bowater’s meeting of stockholders. Enclosed are materials containing important information about the combination of Abitibi and Bowater and why we believe the combination is in the best interests of both companies. Because the completion of the combination requires approval both of the Abitibi shareholders and of the Bowater stockholders voting with the holders of Bowater Canada exchangeable shares, YOUR VOTE IS IMPORTANT. We urge you to read the enclosed materials carefully and to promptly vote by following the instructions shown on the appropriate enclosed proxy or voting instruction form.

For a discussion of risk factors that you should consider in evaluating the combination, see the section entitled “ Risk Factors,” beginning on page 37 of this document.

We urge you to vote FOR the proposals related to the combination by promptly submitting your proxy or voting instruction form—by signing, dating and returning the appropriate enclosed proxy or voting instruction form in the postage-paid envelope provided, or alternatively, voting by telephone or via the Internet as described in the instructions included on your proxy or voting instruction form. Returning the proxy or voting instruction form does not deprive you of your right to attend the appropriate meeting where the combination will be considered and to vote your shares in person. Thank you for your consideration of this matter and your continued support.

WE ENTHUSIASTICALLY SUPPORT THIS COMBINATION OF OUR COMPANIES AND JOIN WITH OUR BOARDS OF DIRECTORS IN RECOMMENDING THAT YOU VOTE FOR THE PROPOSALS RELATED TO THE COMBINATION.

Sincerely,

John W. Weaver President and Chief Executive Officer Abitibi-Consolidated Inc.	David J. Paterson Chairman, President and Chief Executive Officer Bowater Incorporated

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the combination or the other transactions described in this joint proxy statement/prospectus/management information circular or the securities to be issued in connection with the combination, or determined if this joint proxy statement/prospectus/management information circular is truthful or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus/management information circular is dated [            ], 2007 and is first being sent to Abitibi shareholders, Bowater stockholders and holders of Bowater Canada exchangeable shares on or about [                    ], 2007.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [                    ], 2007

To the Shareholders of Abitibi-Consolidated Inc.:

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Abitibi-Consolidated Inc. will be held on [            ], 2007, at [            ] (local time), at [            ], for the following purposes:

1.	to consider, pursuant to an interim order of the Superior Court, District of Montreal, Province of Quebec dated [ ], 2007, and, if deemed advisable, to adopt, with or without variation, a special resolution, in the form set forth in Schedule A to the document accompanying this notice, approving an arrangement under Section 192 of the Canada Business Corporations Act necessary to effect the combination of Abitibi and Bowater Incorporated, a Delaware corporation, and ratifying and approving the combination agreement described in the document accompanying this notice; and

2.	to transact such other business as may properly come before the Special Meeting or any adjournment or postponement of the Special Meeting.

The arrangement is described in the document accompanying this notice, which serves as (i) a management information circular in connection with Abitibi’s solicitation of proxies for the Special Meeting, (ii) a prospectus in connection with the issuance of shares of AbitibiBowater common stock, (iii) a proxy statement in connection with Bowater’s solicitation of proxies for an Annual Meeting being held by it and (iv) a management information circular in connection with Bowater Canada Inc.’s solicitation of proxies for a Special Meeting being held by it. Abitibi’s notice of application for the interim order and for a final order approving the arrangement and the full text of the interim order are set forth as Annex D to the document accompanying this notice.

The record date for receiving notice of, and voting securities at, the Special Meeting is [            ], 2007. If you were a registered shareholder of Abitibi at the close of business on the record date, you are entitled to vote at the Special Meeting. If you are a non-registered holder of Abitibi common shares, please read the instructions from your broker or other nominee regarding how to vote your Abitibi common shares.

Your vote is important. If you are a registered shareholder of Abitibi, whether or not you plan to attend the Special Meeting in person, you are urged to complete, sign, date and return the appropriate enclosed proxy form. If you hold your Abitibi common shares through a broker, investment dealer, bank, trust company or other nominee, please complete a broker voting instruction form to indicate how you would like to vote on the arrangement or contact your broker or other nominee for further instructions. Shareholders of Abitibi may vote on the arrangement by telephone or via the Internet as described in the instructions included on your proxy or broker voting instruction form, or by attending the Special Meeting in person.

Pursuant to the interim order referred to above, the registered shareholders of Abitibi have the right to dissent in respect of the arrangement and to be paid the fair value of their shares, subject to certain conditions. These rights are described in the document accompanying this notice. Failure to comply strictly with the applicable dissent procedures may result in the loss or unavailability of any right to dissent.

FOR MORE INFORMATION ABOUT VOTING PROCEDURES AND ABOUT THE COMBINATION AND PLAN OF ARRANGEMENT DESCRIBED ABOVE, PLEASE REVIEW THE ACCOMPANYING DOCUMENT AND THE COMBINATION AGREEMENT ATTACHED TO IT AS ANNEX C AND THE PLAN OF ARRANGEMENT ATTACHED TO IT AS ANNEX E.

THE ABITIBI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE SPECIAL RESOLUTION APPROVING THE PLAN OF ARRANGEMENT AND THE COMBINATION AGREEMENT.

By Order of the Board of Directors of Abitibi-Consolidated Inc.

Jacques P. Vachon
Senior Vice-President, Corporate Affairs & Secretary

[                    ], 2007

Montreal, Quebec

Canada

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON [            ], 2007

To the Stockholders of Bowater Incorporated and the Holders of Bowater Canada Inc. Exchangeable Shares:

We cordially invite you to attend the Annual Meeting of the Stockholders of Bowater Incorporated on [            ], 2007, at [            ] (local time), at [            ]. At the Annual Meeting you will consider and vote on the following proposals:

1.	to approve and adopt (i) the Combination Agreement and Agreement and Plan of Merger, dated as of January 29, 2007, by and among Abitibi-Consolidated Inc., Bowater, Alpha-Bravo Holdings Inc., a Delaware corporation which has been renamed AbitibiBowater Inc., Alpha-Bravo Merger Sub Inc., a wholly owned subsidiary of AbitibiBowater, and Bowater Canada Inc., a Canadian subsidiary of Bowater, as amended by a first amendment to the combination agreement dated as of May 7, 2007, and (ii) the merger contemplated by such combination agreement, as amended;

2.	to elect three directors, each for a term of three years or until the earlier of the due election and qualification of their successors or the consummation of the combination described in Proposal No. 1;

3.	to ratify the appointment of KPMG LLP as the independent registered public accounting firm for the 2007 fiscal year; and

4.	to transact other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

This document is being provided to holders of Bowater common stock and holders of Bowater Canada exchangeable shares who were holders of record on [            ], 2007, the record date for the Annual Meeting. Holders of both Bowater common stock and Bowater Canada exchangeable shares on the record date are entitled to vote at the Annual Meeting. A list of such holders is available, upon request, from [            ] through [            ], 2007 from Bowater’s Legal Department and at the Annual Meeting.

Your vote is very important. If you are a holder of record of Bowater common stock, please submit your proxy card as soon as possible to make sure that your shares are represented at the Annual Meeting. To do so, you may complete and return the enclosed proxy card or you may submit your proxy by telephone or over the Internet. If you are a holder of record of Bowater common stock, you also may cast your vote in person at the Annual Meeting. If your shares are held in an account at a brokerage firm or bank or through another nominee, you must instruct your broker or other nominee on how to vote your shares. Whether or not you plan to attend the Annual Meeting, please sign, date and return the enclosed proxy card in the envelope provided in order to make sure that your shares will be represented at the Annual Meeting.

Holders of Bowater Canada exchangeable shares also have the opportunity to vote on the combination, the election of Bowater’s directors and the appointment of its auditors at the Annual Meeting by giving instructions to Computershare Trust Company of Canada as trustee under a voting and exchange trust agreement. Under this agreement, each holder of Bowater Canada exchangeable shares is entitled to instruct the trustee how to vote on such matters at the Annual Meeting. To instruct the trustee as to how you wish to exercise your voting rights, you must complete, sign, date and return the enclosed trustee voting instruction form. Alternatively, you may instruct the trustee to give you or your designee a proxy to personally exercise the voting rights attached to your Bowater Canada exchangeable shares and attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, please sign, date and return the enclosed trustee voting instruction form in the envelope provided in order to make sure that your Bowater Canada exchangeable shares will be represented at the Annual Meeting.

FOR MORE INFORMATION ABOUT VOTING PROCEDURES AND ABOUT THE COMBINATION AND THE MERGER DESCRIBED ABOVE, PLEASE REVIEW THE ACCOMPANYING DOCUMENT AND THE COMBINATION AGREEMENT ATTACHED TO IT AS ANNEX C.

THE BOWATER BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE COMBINATION AGREEMENT AND THE MERGER. IN ADDITION, THE BOWATER BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE DIRECTOR NOMINEES OF BOWATER LISTED IN THIS DOCUMENT AND FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS BOWATER’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2007.

By Order of the Board of Directors of Bowater Incorporated
David J. Paterson
Chairman

[                    ], 2007

Greenville, South Carolina

United States of America

BOWATER CANADA INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [                    ], 2007

To the Holders of Bowater Canada Inc. Exchangeable Shares:

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Bowater Canada Inc. will be held on [            ], 2007, at [            ] (local time), at [            ], for the following purposes:

1.	to consider and, if deemed advisable, to adopt, with or without variation, a special resolution, in the form set forth in Schedule B to the document accompanying this notice, approving the filing of the articles of amendment for Bowater Canada in order to: (i) change its name to “AbitibiBowater Canada Inc.”; (ii) change each issued and outstanding non-voting exchangeable share into 0.52 of a non-voting exchangeable share; and (iii) repeal the rights, privileges, restrictions and conditions attaching to the non-voting exchangeable shares, as set out in Schedule 1 to Bowater Canada’s Articles of Amendment filed on July 23, 1998, and replace such rights, privileges, restrictions and conditions attaching to the Bowater Canada exchangeable shares with those set out in Schedule 1 to Annex F to the document accompanying this notice; and

2.	to transact such other business as may properly come before the Special Meeting or any adjournment or postponement of the Special Meeting.

The Bowater Canada articles of amendment are described in the document accompanying this notice, which serves as (i) a management information circular in connection with Abitibi’s solicitation of proxies for a Special Meeting being held by it, (ii) a prospectus in connection with the issuance of shares of AbitibiBowater common stock, (iii) a proxy statement in connection with Bowater’s solicitation of proxies for an Annual Meeting being held by it and (iv) a management information circular in connection with Bowater Canada’s solicitation of proxies for the Special Meeting. The Bowater Canada articles of amendment are set forth as Annex F to the document accompanying this notice.

The record date for receiving notice of, and voting securities at, the Special Meeting is [            ], 2007. If you were a registered holder of Bowater Canada exchangeable shares at the close of business on the record date, you are entitled to vote at the Special Meeting. If you are a non-registered holder of Bowater Canada exchangeable shares, please read the instructions from your broker or other nominee regarding how to vote your Bowater Canada exchangeable shares.

Although in most circumstances the Bowater Canada exchangeable shares do not carry the right to vote at Bowater Canada shareholder meetings, holders of Bowater Canada exchangeable shares are entitled to vote at the Special Meeting because the proposed Bowater Canada articles of amendment will effect certain changes to the rights, privileges, restrictions and conditions attaching to the Bowater Canada exchangeable shares.

Your vote is important. If you are a registered holder of Bowater Canada exchangeable shares, whether or not you plan to attend the Special Meeting in person, you are urged to complete, sign, date and return the appropriate enclosed proxy form. If you hold your Bowater Canada exchangeable shares through a broker, investment dealer, bank, trust company or other nominee, please complete a broker voting instruction form to indicate how you would like to vote in respect of the Bowater Canada articles of amendment or contact your broker or other nominee for further instructions. Holders of Bowater Canada exchangeable shares may vote on the Bowater Canada articles of amendment by telephone or via the Internet as described in the instructions included on your proxy or broker voting instruction form, or by attending the Special Meeting in person.

Pursuant to the Canada Business Corporations Act, or the CBCA, registered holders of Bowater Canada exchangeable shares have the right to dissent in respect of the special resolution being considered at the Special Meeting and to be paid the fair value of their shares, subject to certain conditions. These rights are described in the document accompanying this notice. Failure to comply strictly with the requirements set forth in the CBCA may result in the loss or unavailability of any right to dissent.

FOR MORE INFORMATION ABOUT VOTING PROCEDURES AND ABOUT THE BOWATER CANADA ARTICLES OF AMENDMENT AND THE COMBINATION DESCRIBED ABOVE, PLEASE REVIEW THE ACCOMPANYING DOCUMENT AND THE COMBINATION AGREEMENT ATTACHED TO IT AS ANNEX C AND THE BOWATER CANADA ARTICLES OF AMENDMENT ATTACHED TO IT AS ANNEX F.

THE BOWATER CANADA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE SPECIAL RESOLUTION APPROVING THE BOWATER CANADA ARTICLES OF AMENDMENT.

By Order of the Board of Directors of Bowater Canada Inc.

David J. Paterson
President

[                    ], 2007

Montreal, Quebec

Canada

SUMMARY VOTING INSTRUCTIONS

Meeting	Holder	Proxy/Voting Instruction Form	Where Can I Find My Proxy?
Abitibi Meeting	Registered Shareholder Non-Registered Shareholder	BLUE Proxy Form Broker Voting Instruction Form	Attached to this Document Sent by or obtained from Broker

Bowater Meeting	Registered Common Stockholder Registered Exchangeable Shareholder Non-Registered Common Stockholder Non-Registered Exchangeable Shareholder	PINK Proxy Card GREEN Trustee Voting Instruction Form Broker Voting Instruction Card Broker Voting Instruction Form	Attached to this Document Attached to this Document Sent by or obtained from Broker Sent by or obtained from Broker

Bowater Canada Meeting	Registered Exchangeable Shareholder Non-Registered Exchangeable Shareholder	YELLOW Proxy Form Broker Voting Instruction Form	Attached to this Document Sent by or obtained from Broker

IF YOU ARE AN ABITIBI SHAREHOLDER AND YOU SUPPORT THE COMBINATION, YOU SHOULD:

Ensure that your shares can be voted at the Abitibi Meeting by submitting your proxy form or broker voting instruction form or contacting your broker or other nominee.

•

If your Abitibi common shares are registered in the name of your broker or other nominee: contact your broker or other nominee in order to obtain directions as to how to ensure that your shares are voted FOR the adoption of the special resolution approving the plan of arrangement and the combination agreement and to receive a broker voting instruction form.

•

If your Abitibi common shares are registered in your name: submit your proxy form on or prior to [            ], 2007 by telephone, via the Internet or by signing, dating and returning the enclosed BLUE proxy form in the envelope provided (which must be received on or prior to [            ], 2007), so that your shares can be voted FOR the adoption of the special resolution approving the plan of arrangement and the combination agreement (instructions regarding telephone and Internet voting are included on the proxy form).

IF YOU ARE A BOWATER COMMON STOCKHOLDER OR A HOLDER OF BOWATER CANADA EXCHANGEABLE SHARES AND YOU SUPPORT THE COMBINATION, YOU SHOULD:

Ensure that your shares can be voted at the Bowater Meeting by submitting your proxy card, trustee voting instruction form or broker voting instruction card or form or contacting the trustee, your broker or other nominee.

•

If your shares of Bowater common stock or Bowater Canada exchangeable shares are registered in the name of your broker or other nominee: contact your broker or other nominee in order to obtain directions as to how to ensure that your shares are voted FOR the combination agreement and the merger and to receive a broker voting instruction card or form.

•

If your shares of Bowater common stock are registered in your name: submit your proxy card on or prior to [            ], 2007 by telephone, via the Internet or by signing, dating and returning the enclosed PINK proxy card in the envelope provided (which must be received on or prior to [            ], 2007), so that your shares can be voted FOR the combination agreement and the merger (instructions regarding telephone and Internet voting are included on the proxy card).

•

If your Bowater Canada exchangeable shares are registered in your name: you must submit your voting instructions to Computershare Trust Company of Canada, as trustee under a voting and exchange trust agreement, on or prior to [            ], 2007 by telephone, via the Internet or by completing, signing, dating and returning the enclosed GREEN trustee voting instruction form in the envelope provided (which must be received by 5:00 p.m. (local time) on [            ], 2007) in order to instruct the trustee as to how to vote your Bowater Canada exchangeable shares (instructions regarding telephone and Internet voting are included on the trustee voting instruction form).

IF YOU ARE A HOLDER OF BOWATER CANADA EXCHANGEABLE SHARES AND YOU ARE IN FAVOR OF THE BOWATER CANADA ARTICLES OF AMENDMENT, YOU SHOULD:

Ensure that your shares can be voted at the Bowater Canada Meeting by submitting your proxy form or broker voting instruction form or contacting your broker or other nominee.

•

If your Bowater Canada exchangeable shares are registered in the name of your broker or other nominee: contact your broker or other nominee in order to obtain directions as to how to ensure that your shares are voted FOR the adoption of the special resolution approving the Bowater Canada articles of amendment and to receive a broker voting instruction form.

•

If your Bowater Canada exchangeable shares are registered in your name: submit your proxy form on or prior to [            ], 2007 by telephone, via the Internet or by signing, dating and returning the enclosed YELLOW proxy form in the envelope provided (which must be received on or prior to [            ], 2007), so that your shares can be voted FOR the adoption of the special resolution approving the Bowater Canada articles of amendment (instructions regarding telephone and Internet voting are included on the proxy form).

THE PROXY SOLICITOR FOR THE COMBINATION IN CANADA AND OTHER COUNTRIES OUTSIDE THE UNITED STATES IS:	THE PROXY SOLICITOR FOR THE COMBINATION IN THE UNITED STATES IS:

Kingsdale Shareholder Services Inc. The Exchange Tower 130 King Street West Suite 2950, P.O. Box 361 Toronto, Ontario Canada M5X 1E2	Innisfree M&A Incorporated 501 Madison Avenue, 20th Floor New York, New York 10022 United States of America

Any questions and requests for assistance by

Abitibi shareholders, Bowater stockholders or

holders of Bowater Canada exchangeable shares

resident in Canada or other countries

outside the U.S. should be directed to

Kingsdale Shareholder Services Inc.

at the telephone numbers set out below:

Any questions and requests for assistance by

Abitibi shareholders, Bowater stockholders or holders of Bowater Canada exchangeable shares resident in the U.S. should be directed to

Innisfree M&A Incorporated

at the telephone numbers set out below:

Canada Toll Free Telephone: (866) 639-7993 (English/French) Banks and Brokers Call Collect: (416) 867-2272	United States Toll Free Telephone: (877) 825-8730 (English) (877) 825-8777 (French) Banks and Brokers Call Collect: (212) 750-5833

Holders of Bowater Canada exchangeable shares may also contact Computershare Trust Company of Canada, Bowater Canada’s transfer agent and registrar, at (800) 564-6253 or (514) 982-7555.

ABOUT THIS

JOINT PROXY STATEMENT/PROSPECTUS/MANAGEMENT INFORMATION CIRCULAR

This document, which forms part of a registration statement on Form S-4 filed by AbitibiBowater Inc., which we refer to as “AbitibiBowater,” with the Securities and Exchange Commission, which we refer to as the “SEC,” constitutes (i) a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” and the rules thereunder with respect to the Annual Meeting of Stockholders of Bowater Incorporated, which we refer to as “Bowater,” and a notice of meeting with respect to the Annual Meeting of Stockholders of Bowater, (ii) a prospectus of AbitibiBowater in connection with the issuance of shares of AbitibiBowater in the combination, (iii) a management information circular and notice of meeting with respect to the Special Meeting of Shareholders of Abitibi-Consolidated Inc., which we refer to as “Abitibi,” and (iv) a management information circular and notice of meeting with respect to the Special Meeting of Shareholders of Bowater Canada Inc., which we refer to as “Bowater Canada.”

For ease of reference, when we refer to this “document,” we mean the joint proxy statement/prospectus/management information circular described above.

This document and the accompanying proxy and voting instruction forms will first be mailed to shareholders of Abitibi, stockholders of Bowater and holders of Bowater Canada exchangeable shares on or about [            ], 2007 and is dated [            ], 2007. You should not assume that the information contained in this document is accurate as of any date other than that date. Neither the mailing of this document to Abitibi shareholders, Bowater stockholders or holders of Bowater Canada exchangeable shares, nor the issuance of AbitibiBowater common stock or Bowater Canada exchangeable shares in the combination, creates any implication to the contrary.

The information concerning Abitibi and Bowater after the completion of the combination of the two companies and the information used to derive the pro forma financial information have been provided jointly by Abitibi and Bowater. The information concerning Abitibi contained or incorporated by reference in this document, including the attached schedules and annexes, has been provided by Abitibi. The information concerning Bowater and Bowater Canada contained or incorporated by reference in this document, including the attached schedules and annexes, has been provided by Bowater and Bowater Canada, respectively.

You should rely only on the information contained or incorporated by reference in this document. We have not authorized anyone to provide you with information that is different from what is contained in this document. Therefore, if anyone does give you other information, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you.

i

THIS DOCUMENT

INCORPORATES ADDITIONAL INFORMATION

This document incorporates by reference important business and financial information about Abitibi and Bowater from other documents that are not included in or delivered with this document. See “Where You Can Find Additional Information.” This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this document by requesting them in writing or by telephone or over the Internet from the appropriate company at the following addresses:

ABITIBI-CONSOLIDATED INC. 1155 Metcalfe Street Suite 800 Montreal, Quebec Canada H3B 5H2 Attention: Investor Relations Department Telephone: (514) 875-2160 Email: ir@abitibiconsolidated.com	BOWATER INCORPORATED
55 East Camperdown Way
P.O. Box 1028
Greenville, South Carolina 29602
United States of America
Attention: Investor Relations Department
Telephone: (864) 282-9473
Email: investorinformation@bowater.com

OR

KINGSDALE SHAREHOLDER SERVICES INC. The Exchange Tower 130 King Street West Suite 2950, P.O. Box 361 Toronto, Ontario Canada M5X 1E2	INNISFREE M&A INCORPORATED 501 Madison Avenue, 20th Floor New York, New York 10022 United States of America

Abitibi shareholders, Bowater stockholders and holders of Bowater Canada exchangeable shares resident in Canada or other countries outside the U.S.:	Abitibi shareholders, Bowater stockholders and holders of Bowater Canada exchangeable shares resident in the U.S.:

Canada Toll Free Telephone: (866) 639-7993 (English/French) Banks and Brokers Call Collect: (416) 867-2272	United States Toll Free Telephone: (877) 825-8730 (English) (877) 825-8777 (French) Banks and Brokers Call Collect: (212) 750-5833

IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY [            ], 2007, IN ORDER TO RECEIVE THEM BEFORE THE ABITIBI, BOWATER AND BOWATER CANADA MEETINGS.

Abitibi, Bowater and Bowater Canada file reports, proxy statements and other information concerning Abitibi and Bowater with the securities regulatory authorities in Canada, which are available on the System for Electronic Document Analysis and Retrieval (SEDAR) maintained by the Canadian Securities Administrators at http://www.sedar.com.

In addition, the SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Abitibi and Bowater.

If you are an Abitibi shareholder, a Bowater stockholder or a holder of Bowater Canada exchangeable shares, we may have sent you some of the documents incorporated by reference, but you can also obtain any of them from Abitibi or Bowater, the SEC or the SEC’s website in the case of Abitibi and Bowater, or SEDAR in the case of Abitibi, Bowater and Bowater Canada, as described above.

Documents incorporated by reference are available from Abitibi or Bowater without charge, excluding all exhibits to such documents, except that, if Abitibi or Bowater have specifically incorporated by reference an exhibit in this document, the exhibit will also be provided without charge.

v

SCHEDULE A—FORM OF ABITIBI SHAREHOLDERS’ SPECIAL RESOLUTION
SCHEDULE B—FORM OF BOWATER CANADA SHAREHOLDERS’ SPECIAL RESOLUTION

ANNEX A—AUDITED CONSOLIDATED BALANCE SHEET OF ABITIBIBOWATER INC.
ANNEX B—UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF ABITIBIBOWATER
ANNEX C—COMBINATION AGREEMENT, AS AMENDED (EXCLUDING EXHIBITS)

ANNEX D—APPLICATION FOR INTERIM AND FINAL ORDERS WITH RESPECT TO THE ARRANGEMENT, AFFIDAVITS IN SUPPORT OF THE APPLICATION FOR INTERIM AND FINAL ORDERS, EXHIBITS IN SUPPORT OF THE APPLICATION FOR FINAL ORDER, INTERIM ORDER AND NOTICE OF APPLICATION FOR FINAL ORDER

ANNEX E—FORM OF PLAN OF ARRANGEMENT (EXCLUDING APPENDIX)
ANNEX F—FORM OF BOWATER CANADA ARTICLES OF AMENDMENT
ANNEX G—FORM OF AMENDED AND RESTATED SUPPORT AGREEMENT
ANNEX H—FORM OF AMENDED AND RESTATED VOTING AND EXCHANGE TRUST AGREEMENT
ANNEX I—FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF ABITIBIBOWATER INC.
ANNEX J—FORM OF AMENDED AND RESTATED BY-LAWS OF ABITIBIBOWATER INC.
ANNEX K—FORM OF CERTIFICATE OF DESIGNATION OF SPECIAL VOTING STOCK OF ABITIBIBOWATER INC.
ANNEX L—OPINION OF CIBC WORLD MARKETS—ABITIBI FINANCIAL ADVISOR
ANNEX M—OPINION OF CREDIT SUISSE—ABITIBI FINANCIAL ADVISOR
ANNEX N—OPINION OF GOLDMAN SACHS—BOWATER FINANCIAL ADVISOR
ANNEX O—OPINION OF UBS—BOWATER FINANCIAL ADVISOR
ANNEX P—SECTION 190 OF THE CBCA

REPORTING CURRENCIES AND ACCOUNTING PRINCIPLES

The financial information of AbitibiBowater, including AbitibiBowater’s audited consolidated balance sheet and the unaudited pro forma condensed combined financial information, contained in this document is reported in U.S. dollars and have been prepared in accordance with U.S. generally accepted accounting principles, which we refer to as “U.S. GAAP.” These financial statements have not been prepared in accordance with Canadian generally accepted accounting principles, which we refer to as “Canadian GAAP,” and may not be comparable to financial statements of Canadian issuers.

The financial information regarding Abitibi, including Abitibi’s audited consolidated financial statements and the summaries of those consolidated financial statements, contained in or incorporated by reference into this document are reported in Canadian dollars, unless otherwise indicated, and have been prepared in accordance with Canadian GAAP, which differ in certain significant respects from U.S. GAAP. See Note 29 to Abitibi’s audited consolidated financial statements for the fiscal years ended December 31, 2006 and 2005, which are incorporated by reference into this document for a reconciliation of Abitibi’s financial statements to U.S. GAAP.

The financial information regarding Bowater, including Bowater’s audited consolidated financial statements, and the summaries of those financial statements, contained in or incorporated by reference into this document are reported in U.S. dollars and have been prepared in accordance with U.S. GAAP.

In this document, unless otherwise stated, dollar amounts are expressed in either Canadian dollars (C$) or U.S. dollars (US$).

EXCHANGE RATES

Exchanging Canadian Dollars. The following table sets forth, for each period indicated, the high and low exchange rates for one Canadian dollar during that period, the average of the exchange rates during that period and the exchange rate at the end of that period, in each case expressed in U.S. dollars, based upon the inverse noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York:

	Year ended December 31,
	2006	2005	2004	2003	2002
High	0.910	0.869	0.849	0.774	0.662
Low	0.853	0.787	0.716	0.635	0.620
Average	0.882	0.826	0.770	0.716	0.637
Period End	0.858	0.858	0.831	0.774	0.633

On January 26, 2007, the last trading day prior to the announcement of the combination, the exchange rate for one Canadian dollar expressed in U.S. dollars, based upon the inverse noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York, was US$0.848. On May 7, 2007, the exchange rate for one Canadian dollar expressed in U.S. dollars, based upon the inverse noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York, was US$0.907.

Exchanging U.S. Dollars. The following table sets forth, for each period indicated, the high and low exchange rates for one U.S. dollar during that period, the average of the exchange rates during that period and the exchange rate at the end of that period, in each case expressed in Canadian dollars, based upon the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York:

	Year ended December 31,
	2006	2005	2004	2003	2002
High	1.173	1.270	1.397	1.575	1.613
Low	1.099	1.151	1.178	1.292	1.511
Average	1.134	1.212	1.302	1.401	1.570
Period End	1.165	1.166	1.203	1.292	1.580

On January 26, 2007, the last trading day prior to the announcement of the combination, the exchange rate for one U.S. dollar expressed in Canadian dollars, based upon the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York, was C$1.180. On May 7, 2007, the exchange rate for one U.S. dollar expressed in Canadian dollars, based upon the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York, was C$1.102.

Recent Exchange Rates. The following table sets forth, for each period indicated, the high and low exchange rates for one U.S. dollar during that period, expressed in Canadian dollars and for one Canadian dollar during that period, expressed in U.S. dollars, respectively. The rates are based upon the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York:

	May 1 - May 7, 2007	April 2007	March 2007	February 2007	January 2007	December 2006	November 2006

	(In US$ per C$1)
High	0.907	0.904	0.867	0.863	0.859	0.876	0.887
Low	0.902	0.863	0.847	0.844	0.846	0.858	0.872

	(In C$ per US$1)
High	1.109	1.158	1.181	1.185	1.182	1.165	1.147
Low	1.102	1.107	1.153	1.159	1.165	1.142	1.128

FORWARD-LOOKING STATEMENTS

This document, including information incorporated by reference in this document (see “Where You Can Find Additional Information”), contains certain statements that are not historical facts and are forward-looking statements because they are based on management’s beliefs, certain assumptions and current expectations with respect to the financial condition, results of operations, plans, objectives, future performance and businesses of each of Abitibi, Bowater and AbitibiBowater, as well as certain statements relating to the combination. These forward-looking statements include, without limitation:

•

statements regarding the expected timetable for completing the combination, or the achievement of significant benefits or synergies from the combination and the manner in which we expect to achieve them, in particular an estimated US$250 million (C$295 million) of annualized cost synergies within two years;

•	statements relating to the future financial and operating results of AbitibiBowater and statements relating to revenue, income and operations of AbitibiBowater after the combination;

•	statements relating to our plans, objectives, expectations and intentions regarding AbitibiBowater’s products and the future development of AbitibiBowater’s business;

•	statements relating to our ability to secure necessary regulatory and shareholder approvals for the combination;

•

statements regarding our ability to generate expected synergies and efficiencies, improve our financial profile, become more competitive, improve product quality and breadth, develop new products and better serve our customers; and

•

other statements identified by the use of forward-looking terminology such as the words “expects,” “projects,” “intends,” “believes,” “anticipates” and other terms with similar meanings indicating possible future events or actions or potential impact on the business or shareholders of Abitibi and the business or stockholders of Bowater.

The managements of Abitibi and Bowater believe that these forward-looking statements are reasonable; however, you should not place undue reliance on these statements, as they are based on our managements’ current expectations and beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

•	the risk factors described under “Risk Factors;”

•

the ability to obtain required governmental or third-party approvals of, or non-objections to, the combination on the proposed terms and timetable and without material concessions and the effect of any conditions, restrictions or concessions imposed on, or proposed with respect to, AbitibiBowater by regulators;

•	the cost savings and other expected synergies from the combination may not be fully realized or may take longer to realize than expected;

•

the businesses may not be integrated successfully or the anticipated improved financial performance, product quality and development may not be achieved, the costs or difficulties related to the integration of the businesses of Abitibi and Bowater may be greater than expected or disruptions from the combination may make it more difficult to maintain relationships with customers, employees and suppliers;

•	other demand and supply developments within the industry or other factors may limit our ability to improve our competitive position;

•	AbitibiBowater may obtain credit on less favorable terms than those available to Abitibi or Bowater individually;

•

the determination that the combination constitutes a change in control under the change in control and severance agreements between Bowater and its executive officers, directors, key employees and affiliates resulting in the payment of change in control or severance payments in amounts greater than currently anticipated;

•	the failure of our shareholders and stockholders to approve the combination or the exercise by a material percentage of Abitibi shareholders of their dissent rights;

•	general economic conditions, either internationally, nationally or in the jurisdictions in which Abitibi and Bowater are doing business, may be less favorable than expected;

•	there may be environmental risks and liabilities under U.S. federal and state, Canadian federal and provincial and foreign environmental laws and regulations; and

•	changes may occur in the Canadian or U.S. securities markets or in the currency markets in general or fluctuations may occur in the Canadian and U.S. currencies.

Additional factors that could cause AbitibiBowater’s results to differ materially from those described in the forward-looking statements can be found in the periodic reports filed by Abitibi and Bowater with the SEC and the Canadian securities regulatory authorities.

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QUESTIONS AND ANSWERS ABOUT THE COMBINATION AND THE MEETINGS

GENERAL QUESTIONS AND ANSWERS

Q:    What are Abitibi and Bowater proposing?

A:    Abitibi and Bowater are proposing to combine the two companies in a merger of equals to create AbitibiBowater, a Delaware corporation. We refer to the combination as a “merger of equals” because:

•

the exchange ratios reflect the approximate respective market capitalizations of Abitibi and Bowater during the period prior to the announcement of the combination with no significant premium received by either company’s shareholders,

•

following the combination Abitibi’s shareholders and Bowater’s stockholders (including the holders of Bowater Canada exchangeable shares) will collectively have relatively equal ownership of AbitibiBowater, and

•	there will be an equal number of directors from each of Abitibi and Bowater comprising AbitibiBowater’s new Board of Directors.

On January 29, 2007, Abitibi, Bowater, AbitibiBowater, Alpha-Bravo Merger Sub Inc., a newly formed Delaware corporation and a wholly owned subsidiary of AbitibiBowater, which we refer to as “Merger Sub,” and Bowater Canada entered into a combination agreement, providing for the combination of Abitibi and Bowater under AbitibiBowater by means of a merger under Delaware law and a plan of arrangement to be submitted for approval by the Superior Court, District of Montreal, Province of Quebec. On May 7, 2007, Abitibi, Bowater, AbitibiBowater, Merger Sub and Bowater Canada entered into a first amendment to the combination agreement, which we refer to as the “first amendment to the combination agreement,” in order to provide for a limit on the number of Bowater Canada exchangeable shares that Bowater Canada will issue to eligible Abitibi shareholders. In this document, we refer to the combination agreement described above, as amended by the first amendment to the combination agreement, as the “combination agreement,” unless otherwise indicated or required by the context in which such reference is made. Following completion of the combination, each of Abitibi and Bowater will continue to exist as subsidiaries of AbitibiBowater.

Q:    What are the steps to the combination and what will I receive in the combination?

A:    The following steps of the combination and the issuance of consideration in the combination will be carried out in accordance with, and subject to the terms and conditions of, the combination agreement, the plan of arrangement and the other documents referred to in the combination agreement:

•

Merger Sub will merge with and into Bowater. After completion of the merger, Bowater will be a subsidiary of AbitibiBowater. In the merger, stockholders of Bowater will receive 0.52 of a share of common stock of AbitibiBowater, which we refer to as the “Bowater exchange ratio,” in exchange for each share of common stock of Bowater they own. We refer to this transaction as the “merger.” We anticipate that pursuant to the merger AbitibiBowater will issue to the former stockholders of Bowater (or reserve for issuance to current holders of Bowater Canada exchangeable shares) approximately [            ] shares of AbitibiBowater common stock.

•

Except as described in the following sentence, each issued and outstanding Abitibi common share will be transferred to AbitibiBowater in exchange for 0.06261 of a share of AbitibiBowater common stock, which we refer to as the “Abitibi exchange ratio.” In addition, certain Canadian resident holders of Abitibi common shares may elect to receive, in lieu of shares of AbitibiBowater common stock, 0.06261 of a share of Bowater Canada exchangeable shares, which will be exchangeable for shares of AbitibiBowater common stock. We refer to this transaction as the “arrangement.” We cannot predict how many eligible Abitibi shareholders will elect to receive Bowater Canada exchangeable shares. We anticipate that in the arrangement, AbitibiBowater will issue to the former shareholders of Abitibi (or reserve for issuance to former Abitibi shareholders who elect to receive Bowater Canada exchangeable shares) approximately [            ] shares of AbitibiBowater common stock.

•

Bowater will cause Bowater Canada to amend its articles of incorporation. We refer to these amendments as the “Bowater Canada articles of amendment.” The purpose of the Bowater Canada articles of amendment is to:

¡	change Bowater Canada’s name to “AbitibiBowater Canada Inc.,”

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effect a share consolidation with the result that each issued and outstanding Bowater Canada exchangeable share will be changed into 0.52 of a Bowater Canada exchangeable share, which is the same exchange ratio as the Bowater exchange ratio,

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amend the provisions governing the Bowater Canada exchangeable shares to extend the date prior to which the directors of Bowater Canada may not, unless there are fewer than 500,000 Bowater Canada exchangeable shares outstanding or there is a proposed change-in-control transaction with respect to AbitibiBowater, cause the redemption of the Bowater Canada exchangeable shares, from June 30, 2008 to June 30, 2018, and

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amend the provisions governing the Bowater Canada exchangeable shares to clarify that the Bowater Canada exchangeable shares will become exchangeable for shares of AbitibiBowater common stock, instead of being exchangeable for shares of Bowater common stock, and to make other conforming changes required to give effect to the combination.

Neither AbitibiBowater nor Bowater Canada will issue fractional shares to shareholders in connection with the combination, including the Bowater Canada articles of amendment. Shareholders will receive cash, without interest, equal to the shareholder’s pro rata portion of the net proceeds after expenses received upon the sale of whole shares representing the accumulation of all fractional interests in the shares to which all shareholders are entitled.

Q:    How do the Abitibi and Bowater Boards of Directors recommend that I vote regarding the combination?

A:    Abitibi’s Board of Directors unanimously recommends that Abitibi’s shareholders vote FOR the adoption of the special resolution approving the plan of arrangement and the combination agreement. Bowater’s Board of Directors unanimously recommends that Bowater stockholders and holders of Bowater Canada exchangeable shares vote FOR the approval and adoption of the combination agreement and the merger.

Q:    Why are Abitibi and Bowater proposing to combine?

A:    The Abitibi and Bowater Boards of Directors have concluded that the combination offers significant benefits to our shareholders and stockholders. For a discussion of the factors considered by the Abitibi and Bowater Boards of Directors, see “The Combination—Factors Considered by the Abitibi Board of Directors,” and “The Combination—Factors Considered by the Bowater Board of Directors.” AbitibiBowater will have pro forma annual revenues of approximately US$7.8 billion (C$9.1 billion), making it the third largest publicly traded paper and forest products company in North America and the eighth largest in the world. AbitibiBowater’s product lines will include newsprint, uncoated and coated commercial printing papers, market pulp and wood products. AbitibiBowater will also be one of North America’s largest recyclers of newspapers and magazines. AbitibiBowater will own or operate 32 pulp and paper facilities and 35 wood product facilities located mainly in Eastern Canada and the Southeastern U.S. For the year ended December 31, 2006, pro forma combined pulp and paper production capacity was approximately 11.3 million metric tons per year and pro forma combined lumber capacity was approximately 3.1 billion board feet of lumber. The combination is expected to generate approximately US$250 million (C$295 million) of annualized cost synergies within two years from improved efficiencies in such areas as production, selling, general and administrative (SG&A) costs and distribution and procurement, in addition to cost saving initiatives already underway at both companies. For more information, see “The Combination—Estimated Cost Synergies.”

Q:    What will be the name of the combined company after the combination?

A:    After the completion of the combination, the name of the new public company will be “AbitibiBowater Inc.”

Q:    Are there risks I should consider in deciding whether to vote for the combination?

A:    Yes. The combination is subject to a number of risks and uncertainties. Before deciding whether to vote for or against the combination, you should carefully consider the risks set forth in “Risk Factors” and other information included or incorporated by reference in this document.

Q:    What is the aggregate amount of change in control, compensatory and severance payments and other benefits that the executive officers, directors, key employees and affiliates of Abitibi and Bowater will receive as a result of the combination?

A:    Abitibi: The aggregate amount of change in control, compensatory and severance payments and other benefits that the executive officers, directors, key employees and affiliates of Abitibi could receive as a result of the combination is approximately C$46,290,728. With respect to certain change in control severance benefits, the foregoing amount assumes that each such individual’s employment is terminated at or following the consummation of the combination under circumstances entitling them to receive such severance payments and benefits. Accordingly, Abitibi’s estimates of these amounts are based on a number of assumptions, and are subject to contingencies that may or may not occur; therefore, these estimates may not reflect actual payouts of change in control or severance payments after completion of the combination. For more information, see “The Combination—Interests of Abitibi’s Directors and Management in the Combination.”

Bowater: It is the position of Bowater that the combination does not constitute a change in control under any change in control or severance agreement between Bowater and its executive officers, directors, key employees or affiliates. The aggregate amount of compensatory and severance payments and other benefits that such individuals could receive as a result of the combination (which does not include change in control payments) is approximately US$15,830,837. The foregoing aggregate amount assumes that, with respect to estimated severance payments, each such individual’s employment is terminated at or following the consummation of the combination under circumstances entitling them to receive such severance payments or other benefits and, with respect to the vesting of certain restricted stock units, that the combined company attains certain post-combination synergies during the two-year period following the combination. Accordingly, Bowater’s estimates of these amounts are based on a number of assumptions, and are subject to contingencies that may or may not occur, including such assumptions and contingencies set forth above, among others; therefore, the estimates may not reflect the actual payouts of change in control or severance payments or other benefits after the completion of the combination. For more information, see “The Combination—Interests of Bowater’s Directors and Management in the Combination” and “Additional Information Relating to the Bowater Annual Meeting—Executive Compensation—Severance and Change in Control Arrangements.”

Q:    What are the Canadian and U.S. federal income tax consequences of the combination to holders of Abitibi common shares and Bowater common stock?

A:    Holders of Abitibi Common Shares

Canadian Residents. The exchange of Abitibi common shares for AbitibiBowater common stock or Bowater Canada exchangeable shares generally will be a taxable event to a Canadian resident shareholder. However, if you are an eligible shareholder and exchange all or a portion of your Abitibi common shares for consideration that includes Bowater Canada exchangeable shares and you make a valid tax election with Bowater Canada, you may obtain a full or partial tax deferral (rollover) of any capital gain otherwise arising upon the exchange of those shares. For more information, see “Special Meeting of Abitibi Shareholders—Election to Receive Bowater Canada Exchangeable Shares and Exchange of Share Certificates” and “Material Canadian Federal Income Tax Consequences of the Combination—Abitibi Shareholders Who Are Residents of Canada.”

United States Residents. U.S. holders of Abitibi common shares generally will not recognize gain or loss for United States federal income tax purposes as a result of their exchange of Abitibi common shares for shares of AbitibiBowater common stock. For more information see “Material U.S. Federal Income Tax Consequences of the Combination—Consequences to U.S. Holders of Abitibi Common Shares.”

        Holders of Bowater Common Stock

United States Residents. U.S. holders of Bowater common stock generally will not recognize gain or loss for United States federal income tax purposes as a result of their exchange of Bowater common stock for AbitibiBowater common stock. For more information, see “Material U.S. Federal Income Tax Consequences of the Combination—Consequences to U.S. Holders of Bowater Common Stock.”

Canadian Residents. The exchange of Bowater common stock for shares of AbitibiBowater common stock generally will be tax-deferred for Canadian resident holders for Canadian federal income tax purposes. For more information, see “Material Canadian Federal Income Tax Consequences of the Combination—Bowater Stockholders Who Are Residents of Canada.”

Q:    What are the Canadian federal income tax consequences of the filing of the Bowater Canada articles of amendment?

A:    The filing of the proposed Bowater Canada articles of amendment will not have any tax consequences to Canadian residents under Canadian federal income tax laws. For more information, see “Material Canadian Federal Income Tax Consequences of the Combination.”

Q:    What will happen to stock options and other stock-based awards in the combination?

A:    All Abitibi stock options, stock appreciation rights and other stock-based awards outstanding at the effective time of the combination, whether vested or unvested, will be converted into AbitibiBowater stock options, stock appreciation rights or stock-based awards.

In general, Bowater stock options, stock appreciation rights and stock-based awards outstanding at the effective time of the combination, whether vested or unvested, are required to be repurchased by Bowater in accordance with the applicable terms of the Bowater plans pursuant to which each stock option, stock appreciation right or stock-based award was initially issued. Other Bowater stock options, stock appreciation rights and stock-based awards outstanding at the effective time of the combination, whether vested or unvested, will be converted into AbitibiBowater stock options, stock appreciation rights or stock-based awards.

The number of shares subject to such converted Abitibi or Bowater stock options, stock appreciation rights and stock-based awards will be adjusted by multiplying the number of shares subject to such Abitibi or Bowater stock option, stock appreciation right or stock-based award by 0.06261 in the case of Abitibi, and by 0.52 in the case of Bowater. Similarly, the exercise price of the converted stock options or base price of the stock appreciation rights will be adjusted by dividing such price by 0.06261 in the case of Abitibi, and by 0.52 in the case of Bowater, rounded to the nearest one-hundredth of a cent. The stock options, stock appreciation rights and other stock-based awards to acquire AbitibiBowater common stock will be issued subject to the same terms and conditions as were applicable under the respective Abitibi or Bowater plans pursuant to which each stock option, stock appreciation right or stock-based award was initially issued but taking into account any changes to such terms and conditions, including acceleration thereof, by reason of the combination agreement or the combination.

Q:    What are the Bowater Canada exchangeable shares and why are Bowater Canada exchangeable shares being offered to certain Canadian residents in the combination?

A:    Bowater Canada exchangeable shares are a separate class of shares of the capital of Bowater Canada, a Canadian subsidiary of Bowater. After consummation of the combination, each Bowater Canada exchangeable share will be substantially the economic equivalent of one share of AbitibiBowater common stock and will be exchangeable at any time for shares of AbitibiBowater common stock. In addition, each holder of a Bowater Canada exchangeable share will receive the right, under a voting and exchange trust agreement and pursuant to the terms of the special AbitibiBowater voting stock, to effectively have the ability to cast votes at all AbitibiBowater stockholder meetings along with holders of shares of AbitibiBowater common stock and the rights, under a support agreement, to receive dividends, distributions and liquidation entitlements economically equivalent to those rights of an AbitibiBowater common stockholder and to exchange such Bowater Canada exchangeable shares for shares of the common stock of AbitibiBowater. For more information, see “Description of Bowater Canada Exchangeable Share Documents and Other Information Relating to Bowater Canada—Bowater Canada’s Share Capital—Bowater Canada Exchangeable Shares.” When we refer to the “Bowater Canada exchangeable shares,” we mean the Bowater Canada exchangeable shares, including these ancillary rights.

The exchangeable share structure will provide an opportunity for shareholders of Abitibi who are eligible shareholders to make a tax election to defer Canadian income tax on any capital gain otherwise arising on the exchange of their Abitibi common shares. By “eligible shareholder” we mean, pursuant to the Income Tax Act (Canada), which we refer to as the “Canadian Tax Act”:

•

a person who is a resident of Canada for purposes of the Canadian Tax Act, other than a person who is exempt from tax under the Canadian Tax Act by virtue of Subsection 149(1) of the Canadian Tax Act; or

•

a partnership any of whose partners is a person who is a resident of Canada for purposes of the Canadian Tax Act, other than a person who is exempt from tax for purposes of the Canadian Tax Act by virtue of Subsection 149(1) of the Canadian Tax Act.

Since the election to receive Bowater Canada exchangeable shares is only provided to enable Abitibi shareholders to defer Canadian income tax, it is not available to Abitibi shareholders who are neither residents of Canada nor subject to the Canadian Tax Act or to Bowater stockholders.

Q:    What limit has been placed on the number of Bowater Canada exchangeable shares that will be issued to eligible Abitibi shareholders?

A:    The combination agreement was amended as of May 7, 2007 to limit the number of Bowater Canada exchangeable shares that may be issued to eligible Abitibi shareholders in the combination to an amount that, when combined with Bowater Canada exchangeable shares issued to current holders of Bowater Canada exchangeable shares, is less than 20% of the total voting power of AbitibiBowater. We refer to this limit as the “Bowater Canada exchangeable share limit.” The Bowater Canada exchangeable share limit is being established as a precaution to ensure that the combination remains tax deferred for U.S. resident holders of Abitibi shares.

In the event that eligible Abitibi shareholders elect to receive more Bowater Canada exchangeable shares than are available pursuant to the Bowater Canada exchangeable share limit, the remainder of their shares will be exchanged for shares of AbitibiBowater common stock, pro rata to their shareholdings. Based on publicly available information regarding the currect shareholdings of Abitibi, we do not expect the Bowater Canada exchangeable share limit to have a material effect on the ability of eligible Abitibi shareholders to receive tax deferred treatment on the exchange of their shares under the combination should they so elect. Neither AbitibiBowater nor Bowater Canada will issue fractional shares to eligible Abitibi shareholders in connection with the combination, including in the event an electing eligible Abitibi shareholder is subject to prorationing as described above. See “The Combination Agreement and Related Matters—No Fractional Shares.” Abitibi shareholders will not have the opportunity to elect to defer Canadian income tax on the exchange of their Abitibi common shares to the extent that they receive shares of AbitibiBowater common stock in consideration for such Abitibi common shares as a result of the application of the Bowater Canada exchangeable share limit.

Q:    What percentage of AbitibiBowater will the shareholders of Abitibi and the stockholders of Bowater own?

A:    Upon completion of the combination, we estimate that Abitibi’s former shareholders and Bowater’s former stockholders (including current holders of Bowater Canada exchangeable shares) will own approximately 48% and 52%, respectively, of the outstanding equity interests and voting rights in AbitibiBowater (in each case, directly or through the ownership of Bowater Canada exchangeable shares that are substantially the economic equivalent of AbitibiBowater common stock).

Q:    What will be the dividend payable on AbitibiBowater common stock and the Bowater Canada exchangeable shares after the closing of the combination?

A:    Any decision regarding the dividend policies of AbitibiBowater will be determined by the Board of Directors of AbitibiBowater following completion of the combination. In addition, the ability of AbitibiBowater to pay dividends may be restricted by the company’s credit facilities and other debt instruments, as well as by applicable law. There can be no assurances that AbitibiBowater will pay a dividend or that any dividend, if paid, will be comparable to the historical dividend rate of Bowater prior to the combination. Abitibi does not currently pay dividends.

Q:    Where will the AbitibiBowater common stock and the Bowater Canada exchangeable shares be listed?

A:    AbitibiBowater intends to list its common stock on the New York Stock Exchange and the Toronto Stock Exchange and that the Bowater Canada exchangeable shares will remain listed on the Toronto Stock Exchange. We refer to the New York Stock Exchange as the “NYSE” and to the Toronto Stock Exchange as the “TSX.”

The proposed stock symbols for AbitibiBowater are “ABH” on both the NYSE and the TSX and the proposed new stock symbol for Bowater Canada (after it is renamed “AbitibiBowater Canada Inc.”) on the TSX is “AXB.”

Q:    When do Abitibi and Bowater expect to complete the combination?

A:    Abitibi and Bowater will complete the combination when all of the conditions to completion of the combination have been satisfied or waived. Abitibi and Bowater are working toward satisfying these conditions and completing the combination as quickly as possible. Abitibi and Bowater currently expect to complete the combination in the third quarter of 2007. Because the combination is subject to a number of other conditions, some of which are beyond Bowater’s and Abitibi’s control, the exact timing cannot be predicted and the combination may not be completed in the third quarter of 2007.

Q:    What expenses do Abitibi and Bowater expect to incur in connection with the combination?

A:    Abitibi and Bowater each estimate that total cash expenses to be incurred by them, respectively, in connection with the combination will be approximately US$33 million. These expenses include investment banking fees, accounting, legal and other advisors’ and independent consultants’ fees, fees to be incurred in connection with the preparation, printing and mailing of this document, proxy solicitation fees and other out-of-pocket transaction costs. These estimates are based on Abitibi’s and Bowater’s current expectations and do not include extraordinary or other unforeseen costs that may otherwise arise in connection with the combination.

Q:    Where can I find more information about the companies?

A:    You can find more information about Abitibi and Bowater from various sources described under “Where You Can Find Additional Information” and about Bowater Canada under “Description of Bowater Canada Exchangeable Share Documents and Other Information Relating to Bowater Canada.”

ABITIBI SHAREHOLDER QUESTIONS AND ANSWERS

Q: When and where is the Special Meeting of the Abitibi shareholders?

A:    We will hold a Special Meeting of the shareholders of Abitibi-Consolidated Inc. on [            ], 2007, at [    ] (local time), at [    ]. In this document, we refer to the Special Meeting of the Abitibi Shareholders as the “Abitibi Meeting.”

Q: On what am I being asked to vote?

A:    Abitibi shareholders are being asked to adopt the special resolution approving the plan of arrangement and ratifying and approving the combination agreement, which we refer to as the “Abitibi shareholders’ resolution.” A copy of the Abitibi shareholders’ resolution is attached to this document as Schedule A.

Q: What vote is required to approve the Abitibi shareholders’ resolution?

A:    Adoption of the Abitibi shareholders’ resolution will require the affirmative vote of not less than 66 2/3% of the votes cast at the Abitibi Meeting by holders of Abitibi common shares present at the Abitibi Meeting in person or represented by proxy. On the record date, directors and executive officers of Abitibi and their affiliates beneficially owned and had the right to vote [            ] Abitibi common shares, representing approximately [    ] of the shares outstanding on the record date. Each Abitibi common share is entitled to one vote on all matters scheduled to come before the Abitibi Meeting.

Q:    How do I vote on the Abitibi shareholders’ resolution?

A:

•      First, please review the information contained in this document, including the schedules and annexes. This document contains important information about AbitibiBowater, Abitibi, Bowater, Bowater Canada and the combination. It also contains important information about what the Boards of Directors of Abitibi and Bowater considered in evaluating the combination.

•	Second:

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If you are a registered holder of Abitibi common shares, please submit your proxy form promptly by telephone, via the Internet or by signing, dating and returning the appropriate enclosed proxy form in the envelope provided so that your shares can be voted at the Abitibi Meeting. The Abitibi proxy form applicable to Abitibi shareholders is printed on BLUE paper. You may also attend in person and vote at the Abitibi Meeting, even if you have already submitted a proxy form.

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If you hold your Abitibi common shares in non-registered name, you must contact your broker or other nominee to obtain a broker voting instruction form (if you did not receive one together with this document) and for other instructions as to how to vote your shares.

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If you hold your Abitibi common shares in both registered and non-registered name, you will receive both a proxy form and a broker voting instruction form. To ensure that all your shares are represented at the Abitibi Meeting, please submit a vote by telephone, via the Internet or by mail for each proxy form or broker voting instruction form you receive.

Q:    What happens if I don’t indicate how to vote on my signed proxy form?

A:    If you are a registered holder of Abitibi common shares and you sign and send in your proxy form but do not mark the form to indicate your vote, your Abitibi common shares will be voted FOR the Abitibi shareholders’ resolution and in accordance with management’s recommendation with respect to amendments or variations of the matters set forth in the notice of meeting or any other matters that may properly come before the Abitibi Meeting.

Q:    Can I change my vote after I have mailed my signed proxy form or broker voting instruction form?

A:    Yes. You can change your vote before the Abitibi Meeting.

Registered Holders. If you are a registered holder, you can change your vote in one of three ways:

•

First, before the Abitibi Meeting, you can deliver a signed notice of revocation of proxy to the Secretary of Abitibi at the address specified below at any time up to and including the last business day before the Abitibi Meeting or deposit the revocation with the Chair of the Abitibi Meeting.

•	Second, you can complete and submit a later-dated proxy form no later than 5:00 p.m. (local time) on the last business day before the Abitibi Meeting.

•

Third, you can attend the Abitibi Meeting and vote in person. Your attendance at the Abitibi Meeting alone will not revoke your proxy; rather, you must deposit a new proxy form or a notice of revocation of proxy with the Chair of the Abitibi Meeting on the day of the Abitibi Meeting, before any vote is cast under the proxy’s authority, in order to revoke your previously submitted proxy form.

If you are a registered holder and want to change your proxy directions by mail or by fax, you should send any notice of revocation or your completed new proxy form, as the case may be, to Abitibi at the following address:

Abitibi-Consolidated Inc. 1155 Metcalfe Street Suite 800 Montreal, Quebec Canada H3B 5H2 Attention: Secretary Fax: (514) 394-3644

Non-Registered Holders. If you are a non-registered holder and a broker, investment dealer, bank, trust company or other nominee holds your shares in “street name” and you have instructed such nominee to vote your shares and wish to change your vote, you must follow directions received from such nominee to change those instructions.

You may also revoke or change your vote by telephone or via the Internet by following the instructions set forth below under “Can I vote by telephone or electronically?”

Q:    Can I vote by telephone or electronically?

A:    Yes, in most cases. To vote by telephone, please call the number shown on your proxy form from a touch-tone telephone and follow the instructions. To vote via the Internet, please go to the website shown on your proxy form and follow the instructions on the screen. Please note that you will need to refer to the control number indicated on your proxy form to identify yourself in the electronic voting system. Please also refer to the instructions on your proxy form for information regarding the deadline for voting your shares electronically.

If you hold your Abitibi common shares through a broker or other nominee, you should check your broker voting instruction form forwarded to you by such nominee to see which options are available.

Q:    If my broker or other nominee holds my shares in “street name,” and I fail to provide a signed broker voting instruction form, or to vote by telephone or Internet, will my broker or other nominee vote my shares for me?

A:    No. Your broker or other nominee will not vote your shares unless it receives your specific instructions in a completed broker voting instruction form. After carefully reading and considering the information contained in this document, including the schedules and annexes, please follow the directions provided by your nominee with respect to voting procedures and complete a broker voting instruction form. Please ensure that your broker voting instruction form is submitted to your nominee in sufficient time to ensure that your vote is received by Abitibi on or before 5:00 p.m. (local time) on [            ], 2007. If you have instructed a nominee to vote your shares and wish to change your vote, you must follow directions received from your nominee to change those instructions.

Q:    If I am an eligible shareholder, how do I get tax-deferred treatment?

A:    If you are an eligible shareholder and wish to receive Bowater Canada exchangeable shares in the combination, and you so elect in the letter of transmittal and election form accompanying this document, we will send you a tax election package by mail after completion of the combination. The tax election package will also be made available via the Internet on AbitibiBowater’s website at http://www.abitibibowater.com. You must provide to Bowater Canada, at the address indicated in the tax election package, two completed and signed copies of the applicable tax election forms on or before the 90th day after the effective date of the combination. For more information see “Material Canadian Federal Income Tax Consequences of the Combination.”

Q:    Do I need to send in my share certificates now?

A:    You are not required to send in your share certificate(s) representing your Abitibi common shares in order to validly cast your vote at the Abitibi Meeting. In addition, if you are either (i) not an eligible shareholder or (ii) an eligible shareholder but you do not wish to elect to receive Bowater Canada exchangeable shares (or a combination of Bowater Canada exchangeable shares and shares of AbitibiBowater common stock), then you do not need to send in your share certificate(s) representing your Abitibi common shares nor do you need to complete a letter of transmittal and election form. After the combination is completed, we will send registered holders of Abitibi common shares written instructions for exchanging their share certificates.

However, if you are an eligible shareholder and you would like to elect to receive Bowater Canada exchangeable shares (or a combination of Bowater Canada exchangeable shares and shares of AbitibiBowater common stock), you must send in your share certificate(s) representing your Abitibi common shares in addition to the letter of transmittal and election form accompanying this document, duly completed and signed, prior to 5:00 p.m. (local time) on [            ], 2007, in order to receive evidence of ownership of Bowater Canada exchangeable shares (or a combination of Bowater Canada exchangeable shares and shares of AbitibiBowater common stock). If you hold Abitibi common shares that are registered in the name of a broker, investment dealer, bank, trust company or other nominee, you should contact that nominee for instructions about how to elect to receive Bowater Canada exchangeable shares (or a combination of Bowater Canada exchangeable shares and shares of AbitibiBowater common stock).

Q:    If I want to exercise my stock options, what do I do?

A:    You are under no obligation to exercise your Abitibi stock options before the completion of the combination. Abitibi stock options that have not been exercised prior to the effective time will be exchanged in the combination for replacement stock options to acquire shares of AbitibiBowater common stock. If you hold exercisable Abitibi stock options and wish to exercise them to acquire Abitibi common shares in order to receive Bowater Canada exchangeable shares or shares of AbitibiBowater common stock in connection with the plan of arrangement, then you should exercise your stock options through the Human Resources Department at Abitibi or by telephone at the following number: (514) 394-3257 prior to 4:00 p.m. (local time) on the second business day immediately prior to the date of closing of the combination.

Q:    Am I entitled to dissent or appraisal rights?

A:    Yes. Abitibi shareholders are entitled to dissent rights in connection with the adoption of the Abitibi shareholders’ resolution approving the plan of arrangement and the combination agreement. Those Abitibi shareholders who properly exercise their dissent rights will be entitled to be paid the fair value of their shares. If you wish to dissent, you must provide to Abitibi, at the address specified above, a dissent notice prior to 5:00 p.m. (local time) on the business day immediately preceding the Abitibi Meeting. It is important that you strictly comply with this requirement, otherwise your dissent right may not be recognized. You must also strictly comply with the other requirements of the dissent procedure. For more information, see “The Combination—Dissenting Shareholder Rights—Abitibi.”

Q:    Are there risks I should consider in deciding whether to vote for the Abitibi shareholders’ resolution?

A:    Yes. As in any significant combination, there are a number of risk factors to consider in connection with the combination that are described in the section of this document entitled “Risk Factors” and in other information included or incorporated by reference in this document.

Q:    Who can help answer my questions about the combination?

A:    Kingsdale Shareholder Services Inc., which we refer to as “Kingsdale,” and Innisfree M&A Incorporated, which we refer to as “Innisfree,” are acting as proxy solicitors for Abitibi. If you have any questions about the combination or about how to vote your shares, and you are an Abitibi shareholder resident in Canada or another country outside the U.S., please call (866) 639-7993 (English/French); banks and brokers call collect at (416) 867-2272. If you are an Abitibi shareholder resident in the U.S., please call (877) 825-8730 (English), (877) 825-8777 (French); banks and brokers call collect at (212) 750-5833.

Q:    Are shareholder rights under Delaware law in respect of AbitibiBowater the same as under Canadian law in respect of Abitibi?

A:    Although the rights and privileges of stockholders of a Delaware corporation, such as AbitibiBowater, are in many instances comparable to those of shareholders of a corporation organized under the Canada Business Corporations Act, which we refer to as the “CBCA,” such as Abitibi, there are a number of important differences. For example, the CBCA, contrary to Delaware law, provides an oppression remedy that enables a court to make any order to rectify matters that are oppressive or unfairly prejudicial to or that unfairly disregard the interests of any security holder, director or officer of a corporation governed by the CBCA. Also, dissent rights are available to stockholders of corporations incorporated under the laws of Delaware in more limited circumstances than under the CBCA. In addition, the charter documents of AbitibiBowater will contain important differences from those of Abitibi including, among others, a requirement that certain amendments to the certificate of incorporation of AbitibiBowater, be made only with approval of at least 75% of the voting power of AbitibiBowater stock. For more information, see “Comparison of Shareholder and Stockholder Rights.”

BOWATER STOCKHOLDER QUESTIONS AND ANSWERS

Q:    When and where is the Annual Meeting of the Bowater stockholders?

A:    We will hold the Annual Meeting of the stockholders of Bowater Incorporated on [            ], 2007, at [            ] (local time), at [            ]. In this document, we refer to the Annual Meeting of Bowater stockholders as the “Bowater Meeting.”

Q:    On what am I being asked to vote?

A:    Bowater common stockholders and holders of Bowater Canada exchangeable shares are being asked to approve the following proposals at the Bowater Meeting:

•	to approve and adopt (i) the combination agreement and (ii) the merger contemplated by the combination agreement;

•	to elect three directors, each for a term of three years or until the earlier of the due election and qualification of their successors or the consummation of the combination;

•	to ratify the appointment of KPMG LLP as the independent registered public accounting firm for the 2007 fiscal year; and

•	to transact any other business that may properly come before the Bowater Meeting or any adjournment or postponement of the Bowater Meeting.

Q:    Who is entitled to vote on each of the proposals?

A:    Holders of Bowater common stock and holders of Bowater Canada exchangeable shares (through Computershare Trust Company of Canada, as trustee under a voting and exchange trust agreement), as of the record date for the Bowater Meeting are entitled to vote on each of the proposals at the Bowater Meeting. A list of holders is available, upon request, from [            ] through [            ], 2007 from Bowater’s Legal Department and will be available at the Bowater Meeting.

The trustee will vote its share of special voting stock in accordance with the provisions of a voting and exchange trust agreement. Under this agreement, each holder of Bowater Canada exchangeable shares is entitled to instruct the trustee how to vote at the Bowater Meeting. The trustee will cast votes equal to the number of outstanding Bowater Canada exchangeable shares not owned by Bowater or its affiliates and as to which the trustee has timely received voting instructions. The Bowater common stockholders and the trustee (acting for the holders of Bowater Canada exchangeable shares) will vote together as a single class on all matters.

Q:    What vote is required to approve each of the proposals?

A.

•      Approval and adoption of the combination agreement and the merger requires the affirmative vote of a majority of the total voting power of all outstanding shares of Bowater common stock and Bowater special voting stock (representing the Bowater Canada exchangeable shares) entitled to vote at the Bowater Meeting, voting together as a single class.

•

Directors are elected by a plurality of the total voting power of all outstanding shares of Bowater common stock and Bowater special voting stock (representing the Bowater Canada exchangeable shares) present in person or represented by proxy and entitled to vote at the Bowater Meeting, voting together as a single class.

•

The ratification of the appointment of KPMG LLP must be approved by an affirmative vote of a majority of the total voting power of all shares of Bowater common stock and Bowater special voting stock (representing the Bowater Canada exchangeable shares) present in person or represented by proxy and entitled to vote on the matter at the Bowater Meeting, voting together as a single class.

As of the record date, Bowater directors and executive officers owned and were entitled to vote [            ] shares of Bowater common stock and [            ] Bowater Canada exchangeable shares representing approximately [    ]% of the common stock and [    ]% of the total voting power of all shares of Bowater common stock and Bowater special voting stock outstanding on that date.

Q:    How do I vote on the approval and adoption of the combination agreement and the merger?

A:

•      First, please review the information contained in this document, including the schedules and the annexes. This document contains important information about AbitibiBowater, Abitibi, Bowater, Bowater Canada and the combination. It also contains important information about what the Boards of Directors of Abitibi and Bowater considered in evaluating the combination.

•	Second:

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If you are a registered or record holder of Bowater common stock, please submit your proxy card promptly by telephone, via the Internet or by signing, dating and returning the enclosed appropriate proxy card in the envelope provided so that your shares can be voted at the Bowater Meeting. The Bowater proxy card applicable to Bowater stockholders is printed on PINK paper. You may also attend in person and vote at the Bowater Meeting, even if you have already submitted a proxy card.

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If you are a registered or record holder of Bowater Canada exchangeable shares, you are entitled to instruct the trustee how to vote your exchangeable shares at the Bowater Meeting. To instruct the trustee as to how you wish to exercise your voting rights, please submit your trustee voting instruction form promptly by telephone, via the Internet or by signing, dating and returning the enclosed trustee voting instruction form in the envelope provided. The trustee voting instruction form applicable to holders of Bowater Canada exchangeable shares is printed on GREEN paper. If you do not give voting instructions to the trustee, the trustee will not be able to vote your Bowater Canada exchangeable shares and it will have the same effect as a vote AGAINST the combination. Alternatively, you may instruct the trustee to give you or your designee a proxy to personally exercise the voting rights attached to your Bowater Canada exchangeable shares and attend the Bowater Meeting in person.

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If you hold your Bowater common stock or Bowater Canada exchangeable shares in non-registered name, you must contact your broker or other nominee to obtain a broker voting instruction card or form (if you did not receive one together with this document) and for other instructions as to how to vote your shares.

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If you hold your Bowater common stock or Bowater Canada exchangeable shares in both registered and non-registered name, you will receive both a proxy card or a trustee voting instruction form and a broker voting instruction card or form.

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To ensure that all of your shares are represented at the Bowater Meeting, please submit a vote by telephone, via the Internet or by mail for each proxy card, trustee voting instruction form or broker voting instruction card or form you receive.

Q:    What happens if I don’t indicate how to vote on my signed proxy card or trustee voting instruction form?

A:    If you are a registered or record holder of Bowater common stock and sign and send in your proxy card, but do not mark the card to indicate your vote, your shares will be voted FOR the approval and adoption of the combination agreement and the merger and FOR each of the other proposals.

If you are a registered or record holder of Bowater Canada exchangeable shares and sign and send in your trustee voting instruction form, but do not mark the form to indicate your vote, the trustee will vote your Bowater Canada exchangeable shares FOR the approval and adoption of the combination agreement and the merger and FOR each of the other proposals at the Bowater Meeting.

Q:    What happens if I don’t return a proxy card or trustee voting instruction form?

A:    If you are a registered or record holder of Bowater common stock or Bowater Canada exchangeable shares, not returning your proxy card or trustee voting instruction form and not voting at the Bowater Meeting will have the same effect as a vote AGAINST the approval and adoption of the combination agreement and the merger because a majority of the total voting power of all outstanding shares of Bowater common stock and Bowater special voting stock (representing the Bowater Canada exchangeable shares) entitled to vote at the Bowater

Meeting and voting together as a single class is required to approve and adopt the combination agreement and the merger.

Not returning your proxy card or trustee voting instruction form may also contribute to a failure to obtain a quorum at the Bowater Meeting. Under Bowater’s bylaws, holders of shares representing one-third of the total voting power of all outstanding shares of Bowater common stock and Bowater special voting stock (representing the Bowater Canada exchangeable shares) entitled to vote at the Bowater Meeting, present in person or represented by proxy, are necessary to constitute a quorum to take action with respect to that matter at the Bowater Meeting.

Q:    Can I change my vote after I have mailed my signed proxy card, trustee voting instruction form or broker voting instruction card or form?

A:    Yes. You can change your vote before the Bowater Meeting.

Registered or Record Holders. If you are a registered holder, you can change your vote in one of three ways:

•

First, if you are a common stockholder, before the Bowater Meeting, you can deliver a signed notice of revocation of proxy to the Secretary of Bowater at the address specified below at any time up to and including the last business day before the Bowater Meeting or, if you are a holder of Bowater Canada exchangeable shares, you can deliver a signed change of instructions to the offices of Computershare Trust Company of Canada before the Bowater Meeting.

•	Second, you can complete and submit a later-dated proxy card or trustee voting instruction form at any time up to and including the last business day before the Bowater Meeting.

•

Third, you can attend the Bowater Meeting and vote in person. Your attendance at the Bowater Meeting alone will not revoke your proxy; rather, you must also vote at the Bowater Meeting in order to revoke your previously submitted proxy card. If you are a holder of Bowater Canada exchangeable shares, you must instruct the trustee to give you or your designee a proxy to personally exercise the voting rights attached to your Bowater Canada exchangeable shares in order to attend the Bowater Meeting and vote in person.

If you are a Bowater stockholder and want to change your proxy directions by mail or by fax, you should send any notice of revocation or your completed new proxy card, as the case may be, to Bowater at the following address:

Bowater Incorporated 55 East Camperdown Way P.O. Box 1028 Greenville, South Carolina 29602 United States of America Attention: Secretary Fax: (864) 282-9573

If you are a holder of Bowater Canada exchangeable shares and want to change your voting instructions by mail or by fax, you should send any notice of revocation or your completed new trustee voting instruction form, as the case may be, to Computershare Trust Company of Canada at the following address:

Computershare Trust Company of Canada

100 University Avenue, 9th Floor

Toronto, Ontario

Canada M5J 2Y1

Fax: (888) 453-0330 or (416) 263-9394

Non-Registered Holders. If you are not a holder of record and a broker, investment dealer, bank, trust company or other nominee holds your shares in “street name” and you have instructed such nominee to vote your shares and wish to change your vote, you must follow directions received from such nominee to change those instructions.

You may also revoke or change your proxy or trustee voting instructions by telephone or via the Internet by following the instructions set forth below under “Can I vote by telephone or electronically?”

Q:    Can I vote by telephone or electronically?

A:    Yes, in most cases. To vote by telephone, please call the number shown on your proxy card or trustee voting instruction form from a touch-tone telephone and follow the instructions. To vote via the Internet, please go to the website shown on your proxy card or trustee voting instruction form and follow the instructions on the screen. Please note that you will need to refer to the control number indicated on your proxy card or trustee voting instruction form to identify yourself in the electronic voting system. Please also refer to the instructions on your proxy card or trustee voting instruction form for information regarding the deadline for voting your shares by telephone or electronically.

If you hold your shares of Bowater common stock or Bowater Canada exchangeable shares through a broker or other nominee, you should check your broker voting instruction card or form forwarded to you by such nominee to see which options are available.

Q:    If my broker or other nominee holds my shares of Bowater common stock or Bowater Canada exchangeable shares in “street name,” and I fail to provide a signed broker voting instruction card or form, or to vote by telephone or Internet, will my broker or other nominee vote my shares for me?

A:    If your shares of Bowater common stock or Bowater Canada exchangeable shares are held in “street name” and you do not provide voting instructions to your broker or other nominee, which we refer to as a “broker non-vote,” your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. Accordingly, if you do not provide your broker with voting instructions, your shares may be considered present at the Bowater Meeting for purposes of determining a quorum, but will not be considered to have been voted for approval and adoption of the combination agreement and the merger. Shares not voted for approval and adoption of the combination agreement and the merger will have the same effect as a vote AGAINST that proposal. Your broker or other nominee will vote your shares for the election of each of the director nominees and for the ratification of the appointment of KPMG LLP if you do not provide your broker or other nominee with instructions on how to vote for those proposals.

Q:    Am I entitled to dissent or appraisal rights in connection with the combination?

A:    No. Holders of Bowater common stock and holders of Bowater Canada exchangeable shares do not have dissent or appraisal rights in connection with the combination and the merger; however, holders of Bowater Canada exchangeable shares will have dissent rights in connection with the adoption of the special resolution approving the Bowater Canada articles of amendment as described under “The Combination—Dissenting Shareholder Rights—Bowater Canada.”

Q.    Do I need to send in my stock certificates now?

A.    No. After the combination is completed, we will send Bowater stockholders of record written instructions for exchanging their stock certificates.

Q.    Are there risks I should consider in deciding whether to vote for the combination?

A:    Yes. There are a number of risk factors to consider in connection with the combination that are described in the section of this document entitled “Risk Factors” and in other information included or incorporated by reference in this document.

Q:    Who can help answer my questions about the combination?

A:    Kingsdale and Innisfree are acting as proxy solicitors for Bowater. If you have any questions about the combination or about how to vote your shares or options, and you are a Bowater stockholder or a holder of Bowater Canada exchangeable shares resident in Canada or another country outside the U.S., please call (866) 639-7993 (English/French); banks and brokers call collect at (416) 867-2272. If you are a Bowater stockholder or a holder of Bowater Canada exchangeable shares resident in the U.S., please call (877) 825-8730 (English), (877) 825-8777 (French); banks and brokers call collect at (212) 750-5833.

BOWATER CANADA SHAREHOLDER QUESTIONS AND ANSWERS

Q:    When and where is the Special Meeting of the Bowater Canada shareholders?

A:    We will hold the Special Meeting of the shareholders of Bowater Canada Inc. on [                    ], 2007, at [            ] (local time), at [            ]. In this document, we refer to the Special Meeting of the Bowater Canada shareholders as the “Bowater Canada Meeting.”

Q:    On what am I being asked to vote?

A:    Holders of Bowater Canada exchangeable shares are being asked to adopt a special resolution at the Bowater Canada Meeting (a copy of which is attached to this document as Schedule B) approving the filing of the Bowater Canada articles of amendment in connection with the combination of Bowater and Abitibi. We refer to this special resolution as the “Bowater Canada shareholders’ resolution.” See “General Questions and Answers—What are the steps to the combination and what will I receive in the combination?”

Also, holders of Bowater Canada exchangeable shares have the opportunity to vote on the combination at the Bowater Meeting by giving instructions to Computershare Trust Company of Canada, the trustee under a voting and exchange trust agreement. For more information see “Bowater Stockholder Questions and Answers.”

Q:    What vote is required to approve the Bowater Canada shareholders’ resolution?

A:    Approval of the Bowater Canada shareholders’ resolution will require the affirmative votes of not less than:

•	66 2/3% of the votes cast at the Bowater Canada Meeting by holders of the Bowater Canada common shares and the Bowater Canada exchangeable shares voting together as a single class, and

•	66 2/3% of the votes cast at the Bowater Canada Meeting by holders of the Bowater Canada exchangeable shares voting as a separate class.

All issued and outstanding Bowater Canada common shares are held by a wholly owned subsidiary of Bowater. Bowater will cause all of the Bowater Canada common shares held by its subsidiary to be voted at the Bowater Canada Meeting in favor of the Bowater Canada shareholders’ resolution approving the filing of the Bowater Canada articles of amendment.

Each Bowater Canada exchangeable share that is not held by Bowater or its affiliates carries with it the right to one vote with respect to the Bowater Canada shareholders’ resolution.

Q:    What happens if the Bowater Canada shareholders’ resolution does not receive the required shareholder approval?

A:     If Bowater Canada’s shareholders do not approve the Bowater Canada shareholders’ resolution, Bowater and its affiliates will, in accordance with the terms of the combination agreement, cause the redemption of all outstanding Bowater Canada exchangeable shares on the business day immediately preceding the effective date of the combination. In addition, the provisions governing the Bowater Canada exchangeable shares generally provide that, if Bowater Canada exercises a redemption right or is required to redeem Bowater Canada exchangeable shares upon request by a holder of such shares, then Bowater Canadian Holdings Incorporated, a wholly owned Canadian subsidiary of Bowater, which we refer to as “Bowater Canadian Holdings,” may avail itself of a pre-emptive call right to purchase such Bowater Canada exchangeable shares from the holder thereof, which right we refer to as the “call right” of Bowater Canadian Holdings. In such case, the holders of Bowater Canada exchangeable shares will receive one share of Bowater common stock in exchange for each Bowater Canada exchangeable share, and each share of Bowater common stock so received will be converted into the right to receive 0.52 of a share of AbitibiBowater common stock in the merger.

A redemption or purchase of the Bowater Canada exchangeable shares may have certain tax consequences to holders, depending on their tax status. A holder of Bowater Canada exchangeable shares whose shares are purchased by Bowater Canadian Holdings pursuant to the exercise of its call right will generally realize a capital gain (or a capital loss) to the extent that the purchase price for the Bowater Canada exchangeable shares exceeds (or is less than) the adjusted cost base to the holder of the Bowater Canada exchangeable shares. If Bowater Canadian Holdings does not exercise its call right and the Bowater Canada exchangeable shares instead are redeemed by Bowater Canada, a holder of Bowater Canada exchangeable shares will generally be deemed to receive a dividend and to have realized either a capital gain or a capital loss depending on the holder’s own circumstances. Different consequences may result for a holder that is a corporation. For more information see “Material Canadian Federal Income Tax Consequences of the Combination—Holders of Bowater Canada Exchangeable Shares.”

Any redemption or exercise of the Bowater Canadian Holdings call right described above will not affect an eligible Abitibi shareholder’s ability to elect to receive Bowater Canada exchangeable shares.

Q:    Do I need to send in my share certificates now?

A:     No. After the combination is completed, we will send registered holders of Bowater Canada exchangeable shares written instructions for exchanging their share certificates.

Q:    How do I vote on the Bowater Canada shareholders’ resolution?

A:

•      First, please review the information contained in this document, including the schedules and annexes. This document contains important information about AbitibiBowater, Abitibi, Bowater, Bowater Canada, the combination and the Bowater Canada articles of amendment. It also contains important information about what the Boards of Directors of Abitibi and Bowater considered in evaluating the combination.

•	Second:

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If you are a registered holder of Bowater Canada exchangeable shares, please submit your proxy form promptly by signing, dating and returning the appropriate enclosed proxy form in the envelope provided (which must be received in time to be voted at the Bowater Canada Meeting) so that your shares can be voted at the Bowater Canada Meeting. You may also submit your proxy by telephone or via the Internet by following the instructions set forth below under “Can I vote by telephone or electronically?” The Bowater Canada proxy form applicable to holders of Bowater

Canada exchangeable shares is printed on YELLOW paper. You may also attend in person and vote at the Bowater Canada Meeting, even if you have already submitted a proxy form.

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If you hold your Bowater Canada exchangeable shares in non-registered name, you must contact your broker or other nominee to obtain a broker voting instruction form (if you did not receive one together with this document) and other instructions as to how to vote your shares.

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If you hold your Bowater Canada exchangeable shares in both registered and non-registered name, you will receive both a proxy form and a broker voting instruction form. To ensure that all your shares are represented at the Bowater Canada Meeting, please submit a vote by telephone, via the Internet or by mail for each proxy form or broker voting instruction form you receive.

Q:    What happens if I do not indicate how to vote on my signed proxy form?

A:     If you are a registered holder of Bowater Canada exchangeable shares and you sign and send in your proxy form but do not mark your form to indicate your vote, your shares will be voted FOR the Bowater Canada shareholders’ resolution and in accordance with management’s recommendation with respect to amendments or variations of the matters set forth in the notice of meeting or any other matters that may properly come before the Bowater Canada Meeting.

Q:    Can I change my vote after I have mailed my signed proxy form or broker voting instruction form?

A:    Yes. You can change your vote before the Bowater Canada Meeting.

Registered Holders. If you are a registered holder, you can change your vote in one of three ways:

•

First, before the Bowater Canada Meeting, you can deliver a signed notice of revocation of proxy to the Secretary of Bowater Canada at the address of its transfer agent and registrar specified below at any time up to and including the last business day before the Bowater Canada Meeting or deposit the revocation with the Chairman of the Bowater Canada Meeting.

•	Second, you can complete and submit a later-dated proxy form no later than 5:00 p.m. (local time) on the last business day before the Bowater Canada Meeting.

•

Third, you can attend the meeting and vote in person. Your attendance at the Bowater Canada Meeting alone will not revoke your proxy; rather, you must also deposit a new proxy form or a notice of revocation of proxy with the Chairman of the Bowater Canada Meeting before any vote is cast under the proxy’s authority in order to revoke your previously submitted proxy form.

If you are a registered holder and want to change your proxy directions by mail, you should send any notice of revocation or your completed new proxy form, as the case may be, to Bowater Canada’s transfer agent and registrar at the following address: Computershare Trust Company of Canada, 100 University Avenue, 9th Floor, Toronto, Ontario, Canada M5J 2Y1.

Non-Registered Holders. If a broker, investment dealer, bank, trust company or other nominee holds your shares in “street name” and you have instructed such nominee to vote your shares and wish to change your vote, you must follow directions received from such nominee to change those instructions.

You may also revoke or change your proxy or broker voting instructions by telephone or via the Internet by following the instructions set forth below under “Can I vote by telephone or electronically?”

Q:    Can I vote by telephone or electronically?

A:    Yes, in most cases. To vote by telephone, please call the number shown on your proxy form from a touch-tone telephone and follow the instructions. To vote via the Internet, please go to the website shown on your proxy form and follow the instructions on the screen. Please note that you will need to refer to the control number indicated on your proxy form to identify yourself in the electronic voting system. Please also refer to the instructions on your proxy form for information regarding the deadline for voting your shares by telephone or electronically.

If you hold your Bowater Canada exchangeable shares through a broker or other nominee, you should check your broker voting instruction form forwarded to you by such nominee to see which options are available.

Q:    If my broker or other nominee holds my shares in “street name,” and I fail to provide a signed broker voting instruction form, or to vote by telephone or Internet, will my broker or other nominee vote my shares for me?

A:    No. Your broker or other nominee will not vote your shares unless it receives your specific instructions in a broker voting instruction form. After carefully reading and considering the information contained in this document, including the schedules and annexes, please follow the directions provided by your nominee with respect to voting procedures and complete a broker voting instruction form. Please ensure that your broker voting instruction form is submitted to your nominee in sufficient time to ensure that your votes are received by Bowater Canada on or before 5:00 p.m. (local time) on [            ], 2007. If you have instructed a nominee to vote your shares and wish to change your vote, you must follow directions received from your nominee to change those instructions.

Q:    Am I entitled to dissent or appraisal rights in connection with the Bowater Canada articles of amendment?

A:    Yes. Holders of Bowater Canada exchangeable shares are entitled to exercise dissent rights in connection with the Bowater Canada articles of amendment (however, holders of Bowater Canada exchangeable shares are not entitled to exercise dissent rights in connection with the combination). Those holders of Bowater Canada exchangeable shares who properly exercise their dissent rights will be entitled to be paid the fair value of their Bowater Canada exchangeable shares. If you wish to dissent, you must provide to Bowater Canada, at the address specified above, a dissent notice at or before the time fixed for the Bowater Canada Meeting. It is important that you strictly comply with this requirement, otherwise your dissent right may not be recognized. You must also strictly comply with the other requirements of the dissent procedure. For more information regarding your right to dissent, see “The Combination—Dissenting Shareholder Rights—Bowater Canada.”

Q:    Are there risks I should consider in deciding whether to vote for the Bowater Canada shareholders’ resolution approving the filing of the Bowater Canada articles of amendment?

A:    Yes. If approved, the filing of the Bowater Canada articles of amendment will form part of, and will be effected in connection with, the combination. There are a number of risk factors to consider in connection with the combination that are further described in the section of this document entitled “Risk Factors” and in other information included or incorporated by reference in this document.

Q:    Who can help answer my questions about the Bowater Canada articles of amendment and the combination?

A:    Kingsdale and Innisfree are acting as proxy solicitors for Bowater Canada. If you have any questions about the Bowater Canada articles of amendment or about how to vote your shares, and you are a holder of Bowater Canada exchangeable shares resident in Canada or another country outside the U.S., please call (866) 639-7993 (English/French); banks and brokers call collect at (416) 867-2272. If you are a holder of Bowater Canada exchangeable shares resident in the U.S., please call (877) 825-8730 (English) (877) 825-8777 (French); banks and brokers call collect at (212) 750-5833. In addition, you may also contact Computershare Trust Company of Canada, the transfer agent and registrar for the Bowater Canada exchangeable shares, toll free at the following numbers: (800) 564-6253 or (514) 982-7555.

SUMMARY

This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the combination fully and for a more complete description of the legal terms of the combination, you should read carefully this entire document, including the schedules and annexes, and the other documents to which we have referred you. For information on how to obtain the documents that we have filed with the SEC and the Canadian securities regulatory authorities, see “Where You Can Find Additional Information.”

The Companies

Abitibi-Consolidated Inc.

1155 Metcalfe Street

Suite 800

Montreal, Quebec

Canada H3B 5H2

(514) 875-2160

Abitibi-Consolidated Inc. is a corporation amalgamated under the laws of Canada and is a global leader in newsprint and commercial printing papers as well as a major producer of wood products, serving clients in some 70 countries from its 45 operating facilities. Abitibi is among the largest recyclers of newspapers and magazines in North America, serving 21 metropolitan areas in Canada and the United States and 13 regions in the United Kingdom, with more than 28,000 Paper Retriever® and paper bank containers. It also ranks first in Canada in terms of total certified woodlands.

For additional information about Abitibi and its business, see “Where You Can Find Additional Information.”

Bowater Incorporated

55 East Camperdown Way

Greenville, South Carolina 29601

United States of America

(864) 271-7733

Bowater Incorporated was incorporated in Delaware in 1964 and is a leading producer of newsprint and coated mechanical papers. In addition, Bowater produces uncoated mechanical papers, bleached kraft pulp and lumber products and operates 12 pulp and paper manufacturing facilities in the United States, Canada and South Korea. Bowater also operates a facility that converts a mechanical base sheet to coated products. Bowater’s operations are supported by approximately 800,000 acres of timberlands owned or leased in the United States and Canada and 28 million acres of timber cutting rights on Crown-owned lands in Canada.

For additional information about Bowater and its business, see “Where You Can Find Additional Information.”

AbitibiBowater Inc.

1155 Metcalfe Street

Suite 800

Montreal, Quebec

Canada H3B 5H2

(514) 875-2160

AbitibiBowater Inc. is a newly formed Delaware corporation, formed by Abitibi and Bowater for the sole purpose of effecting the combination and to date AbitibiBowater has not conducted any activities other than those incident to its formation, the execution of the combination agreement and the preparation of this document. Upon completion of the combination, Abitibi and Bowater will become subsidiaries of AbitibiBowater and the business of AbitibiBowater will be the businesses currently conducted by Abitibi and Bowater.

Bowater Canada Inc.

1000 de la Gauchetiere Street West, Suite 2820

Montreal Quebec

Canada H3B 4W5

(514) 954-2060

Bowater Canada Inc. was incorporated under the laws of Canada on April 15, 1998 for the purpose of implementing Bowater’s acquisition of Avenor Inc. in connection with which Bowater Canada issued a number of Bowater Canada exchangeable shares to certain of the former shareholders of Avenor. Bowater Canada issued additional Bowater Canada exchangeable shares to certain of the former shareholders of Alliance Forest Products Inc. in connection with Bowater’s acquisition of Alliance Forest Products in 2001. Bowater Canada’s sole material assets consist of the shares of the capital of Bowater Canadian Forest Products Inc. (formerly Avenor).

The Combination (page 68)

On January 29, 2007, AbitibiBowater, Abitibi, Bowater, Bowater Canada and Merger Sub entered into the combination agreement, providing for the combination of Abitibi and Bowater under AbitibiBowater, a newly formed Delaware corporation, by means of a merger under Delaware law and a plan of arrangement to be submitted for approval by the Superior Court, District of Montreal, Province of Quebec. On May 7, 2007, Abitibi, Bowater, AbitibiBowater, Merger Sub and Bowater Canada entered into the first amendment to the combination agreement in order to establish the Bowater Canada exchangeable share limit. The combination agreement, as amended, is attached as Annex C to this document. We encourage you to read the combination agreement carefully and in its entirety. Following completion of the combination, each of Abitibi and Bowater will continue to exist as subsidiaries of AbitibiBowater. The combination is expected to be completed during the third quarter of 2007.

Upon completion of the combination, in each case subject to the terms and conditions set forth in the combination agreement, the plan of arrangement and applicable law:

•

Merger Sub will merge with and into Bowater and issued and outstanding shares of Bowater common stock will be cancelled and converted into the right to receive shares of AbitibiBowater common stock at the Bowater exchange ratio, Bowater will be the surviving corporation in the merger and continue as a subsidiary of AbitibiBowater and the former stockholders of Bowater will become stockholders of AbitibiBowater;

•

issued and outstanding Abitibi common shares, other than shares in respect of which a properly made election to receive Bowater Canada exchangeable shares has been effected and that are not subject to pro ration in the event the Bowater Canada exchangeable share limit is exceeded (see “Special Meeting of Abitibi Shareholders—Election to Receive Bowater Canada Exchangeable Shares and Exchange of Share Certificates”), will be transferred to AbitibiBowater in exchange for shares of AbitibiBowater common stock, while shares in respect of which a properly made election has been effected and that are not subject to pro ration in the event the Bowater Canada exchangeable share limit is exceeded will be transferred in exchange for Bowater Canada exchangeable shares, each at the Abitibi exchange ratio, Abitibi will continue as a subsidiary of AbitibiBowater and the former shareholders of Abitibi will become stockholders of AbitibiBowater or holders of Bowater Canada exchangeable shares;

•	Bowater will file the Bowater Canada articles of amendment. The purpose of the Bowater Canada articles of amendment is to:

¡	change Bowater Canada’s name to “AbitibiBowater Canada Inc.,”

¡

effect a share consolidation with the result that each issued and outstanding Bowater Canada exchangeable share is changed into 0.52 of a Bowater Canada exchangeable share, which is the same exchange ratio as the Bowater exchange ratio,

¡

amend the provisions governing the Bowater Canada exchangeable shares to extend the date prior to which the directors of Bowater Canada may not, unless there are fewer than 500,000 Bowater Canada exchangeable shares outstanding or there is a proposed change-in-control transaction with respect to AbitibiBowater, cause the redemption of the Bowater Canada exchangeable shares, from June 30, 2008 to June 30, 2018, and

¡

amend the provisions governing the Bowater Canada exchangeable shares to clarify that the Bowater Canada exchangeable shares will become exchangeable for shares of AbitibiBowater common stock, instead of being exchangeable for shares of Bowater common stock, and to make other conforming changes required to give effect to the combination; and

•

all Abitibi stock options, stock appreciation rights and other stock-based awards outstanding, whether vested or unvested, will be converted into AbitibiBowater stock options, stock appreciation rights or stock-based awards. In general, Bowater stock options, stock appreciation rights and stock-based awards outstanding at the effective time of the combination, whether vested or unvested, are required to be repurchased by Bowater in accordance with the applicable terms of the Bowater plans pursuant to which each option, stock appreciation right or stock-based award was initially issued. Other Bowater stock options, stock appreciation rights and stock-based awards outstanding at the effective time of the combination, whether vested or unvested, will be converted into AbitibiBowater stock options, stock appreciation rights or stock-based awards. The number of shares subject to such converted Abitibi or Bowater stock options, stock appreciation rights and stock-based awards will be adjusted by multiplying the number of shares subject to such Abitibi or Bowater stock option, stock appreciation right or stock-based award by the Abitibi exchange ratio, in the case of Abitibi, and by the Bowater exchange ratio, in the case of Bowater. Similarly, the exercise price of the converted stock options or base price of the stock appreciation rights will be adjusted by dividing such price by the Abitibi exchange ratio or the Bowater exchange ratio as appropriate, rounded to the nearest one-hundredth of a cent.

Neither AbitibiBowater nor Bowater Canada will issue fractional shares to shareholders in connection with the combination, including the Bowater Canada articles of amendment. Rather, shareholders will receive cash, without interest, equal to the shareholder’s pro rata portion of the net proceeds after expenses received upon the sale of whole shares representing the accumulation of all fractional interests in the shares to which all shareholders are entitled.

Immediately following the consummation of the combination, the structure of AbitibiBowater will be as follows:

*	Former Abitibi shareholders will own approximately 48% of AbitibiBowater and former Bowater stockholders and holders of Bowater Canada exchangeable shares will own approximately 52% of AbitibiBowater (either directly or through the ownership of Bowater Canada exchangeable shares that are substantially the economic equivalent of AbitibiBowater common stock).
**	Represents percentage of Abitibi common shares exchanged for Bowater Canada exchangeable shares in the arrangement.

Recommendations of the Boards of Directors (pages 47, 54 and 63)

Abitibi. At its meeting on January 26, 2007, the Abitibi Board of Directors, after an extensive review and thorough discussion of all facts and issues it considered relevant with respect to the combination, unanimously determined that the combination agreement and the transactions contemplated by the combination agreement, including the merger and the arrangement, are advisable and fair to and in the best interests of Abitibi and the shareholders of Abitibi. The Abitibi Board of Directors authorized and approved the combination agreement and the transactions contemplated by the combination agreement, including the merger and the arrangement, and agreed to recommend that the Abitibi shareholders vote for the adoption of the Abitibi shareholders’ resolution approving the plan of arrangement and the combination agreement at the Abitibi Meeting. The Abitibi Board of Directors unanimously recommends that its shareholders vote FOR the adoption of the Abitibi shareholders’ resolution approving the plan of arrangement and the combination agreement.

Bowater. At its meeting on January 27, 2007, after due consideration, the Bowater Board of Directors unanimously determined that the combination agreement and the transactions contemplated by the combination agreement, including the merger and the arrangement, are advisable and fair to and in the best interests of Bowater, Bowater stockholders and the current holders of the Bowater Canada exchangeable shares. The Bowater Board of Directors approved the combination agreement and the transactions contemplated by the combination agreement, including the merger and the arrangement, and authorized Bowater to enter into the combination agreement and agreed to recommend that the Bowater stockholders and the current holders of Bowater Canada exchangeable shares vote for the approval and adoption of the combination agreement and the merger at the Bowater Meeting. The Bowater Board of Directors unanimously recommends that its stockholders and the holders of Bowater Canada exchangeable shares vote FOR the approval and adoption of the combination agreement and the merger.

The Bowater Board of Directors also recommends that Bowater stockholders and the current holders of Bowater Canada exchangeable shares vote FOR each of the director nominees of Bowater listed under the heading “Proposal No. 2—Election of Bowater Directors” and FOR the ratification of the appointment of KPMG LLP as Bowater’s independent registered public accounting firm for fiscal year 2007.

Bowater Canada. Bowater Canada’s Board of Directors unanimously recommends that holders of Bowater Canada exchangeable shares vote FOR the adoption of the Bowater Canada shareholders’ resolution approving the Bowater Canada articles of amendment.

Opinions of Financial Advisors (pages 80 and 98)

Abitibi. In deciding to approve the combination agreement and the transactions contemplated thereby, including the arrangement, the Abitibi Board of Directors considered the opinions of its financial advisors, CIBC World Markets Inc., which we refer to as “CIBC World Markets,” and Credit Suisse (USA) LLC, which we refer to as “Credit Suisse,” to the effect that, as of the dates of their opinions, and based upon the procedures followed, assumptions made, matters considered and limitation on the scope of review set forth in their respective opinions, the Abitibi exchange ratio was fair, from a financial point of view, to the holders of Abitibi common shares. The written opinions of CIBC World Markets and Credit Suisse are attached as Annexes L and M, respectively, to this document. WE ENCOURAGE ABITIBI SHAREHOLDERS TO READ EACH OF THESE OPINIONS CAREFULLY AND IN ITS ENTIRETY.

Bowater. In deciding to approve the combination agreement and the transactions contemplated thereby, including the merger, the Bowater Board of Directors considered the opinions of its financial advisors, Goldman, Sachs & Co., which we refer to as “Goldman Sachs,” and UBS Investment Bank, which we refer to as “UBS,” to the effect that, as of the dates of their opinions, and based upon the assumptions made, matters considered and limits of review set forth in their respective written opinions, the Bowater exchange ratio was fair, from a financial point of view, to the holders of Bowater common stock and the holders of outstanding Bowater Canada exchangeable shares. The written opinions of Goldman Sachs and UBS are attached as Annexes N and O, respectively, to this document. WE ENCOURAGE BOWATER STOCKHOLDERS AND HOLDERS OF BOWATER CANADA EXCHANGEABLE SHARES TO READ EACH OF THESE OPINIONS CAREFULLY AND IN ITS ENTIRETY.

Interests of Directors and Management in the Combination (pages 94 and 110)

Abitibi. Abitibi shareholders should note that some Abitibi directors and officers have interests in the combination that are different in certain respects from the interests of other Abitibi shareholders generally. As provided in the combination agreement, upon the completion of the combination, seven Abitibi designees (including John W. Weaver, President and Chief Executive Officer of Abitibi) and seven Bowater designees will become members of the AbitibiBowater Board of Directors. The combination agreement also provides that Mr. Weaver will become Executive Chairman of AbitibiBowater.

In addition, Mr. Weaver has received a special grant of up to 462,000 restricted share units to which he will be entitled upon the meeting of certain performance targets following the completion of the combination related to the achievement of different levels of synergies.

Ten senior officers of Abitibi, including Mr. Weaver, are covered by severance compensation agreements. These agreements provide for a severance package which includes a lump sum payment equal to one and a half to three times the annual compensation of the terminated officer and other benefits. The severance benefits are payable only upon termination of the officer’s employment within two years following a change of control of Abitibi, including upon completion of the combination, whether the termination is made by Abitibi without just cause or by the officer for a good reason, as such terms are defined in the severance compensation agreements.

In addition to a severance compensation agreement on the terms described above, Mr. Weaver also benefits from a severance arrangement with Abitibi, which entitles him to receive a lump sum payment equal to three times his annual compensation, a bonus compensation, group and pension benefits and the right to an early vesting of his stock options. The severance benefits are only payable upon termination of Mr. Weaver’s employment without just cause in a circumstance other than a circumstance involving a change of control of Abitibi. In the context of the combination, the Board of Directors of Abitibi has agreed to vary the terms of such severance arrangement to allow Mr. Weaver to be entitled to a lump sum payment equal to three years of annual compensation, less one-half of the compensation paid to Mr. Weaver between the completion of the combination and the termination of his employment, provided that Mr. Weaver remains at the employ of AbitibiBowater for at least two years following the completion of the combination (unless his employment is terminated by AbitibiBowater at an earlier date for any reason other than cause).

Abitibi has introduced an enhanced severance policy for certain designated employees, including certain officers, pursuant to which such employees will be entitled to receive a minimum severance payment ranging from nine to 24 months of such employee’s base salary in lieu of the amount to which each would normally be entitled under Abitibi’s standard severance policies in case of termination of employment at Abitibi’s discretion within two years following the announcement of the combination, other than termination for cause.

The aggregate amount of change in control, compensatory and severance payments and other benefits that the executive officers, directors, key employees and affiliates of Abitibi could receive as a result of the combination is approximately C$46,290,728. With respect to certain change in control severance benefits, the foregoing amount assumes that each such individual’s employment is terminated at or following the consummation of the combination under circumstances entitling them to receive such severance payments and benefits. Accordingly, Abitibi’s estimates of these amounts are based on a number of assumptions, and are subject to contingencies that may or may not occur; therefore, these estimates may not reflect actual payouts of change in control or severance payments after completion of the combination.

Bowater. Bowater stockholders and holders of Bowater Canada exchangeable shares should note that some Bowater directors and officers have interests in the combination that are different in certain respects from the interests of other Bowater stockholders and holders of Bowater Canada exchangeable shares generally. As provided in the combination agreement, upon the completion of the combination, seven Bowater designees (including David J. Paterson, Chairman, President and Chief Executive Officer of Bowater) and seven Abitibi designees will become members of the AbitibiBowater Board of Directors. The combination agreement also provides that Mr. Paterson will become President and Chief Executive Officer of AbitibiBowater.

Bowater Severance Agreements and Change in Control Payments. Most executive officers of Bowater are covered by an employment agreement and all are covered by a change in control agreement. In the event of a termination of employment following the combination, an executive could seek either severance benefits under his employment agreement or change in control benefits under his change in control agreement. However, it is the position of Bowater that the combination does not constitute a change in control under any change in control or severance agreement between Bowater and its executive officers, directors, key employees or affiliates.

Under each change in control agreement, upon a change in control (as defined in such agreements), if the executive’s employment is terminated within 36 months, or if the executive elects to terminate his employment under certain conditions, the executive could be eligible to receive his accrued salary. Unless the executive’s termination is for “cause,” he also could be eligible to receive a prorated annual incentive award and all benefits under Bowater’s benefit plans and policies to which he is entitled through his date of termination. In addition, the executive could receive, in lieu of any severance payments provided in any applicable employment agreement and depending on the applicable version of the change in control agreement, an amount equal to the sum of: (a) one to three times the executive’s annual base salary; (b) one to three times the highest possible (changed to target in the revised change in control agreements) annual incentive award; (c) one to three times the largest annual contribution that could have been made by Bowater to its savings plans on the executive’s behalf; (d) 10% to 30% of the executive’s annual base salary (as compensation for certain other benefits lost as a result of the termination of employment); (e) an amount equal to the present value of the additional retirement benefits the executive would have earned for one to three years (assuming the waiver of all vesting requirements); and (f) retiree health care and life insurance.

The change in control agreements also generally provide a terminated executive with: (a) either a cash payment of US$20,000 (to be paid in the currency of his country of residence) or outplacement assistance; (b) a grossed up reimbursement of certain excise taxes that may be levied on “excess parachute payments;” (c) a waiver of any non-compete obligation; and (d) under certain agreements, the right to receive a lump sum payment equal to the present value of any non-statutory retirement benefits to which the executive is entitled. A terminated executive also would be entitled to be paid or reimbursed for all costs incurred (or to be incurred) in connection with realizing the benefits of the change in control agreement.

Bowater Stock Options and Other Stock-Based Awards. Upon the consummation of the combination, all of the outstanding equity awards issued to Bowater’s executive officers under Bowater’s equity compensation plans will automatically vest except for those granted in 2007. Some of Bowater’s equity compensation plans also provide for a cash-out of the equity awards at an acceleration price. However, considering the exercise price of most of the outstanding equity awards subject to cash-out provisions is greater than Bowater’s recent stock price, the payout for cashed-out equity awards is expected to be zero (i.e., the awards are “underwater”).

Upon the consummation of the combination, all outstanding awards to directors under the 2004 Non-Employee Director Stock Unit Plan become due and payable. All outstanding stock options held by directors are subject to cash-out provisions upon the consummation of the combination. However, considering the exercise price of the outstanding stock options subject to cash-out provisions is greater than Bowater’s recent stock price, the payout for cashed-out stock options held by directors is expected to be zero.

Certain executive officers also received awards of restricted stock units which will vest (and be payable in common stock of Bowater) if they remain with Bowater through the closing of the combination (or if the closing of the combination does not occur due to the failure of Bowater and Abitibi to obtain regulatory approval or due to the actions of Abitibi).

In addition, Mr. Paterson has received a special grant of up to 54,200 restricted stock units to which he will be entitled upon the meeting of certain performance targets following the completion of the combination. The vesting of the restricted stock units is contingent upon attaining certain post-combination synergies during the two-year period following consummation of the combination.

Bowater Retention Bonus Plan. Bowater executive officers also may be eligible to receive a retention bonus if they remain with Bowater through the consummation of the combination. The retention bonus is payable as of the date of the consummation of the combination or on the date the combination is cancelled (as determined by the Chief Executive Officer of Bowater). The amount of the retention bonus is 50% of the executive’s base salary, plus 50% of a pro rata portion of his target bonus for the year.

Because it is the position of Bowater that the combination does not constitute a change in control under any change in control or severance agreements between Bowater and its executive officers, directors, key employees or affiliates, the aggregate amount of compensatory and severance payments and other benefits that such individuals could receive as a result of the combination (which does not include change in control payments) is approximately US$15,830,837. The foregoing aggregate amount assumes that, with respect to estimated severance payments, each such individual’s employment is terminated at or following the consummation of the combination under circumstances entitling them to receive such severance payments or other benefits and, with respect to the vesting of certain restricted stock units, that the combined company attains certain post-combination synergies during the two-year period following the combination. Accordingly, Bowater’s estimates of these amounts are based on a number of assumptions, and are subject to contingencies that may or may not occur, including such assumptions and contingencies set forth above, among others; therefore, the estimates may not reflect the actual payouts of change in control or severance payments or other benefits after the completion of the combination. For more information, see “The Combination—Interests of Bowater’s Directors and Management in the Combination” and “Additional Information Relating to the Bowater Annual Meeting—Executive Compensation—Severance and Change in Control Arrangements.”

Material Income Tax Consequences of the Combination (pages 157 and 172)

Canadian Tax Consequences to Abitibi Shareholders. The exchange of Abitibi common shares for shares of AbitibiBowater common stock will generally be a taxable event to a Canadian resident holder of Abitibi common shares. Such a shareholder will be considered, at the effective time of the exchange, to have disposed of his or her Abitibi common shares for proceeds of disposition equal to the fair market value of the AbitibiBowater common stock acquired by such shareholder on the exchange. As a result, such a shareholder may realize a capital gain (or capital loss) to the extent that such proceeds of disposition exceed (or are less than) the sum of (i) the adjusted cost base to such shareholder of his or her Abitibi common shares immediately prior to the exchange and (ii) any reasonable costs of disposition.

The exchange of Abitibi common shares for Bowater Canada exchangeable shares will also generally be a taxable event to a Canadian resident holder of Abitibi common shares. However, eligible shareholders who make a valid joint tax election with Bowater Canada, may obtain a full or partial tax deferral (rollover) of any capital gain otherwise arising upon the exchange. For more information see “Material Canadian Federal Income Tax Consequences of the Combination.”

Canadian Tax Consequences to Bowater Stockholders and Holders of Bowater Canada Exchangeable Shares. The exchange of Bowater common stock for shares of AbitibiBowater common stock generally will be tax-deferred to Canadian resident holders for Canadian federal income tax purposes. The filing of the proposed Bowater Canada articles of amendment will not have any tax consequences for Canadian federal income tax purposes. For more information see “Material Canadian Federal Income Tax Consequences of the Combination.”

U.S. Tax Consequences to Abitibi Shareholders. As more fully described herein, U.S. holders of Abitibi common shares generally will not recognize gain or loss for United States federal income tax purposes as a result of their exchange of Abitibi common shares for AbitibiBowater common stock. For more information see “Material U.S. Federal Income Tax Consequences of the Combination.”

U.S. Tax Consequences to Bowater Stockholders. As more fully described herein, U.S. holders of Bowater common stock generally will not recognize gain or loss for United States federal income tax purposes as a result of their exchange of Bowater common stock for AbitibiBowater common stock. For more information see “Material U.S. Federal Income Tax Consequences of the Combination.”

Conditions to the Completion of the Combination (page 140)

Abitibi’s and Bowater’s obligations to effect the transactions contemplated by the combination agreement are subject to a number of conditions that must be satisfied or waived before the completion of the combination, including:

•	the receipt of the Abitibi shareholder approval and of the Bowater stockholder approval;

•	the receipt of a final order from the Superior Court of Quebec approving the arrangement;

•

the absence of legal prohibitions on consummating the transactions contemplated by the combination agreement and the absence of injunctions, orders or laws restraining, enjoining or making illegal the completion of the combination;

•

the receipt of required approvals under the Competition Act (Canada), which we refer to as the “Canadian Competition Act,” the expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino Act, which we refer to as the “HSR Act,” and the receipt of all approvals and expiration or termination of all waiting periods under antitrust laws of other jurisdictions, except with respect to such other jurisdictions as would not, individually or in the aggregate, have a material adverse effect on Abitibi or Bowater;

•

the receipt, or deemed receipt, of required notices under the Investment Canada Act (Canada), which we refer to as the “Investment Canada Act,” on terms and conditions that will not have a material adverse effect on Abitibi or Bowater;

•

the receipt of all consents, approvals and authorizations of any governmental authority required of Abitibi, Bowater or any of their respective subsidiaries to consummate the transactions contemplated by the combination agreement, other than matters described in the two preceding bullet points, the failure of which to be obtained, individually or in the aggregate, would have a material adverse effect on Abitibi or Bowater;

•

the absence of any termination, cancellation, reduction or failure to renew of any of the tree farm licenses, forest resource licenses, forest resource processing facility licenses, forest management agreements, timber permits, cutting rights or timber licenses located in Quebec held by Abitibi or Bowater, unless such termination, cancellation, reduction, non-renewal or other material change, whether taken individually or in the aggregate, would not have a material adverse effect on Abitibi or Bowater;

•

the effectiveness under the Securities Act of 1933, as amended, of the registration statement on Form S-4 in which this document is included, any registration statement with respect to Bowater Canada exchangeable shares on any alternative form and the registration statement on Form S-3 with respect to shares of AbitibiBowater common stock issuable upon exchange of Bowater Canada exchangeable shares and the absence of any stop order suspending such effectiveness;

•

the amendment of the share provisions in respect of the Bowater Canada exchangeable shares to reflect the Bowater Canada articles of amendment and the amendment of the voting and exchange trust agreement and support agreement; and

•	the exercise of dissent rights by Abitibi shareholders in respect of the arrangement by holders of no more than 12% of all of the issued and outstanding Abitibi common shares.

Each of Abitibi’s and Bowater’s respective obligation to effect the transactions contemplated by the combination agreement is subject to the satisfaction of the following additional conditions by the other party:

•

(x) certain representations and warranties of the other party (or, in the case of Bowater, of Bowater and Bowater Canada) in the combination agreement regarding organization, standing, corporate power, capitalization, authority, takeover laws (in the case of Bowater) and broker or other financial advisor fees, being true and correct in all material respects as of the closing date (or, if applicable, an earlier specified date) and (y) the other representations and warranties of the other party (or, in the case of Bowater, of Bowater and Bowater Canada) in the combination agreement being true and correct (without giving effect to any materiality or material adverse effect qualifier) as of the closing date (or, if applicable, an earlier specified date), except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such other party;

•

the other party (or, in the case of Bowater, Bowater and Bowater Canada) having performed or complied in all material respects with all agreements and covenants required by the combination agreement to be performed or complied with by it on or prior to the closing date, with certain exceptions; and

•	the absence of a material adverse effect on the other party since the date of the combination agreement.

Termination of the Combination Agreement (page 142)

Abitibi and Bowater can jointly agree to terminate the combination agreement at any time. Either company may also terminate the combination agreement, subject to certain restrictions, if:

•	the combination is not completed on or before January 31, 2008;

•

a governmental authority of competent jurisdiction whose approval is a condition to the obligations of the parties to complete the transactions contemplated by the combination agreement has denied such approval and such denial has become final and nonappealable, or if any law makes the consummation of the transactions contemplated by the combination agreement illegal or otherwise prohibited, or if a governmental authority in the United States or Canada has issued an order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the combination agreement;

•	either the Abitibi shareholder approval or the Bowater stockholder approval is not obtained;

•

there is a breach by the other party of any representation, warranty, covenant or agreement contained in the combination agreement such that the conditions of the terminating party described above with respect to the accuracy of the other party’s representations and warranties or compliance by the other party with its covenants and agreements is incapable of being satisfied prior to January 31, 2008;

•

prior to receipt of the other party’s required shareholder or stockholder approval, (x) the other party’s Board of Directors has made a change in recommendation or (y) the other party has intentionally and materially breached its obligations under the combination agreement with respect to (1) the filing of this document and the registration statement on Form S-4 of which this document forms a part, (2) the “no solicitation” covenants, or (3) its obligation to convene its shareholder or stockholder meeting; or

•

prior to receipt of the terminating party’s shareholder or stockholder approval, in connection with a superior proposal, (x) the terminating party has complied with the procedures set forth in the combination agreement and (y) immediately prior to such termination the terminating party pays to the other party the termination fee and expense reimbursement.

In the event of termination of the combination agreement, the obligations of Abitibi and Bowater will terminate, except for the provisions relating to confidentiality, payment of fees and expenses and termination of the combination agreement. Except for the foregoing, there will be no liability on the part of either Abitibi or Bowater upon termination of the combination agreement except for liabilities or damages arising from a willful or intentional breach of the combination agreement.

Termination Fee and Expense Reimbursement (page 143)

Abitibi and Bowater have agreed to reciprocal provisions for the reimbursement, under certain circumstances, of up to US$12 million of reasonable and documented out-of-pocket expenses of the other party incurred in connection with the combination agreement and the payment to the other party, under certain circumstances, of a termination fee of US$28 million.

“No Solicitation” Covenant (page 136)

The combination agreement contains detailed provisions prohibiting Abitibi and Bowater from seeking an alternative transaction. The no solicitation covenant generally prohibits Abitibi and Bowater, as well as their directors, officers, subsidiaries, employees, agents and representatives, from taking any action to solicit an acquisition proposal as further described in “The Combination Agreement and Related Matters—Covenants—No Solicitation.” The combination agreement does not, however, prohibit either Abitibi or Bowater or their respective Boards of Directors from considering, and potentially recommending, an unsolicited bona fide written superior proposal from a third party in the circumstances further described in “The Combination Agreement and Related Matters—Covenants—No Solicitation.”

Regulatory Matters (page 116)

U.S. Antitrust Filing. It is a condition to the completion of the combination that the applicable waiting period under the HSR Act expires or early termination is granted. Bowater and Abitibi each filed a Pre-Merger Notification and Report Form under the HSR Act with the U.S. Department of Justice and the Federal Trade Commission on February 14 and February 16, 2007, respectively. The applicable waiting period began on February 16, 2007 and would have expired on March 19, 2007; however, on March 19, 2007, each of Abitibi and Bowater received a request for additional information from the U.S. Department of Justice thereby extending the waiting period to 30 days after Abitibi and Bowater substantially comply with this request for additional information.

Canadian Competition Act. It is a condition to the completion of the combination that Abitibi and Bowater (i) receive an advance ruling certificate or (ii) the waiting period under Part IX of the Canadian Competition Act has expired or been waived by the Commissioner and a letter from the Commissioner or a person authorized by the Commissioner that the Commissioner has determined not to make an application for an order under Section 92 of the Canadian Competition Act in respect of the combination (referred to as a no-action letter) has been received. Abitibi and Bowater each filed a long form notification to the Commissioner on February 19, 2007 and the prescribed waiting period applicable to this filing ended on April 2, 2007. The Commissioner’s substantive review continues and Abitibi and Bowater are awaiting completion of this review and obtaining either the advance ruling certificate or no action letter described above.

Investment Canada Act. It is a condition to the completion of the combination that AbitibiBowater (i) receive a notice pursuant to Subsection 21(1) of the Investment Canada Act stating that the combination is likely to be of net benefit to Canada or (ii) the applicable time period for receiving such notice under Subsection 21(1) of the Investment Canada Act will have expired such that the Minister of Industry will be deemed, pursuant to Subsection 21(2) of the Investment Canada Act, to be satisfied that the combination is of net benefit to Canada. AbitibiBowater filed an application under the Investment Canada Act on April 20, 2007 and on April 23, 2007 received confirmation that the filing is complete and the initial 45-day review period has commenced.

Competition Filings in Other Jurisdictions. Abitibi and Bowater submitted a joint filing to the antitrust authorities of Brazil on February 16, 2007, although the approval of this authority is not required to complete the combination. On March 21, 2007, Abitibi and Bowater submitted a joint filing to the Competition Board of Turkey which approved the combination on April 12, 2007. Abitibi and Bowater also may provide notification of the combination to the competition authorities in Greece, but such a filing is not required prior to completion of the combination. It is a condition to the completion of the combination that all waiting periods, approvals, or consents required to be expired, terminated, or obtained prior to the effective time of the combination under applicable antitrust laws other than the HSR Act or the Canadian Competition Act, will have either expired, been terminated or otherwise obtained, as the case may be, except to the extent the failure to obtain such other approvals or consents, or the failure to have such other waiting periods expire or terminate, would not, individually or in the aggregate, have a material adverse effect on Abitibi or Bowater.

Timber and Water Rights. Abitibi and Bowater are required to obtain the consent of the Minister of Natural Resources of Ontario at least 30 days prior to completion of the combination in respect of the timber cutting rights of Abitibi and Bowater in the Province of Ontario. In addition, Abitibi is required to provide notice to the Minister of Natural Resources and Wildlife and the Minister of the Environment of Quebec within 30 days following the completion of the combination in respect of an agreement granting water rights to Abitibi in the Province of Quebec.

Risk Factors (page 37)

The combination is subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in this document. We believe the following are significant risks related to the combination and the future business of AbitibiBowater:

•	Abitibi and Bowater may experience difficulties in integrating their businesses and AbitibiBowater may not realize the anticipated synergies, efficiencies and cost savings from the combination.

•

Abitibi and Bowater must obtain governmental and regulatory consents to complete the combination, which, if delayed, not granted or granted with unacceptable conditions, may jeopardize or delay the completion of the combination, reduce the anticipated benefits of the combination or have a material adverse effect on the business of AbitibiBowater.

•	AbitibiBowater may not pay dividends.

•

The value of the shares of AbitibiBowater common stock or Bowater Canada exchangeable shares that you receive in the combination, or of the Bowater Canada exchangeable shares that existing holders of such shares retain following the combination, may be less than the value of your Abitibi common shares, shares of Bowater common stock or Bowater Canada exchangeable shares as of the date of the combination agreement or the dates of the shareholder meetings.

•

Certain directors and executive officers of Abitibi and Bowater have interests that are different from, or in addition to, interests of Abitibi and Bowater shareholders and holders of Bowater Canada exchangeable shares, generally.

•

Because the risks and uncertainties facing each of Abitibi and Bowater may differ, the market price, results of operations and financial condition of AbitibiBowater may be affected by risks and uncertainties different from those currently affecting each of Abitibi and Bowater on a stand-alone basis.

•	The shares of AbitibiBowater common stock to be received by Abitibi shareholders as a result of the combination will have different rights from the Abitibi common shares.

•	The trading prices of the Bowater Canada exchangeable shares and the AbitibiBowater common stock may not reflect equivalent values.

•

Abitibi shareholders who elect to receive Bowater Canada exchangeable shares will experience a delay in receiving shares of AbitibiBowater common stock from the date they request an exchange, which may affect the value of the shares the holder receives in an exchange.

•	The combination requires Abitibi and Bowater to provide notice to or obtain the consent of certain Canadian provincial governments with respect to their timber rights in such provinces.

•	Each of Abitibi and Bowater is restricted under the combination agreement from pursuing alternative transactions.

•	The ability of Abitibi shareholders to receive tax deferred treatment on the exchange of their shares in the combination may be limited by the Bowater Canada exchangeable share limit.

•

AbitibiBowater will face intense competition in the forest products industry and the failure to compete effectively would have a material adverse effect on our business, financial condition and results of operations.

•	AbitibiBowater will have substantial indebtedness that could adversely affect our financial health and our efforts to reduce this indebtedness may not be successful.

•	Developments in alternative media could continue to adversely affect the demand for AbitibiBowater’s products.

•	The forest product industry is highly cyclical. Fluctuations in the prices of and the demand for our products could result in smaller profit margins and lower sales volumes.

•	AbitibiBowater’s manufacturing businesses may have difficulty obtaining fiber at favorable prices, or at all.

•	An increase in the cost of AbitibiBowater’s purchased energy, chemicals and other raw materials would lead to higher manufacturing costs, thereby reducing our margins.

•

Currency fluctuations may adversely affect AbitibiBowater’s results of operations and financial condition and changes in foreign currency exchange rates can affect AbitibiBowater’s competitive position, selling prices and manufacturing costs.

•	AbitibiBowater could experience disruptions in operations and/or increased labor costs due to labor disputes.

•	AbitibiBowater’s operations require substantial capital and we may not have adequate capital resources to provide for all of our capital requirements.

•	AbitibiBowater will be exposed to changes in banking and capital markets and changes in interest rates.

•	Changes in laws and regulations could adversely affect AbitibiBowater’s results of operations.

•

Changes in the political or economic conditions in Canada, the United States or other countries in which AbitibiBowater’s products will be manufactured or sold could adversely affect our results of operations.

•	AbitibiBowater may be subject to environmental liabilities.

•	AbitibiBowater has net liabilities with respect to our pension plans and the actual cost of our pension plan obligations could exceed current provisions.

SELECTED HISTORICAL FINANCIAL DATA

Selected Historical Consolidated Financial Data of Abitibi

The following selected historical financial data of Abitibi for each of the fiscal years in the five-year period ended December 31, 2006 have been derived from the audited consolidated financial statements of Abitibi. This information is only a summary and should be read in conjunction with the audited consolidated financial statements of Abitibi and the notes thereto and the “Management’s Discussion and Analysis” filed with the Canadian securities regulatory authorities on SEDAR on March 15, 2007 and contained in Abitibi’s report on Form 40-F filed with the SEC on March 15, 2007, which are incorporated by reference into this document. See “Where You Can Find More Information.”

	Year Ended December 31,
CANADIAN GAAP/ (C$)	2006	2005	2004	2003	2002
	(in millions, except per share data)
Consolidated Statement of Earnings Data:
Sales	$4,851	$5,342	$5,299	$4,980	$5,221
Net earnings (loss) from continuing operations	54	(353)	(126)	152	(112)
Net earnings (loss)	54	(350)	(36)	175	257
Net earnings (loss) per share from continuing operations—basic and diluted	0.12	(0.81)	(0.29)	0.35	(0.25)
Net earnings (loss) per share—basic and diluted	0.12	(0.80)	(0.08)	0.40	0.58
Cash dividends declared per share	0.05	0.10	0.10	0.18	0.40

	As at December 31,
	2006	2005	2004	2003	2002
	(in millions)
Consolidated Balance Sheet Data:
Total assets	$7,962	$8,044	$9,787	$10,241	$11,156
Total long-term debt (including current portion)	3,864	3,762	4,612	4,701	5,343
Shareholders’ equity	2,451	2,401	2,726	2,870	3,086

Abitibi’s audited consolidated financial statements are prepared in accordance with Canadian GAAP, which differ in some respects from U.S. GAAP. The following provides Abitibi’s consolidated financial information as reconciled to U.S. GAAP in Canadian dollars. This information should be read in conjunction with the discussion of the principal differences between Canadian GAAP and U.S. GAAP as well as the reconciliation and other financial information provided in Note 29 to Abitibi’s audited consolidated financial statements for the year ended December 31, 2006 filed with the Canadian securities regulatory authorities on SEDAR on March 15, 2007 and contained in Abitibi’s report on Form 40-F filed with the SEC on March 15, 2007, which are incorporated by reference into this document. See “Where You Can Find More Information.”

	Year Ended December 31,
U.S GAAP/ (C$)	2006	2005	2004	2003	2002
	(in millions, except per share data)
Consolidated Statement of Earnings Data:
Sales	$4,787	$5,266	$5,162	$4,829	$4,984
Net earnings (loss) from continuing operations	55	(350)	(113)	194	(26)
Net earnings (loss)	55	(350)	(38)	191	280
Net earnings (loss) per share from continuing operations—basic and diluted	0.12	(0.80)	(0.26)	0.44	(0.06)
Net earnings (loss) per share—basic and diluted	0.12	(0.80)	(0.09)	0.44	0.63
Cash dividends declared per share	0.05	0.10	0.10	0.18	0.40

	As at December 31,
	2006	2005	2004	2003	2002
	(in millions)
Consolidated Balance Sheet Data:
Total assets	7,613	7,894	9,263	9,800	10,416
Total long-term debt (including current portion)	3,803	3,697	4,569	4,617	5,139
Shareholders’ equity	1,706	1,925	2,373	2,698	2,726

The following provides Abitibi’s consolidated financial information as reconciled to U.S. GAAP translated from Canadian dollars to U.S. dollars for the periods presented. The consolidated statement of earnings and consolidated balance sheets are expressed in Canadian dollars and, solely for the convenience of the reader, the consolidated statement of earnings and consolidated balance sheet for each of the fiscal years in the five-year period ended December 31, 2006, have been translated into U.S. dollars using the period end rate for the balance sheet and the average of the monthly average rates during the period for the consolidated statement of earnings, as set forth in the note to the table below. This translation should not be construed as an application of the recommendations relating to the accounting for foreign currency translation, but rather as supplemental information for the reader.

	Year Ended December 31,
U.S. GAAP/ (US$)	2006	2005	2004	2003	2002
	(in millions, except per share data)
Consolidated Statement of Earnings Data:
Sales	$4,221	$4,345	$3,965	$3,447	$3,175
Net earnings (loss) from continuing operations	49	(289)	(87)	138	(17)
Net earnings (loss)	49	(289)	(29)	136	178
Net earnings (loss) per share from continuing operations—basic and diluted	0.11	(0.66)	(0.20)	0.31	(0.04)
Net earnings (loss) per share—basic and diluted	0.11	(0.66)	(0.07)	0.31	0.40
Cash dividends declared per share	0.04	0.08	0.08	0.13	0.26

	As at December 31,
	2006	2005	2004	2003	2002
	(in millions)
Consolidated Balance Sheet Data:
Total assets	$6,535	$6,770	$7,700	$7,585	$6,592
Total long-term debt (including current portion)	3,264	3,171	3,798	3,574	3,253
Shareholders’ equity	1,464	1,651	1,973	2,088	1,725

Selected Historical Consolidated Financial Data of Bowater

The following selected historical financial data of Bowater for each of the fiscal years in the five-year period ended December 31, 2006 have been derived from the audited consolidated financial statements of Bowater. This information is only a summary and should be read in conjunction with the audited consolidated financial statements of Bowater and the notes thereto and the “Management’s Discussion and Analysis” contained in Bowater’s Annual Report on Form 10-K filed with the SEC on March 1, 2007, which are incorporated by reference into this document. See “Where You Can Find More Information.”

U.S. GAAP/ (US$)	2006	2005	2004	2003	2002
	(in millions, except per share data)
Consolidated Statement of Operations Data:
Sales	$3,530	$3,484	$3,190	$2,721	$2,581
Operating income (loss)(1)	41	99	30	(101)	(96)
Net loss	(138)	(121)	(87)	(205)	(142)
Diluted loss per common share	(2.41)	(2.10)	(1.52)	(3.60)	(2.50)
Cash dividends declared per common share(2)	0.80	0.80	0.80	0.80	0.80

Consolidated Balance Sheet Data:
Total assets	$4,646	$5,152	$5,450	$5,616	$5,600
Long-term debt, including current installments	2,267	2,422	2,442	2,306	2,122
Total debt	2,267	2,477	2,515	2,506	2,371

(1)	Operating income (loss) includes a net gain on disposition of assets of $186 million, $66 million, $7 million, $124 million and $86 million for the years 2006, 2005, 2004, 2003 and 2002, respectively. Operating income (loss) for 2006, 2005 and 2002 includes impairment and other related charges of $253 million, $83 million and $29 million, respectively. Operating income includes a lumber duties refund of $93 million in 2006.
(2)	Dividends were declared quarterly.

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

The following selected unaudited pro forma combined financial data of AbitibiBowater have been derived from and should be read together with the unaudited pro forma condensed combined financial information and related notes in Annex B to this document. This information is based on the historical consolidated balance sheets and related adjusted historical consolidated statements of income of Abitibi and Bowater and gives effect to the combination using the purchase method of accounting for business combinations.

The companies may have performed differently had they always been combined. You should not rely on the selected unaudited pro forma combined financial data as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that AbitibiBowater will experience after the combination.

U.S. GAAP/(US$)	Year Ended December 31, 2006
(in millions, except per share data)
Statements of Earnings Data:
Sales	$7,751
Operating income	372
Net loss before cumulative effect of accounting change	(50)
Diluted loss per common share	(0.87)
Cash dividends declared per share	1.14

As of December 31, 2006
(in millions)
Balance Sheet Data:
Total assets	$10,944
Long-term debt, including current installments	5,093
Total debt	5,248
Total stockholders’ equity	2,181

COMPARATIVE PER SHARE DATA

The following table sets forth certain historical per share data for Abitibi and Bowater and pro forma combined and equivalent per share data after giving effect to the combination. The unaudited pro forma combined per share data reflect adjustments to conform Abitibi’s data to U.S. GAAP, presented in U.S. dollars, and to give effect to the combination as if it had occurred at the beginning of the period. You should read the information below together with the AbitibiBowater unaudited pro forma condensed combined financial statements included in this document and the historical financial data included in this document and incorporated herein by reference. See “Where You Can Find Additional Information.” The unaudited pro forma combined data provided below is for illustrative purposes only. The financial results may have been different had the companies always been combined. The unaudited pro forma condensed combined financial data are not necessarily indicative of the operating results or financial position that would have occurred had the combination been completed at the beginning of the earliest period presented and should not be construed as being indicative of future operations or results that AbitibiBowater will experience after the combination.

Historical—Abitibi U.S. GAAP (US$)	Years Ended December 31,
	2006	2005	2004
Basic net earnings (loss) per share	$0.11	$(0.66)	$(0.07)
Diluted net earnings (loss) per share	0.11	(0.66)	(0.07)
Book value per share at end of period(1)	3.33	3.75	4.48
Cash dividends declared per share	0.04	0.08	0.08

	Years ended December 31,
Historical—Bowater U.S. GAAP (US$)	2006	2005	2004
Basic income (loss) per share	$(2.41)	$(2.10)	$(1.52)
Diluted income (loss) per share	(2.41)	(2.10)	(1.52)
Book value per share at end of period(1)	14.50	21.19	26.31
Cash dividends declared per share	0.80	0.80	0.80

	Pro Forma Combined	Abitibi Equivalent(2)	Bowater Equivalent(3)
Pro forma per share data U.S. GAAP (US$)	Year ended December 31, 2006	Year ended December 31, 2006	Year ended December 31, 2006
Basic income (loss) per share	$(0.87)	$(0.42)	$(0.45)
Diluted income (loss) per share	(0.87)	(0.42)	(0.45)
Book value per share at end of period(4)	38.00	18.24	19.76
Cash dividends declared per share	1.14	0.55	0.59

(1)	The historical book value per share is computed by dividing total shareholders’ equity as of the end of each period for which the computation is made by the number of common shares outstanding at the end of each period.
(2)	The Abitibi pro forma equivalent share amounts are calculated by multiplying the AbitibiBowater pro forma combined per share amounts by 0.48.
(3)	The Bowater pro forma equivalent share amounts are calculated by multiplying the AbitibiBowater pro forma combined per share amounts by 0.52.
(4)	The pro forma book value per share is computed by dividing pro forma stockholders’ equity by the pro forma number of shares outstanding at the end of the period totaling approximately 57.4 million shares of common stock.

COMPARATIVE MARKET PRICE INFORMATION

The Abitibi common shares are listed on the TSX and the NYSE, shares of Bowater common stock are listed on the NYSE and Bowater Canada exchangeable shares are listed on the TSX. The following table presents (i) the last reported sale price per common share of Abitibi as reported on the TSX and the NYSE (a) on January 26, 2007, the last full trading day prior to the public announcement of the combination and (b) on May 7, 2007, the last trading day for which this information could be obtained prior to the date of this document; (ii) the last reported sale price of Bowater common stock, as reported on the NYSE (a) on January 26, 2007, the last full trading day prior to the public announcement of the combination and (b) on May 7, 2007, the last trading day for which this information could be obtained prior to the date of this document; and (iii) the last reported sale price of Bowater Canada exchangeable shares, as reported on the TSX (a) on January 26, 2007, the last full trading day prior to the public announcement of the combination and (b) on May 7, 2007, the last trading day for which this information could be obtained prior to the date of this document.

	Abitibi Common Share Price		Bowater Common Stock Price	Bowater Canada Exchangeable Share Price	Abitibi Common Share Price Pro Forma Equivalent(1)		Bowater Common Stock Price Pro Forma Equivalent(2)	Bowater Canada Exchangeable Share Price Pro Forma Equivalent(3)
Date	NYSE	TSX	NYSE	TSX	NYSE	TSX	NYSE	TSX
January 26, 2007(4)	US$2.64	C$3.11	US$22.15	C$26.00	US$42.17	C$49.67	US$42.60	C$50.00
May 7, 2007(5)	US$2.64	C$2.91	US$21.88	C$28.45	US$42.17	C$46.48	US$42.08	C$54.71

(1)	The pro forma equivalent per share value of Abitibi common shares is calculated by dividing the Abitibi common share closing price by the Abitibi exchange ratio.
(2)	The pro forma equivalent per share value of Bowater common stock is calculated by dividing the Bowater common stock closing price by the Bowater exchange ratio.
(3)	The pro forma equivalent per share value of Bowater Canada exchangeable shares is calculated by dividing the Bowater Canada exchangeable share closing price by the Bowater exchange ratio.
(4)	The exchange rate on January 26, 2007 was US$0.848 for one Canadian dollar.
(5)	The exchange rate on May 7, 2007 was US$0.907 for one Canadian dollar.

RISK FACTORS

In addition to the other information included or incorporated by reference in this document (including the matters addressed in this document in the section “Forward-Looking Statements,” and the Risk Factors found in Abitibi’s Management’s Discussion and Analysis for the fiscal year ended December 31, 2006 filed with the Canadian securities regulatory authorities on March 15, 2007 and filed on Form 40-F with the SEC on March 15, 2007) and Bowater’s Annual Report on Form 10-K filed with the SEC on March 1, 2007, Abitibi shareholders, Bowater stockholders and holders of Bowater Canada exchangeable shares should consider carefully the matters described below in determining whether to vote in favor of the combination, which we believe are all significant risks related to the combination and the future business of AbitibiBowater. By voting in favor of the combination, Abitibi shareholders, Bowater stockholders and holders of Bowater Canada exchangeable shares will be choosing to invest in AbitibiBowater common stock or in the Bowater Canada exchangeable shares which will be exchangeable for AbitibiBowater common stock upon the consummation of the combination and will be choosing to combine Abitibi’s and Bowater’s operations.

Risk Factors Relating to the Combination

Abitibi and Bowater may experience difficulties in integrating their businesses and AbitibiBowater may not realize the anticipated synergies, efficiencies and cost savings from the combination.

The success of the combination will depend, in significant part, on AbitibiBowater’s ability to realize the anticipated synergies, efficiencies and cost savings from integrating the businesses of Abitibi and Bowater. AbitibiBowater’s success in realizing these synergies, efficiencies and cost savings, and the timing of this realization, depend on the successful integration of such businesses and operations. We may not be able to accomplish this integration process smoothly or successfully. The necessity of coordinating geographically disparate organizations and addressing possible differences in corporate and regional cultures and management philosophies may increase the difficulties of integration. The integration of certain operations following the combination will take time and will require the dedication of significant management resources, which may temporarily distract management’s attention from the routine business of AbitibiBowater. Employee uncertainty and lack of focus during the integration process may also disrupt the business of AbitibiBowater. In addition, restrictions on the exchange of competitively sensitive information between Abitibi and Bowater have precluded a complete evaluation of these anticipated synergies and efficiencies.

Even if Abitibi and Bowater are able to integrate such businesses and operations successfully, there can be no assurance that this integration will result in the realization of the full benefits of synergies, efficiencies and cost savings that Abitibi and Bowater currently expect from this integration or that these benefits will be achieved within the time frame or in the manner anticipated. For example, the elimination of duplicative costs may not be possible or may take longer than anticipated, or the benefits from the combination may be offset by the costs incurred in integrating the businesses and operations or adverse conditions imposed by regulatory authorities on the combined business in connection with granting approval for the combination. If we do not realize our anticipated synergies and efficiencies, in the amounts or in the time frame expected, or if our management cannot integrate successfully the operations of our two companies, our business and results of operations will be adversely affected.

Abitibi and Bowater must obtain governmental and regulatory consents to complete the combination, which, if delayed, not granted or granted with unacceptable conditions, may jeopardize or delay the completion of the combination, reduce the anticipated benefits of the combination or have a material adverse effect on the business of AbitibiBowater.

Completion of the combination is conditioned on the receipt of certain governmental authorizations, consents, orders, no action letters and approvals, including, among others, the expiration or termination of the applicable waiting periods under the HSR Act, the expiration or waiver of the applicable waiting period under the Canadian Competition Act as well as a “No Action” letter (on acceptable terms) from the Commissioner of Competition, which we refer to as the “Commissioner,” approval by the Minister of Industry under the Investment Canada Act and certain other governmental consents and approvals, including with respect to

Canadian provincial timber and water rights. If Abitibi and Bowater do not receive such required approvals, or do not receive them on terms that satisfy the conditions set forth in the combination agreement, then neither company will be obligated to complete the combination.

The governmental authorities from which the companies will seek these approvals have broad discretion in administering the governing regulations. As a condition to approving the combination or taking other required actions, such authorities may impose requirements, limitations or costs on the conduct of AbitibiBowater’s business or require concessions from the parties. These requirements, limitations, costs or concessions could jeopardize or delay the completion of the combination or may reduce the anticipated benefits of the combination. Further, no assurance can be given that the required consents, orders, no action letters and approvals will be obtained or that the required conditions to closing will be satisfied, and, if all required consents, orders, no action letters and approvals are obtained and the conditions to the completion of the combination are satisfied, no assurance can be given as to the terms, conditions and timing of such approvals. If Abitibi and Bowater agree to any material requirements, limitations, costs or concessions in order to obtain any consents, actions or approvals required to complete the combination, these requirements, limitations, costs or concessions could adversely affect the two companies’ ability to integrate their operations or reduce the anticipated benefits of the combination. This could result in a failure to complete the combination or have a material adverse effect on the business and results of operations of AbitibiBowater.

AbitibiBowater may not pay dividends.

Abitibi and Bowater have historically maintained differing dividend practices, with Bowater paying a quarterly dividend of US$0.20 in each quarter since the first quarter of 1996, while Abitibi has not paid dividends since July 2006. The combination agreement provides that, prior to the completion of the combination, Bowater will continue to pay its regular, quarterly dividend consistent with past practices, unless otherwise required by the fiduciary duties of the Board of Directors of Bowater or by applicable law. Any decision regarding the dividend policies of AbitibiBowater will be determined by the Board of Directors of AbitibiBowater following completion of the combination. In addition, the ability of AbitibiBowater to pay dividends may be restricted by the company’s credit facilities or other debt instruments, as well as by applicable law. There can be no assurance that AbitibiBowater will pay a dividend or that any dividend, if paid, will be comparable to the historical dividend rate of Bowater prior to the combination.

The value of the shares of AbitibiBowater common stock or Bowater Canada exchangeable shares that you receive in the combination, or of the Bowater Canada exchangeable shares that existing holders of such shares retain following the combination, may be less than the value of your Abitibi common shares, shares of Bowater common stock or Bowater Canada exchangeable shares as of the date of the combination agreement or the dates of the shareholder meetings.

The Abitibi and Bowater exchange ratios are fixed and there will be no adjustment for changes in the market price of Abitibi common shares, Bowater common stock or Bowater Canada exchangeable shares prior to the consummation of the combination. None of the parties are permitted to terminate the combination agreement and abandon the combination solely because of changes in the market price of the Abitibi common shares, Bowater common stock or Bowater Canada exchangeable shares.

There may be a significant amount of time between the dates when the Abitibi shareholders, the Bowater stockholders and the holders of Bowater Canada exchangeable shares vote at their respective meetings and the date on which the combination is completed. As a result, the relative or absolute prices of Abitibi common shares, Bowater common stock or Bowater Canada exchangeable shares may vary significantly between the dates of the combination agreement, this document, the meetings and the completion of the combination. These variations may be caused by, among other factors, changes in the businesses, operations, results and prospects of the companies, market expectations of the likelihood that the combination will be completed and the timing of its completion, the prospects for our post-combination operations, the effect of any conditions or restrictions imposed on or proposed with respect to AbitibiBowater by governmental authorities and general market and economic conditions.

In addition, it is impossible to accurately predict the market price of the AbitibiBowater common stock or Bowater Canada exchangeable shares after the completion of the combination. Accordingly, the prices of Abitibi common shares, Bowater common stock or Bowater Canada exchangeable shares on the dates of the meetings may not be indicative of their prices immediately prior to the completion of the combination or the price of AbitibiBowater common stock or Bowater Canada exchangeable shares after the combination is completed.

Certain directors and executive officers of Abitibi and Bowater have interests that are different from, or in addition to, interests of Abitibi and Bowater shareholders and holders of Bowater Canada exchangeable shares, generally.

Some of the directors of Abitibi and Bowater, and the executive officers of Abitibi and Bowater who provided information and recommendations to their respective Boards of Directors relating to the combination, have employment, indemnification and severance benefit arrangements and other benefits payable upon a change in control of Abitibi or Bowater, rights to ongoing indemnification and insurance, or expected positions in the Board of Directors or management of AbitibiBowater, that provide them with interests in the combination that may differ from Abitibi and Bowater shareholders and holders of Bowater Canada exchangeable shares, generally. The receipt of compensation or other benefits referred to above by Abitibi’s or Bowater’s executive officers in connection with the combination may make it more difficult for AbitibiBowater to retain their services after the combination, or require AbitibiBowater to expend additional sums to continue to retain their services. Abitibi shareholders and Bowater stockholders and holders of Bowater Canada exchangeable shares should be aware of these interests when considering the recommendations of their respective Boards of Directors in connection with the combination. See “The Combination—Interests of Abitibi’s Directors and Management in the Combination” and “The Combination—Interests of Bowater’s Directors and Management in the Combination.”

Because the risks and uncertainties facing each of Abitibi and Bowater may differ, the market price, results of operations and financial condition of AbitibiBowater may be affected by risks and uncertainties different from those currently affecting each of Abitibi and Bowater on a stand-alone basis.

The shares of AbitibiBowater common stock and the Bowater Canada exchangeable shares issuable to holders of Abitibi common shares and Bowater common stock in the combination will represent an interest in the combined operations of Abitibi and Bowater. For a discussion of the businesses of Abitibi and Bowater and of certain risks and uncertainties facing each company, see the documents incorporated by reference in this document and referred to under “Where You Can Find Additional Information” as well as the risk factors described below under “Risk Factors Relating to the Businesses and Operations of the Combined Entity After Consummation of the Combination.”

The shares of AbitibiBowater common stock to be received by Abitibi shareholders as a result of the combination will have different rights from the Abitibi common shares.

Following completion of the combination, Abitibi shareholders will no longer be shareholders of Abitibi, a corporation governed under the CBCA, but will instead be stockholders of AbitibiBowater, a Delaware corporation. There will be important differences between the current rights of Abitibi shareholders and the rights to which such shareholders will be entitled as stockholders of AbitibiBowater. For example, the CBCA provides an oppression remedy that enables a court to make any order, whether interim or final, to rectify matters that are oppressive or unfairly prejudicial to or that unfairly disregard the interests of any security holder, director or officer of a corporation governed by the CBCA whereas there is no oppression remedy available to stockholders of corporations incorporated under the laws of Delaware, such as AbitibiBowater. Also, dissent rights are available to stockholders of corporations incorporated under the laws of Delaware in more limited circumstances than under the CBCA. In addition, the charter documents of AbitibiBowater will contain important differences from those of Abitibi including, among others, a requirement that certain amendments to the certificate of incorporation of AbitibiBowater, including amendments relating to the authorized capital of the company, the size and classification of the AbitibiBowater Board of Directors, removal of directors, business combinations and Board committees, be made only with approval of at least 75% of the voting power of AbitibiBowater stock.

These supermajority voting requirements may restrict the ability of AbitibiBowater to issue additional equity securities or otherwise to pursue transactions that may be beneficial to AbitibiBowater. See “Comparison of Shareholder and Stockholder Rights” for a discussion of the different rights associated with Abitibi common shares, Bowater common stock and AbitibiBowater common stock.

The trading prices of the Bowater Canada exchangeable shares and the AbitibiBowater common stock may not reflect equivalent values.

Holders of Bowater Canada exchangeable shares will have dividend, liquidation and voting entitlements that are substantially economically equivalent to the rights of holders of shares of AbitibiBowater common stock. We expect the AbitibiBowater common stock to be listed on the NYSE and the TSX and we expect the Bowater Canada exchangeable shares issuable to Abitibi shareholders to be listed on the TSX. Because these are separate listings on different exchanges, the trading prices of the AbitibiBowater common stock on the NYSE and the TSX and of the Bowater Canada exchangeable shares on the TSX may not reflect equivalent values after taking into account the exchange rate between the Canadian dollar and the U.S. dollar or the differences in the trading volumes of such shares on the two exchanges. This may result in holders of Bowater Canada exchangeable shares having to exchange their shares for AbitibiBowater common stock in order to maximize the value of their investment prior to a sale. Such exchange of Bowater Canada exchangeable shares for AbitibiBowater common stock will generally result in a taxable disposition for Canadian income tax purposes. Holders of such shares will realize a capital gain (or capital loss) to the extent the fair market value of the AbitibiBowater common stock received in the exchange exceeds (or is exceeded by) the cost for tax purposes of the Bowater Canada exchangeable shares (less any reasonable costs of disposition). See “Material Canadian Federal Income Tax Consequences of the Combination.”

Abitibi shareholders who elect to receive Bowater Canada exchangeable shares will experience a delay in receiving shares of AbitibiBowater common stock from the date they request an exchange, which may affect the value of the shares the holder receives in an exchange.

Abitibi shareholders who elect to receive Bowater Canada exchangeable shares in the arrangement and later request to receive AbitibiBowater common stock in exchange for their Bowater Canada exchangeable shares will not receive AbitibiBowater common stock until 10 to 15 business days after the applicable request is received. During this 10 to 15 business day period, the market price of AbitibiBowater common stock may increase or decrease. Any such increase or decrease would affect the value of the consideration to be received by such a holder of Bowater Canada exchangeable shares upon a subsequent sale of the AbitibiBowater common stock received in the exchange.

The combination may require Abitibi and Bowater to provide notice to or obtain the consent of certain Canadian provincial governments with respect to their timber rights in such provinces.

The combination may be deemed to constitute a change of control under certain of Abitibi’s and Bowater’s forest licenses and forest management agreements and, in such a case, Abitibi and Bowater may be required to provide notice to or obtain the consent of certain provincial governments with respect to the timber rights in such provinces. The forestry legislation of certain Canadian provinces provides that the relevant Minister of Natural Resources, in the event of a change of control, may change the amount of allocated wood and territories under forest licenses granted thereunder. There can be no assurance that, following the combination, AbitibiBowater will not experience a reduction in its allocated cutting rights under such provincial forestry legislation. In the event AbitibiBowater does experience a reduction, AbitibiBowater’s results of operations, financial condition and cash flow could be materially adversely affected.

Furthermore, recent Supreme Court of Canada decisions have confirmed that the federal and provincial governments in Canada have a duty to consult with, and in certain circumstances, seek to accommodate, aboriginal groups whenever there is a reasonable prospect that a government’s decision may adversely affect an aboriginal group’s interests in relevant land and resources that are the subject of the decision. It is not clear under such decisions if provincial governments have a duty to consult with relevant aboriginal groups in connection with the combination. If the provincial governments do consult with certain of such groups, the consultation process could result in delays, constrain access to the timber or give rise to additional costs. In addition, if the governments do not adequately discharge their obligations this could result in litigation. Any reduction in the amount of allocated wood and territories under Abitibi’s and Bowater’s forest licenses and forest management agreements or the refusal to transfer such forest licenses and forest management agreements could have a material adverse effect on the business and results of operations of AbitibiBowater.

Each of Abitibi and Bowater is restricted in the combination agreement from pursuing alternative transactions.

The combination agreement contains detailed provisions prohibiting Abitibi and Bowater from seeking an alternative transaction, and it generally subjects the ability of each party to recommend or pursue an unsolicited alternative transaction to the payment to the other party of a termination fee of US$28 million and the reimbursement of the other party’s expenses, to a maximum amount of US$12 million. Further, in certain circumstances where one party’s shareholders fail to approve the combination at a time when an alternative transaction has been proposed, that party may be required to reimburse the other party’s expenses up to the US$12 million limit and, if that party within the following 12 months either consummates an alternative transaction or enters into an agreement for an alternative transaction that is later consummated, that party may be required to pay the other party the termination fee of US$28 million. See “The Combination Agreement and Related Matters—Termination Fee and Expense Reimbursement.” These provisions may have the effect of preventing each of Abitibi and Bowater from attracting proposals for alternative transactions that, in the absence of these obligations to reimburse expenses and pay the termination fee, would have been more favorable to such party’s shareholders from a financial point of view.

The ability of Abitibi shareholders to receive tax deferred treatment on the exchange of their shares in the combination may be limited by the Bowater Canada exchangeable share limit.

Under the Bowater Canada exchangeable share limit, the number of exchangeable shares that may be issued to eligible Abitibi shareholders in the combination is limited to an amount that, when combined with Bowater Canada exchangeable shares issued to current holders of Bowater Canada exchangeable shares, is less than 20% of the total voting power of AbitibiBowater. In the event that eligible Abitibi shareholders elect to receive more Bowater Canada exchangeable shares than are available pursuant to the Bowater Canada exchangeable share limit, the remainder of their shares will be exchanged for shares of AbitibiBowater common stock, pro rata to their shareholdings. Neither AbitibiBowater nor Bowater Canada will issue fractional shares to eligible Abitibi shareholders in connection with the combination, including in the event an electing eligible Abitibi shareholder is subject to prorationing as described above. See “The Combination Agreement and Related Matters—No Fractional Shares.” Abitibi shareholders will not have the opportunity to elect to defer Canadian income tax on the exchange of their Abitibi common shares to the extent that they receive shares of AbitibiBowater common stock in consideration for such Abitibi common shares as a result of the application of the Bowater Canada exchangeable share limit.

Risk Factors Relating to the Businesses and Operations of the Combined Entity after the Consummation of the Combination

AbitibiBowater will face intense competition in the forest products industry and the failure to compete effectively would have a material adverse effect on our business, financial condition and results of operations.

AbitibiBowater will compete with numerous forest products companies, some of which have greater financial resources than AbitibiBowater will have. There has been a continued trend towards consolidation in the forest products industry, leading to new global producers. These global producers are typically large, well-capitalized companies that may have greater flexibility in pricing and financial resources for marketing, investment and expansion than AbitibiBowater will have. The markets for our products are all highly competitive. Actions by competitors can affect our ability to sell our products and can affect the volatility of the prices at which our products are sold. While the principal basis for competition is price, AbitibiBowater will also compete on the basis of customer service, quality and product type. There has also been an increasing trend toward consolidation among AbitibiBowater’s customers. With fewer customers in the market for AbitibiBowater’s products, its negotiation position with these customers could be weakened.

In addition, our industry is capital intensive, which leads to high fixed costs. Some of our competitors may be lower-cost producers in some of the businesses in which we operate. Global newsprint capacity, particularly Chinese and European newsprint capacity, has been increasing, which is expected to result in lower prices, volumes or both for our exported products. We believe that new hardwood pulp capacity at South American pulp mills has unit costs that are significantly below those of our hardwood kraft pulp mills. Other actions by competitors, such as reducing costs or adding low-cost capacity, may adversely affect our competitive position in the products we manufacture and, consequently, our sales, operating income and cash flows. We may not be able to compete effectively and achieve adequate levels of sales and product margins. If we are unable to compete effectively, such failure would have a material adverse effect on our business, financial condition and results of operations.

AbitibiBowater will have substantial indebtedness that could adversely affect our financial health and our efforts to reduce this indebtedness may not be successful.

AbitibiBowater will have a significant amount of indebtedness. As of December 31, 2006, AbitibiBowater had outstanding total debt on a pro forma basis of US$5,248 million, of which US$155 million would have been secured debt, and shareholders’ equity of US$2,181 million. Our substantial amount of debt could have important negative consequences. For example, it could:

•	limit our ability to obtain additional financing, if needed, for working capital, capital expenditures, acquisitions, debt service requirements or other purposes;

•	increase our vulnerability to adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flows from operations to make payments on our debt;

•	reduce funds available for operations, future business opportunities or other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and our industry; and

•	place us at a competitive disadvantage compared to our competitors that have less debt.

AbitibiBowater’s credit facilities, the indentures governing its various notes, debentures and other debt securities and the terms and conditions of its other indebtedness may permit AbitibiBowater or its subsidiaries to incur or guarantee additional indebtedness, including secured indebtedness in some circumstances. To the extent AbitibiBowater incurs additional indebtedness, some or all of the risks discussed above will increase.

Developments in alternative media could continue to adversely affect the demand for AbitibiBowater’s products.

Trends in advertising, electronic data transmission and storage and the Internet could have further adverse effects on traditional print media, including our products and those of our customers, but neither the timing nor the extent of those trends can be predicted with certainty. Our newspaper, magazine and catalog publishing customers may increasingly use, and compete with businesses that use, other forms of media and advertising and electronic data transmission and storage, including television and the Internet, instead of newsprint, coated paper, uncoated specialty papers or other products made by us. The North American and global economies and the demand for certain of our products weakened significantly over the course of the last several years. For example, industry statistics indicate that North American newsprint consumption has been declining. We believe that this decline in demand could continue due to conservation measures taken by publishers, reduced North American newspaper circulation, less space devoted to advertising and substitution to other uncoated mechanical grades. As a result of such competition, both Abitibi and Bowater have experienced decreased demand for some of their existing pulp and paper products in North America. As the use of these alternatives grows, demand for pulp and paper products is likely to further decline in North America.

These changing industry conditions could influence us to idle or permanently close individual machines or entire mills and incur impairment charges. Already as a result of this reduction in demand, Abitibi proceeded with permanent closures of the Sheldon, Texas and Port-Alfred, Quebec newsprint mills in 2004, the Kenora, Ontario and Stephenville and Newfoundland newsprint mills in 2005, and indefinitely idled the Lufkin, Texas paper mill in 2003 and the Fort William, Ontario commercial printing paper mill in 2007. Bowater continues to curtail newsprint production at its Thunder Bay, Ontario mill and coated paper production at its converting facility. If market conditions continue to worsen, it may be necessary to curtail production or permanently shut down machines or facilities. Curtailments or shutdowns could result in goodwill or asset write-downs at the affected facilities and could negatively impact our cash flows and materially affect our results of operations and financial condition.

The forest product industry is highly cyclical. Fluctuations in the prices of and the demand for our products could result in smaller profit margins and lower sales volumes.

The forest product industry is highly cyclical. Historically, economic and market shifts, fluctuations in capacity and changes in foreign currency exchange rates have created cyclical changes in prices, sales volume and margins for our products. Most of our paper products will be commodities that are widely available from other producers and even our commercial printing paper will be susceptible to these fluctuations. Because our commodity products will have few distinguishing qualities from producer to producer, competition for these products is based primarily on price, which is determined by supply relative to demand. The overall levels of demand for the products AbitibiBowater will manufacture and distribute and, consequently, our sales and profitability, reflect fluctuations in levels of end-user demand, which depend in part on general economic conditions in North America and worldwide, as well as competition from electronic substitution. See “—Developments in alternative media could continue to adversely affect the demand for AbitibiBowater’s products.”

AbitibiBowater’s manufacturing businesses may have difficulty obtaining fiber at favorable prices, or at all.

Fiber is the principal raw material used by AbitibiBowater, comprising, on a pro forma basis for 2006, approximately 33% of cost of sales, excluding depreciation, amortization and cost of timber harvested. We will use both virgin fiber (wood chips and logs) and recycled fiber (old newspapers and magazines) as fiber sources for our paper mills. Wood fiber is a commodity and prices historically have been cyclical. The primary source for wood fiber is timber. Environmental litigation and regulatory developments have caused, and may cause in the future, significant reductions in the amount of timber available for commercial harvest in the United States and Canada. In addition, future domestic or foreign legislation, litigation advanced by aboriginal groups and litigation concerning the use of timberlands, the protection of endangered species, the promotion of forest health and the response to and prevention of catastrophic wildfires could also affect timber supplies. Availability of harvested timber may further be limited by factors such as fire and fire prevention, insect infestation, disease, ice storms, wind storms, flooding and other natural and man-made causes, thereby reducing supply and increasing prices. Wood fiber pricing is subject to market influences and our cost of wood fiber may increase in particular regions due to market shifts. Pricing of recycled fiber has recently been increasing. For example, prices of old newspapers have increased from an average of US$88 per ton in December of 2006 to US$100 per ton on February 1, 2007, and to US$130 per ton on March 1, 2007. We believe that these price increases are related to expanding paper and packaging capacity in Asia, as well as strong North American demand, and that prices may remain at elevated levels. Any sustained increase in fiber prices would increase AbitibiBowater’s operating costs and AbitibiBowater may be unable to increase prices for our products in response.

Although AbitibiBowater believes that the balance of fiber supply between our internal sources and the open market is adequate to support our current wood products and paper and pulp production requirements, there is no assurance that access to fiber will continue at the same levels achieved in the past. The cost of softwood fiber and the availability of wood chips may be affected. If AbitibiBowater’s cutting rights pursuant to the forest licenses or forest management agreements of Abitibi and Bowater are reduced or if any third-party supplier of wood fiber stops selling or is unable to sell wood fiber to AbitibiBowater, our financial condition and operating results would suffer.

An increase in the cost of AbitibiBowater’s purchased energy, chemicals and other raw materials would lead to higher manufacturing costs, thereby reducing our margins.

AbitibiBowater’s operations will consume substantial amounts of energy such as electricity, natural gas, fuel oil, coal and wood waste. We will buy energy and raw materials, including chemicals, wood, recovered paper and other raw materials, primarily on the open market. The prices for raw materials and energy are volatile and may change rapidly, directly affecting our results of operations. The availability of raw materials and energy may also be disrupted by many factors outside our control, adversely affecting our operations. Energy comprised approximately 17% of cost of sales, excluding depreciation, amortization and cost of timber harvested for AbitibiBowater’s business on a pro forma basis during 2006. Energy prices, particularly for electricity, natural gas and fuel oil, have been volatile in recent years and prices for 2005 and 2006 exceeded historical averages. As a result, fluctuations in energy prices will impact AbitibiBowater’s manufacturing costs and contribute to earnings volatility. Additionally, AbitibiBowater will be a major user of renewable natural resources such as water and wood. Accordingly, significant changes in climate and agricultural diseases or infestation could affect our financial condition and results of operations. The volume and value of timber that we can harvest or purchase may be limited by factors such as fire and fire prevention, insect infestation, disease, ice storms, wind storms, flooding, other weather conditions and other causes. As is typical in the industry, we do not maintain insurance for any loss to our standing timber from natural disasters or other causes. Also, AbitibiBowater can provide no assurance that we will be able to maintain our rights to utilize water or to renew them at conditions comparable to those currently in effect.

For AbitibiBowater’s commodity products, the relationship between industry supply and demand for these products, rather than changes in the cost of raw materials, will determine our ability to increase prices. Consequently, AbitibiBowater may be unable to pass along increases in our operating costs to our customers. Any sustained increase in energy, chemical or raw material prices without any corresponding increase in product pricing would reduce our operating margins and potentially require us to limit or cease operations of one or more of our machines.

Currency fluctuations may adversely affect AbitibiBowater’s results of operations and financial condition and changes in foreign currency exchange rates can affect AbitibiBowater’s competitive position, selling prices and manufacturing costs.

AbitibiBowater will compete with North American, European and Asian producers in most of our product lines. AbitibiBowater’s products will be sold and denominated in U.S. dollars, Canadian dollars and selected foreign currencies. A substantial portion of AbitibiBowater’s manufacturing costs will be denominated in Canadian dollars. In addition to the impact of product supply and demand, changes in the relative strength or weakness of the U.S. dollar may also affect international trade flows of these products. A stronger U.S. dollar may attract imports into North America from foreign producers, increase supply and have a downward effect on prices, while a weaker U.S. dollar may encourage U.S. exports and increase manufacturing costs that are in Canadian dollars or other foreign currencies. Variations in the exchange rates between the U.S. dollar and other currencies, particularly the Euro and the currencies of Canada, Sweden, Finland and certain Asian countries, will significantly affect our competitive position compared to many of our competitors. Also, if the Canadian dollar remains strong for an extended period of time, it could influence the foreign exchange rate assumptions that AbitibiBowater uses in our evaluation of goodwill impairment and, consequently, result in goodwill impairment charges.

AbitibiBowater will be particularly sensitive to changes in the value of the Canadian dollar versus the U.S. dollar. The impact of these changes will depend primarily on our production and sales volume, the proportion of our production and sales that occur in Canada, the proportion of our financial assets and liabilities denominated in Canadian dollars, our hedging levels and the magnitude, direction and duration of changes in the exchange rate. We expect exchange rate fluctuations to continue to impact costs and revenues; however, we cannot predict the magnitude or direction of this effect for any quarter, and there can be no assurance of any future effects.

AbitibiBowater could experience disruptions in operations and/or increased labor costs due to labor disputes.

We expect to be the largest employer in the Canadian pulp and paper sector and to have the sector’s largest representation by unions. A significant number of our collective bargaining agreements with respect to our newsprint and commercial printing paper operations in Eastern Canada will expire on the same date in 2009. In Canada, the largest employer has traditionally acted as a “pattern setter” for the sector. While relationships with the various unions generally have been good, as is the case with any negotiation, AbitibiBowater may not be able to negotiate acceptable new agreements, which could result in strikes or work stoppages by affected employees. Renewal of collective bargaining agreements could also result in higher wage or benefit costs. Therefore, AbitibiBowater could experience a disruption of our operations or higher ongoing labor costs which could have a material adverse effect on our business, financial condition or results of operations.

AbitibiBowater’s operations require substantial capital and we may not have adequate capital resources to provide for all of our capital requirements.

AbitibiBowater’s businesses are capital intensive and require that we regularly incur capital expenditures in order to maintain our equipment, increase our operating efficiency and comply with environmental laws. If AbitibiBowater’s available cash resources and cash generated from operations are not sufficient to fund our operating needs and capital expenditures, AbitibiBowater would have to obtain additional funds from borrowings or other available sources or reduce or delay our capital expenditures. AbitibiBowater may not be able to obtain additional funds on terms as favorable as those available to Abitibi or Bowater individually, or obtain financing at all. In addition, AbitibiBowater’s debt service obligations will reduce our available cash flows. If AbitibiBowater cannot maintain or upgrade our equipment as we require, we may become unable to manufacture products that compete effectively in one or more of our product lines.

AbitibiBowater will be exposed to changes in banking and capital markets and changes in interest rates.

AbitibiBowater will require both short-term and long-term financing to fund our operations, including capital expenditures. Changes in banking or capital markets, or to our credit rating, could affect the cost or availability of financing. In addition, we are exposed to changes in interest rates with respect to (i) our floating rate debt and (ii) the interest rate of any new debt issues. Changes in the capital markets or prevailing interest rates can increase or decrease the cost or availability of financing.

Changes in laws and regulations could adversely affect AbitibiBowater’s results of operations.

AbitibiBowater will be subject to a variety of foreign, federal, state, provincial and local laws and regulations dealing with trade, employees, transportation, taxes, timber and water rights and the environment. Changes in these laws or regulations or their interpretations or enforcement have required in the past, and could require in the future, substantial expenditures by us and adversely affect our results of operations. For example, changes in environmental laws and regulations have in the past, and could in the future, require us to spend substantial amounts to comply with restrictions on air emissions, wastewater discharge, waste management and landfill sites, including remediation costs. Environmental laws are becoming increasingly stringent. Consequently, our compliance and remediation costs could increase materially.

Changes in the political or economic conditions in Canada, the United States or other countries in which AbitibiBowater’s products will be manufactured or sold could adversely affect our results of operations.

AbitibiBowater will manufacture products in Canada, the United States, the United Kingdom and South Korea and sell products throughout the world. Paper prices are tied to the health of the economies of North and South America, Asia and Europe, as well as to paper inventory levels in these regions. The economic and political climate of each region has a significant impact on our costs and the prices of, and demand for, our products. Changes in regional economies or political instability, including acts of war or terrorist activities, can affect the cost of manufacturing and distributing our products, pricing and sales volume, directly affecting our results of operations. Such changes could also affect the availability or cost of insurance.

AbitibiBowater may be subject to environmental liabilities.

AbitibiBowater will be subject to a wide range of general and industry-specific laws and regulations relating to the protection of the environment, including those governing air emissions, wastewater discharges, harvesting, the storage, management and disposal of hazardous substances and waste, the clean-up of contaminated sites, landfill operation and closure obligations, forestry operations and endangered species habitat and health and safety matters. As an owner and operator of real estate and manufacturing and processing facilities, we may be liable under environmental laws for cleanup and other costs and damages, including tort liability and damages to natural resources, resulting from past or present spills or releases of hazardous or toxic substances on or from our current or former properties. We may incur liability under these laws without regard to whether we knew of, were responsible for, or owned the property at the time of, any spill or release of hazardous or toxic substances on or from our property, or at properties where we arranged for the disposal of regulated materials. Claims may arise out of currently unknown environmental conditions or aggressive enforcement efforts by governmental or private parties.

AbitibiBowater has net liabilities with respect to our pension plans and the actual cost of our pension plan obligations could exceed current provisions.

On a pro forma basis, as of December 31, 2006, AbitibiBowater’s defined benefit pension plans were under-funded by an aggregate of US$940 million on a financial accounting basis. Abitibi and Bowater used different measurement dates and assumptions in determining their combined pension plan obligations. Our future funding obligations for the defined benefit pension plans depend upon changes to the level of benefits provided by the plans, the future performance of assets set aside in trusts for these plans, the level of interest rates used to determine minimum funding levels, actuarial data and experience and any changes in government laws and regulations. Any adverse change to any of these factors may require AbitibiBowater to increase our cash contributions to our pension plans and those additional contributions could have a material adverse effect on our cash flows and results of operations.

SPECIAL MEETING OF ABITIBI SHAREHOLDERS

The accompanying Abitibi proxy form is solicited on behalf of Abitibi’s management for use at the Special Meeting of Abitibi shareholders. In this document, we refer to the Special Meeting of Abitibi shareholders as the “Abitibi Meeting.”

Date, Time and Place of the Abitibi Meeting

The Abitibi Meeting is scheduled to be held as follows:

Date:	[ ], 2007

Time:	[ ] a.m. (local time)

Place:	[ ]

Purpose of the Abitibi Meeting

At the Abitibi Meeting, Abitibi shareholders will be asked to:

1.	consider, pursuant to an interim order of the Superior Court, District of Montreal, Province of Quebec dated [ ], 2007, and, if deemed advisable, to adopt, with or without variation, the Abitibi shareholders’ resolution in the form set forth in Schedule A attached to this document approving an arrangement under Section 192 of the CBCA necessary to effect the combination of Abitibi and Bowater, and approving and ratifying the combination agreement; and

2.	transact such other business that may properly come before the Abitibi Meeting or any adjournment or postponement of the Abitibi Meeting.

The Abitibi shareholders’ resolution is set out in Schedule A attached to this document. The combination agreement and plan of arrangement are attached to this document as Annex C and Annex E, respectively. Other documents referred to in the combination agreement also are attached as annexes to this document. Abitibi shareholders are encouraged to read the combination agreement and related annexes in their entirety and the other information contained in this document, including the schedules and annexes, carefully before deciding how to vote.

Recommendation of the Abitibi Board of Directors

THE ABITIBI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ABITIBI SHAREHOLDERS VOTE FOR THE ADOPTION OF THE ABITIBI SHAREHOLDERS’ RESOLUTION APPROVING THE PLAN OF ARRANGEMENT AND THE COMBINATION AGREEMENT. For further details regarding the reasons for this recommendation, see “The Combination—Factors Considered by the Abitibi Board of Directors.”

Record Date and Entitlement to Vote

The Abitibi Board of Directors has fixed the close of business on [            ], 2007 as the record date for determining Abitibi shareholders entitled to notice of, and to vote at, the Abitibi Meeting, which we refer to as the “Abitibi record date.” As of the Abitibi record date, there were [    ] Abitibi common shares outstanding and entitled to vote at the Abitibi Meeting.

Abitibi will prepare, within ten days after the Abitibi record date, a list of the holders of Abitibi common shares entitled to vote at the Abitibi Meeting. The list of Abitibi shareholders will be available for inspection at the offices of Computershare Trust Company of Canada, Abitibi’s registrar and transfer agent, at 100 University Avenue, Suite 900, Toronto, Ontario, Canada M5J 2Y1 during usual business hours.

Registered Holders of Abitibi Common Shares

If you are a registered holder of Abitibi common shares at the close of business (local time) on the Abitibi record date, you are entitled to attend the Abitibi Meeting in person or by proxy and to cast one vote for each Abitibi common share held by you on the Abitibi record date.

Non-Registered Shareholders

The names of the shareholders whose shares are held in the name of a broker or another nominee will not appear on the list of shareholders of Abitibi. If you are not a registered Abitibi shareholder, in order to vote you must obtain the materials relating to the Abitibi Meeting from your broker or other nominee (if you did not receive such materials with this document), complete the broker voting instruction form sent to you by such nominee and follow the directions of the broker or other nominee with respect to voting procedures.

In accordance with National Instrument 54-101 adopted by the Canadian securities administrators entitled “Communication with Beneficial Owners of Securities of a Reporting Issuer,” Abitibi is distributing copies of the materials related to the Abitibi Meeting to the clearing agencies and other nominees for distribution to non-registered holders. All such nominees must forward the material related to the Abitibi Meeting to non-registered holders and often use a service company (such as ADP Investor Communications in Canada) to permit you, if you are not a registered shareholder, to direct the voting of the Abitibi common shares which you beneficially own. If you are a non-registered Abitibi shareholder, you may revoke voting instructions which have been given to a nominee at any time by written notice to such nominee.

If you are a non-registered Abitibi shareholder, please submit your voting instructions to your nominee in sufficient time to ensure that your votes are received by Abitibi on or before 5:00 p.m. (local time) on [    ], 2007.

Voting Securities and Principal Holders of Securities

On the Abitibi record date, there were outstanding [    ] Abitibi common shares. Each Abitibi common share carries the right to one vote.

To the knowledge of Abitibi management, the only shareholders that, as of the Abitibi record date, owned beneficially, or exercised control or direction over, more than 10% of the total outstanding Abitibi common shares were [            ].

On the Abitibi record date, directors and executive officers of Abitibi and their affiliates beneficially owned and had the right to vote [    ] Abitibi common shares, representing approximately [    ] of the shares outstanding on the Abitibi record date.

Quorum and Votes Required

Attendance in person or by proxy of holders of 20% of the issued and outstanding Abitibi common shares will constitute a quorum for the transaction of business at the Abitibi Meeting. If a quorum is not present, the Abitibi Meeting may be adjourned to allow additional time for obtaining additional proxies or votes. At any subsequent reconvening of the Abitibi Meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the Abitibi Meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent meeting.

In accordance with the interim order of the Superior Court, District of Montreal, Province of Quebec, the requisite approval for the Abitibi shareholders’ resolution will be not less than 66 2/3% of the votes cast on the Abitibi shareholders’ resolution by holders of Abitibi common shares, present in person or by proxy at the Abitibi Meeting.

Any spoiled votes, illegible votes and defective votes will be considered not to be votes cast.

Proxies and Broker Voting Instruction Forms

Your vote is very important. Whether or not you plan to attend the Abitibi Meeting, we urge you to vote promptly to ensure that your securities are represented at the meeting. Registered holders of Abitibi common shares may vote by mail by dating and signing the enclosed proxy form and promptly returning it in the postage- paid envelope provided. For a proxy to be valid, you (or your attorney, who must be authorized in writing) must sign and date it and must either return it in the envelope provided or deposit it at the office of Abitibi at the address specified below not later than 5:00 p.m. (local time) on [            ], 2007 or, if the Abitibi Meeting is adjourned, 48 hours (excluding Saturdays, Sundays and holidays) before the time the adjourned Abitibi Meeting is to be reconvened. An undated but executed proxy form will be deemed to bear the date on which it is received by Abitibi.

A proxy form for Abitibi shareholders is attached to this document and is BLUE. Signing the enclosed proxy form will not affect a shareholder’s right to attend the Abitibi Meeting. Abitibi common shares represented by proxies on the accompanying BLUE form will be voted in accordance with the holder’s instructions.

Registered holders of Abitibi common shares may also cast their vote by proxy via the Internet at the website indicated on your proxy form or by telephone by calling the toll free number shown on your proxy form and following the instructions. You must do so not later than 5:00 p.m. (local time) on [            ], 2007 or, if the Abitibi Meeting is adjourned, 48 hours (excluding Saturdays, Sundays and holidays) before the time the Abitibi Meeting is to be reconvened. You will also need your control number located on the front of your proxy form to identify yourself to the system. If you vote via the Internet or by telephone, please do not return a signed proxy form. A signed and completed proxy form or properly submitted telephone or Internet proxies received by Abitibi prior to or at the Abitibi Meeting will be voted as instructed.

If you need an additional proxy form, please contact our proxy solicitors, Kingsdale and Innisfree at:

Abitibi shareholders resident in Canada or other countries outside the U.S.:	Abitibi shareholders resident in the U.S.:

(866) 639-7993 (English/French) Banks and Brokers Call Collect: (416) 867-2272	(877) 825-8730 (English) (877) 825-8777 (French) Banks and Brokers Call Collect: (212) 750-5833

If you hold your Abitibi common shares in non-registered name, you must contact your broker or other nominee to obtain a broker voting instruction form (if you did not receive one together with this document) and for other instructions as to how to vote your shares. If you hold Abitibi common shares in both registered and non-registered name, you will receive both a proxy form and a broker voting instruction form. To ensure that all your shares are represented at the Abitibi Meeting, please submit a vote by telephone, via the Internet or by mail for each proxy form or broker voting instruction form you receive.

Voting of Proxies and Broker Voting Instruction Forms

The individuals named in the enclosed proxy form will vote the Abitibi common shares represented by the proxy in accordance with the instructions of the Abitibi shareholder who appointed them. If you submit a validly executed proxy form but do not mark your vote on the form, the Abitibi common shares represented by the proxy will be voted FOR the Abitibi shareholders’ resolution. The enclosed proxy form, when properly completed and signed, confers discretionary authority on the appointed individuals to vote as they see fit on any amendment or variation to any of the matters identified in the notice of Abitibi Meeting and on any other matter that may properly be brought before the Abitibi Meeting.

Your broker or other nominee will not vote your shares unless it receives specific instructions from you.

At the date of this document, neither the Abitibi Board of Directors nor management of Abitibi is aware of any variation, amendment or other matter to be presented for a vote at the Abitibi Meeting.

Revocation of Proxies and Broker Voting Instruction Forms

If you are a registered holder, you may revoke a proxy before the Abitibi Meeting:

•

by executing, or having your attorney (who must be authorized in writing) execute, a valid form of revocation of proxy and delivering it to the Secretary of Abitibi at the address specified below at any time up to and including the last business day preceding the day of the Abitibi Meeting, or any adjournment of the Abitibi Meeting, or to the Chair of the Abitibi Meeting at any time before the Abitibi Meeting or any adjournment of the Abitibi Meeting;

•

by completing and submitting, or having your attorney (who must be authorized in writing) complete and submit, a later-dated proxy form no later than 5:00 p.m. (local time) on the last business day before the Abitibi Meeting; and

•

by attending the Abitibi Meeting and voting in person. Your attendance at the Abitibi Meeting alone will not revoke your proxy. You must also vote at the Abitibi Meeting in order to revoke a previously submitted proxy form.

If you are a registered holder and want to change your proxy directions by mail or by fax, you should send any notice of revocation or your completed new proxy form, as the case may be, to Abitibi at the following address:

Abitibi-Consolidated Inc. 1155 Metcalfe Street Suite 800 Montreal, Quebec Canada H3B 5H2 Attention: Secretary Fax: (514) 394-3644

You may also contact Abitibi’s proxy solicitors at the appropriate address found in the section of the document entitled “Summary Voting Instructions.”

You may also revoke a proxy via the Internet at the website indicated on your proxy form or by telephone by calling the toll free number shown on your proxy form and following the instructions.

If you are a non-registered holder and a broker or other nominee holds your shares in “street name” and you have instructed a nominee to vote your shares and wish to change your vote, you must follow directions received from your nominee to change those instructions.

Solicitation of Proxies

The management of Abitibi is soliciting proxies for use at the Abitibi Meeting and has designated the individuals listed on the enclosed proxy form as persons whom Abitibi shareholders may appoint as their proxy holders. If you are an Abitibi shareholder and wish to appoint an individual not listed on the enclosed proxy form to represent you at the Abitibi Meeting, you may do so either by crossing out the names on the enclosed proxy form and inserting the name of that other individual in the blank space provided on the enclosed proxy form or by completing another acceptable proxy form. A proxy nominee need not be an Abitibi shareholder. If the Abitibi shareholder is a corporation, partnership, trust or other legal entity, it must execute the proxy by an officer or properly appointed attorney.

Abitibi and Bowater will equally bear the expenses in connection with the solicitation of proxies from Abitibi shareholders, Bowater stockholders and holders of Bowater Canada exchangeable shares; and Abitibi and Bowater have agreed to share equally the out-of-pocket expenses related to the printing and filing of this document. Abitibi and Bowater have retained Kingsdale and its affiliate Innisfree, proxy solicitation firms, for assistance in connection with the solicitation of proxies in Canada and the United States and anticipate paying a fee not exceeding C$160,000 plus additional charges related to telephone calls and other services. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Abitibi common shares held of record by these persons and Abitibi may reimburse them for their reasonable transaction and clerical expenses.

Solicitation of proxies may also be made by mail, in person, or by telephone, email, Internet, facsimile or other means of communication, by Abitibi’s directors, officers and employees, who will receive no additional compensation for these services, but will be reimbursed for any transaction expenses incurred by them in connection with these services.

Dissenting Shareholder Rights

Under the provisions of the interim order, registered Abitibi shareholders will have the right to dissent with respect to the arrangement and the Abitibi shareholders’ resolution. If the arrangement becomes effective, a registered Abitibi shareholder who dissents will be entitled to be paid the fair value of its Abitibi common shares by Abitibi or by Bowater Canada, at AbitibiBowater’s option. This right to dissent is described in this document and in the plan of arrangement which is attached to this document as Annex E. If you want to dissent in respect of the arrangement and the Abitibi shareholders’ resolution, you must provide a written dissent notice to Abitibi’s Secretary at Abitibi-Consolidated Inc., 1155 Metcalfe Street, Suite 800, Montreal, Quebec, Canada H3B 5H2, Attention: Secretary, facsimile number (514) 394-3644, not later than 5:00 p.m. (local time) on the business day immediately preceding the Abitibi Meeting (or any adjournment or postponement of the Abitibi Meeting). If you do not strictly comply with this requirement, you could lose your right to dissent. This requirement is different from the statutory dissent procedures of the CBCA, which would permit a dissent notice to be provided at or prior to the Abitibi Meeting. For more information regarding your right to dissent, see “The Combination—Dissenting Shareholder Rights—Abitibi.”

Exercise of Stock Options

If you hold exercisable Abitibi stock options and wish to exercise them to acquire Abitibi common shares in order to receive Bowater Canada exchangeable shares or shares of AbitibiBowater common stock in connection with the plan of arrangement (or a combination of shares of AbitibiBowater common stock and Bowater Canada exchangeable shares), then you should exercise your stock options through the Human Resources Department at Abitibi or by telephone at the following number: (514) 394-3257 prior to 4:00 p.m. (local time) on the second business day immediately prior to the date of closing of the combination. Upon completion of the arrangement, all unexercised Abitibi stock options will be automatically converted into AbitibiBowater stock options.

Election to Receive Bowater Canada Exchangeable Shares and Exchange of Share Certificates

Accompanying this document is a letter of transmittal and election form which is being delivered only to holders of Abitibi common shares. Any use of the mail to transmit a share certificate and a letter of transmittal and election form is at your risk. If you mail these documents, we recommend that you use registered mail, with return receipt requested, properly insured.

You should properly complete, sign and return the letter of transmittal and election form, together with your share certificate or certificates for your Abitibi common shares and all other documents identified in the letter of transmittal and election form to Computershare Trust Company of Canada at the address specified on the last page of the form by no later than 5:00 p.m. (local time) on [            ], 2007, or, if the Abitibi Meeting is adjourned, 48 hours (excluding Saturdays, Sundays and holidays) before the time the adjourned Abitibi Meeting is to be reconvened, to enable you to elect to obtain, in respect of each such share, at your option:

(a)	0.06261 of a Bowater Canada exchangeable share, with Bowater Canada exchangeable shares being subsequently exchangeable at any time for shares of AbitibiBowater common stock, or

(b)	0.06261 of a share of AbitibiBowater common stock, or

(c)	a combination of Bowater Canada exchangeable shares and shares of AbitibiBowater common stock, provided that the total number of shares you receive under the arrangement shall not exceed the number of Abitibi common shares you currently hold multiplied by the Abitibi exchange ratio.

Only holders of Abitibi common shares that are eligible shareholders may elect to receive Bowater Canada exchangeable shares. For more information, see “Material Canadian Federal Income Tax Consequences of the Combination.”

If you (i) are a holder of Abitibi common shares, (ii) have not exercised dissent rights, (iii) are an eligible shareholder and (iv) have returned, prior to the election deadline, the completed letter of transmittal and election form together with your Abitibi common share certificates(s) and all other required documents, you will receive, on or after the effective date of the Abitibi arrangement, in respect of each of your Abitibi common shares, 0.06261 of a Bowater Canada exchangeable share (or such lesser number of Bowater Canada exchangeable shares as specified by you in the election form in the event you opt to receive a combination of Bowater Canada exchangeable shares and shares of AbitibiBowater common stock as described above, unless the Bowater Canada exchangeable share limit is exceeded, in which event the number of Bowater Canada exchangeable shares that will be issued to all electing eligible Abitibi shareholders will be subject to pro ration).

If you (i) are a holder of Abitibi common shares, (ii) have not exercised dissent rights and (iii) are not an eligible shareholder, you will receive, on or after the effective date of the arrangement, in respect of each of your Abitibi common shares, 0.06261 of a share of common stock of AbitibiBowater upon returning the completed letter of transmittal, together with your Abitibi common share certificate(s) and all other required documents.

If a letter of transmittal and election form is not returned prior to the election deadline or an election is not effectively made, you will be deemed to have elected to receive 0.06261 of a share of AbitibiBowater common stock in respect of each of your Abitibi common shares.

If you hold Abitibi common shares that are registered in the name of a broker, investment dealer, bank, trust company or other nominee, you should contact that nominee for instructions about how to elect to receive Bowater Canada exchangeable shares (or a combination of AbitibiBowater Common Stock and Bowater Canada exchangeable shares).

Eligible shareholders of Abitibi may also elect to receive Bowater Canada exchangeable shares by following the procedures for book-based transfer, provided that a confirmation of the book-based transfer of such shares through the CDS Clearing and Depositary Services Inc., which we refer to as “CDS,” on-line tendering system into the depositary’s account at CDS, is received by the depositary at its office in Toronto prior to 5:00 p.m. (local time) on [ ], 2007. The depositary has established an account at CDS for the purpose of the combination. Any financial institution that is a participant in CDS may cause CDS to make a book-based transfer of an eligible holder’s Abitibi common shares into the depositary’s account in accordance with CDS procedures for such transfer. Delivery of Abitibi common shares through the CDS book based transfer system will constitute a valid election to receive Bowater Canada exchangeable shares.

Abitibi shareholders, through their respective CDS participants, who utilize CDSX, the CDS on-line system, to elect to receive Bowater Canada exchangeable shares through a book-based transfer of their holdings into the depositary’s account with CDS are deemed to have completed the letter of transmittal and election form and therefore such instructions received by the depositary are considered as a valid election to receive Bowater Canada exchangeable shares in accordance with the terms of the plan of arrangement.

Computershare Trust Company of Canada will act as depository for the purpose of both physical and on-line deposits of letters of transmittal and election forms and its address in Toronto is 100 University Avenue, 9th Floor, Toronto, Ontario Canada M5J 2Y1. Abitibi shareholders with questions about the deposit procedures also may contact Computershare Trust Company of Canada toll-free at (800) 564-6253.

There will be a limit on the number of Bowater Canada exchangeable shares that Bowater Canada will issue to eligible Abitibi shareholders, which we refer to as the “Bowater Canada exchangeable share limit.” For these purposes, the Bowater Canada exchangeable share limit is equal to: (i) 20% multiplied by the aggregate of (x) the number of Abitibi common shares that are issued and outstanding immediately prior to the completion of the combination multiplied by the Abitibi exchange ratio (y) the number of shares of Bowater common stock that are issued and outstanding immediately prior to the completion of the combination multiplied by the Bowater exchange ratio, and (z) the number of Bowater Canada exchangeable shares that are issued and outstanding immediately prior to the completion of the combination but after giving effect to the share consolidation that will occur upon filing the Bowater Canada articles of amendment; minus (ii) the number of Bowater Canada exchangeable shares that are issued and outstanding immediately prior to the completion of the combination but after giving effect to the share consolidation that will occur upon filing the Bowater Canada articles of amendment.

In the event that eligible Abitibi shareholders elect to receive an aggregate number of Bowater Canada exchangeable shares that exceeds the Bowater Canada exchangeable share limit described above, then the number of Bowater Canada exchangeable shares that will be issued to each electing eligible Abitibi shareholder shall be determined by multiplying the total number of Bowater Canada exchangeable shares otherwise issuable to such shareholder by a fraction, the numerator of which is the Bowater Canada exchangeable share limit and the denominator of which is the aggregate number of Bowater Canada exchangeable shares otherwise issuable to all eligible Abitibi shareholders that elected to receive Bowater Canada exchangeable shares. In these circumstances, AbitibiBowater will issue to each electing eligible Abitibi shareholder a number of shares of AbitibiBowater common stock equal to the difference between (i) the number of Bowater Canada exchangeable shares otherwise issuable to an electing eligible Abitibi shareholder and (ii) the number of Bowater Canada exchangeable shares that will actually be issued to such shareholder following the prorationing described above. Neither AbitibiBowater nor Bowater Canada will issue fractional shares to eligible Abitibi shareholders in connection with the combination, including in the event an electing eligible Abitibi shareholder is subject to prorationing as described above. See “The Combination Agreement and Related Matters—No Fractional Shares.”

Based on publicly available information regarding the current shareholdings of Abitibi, we believe that it is unlikely that eligible Abitibi shareholders will be limited in their ability to receive Bowater Canada exchangeable shares. However, the Bowater Canada exchangeable share limit is necessary to ensure that the combination is tax deferred for U.S. resident holders of Abitibi common shares.

Share Certificates

At or promptly after the effective time of the arrangement, Bowater Canada will deposit with Computershare Trust Company of Canada, for the benefit of holders of Abitibi common shares who will receive Bowater Canada exchangeable shares in connection with the arrangement, certificates representing the Bowater Canada exchangeable shares issued in the plan of arrangement upon exchange of the Abitibi common shares. Upon surrender to the depositary of a certificate which, immediately prior to the effective time of the arrangement, represented one or more Abitibi common shares together with other required documents, you will receive a certificate representing that number of Bowater Canada exchangeable shares which you are entitled to receive under the arrangement.

If your certificate representing Abitibi common shares has been destroyed, lost or mislaid, you should contact Computershare Trust Company of Canada, who acts as Abitibi’s transfer agent and registrar, at 100 University Avenue, 9th Floor, Toronto, Ontario, Canada M5J 2Y1, or toll free at (800) 564-6253, regarding the issuance of a replacement certificate upon your satisfying any requirements imposed by Abitibi in connection with the issuance of the replacement certificate.

ANNUAL MEETING OF BOWATER STOCKHOLDERS

We are furnishing this document to Bowater stockholders and holders of Bowater Canada exchangeable shares as part of the solicitation of proxies by the Bowater Board of Directors for use at the Annual Meeting of Bowater stockholders. In this document, we refer to the Annual Meeting of Bowater stockholders as the “Bowater Meeting.”

Date, Time and Place of the Bowater Meeting

The Bowater Meeting is scheduled to be held as follows:

Date:	[ ], 2007

Time:	[ ] a.m. (local time)

Place:	[ ]

Purpose of the Bowater Meeting

At the Bowater Meeting, we are asking Bowater stockholders and holders of Bowater Canada exchangeable shares of record to:

1.	consider and vote on a proposal to approve and adopt the combination agreement and the merger contemplated by the combination agreement as further described under “The Combination” and “The Combination Agreement and Related Matters;”

2.	elect three directors, each for a term of three years or until the earlier of the due election and qualification of their successors or the consummation of the combination;

3.	ratify the appointment of KPMG LLP as Bowater’s independent registered public accounting firm for the 2007 fiscal year; and

4.	transact any other business that may properly come before the Bowater Meeting and any adjournment or postponement of the Bowater Meeting.

Recommendation of the Bowater Board of Directors

THE BOWATER BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT BOWATER STOCKHOLDERS AND HOLDERS OF BOWATER CANADA EXCHANGEABLE SHARES VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE COMBINATION AGREEMENT AND THE MERGER. For further details regarding the reasons for this recommendation, see “The Combination—Factors Considered by the Bowater Board of Directors.”

THE BOWATER BOARD OF DIRECTORS ALSO UNANIMOUSLY RECOMMENDS THAT BOWATER STOCKHOLDERS AND HOLDERS OF BOWATER CANADA EXCHANGEABLE SHARES VOTE FOR EACH OF THE DIRECTOR NOMINEES LISTED UNDER THE HEADING “ADDITIONAL INFORMATION RELATING TO THE BOWATER ANNUAL MEETING—PROPOSAL NO. 2—ELECTION OF DIRECTORS.” For further details regarding the nominees, please see “Additional Information Relating to the Bowater Annual Meeting—Proposal No. 2—Election of Directors.”

THE BOWATER BOARD OF DIRECTORS ALSO UNANIMOUSLY RECOMMENDS THAT BOWATER STOCKHOLDERS AND HOLDERS OF BOWATER CANADA EXCHANGEABLE SHARES VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS BOWATER’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2007 FISCAL YEAR.

Record Date and Entitlement to Vote

These proxy materials are provided to holders of Bowater’s common stock and holders of Bowater Canada exchangeable shares who were holders of record on [            ], 2007, which we refer to as the “Bowater record date.” Holders of Bowater’s common stock and holders of Bowater Canada exchangeable shares as of the Bowater record date are entitled to vote at the Bowater Meeting. A list of holders is available, upon request, from [            ] through [            ], 2007 from Bowater’s Legal Department and at the Bowater Meeting.

Holders of record of Bowater Canada exchangeable shares are entitled to vote through Computershare Trust Company of Canada, as trustee, which will vote its share of Bowater special voting stock in accordance with the provisions of a voting and exchange trust agreement. Under this agreement, each holder of Bowater Canada exchangeable shares is entitled to instruct the trustee how to vote at Bowater stockholder meetings. The trustee will cast votes equal to the number of outstanding Bowater Canada exchangeable shares not owned by Bowater or its affiliates and as to which the trustee has timely received voting instructions from the holders of Bowater Canada exchangeable shares. For further details on the voting and exchange trust agreement, please see “Description of Bowater Canada Exchangeable Share Documents and Other Information Relating to Bowater Canada—Voting and Exchange Trust Agreement and Support Agreement.”

The holders of Bowater common stock and Computershare Trust Company of Canada (acting as trustee for the holders of Bowater Canada exchangeable shares) will vote together as a single class on all matters. On the Bowater record date, [            ] shares of Bowater common stock and [            ] Bowater Canada exchangeable shares were entitled to give voting instructions.

As of the Bowater record date, Bowater directors and executive officers owned and were entitled to vote [            ] shares of Bowater common stock and [            ] Bowater Canada exchangeable shares representing approximately [    ]% of the common stock and [    ]% of the total voting power of all the shares of the Bowater common stock and the Bowater special voting stock outstanding on that date. See “Additional Information Relating to the Bowater Annual Meeting—Proposal No. 2—Election of Directors” for a further explanation of the ownership of Bowater common stock and Bowater Canada exchangeable shares by each of the Bowater directors and executive officers as of the Bowater record date. Each Bowater director and executive officer has indicated his or her present intention to vote, or cause to be voted, the Bowater common stock and Bowater Canada exchangeable shares owned by him or her for the approval and adoption of the combination agreement and the merger, for the election of the three named nominees to serve as directors for the term indicated and for the ratification of the appointment of KPMG LLP as Bowater’s independent registered public accounting firm for fiscal year 2007. See “Additional Information Relating to the Bowater Annual Meeting—Proposal No. 2—Election of Directors” and “Additional Information Relating to the Bowater Annual Meeting—Proposal No. 3—Appointment of Independent Registered Public Accounting Firm.”

Quorum and Votes Required

Quorum

Holders of shares representing one-third of the total voting power of all outstanding shares of Bowater common stock and Bowater special voting stock (representing the Bowater Canada exchangeable shares) entitled to vote at the Bowater Meeting, present in person or represented by proxy, are necessary to constitute a quorum.

All shares of Bowater common stock and Bowater Canada exchangeable shares represented at the Bowater Meeting (in person, by proxy or pursuant to valid voting instructions delivered to the trustee), but not voting, including abstentions and broker non-votes (which occur when a broker or other nominee holding shares for a beneficial owner reports those shares as present for quorum purposes but does not vote on a proposal), will be treated as present for purposes of determining the presence or absence of a quorum for all matters for consideration at the Bowater Meeting.

If a quorum is not present at the Bowater Meeting, the meeting may be adjourned from time to time until a quorum is present. In addition, adjournments of the Bowater Meeting may be made for the purpose of soliciting additional proxies in favor of the proposals. However, no proxy that is voted against a proposal described in this document will be voted in favor of adjournment of the Bowater Meeting for the purpose of soliciting additional proxies.

Proposal No. 1—Approval and Adoption of the Combination Agreement and the Merger

The affirmative vote of the holders of a majority of the total voting power of all outstanding shares of Bowater common stock and Bowater special voting stock (representing the Bowater Canada exchangeable shares) entitled to vote at the Bowater Meeting, voting together as a single class, is required to approve and adopt the combination agreement and the merger.

Proposal No. 2—Election of Directors

Directors are elected by a plurality of the total voting power of all outstanding shares of Bowater common stock and Bowater special voting stock (representing the Bowater Canada exchangeable shares) present in person or represented by proxy and entitled to vote at the Bowater Meeting, voting together as a single class.

Proposal No. 3—Appointment of Independent Registered Public Accounting Firm

The affirmative vote of the holders of a majority of the total voting power of all shares of Bowater common stock and Bowater special voting stock (representing the Bowater Canada exchangeable shares) present in person or represented by proxy and entitled to vote on the matter, voting together as a single class, is required to ratify the appointment of KPMG LLP as Bowater’s independent registered public accounting firm.

Withheld Votes and Abstentions

Proposal No. 1—Approval and Adoption of the Combination Agreement and the Merger

Bowater stockholders and holders of Bowater Canada exchangeable shares (voting through the trustee) may vote for or against the proposal to approve and adopt the combination agreement and the merger, or may abstain with respect to such proposal. If you abstain from voting or do not vote on this proposal, it will have the same effect as a vote against the proposal to approve and adopt the combination agreement and the merger. Under the rules of the NYSE, member brokers who do not receive instructions from beneficial owners will not be allowed to vote in connection with the proposal to approve and adopt the combination agreement and the merger. If you hold your shares through a broker and do not provide instructions with respect to such proposal, it will have the same effect as a vote against the proposal to approve and adopt the combination agreement and the merger.

Proposal No. 2—Election of Directors

In the election of directors, votes may be cast for or votes may be withheld from each nominee. Withheld votes will be excluded from the vote and will have no effect on the outcome. Bowater stockholders and holders of Bowater Canada exchangeable shares (voting through the trustee) may not vote to abstain with respect to the election of directors. Under the rules of the NYSE, member brokers who do not receive instructions from beneficial owners will be allowed to vote in connection with the election of directors. If you hold your shares through a broker, your shares may be voted with respect to the election of directors even if you do not provide instructions to your broker or attend the Bowater Meeting.

Proposal No. 3—Appointment of Independent Registered Public Accounting Firm

Bowater stockholders and holders of Bowater Canada exchangeable shares (voting through the trustee) may vote for or against the proposal to ratify the appointment of KPMG LLP as Bowater’s independent registered public accounting firm for fiscal year 2007, or may abstain with respect to such proposal. If you abstain from voting on this proposal, it will have the same effect as a vote against the proposal. Under the rules of the NYSE, member brokers who do not receive instructions from beneficial owners will be allowed to vote in connection with the proposal to ratify the appointment of KPMG LLP as Bowater’s independent registered public accounting firm for fiscal year 2007. If you hold your shares through a broker, your shares may be voted with respect to such proposal even if you do not provide instructions to your broker or attend the Bowater Meeting.

Proxy Card, Trustee Voting Instruction Form and Broker Voting Instruction Card Procedures

Proxies—Registered Bowater Common Stockholders

Your vote is very important. Whether or not you plan to attend the Bowater Meeting, we urge you to vote promptly to ensure that your securities are represented at the meeting. You may vote by mail by dating and signing the enclosed proxy card and promptly returning it in the postage-paid envelope provided. For a proxy to be valid, you (or your attorney, who must be authorized in writing) must sign and date it and must either return it in the envelope provided or deposit it at the office of Bowater at the address specified below not later than 5:00 p.m. (local time) on [            ], 2007 or, if the Bowater Meeting is adjourned, 48 hours (excluding Saturdays, Sundays and holidays) before the time the adjourned Bowater Meeting is to be reconvened. An undated but executed proxy card will be deemed to be dated the date of this document.

Proxy cards for holders of Bowater common stock are attached to this document and are PINK. Signing the enclosed proxy card will not affect a stockholder’s right to attend the Bowater Meeting. Shares of Bowater common stock represented by proxies on the accompanying PINK card will be voted in accordance with the holder’s instructions.

You may also cast your vote by proxy via the Internet at the website indicated on your proxy card or by telephone by calling the toll free number shown on your proxy card and following the instructions. You must do so not later than 5:00 p.m. (local time) on [            ], 2007 or, if the Bowater Meeting is adjourned, 48 hours (excluding Saturdays, Sundays and holidays) before the time the Bowater Meeting is to be reconvened. You will also need your control number located on the front of your proxy card to identify yourself to the system. If you submit your proxy via the Internet or by telephone, please do not return a signed proxy card.

If you need an additional proxy card, please contact our proxy solicitors, Kingsdale and Innisfree at:

Bowater stockholders resident in Canada or other countries outside the U.S.: (866) 639-7993 (English/French) Banks and Brokers Call Collect: (416) 867-2272	Bowater stockholders resident in the U.S.: (877) 825-8730 (English) (877) 825-8777 (French) Banks and Brokers Call Collect: (212) 750-5833

Trustee Voting Instruction Forms—Registered Holders of Bowater Canada Exchangeable Shares

Your vote is very important. Registered holders of Bowater Canada exchangeable shares have the opportunity to vote on the combination and the other proposals at the Bowater Meeting by giving instructions to Computershare Trust Company of Canada, as trustee, as to how to vote your Bowater Canada exchangeable shares on such matters. If you do not give voting instructions to the trustee, the trustee will not have any voting rights in respect of your Bowater Canada exchangeable shares. Alternatively, you may instruct the trustee to give you or your designee a proxy to personally exercise the voting rights attached to your Bowater Canada exchangeable shares. See “—Attending the Bowater Meeting.”

To instruct the trustee as to how you wish to exercise your voting rights, you must complete, sign, date and return the enclosed trustee voting instruction form to the trustee by 5:00 p.m. (local time) on [            ], 2007. Whether or not you plan to attend the Bowater Meeting, please sign, date and return the enclosed trustee voting instruction form in the envelope provided in order to make sure that your Bowater Canada exchangeable shares will be represented at the Bowater Meeting. If you are a holder of Bowater Canada exchangeable shares and you do not return your trustee voting instruction form to the trustee, the trustee will not be able to vote your Bowater Canada exchangeable shares at the Bowater Meeting and this will have the same effect as a vote against the approval and adoption of the combination agreement and the merger.

Trustee voting instruction forms for registered holders of Bowater Canada exchangeable shares are attached to this document and are GREEN. Signing the enclosed trustee voting instruction form will not affect a holder’s right to attend the Bowater Meeting. Bowater Canada exchangeable shares represented by voting instructions on the accompanying GREEN trustee voting instruction form will be voted by the trustee at the Bowater Meeting in accordance with the holder’s instructions.

You may also instruct the trustee as to how you wish to exercise your voting rights via the Internet at the website indicated on your trustee voting instruction form or by telephone by calling the toll free number shown on your trustee voting instruction form and following the instructions. You must do so not later than 5:00 p.m. (local time) on [            ], 2007 or, if the Bowater Meeting is adjourned, 48 hours (excluding Saturdays, Sundays and holidays) before the time the Bowater Meeting is to be reconvened. You will also need your control number located on the front of your trustee voting instruction form to identify yourself to the system. If you submit your voting instructions to the trustee via the Internet or by telephone, please do not return a signed trustee voting instruction form.

Broker Voting Instruction Cards—Non-Registered Holders of Bowater Common Stock and Bowater Canada Exchangeable Shares

If you are not a registered holder or a holder of record of Bowater common stock or Bowater Canada exchangeable shares, in order to vote, you must obtain the materials relating to the Bowater Meeting from your broker or other nominee (if you did not receive such materials with this document), complete the request for voting instructions sent by the broker or other nominee and follow the directions of the broker or other nominee with respect to voting procedures. You must carefully follow the instructions given to you by your broker or other nominee to ensure that your shares of Bowater common stock or Bowater Canada exchangeable shares are properly voted.

In accordance with National Instrument 54-101 adopted by the Canadian securities administrators entitled “Communication with Beneficial Owners of Securities of a Reporting Issuer,” Bowater is distributing copies of the materials related to the Bowater Meeting to the clearing agencies and other nominees for distribution to non-registered holders of Bowater Canada exchangeable shares. Nominees must forward the material related to the Bowater Meeting to non-registered holders of Bowater Canada exchangeable shares and often use a service company (such as ADP Investor Communications in Canada) to permit you, if you are not a registered holder, to direct the voting of the Bowater Canada exchangeable shares which you beneficially own.

If you are a non-registered holder of Bowater common stock or Bowater Canada exchangeable shares, please submit your voting instructions to your broker or other nominee on or before 5:00 p.m. (local time) on [            ], 2007 in sufficient time to ensure that your votes are received by Bowater.

Voting

Each share of Bowater common stock outstanding on the Bowater record date is entitled to one vote at the Bowater Meeting. A holder of Bowater Canada exchangeable shares (other than Bowater or its affiliates) is entitled to give instructions to the trustee for votes equal to the number of Bowater Canada exchangeable shares held by that holder.

Proxies—Registered Bowater Common Stockholders

If no contrary instruction is indicated, Bowater common stock represented by signed proxies will be voted:

•	FOR the proposal to approve and adopt the combination agreement and the merger;

•	FOR the election of the three nominees named on the proxy card to serve as directors for the term indicated;

•	FOR the ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the 2007 fiscal year; and

•	at the discretion of the proxy holders on any other business that may properly come before the Bowater Meeting and any adjournment or postponement.

Should any nominee named for the office of director become unable or unwilling to accept nomination or election, the proxy holders intend to vote for the election of another person recommended by the Nominating and Governance Committee of the Bowater Board of Directors and nominated by the Bowater Board of Directors. Bowater has no reason to believe that either of the three nominees will be unable or unwilling to serve if elected to office.

Aside from the approval and adoption of the combination agreement and the merger, the election of three directors and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, Bowater does not know of any other matters that will be presented at the Bowater Meeting. However, if any other matters properly come before the Bowater Meeting and any adjournment, the person or persons voting the proxies will vote them in accordance with their best judgment.

Trustee Voting Instruction Forms—Registered Holders of Bowater Canada Exchangeable Shares

If you are a registered holder of Bowater Canada exchangeable shares and you do not give voting instructions to the trustee, the trustee will not have any voting rights in respect of your Bowater Canada exchangeable shares. However, if you return a signed trustee voting instruction form but do not mark your vote on the form, and if no contrary instruction is indicated on such signed form, Bowater Canada exchangeable shares represented by such trustee voting instruction form will be voted:

•	FOR the proposal to approve and adopt the combination agreement and the merger;

•	FOR the election of the three nominees named on the trustee voting instruction form to serve as directors for the term indicated;

•	FOR the ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the 2007 fiscal year; and

•	at the discretion of the trustee on any other business that may properly come before the Bowater Meeting and any adjournment or postponement.

Should any nominee named for the office of director become unable or unwilling to accept nomination or election, the trustee intends to vote for the election of another person recommended by the Nominating and Governance Committee of the Bowater Board of Directors and nominated by the Bowater Board of Directors. Bowater has no reason to believe that either of the three nominees will be unable or unwilling to serve if elected to office.

Aside from the approval and adoption of the combination agreement and the merger, the election of three directors and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, Bowater does not know of any other matters that will be presented at the Bowater Meeting. However, if any other matters properly come before the Bowater Meeting and any adjournment, the trustee voting the Bowater Canada exchangeable shares represented by trustee voting instruction forms will vote them in accordance with their best judgment.

Broker Voting Instruction Cards—Non-Registered Holders of Bowater Common Stock and Bowater Canada Exchangeable Shares

Under the rules of the NYSE, member brokers who do not receive instructions from beneficial owners will be allowed to vote in connection with the election of directors and the proposal to ratify the appointment of KPMG LLP as Bowater’s independent registered public accounting firm for fiscal year 2007. Member brokers who do not receive instructions from beneficial owners will not be allowed to vote in connection with the proposal to approve and adopt the combination agreement and the merger and this will have the same effect as a vote against the approval and adoption of the combination agreement and the merger.

Revocation of Proxies and Trustee and Broker Voting Instructions

Proxy Cards—Registered Bowater Common Stockholders

Any registered holder or holder of record of Bowater common stock giving a proxy has the right to revoke it by presenting written notice of revocation to Bowater’s Secretary before the proxy is voted, or by executing and delivering to Bowater a later-dated proxy card before the earlier proxy is voted, or by attending the Bowater Meeting and voting his or her shares in person (although attendance at the Bowater Meeting will not, in and of itself, revoke a proxy). No notice of revocation or later-dated proxy card will be effective until received by Bowater’s Secretary at or prior to the Bowater Meeting.

If the Bowater Meeting is postponed or adjourned, your proxy will remain valid and may be voted at the postponed or adjourned meeting. You still will be able to revoke your proxy until it is voted.

If you are a Bowater stockholder and want to change your proxy directions by mail or by fax, you should send any notice of revocation or your completed new proxy card, as the case may be, to Bowater at the following address:

Bowater Incorporated 55 East Camperdown Way P.O. Box 1028 Greenville, South Carolina 29602 United States of America Attention: Secretary Fax: (864) 282-9573

You also may contact Bowater’s proxy solicitors at the appropriate address found in the section of the document entitled “Summary Voting Instructions.”

Trustee Voting Instruction Forms—Registered Holders of Bowater Canada Exchangeable Shares

Any registered holder of Bowater Canada exchangeable shares giving voting instructions to the trustee has the right to revoke or change such instructions at any time before the trustee votes the shares by presenting a written notice of revocation to the trustee or by delivering signed change of instructions to the offices of the trustee before the Bowater Meeting, or by instructing the trustee to give such holder or the holder’s designee a proxy to personally exercise the voting rights attached to their Bowater Canada exchangeable shares in order attend the Bowater Meeting and vote in person.

If the Bowater Meeting is postponed or adjourned, your voting instructions will remain valid and may be voted at the postponed or adjourned meeting. You still will be able to revoke your voting instructions until it is voted.

If you are a registered holder of Bowater Canada exchangeable shares and want to change your voting instructions by mail or by fax, you should send any notice of revocation or your completed new trustee voting instruction form, as the case may be, to Computershare Trust Company of Canada at the following address:

Computershare Trust Company of Canada

100 University Avenue, 9th Floor

Toronto, Ontario

Canada M5J 2Y1

Fax: (888) 453-0330 or (416) 263-9394

Broker Voting Instruction Cards and Forms—Non-Registered Holders of Bowater Common Stock and Bowater Canada Exchangeable Shares

If you are a non-registered holder of Bowater common stock or Bowater Canada exchangeable shares and you have instructed a broker or other nominee to vote your shares and you wish to revoke your voting instructions or change your vote, you must follow the directions received from your broker or other nominee to revoke or change those instructions.

Solicitation of Proxies

Abitibi and Bowater will equally bear the expenses in connection with the solicitation of proxies from Abitibi shareholders, Bowater stockholders and holders of Bowater Canada exchangeable shares; and Abitibi and Bowater have agreed to share equally the out-of-pocket expenses related to the printing and filing of this document. Abitibi and Bowater have retained Kingsdale and its affiliate Innisfree, proxy solicitation firms, for assistance in connection with the solicitation of proxies in Canada and the United States and anticipate paying a fee not exceeding C$160,000 plus additional charges related to telephone calls and other services. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Bowater common stock held of record by these persons, and Bowater may reimburse them for their reasonable transaction and clerical expenses.

Solicitation of proxies may also be made by mail, in person, or by telephone, email, Internet, facsimile or other means of communication, by Bowater’s directors, officers and employees, who will receive no additional compensation for these services, but will be reimbursed for any transaction expenses incurred by them in connection with these services.

You should not send in any Bowater or Bowater Canada share certificates with your proxy card or trustee voting instruction form. A letter of transmittal with instructions for the surrender of your Bowater and Bowater Canada share certificates will be mailed to you as soon as practicable after completion of the combination.

Attending the Bowater Meeting

If you are a Bowater stockholder of record and plan to attend the Bowater Meeting, please indicate this when you vote. The lower portion of the proxy card will be your admission ticket. If you are a beneficial owner of Bowater common stock held by a broker, bank or other nominee, you will need proof of ownership to be admitted to the Bowater Meeting. A recent brokerage or benefit plan statement or a letter from a bank or broker are examples of proof of ownership. If you want to vote your Bowater common stock held in nominee name in person, you must get a written proxy in your name from the broker, bank, or other nominee that holds your shares.

If you are a registered holder or holder of record of Bowater Canada exchangeable shares and plan to attend the Bowater Meeting, you must instruct the trustee to give you or your designee a proxy to personally exercise the voting rights attached to your Bowater Canada exchangeable shares in order attend the Bowater Meeting and vote in person. The trustee will give you a proxy card and the lower portion of the proxy card will be your admission ticket.

Tabulation of Votes

Bowater has appointed The Bank of New York to serve as inspector of the Bowater Meeting. The Bank of New York will independently tabulate affirmative and negative votes and abstentions.

Dissent or Appraisal Rights

Holders of Bowater common stock and holders of Bowater Canada exchangeable shares do not have dissent or appraisal rights in connection with the combination or the merger; however, holders of Bowater Canada exchangeable shares will have dissent rights in connection with the Bowater Canada articles of amendment as described under “The Combination—Dissenting Shareholder Rights—Bowater Canada.”

SPECIAL MEETING OF BOWATER CANADA SHAREHOLDERS

The accompanying Bowater Canada proxy form is solicited on behalf of Bowater Canada’s management for use at the Special Meeting of Bowater Canada shareholders. In this document, we refer to the Special Meeting of the Bowater Canada shareholders as the “Bowater Canada Meeting.”

Date, Time and Place of the Bowater Canada Meeting

The Bowater Canada Meeting is scheduled to be held as follows:

Date:	[ ], 2007

Time:	[ ] a.m. (local time)

Place:	[ ]

Purpose of the Bowater Canada Meeting

At the Bowater Canada Meeting, holders of Bowater Canada exchangeable shares will be asked to:

1.	consider and, if deemed advisable, adopt, with or without variation, a special resolution in the form set forth in Schedule B to this document, approving the filing of the Bowater Canada articles of amendment in order to:

•	change Bowater Canada’s name to “AbitibiBowater Canada Inc.,”

•

effect a share consolidation with the result that each issued and outstanding Bowater Canada exchangeable share is changed into 0.52 of a Bowater Canada exchangeable share, which is the same exchange ratio as the Bowater exchange ratio,

•

amend the provisions governing the Bowater Canada exchangeable shares to extend the date prior to which the directors of Bowater Canada may not, unless there are fewer than 500,000 Bowater Canada exchangeable shares outstanding or there is a proposed change-in-control transaction with respect to AbitibiBowater, cause the redemption of the Bowater Canada exchangeable shares, from June 30, 2008 to June 30, 2018, and

•

amend the provisions governing the Bowater Canada exchangeable shares to clarify that the Bowater Canada exchangeable shares will become exchangeable for shares of AbitibiBowater common stock, instead of being exchangeable for shares of Bowater common stock, and to make other conforming changes required to give effect to the combination; and

2.	transact such other business as may properly come before the Bowater Canada Meeting or any adjournment or postponement of the Bowater Canada Meeting.

If Bowater Canada’s shareholders do not approve the Bowater Canada shareholders’ resolution, Bowater and its affiliates will, in accordance with the terms of the combination agreement, cause the redemption of all outstanding Bowater Canada exchangeable shares on the business day immediately preceding the effective date of the combination. In addition, the provisions governing the Bowater Canada exchangeable shares generally provide that, if Bowater Canada exercises a redemption right or is required to redeem Bowater Canada exchangeable shares upon request by a holder of such shares, then Bowater Canadian Holdings may avail itself of its call right. In such case, the holders of Bowater Canada exchangeable shares will receive one share of Bowater common stock in exchange for each Bowater Canada exchangeable share, and each share of Bowater common stock so received will be converted into the right to receive 0.52 of a share of AbitibiBowater common stock in the merger.

A redemption or purchase of the Bowater Canada exchangeable shares may have certain tax consequences to holders, depending on their tax status. A holder of Bowater Canada exchangeable shares whose shares are purchased by Bowater Canadian Holdings pursuant to the exercise of its call right will generally realize a capital gain (or a capital loss) to the extent that the purchase price for the Bowater Canada exchangeable shares exceeds (or is less than) the adjusted cost base to the holder of the Bowater Canada exchangeable shares. If Bowater Canadian Holdings does not exercise its call right and the Bowater Canada exchangeable shares instead are redeemed by Bowater Canada, a holder of Bowater Canada exchangeable shares will generally be deemed to receive a dividend and to have realized either a capital gain or a capital loss depending on the holder’s own circumstances. Different consequences may result for a holder that is a corporation. For more information see “Material Canadian Federal Income Tax Consequences of the Combination—Holders of Bowater Canada Exchangeable Shares.”

Any redemption or exercise of the Bowater Canadian Holdings call right described above will not affect an eligible Abitibi shareholder’s ability to elect to receive Bowater Canada exchangeable shares.

Further details regarding the Bowater Canada articles of amendment are provided under the section “Description of Bowater Canada Exchangeable Share Documents and Other Information Relating to Bowater Canada—Bowater Canada Articles of Amendment.”

Recommendation of the Bowater Canada Board of Directors

BOWATER CANADA’S BOARD OF DIRECTORS RECOMMENDS THAT HOLDERS OF BOWATER CANADA EXCHANGEABLE SHARES VOTE FOR THE ADOPTION OF THE BOWATER CANADA SHAREHOLDERS’ RESOLUTION APPROVING THE FILING OF THE BOWATER CANADA ARTICLES OF AMENDMENT. The Bowater Canada shareholders’ resolution is attached as Schedule B to this document.

Record Date and Entitlement to Vote

Bowater Canada’s Board of Directors has fixed the close of business on [            ], 2007 as the record date for determining holders of Bowater Canada exchangeable shares entitled to notice of, and to vote at, the Bowater Canada Meeting, which we refer to as the “Bowater Canada record date.” As of the Bowater Canada record date, there were [            ] Bowater Canada exchangeable shares outstanding and entitled to vote at the Bowater Canada Meeting.

Although in most circumstances the Bowater Canada exchangeable shares do not carry the right to vote at Bowater Canada shareholder meetings, holders of Bowater Canada exchangeable shares will be entitled to vote at the Bowater Canada Meeting because the proposed Bowater Canada articles of amendment effect changes to the rights, privileges, restrictions and conditions attaching to the Bowater Canada exchangeable shares.

Holders of Bowater Canada exchangeable shares also will have the opportunity to vote on the combination at the Bowater Meeting by instructing Computershare Trust Company of Canada, the trustee for the Bowater Canada exchangeable shares, how to vote their shares on such matters. See “Annual Meeting of Bowater Stockholders.”

Bowater Canada will prepare, within ten days after the Bowater Canada record date, a list of the holders of Bowater Canada exchangeable shares entitled to vote at the Bowater Canada Meeting. The list of holders of Bowater Canada exchangeable shares will be available for inspection at the offices of Computershare Trust Company of Canada, Bowater Canada’s registrar and transfer agent, at 100 University Avenue, 9th Floor, Toronto, Ontario, Canada M5J 2Y1, during usual business hours.

Registered Holders of Bowater Canada Exchangeable Shares

If you are a registered holder of Bowater Canada exchangeable shares at the close of business (local time) on the Bowater Canada record date, you are entitled to attend the Bowater Canada Meeting in person or by proxy and to cast one vote for each Bowater Canada exchangeable share held by you on the Bowater Canada record date.

Non-Registered Shareholders

The names of holders of Bowater Canada exchangeable shares whose shares are held in the name of a broker or another nominee will not appear on the list of holders of Bowater Canada exchangeable shares. If you are not a registered holder of Bowater Canada exchangeable shares, in order to vote you must obtain the materials relating to the Bowater Canada Meeting from your broker or other nominee (if you did not receive such materials with this document), complete the broker voting instruction form sent to you by such nominee and follow the directions of the nominee with respect to voting procedures.

In accordance with National Instrument 54-101 adopted by the Canadian securities administrators entitled “Communication with Beneficial Owners of Securities of a Reporting Issuer,” Bowater Canada is distributing copies of the materials related to the Bowater Canada Meeting to the clearing agencies and nominees for distribution to non-registered holders. Nominees must forward the material related to the Bowater Canada Meeting to non-registered holders and often use a service company (such as ADP Investor Communications in Canada) to permit you, if you are not a registered holder, to direct the voting of the Bowater Canada exchangeable shares which you beneficially own. If you are a non-registered holder of Bowater Canada exchangeable shares, you may revoke voting instructions which have been given to a nominee at any time by written notice to the nominee.

If you are a non-registered holder of Bowater Canada exchangeable shares, please submit your broker voting instruction form to your nominee in sufficient time to ensure that your votes are received by Bowater Canada on or before 5:00 p.m. (local time) on [            ], 2007.

Voting Shares and Principal Holders of Shares

As of the Bowater Canada record date, there were issued and outstanding (i) 86,844,900 Bowater Canada common shares; and (ii) [            ] Bowater Canada exchangeable shares. Bowater Canadian Holdings holds all of the issued and outstanding Bowater Canada common shares.

Of the [            ] issued and outstanding Bowater Canada exchangeable shares, [            ] Bowater Canada exchangeable shares are held by Bowater Canadian Holdings. Under the support agreement entered into among Bowater, Bowater Canadian Holdings and Bowater Canada, Bowater Canadian Holdings has agreed not to vote any of its Bowater Canada exchangeable shares with respect to any matter and it has also agreed that it will appoint or cause to be appointed proxy holders with respect to all Bowater Canada exchangeable shares held by it and its affiliates for the sole purpose of attending each meeting of holders of Bowater Canada exchangeable shares in order to be counted as part of the quorum for each such meeting.

Each Bowater Canada common share carries with it the right to one vote on all matters to come before the Bowater Canada Meeting. Each Bowater Canada exchangeable share that is not held by Bowater or any of its affiliates carries with it the right to one vote with respect to the Bowater Canada shareholders’ resolution authorizing the filing of the Bowater Canada articles of amendment described above and, with respect to such other matters that may come before the Bowater Canada Meeting, solely to the extent required by applicable law.

Quorum and Votes Required

Attendance in person or by proxy of holders of 25% of the issued and outstanding Bowater Canada common shares and holders of 25% of the issued and outstanding Bowater Canada exchangeable shares will constitute a quorum for the transaction of business at the Bowater Canada Meeting. If a quorum is not present, the Bowater Canada Meeting may be adjourned to allow additional time for obtaining additional proxies or votes. At any subsequent reconvening of the Bowater Canada Meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the Bowater Canada Meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent meeting.

As mentioned above, Bowater Canadian Holdings will not be entitled to vote any of the [            ] Bowater Canada exchangeable shares held by it at the Bowater Canada Meeting, although it will be entitled (and it has agreed) to appoint proxy holders for the sole purpose of attending the Bowater Canada Meeting in order to be counted as part of the quorum for such meeting.

Approval of the Bowater Canada shareholders’ resolution will require the affirmative votes of not less than:

•

66 2/3% of the votes cast at the Bowater Canada Meeting by holders of the Bowater Canada common shares and the Bowater Canada exchangeable shares, voting together as a single class, present in person or by proxy at the Bowater Canada Meeting, and

•	66 2/3% of the votes cast at the Bowater Canada Meeting by holders of the Bowater Canada exchangeable shares, voting as a separate class, present in person or by proxy at the Bowater Canada Meeting.

Any spoiled votes, illegible votes and defective votes will be considered not to be votes cast.

Proxies and Broker Voting Instruction Forms

Your vote is very important. Whether or not you plan to attend the Bowater Canada Meeting, we urge you to vote promptly to ensure that your shares are represented at the meeting. You may vote by mail by dating and signing the appropriate enclosed proxy form and promptly returning it in the postage-paid envelope provided. For a proxy to be valid, you (or your attorney, who must be authorized in writing) must sign and date it and must either return it in the envelope provided or deposit it at the offices of Bowater Canada’s transfer agent and registrar at the address specified below not later than 5:00 p.m. (local time) on [            ], 2007 or, if the Bowater Canada Meeting is adjourned, 48 hours (excluding Saturdays, Sundays and holidays) before the time the adjourned Bowater Canada Meeting is to be reconvened. An undated but executed proxy form will be deemed to be dated the date of this document.

A proxy form for holders of Bowater Canada exchangeable shares is attached to this document and is YELLOW. Signing the enclosed YELLOW proxy form will not affect a shareholder’s right to attend the Bowater Canada Meeting. Bowater Canada exchangeable shares represented by proxies on the accompanying YELLOW form will be voted in accordance with the holder’s instructions.

Registered holders of Bowater Canada exchangeable shares may also cast their vote by proxy via the Internet at the website indicated on your proxy form or by telephone by calling the toll free number shown on your proxy form and following the instructions. You must do so not later than 5:00 p.m. (local time) on [            ], 2007 or, if the Bowater Canada Meeting is adjourned, 48 hours (excluding Saturdays, Sundays and holidays) before the time the Bowater Canada Meeting is to be reconvened. You will also need your control number located on the front of your proxy form to identify yourself to the system. If you submit your proxy via the Internet or by telephone, please do not return a signed proxy form. A signed and completed proxy form or properly submitted telephone or Internet proxies received by Bowater Canada prior to or at the Bowater Canada Meeting will be voted as instructed.

If you need an additional proxy form, please contact our proxy solicitors, Kingsdale and Innisfree at:

Holders of Bowater Canada exchangeable shares resident in Canada or other countries outside the U.S.: (866) 639-7993 (English/French) Banks and Brokers Call Collect: (416) 867-2272	Holders of Bowater Canada exchangeable shares resident in the U.S.: (877) 825-8730 (English) (877) 825-8777 (French) Banks and Brokers Call Collect: (212) 750-5833

If you hold your Bowater Canada exchangeable shares in non-registered name, you must contact your broker or other nominee to obtain a broker voting instruction form (if you did not receive one together with this document) and for other instructions as to how to vote your shares. If you hold Bowater Canada exchangeable shares in both registered and non-registered name, you will receive both a proxy form and a broker voting instruction form. To ensure that all your shares are represented at the Bowater Canada Meeting, please submit a vote by telephone, via the Internet or by mail for each proxy form or broker voting instruction form you receive.

If you are a non-registered holder of Bowater Canada exchangeable shares and your broker or other nominee holds your shares in its name, carefully follow the instructions given to you by your broker or other nominee on a broker voting instruction form to ensure that your shares are properly voted.

Voting of Proxies and Broker Voting Instruction Forms

The individuals named in the enclosed proxy form will vote the Bowater Canada shares represented by proxy in accordance with the instructions of the Bowater Canada security holder who appointed them. If you submit a validly executed proxy form but do not mark your vote on the form, the Bowater Canada shares represented by the proxy will be voted FOR the Bowater Canada shareholders’ resolution. The enclosed proxy form, when properly completed and signed, confers discretionary authority on the appointed individuals to vote as they see fit on any amendment or variation to any of the matters identified in the notice of the Bowater Canada Meeting and on any other matter that may properly be brought before the Bowater Canada Meeting.

Your broker or other nominee will not vote your shares unless it receives specific instructions from you.

At the date of this document, neither the Bowater Canada Board of Directors nor management of Bowater Canada is aware of any variation, amendment or other matter to be presented for a vote at the Bowater Canada Meeting.

Revocation of Proxies and Broker Voting Instruction Forms

If you are a registered holder, you may revoke a proxy at any time before the Bowater Canada Meeting:

•

by executing, or having your attorney (who must be authorized in writing) execute, a valid form of revocation of proxy and delivering it to the Secretary of Bowater Canada at the office of Bowater Canada’s transfer agent and registrar at the address specified below at any time up to and including the last business day preceding the day of the Bowater Canada Meeting, or any adjournment of the Bowater Canada Meeting, or to the Chairman of the Bowater Canada Meeting at any time before the Bowater Canada Meeting or any adjournment of the Bowater Canada Meeting;

•

by completing and submitting, or having your attorney (who must be authorized in writing) complete and submit, a later-dated proxy form no later than 5:00 p.m. (local time) on the last business day before the Bowater Canada Meeting; and

•

by attending the Bowater Canada Meeting and voting in person. Your attendance at the Bowater Canada Meeting alone will not revoke your proxy. You must also vote at the Bowater Canada Meeting in order to revoke a previously submitted proxy form.

If you are a registered holder and want to change your proxy directions by mail, you should send any notice of revocation or your completed new proxy form, as the case may be, to Bowater Canada’s transfer agent and registrar at the following address: Computershare Trust Company of Canada, 100 University Avenue, 9th Floor, Toronto, Ontario, Canada M5J 2Y1.

You may also revoke a proxy via the Internet at the website indicated on your proxy form or by telephone by calling the toll free number shown on your proxy form and following the instructions.

If you are a non-registered holder of Bowater Canada exchangeable shares and a broker or other nominee holds your shares in “street name” and you have instructed your broker or other nominee to vote your shares and wish to change your vote, you must follow directions received from such nominee to change those instructions.

Solicitation of Proxies

The management of Bowater Canada is soliciting proxies for use at the Bowater Canada Meeting and has designated the individuals listed on the enclosed proxy form as persons whom Bowater Canada shareholders may appoint as their proxy holders. If you are a holder of Bowater Canada exchangeable shares and wish to appoint an individual not listed on the enclosed proxy form to represent you at the Bowater Canada Meeting, you may do so either by crossing out the names on the enclosed proxy form and inserting the name of that other individual in the blank space provided on the enclosed proxy form or by completing another acceptable proxy form. A proxy nominee need not be a Bowater Canada shareholder. If the holder of Bowater Canada exchangeable shares is a corporation, partnership, trust or other legal entity, it must execute the proxy form by an officer or properly appointed attorney.

Abitibi and Bowater will equally bear the expenses in connection with the solicitation of proxies from Abitibi shareholders, Bowater stockholders and holders of Bowater Canada exchangeable shares; and Abitibi and Bowater have agreed to share equally the out-of-pocket expenses related to the printing and filing of this document. Abitibi and Bowater have retained Kingsdale and its affiliate Innisfree, proxy solicitation firms, for assistance in connection with the solicitation of proxies in Canada and the United States and anticipate paying a fee not exceeding C$160,000 plus additional charges related to telephone calls and other services. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial holders of record of Bowater Canada exchangeable shares, and Bowater Canada may reimburse them for their reasonable transaction and clerical expenses.

Solicitation of proxies may also be made by mail, in person, or by telephone, email, Internet, facsimile or other means of communication, by Bowater Canada’s directors, officers and employees, who will receive no additional compensation for these services, but will be reimbursed for any transaction expenses incurred by them in connection with these services.

Dissent Rights of Holders of Bowater Canada Exchangeable Shares

Holders of Bowater Canada exchangeable shares who properly exercise their dissent rights with respect to the Bowater Canada shareholders’ resolution to approve the filing of the Bowater Canada articles of amendment will be entitled to be paid the fair value of their Bowater Canada exchangeable shares. If you wish to dissent, you must provide to Bowater Canada, at the following address, a dissent notice at or before the time fixed for the Bowater Canada Meeting: 1000 de la Gauchetiere Street West, Suite 2820, Montreal, Quebec, Canada H3B 4W5, Attention: Secretary. It is important that you strictly comply with this requirement, otherwise your dissent right may not be recognized. You must also strictly comply with the other requirements of the dissent procedure. For more information regarding your right to dissent, see “The Combination—Dissenting Shareholder Rights—Bowater Canada.” Bowater may cause the early redemption of the outstanding Bowater Canada exchangeable shares if, in its opinion, a significant number of holders of Bowater Canada exchangeable shares have exercised their dissent rights.

THE COMBINATION

General

On January 29, 2007, AbitibiBowater, Abitibi, Bowater, Bowater Canada and Merger Sub entered into the combination agreement, providing for the combination of Abitibi and Bowater under AbitibiBowater, a newly formed Delaware corporation, by means of a merger under Delaware law and a plan of arrangement to be submitted for approval by the Superior Court, District of Montreal, Province of Quebec. Following completion of the combination, each of Abitibi and Bowater will continue to exist as subsidiaries of AbitibiBowater.

Upon completion of the combination, in each case subject to the terms and conditions set forth in the combination agreement, the plan of arrangement and applicable law:

•

Merger Sub will be merged with and into Bowater, with Bowater continuing as the surviving corporation, and the issued and outstanding shares of Bowater common stock will be cancelled and converted into the right to receive shares of AbitibiBowater common stock at the Bowater exchange ratio;

•

issued and outstanding Abitibi common shares, other than shares in respect of which a properly made election to receive Bowater Canada exchangeable shares has been effected and that are not subject to pro ration in the event the Bowater Canada exchangeable share limit is exceeded (see “Special Meeting of Abitibi Shareholders—Election to Receive Bowater Canada Exchangeable Shares and Exchange of Share Certificates”), will be transferred to AbitibiBowater in exchange for shares of AbitibiBowater common stock, while shares in respect of which a properly made election has been effected and that are not subject to pro ration in the event the Bowater Canada exchangeable share limit is exceeded will be transferred in exchange for Bowater Canada exchangeable shares, each at the Abitibi exchange ratio; and

•	Bowater will file the Bowater Canada articles of amendment. The purpose of the Bowater Canada articles of amendment is to:

¡	change Bowater Canada’s name to “AbitibiBowater Canada Inc.,”

¡

effect a share consolidation with the result that each issued and outstanding Bowater Canada exchangeable share is changed into 0.52 of a Bowater Canada exchangeable share, which is the same exchange ratio as the Bowater exchange ratio,

¡

amend the provisions governing the Bowater Canada exchangeable shares to extend the date prior to which the directors of Bowater Canada may not, unless there are fewer than 500,000 Bowater Canada exchangeable shares outstanding or there is a proposed change-in-control transaction with respect to AbitibiBowater, cause the redemption of the Bowater Canada exchangeable shares, from June 30, 2008 to June 30, 2018, and

¡

amend the provisions governing the Bowater Canada exchangeable shares to clarify that the Bowater Canada exchangeable shares will become exchangeable for shares of AbitibiBowater common stock, instead of being exchangeable for shares of Bowater common stock, and to make other conforming changes required to give effect to the combination.

We anticipate that pursuant to the merger AbitibiBowater will issue to the former stockholders of Bowater (or reserve for issuance to current holders of Bowater Canada exchangeable shares) approximately [    ] shares of AbitibiBowater common stock. We cannot predict how many eligible Abitibi shareholders will elect to receive Bowater Canada exchangeable shares. We anticipate that, pursuant to the arrangement, AbitibiBowater will issue to the former shareholders of Abitibi (or reserve for issuance to former Abitibi Shareholders who elect to receive Bowater Canada exchangeable shares) approximately [    ] shares of AbitibiBowater common stock. Neither AbitibiBowater nor Bowater Canada will issue fractional shares to shareholders in connection with the combination, including the Bowater Canada articles of amendment. Rather, shareholders will receive cash, without interest, equal to the shareholder’s pro rata portion of the net proceeds after expenses received upon the sale of whole shares representing the accumulation of all fractional interests in the shares to which all shareholders are entitled.

Background of the Combination

In pursuing their strategies for enhancing stockholder value, each of Abitibi and Bowater has regularly considered opportunities for business combinations, joint ventures and other strategic and commercial relationships with third parties. Over the last several years, both companies’ management and Boards of Directors have focused on their companies’ long-term ability to successfully compete in the highly competitive global paper industry and thus have considered whether an appropriate business combination would provide an increase in scale that would enable them to more effectively address market demands, achieve cost and operating efficiencies, diversify their portfolio of products and obtain other benefits. The companies’ consideration of such a combination was fostered in large measure by the negative market dynamics facing both of them in North America. In recent years, the strengthening of the Canadian dollar has negatively impacted both companies’ profitability and financial strength while other North American market challenges, in particular the trends towards continued declines in newsprint demand coupled with the growing threat of imports from low-cost regions, show little signs of being reversed.

Under the aegis of its corporate development team, Abitibi has had for a number of years a formal process pursuant to which management identifies various growth opportunities for Abitibi’s businesses as well as the key business risks and challenges facing Abitibi and the actions required to realize such opportunities and protect against or manage such risks. The results of this analysis are reviewed with the Abitibi Board and updated on a regular basis throughout the year in fulfillment of the Abitibi Board’s mandate to review and approve, on an annual basis, Abitibi’s three-year strategic plan and annual business plan.

At its February 28, 2006 meeting, the Abitibi Board met to, among other things, discuss Abitibi’s strategic initiatives for 2006. Management explored with the Board a wide range of alternatives, including acquisitions or divestitures of assets or businesses, a redeployment of certain of Abitibi’s hydroelectric assets, and various joint ventures and business combinations, notably, a potential combination with Bowater. An overview of the various alternatives was presented, reviewed and considered by the Abitibi Board, which authorized management to pursue its consideration of certain of the initiatives, including a combination with Bowater. In conjunction with its consideration of its strategic alternatives, Abitibi began consulting with outside financial and legal advisors.

In June 2006, Messrs. David J. Paterson, President and Chief Executive Officer of Bowater, Arnold M. Nemirow, then Chairman of Bowater, and John W. Weaver, President and Chief Executive Officer of Abitibi, held an introductory meeting at which a range of topics was discussed, including the possibility of a combination of the two companies. This discussion was exploratory in nature.

Also in June 2006, Abitibi engaged McCarthy Tétrault LLP and Paul, Weiss, Rifkind, Wharton & Garrison LLP to advise it with respect to Canadian and U.S. regulatory matters and engaged CIBC World Markets as its financial advisor.

In July 2006, Abitibi engaged Credit Suisse as its financial advisor.

On July 25, 2006, the Abitibi Board held another quarterly meeting at which the Abitibi 2006 strategic plan was reviewed, including, among various alternatives, the potential combination with Bowater. This initiative was discussed in greater detail and Mr. Weaver updated the Board on the contact that had been recently established with Mr. Paterson. He indicated that regulatory counsel had been hired in Canada and the United States to advise Abitibi with respect to this potential transaction and that he expected to have further contacts with Bowater in August. He reviewed some of the potential advantages of such a project, including anticipated synergies, the possibility of an enhanced platform for expansion, a widened product offering and the optimization of capital spending. This initiative was favorably received by the Abitibi Board in light of its potential financial and strategic benefits and management was authorized to continue its work in that respect.

In August 2006, Bowater indicated that it would not pursue discussions with Abitibi at that time pending a strategic review by the Bowater Board.

Throughout the period from July 2006 through December 2006, Bowater continued to consider a wide range of strategic alternatives with third parties, including acquisitions of assets or businesses and sales or distributions of certain of its businesses, and members of senior management had informal discussions with their counterparts at other paper companies. Bowater’s Board of Directors was regularly updated on the status of these discussions. These discussions did not advance beyond intermediate stages in respect of transactions that would have precluded a combination with Abitibi. In August 2006, Bowater commenced discussions with a paper producer regarding a possible transaction in which Bowater would acquire the paper producer and possibly either sell or spin-off its newsprint assets. However, due to significant tax and structuring issues that would have made execution difficult and potentially adversely impact shareholder value, as well as significantly differing views as to the parties’ respective valuations, the parties determined not to proceed with discussions regarding a possible transaction. During this period, Bowater also explored the potential sale of certain of its newsprint assets to another newsprint manufacturer. These discussions were terminated in January 2007.

In conjunction with its consideration of its strategic alternatives, Bowater began consulting with outside financial and legal advisors. Bowater’s financial advisors in connection with its overall consideration of various strategic alternatives during the latter half of 2006 were Goldman Sachs and The Levin Group LLP. In addition, Bowater engaged UBS to act as an additional financial advisor in connection with the potential Abitibi transaction due in large measure to the firm’s familiarity with both companies and the advice it rendered during Bowater’s initial consideration of a transaction with Abitibi in July 2006. Troutman Sanders LLP was engaged to advise Bowater as its corporate counsel with respect to the company’s overall consideration of various strategic alternatives during the second half of 2006. Bowater also engaged Ogilvy Renault LLP to advise it with respect to Canadian corporate and regulatory matters in connection with its possible alternatives. In addition, Bowater engaged Mayer, Brown, Rowe & Maw LLP to advise it regarding U.S. regulatory matters related to the consideration of its strategic alternatives.

On September 27, 2006, at a regularly scheduled meeting of the Bowater Board, Bowater’s senior management updated the Board on the strategic implications as well as the possible benefits and risks of a potential business combination with Abitibi. The Bowater Board was supportive of management’s proposal to undertake an analysis of such a combination and, if warranted following such analysis, re-engaging in discussions with Abitibi to explore a possible transaction.

In early October 2006, Mr. Paterson contacted Mr. Weaver to determine whether Abitibi would be interested in revisiting their earlier discussions concerning the possibility of a business combination. Abitibi retained Davies Ward Phillips & Vineberg LLP as its Canadian legal counsel for corporate matters and broadened the mandate of Paul, Weiss, Rifkind, Wharton & Garrison LLP to include U.S. corporate matters. On October 19, 2006, Abitibi and Bowater entered into a mutual confidentiality agreement, which contained customary standstill provisions and related agreements regarding the sharing of information between the parties.

On October 23, 2006, representatives of Abitibi and Bowater held a conference call to discuss the retention of a third-party consultant to assist in the parties’ analysis of a potential transaction.

On October 24, 2006, the Abitibi Board was informed that discussions with Bowater had been re-activated and that confidentiality agreements had been signed. Mr. Weaver indicated that an evaluation of the potential synergies from the transaction was required in the context of a proposed “merger of equals” and recommended that a third-party consultant be retained to assist with the analysis by management of Abitibi and Bowater of such potential synergies. The Abitibi Board discussed the relative strengths of Bowater’s and Abitibi’s operations and agreed that management should pursue discussions with Bowater.

On October 26, 2006, Messrs. Weaver and Paterson briefly met at an industry conference in Florida and had preliminary, high-level discussions regarding valuation, possible transaction structures and the potential operational synergies that could be attained by such a combination. In general, both Messrs. Weaver and Paterson agreed that a stock-for-stock “merger of equals” concept had mutual strategic benefits for both companies. However, both were adamant that, in order to move forward, the potential operational synergies of the transaction had to be substantial and expected to be readily achievable within a limited time period. Messrs. Weaver and Paterson also agreed that no significant financial or legal diligence by the two companies would commence until both Abitibi and Bowater were satisfied with a synergies analysis of the two companies’ operations.

On October 31, 2006, the two companies jointly engaged a third party consultant to assist with the analysis by management of Abitibi and Bowater of the potential operational synergies. The engagement provided that the consultant would employ a “clean team” approach, in which competitively sensitive data would be provided by each party to a team of analysts who had not worked for either Abitibi or Bowater and such data, and the resulting analysis, would be subject to a range of protective measures to ensure that neither party’s competitively sensitive data was shared with the other party.

Between October 31 and November 2, 2006, representatives of both companies and their respective counsel held several conference calls to discuss progress regarding the analysis of potential operating synergies. On November 6, 2006, Messrs. Weaver and Paterson further discussed these matters in a telephone conversation.

Beginning in late October and early November, both companies independently worked with the third party consultant and provided the consultant with data necessary for its analysis of potential operational synergies. On November 20, representatives of the consultant met with Bowater’s transaction team in Greenville, South Carolina to discuss the consultant’s analysis. On November 22, 2006, the same representatives of the consultant met with Abitibi’s management team to discuss the consultant’s analysis. The consultant’s analysis confirmed to Abitibi’s management that its own assessment of the synergies that could be derived from the combination was reasonable.

After the meetings with the consultant, Messrs. Weaver and Paterson spoke by telephone and were in agreement that the analysis of potential synergies was sufficiently compelling to warrant moving forward with their consideration of a possible transaction. Mr. Paterson briefed the Bowater Board of Directors, which authorized its management team to continue exploring a potential business combination.

On November 28, 2006, counsel to Abitibi provided counsel to Bowater with an outline of potential structures for a transaction and issues arising from such structures.

On November 30, 2006, Messrs. Weaver and Paterson, together with their respective senior management teams and outside legal counsel, met in Washington, D.C. to discuss a timeline for completing a transaction as well as to agree to a process for commencing a detailed due diligence review. At this organizational meeting, the parties discussed several concepts and structures for the proposed business combination, exchanged high-level information concerning the two companies and the implementation of a cross-border merger of equals. The companies’ outside regulatory counsel also discussed the proposed transaction and the current regulatory landscape.

Also on November 30, 2006, counsel to Abitibi and counsel to Bowater held a conference call regarding each company’s outstanding indebtedness and the implications of various transaction structures for such indebtedness.

Following their Washington meeting on November 30, Abitibi and Bowater, together with their respective financial and legal representatives, commenced work on organizing a detailed due diligence process. The parties developed a comprehensive diligence work plan and began taking steps to implement an electronic data room to facilitate the parties’ diligence reviews.

On December 1, 2006, at a special telephonic meeting of the Bowater Board, Bowater management again updated the Board on the status of the various strategic alternatives then under consideration. Management provided the Bowater Board with the latest indication of interest it had received from another newsprint manufacturer regarding the potential purchase of certain of Bowater’s newsprint assets. Mr. Paterson explained to the Board the terms of the indication of interest and weighed the relative benefits and risks that such a transaction presented. The Bowater Board discussed the opportunities and strategic implications of the transaction in light of continued decreases in North American newsprint demand. However, the Bowater Board expressed concern regarding the parties’ differing views as to the valuation of Bowater’s newsprint assets. In addition, and notwithstanding the valuation differences, management and the Bowater Board discussed, among the other execution risks related to such a transaction, whether it was the most favorable alternative to its stockholders in light of the significant tax leakage that would result from the sale. During this call with the Board, Mr. Paterson also updated the directors on the status of the potential combination with Abitibi and of the progress of Bowater’s due diligence process. The Bowater Board further discussed, at a high level, possible exchange ratios, the current Abitibi management team, possible governance structures and U.S. and Canadian regulatory considerations. At the end of the call, the Bowater Board directed management to continue working on the company’s two strategic alternatives and to continue to keep the Board appropriately apprised.

During the period from December 1 through December 14, 2006, discussions regarding the key terms and conditions of a combination between Abitibi and Bowater commenced. Significant areas of negotiation included the relative valuation of the two companies and the percentage of ownership Abitibi shareholders and Bowater stockholders would have in a resulting combined entity. Further, the structure of the transaction and the domicile of the surviving corporation were discussed at length. In early December, the two companies’ regulatory counsel jointly retained economic consultants to analyze the potential transaction and its competitive implications.

On December 5, 2006, the Abitibi and Bowater transaction teams provided Messrs. Weaver and Paterson with a telephonic update on their progress since their Washington organizational meeting on November 30. The status of individual work streams such as legal and financial diligence as well as structuring alternatives for the proposed combination were discussed. Messrs. Weaver and Paterson also received an update on regulatory considerations from outside counsel. Over the following week, counsel to Abitibi and Bowater had a number of telephone conversations to discuss these matters and to prepare for a meeting of the transaction teams scheduled for December 14, 2006.

On December 12, 2006, at a regularly scheduled meeting of the Abitibi Board, Abitibi’s management updated the Board on the status of various strategic alternatives then under consideration and Mr. Weaver updated the Board on the status of the negotiations between Abitibi and Bowater. Mr. Weaver informed the Abitibi Board of management’s findings, based in part on analyses developed by the third-party consultant, with respect to the potential operational synergies that could be derived from the combination. Mr. Weaver also reviewed possible exchange ratios and valuations methodologies, proposed timeline and other main negotiation issues. The Board confirmed that management should pursue discussions with Bowater.

On December 14, 2006, Messrs. Weaver and Paterson, together with their respective transaction teams, met in New York. At this meeting, Abitibi’s and Bowater’s regulatory counsel discussed the regulatory aspects of a potential combination. Structuring alternatives for the combination, including the pros and cons of such alternatives, were also discussed at length by the parties. Additionally, Messrs. Weaver and Paterson and their respective Chief Financial Officers, Messrs. Pierre Rougeau and William G. Harvey, met privately to discuss their views as to their companies’ respective valuations and the governance and management structure of the resulting entity. During this private discussion, it became clear that there was a difference of opinion in the parties’ respective positions regarding valuation, with Abitibi’s management team expressing the general view that Abitibi should be valued higher, in part because Abitibi was the larger of the merging companies and, therefore, under a contribution analysis, Abitibi shareholders should receive a greater portion of the combined entity than what was being proposed by Bowater management. However, Bowater’s position was that the most appropriate method of valuation was to use the companies’ relative market performance over a recent period, such as a 20-day trailing average of the parties’ closing stock prices on the NYSE prior to the announcement of the transaction. Although the meeting ended without a resolution, Messrs. Weaver and Paterson agreed to consult with their respective Boards, management teams and financial advisors regarding an appropriate valuation methodology. Following this meeting, Mr. Weaver updated the Abitibi Board on the status of the discussions with Bowater.

On December 15, 2006, at a special telephonic meeting of the Bowater Board, Bowater management again updated the Board on the status of the discussions with Abitibi and the open issues requiring resolution in order to proceed. Over the next several days, Messrs. Weaver and Paterson, as well as Messrs. Rougeau and Harvey had telephone conversations concerning the financial terms of the potential business combination.

On December 20, 2006, Messrs. Rougeau and Harvey, as well as the companies’ respective financial advisors, met in New York to discuss potential exchange ratios and valuation methodologies, transaction structure and the domicile for the resulting corporation in the combination. The discussions were at a general level and no agreements were reached.

In late December, Messrs. Weaver and Paterson had telephone conversations regarding valuation and governance issues and the two agreed to meet after the Christmas holidays in the hope of resolving these key issues.

Also in late December, Mr. Paterson met with the party that was then considering the purchase of certain of Bowater’s newsprint assets. During this meeting, the potential purchaser expressed continued interest in pursuing a transaction, but did not increase the cash consideration it was willing to pay for the assets.

On December 29, 2006, Messrs. Weaver, Rougeau, Paterson and Harvey met in Jacksonville, Florida to try to resolve key outstanding valuation and governance issues. At this meeting, Abitibi reaffirmed its position that the companies’ valuation should not be based on a short-term trailing average as advocated by Bowater, but a methodology largely based on a contribution analysis. Accordingly, Mr. Weaver suggested a transaction in which both companies’ shareholders would receive equal ownership percentages in the resultant company. Mr. Paterson, however, indicated that although he remained supportive of a transaction based on a merger of equals concept, any such transaction must provide Bowater stockholders with at least 52% of the ownership of the combined entity. The parties also discussed the possibility of using a fixed exchange ratio or, in the alternative, a floating ratio subject to collars. During this meeting, the parties were unable to resolve the combination’s economic framework and agreed to again consult with their respective Boards of Directors and financial advisors.

During the December 29 meeting, the parties also discussed governance issues. It was agreed, subject to definitive Board approval by both companies’ Boards of Directors, that the resulting company’s senior management team would be selected, to the extent reasonably practicable, equally from both companies and that the resulting company’s Board of Directors would have equal representation. Messrs. Weaver and Paterson also discussed their respective roles and responsibilities going forward. Mr. Weaver suggested that he serve as the Chief Executive Officer or Executive Chairman of the resulting entity and that Mr. Paterson serve as the President and Chief Operating Officer or Chief Executive Officer. The two men discussed the oversight roles commensurate with these titles and the division of responsibilities relating to operations and manufacturing, sales and corporate matters. Messrs. Weaver and Paterson also discussed possible locations for the headquarters of the combined company as well as a regional operations and sales office for the new company’s manufacturing functions. Possible names of the combined company were also discussed.

At a special meeting of the Abitibi Board held by telephone on January 4, 2007, Mr. Weaver and other members of management updated the Abitibi Board on a number of on-going Abitibi initiatives, including the proposed combination. Mr. Weaver reviewed the status of the most recent discussions in relation to the combination and outlined the various proposals under discussion with respect to board representation from both companies, the management and organizational structure of the combined entity, the name of the combined entity, the location of the combined entity’s head office, the need for a regional operations and sales office in the U.S., the domicile of the combined entity and whether it could report in U.S. dollars and under U.S. GAAP, the various shareholder approval requirements with respect to the proposed combination, the respective roles and responsibilities of Messrs. Weaver and Paterson in the combined entity as well as the various valuation methodologies that could be used to arrive at an appropriate exchange ratio. The consequences and respective merits of each proposal were reviewed and discussed as well as the necessity to develop the appropriate integration plan to deliver the synergies expected from the combination. The Board indicated that the respective roles and responsibilities of Messrs. Weaver and Paterson would be agreed upon, subject to the full Boards’ definitive approvals, by representatives from the Boards of both of Abitibi and Bowater at a meeting to be arranged between the Abitibi Chair, Mr. Jacques Bougie, another Abitibi director, Mr. John A. Tory, and two Bowater directors.

At a special telephonic meeting of the Bowater Board held on January 5, 2007, Bowater management again updated the Board regarding the two strategic alternatives then under consideration: the proposed combination with Abitibi and the potential sale of certain newsprint assets. With respect to the Abitibi transaction, management asked Bowater’s U.S. regulatory counsel to provide the Board with an overview of the regulatory aspects of a potential combination of the companies. The Bowater Board discussed, among other topics, the characteristics of the companies’ combined shareholder base, structuring considerations and the domicile of the combined company. Management concluded its presentation by providing the Board with detailed financial and operating statistics on Abitibi based on publicly available information. Thereafter, the Board and management discussed the strategic rationale for the possible combination as well as the risks and opportunities of the transaction, including the importance of a comprehensive integration plan to ensure that the anticipated operational synergies from the transaction were captured. Mr. Paterson also explained to the Board the parties’ then-current positions regarding valuation and potential exchange ratios that could possibly resolve those issues.

Bowater management then presented to the Bowater Board the latest information on the potential sale of certain Bowater newsprint assets. Mr. Paterson described his recent meeting with the potential buyer of the assets and expressed his disappointment that the party had not increased its offer and that the offer was most likely its best and final proposal. Management then reviewed the execution risks of this transaction and the significant tax issues that impacted the deal’s overall value. The Board considered that continued discussions regarding the sale of the company’s newsprint assets were time consuming and posed a likelihood of further distracting key management from running the company during a critical period. Moreover, the Board noted that further consideration of this transaction could disrupt the Abitibi process which, at that point, the Board believed to present the greatest opportunity to increase stockholder value. Accordingly, the Bowater Board determined that the newsprint asset sale was not sufficiently attractive to warrant continued negotiations and directed management to cease further work on the project. In light of this decision, and given the potential benefits of the Abitibi combination as well as the progress being made by the respective management teams on the key terms of a combination, the Bowater Board authorized management to continue negotiating with Abitibi to determine whether an agreement could ultimately be reached.

After January 5, 2007, Abitibi, Bowater and their respective advisors intensified their due diligence activities, communications coordination and preparation of draft definitive documentation. In addition, on or around January 8, Mr. Richard B. Evans, a Bowater director, called Mr. Bougie, Abitibi’s Chair, to discuss the status of the negotiations as well as governance and other issues related to the potential transaction.

On January 11, 2007, the parties’ respective transaction teams, including Messrs. Weaver and Paterson, met in Washington, D.C. to discuss a range of issues in connection with the proposed transaction, including structuring options, governance and regulatory issues. During this meeting, Messrs. Weaver, Rougeau, Paterson and Harvey also met privately and reached several understandings, subject to their Boards’ definitive approval, on various open issues. The parties agreed that the combined company’s headquarters would reside in Montreal, Canada, with a regional U.S. manufacturing and newsprint customer service office in the southeastern U.S. The size of the combined company’s board of directors was also tentatively established at 14 directors, with seven selected from each company inclusive of both companies’ chief executive officers. Potential titles and responsibilities for Messrs. Weaver and Paterson in the combined company and possible names of the combined company were further discussed as well.

On January 12, 2007, the Abitibi Board held a special meeting to review a number of transactions involving acquisitions and divestitures of assets and to review the status of the proposed combination with Bowater. Abitibi’s Canadian legal advisors on the transaction, Davies Ward Phillips & Vineberg LLP, began with a presentation to the Board regarding its fiduciary obligations in connection with considering the proposed combination. The Abitibi Board was apprised by Mr. Weaver of the status of the parties’ discussions regarding the combination, including related governance issues. Management made a detailed presentation with respect to Bowater’s business, financial and statistical information, results of operations and financial condition, as well as with respect to the financial and strategic impact of the combination, including anticipated synergies, the combined entity’s market capitalization, product and asset mix, balance sheet and credit profile. A detailed analysis of the rationale for the combination was also reviewed by the Board together with the respective companies’ trading statistics and other “merger of equals” precedent business combinations. Finally, management presented its views on valuation, including a preliminary implied exchange ratio analysis, a contribution analysis and other valuation considerations. After discussion of the outstanding issues, the Board agreed that Abitibi should continue to move forward in its negotiations with Bowater, subject to satisfactory resolution of all outstanding issues, including the appropriate exchange ratio for the combination.

On January 13, 2007, Abitibi’s corporate legal advisors on the transaction, Paul, Weiss, Rifkind, Wharton & Garrison LLP and Davies Ward Phillips & Vineberg LLP provided Bowater’s outside corporate legal advisors, Troutman Sanders LLP and Ogilvy Renault LLP, with a draft combination agreement. From January 18 until its execution on January 29, 2007, the parties’ legal advisors engaged in negotiations regarding the combination agreement, the plan of arrangement and the other transaction documents. Significant points of discussion included structuring and the domicile of the combined company, the parties’ interim operating covenants, conditions to closing and the amount and triggers for payment of termination fees and expenses.

On January 16, 2007, the parties’ respective transaction teams, including Messrs. Weaver and Paterson, met in New York for management presentations and to complete business and operational due diligence. Also at that meeting, Messrs. Weaver, Paterson, and for a portion of the meeting, Messrs. Rougeau and Harvey, met privately in an attempt to resolve outstanding issues regarding transaction structure, governance issues and the exchange ratio for the transaction. As part of the discussions on that day, Mr. Weaver proposed to Mr. Paterson an exchange ratio that would result in Abitibi shareholders owning 48% of a combined company and Bowater stockholders (including holders of Bowater Canada exchangeable shares) owning 52% of a combined company.

The Bowater Board met at a specially called meeting in New York on January 19, 2007 and received reports from management on the status of the discussions with Abitibi. In addition, the Board received presentations from management on the preliminary results of its due diligence investigations on the business and operations of Abitibi. Bowater’s financial advisors also provided a detailed analysis of the anticipated financial effects of the combination. The Bowater Board, with the financial advisors excused from the discussion, was further advised by its regulatory counsel regarding the U.S. and Canadian regulatory approvals that would be necessary to complete the combination. The Board was also presented with a detailed summary of the initial terms of the combination agreement by Troutman Sanders LLP and Ogilvy Renault LLP. Lastly, the Board was advised by legal counsel with respect to its fiduciary obligations in connection with considering and approving the combination agreement. During the course of the meeting, the Board considered, among other matters, the two companies’ strategic fit, potential dilution/accretion to Bowater stockholders, the parties’ respective stock prices, the social and governance issues in combining the two companies and the valuation risks and credit rating impacts of the transaction. After a lengthy discussion of the foregoing considerations, management recommended, and the Bowater Board then agreed, to move forward with negotiations with Abitibi.

Later on January 19, 2007, Mr. Paterson informed Mr. Weaver that Bowater could accept the exchange ratio proposed by Mr. Weaver on January 16, 2007, subject to the resolution of remaining issues between the parties and final approval of their respective Boards of Directors.

On January 20, 2007, the Abitibi Board held a special telephonic meeting during which Mr. Weaver updated the Board on the most recent discussions with Bowater. He reported that progress had been made with respect to the negotiation of the exchange ratio as well as the domicile of the combined company. He explained the necessity to obtain Abitibi shareholder approval to the extent the jurisdiction of the combined entity would be Delaware. Mr. Weaver explained that the choice of structure ultimately would be dictated by a number of considerations, such as required shareholder and governmental approvals in Canada and the U.S., market perceptions, financial flexibility and tax considerations, including the fact that the parties wished to provide a tax-deferred transaction for shareholders of both companies in Canada and the U.S. The merits and drawbacks of the proposed structure and combination were reviewed and discussed with the Board. Mr. Weaver then reviewed in more detail the contents of his discussions with Mr. Paterson with respect to their respective responsibilities and roles in the combined company as well as their shared responsibilities. The Board also considered the proposed terms and conditions relating to Abitibi’s or Bowater’s ability to terminate their agreement after announcement of the transaction and the possible range of termination fees that could be negotiated. Finally, the Board received an update on regulatory matters.

At the request of the companies’ Boards of Directors, over the January 20 weekend, representatives of both Boards met in Florida to discuss and resolve, subject to the full Boards’ definitive approvals, the governance of the combined entity. Messrs. Bougie and Tory, from Abitibi met with Mr. Arthur R. Sawchuk, Bowater’s lead independent director and Mr. Evans, a Bowater director. As part of these meetings, the directors agreed on the respective roles and responsibilities of Messrs. Weaver and Paterson in the combined entity as well as the new entity’s board size and composition. Mr. Paterson flew to Florida on January 21, 2007 to meet with Messrs. Bougie and Tory and to discuss their agreement as to his and Mr. Weaver’s proposed functions in the merged company. Likewise, on January 22, 2007, Mr. Weaver traveled to New York to meet with Messrs. John A. Rolls, Bruce W. Van Saun and Togo D. West. Later on January 22, there was a telephonic meeting of the Bowater Board in which Messrs. Sawchuk, Evans and Rolls updated the rest of the Board on the weekend’s progress as well as their meeting with Mr. Weaver earlier in the day. Also, on January 22, 2007, there was a telephonic meeting of the Abitibi Board in which Messrs. Bougie and Tory updated the other members of the Board on their weekend meetings with the Bowater Board representatives and with Mr. Paterson.

Between January 22 and January 25, 2007, the transaction teams had multiple exchanges regarding the final structure for the combination and exchanged several drafts of the transaction documents to reflect the parties’ final agreement on the proposed structure, governance and termination fees, as well as the exchange ratio with respect to the combination.

On January 26, 2007, the Abitibi Board held a special meeting in Montreal to consider the proposed combination. Canadian corporate counsel reiterated its advice to the Board with respect to its fiduciary obligations and Mr. Weaver updated the Board on the status of final discussions. Mr. Weaver and other members of management reviewed the proposed transaction with the Board and reported specifically on the synergies, regulatory and tax aspects of the combination, including the tax impact on Abitibi and on Abitibi’s Canadian and U.S. shareholders. The Board then received a detailed presentation of the terms of the combination agreement and the plan of arrangement from Davies Ward Phillips & Vineberg LLP and Paul, Weiss, Rifkind, Wharton & Garrison. The financial advisors of Abitibi, CIBC World Markets and Credit Suisse, provided the Board with their respective verbal opinions that, based upon and subject to the factors, assumptions, matters, procedures, limitations and qualifications that would be set forth in their written opinions and on the basis of the information they had reviewed to date, the proposed exchange ratio to be received by the holders of Abitibi common shares in the combination was fair, from a financial point of view, to such holders. Management concluded by presenting its formal recommendation to the Board and reiterating the strategic rationale for the recommendation. The Abitibi Board then held an in-camera session, in the absence of management and its advisors. Following further discussions, the Abitibi Board unanimously determined that the combination agreement and the other transactions contemplated by the agreement were advisable, fair and in the best interest of Abitibi and the Abitibi shareholders, authorized and approved the arrangement and the other transactions contemplated in the combination agreement and resolved to recommend that Abitibi shareholders adopt the shareholders’ resolution approving the plan of arrangement and the combination agreement at the Abitibi Meeting, the whole subject to the approval of the combination by the Bowater Board at its upcoming January 27, 2007 special Board meeting.

On January 27, 2007, the Board of Directors of Bowater held a telephonic meeting to consider the proposed combination. Mr. Paterson and other members of management reviewed the proposed transaction with the Board and reiterated the strategic reasons for the transaction. Management also made final presentations regarding the results of its business and operational due diligence investigations and the financial and strategic implications of the proposed combination. The shareholder approval process for both companies was also reviewed. During the meeting, Goldman Sachs and UBS rendered their respective opinions that, as of the date of the meeting and based upon and subject to the factors, assumptions, matters, procedures, limitations and qualifications set forth in such opinions, the proposed exchange ratio to be received by the holders of Bowater common stock and Bowater Canada exchangeable shares in the combination was fair, from a financial point of view, to such holders. The Board was also presented with a detailed presentation of the final terms of the combination agreement and its related agreements by Troutman Sanders LLP and Ogilvy Renault LLP. The Board was also advised by counsel with respect to its fiduciary obligations in connection with considering and approving the combination agreement and its related agreements as well as other aspects of applicable law. Following further discussion, the Bowater Board, among other things, unanimously approved the combination agreement, declared the combination advisable and in the best interests of the Bowater stockholders and the holders of Bowater Canada exchangeable shares and resolved to recommend that Bowater stockholders and holders of Bowater Canada exchangeable shares vote to approve and adopt the combination agreement and the merger.

Between January 27 and January 29, 2007, the transaction teams held numerous telephone conversations and exchanged numerous drafts of transaction documents in order to produce final agreements for execution by the parties.

The combination agreement was signed by the parties early in the morning of January 29, 2007. Before the opening of trading on the NYSE and the TSX on January 29, 2007, Abitibi and Bowater issued a joint press release announcing the combination.

Factors Considered by the Abitibi Board of Directors

At its meeting on January 26, 2007, the Abitibi Board of Directors, after an extensive review and thorough discussion of all facts and issues it considered relevant with respect to the combination, concluded unanimously that the combination agreement and the transactions contemplated by the combination agreement, including the merger and the arrangement, are advisable and fair to and in the best interests of Abitibi and the shareholders of Abitibi. The Abitibi Board of Directors authorized and approved the combination agreement and the transactions contemplated by the combination agreement, including the merger and the arrangement, and agreed to recommend to the shareholders of Abitibi that they vote in favor of adoption of the Abitibi shareholders’ resolution approving the plan of arrangement and the combination agreement at the Abitibi Meeting. The Abitibi Board of Directors unanimously recommends that its shareholders vote FOR the adoption of the Abitibi shareholders’ resolution approving the plan of arrangement and the combination agreement.

In reaching their conclusion, the members of the Abitibi Board of Directors relied on their personal knowledge of Abitibi and the industry in which it is involved and on the advice of management and Abitibi’s legal and financial advisors. The Abitibi Board of Directors also reviewed the information provided by Abitibi and its advisors. The Abitibi Board of Directors considered numerous factors to be in favor of the combination, including, among others, the following:

•

anticipated synergies from the combination resulting in cost savings and other benefits over time, estimated by management and based in part on analyses developed by an independent third-party consultant to be approximately US$250 million (C$295 million) of annualized cost synergies within two years, which would be in addition to cost-saving measures already being implemented by Bowater and Abitibi separately (for more information, see “The Combination—Estimated Cost Synergies”);

•

the Board’s belief that AbitibiBowater would be a leader in the publication papers industry, stronger both operationally and financially, and better able to meet changing customer needs, compete more effectively in an increasingly global market, adapt to lower demand for newsprint in North America and deliver increased value to its stockholders;

•

the opinions provided by each of CIBC World Markets and Credit Suisse orally on January 26, 2007 and subsequently confirmed in writing on January 29, 2007, each to the effect that, as of the date of the opinions and based upon the procedures followed, assumptions made, matters considered and limitations on the scope of review set forth in the opinions, the 0.06261 Abitibi exchange ratio in the combination was fair, from a financial point of view, to the holders of Abitibi common shares (the full text of the written opinions of CIBC World Markets and Credit Suisse setting forth the procedures followed, assumptions made, matters considered and limitations on the scope of review in connection with the opinions are attached as Annexes L and M, respectively, to this document);

•

the current economic, industry and market trends affecting each of Abitibi and Bowater in their respective markets, including those which favor efficient consolidation to improve domestic and global competitiveness;

•

the all-share consideration offered in connection with the combination provides Abitibi’s shareholders with an opportunity to participate in the ownership of a larger, financially stronger company that is expected to be better positioned to respond to opportunities and developments in an industry in which efficiency and global competitiveness are of critical importance;

•	the current and historical trading prices of Abitibi common shares and Bowater common stock;

•	the proposed governance of AbitibiBowater, including that:

¡	John W. Weaver, President and Chief Executive Officer of Abitibi, would be Executive Chairman of AbitibiBowater,

¡	Mr. Weaver would have responsibility for corporate functions and all officers having corporate responsibilities would report directly to him,

¡

Messrs. Weaver and Paterson would have joint responsibility for (i) the realization of synergies in connection with the combination, (ii) corporate strategy and (iii) personnel and organisational matters,

¡	Mr. Paterson would have responsibility for operations and all officers having operational responsibilities would report directly to him,

¡	Mr. Paterson would report to Mr. Weaver,

¡	50% of the AbitibiBowater Board of Directors would consist of individuals selected from among the Abitibi Board of Directors, and

¡	one such director would serve as co-lead outside director of the AbitibiBowater Board of Directors;

•	management responsibilities within AbitibiBowater would be allocated among an experienced management team selected from Abitibi and Bowater management;

•

Abitibi could in certain circumstances enter into discussions with third parties regarding alternative transaction proposals and terminate the combination agreement in order to enter into a transaction with a third party on terms more favorable to Abitibi shareholders, upon the payment to Bowater of a termination fee of US$28 million and the reimbursement of its expenses, to a maximum amount of US$12 million;

•

the structure of the combination, which effectively permits Abitibi shareholders who are eligible shareholders to elect to receive Bowater Canada exchangeable shares and make a valid tax election to defer Canadian income tax at the time of the combination;

•	the combination is expected to be effected on a deferred basis for U.S. federal income tax purposes for shareholders of Abitibi that are U.S. persons;

•

the approval process for the combination, including the requirement for the approval of holders of 66 2/3% of the votes cast at the Abitibi Meeting by holders of Abitibi common shares and the requirement for the Superior Court of Quebec to approve the arrangement and to issue a final order concerning its approval and the approval of holders of a majority of the voting power of the outstanding Bowater common stock and the Bowater special voting stock (representing the holders of Bowater Canada exchangeable shares) voting as a single class;

•

the executive and operational headquarters of AbitibiBowater, including the offices of the Executive Chairman, the President and Chief Executive Officer and their direct reports, will be located in Montreal;

•

the provisions included in the AbitibiBowater organizational documents regarding the locations of headquarters and headquarter functions and, until the third annual meeting of AbitibiBowater following the completion of the combination, the other governance provisions included in such documents, cannot be changed without a supermajority vote of the AbitibiBowater Board of Directors;

•	the review and analysis of each of Abitibi’s and Bowater’s business, financial condition, earnings, risks and prospects; and

•

the comparisons of historical financial measures for Abitibi and Bowater, including earnings, return on capital and cash flows, and comparisons of historical operational measures for Abitibi and Bowater.

In reaching its determination, the Abitibi Board of Directors also considered and evaluated, among other things: (i) other strategic alternatives with other potential partners that may have been available to Abitibi; (ii) the other terms of the combination agreement; (iii) the structure of the combination; (iv) the jurisdiction of incorporation of AbitibiBowater; (v) the tax consequences of the combination for the Abitibi shareholders, as well as for AbitibiBowater after the combination; and (vi) the right of Abitibi’s shareholders to dissent under the plan of arrangement and interim order.

The Abitibi Board of Directors also considered a variety of risks and other potentially negative factors concerning the combination, including the following:

•	the risk that the estimated synergies will not be achieved in the expected time frame or at all;

•

the problems inherent in combining the operations of two large companies, including the possibility that management may be distracted from regular business concerns by the need to integrate operations, unforeseen difficulties in integrating operations and systems, problems assimilating and retaining employees and potential adverse short-term effects on operating results of AbitibiBowater;

•

the timing of receipt and the terms of approvals and actions from relevant governmental and regulatory authorities, including the possibility of delay in obtaining satisfactory approvals or the imposition of unfavorable terms, conditions or concessions on the approvals;

•

AbitibiBowater will have unconventional provisions in its charter documents imposing a supermajority stockholder voting requirement (75% of issued and outstanding AbitibiBowater common stock) for certain matters, including for certain business combination transactions and the amendment of certain charter provisions;

•

AbitibiBowater will be limited in the number of shares of AbitibiBowater common stock available for issuance (thus limiting its flexibility for certain corporate actions such as raising additional capital by way of stock issuances or concluding acquisitions in consideration of AbitibiBowater stock) and that limit can only be amended in accordance with the supermajority approval described above;

•

in a merger of equals, the Abitibi exchange ratio would not provide shareholders of Abitibi with a significant premium to the market price of Abitibi’s common shares at the date on which the combination was announced; and

•	the interests that certain Abitibi executive officers and directors may have with respect to the combination in addition to their interests as Abitibi shareholders.

The Abitibi Board of Directors believed that, overall, the potential benefits of the combination to Abitibi and Abitibi’s shareholders outweighed these risks and negative factors.

This discussion of the information and factors considered by the Abitibi Board of Directors is not intended to be exhaustive but addresses the major information and factors considered by the Abitibi Board of Directors in its consideration of the combination. In reaching its conclusion, the Abitibi Board of Directors did not find it practical to assign, and did not assign, any relative or specific weight to the different factors that were considered and individual members of the Abitibi Board of Directors may have given different weight to different factors.

Opinions of Abitibi’s Financial Advisors

Opinion of CIBC World Markets Inc.

Abitibi retained CIBC World Markets to act as a financial advisor to Abitibi in connection with the combination. In connection with CIBC World Markets’ engagement, Abitibi requested that CIBC World Markets evaluate the fairness, from a financial point of view, of the Abitibi exchange ratio. CIBC World Markets rendered an oral opinion to the Abitibi Board of Directors on January 26, 2007, which was subsequently confirmed by a written opinion to the Abitibi Board of Directors dated January 29, 2007, to the effect that, as of that date and based on and subject to the factors, assumptions and limitations described in the CIBC World Markets opinion, the Abitibi exchange ratio was fair, from a financial point of view, to the holders of Abitibi common shares.

The full text of the CIBC World Markets opinion, which sets forth, among other things, the assumptions made, matters considered and limitations on the scope of the review undertaken by CIBC World Markets in rendering its opinion, is attached as Annex L to this document. Abitibi encourages holders of Abitibi common shares to read the CIBC World Markets opinion carefully in its entirety. The CIBC World Markets opinion was prepared for and provided to the Abitibi Board of Directors for its information in connection with its evaluation of the combination and relates only to the fairness, from a financial point of view, of the Abitibi exchange ratio. The CIBC World Markets opinion does not address any other aspect or implication of the combination, the terms of the combination agreement (and the exhibits thereto) or related transactions or any agreement, arrangement or undertaking entered into in connection with such transactions or otherwise and does not constitute a recommendation to any Abitibi shareholder as to how such shareholder should vote or act on any matter relating to the combination. This summary of the CIBC World Markets opinion is qualified in its entirety by reference to the full text of the opinion attached as Annex L to this document.

In preparing the CIBC World Markets opinion, CIBC World Markets reviewed the combination agreement and plan of arrangement, as well as certain publicly available business and financial information relating to Abitibi and Bowater, all as noted in the CIBC World Markets opinion under the heading “Scope of Review.” CIBC World Markets reviewed certain other information relating to Abitibi and Bowater, including certain information prepared by and provided to CIBC World Markets by the managements of Abitibi and Bowater regarding their respective business and prospects and certain publicly available estimates and forecasts (and sensitivities thereto discussed with Abitibi’s management) relating to the business and prospects of each of Abitibi and Bowater prepared by certain research analysts, which we refer to as “selected data,” and met with the managements of Abitibi and Bowater to discuss the business and prospects of Abitibi and Bowater, respectively. CIBC World Markets also reviewed certain estimates of cost savings and other merger benefits expected to result from the combination that were prepared and provided to CIBC World Markets by the managements of Abitibi and Bowater. CIBC World Markets also considered certain financial and stock market data of Abitibi and Bowater, and CIBC World Markets compared that data with similar data for other publicly held companies in businesses CIBC World Markets deemed similar to those of Abitibi and Bowater, and CIBC World Markets considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions that have been effected or announced. CIBC World Markets also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that CIBC World Markets deemed relevant.

In connection with its review, CIBC World Markets did not assume any responsibility for independent verification of any of the foregoing information and, as permitted under the terms of its engagement agreement with Abitibi, CIBC World Markets relied on such information being complete and accurate in all material respects without any independent verification. CIBC World Markets did not complete any site visits to Abitibi’s or Bowater’s properties, did not meet with Abitibi’s or Bowater’s independent auditors and relied upon and assumed the accuracy and fair presentation of the audited financial statements of Abitibi and Bowater and the reports of the auditors thereon. CIBC World Markets was not provided with and did not review, any financial forecasts with respect to the future financial performance of Abitibi’s or Bowater’s respective businesses for any period beyond 2007. With respect to the selected financial forecasts for Abitibi and Bowater for 2007 included in the selected data, the managements of Abitibi and Bowater advised CIBC World Markets, and CIBC World Markets assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Abitibi and Bowater as to the future financial performance of Abitibi and Bowater, respectively. With respect to the other selected data that was reviewed by CIBC World Markets, CIBC World Markets was advised and assumed that for purposes of its financial analyses and the CIBC World Markets opinion, such information represented a reasonable basis upon which to evaluate the relative future financial performance of Abitibi and Bowater.

With respect to the estimates provided to CIBC World Markets by the managements of Abitibi and Bowater of the cost savings and other benefits expected to result from the combination, CIBC World Markets was advised by the managements of Abitibi and Bowater, and CIBC World Markets assumed, that such estimates were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Abitibi and Bowater as to such cost savings and other benefits and that such estimates would be realized in the times and the amounts indicated to CIBC World Markets. CIBC World Markets also assumed, with Abitibi’s consent, that the Bowater Canada exchangeable shares and the AbitibiBowater common stock would be identical in all respects material to its analyses. CIBC World Markets also relied, with Abitibi’s consent and without independent verification, upon the estimates of Abitibi and Bowater as to their anticipated utilization of their respective tax positions. As permitted by the terms of its engagement agreement, CIBC World Markets did not assume responsibility for any legal, tax or accounting aspects of the combination. CIBC World Markets was also not provided with certain information concerning Abitibi and Bowater that Abitibi considered to be subject to attorney-client privilege or competitively sensitive. Abitibi advised CIBC World Markets, and CIBC World Markets assumed, that such information would not adversely affect its financial analyses or the CIBC World Markets opinion in any material respect. CIBC World Markets assumed, with Abitibi’s consent, that, in the course of obtaining any U.S. or Canadian regulatory or third party consents, approvals or agreements in connection with the combination, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Abitibi, Bowater or Bowater Canada or the contemplated benefits of the combination, and that the combination will be consummated in accordance with the terms of the combination agreement and the plan of arrangement, without waiver, modification or amendment of any material term, condition or agreement thereof. In addition, CIBC World Markets assumed that all of the representations and warranties contained in the combination agreement were correct as of the date of the CIBC World Markets opinion, that the combination will be completed substantially in accordance with the combination agreement and all applicable laws and that this document will satisfy all applicable legal requirements

In addition, CIBC World Markets was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Abitibi, Bowater or Bowater Canada, nor was CIBC World Markets furnished with any such evaluations or appraisals. The CIBC World Markets opinion addressed only the fairness, from a financial point of view, of the Abitibi exchange ratio and did not address any other aspect or implication of the combination or any other agreement, arrangement or understanding entered into in connection with the combination or otherwise. The CIBC World Markets opinion was necessarily based upon information made available to it as of the date of the CIBC World Markets opinion and financial, economic, market and other conditions, including currency exchange rates, as they existed and could be evaluated on the date of such opinion. CIBC World Markets did not express any opinion as to what the actual value of the AbitibiBowater common stock or Bowater Canada exchangeable shares, as applicable, would be when issued to the holders of Abitibi common shares pursuant to the combination or the prices at which shares of AbitibiBowater common stock or Bowater Canada exchangeable shares will trade at any time. The CIBC World Markets opinion did not address the relative merits of the combination as compared to alternative transactions or strategies that might be available to Abitibi, nor did it address Abitibi’s underlying business decision to effect the combination. CIBC World Markets was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of Abitibi. In the CIBC World Markets opinion, CIBC World Markets noted that CIBC World Markets is not an expert in any legal, tax or accounting aspects and made no representation to the Abitibi Board of Directors as to the adequacy or the appropriateness of the CIBC World Markets opinion for its purposes and expressed no view as to the legal, tax or accounting aspects of the combination.

Financial Analyses

In preparing its opinion, CIBC World Markets performed a variety of financial and comparative analyses, including those described below. The summary of CIBC World Markets’ analyses described below is not a complete description of the analyses underlying the CIBC World Markets opinion. The preparation of a fairness opinion is a complex process and is not readily susceptible to partial analysis or summary description. In arriving at its conclusion in the CIBC World Markets opinion, CIBC World Markets considered the results of all of its analyses as a whole. Furthermore, CIBC World Markets believes that selecting any portion of its analyses or the factors it considered, without considering all analyses and factors as a whole, could create a misleading and incomplete view of the process underlying its analyses and opinion.

In performing its analyses, CIBC World Markets considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Abitibi, Bowater and AbitibiBowater. Any estimates contained in CIBC World Markets’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. Further, no company, transaction or business used in CIBC World Markets’ analyses, as a comparison, is identical to Abitibi, or Bowater, their businesses or the combination, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in CIBC World Markets’ analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, the analyses do not purport to be appraisals or to reflect the prices at which Abitibi common shares and Bowater common stock actually may be valued or the prices at which their shares may actually trade in the marketplace. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

CIBC World Markets was not requested to, and it did not, recommend the specific form or amount of consideration offered to holders of Abitibi common shares pursuant to the combination, which consideration was determined through negotiation between Abitibi and Bowater. The decision to enter into the combination and related transactions was solely that of the Board of Directors of Abitibi and Bowater. The CIBC World Markets opinion and CIBC World Markets’ related financial analyses were among many factors considered by the Abitibi Board of Directors in its evaluation of the combination and should not be viewed as determinative of the views of the Abitibi Board of Directors or Abitibi’s management with respect to the combination or the Abitibi exchange ratio.

The following is a summary of the material financial analyses reviewed with the Abitibi Board of Directors in connection with the CIBC World Markets opinion. Certain of the financial analyses summarized below include information presented in tabular format. In order to fully understand CIBC World Markets’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of CIBC World Markets’ financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of CIBC World Markets’ financial analyses.

For purposes of CIBC World Markets’ analyses and this summary, (1) the term “implied Abitibi ownership percentage reference range” refers to the range, indicated by CIBC World Markets’ analyses for a particular methodology, of the percentage of the pro forma combined company that is to be owned by Abitibi shareholders following consummation of the combination and (2) the combination has been assumed to provide that Abitibi shareholders will own 48% of the pro forma combined company.

In performing its analyses, CIBC World Markets considered, among other things, the following key financial data for Abitibi and Bowater:

•	fiscal year ended December 31, 2005 financial results based on the publicly available filings of Abitibi and Bowater,

•	fiscal years 2006, 2007 and 2008 street average estimates prepared by various research analysts and based on I/B/E/S, which we refer to as “Street Estimates,”

•

draft unaudited selected financial information for fiscal year 2006 provided to CIBC World Markets by the managements of Abitibi and Bowater, which we refer to as “2006 unaudited financial information,”

•	certain information extracted or derived from fiscal year 2007 budgets provided to CIBC World Markets by the managements of Abitibi and Bowater, which we refer to as the “2007 budget,”

•

fiscal years 2007, 2008 and 2009 sensitivity analysis based on budgeted cost and volume information provided by the managements of Abitibi and Bowater as well as forecasted prices from Resource Information Systems, Inc., which we refer to as “RISI,” a third party source for economic forecasts and analysis on the international forest products industry, as adjusted by the managements of Abitibi and Bowater, which we refer to as “management sensitivity estimates,” and

•

trend year data based on 2007 budgeted cost and volume information of Abitibi and Bowater provided by the managements of Abitibi and Bowater, adjusted for commodity prices based on RISI 10 years average projected real dollar price and currency exchange rate (US$0.85/C$) for all products, which we refer to as “trend year”.

Historical Stock Trading Analysis. CIBC World Markets reviewed the historical trading prices for Abitibi common shares on the TSX and Bowater common stock on the NYSE for the one-year period ended January 19, 2007. The purpose of the historical trading analysis was to analyze the consideration to be received by Abitibi shareholders in relation to certain historical prices of Abitibi and Bowater. CIBC World Markets also noted the average closing prices of Abitibi common shares and Bowater common stock over various periods ended January 19, 2007, as summarized below. The Abitibi common share price on the TSX was converted to U.S. dollars based on the actual closing currency rate for each trading day.

Period ended January 19, 2007	Average Closing Price of Abitibi Common Shares (US$)	Average Closing Price of Bowater Common Stock (US$)
January 19, 2007	$2.68	$22.41
Last 20 trading days	$2.58	$22.47
Last 3 months	$2.48	$21.83
Last 6 months	$2.54	$21.73
Last 12 months	$3.06	$23.82

CIBC World Markets calculated the implied Abitibi ownership percentage reference ranges resulting from such historical trading prices.

This analysis indicated an implied Abitibi ownership percentage reference range of 46.5% to 49.1%, as compared to the Abitibi ownership percentage of 48% provided for in the combination.

Contribution Analysis. CIBC World Markets performed a contribution analysis, the purpose of which was to determine how the contribution of Abitibi to the combined entity, based on the various factors described below, compared to the percentage of total equity in the combined company that holders of Abitibi common shares would receive as a result of the merger. CIBC World Markets reviewed specific historical and estimated future operating and financial information including, among other things: sales, earnings before interest, taxes, depreciation and amortization, or EBITDA, enterprise value, EBITDA minus interest, EBITDA minus interest and maintenance capital expenditures and market capitalization for Abitibi, Bowater and the pro forma combined company resulting from the business combination based on Abitibi’s and Bowater’s respective fiscal year audited 2005 financial statements, fiscal years 2006, 2007 and 2008 Street Estimates, 2006 unaudited financial information, 2007 budget, management sensitivity estimates and trend year. The enterprise values, which equate to the market capitalization plus short- and long-term debt minus cash and cash equivalents, of Abitibi and Bowater were adjusted to account for certain net operating loss carry-forwards, tax credits and certain other adjustments.

This analysis indicated an implied Abitibi ownership percentage reference range of 31.6% to 39.4% based on sales metrics over the indicated periods, 28.7% to 55.8% based on EBITDA metrics, 41.1% to 59.1% based on EBITDA minus interest metrics and 26.9% to 61.7% based on EBITDA minus interest and maintenance capital expenditures metrics, as compared to the Abitibi ownership percentage of 48% provided for in the combination.

Selected Companies Analysis. CIBC World Markets performed a trading multiples comparables analysis, the purpose of which was to estimate the values of Abitibi and Bowater by comparing them to publicly traded companies that CIBC World Markets deemed to be similar to Abitibi and Bowater. For the purposes of its analysis, CIBC World Markets reviewed and compared certain financial information for Abitibi and Bowater to corresponding financial information, ratios and public market multiples for the following five publicly traded corporations in the paper and forest products industry:

•	Catalyst Paper Corporation

•	International Paper Company

•	Norske Skogindustrier ASA

•	UPM-Kymmene Corporation

•	Weyerhaeuser Company

Although none of the selected publicly traded companies is directly comparable to Abitibi or Bowater, these companies were chosen because their operations, for the purposes of this analysis, may be considered similar to certain operations of Abitibi or Bowater.

CIBC World Markets also calculated and compared various financial multiples and ratios based on financial data as of January 19, 2007, information it obtained from the latest publicly available information and Street Estimates. CIBC World Markets reviewed among other things:

•

Enterprise value, which equals equity market capitalization plus short and long-term debt minus cash and cash equivalents, as a multiple of 2005 EBITDA (CIBC World Markets made certain adjustments to the enterprise value of each of the selected companies to account for announced acquisitions and divestitures);

•	Enterprise value as a multiple of estimated 2006 EBITDA(1);

•	Enterprise value as a multiple of estimated 2007 EBITDA(1); and

•	Enterprise value as a multiple of estimated 2008 EBITDA(1);

The results of these analyses are summarized as follows:

Enterprise Value as a Multiple of:	Range	Average	Abitibi	Bowater
2005 EBITDA	7.4x – 10.8x	9.0x	8.4x	7.4x
2006E EBITDA (1)	7.9x – 10.0x	8.8x	10.0x	8.4x
2007E EBITDA (1)	6.9x – 8.9x	7.8x	8.7x	6.9x
2008E EBITDA (1)	6.2x – 8.9x	7.4x	7.8x	6.2x
(1) Based on analysts’ average estimates

CIBC World Markets applied the selected companies’ average multiples for fiscal year 2005 EBITDA and fiscal years 2006, 2007 and 2008 estimated EBITDA to corresponding data for Abitibi and Bowater based on Abitibi’s and Bowater’s respective fiscal year 2005, fiscal years 2006, 2007 and 2008 Street Estimates, 2006 unaudited financial information, 2007 budget, management sensitivity estimates and trend year EBITDA to determine a range of respective enterprise values. After adjusting for Abitibi’s and Bowater’s respective net debt (short- and long-term debt minus cash and cash equivalents), CIBC World Markets calculated an implied equity market capitalization for Abitibi and Bowater.

This analysis indicated an implied Abitibi ownership percentage range of 29.2% to 41.7%, as compared to the Abitibi ownership percentage of 48% provided for in the combination.

Selected Transactions Analysis. CIBC World Markets reviewed transaction values implied in selected acquisitions, which it judged to be reasonably comparable to the Abitibi-Bowater combination as they involved companies with product profiles and operations that, for the purposes of this analysis, may be deemed similar to Abitibi’s and Bowater’s respective product profiles and operations. CIBC World Markets performed this analysis to understand the implied range of value per ton of annual capacity of comparable transactions and estimate the comparable value of Abitibi and Bowater. For the purposes of its analysis, CIBC World Markets reviewed, among other things, the transaction values implied in the following selected transactions in the newsprint, coated papers and pulp sectors in the United States and Canada.

Acquiror	Target

Newsprint

White Birch Paper Company	Papier Masson Ltée
White Birch Paper Company	Papiers Stadacona paper mill
Bowater Inc.	Alliance Forest Products Inc.
Catalyst Paper Corporation (formerly Norske Skog Canada Ltd)	Pacifica Papers Inc.
Bowater Inc.	Newsprint South Inc.’s paper mill
Abitibi-Consolidated Inc.	Donohue Inc.
Southeast Paper Manufacturing Company	Smurfit-Stone Container Corporation’s Newberg mill

Coated Papers
Apollo Management LP	International Paper Company’s coated paper assets
Cerberus Capital Management LP	MeadWestvaco Corp.’s paper assets

Pulp

Mercer International Inc.	Celgar pulp mill
Koch Industries Inc.	Georgia-Pacific Corp.—2 pulp mills
Pope & Talbot Inc.	Catalyst Paper Corporation (formerly Norske Skog Canada Ltd)—Mackenzie mill

CIBC World Markets reviewed, among other things, transaction values in the selected transactions as a multiple of the price per ton of annual capacity. Operating and financial data used in the selected transactions analysis were based on publicly available information. CIBC World Markets made certain adjustments to the enterprise values of several of the target companies. CIBC World Markets then applied ranges of multiples of such operating data from the selected transactions to corresponding data of Abitibi and Bowater, based on capacity estimates provided by the managements of Abitibi and Bowater, to determine a range of enterprise values. After adjusting for Abitibi’s and Bowater’s respective net debt, CIBC World Markets calculated an implied equity market capitalization for Abitibi and Bowater.

This analysis indicated an implied Abitibi ownership percentage reference range of 43.8% to 47.2%, as compared to the Abitibi ownership percentage of 48% provided for in the combination.

Potential Synergies. Based upon estimates of the potential annual synergies resulting from the combination and the costs to achieve such synergies that, in each case, were prepared by the managements of Abitibi and Bowater, based in part on analyses developed by an independent third party consultant, and provided to CIBC World Markets by the managements of Abitibi and Bowater, CIBC World Markets analyzed the potential values of such synergies. CIBC World Markets applied a range of multiples of 4.4x to 9.4x, representing the implied combined enterprise value to EBITDA multiples for Abitibi and Bowater based on Abitibi and Bowater fiscal year 2005, fiscal years 2006, 2007 and 2008 Street Estimates, 2006 unaudited financial information, 2007 budget, management sensitivity estimates and trend year EBITDA, to calculate a range of potential synergies values to Abitibi shareholders of US$411 million to US$958 million based on the Abitibi ownership percentage of 48% provided for in the combination.

Miscellaneous. Abitibi selected CIBC World Markets based on CIBC World Markets’ qualifications, experience and reputation, and its familiarity with Abitibi and its business. CIBC World Markets is one of Canada’s largest investment banking firms with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading and investment research. The CIBC World Markets opinion was approved for delivery to the Abitibi Board of Directors by a committee of CIBC World Markets’ managing directors and internal counsel, each of whom is experienced in merger, acquisition, divestiture and valuation matters.

CIBC World Markets is a full service securities firm engaged in securities trading and brokerage activities and provides investment banking advice and other financial services. In the ordinary of its business, CIBC World Markets and its affiliates may acquire, hold or sell, for its and its affiliates own accounts and the accounts of customers, debt, equity and other securities and financial instruments (including bank loans and other obligations) of Abitibi and Bowater. CIBC World Markets and its affiliates have, from time to time, provided investment banking and other financial services to Abitibi and Bowater, and may in the future provide such services to AbitibiBowater, for which CIBC World Markets and its affiliates have received, and would expect to receive, compensation. Neither CIBC World Markets nor its affiliates are currently providing any investment banking or other financial services to Bowater or any of its affiliates in connection with the combination. Abitibi has agreed to pay CIBC World Markets a fee of US$10 million for its financial advisory services in connection with the combination, of which US$1 million became payable upon announcement of the combination and US$1 million became payable upon delivery of the CIBC World Markets opinion to the Abitibi Board of Directors. Abitibi also has agreed to reimburse CIBC World Markets for its reasonable expenses and to indemnify CIBC World Markets and related parties against liabilities arising out of its engagement.

Opinion of Credit Suisse Securities (USA) LLC

Abitibi retained Credit Suisse to act as Abitibi’s financial advisor in connection with the combination. In connection with Credit Suisse’s engagement, Abitibi requested that Credit Suisse evaluate the fairness, from a financial point of view, to the holders of Abitibi common shares of the Abitibi exchange ratio set forth in the combination agreement. Credit Suisse rendered an oral opinion to the Abitibi Board on January 26, 2007, which was subsequently confirmed in a written opinion dated January 29, 2007, to the effect that, as of that date and based on and subject to the factors, assumptions and limitations described in Credit Suisse’s opinion, the Abitibi exchange ratio set forth in the combination agreement was fair, from a financial point of view, to the holders of Abitibi common shares.

The full text of Credit Suisse’s written opinion, dated January 29, 2007, to the Abitibi Board of Directors, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of the review undertaken by Credit Suisse in rendering its opinion, is attached as Annex M to this document and is incorporated herein by reference in its entirety. Holders of Abitibi common shares are encouraged to read this opinion carefully in its entirety. Credit Suisse’s opinion was provided to the Abitibi Board of Directors for its information in connection with its evaluation of the Abitibi exchange ratio to be received by the holders of Abitibi common shares in the combination and relates only to the fairness, from a financial point of view, of the Abitibi exchange ratio set forth in the combination agreement to the holders of Abitibi common shares. Credit Suisse’s opinion does not address any other aspect or implication of the combination, the terms of the combination agreement (and the exhibits thereto) or related transactions or any agreement, arrangement or undertaking entered into in connection with such transactions or otherwise and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matter relating to the combination. This summary of Credit Suisse’s opinion is qualified in its entirety by reference to the full text of the opinion attached as Annex M to this document.

In arriving at its opinion, Credit Suisse reviewed the combination agreement and the related plan of arrangement under Section 192 of the CBCA, as well as certain publicly available business and financial information relating to Abitibi and Bowater. Credit Suisse also reviewed certain other information relating to Abitibi and Bowater, including certain information prepared by and provided to Credit Suisse by the managements of Abitibi and Bowater regarding their respective business and prospects and certain publicly available estimates and forecasts (and sensitivities thereto discussed with Abitibi’s management) relating to the business and prospects of each of Abitibi and Bowater prepared by certain research analysts, which we refer to collectively as “selected data,” and met with the managements of Abitibi and Bowater to discuss the business and prospects of Abitibi and Bowater, respectively. Credit Suisse also reviewed certain estimates of cost savings and other merger benefits expected to result from the combination that were prepared and provided to Credit Suisse by the managements of Abitibi and Bowater. Credit Suisse also considered certain financial and stock market data of Abitibi and Bowater, and Credit Suisse compared that data with similar data for other publicly held companies in businesses Credit Suisse deemed similar to those of Abitibi and Bowater, and Credit Suisse considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions that have been effected or announced. Credit Suisse also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that Credit Suisse deemed relevant.

In connection with its review, Credit Suisse did not assume any responsibility for independent verification of any of the foregoing information and relied on such information being complete and accurate in all material respects. Abitibi and Bowater informed Credit Suisse that Abitibi and Bowater did not have, and therefore Credit Suisse was not provided with and did not review, any financial forecasts with respect to the future financial performance of Abitibi’s or Bowater’s respective businesses for any period beyond 2007. Following the delivery of Credit Suisse’s opinion and the announcement of the execution of the combination agreement, Bowater advised Credit Suisse and Abitibi that Bowater had subsequently developed certain financial estimates for its business for 2008 and 2009, which were not provided to Abitibi or its financial advisors in light of the competitively sensitive nature of such information. With respect to the selected financial forecasts for Abitibi and Bowater for 2007 included in the selected data, the managements of Abitibi and Bowater advised Credit Suisse, and Credit Suisse assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Abitibi and Bowater as to the future financial performance of Abitibi and Bowater, respectively. With respect to the other selected data that was reviewed by Credit Suisse, Credit Suisse was advised and assumed that for purposes of its analyses and opinion, such information represented a reasonable basis upon which to evaluate the relative future financial performance of Abitibi and Bowater.

With respect to the estimates provided to Credit Suisse by the managements of Abitibi and Bowater of the cost savings and other benefits expected to result from the combination, Credit Suisse was advised by the managements of Abitibi and Bowater, and Credit Suisse assumed, that such estimates were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Abitibi and Bowater as to such cost savings and other benefits and that such estimates would be realized in the times and the amounts indicated to Credit Suisse. Credit Suisse also assumed, with Abitibi’s consent, that the Bowater Canada exchangeable shares and the AbitibiBowater common stock would be identical in all respects material to its analyses. Credit Suisse also relied, with Abitibi’s consent and without independent verification, upon the estimates of Abitibi and Bowater as to their anticipated utilization of their respective tax attributes. Credit Suisse assumed that certain assets of Abitibi and Bowater will be sold, and that Abitibi will acquire certain assets of an existing partnership and the interests of a minority partner, at the times and in the amounts described to Credit Suisse by managements of Abitibi and Bowater. Credit Suisse assumed that the exchange of Abitibi common shares will be treated as a tax-free exchange for eligible Canadian holders of Abitibi common shares who elect to receive Bowater Canada exchangeable shares and all U.S. holders of Abitibi common shares pursuant to the Canadian Tax Act and the United States Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” as applicable. Credit Suisse was also not provided with certain information concerning Abitibi and Bowater that Abitibi reasonably considered to be subject to attorney/client privilege or competitively sensitive. Credit Suisse was advised, and assumed, that such information would not adversely affect its analyses or its opinion in any material respect. Credit Suisse assumed, with Abitibi’s consent, that, in the course of obtaining any U.S. or Canadian regulatory or third party consents, approvals or agreements in connection with the combination, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Abitibi, Bowater or Bowater Canada or the contemplated benefits of the combination, and that the combination will be consummated in accordance with the terms of the combination agreement and the related plan of arrangement, without waiver, modification or amendment of any material term, condition or agreement thereof.

In addition, Credit Suisse was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Abitibi, Bowater or Bowater Canada, nor was Credit Suisse furnished with any such evaluations or appraisals. Credit Suisse’s opinion addressed only the fairness, from a financial point of view, to the holders of Abitibi common shares of the Abitibi exchange ratio and did not address any other aspect or implication of the combination or any other agreement, arrangement or understanding entered into in connection with the combination or otherwise. Credit Suisse’s opinion was necessarily based upon information made available to it as of the date of the opinion and financial, economic, market and other conditions, including currency exchange rates, as they existed and could be evaluated on the date of the opinion. Credit Suisse did not express any opinion as to what the actual value of the AbitibiBowater common stock or Bowater Canada exchangeable shares, as applicable, would be when issued to the holders of Abitibi common shares pursuant to the combination or the prices at which shares of AbitibiBowater common stock or Bowater Canada exchangeable shares will trade at any time. Credit Suisse’s opinion did not address the relative merits of the combination as compared to alternative transactions or strategies that might be available to Abitibi, nor did it address Abitibi’s underlying business decision to effect the combination. Credit Suisse was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of Abitibi.

Financial Analyses

In preparing its opinion, Credit Suisse performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse’s analyses described below is not a complete description of the analyses underlying Credit Suisse’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse made qualitative judgments with respect to the analyses and factors that it considered. Credit Suisse arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Credit Suisse considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Abitibi, Bowater and AbitibiBowater. No company, transaction or business used in Credit Suisse’s analyses, as a comparison, is identical to Abitibi, or Bowater, their businesses or the combination, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Credit Suisse’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Credit Suisse’s analyses are inherently subject to substantial uncertainty.

Credit Suisse was not requested to, and it did not, recommend the specific form or amount of consideration payable in the combination, which consideration was determined through negotiation between Abitibi and Bowater, and the decision to enter into the combination and related transactions was solely that of the Board of Directors of Abitibi and Bowater. Credit Suisse’s opinion and financial analyses were only one of many factors considered by the Abitibi Board of Directors in its evaluation of the combination and should not be viewed as determinative of the views of the Abitibi Board of Directors or Abitibi’s management with respect to the combination or the Abitibi exchange ratio.

The following is a summary of the material financial analyses reviewed with the Abitibi Board of Directors in connection with Credit Suisse’s opinion dated January 29, 2007. Certain of the financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse’s financial analyses.

For purposes of Credit Suisse’s analyses and this summary, (1) the term “implied Abitibi ownership percentage reference range” refers to the range, indicated by Credit Suisse’s analyses for a particular methodology, of the percentage of the pro forma combined company that is to be owned by Abitibi shareholders following consummation of the combination and (2) the combination has been assumed to provide that Abitibi shareholders will own 48% of the pro forma combined company.

Selected Companies Analysis—Street Estimates. Credit Suisse reviewed certain estimated trading multiples described below for Abitibi, Bowater and selected publicly traded companies that Credit Suisse deemed to be comparable to Abitibi and Bowater. In order to evaluate the exchange ratio provided for in the combination, Credit Suisse then considered a range of enterprise values for Abitibi and Bowater implied by a selected range of these trading multiples. Although none of the selected companies is directly comparable to Abitibi or Bowater, the companies included were chosen because they are publicly traded companies with operations that for purposes of this analysis may be considered similar to certain operations of Abitibi and Bowater.

Based on publicly available research estimates, public filings and other publicly available information, Credit Suisse reviewed certain financial and stock market information for each of Abitibi, Bowater and the following five selected publicly traded companies in the paper and forest products industry, which we refer to as the “Street Estimates.” The selected companies chosen were Catalyst Paper Corporation, International Paper Company, Norske Skogindustrier ASA, UPM-Kymmene Corporation and Weyerhaeuser Company.

Credit Suisse reviewed, among other things, enterprise values (calculated as market value, based on closing stock prices on January 24, 2007, plus net debt and certain other adjustments) of the selected companies as multiples of calendar year 2007 estimated earnings before interest, taxes, depreciation and amortization, which we refer to as “EBITDA.” Credit Suisse noted that certain adjustments were made to each of the enterprise values of each of the selected companies to account for certain tax refunds, pension contributions, acquisitions and divestitures not in the ordinary course of business. Credit Suisse then applied a range of selected multiples of calendar year 2007 estimated EBITDA derived from the selected companies to corresponding data, based on Street Estimates, of Abitibi and Bowater.

This selected companies analysis, based on the Street Estimates, indicated a range of enterprise value multiples with an average multiple of 7.8x. Based on this analysis, Credit Suisse calculated ranges of estimated enterprise values for Abitibi and Bowater of US$3,716 million to US$4,770 million and US$3,327 million to US$4,271 million, respectively, from which implied equity value ranges were derived. This analysis indicated an implied Abitibi ownership percentage reference range of 6.4% to 33.8%, as compared to the Abitibi ownership percentage of 48% provided for in the combination.

Selected Companies Analysis—Management Budget. Credit Suisse applied a range of selected multiples for calendar year 2007 estimated EBITDA derived from the selected companies (the same range utilized above in “Selected Companies Analysis—Street Estimates”) to corresponding data, based on the selected financial forecasts of Abitibi and Bowater for calendar year 2007, provided to Credit Suisse by the managements of Abitibi and Bowater.

This selected companies analysis, based on the selected financial forecasts of Abitibi and Bowater for calendar year 2007, indicated ranges of enterprise values for Abitibi and Bowater of US$3,338 million to US$4,284 million and US$2,916 million to US$3,743 million, respectively, from which implied equity value ranges were derived.

This analysis indicated an implied Abitibi ownership percentage reference range up to 27.7%, as compared to the Abitibi ownership percentage of 48% provided for in the combination.

Selected Transactions Analysis. Credit Suisse reviewed, among other things, the transaction values implied in the following 14 selected transactions in the newsprint, coated papers and pulp sectors in the United States and Canada.

Acquiror	Target

Newsprint

White Birch Paper Company	Papier Masson Ltée
White Birch Paper Company	Papiers Stadacona Ltée
Bowater Incorporated	Alliance Forest Products Inc.
Catalyst Paper Corporation (formerly Norske Skog Canada Ltd)	Pacifica Papers Inc.
Bowater Incorporated	Newsprint South, Inc.’s paper mill assets
Abitibi-Consolidated Inc.	Donohue Inc.
Southeast Paper Manufacturing Company	Smurfit-Stone Container Corp’s Newberg, OR mill assets
Inexcon Maine Inc.	Great Northern Paper Company
Abitibi-Consolidated Inc.	Stone-Container Corporation’s Snowflake, AZ newsprint assets

Coated Papers

Apollo Management LLP	International Paper Company’s coated papers assets
Cerberus Capital Management, L.P.	MeadWestvaco Corp’s coated papers assets

Pulp

Pope & Talbot Inc.	Norske Skog Canada Limited’s Mackenzie Mill assets
Koch Cellulose, LLC	Georgia-Pacific Corp’s fluff and market pulp assets
Mercer International Inc.	Celgar Pulp Mill

Although none of the companies that participated in the selected transactions are directly comparable to Abitibi or Bowater, the companies that participated in the selected transactions are companies with product profiles and operations that, for the purposes of this analysis, may be considered similar to certain of Abitibi and Bowater’s respective product profiles and operations.

Credit Suisse reviewed, among other things, the price per ton of daily capacity implied by the transaction values in the selected transactions. Operating and financial data used in the selected transactions analysis were based on publicly available information. Credit Suisse made certain adjustments to the enterprise values of several of the target companies. With respect to the transactions identified under the Newsprint category referred to above, the estimated range of price per ton of daily capacity implied by these transactions was US$120 to US$546, with an average of US$279. With respect to the transactions identified under the Coated Papers category referred to above, the estimated range of price per ton of daily capacity implied by these transactions was US$291 to US$293, with an average of US$292. With respect to the transactions identified under the Pulp category referred to above, the estimated range of price per ton of daily capacity implied by these transactions was US$147 to US$171, with an average of US$159. Credit Suisse then applied ranges of multiples of such operating data from the selected transactions to corresponding data of Abitibi and Bowater, based on capacity estimates provided by the managements of Abitibi and Bowater.

This selected transactions analysis indicated ranges of enterprise values for Abitibi and Bowater of US$4,663 million to US$6,302 million and US$3,517 to US$4,686, respectively, from which implied equity value ranges were derived. This analysis indicated an implied Abitibi ownership percentage reference range of 41.1% to 50.3%, as compared to the Abitibi ownership percentage of 48% provided for in the combination.

Contribution Analysis—Street Estimates. Credit Suisse reviewed contributions to AbitibiBowater’s historical and estimated combined sales, EBITDA and EBITDA minus interest, which we collectively refer to as the “Contribution Metrics,” by Abitibi, on the one hand, and Bowater, on the other hand, for calendar years 2005, 2006, 2007 and 2008. The Contribution Metrics for calendar year 2005 were based on the publicly available filings of Abitibi and Bowater, and estimated Contribution Metrics for calendar years 2006, 2007 and 2008 were based on the Street Estimates. Credit Suisse noted that the EBITDA and interest components of the Contribution Metrics were adjusted to reflect the status of certain pension plans, other post-employment benefit plans and certain other adjustments, which we refer to as the “EBITDA and interest adjustments,” and that the enterprise values of Abitibi and Bowater were adjusted to reflect the status of certain pension plans and other post-employment benefit plans as well as net operating loss carry-forwards, tax credits and certain other adjustments, which we refer to as the “enterprise value adjustments.”

Credit Suisse performed this contribution analysis in order to evaluate how the relative contribution of Abitibi to the combined company, based on the Contribution Metrics, compared to the percentage of total equity in AbitibiBowater that holders of Abitibi common shares would receive as a result of the combination.

Based on the Street Estimates regarding the various Contribution Metrics, the relative contributions of Abitibi to the combined company, indicated an implied Abitibi ownership percentage reference range of 28.9% to 52.5%, with a mean implied Abitibi ownership percentage of 40.5% and a median implied Abitibi ownership percentage of 39.2%, as compared to the Abitibi ownership percentage of 48% provided for in the combination.

Contribution Analysis—Management Budget. Credit Suisse reviewed contributions to AbitibiBowater’s Contribution Metrics by Abitibi, on the one hand, and Bowater, on the other hand, for calendar year 2007. The estimated Contribution Metrics for calendar year 2007 were based on certain adjusted budgeted amounts for Abitibi and Bowater for calendar year 2007, provided to Credit Suisse by the managements of Abitibi and Bowater. Credit Suisse noted that the EBITDA and interest components of the Contribution Metrics were adjusted to reflect the EBITDA and interest adjustments and that the enterprise values of Abitibi and Bowater were adjusted to reflect the enterprise value adjustments.

Credit Suisse performed this contribution analysis in order to evaluate how the relative contribution of Abitibi to the combined company, based the data referred to above, compared to the percentage of total equity in AbitibiBowater that holders of Abitibi common shares would receive as a result of the combination.

Based on these adjusted budgeted amounts provided by the managements of Abitibi and Bowater, the relative contributions of Abitibi to the combined company indicated an implied Abitibi ownership percentage reference range of 32.1% to 45.6%, with a mean implied Abitibi ownership percentage of 37.7% and a median implied ownership percentage of 35.5%, as compared to the Abitibi ownership percentage of 48% provided for in the combination.

Contribution Analysis—Management Sensitivity Estimates. Credit Suisse reviewed contributions to AbitibiBowater’s Contribution Metrics by Abitibi, on the one hand, and Bowater, on the other hand, for calendar years 2006, 2007 and 2008. The Contribution Metrics for calendar year 2006 were based on the unaudited financial results of Abitibi and Bowater for calendar year 2006, provided to Credit Suisse by the managements of Abitibi and Bowater, and estimated Contribution Metrics for calendar years 2007 and 2008 were based on estimated cost and volume information provided by the managements of Abitibi and Bowater as well as RISI forecasted prices, as adjusted by the managements of Abitibi and Bowater. Credit Suisse noted that the EBITDA and interest components of the Contribution Metrics were adjusted to reflect the EBITDA and interest adjustments and that the enterprise values of Abitibi and Bowater were adjusted to reflect the enterprise value adjustments.

Credit Suisse performed this contribution analysis in order to evaluate how the relative contribution of Abitibi to the combined company, based on the data referred to above, compared to the percentage of total equity in AbitibiBowater that holders of Abitibi common shares would receive as a result of the combination.

Based on the unaudited financial results and the estimated cost and volume information provided by the managements of Abitibi and Bowater, the relative contributions of Abitibi to the combined company indicated an implied Abitibi ownership percentage reference range of 37.9% to 56.6%, with a mean implied Abitibi ownership percentage of 47.9% and a median implied ownership percentage of 49.1%, as compared to the Abitibi ownership percentage of 48% provided for in the combination.

Credit Suisse further adjusted the Contribution Metrics for calendar year 2007 used in the foregoing analysis to reflect certain management assumptions regarding currency exchange rates. This analysis, using such currency exchange rate assumptions, indicated an implied Abitibi ownership percentage reference range of 37.9% to 56.6%, as compared to the Abitibi ownership percentage of 48% provided for in the combination.

Historical Stock Trading Analysis. Credit Suisse reviewed the historical trading prices for Abitibi common shares on the TSX and Bowater common stock on the NYSE for the one-year period ended January 24, 2007, the next to last trading day before the Abitibi Board of Directors met to review the combination. Credit Suisse also noted the average closing prices of Abitibi common shares and Bowater common stock over various periods ended January 24, 2007, as summarized below:

Period ended January 24, 2007	Average Closing Price of Abitibi Common Shares (US$) (1)	Average Closing Price of Bowater Common Stock (US$) (1)
January 24, 2007	$2.60	$22.57
Last 5 trading days	$2.64	$22.45
Last 10 trading days	$2.69	$22.53
Last 20 trading days	$2.60	$22.50
Last 2 months	$2.47	$22.34
Last 3 months	$2.47	$21.89
Last 6 months	$2.55	$21.78
Last 12 months	$3.05	$23.76

(1)	Based on the closing share prices for Abitibi common shares on the TSX and for Bowater common stock on the NYSE. The Abitibi C$ share price is converted to US$ based on the closing exchange rate.

Credit Suisse performed the historical stock trading analysis in order to analyze the consideration to be received by Abitibi shareholders in relation to certain historical prices of the Abitibi common shares and to provide the Abitibi board with information with respect to the relative historical share prices of Abitibi common shares and Bowater common stock. Credit Suisse calculated implied Abitibi ownership percentage reference ranges resulting from such historical trading prices. Credit Suisse noted that the converted per share price of Abitibi common shares to U.S. currency was based on the actual closing currency exchange rate for each trading day.

The high and low historical trading prices for the Abitibi common shares and the Bowater common stock yielded an implied Abitibi ownership percentage reference range of 45.8% to 49.1%, as compared to the Abitibi ownership percentage of 48% provided for in the combination.

Potential Synergies. Based upon estimates of the potential annual synergies resulting from the combination and the costs to achieve such synergies that, in each case, were prepared by the managements of Abitibi and Bowater, based in part on analyses developed by an independent third-party consultant, and provided to Credit Suisse by the managements of Abitibi and Bowater, Credit Suisse analyzed the potential values to Abitibi shareholders of such synergies. Credit Suisse applied a 5.0x multiple and a 8.1x multiple (which 8.1x multiple represented the blended enterprise value to 2007E EBITDA multiple for Abitibi and Bowater) to calculate a range of potential synergy values to Abitibi shareholders of US$300 million to US$1,394 million based on the

Abitibi ownership percentage of 48% provided for in the combination. Credit Suisse performed the discounted cash flow analysis of the annual potential synergies to evaluate the present value of the range of such potential synergies to Abitibi’s shareholders. Credit Suisse also performed a discounted cash flow analysis of potential annual synergies using discount rates of 10% and 12% and terminal value EBITDA multiples (“terminal value” represents an estimate of the aggregate value of future cash flows attributable to the annual potential synergies subsequent to the projected period) of 5.0x and 8.1x (which 8.1x multiple represented the blended enterprise value to 2007E EBITDA multiple for Abitibi and Bowater) which implied potential synergy values of US$463 million to US$656 million based on the Abitibi ownership percentage of 48% provided for in the combination.

Miscellaneous. Abitibi selected Credit Suisse based on Credit Suisse’s qualifications, experience and reputation, and its familiarity with Abitibi and its business. Credit Suisse is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

From time to time, Credit Suisse and its affiliates have in the past provided, are currently providing and may in the future provide, investment banking and other financial services to Abitibi and AbitibiBowater, and have in the past provided, and may in the future provide, such services to Bowater, for which Credit Suisse and its affiliates have received, and would expect to receive, compensation. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities and provides investment banking advice and other financial services. In the ordinary course of its business, Credit Suisse and its affiliates may acquire, hold or sell, for its and its affiliates’ own accounts and the accounts of customers, debt, equity and other securities and financial instruments (including bank loans and other obligations) of Abitibi, Bowater and AbitibiBowater. Neither Credit Suisse nor its affiliates are currently providing any investment banking or other financial services directly to Bowater or any of its respective affiliates in connection with the combination. Abitibi has agreed to pay Credit Suisse a fee of US$10 million for its financial advisory services in connection with the combination, of which US$1 million became payable upon delivery of Credit Suisse’s opinion, US$2 million became payable upon the execution of the combination agreement and the remainder of which is contingent upon completion of the combination. Abitibi also has agreed to reimburse Credit Suisse for its reasonable expenses, including the fees and expenses of legal counsel and any other advisor retained by Credit Suisse. In addition, Abitibi has agreed to indemnify Credit Suisse and related parties against liabilities, including liabilities under the United States federal securities laws, arising out of its engagement.

Interests of Abitibi’s Directors and Management in the Combination

In considering the recommendation of the Abitibi Board of Directors to vote for the combination, Abitibi shareholders should be aware that Mr. Weaver, members of the Abitibi management team and, to the extent described below, the other members of the Abitibi Board of Directors have agreements or arrangements that provide them with interests in the combination that differ from those of Abitibi shareholders generally. The Abitibi Board was aware of these agreements and arrangements during its deliberations on the merits of the combination and in determining to recommend to the Abitibi shareholders that they vote in favor of the Abitibi shareholders’ resolution.

As provided in the combination agreement, upon the completion of the combination, seven Abitibi designees (including John W. Weaver, President and Chief Executive Officer of Abitibi) will become members of the AbitibiBowater Board of Directors. The combination agreement also provides that Mr. Weaver will become Executive Chairman of AbitibiBowater. For a description of the governance arrangements applicable following completion of the combination, see “Governance and Management of AbitibiBowater after Completion of the Combination.”

Mr. Weaver has received a special grant of 385,000 restricted share units to which he will be entitled upon the meeting of certain performance targets following the completion of the combination related to the achievement of levels of synergies. Mr. Weaver may earn a lesser or greater number of restricted share units to the extent a lesser or greater level of synergies is achieved, as follows:

Synergies	C$200M	C$250M	C$300M
Percentage Vested	80%	100%	120%
# Restricted Share Units Vested	308,000	385,000	462,000

Thus, the potential value of the restricted share units upon payout could range from C$0 to C$1,432,200 (assuming for such payout a stock price of C$3.10, which was the closing stock price of Abitibi on April 24, 2007).

Ten of Abitibi’s senior officers, including Mr. Weaver, are covered by severance compensation agreements. These agreements provide for a severance package which includes a lump sum payment equal to one and a half to three times the annual compensation of the terminated officer and for the granting of various group and/or pension benefits. Certain of these agreements also provide for the early vesting, and/or the compulsory repurchase by Abitibi, of stock options of Abitibi and the payment of amounts in consideration of non-compete covenants. The severance benefits are payable only upon termination of the officer’s employment within two years following a change of control of Abitibi, including upon completion of the combination, whether the termination is made by Abitibi without just cause or by the officer for a good reason, as such terms are defined in the severance compensation agreements.

In addition to a severance compensation agreement on the terms described above, Mr. Weaver also benefits from a severance arrangement with Abitibi, which entitles him to receive a lump sum payment equal to 3 times his annual compensation, a bonus compensation, group and pension benefits and the right to an early vesting of his stock options. The severance benefits are only payable upon termination of Mr. Weaver’s employment without just cause in a circumstance other than a circumstance involving a change of control of Abitibi. In the context of the combination, the Board of Directors of Abitibi has agreed to vary the terms of such severance arrangement to allow Mr. Weaver to be entitled to a lump sum payment equal to three years of annual compensation, less one-half of the compensation paid to Mr. Weaver between the completion of the combination and the termination of his employment, provided that Mr. Weaver remains in the employ of AbitibiBowater for at least two years following the completion of the combination (unless his employment is terminated by AbitibiBowater at an earlier date for any reason other than cause). The change in control, compensatory and severance payments and other benefits that the executive officers of Abitibi could receive under the severance compensation agreements and Mr. Weaver’s severance arrangement described above, as a result of a termination of employment at or following the consummation of the combination under circumstances entitling them to receive such payments and benefits would be as follows:

	Severance(1) C$	Benefits(2) C$	Pension(3) C$	Restricted Share Units(4) C$	Options(5) C$	Deferred Stock Units(6) C$	Total(7) C$
John Weaver	5,897,814	158,317	2,651,000	2,059,321	0	471,435	11,237,886
Pierre Rougeau	1,916,460	89,347	743,000	477,357	0	186,790	3,412,954
Alain Grandmont	1,764,048	87,144	1,273,000	436,694	0	130,536	3,691,422
Thor Thorsteinson	1,768,803	132,041	1,518,000	412,334	0	171,039	4,002,217
Paul Planet	1,585,491	116,914	1,097,000	312,685	0	83,044	3,195,133
Jacques Vachon	1,354,428	82,932	735,000	311,786	0	69,154	2,553,299
Yves Laflamme	1,075,059	63,148	942,000	198,319	0	17,095	2,295,622

(1)	Severance amounts are equal to three times the annual salary and bonus of each officer.
(2)	Benefit amounts are estimated based on the assumption that each officer will retain benefits for a three year period. Such benefits include: car; medical exams; financial planning; and health care benefits.
(3)	Additional pension liabilities calculated based on discount rate of 5.19% and GAM94 mortality table and on a termination/retirement on August 1, 2007.
(4)

All restricted shares units previously granted become vested and have been valued for this purpose based on a per share price of C$3.10 at April 24, 2007, and assuming maximum performance payout of 100%.

(5)	The value of the accelerated vesting of outstanding stock options is based on the excess of the fair market value of the Abitibi shares subject to the options over the aggregate exercise price of such options. As of April 24, 2007, all of the options are out of the money.
(6)

These deferred share units are an accumulation of annual incentives that the officer has elected to defer, which are paid only upon the termination of such officer’s employment. Calculations are based on a per share price of C$3.10 at April 24, 2007.

(7)	The amounts reported have been expressed in Canadian dollars converted at the exchange rate on April 24, 2007 of C$1.1229 = US$1.00.

Abitibi has introduced an enhanced severance policy for certain designated employees, including certain officers, pursuant to which such employees will be entitled to receive a minimum severance payment ranging from nine to 24 months of such employee’s base salary in lieu of the amount to which each would normally be entitled under Abitibi’s standard severance policies in case of termination of employment at Abitibi’s discretion within two years following the announcement of the combination, other than a termination for cause.

The aggregate amount of change in control, compensatory and severance payments and other benefits that the executive officers, directors, key employees and affiliates of Abitibi could receive in the aggregate as a result of the combination is approximately C$46,290,728, taking into account the arrangements described above and certain enhanced severance benefits payable to Abitibi’s key employees. With respect to certain change in control severance benefits, the foregoing amount assumes that each such individual’s employment was terminated at or following the consummation of the combination under circumstances entitling them to receive such severance payments and benefits.

Indemnification and Insurance

The combination agreement provides that AbitibiBowater will:

•	honor all indemnification agreements between Abitibi and its current and former directors, officers or employees in effect prior to the completion of the combination;

•

honor all indemnification provisions in the certificate of amalgamation and bylaws of Abitibi and not amend in an adverse manner any of those provisions for six years following completion of the combination; and

•

maintain in effect, if available, directors’ and officers’ liability insurance covering persons currently covered under Abitibi’s policy with respect to events arising prior to the completion of the combination on terms no less favorable to those applicable to the current directors and officers of Abitibi.

Factors Considered by the Bowater Board of Directors

At its meeting on January 27, 2007, after due consideration, the Bowater Board of Directors unanimously:

•

determined and declared that the transactions contemplated by the combination agreement were consistent with and in furtherance of the long-term business strategy of Bowater and were in the best interests of Bowater and its stockholders, and that the terms of the combination, including the Bowater exchange ratio, were fair to the stockholders of Bowater from a financial point of view;

•	approved the combination agreement and the transactions contemplated thereby, including the merger and the arrangement; and

•

recommended that Bowater stockholders and the holders of Bowater Canada exchangeable shares vote for the approval and adoption of the combination agreement and the merger of Merger Sub with and into Bowater, resulting in Bowater becoming a subsidiary of AbitibiBowater.

In approving the combination agreement and making these determinations and recommendations, the Bowater Board of Directors consulted with Bowater management as well as outside legal counsel and financial advisors and considered a number of factors. This discussion of the information and factors considered by the Bowater Board of Directors in making its decision is not intended to be exhaustive but includes all material factors considered by the Bowater Board of Directors. In view of the wide variety of factors considered in connection with its evaluation of the combination and the complexity of these matters, the Bowater Board of Directors did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to these factors. In addition, individual members of the Bowater Board of Directors may have given different weight to different factors.

The Bowater Board of Directors considered the following positive factors, among others, relating to the combination:

•

anticipated synergies and efficiencies from the combination resulting in cost savings and other benefits over time, estimated by management and based in part on analyses developed by an independent third-party consultant to be approximately US$250 million (C$295 million) of annualized cost synergies within two years, which would be in addition to cost-saving measures already being implemented by Bowater and Abitibi separately (for more information, see “The Combination—Estimated Cost Synergies”);

•

the Board’s belief that AbitibiBowater would be a leader in the publication papers industry, stronger both operationally and financially, and better able to meet changing customer needs, compete more effectively in an increasingly global market, adapt to lower demand for newsprint in North America and deliver increased value to its stockholders;

•

the Board’s belief that AbitibiBowater would have a more efficient manufacturing platform as compared to Bowater on a stand-alone basis, thereby allowing it to bring its customers better product quality, new product innovation and improved logistical flexibility;

•

the financial analysis of Goldman Sachs and UBS presented to the Bowater Board of Directors on January 27, 2007 and the opinions of Goldman Sachs and UBS delivered to the Bowater Board of Directors and confirmed by delivery of a written opinion of Goldman Sachs dated January 29, 2007, and a written opinion of UBS dated as of January 27, 2007, that as of the respective dates of such opinions, and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations described in such opinions, the Bowater exchange ratio was fair, from a financial point of view, to the holders of Bowater common stock and holders of Bowater Canada exchangeable shares outstanding at the date of the opinion (the full text of the opinions setting forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinions, are attached as Annexes N and O to this document);

•

the all-share consideration offered in connection with the combination would provide Bowater stockholders (including the holders of Bowater Canada exchangeable shares) with an opportunity to participate in the ownership of a larger, financially stronger company that is expected to be better positioned to respond to opportunities and developments in an industry in which efficiency and global competitiveness are of critical importance;

•	the relative percentage ownership of former Bowater stockholders (including holders of Bowater Canada exchangeable shares) in AbitibiBowater as compared to former Abitibi shareholders;

•

the proposed composition of the AbitibiBowater Board of Directors, including the fact that David J. Paterson, Chairman, President and Chief Executive Officer of Bowater, would be President and Chief Executive Officer of AbitibiBowater, that 50% of the AbitibiBowater Board of Directors would consist of individuals selected from among the Bowater Board of Directors, and that one such director would serve as co-lead outside director of the AbitibiBowater Board of Directors;

•

the approval process for the combination, including the requirement for the approval of 66 2/3% of the votes cast at the Abitibi Meeting by holders of Abitibi common shares and the requirement for the Superior Court of Quebec to approve the arrangement and to issue a final order concerning its approval and the approval of holders of a majority of the voting power of the outstanding Bowater common stock and the Bowater special voting stock (representing the holders of Bowater Canada exchangeable shares) voting as a single class;

•

the provisions included in the AbitibiBowater organizational documents that ensure that the chairman and chief executive officer positions cannot be changed prior to the third annual meeting of AbitibiBowater following completion of the combination without a supermajority vote of the AbitibiBowater Board of Directors; and

•	the jurisdiction of incorporation of AbitibiBowater.

The Bowater Board of Directors considered the following negative factors relating to the combination:

•	the risk that anticipated synergies and efficiencies may not be achieved in the expected time frame in whole or in part;

•

the problems inherent in merging the operations of two large companies, including the possibility that management may be distracted from regular business concerns by the need to integrate operations, unforeseen difficulties in integrating operations and systems, problems assimilating and retaining employees, and potential adverse short-term effects on operating results of AbitibiBowater; and

•

the timing of receipt and the terms of approvals and actions from relevant governmental authorities, including the possibility of delay in obtaining satisfactory approvals or the imposition of unfavorable terms or conditions on the approvals.

The Bowater Board of Directors also considered the following factors relating to the combination:

•	that the headquarters of AbitibiBowater will be in Montreal, although AbitibiBowater would have a significant and continuing presence in the United States;

•

the review and analysis of each of Abitibi’s and Bowater’s business, financial condition, earnings, risks and prospects, including Bowater’s increased weighting in the North American newsprint market segment as well as enhanced Canadian operations, resulting from the combination of Bowater’s business with that of Abitibi;

•	the historical market prices and trading information with respect to the shares of Bowater common stock and of Abitibi common shares;

•

the comparisons of historical financial measures for Bowater and Abitibi, including earnings, return on capital and cash flows, and comparisons of historical operational measures for Bowater and Abitibi;

•	current industry, economic and market conditions, and the prospects of further restructuring and consolidation in the newsprint market segment specifically;

•	other potential strategic alternatives, with or without other potential partners, which were, or may have been, available to Bowater;

•	the interests that certain Bowater executive officers and directors may have with respect to the combination in addition to their interests as Bowater stockholders; and

•

the expectation that U.S. holders of Bowater common stock generally will not recognize gain or loss for United States federal income tax purposes as a result of their exchange of Bowater common stock for AbitibiBowater common stock.

The Bowater Board of Directors believed that, overall, the potential benefits of the combination to Bowater and Bowater’s stockholders and holders of Bowater Canada exchangeable shares outweighed the risks.

Opinions of Bowater’s Financial Advisors

The Bowater Board of Directors engaged Goldman Sachs and UBS to act as its financial advisors in connection with the combination. The Bowater Board of Directors selected Goldman Sachs and UBS because each firm is an internationally recognized investment banking firm that has substantial experience in transactions similar to the combination. Bowater benefited both from the combined expertise of the two firms, which collaborated in performing the financial analyses relating to their opinions, and the separate opinions rendered by each firm which demonstrated each firm’s independent conclusion, as further described herein, that as of the date of its opinion, the Bowater exchange ratio was fair, from a financial point of view, to the holders of Bowater common stock and the holders of Bowater Canada exchangeable shares outstanding as of the date of its opinion. The Board of Directors of Bowater considered the qualifications and reputations of both Goldman Sachs and UBS in considering that it could rely on the opinions of Goldman Sachs and UBS, notwithstanding that a portion of the fees payable to Goldman Sachs and UBS are contingent upon the consummation of the combination.

Opinion of Goldman, Sachs & Co.

Goldman Sachs rendered its oral opinion to the Bowater Board of Directors, that was subsequently confirmed by delivery of a written opinion dated as of January 29, 2007, that as of such date, and based upon and subject to the factors and assumptions set forth therein, the Bowater exchange ratio pursuant to the combination agreement was fair from a financial point of view to the holders of Bowater common stock and the holders of outstanding Bowater Canada exchangeable shares.

The full text of the written opinion of Goldman Sachs, dated January 29, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex N hereto. Goldman Sachs provided its opinion for the information and assistance of the Bowater Board of Directors in connection with the Bowater Board of Directors’ consideration of the combination. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of Bowater common stock or outstanding Bowater Canada exchangeable shares should vote with respect to the combination.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the combination agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Bowater for the five fiscal years ended December 31, 2005;

•	annual reports to shareholders of Abitibi filed with the Canadian securities regulatory authorities for the five fiscal years ended December 31, 2005;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Bowater;

•	certain interim reports to shareholders of Abitibi filed with the Canadian securities regulatory authorities;

•	certain other communications from Bowater and Abitibi to their respective stockholders and shareholders;

•	certain internal financial analyses and forecasts for Bowater and Abitibi prepared by the management of Bowater;

•	certain estimates for Abitibi prepared by the management of Abitibi;

•	certain financial estimates for Bowater and Abitibi prepared by the respective managements of Bowater and Abitibi utilizing certain third-party pricing assumptions for 2007; and

•

estimates of certain cost savings and operating synergies to result from the combination prepared by the managements of Bowater and Abitibi and based in part on analyses developed by an independent third-party consultant.

Goldman Sachs also held discussions with members of the senior management of Bowater and Abitibi regarding their assessment of the strategic rationale for, and the potential benefits of, the combination and the past and current business operations, financial condition and future prospects of Bowater and Abitibi. In addition, Goldman Sachs reviewed the reported price and trading activity for the shares of Bowater common stock and the Abitibi common shares, compared certain financial and stock market information for Bowater and Abitibi with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the paper and forest products sector and other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In that regard, Goldman Sachs assumed, with Bowater’s consent, that:

•

the financial analyses and forecasts for Bowater and Abitibi prepared by the management of Bowater that are referred to in the seventh bullet point above were reasonably prepared on a basis reflecting the best then currently available estimates and judgments of the management of Bowater;

•

the estimates of certain cost savings and operating synergies referred to above were reasonably prepared on a basis reflecting the best then currently available estimates and judgments of the managements of Bowater and Abitibi;

•

each Bowater Canada exchangeable share outstanding as of the date of Goldman Sachs’ opinion was the equivalent of a share of Bowater common stock with respect to all economic and voting matters incident to the shares of Bowater common stock, except for certain additional tax deferral features under Canadian tax law;

•

the new Bowater Canada exchangeable shares to be issued to the holders of Bowater Canada exchangeable shares outstanding as of the date of Goldman Sachs’ opinion would preserve for such holders the additional tax deferral features referred to above; and

•

each new Bowater Canada exchangeable share would be, when issued, the equivalent of a share of AbitibiBowater common stock with respect to all economic and voting matters incident to the shares of AbitibiBowater common stock to be issued in the combination, except for certain additional tax deferral features under Canadian tax law.

Goldman Sachs assumed that the financial analyses and forecasts for Bowater and Abitibi prepared by the management of Bowater that are referred to in the seventh bullet point in the list of items reviewed by Goldman Sachs, including the estimates of cost savings and operating synergies referred to above, would be realized. Goldman Sachs further assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the combination would be obtained without any adverse effect on AbitibiBowater, Bowater, Abitibi or Bowater Canada or on the expected benefits of the combination in any way meaningful to Goldman Sachs’ analysis. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Bowater or Abitibi or any of their respective subsidiaries nor was Goldman Sachs furnished with any such evaluation or appraisal. Goldman Sachs’ opinion does not address the underlying business decision of Bowater to engage in the combination nor did Goldman Sachs express any opinion as to the prices at which any of the AbitibiBowater common stock, the Bowater common stock, the Abitibi common shares, the outstanding Bowater Canada exchangeable shares or the new Bowater Canada exchangeable shares will trade at any time.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs has acted as financial advisor to Bowater in connection with, and has participated in certain of the negotiations leading to, the combination. In addition, Goldman Sachs has provided services to Bowater and Abitibi from time to time. Other than Goldman Sachs’ engagement as Bowater’s co-financial advisor in connection with the combination and the investment banking fees to be paid to Goldman Sachs under that engagement, Goldman Sachs has not received any fees for investment banking services to Bowater during the past two years and there are no future material arrangements currently contemplated between Goldman Sachs and Bowater. Goldman Sachs may also provide investment banking services to AbitibiBowater, Bowater and Abitibi in the future. In connection with the above-described services, Goldman Sachs has received, and may receive, compensation.

Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such services to Bowater, Abitibi and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of Bowater, Abitibi and

Bowater Canada for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

Pursuant to a letter agreement dated July 1, 2006, Bowater engaged Goldman Sachs to act as its financial advisor in connection with the combination. Pursuant to the terms of this engagement letter, Bowater has agreed to pay Goldman Sachs a transaction fee for its services as financial advisor equal to 0.36% of the sum of the value of Bowater’s fully-diluted common equity as of the completion of the combination and the total principal amount of Bowater’s indebtedness for borrowed money as set forth on Bowater’s then most recent consolidated balance sheet as of the completion of the combination. Based on the estimated value of Bowater’s fully-diluted common equity as of May 4, 2007, using the closing price per share of Bowater common stock on May 4, 2007 of US$22.22 and taking stock options into account using the treasury stock method, and the total principal amount of Bowater’s indebtedness for borrowed money as of March 31, 2007, the aggregate transaction fee earned by Goldman Sachs would be approximately US$12.8 million. Approximately US$3.2 million of Goldman Sachs’ fee was payable upon the announcement of the combination and the remainder will be payable upon, and is contingent upon, consummation of the combination. In addition, Bowater has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the United States federal securities laws.

Opinion of UBS Investment Bank

UBS rendered its opinion to the Bowater Board of Directors that, as of January 27, 2007, and based upon and subject to various assumptions made, procedures followed, matters considered and limitations described in the opinion, the Bowater exchange ratio was fair, from a financial point of view, to the holders of Bowater common stock and the holders of Bowater Canada exchangeable shares outstanding as of the date of UBS’ opinion.

The full text of the opinion of UBS, dated January 27, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex O hereto and incorporated herein by reference. The opinion of UBS was directed only to the fairness, from a financial point of view, to the holders of Bowater common stock and the holders of Bowater Canada exchangeable shares outstanding as of the date of the opinion, of the Bowater exchange ratio and did not address any other aspect of the combination or any related transaction. The opinion of UBS also did not address the relative merits of the combination as compared to other business strategies or transactions that might have been available with respect to Bowater or Bowater’s underlying business decision to effect the combination or any related transaction. UBS provided its opinion for the information and assistance of the Bowater Board of Directors in connection with the Bowater Board of Directors’ consideration of the combination. The UBS opinion is not a recommendation to any holder of Bowater common stock or Bowater Canada exchangeable shares as to how such holder should vote or act with respect to the combination or any related transaction. Holders of Bowater common stock or Bowater Canada exchangeable shares are encouraged to read UBS’ opinion carefully in its entirety. The summary of UBS’ opinion presented below is qualified in its entirety be reference to the full text of UBS’ opinion.

In connection with rendering the opinion described above, UBS, among other things:

•	reviewed certain publicly available business and financial information relating to Bowater and Abitibi;

•	reviewed the current and historical market prices of Bowater common stock and Abitibi common shares;

•

reviewed certain internal financial information and other data relating to the business and financial prospects of Bowater that were provided to UBS by Bowater and not publicly available, including financial forecasts and estimates prepared by the management of Bowater;

•

reviewed certain financial information and other data relating to the business and financial prospects of Abitibi that were provided to UBS by Bowater and not publicly available, including financial forecasts and estimates prepared by the management of Bowater;

•

reviewed certain financial information and other data relating to the business and financial prospects of Abitibi that were provided to UBS by Bowater and Abitibi and not publicly available, including estimates prepared by the management of Abitibi;

•	reviewed certain financial analyses relating to Bowater and Abitibi prepared by the managements of Bowater and Abitibi utilizing certain third-party pricing assumptions for 2007;

•

reviewed certain estimates of synergies to result from the combination that were provided to UBS by Bowater and not publicly available, including estimates of synergies to result from the combination prepared by the managements of Bowater and Abitibi which were based in part on analyses developed by an independent third-party consultant;

•	conducted discussions with members of the senior managements of Bowater and Abitibi concerning the businesses and financial prospects of Bowater and Abitibi;

•

considered certain pro forma effects of the combination on the financial statements of AbitibiBowater for calendar years 2007, 2008 and 2009 and certain pro forma effects of the combination relative to the projected earnings per share of Bowater common stock for calendar years 2008 and 2009 on a stand-alone basis;

•	reviewed the combination agreement; and

•	conducted such other financial studies, analyses and investigations, and considered such other information, as UBS deemed necessary or appropriate.

In connection with its review, with the consent of the Bowater Board of Directors, UBS did not assume any responsibility for independent verification of any of the information reviewed by UBS for the purpose of its opinion and, with the consent of the Bowater Board of Directors, relied on such information being complete and accurate in all material respects. In addition, with the consent of the Bowater Board of Directors, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Bowater or Abitibi, nor was it furnished with any such evaluation or appraisal. UBS assumed, at the direction of the Bowater Board of Directors, that:

•

the financial forecasts and estimates for Bowater and Abitibi prepared by the management of Bowater that are referred to in the third and fourth bullet points above were reasonably prepared on a basis reflecting the best then currently available estimates and judgments of the management of Bowater as to the future performance of Bowater and Abitibi;

•

the estimates of synergies to result from the combination referred to above were reasonably prepared on a basis reflecting the best then currently available estimates and judgments of the managements of Bowater and Abitibi;

•

each outstanding Bowater Canada exchangeable share was the equivalent of a share of Bowater common stock with respect to all economic and voting matters incident to the shares of Bowater common stock, except for certain additional tax deferral features under Canadian tax law;

•

the new Bowater Canada exchangeable shares to be issued to the holders of outstanding Bowater Canada exchangeable shares would preserve for such holders the additional tax deferral features referred to above; and

•

each new Bowater Canada exchangeable share would be, when issued, the equivalent of a share of AbitibiBowater common stock with respect to all economic and voting matters incident to the shares of AbitibiBowater common stock to be issued in the combination, except for certain additional tax deferral features under Canadian tax law.

In addition, UBS assumed, with the approval of the Bowater Board of Directors, that the financial forecasts and estimates for Bowater and Abitibi prepared by the management of Bowater referred to in the third and fourth bullet points in the list of items reviewed by UBS and the estimates of synergies to result from the combination referred to above and reviewed by UBS would be achieved at the times and in the amounts projected. UBS also assumed, with the consent of the Bowater Board of Directors, that the combination would qualify for U.S. federal income tax purposes as a transfer of property described in Section 351 of the Code. UBS’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to UBS as of, the date of its opinion.

UBS’ opinion did not address the relative merits of the combination or any related transaction as compared to other business strategies or transactions that might have been available with respect to Bowater or Bowater’s underlying business decision to effect the combination or any related transaction. UBS’ opinion does not constitute a recommendation to any holder of Bowater common stock or outstanding Bowater Canada exchangeable shares as to how such holder should vote or act with respect to the combination or any related transaction. At the direction of the Bowater Board of Directors, UBS was not asked to, nor did it, offer any opinion as to the terms, other than the Bowater exchange ratio to the extent expressly specified in its opinion, of the combination agreement or any related documents or the form of the combination or any related transaction. UBS expressed no opinion as to what the value of AbitibiBowater common stock or new Bowater Canada exchangeable shares would be when issued pursuant to the combination or the prices at which AbitibiBowater common stock, Bowater common stock, Abitibi common shares, outstanding Bowater Canada exchangeable shares or new Bowater Canada exchangeable shares would trade at any time. In rendering its opinion, UBS assumed, with the consent of the Bowater Board of Directors, that:

•	the final executed form of the combination agreement did not differ in any material respect from the draft that UBS had examined;

•	the parties to the combination agreement would comply with all the material terms of the combination agreement; and

•	the combination would be consummated in accordance with the terms of the combination agreement without any adverse waiver or amendment of any material term or condition thereof.

UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the combination would be obtained without any material adverse effect on AbitibiBowater, Abitibi, Bowater, Bowater Canada and/or the combination. UBS was not authorized to solicit and did not solicit indications of interest in a business combination with Bowater from any party.

Under the terms of UBS’ engagement, Bowater agreed to pay UBS a fee for its services equal to 0.24% of the sum of the value of Bowater’s fully-diluted common equity as of the completion of the combination and the total principal amount of Bowater’s indebtedness for borrowed money as set forth on Bowater’s then most recent consolidated balance sheet as of the completion of the combination. Based on the estimated value of Bowater’s fully-diluted common equity as of May 4, 2007, using the closing price per share of Bowater common stock on May 4, 2007 of US$22.22 and taking stock options into account using the treasury stock method, and the total principal amount of Bowater’s indebtedness for borrowed money as of March 31, 2007, the aggregate transaction fee earned by UBS would be approximately US$8.5 million. US$2 million of UBS’ fee was payable by Bowater in connection with UBS’ rendering its fairness opinion and the remainder of UBS’ fee is contingent upon consummation of the combination. In addition, Bowater has agreed to reimburse UBS for its reasonable expenses, including fees and disbursements of its counsel, and to indemnify UBS against liabilities, including liabilities under the United States federal securities laws, relating to or arising out of its engagement as financial advisor to Bowater.

UBS, as part of its investment banking and financial advisory business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

In the past, UBS and its affiliates have provided investment banking services to Bowater and Abitibi unrelated to the proposed combination, for which UBS and its affiliates have received compensation. In addition to UBS’ engagement as Bowater’s co-financial advisor in connection with the combination and the investment banking fees to be paid to UBS under that engagement, UBS has received approximately US$1.1 million of fees for investment banking services to Bowater during the past two years. There are no future material arrangements currently contemplated between UBS and Bowater. In addition, as of the date of UBS’ opinion, UBS or an affiliate was a participant in a credit facility of Bowater for which it had received and continued to receive fees and interest payments.

In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of Bowater, Abitibi and/or Bowater Canada and, accordingly, may at any time hold a long or short position in such securities.

Financial Analyses used by Goldman Sachs and UBS

The following is a summary of the material financial analyses presented by Goldman Sachs and UBS to the Bowater Board of Directors in connection with rendering the independent opinions described above. The following summary does not purport to be a complete description of the financial analyses performed by either Goldman Sachs or UBS or all of the factors considered by either Goldman Sachs or UBS in connection with their respective opinions. The order of analyses described does not represent relative importance or weight given to those analyses by Goldman Sachs and UBS. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of the financial analyses of Goldman Sachs and UBS. In connection with rendering the independent opinions described above, Goldman Sachs and UBS collaborated in performing each of the financial analyses summarized below. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 26, 2007 and is not necessarily indicative of current market conditions.

Relative Trading Ratio Analysis. Goldman Sachs and UBS calculated historical daily trading ratios by dividing the closing prices of Abitibi common shares by the closing price, on each corresponding date, of shares of Bowater common stock over the three-year period ending on January 26, 2007, the last trading day prior to the execution of the combination agreement to provide background information on the prices at which Bowater common stock and Abitibi common shares have historically traded. For perspective on the relative prices at which Bowater common stock and Abitibi common shares have historically traded, Goldman Sachs and UBS calculated the average of these historical daily trading ratios for the ten-trading day, twenty-trading day, one-month, two-month, three-month, six-month, one-year and three-year periods ended January 26, 2007, and derived an implied exchange ratio of shares of Bowater common stock per Abitibi common share based on these historical average daily trading ratios. In addition, for each of these periods Goldman Sachs and UBS calculated adjusted average trading ratios, representing the applicable historical trading exchange ratio multiplied by 0.52, the Bowater exchange ratio, in order to derive an implied exchange ratio of shares of AbitibiBowater common stock per Abitibi common share based on these historical average daily trading ratios. For perspective on the estimated percentage of AbitibiBowater common stock to be owned by former Bowater stockholders as a result of the combination, based on the relative exchange ratio in the combination of 0.12040 shares of Bowater common stock per Abitibi common shares (which exchange ratio equates to 0.06261 of a share of AbitibiBowater common stock per Abitibi common share), Goldman Sachs and UBS then calculated the implied percentage, based on these historical average daily trading ratios, of the outstanding common stock of AbitibiBowater pro forma for the combination that would be held by the former holders of Bowater common stock. The following table presents the results of these calculations:

Period	Average Trading Ratio (Shares of Bowater common stock per Abitibi common share)	Adjusted Average Trading Ratio (Shares of AbitibiBowater common stock per Abitibi common share)	Implied Ownership of AbitibiBowater by Bowater stockholders (including holders of Bowater Canada exchangeable shares)
3-Year	0.1426	0.0742	47.8%
1-Year	0.1271	0.0661	50.6%
6-Month	0.1169	0.0608	52.7%
3-Month	0.1129	0.0587	53.6%
2-Month	0.1116	0.0580	53.9%
1-Month	0.1165	0.0606	52.8%
20 Trading Day	0.1173	0.0610	52.6%
10 Trading Day	0.1187	0.0617	52.3%
January 26, 2007	0.1189	0.0618	52.3%
Goldman Sachs and UBS reviewed the implied ownership percentages of AbitibiBowater common stock by Bowater stockholders for the average trading ratios calculated for each period described above. Goldman Sachs and UBS compared these percentages to the expected 52% ownership of AbitibiBowater common stock by Bowater stockholders following the combination.

Relative Enterprise Value Multiples Analysis. For perspective on the relative valuations of Bowater and Abitibi, Goldman Sachs and UBS compared certain valuation multiples of Bowater to the corresponding valuation multiples of Abitibi. For each of Bowater and Abitibi, Goldman Sachs and UBS calculated its enterprise value as of January 26, 2007, by summing the value of its common equity, calculated by multiplying the closing price per share of its common stock on January 26, 2007 by the number of its fully diluted common shares outstanding, including vested restricted stock and using the treasury stock method for stock options, plus net debt, calculated as total debt at book value, less cash and cash equivalents, plus book value of minority interest. In addition, to compare the valuation multiples of Bowater and Abitibi that are implied by the relative exchange ratio in the combination of 0.12040 shares of Bowater common stock per Abitibi common share (which exchange ratio equates to 0.06261 of a share of AbitibiBowater common stock per Abitibi common share), Goldman Sachs and UBS calculated an implied enterprise value for Abitibi as of January 26, 2007 using the US$2.67 price per Abitibi common share implied by the closing price per share of Bowater common stock of US$22.15 on January 26, 2007 multiplied by 0.12040. For each of Bowater and Abitibi, Goldman Sachs and UBS then calculated the following multiples:

•	enterprise value as a multiple of EBITDA for calendar year 2006;

•	enterprise value as a multiple of annual average EBITDA for calendar years 2004-2006;

•	enterprise value as a multiple of estimated EBITDA for each of calendar years 2007 and 2008; and

•	enterprise value as a multiple of estimated EBITDA for calendar year 2007 utilizing certain third-party pricing assumptions for 2007.

Historical EBITDA utilized by Goldman Sachs and UBS for purposes of this analysis was based on information provided by the managements of Bowater and Abitibi and excluded non-recurring items. Estimated EBITDA for Bowater and Abitibi for 2007 and 2008 using Bowater management’s pricing assumptions and estimated EBITDA for Bowater and Abitibi for 2007 using third party pricing assumptions, were provided by the management of Bowater. The following table presents the results of these calculations:

Enterprise Value (1/26/07) / EBITDA	Bowater at Market	Abitibi at Market	Abitibi at Offer
2006A	9.8x	9.8x	9.8x
2004 – 2006 Average	8.9x	9.1x	9.1x
2007E (management)	8.4x	8.1x	8.2x
2007E (management with third party pricing)	8.0x	7.7x	7.7x
2008E (management)	7.6x	7.3x	7.3x

Goldman Sachs and UBS compared the valuation multiples for Abitibi based on the implied enterprise value of Abitibi in the combination to the valuation multiples for Abitibi based on the enterprise value of Abitibi as of January 26, 2007, and to the valuation multiples for Bowater based on the enterprise value of Bowater as of January 26, 2007.

Contribution Analysis. To compare how the relative contribution of Bowater to AbitibiBowater pro forma for the combination, based on the various measurement factors described below, compared to the percentage of AbitibiBowater common stock to be received by holders of Bowater common stock as a result of the combination, Goldman Sachs and UBS performed a relative contribution analysis to compare the relative historical and estimated future financial operating implied contributions of Bowater and Abitibi to AbitibiBowater pro forma for the combination on a percentage basis based on:

•

EBITDA for calendar years 2004, 2005 and 2006, estimated EBITDA for calendar years 2007 and 2008 using Bowater management’s pricing assumptions and estimated EBITDA for calendar year 2007 utilizing certain third-party pricing assumptions for 2007; and

•

EBITDA less capital expenditures for calendar years 2004, 2005 and 2006, estimated EBITDA less capital expenditures for calendar years 2007 and 2008 using Bowater management’s pricing assumptions and estimated EBITDA less capital expenditures for calendar year 2007 utilizing certain third-party pricing assumptions for 2007.

Goldman Sachs and UBS applied the relative EBITDA and EBITDA less capital expenditures contribution percentages for Bowater and Abitibi for each period to the aggregate enterprise value calculated for Bowater and Abitibi as of January 26, 2007, and then subtracted the respective net debt of each of Bowater and Abitibi from the implied enterprise value for each to derive an ascribed allocation of AbitibiBowater equity to Bowater stockholders as a percentage of total AbitibiBowater equity, which is presented in the table below under the heading Corresponding Bowater Equity Allocation. Historical EBITDA and EBITDA less capital expenditures utilized by Goldman Sachs and UBS for purposes of the contribution analysis were based on information provided by the managements of Bowater and Abitibi and excluded non-recurring items. Estimated EBITDA for Bowater and Abitibi for 2007 and 2008 using Bowater management’s pricing assumptions and estimated EBITDA for 2007 using third party pricing assumptions, were provided by the management of Bowater. For each of these analyses, Abitibi financial information was converted into U.S. dollars using exchange rates of 0.7698, 0.8260, 0.8817, 0.85 and 0.85 U.S. dollars per Canadian dollar for 2004, 2005, 2006, 2007 and 2008, respectively. The contribution analysis that Goldman Sachs and UBS performed did not reflect any synergies, purchase accounting adjustments or combination-related costs resulting from the consummation of the combination.

The following table presents the results of the contribution analysis:

		Contribution		Corresponding Bowater Equity Allocation
		Bowater	Abitibi
	2004A	40.1%	59.9%	44.4%
	2005A	46.4%	53.6%	65.9%
EBITDA	2006A	42.5%	57.5%	52.5%
	2007E (management)	41.5%	58.5%	49.2%
	2007E (management with third party pricing)	41.5%	58.5%	49.2%
	2008E (management)	41.5%	58.5%	49.2%

	2004A	44.6%	55.4%	59.8%
	2005A	43.2%	56.8%	54.9%
EBITDA less Capital Expenditures	2006A	27.9%	72.1%	NM
	2007E (management)	38.8%	61.2%	39.9%
	2007E (management with third party pricing)	39.0%	61.0%	40.5%
	2008E (management)	39.3%	60.7%	41.7%

Goldman Sachs and UBS reviewed the ascribed percentage allocation to Bowater stockholders of the total equity of AbitibiBowater for each set of relative EBITDA and EBITDA less capital expenditures contribution percentages. Goldman Sachs and UBS compared these percentages to the expected 52% ownership of AbitibiBowater common stock by Bowater stockholders following the combination.

Discounted Cash Flow Analysis. Goldman Sachs and UBS analyzed the potential difference in value between a share of Bowater common stock without giving effect to the combination and the 0.52 shares of common stock of AbitibiBowater pro forma for the combination to be issued in exchange for each share of Bowater common stock in the combination. In connection with this analysis, Goldman Sachs and UBS performed a discounted cash flow analysis to determine the present value of the future unlevered after-tax cash flows of each of Bowater and Abitibi using estimates for each company for fiscal years 2007 through 2009 prepared by the management of Bowater. Goldman Sachs and UBS also performed a discounted cash flow analysis to determine the present value of the future estimated after-tax synergies (based on the synergy estimates referred to above), net of cost to achieve.

Bowater. Goldman Sachs and UBS performed a discounted cash flow analysis on Bowater using estimates for fiscal years 2007 through 2009 prepared by the management of Bowater. Goldman Sachs and UBS calculated present values as of January 1, 2007 of unlevered after-tax free cash flows for Bowater for fiscal years 2007 through 2009 using discount rates ranging from 9.5% to 10.5%. The estimates of annual unlevered after-tax cash flows of Bowater used by Goldman Sachs and UBS did not include annual estimates for periods after December 31, 2009. Accordingly, for purposes of their analysis, Goldman Sachs and UBS calculated an assumed value, as of December 31, 2009, of the unlevered after-tax cash flows for all periods after December 31, 2009. This assumed value is referred to as the “terminal value.” Goldman Sachs and UBS calculated a range of terminal values for Bowater as of the end of fiscal year 2009 based on multiples ranging from 5.5 to 7.0 times estimated EBITDA for fiscal year 2009. The calculated terminal values were then discounted back to January 1, 2007, using discount rates ranging from 9.5% to 10.5%. For any combination of discount rate and calculated terminal value, the sum of the present value of the unlevered after-tax free cash flows of Bowater and the present value of the terminal value results in an implied enterprise value for Bowater. For each combination of discount rate and calculated terminal value, Goldman Sachs and UBS deducted from the implied enterprise value of Bowater derived through the discounted cash flow analysis described above Bowater’s actual net debt as of December 31, 2006 to calculate an implied equity value of Bowater for that discount rate and calculated terminal value. Goldman Sachs and UBS calculated an implied equity value per share of Bowater common stock as the implied equity value of Bowater divided by Bowater’s fully diluted common shares outstanding, including vested restricted stock and using the treasury stock method for stock options. At the direction of the management of Bowater, Goldman Sachs and UBS excluded any potential benefit from the impact of net operating losses for tax purposes from the discounted cash flow analysis of Bowater due to uncertainty on the part of the management of Bowater as to the timing of future utilization of such net operating losses. This analysis indicated a range of implied present values per share of Bowater common stock of approximately US$18 to US$31.

Abitibi. Goldman Sachs and UBS performed a discounted cash flow analysis on Abitibi using estimates for fiscal years 2007 through 2009 prepared by the management of Bowater. Goldman Sachs and UBS calculated present values as of January 1, 2007 of unlevered after-tax free cash flows for Abitibi for 2007 through 2009 using discount rates ranging from 9.5% to 10.5%. The estimates of annual unlevered after-tax cash flows of Abitibi used by Goldman Sachs and UBS did not include annual estimates for periods after December 31, 2009. Accordingly, for purposes of their analysis, Goldman Sachs and UBS calculated a terminal value of the future cash flows of Abitibi as of December 31, 2009. Goldman Sachs and UBS calculated a range of terminal values for Abitibi as of the end of fiscal year 2009 based on multiples ranging from 5.5 to 7.0 times estimated EBITDA for fiscal year 2009. The calculated terminal values were then discounted back to January 1, 2007, using discount rates ranging from 9.5% to 10.5%. For any combination of discount rate and calculated terminal value, the sum of the present value of the unlevered after-tax free cash flows of Abitibi and the present value of the terminal value results in an implied enterprise value for Abitibi. For each combination of discount rate and calculated terminal value, Goldman Sachs and UBS deducted from the implied enterprise value of Abitibi derived through the discounted cash flow analysis described above Abitibi’s actual net debt as of December 31, 2006 to calculate an implied equity value of Abitibi for that discount rate and calculated terminal value. Goldman Sachs and UBS calculated an implied equity value per common share of Abitibi as the implied equity value of Abitibi, divided by Abitibi’s fully diluted common shares outstanding using the treasury stock method for stock options. At the direction of the management of Bowater, Goldman Sachs and UBS excluded any potential benefit from the impact of net operating losses for tax purposes from the discounted cash flow analysis of Abitibi due to uncertainty on the part of the management of Bowater as to the timing of future utilization of such net operating losses. This analysis indicated a range of implied present values per Abitibi common share of approximately US$1.25 to US$3.50.

Synergies. Goldman Sachs and UBS performed a discounted cash flow analysis as of January 1, 2007, of the after-tax estimated synergies referred to above, net of cost to achieve, to be realized from and after 2008 as a result of the completion of the combination, which for this analysis was assumed to occur on December 31, 2007. For periods subsequent to 2010, Goldman Sachs and UBS assumed a growth rate into perpetuity of between 0.0% and 2.0% of the after-tax synergies estimated for 2010. Goldman Sachs and UBS calculated a range of present values as of January 1, 2007 of the estimated after-tax synergies, net of estimated cost to achieve, using discount rates ranging from 9.5% to 10.5%, of approximately US$1.3 billion to US$1.8 billion.

Pro Forma for the Combination Including Synergies. For each combination of discount rate and terminal value multiple, Goldman Sachs and UBS calculated an implied present value of equity of AbitibiBowater pro forma for the combination and estimated synergies equal to the sum of:

•	the implied equity value of Bowater derived from the discounted cash flow analysis of Bowater for such combination of discount rate and terminal value multiple;

•	the implied equity value of Abitibi derived from the discounted cash flow analysis of Abitibi for such combination of discount rate and terminal value multiple; and

•

the present value of the after-tax estimated synergies referred to above, net of estimated cost to achieve, to be realized from the combination for such discount rate and assuming a growth rate into perpetuity of 1.0% for periods subsequent to 2010 of the after-tax synergies estimated for 2010.

Goldman Sachs and UBS calculated a range of implied present values of equity per share of the common stock of AbitibiBowater pro forma for the combination and estimated synergies equal to the implied present values of equity of AbitibiBowater pro forma for the combination and estimated synergies divided by the expected number of shares of AbitibiBowater common stock expected to be outstanding following the combination. In order to compare the implied present value of the AbitibiBowater common stock to be issued per share of Bowater common stock to the implied present value per share of Bowater common stock, Goldman Sachs and UBS multiplied each point in the range by 0.52, the Bowater exchange ratio. The following table presents the results of this comparison:

2009 Terminal EBITDA Multiple (1)	Illustrative Present Value of Equity per Share of Bowater common stock of AbitibiBowater pro forma for the Combination and Estimated Synergies						Percentage DCF Value Accretion to Bowater Stand-alone DCF Value
	Discount Rate						Discount Rate
	9.5%		10.0%		10.5%		9.5%	10.0%	10.5%
5.5x	US$	30.07	US$	28.34	US$	26.73	57.0%	53.5%	50.3%
6.0x	US$	34.83	US$	33.04	US$	31.37	50.2%	47.1%	44.4%
6.5x	US$	39.60	US$	37.75	US$	36.01	45.3%	42.7%	40.3%
7.0x	US$	44.37	US$	42.45	US$	40.65	41.8%	39.4%	37.3%

(1)	Terminal value of synergies for the purposes of this table was derived by using an assumed growth rate of 1% in perpetuity for 2010 after-tax synergies.

Goldman Sachs and UBS also compared the range of implied present values of the shares of common stock of AbitibiBowater pro forma for the combination and estimated synergies that would be issued per share of Bowater common stock in the combination, of between approximately US$26 to approximately US$44 per share to US$22.15, the closing price per share of Bowater common stock on January 26, 2007.

Pro Forma Combination Analysis. Goldman Sachs and UBS prepared a pro forma analysis for calendar years 2008 and 2009 to analyze the potential financial impact of the combination. Goldman Sachs and UBS prepared this analysis using estimates of net income for Bowater and for AbitibiBowater pro forma for the combination, in each case prepared by management of Bowater. For calendar years 2008 and 2009, Goldman Sachs and UBS compared estimated net income for Bowater, on a stand-alone basis, divided by Bowater’s fully diluted common shares outstanding to estimated net income per share of AbitibiBowater pro forma for the combination, including synergies before estimated cost to achieve. For comparison purposes, the estimated net income per share of AbitibiBowater pro forma for the combination, including synergies before estimated cost to achieve, was calculated to reflect the net income of AbitibiBowater per share of Bowater common stock (taking into account the Bowater exchange ratio). Based on this analysis, Goldman Sachs and UBS concluded that, based on the assumptions and estimates provided by the management of Bowater, the combination would be accretive to Bowater’s earnings per share in each of 2008 and 2009.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth herein, without considering the analyses as a whole, could create an incomplete view of the processes underlying the opinions of Goldman Sachs and UBS. In arriving at their respective fairness determinations, Goldman Sachs and UBS each separately considered the results of all of their analyses and did not attribute any particular weight to any factor or analysis considered by them. Rather, Goldman Sachs and UBS each separately made their respective determinations as to fairness on the basis of their experience and professional judgment after considering the results of all of their analyses.

Goldman Sachs and UBS prepared the analyses described herein for purposes of providing their respective opinions to the Bowater Board of Directors as to the fairness from a financial point of view to the holders of Bowater common stock and the holders of Bowater Canada exchangeable shares outstanding as of the date of their opinions, of the Bowater exchange ratio. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Bowater, Abitibi, AbitibiBowater, Goldman Sachs, UBS or any other person assumes responsibility if future results are materially different from those forecasted.

The Bowater exchange ratio was determined through arm’s-length negotiations between Bowater and Abitibi and was approved by Bowater’s Board of Directors. Goldman Sachs and UBS provided advice to Bowater during these negotiations. Goldman Sachs and UBS did not, however, recommend any specific exchange ratio to Bowater or its Board of Directors or that any specific exchange ratio constituted the only appropriate exchange ratio for the combination.

As described above, the respective opinions of Goldman Sachs and UBS to the Bowater Board of Directors were one of many factors taken into consideration by the Bowater Board of Directors in making its determination to approve the transactions contemplated by the combination agreement. The summary contained herein does not purport to be a complete description of the analyses performed by Goldman Sachs and UBS in connection with their respective fairness opinions and is qualified in its entirety by reference to the opinion of Goldman Sachs and the opinion of UBS, attached as Annexes N and O, respectively.

Interests of Bowater’s Directors and Management in the Combination

In considering the recommendation of the Bowater Board of Directors to vote for the adoption of the combination agreement, Bowater stockholders and holders of Bowater Canada exchangeable shares should be aware that members of the Bowater Board of Directors and members of the Bowater management team have agreements or arrangements that provide them with interests in the combination that differ from those of Bowater stockholders generally. The Bowater Board of Directors was aware of these agreements and arrangements during its deliberations on the merits of the combination and in determining to recommend to the Bowater stockholders that they vote for the adoption of the combination agreement.

As provided in the combination agreement, upon the completion of the combination, seven Bowater designees (including David J. Paterson, Chairman, President and Chief Executive Officer of Bowater) will become members of the AbitibiBowater Board of Directors. The combination agreement also provides that Mr. Paterson will become President and Chief Executive Officer of AbitibiBowater. For a description of the governance arrangements applicable following completion of the combination, see “Governance and Management of AbitibiBowater after Completion of the Combination.”

Severance Agreements and Change in Control Payments

Most of the executive officers of Bowater are covered by an employment agreement and all are covered by a change in control agreement. In the event of a termination of employment following the combination, an executive could seek either severance benefits under his employment agreement or change in control benefits under his change in control agreement. However, it is the position of Bowater that the combination does not constitute a change in control under any change in control or severance agreement between Bowater and its executive officers, directors, key employees or affiliates.

The change in control agreements provide that, upon a change in control (as defined in such agreements), if the executive’s employment is terminated within 36 months (except for a termination due to death, disability, or for “cause” (defined as gross negligence or willful misconduct that has not been cured or conviction of a felony, which action has a demonstrable and material adverse effect upon Bowater)), or if the executive elects to terminate his employment either (i) for good reason or (ii) under Mr. Monahan’s change in control agreement, during a 30-day period after the first anniversary of the combination, the executive could be eligible to receive his accrued salary. Unless the executive’s termination is for “cause,” he also could be eligible to receive a prorated annual incentive award and all benefits under Bowater’s benefit plans and policies to which he is entitled through his date of termination.

In addition, the executive could be eligible to receive, in lieu of any severance payments provided in any applicable employment agreement and depending on the applicable version of the change in control agreement, an amount equal to the sum of: (a) one to three times the executive’s annual base salary; (b) one to three times the highest possible (changed to target in the revised change in control agreements) annual incentive award; (c) one to three times the largest annual contribution that could have been made by Bowater to its savings plans on the executive’s behalf; (d) 10% to 30% of the executive’s annual base salary (as compensation for certain other benefits lost as a result of the termination of employment); (e) an amount equal to the present value of the additional retirement benefits the executive would have earned for one to three years (assuming the waiver of all vesting requirements); and (f) retiree health care and life insurance.

The change in control agreements define “good reason” as: (a) an adverse change in the executive’s status, title, position or responsibilities (including a change in reporting relationships); or (b) failure to pay or provide the executive the salary and benefits, in the aggregate, at least comparable to those to which he was previously entitled; or (c) the reduction of the executive’s salary as in effect of the date of the change in control; or (d) Bowater’s failure to obtain from any successor its assumption of the change in control agreement; or (e) the relocation of the executive’s principal office to a location more than 35 miles from its location immediately prior to the change in control or a substantial increase in the executive’s travel obligations following the change in control.

The change in control agreements also generally provide a terminated executive with: (a) either a cash payment of US$20,000 (to be paid in the currency of the country of his residence) or outplacement assistance; (b) a grossed up reimbursement of certain excise taxes that may be levied on “excess parachute payments;” (c) a waiver of any non-compete obligation; and (d) under certain agreements, the right to receive a lump sum payment equal to the present value of any non-statutory retirement benefits to which the executive is entitled. A terminated executive also would be entitled to be paid or reimbursed for all costs incurred (or to be incurred) in connection with realizing the benefits of the change in control agreement.

Stock Options and Other Stock Based Awards

Mr. Paterson has received a special grant of up to 54,200 restricted stock units to which he will be entitled upon the meeting of certain performance targets following the completion of the combination. The vesting of the restricted stock units is contingent upon attaining certain post-combination synergies during the two-year period following consummation of the combination. The restricted stock units will vest with respect to (1) all 54,200 shares upon the achievement of documented synergies of at least US$300 million; (2) 45,100 shares upon the achievement of documented synergies of at least US$250 million; and (3) 36,100 shares upon the achievement of documented synergies of at least US$200 million, as set forth in the table below:

Synergies	US$200M	US$250M	US$300M
# Restricted Share Units Vested	36,100	45,100	54,200

Thus, the potential value of the restricted stock units upon payout could range from US$0 to US$1,156,628 (assuming for such payout a stock price of US$21.34, which was the closing stock price of Bowater on May 1, 2007).

Upon the consummation of the combination, all of the outstanding equity awards issued to Bowater’s executive officers under Bowater’s equity compensation plans will automatically vest, except for those granted in 2007. Some of the equity compensation plans also provide for a cash-out of the equity awards at an acceleration price. However, considering the exercise price of most of the outstanding equity awards subject to cash-out provisions is greater than Bowater’s recent stock price, the payout for cashed-out equity awards is expected to be zero (i.e., the awards are “underwater”).

The number of outstanding options and restricted stock units held by Bowater executive officers (including key employees and affiliates) that are subject to accelerated vesting provisions, and not subject to cash-out provisions, upon the consummation of the combination are as follows:

Executive Officer	RSUs (#)	Dollar Value of RSUs(1) (US$)	Options (#)	Dollar Value of Options (US$)
David J. Paterson	50,000	1,067,000	—	—
Curtis R. Ellington	10,192	217,497	4,370	—
William G. Harvey	8,626	184,079	5,775	—
Joseph B. Johnson	4,764	101,664	—	—
Ronald T. Lindsay	7,932	169,269	5,020	—
Pierre Monahan	13,201	281,709	6,640	—
William C. Morris	10,506	224,198	5,020	—
David A. Spraley	5,000	106,700	—	—
William E. Streed	20,000	426,800	—	—
James T. Wright	8,199	174,967	5,020	—

Total	138,420	2,953,883	31,845	—

(1)	Based upon the May 1, 2007 Bowater common stock price of US$21.34.

Upon the consummation of the combination, all outstanding awards to directors under the 2004 Non-Employee Director Stock Unit Plan as set forth below become due and payable:

Director	Total outstanding non- employee stock units (#)	Dollar Value of RSUs(1) (US$)
Richard B. Evans	4,350	92,829
Gordon D. Giffin	2,175	46,415
Ruth R. Harkin	2,376	50,704
L. Jacques Menard	4,350	92,829
John A. Rolls	4,350	92,829
Arthur R. Sawchuk	2,175	46,415
Bruce W. Van Saun	2,900	61,886
Togo D. West	4,350	92,829

Total	27,026	576,736

(1)	Based upon the May 1, 2007 Bowater common stock price of US$21.34.

All outstanding stock options held by directors are subject to cash-out provisions upon the consummation of the combination. However, considering the exercise price of all of the outstanding stock options subject to cash-out provisions is greater than Bowater’s recent stock price, the payout for cashed-out stock options held by directors is expected to be zero (i.e., the awards are “underwater”).

The following executive officers also have received awards of restricted stock units which will vest if they remain with Bowater through the closing of the combination (or if the closing of the combination does not occur due to the failure of Bowater and Abitibi to obtain regulatory approval or due to the actions of Abitibi):

Executive Officer	RSUs (#)	Dollar Value of RSUs(1) (US$)
William G. Harvey	7,221	154,096
Ronald T. Lindsay	5,416	115,577
William E. Streed	3,611	77,059
James T. Wright	3,611	77,059
Joseph B. Johnson	3,611	77,059

Total	23,470	500,850

(1)	Based upon the May 1, 2007 Bowater common stock price of US$21.34.

Retention Bonus Plan

Bowater executive officers also may be eligible to receive a retention bonus if they remain with Bowater through the consummation of the combination. The retention bonus is payable as of the date of the consummation of the combination or on the date the combination is cancelled (as determined by the Chief Executive Officer of Bowater). The amount of the retention bonus is 50% of the executive’s base salary, plus 50% of a pro rata portion of his target bonus for the year. The approximate amounts of the retention bonuses expected to be paid to the executive officers are as follows:

Executive Officer	Estimated Retention Bonus (US$)
Curtis R. Ellington	157,405
William G. Harvey	177,625
Joseph B. Johnson	94,241
Ronald T. Lindsay	158,159
Pierre Monahan(1)	230,627
William C. Morris	167,066
David A. Spraley	152,705
William E. Streed	140,959
James T. Wright	149,400

Total	1,428,187

(1)	Converted from Canadian dollars to US dollars using an exchange rate of US$0.9018.

Because it is the position of Bowater that the combination does not constitute a change in control under any change in control or severance agreements between Bowater and its executive officers, directors, key employees or affiliates, the aggregate amount of compensatory and severance payments and other benefits that such individuals could receive as a result of the combination (which does not include change in control payments) is approximately US$15,830,837. For additional information regarding potential severance payments, see “Additional Information Relating to the Bowater Annual Meeting—Executive Compensation—Severance and Change in Control Arrangements.” The foregoing aggregate amount assumes that, with respect to estimated severance payments, each such individual’s employment is terminated at or following the consummation of the combination under circumstances entitling them to receive such severance payments or other benefits and, with respect to the vesting of certain restricted stock units, that the combined company attains certain post-combination synergies during the two-year period following the combination. Accordingly, Bowater’s estimates of these amounts are based on a number of assumptions, and are subject to contingencies that may or may not occur, including such assumptions and contingencies set forth above, among others; therefore, the estimates may not reflect the actual payouts of change in control or severance payments or other benefits after the completion of the combination.

Indemnification and Insurance

The combination agreement provides that AbitibiBowater will:

•	honor all indemnification agreements between Bowater and its current and former directors, officers or employees in effect prior to the completion of the combination;

•

honor all indemnification provisions in the certificate of incorporation and bylaws of Bowater and not amend in an adverse manner any of those provisions for six years following completion of the combination; and

•

maintain in effect, if available, directors’ and officers’ liability insurance covering persons currently covered under Bowater’s policy with respect to events arising prior to the completion of the combination on terms no less favorable to those applicable to the current directors and officers of Bowater.

Indemnification Agreements

Bowater has also entered into indemnification agreements with each of its directors and executive officers. Each indemnification agreement is substantially identical and establishes certain terms as to indemnification and payment of expenses by Bowater.

AbitibiBowater Executive Compensation Arrangements

The compensation arrangements for executive officers of AbitibiBowater have not yet been determined and will be subject to the approval of the Human Resources and Compensation Committee of the Board of Directors of AbitibiBowater, as such committee will be constituted upon completion of the combination.

Under the combination agreement, for a period of twelve months following the completion of the combination, the employees of Abitibi, Bowater and their respective subsidiaries will, subject to certain exceptions, receive employee benefits that are, in the aggregate (considering all employees generally), substantially similar to the employee benefits provided to such employees immediately prior to the completion of the combination. This obligation does not extend to equity-based benefits plans or similar arrangements, and any such plans or arrangements will not be taken into account in determining whether employee benefits are substantially similar in the aggregate.

Estimated Cost Synergies

The combination is expected to generate approximately US$250 million of annualized cost synergies within two years from improved efficiencies in such areas as production, selling, general and administrative (SG&A) costs and distribution and procurement, in addition to cost saving initiatives already underway at both companies. Specific areas targeted for realization of cost savings include:

•	Production

¡	improvement of asset performance and fixed costs
¡	enhancement of production networks and capital spending

¡	reductions of changeovers and waste

•	SG&A

¡	lower fixed overhead costs
¡	consolidation of functions

¡	regionalization of mill-level SG&A

•	Distribution

¡	enhancement of distribution facilities and timberland-mill and mill-customer pairings
¡	improvement of distribution performance

¡	optimization of freight rates

•	Procurement

¡	consolidation of raw materials collection
¡	negotiation of volume discounts

¡	improvement of inventory management

AbitibiBowater’s success in realizing these synergies, efficiencies and cost savings, and the timing of this realization, depend on the successful integration of such businesses and operations. We may not be able to accomplish this integration process smoothly or successfully. The necessity of coordinating geographically disparate organizations and addressing possible differences in corporate and regional cultures and management philosophies may increase the difficulties of integration. The integration of certain operations following the combination will take time and will require the dedication of significant management resources, which may temporarily distract management’s attention from the routine business of AbitibiBowater. Employee uncertainty and lack of focus during the integration process may also disrupt the business of AbitibiBowater. In addition, restrictions on the exchange of competitively sensitive information between Abitibi and Bowater have precluded a complete evaluation of these anticipated synergies and efficiencies.

Even if Abitibi and Bowater are able to integrate such businesses and operations successfully, there can be no assurance that this integration will result in the realization of the full benefits of synergies, efficiencies and cost savings that Abitibi and Bowater currently expect from this integration or that these benefits will be achieved within the time frame or in the manner anticipated. For example, the elimination of duplicative costs may not be possible or may take longer than anticipated, or the benefits from the combination may be offset by the costs incurred in integrating the businesses and operations or adverse conditions imposed by regulatory authorities on the combined business in connection with granting approval for the combination. If we do not realize our anticipated synergies and efficiencies, in the amounts or in the time frame expected, or if our management cannot integrate successfully the operations of our two companies, our business and results of operations will be adversely affected.

Court Approval of the Arrangement and Completion of the Combination

Under the CBCA, the arrangement requires court approval. Prior to the mailing of this document, Abitibi obtained an interim order from the Superior Court, District of Montreal, Province of Quebec, providing for the calling and holding of the Abitibi Meeting and other procedural matters. A copy of each of the interim order, the notice of application for a final order and other supporting materials is attached as Annex D.

Subject to the approval of the Abitibi shareholders’ resolution by the Abitibi shareholders at the Abitibi Meeting and the approval of the Bowater stockholders and the holders of Bowater Canada exchangeable shares of the merger and the combination agreement at the Bowater Meeting, the hearing in respect of a final order is expected to take place on or about, [            ], 2007 at 9:30 a.m. (local time) in room 16.10 at the Montreal courthouse at 1 Notre Dame Street East, Montreal, Quebec.

If you are an Abitibi shareholder who wishes to appear or be represented and to present evidence or arguments, you must serve and file a notice of appearance as set forth in the notice of application for the final order and satisfy any other requirements of the court. The court will consider, among other things, the fairness and reasonableness of the arrangement. The court may approve the arrangement in any manner the court may direct, subject to compliance with any terms and conditions the court deems fit.

Assuming the final order is granted and the other conditions to closing contained in the combination agreement are satisfied or waived, it is anticipated that the following will occur consecutively:

•	a certificate of merger and all other filings or recordings for Bowater will be filed with the secretary of state of the State of Delaware;

•	the Bowater Canada articles of amendment will be filed with the Director under the CBCA and a certificate of amendment will be issued giving effect to the Bowater Canada articles of amendment;

•	articles of arrangement for Abitibi will be filed with the Director under the CBCA and a certificate of arrangement issued to give effect to the arrangement; and

•	the various other documents necessary to complete the transactions contemplated under the combination agreement will be executed and delivered.

If Bowater Canada’s shareholders do not approve the filing of the Bowater Canada articles of amendment at the Bowater Canada Meeting, Bowater will cause the early redemption of the Bowater Canada exchangeable shares immediately prior to the consummation of the combination. A redemption of the Bowater Canada exchangeable shares means that current holders of Bowater exchangeable shares will be required to exchange their Bowater Canada exchangeable shares for shares of Bowater common stock, which may have certain tax consequences to such holders depending on their status. These holders of Bowater Canada exchangeable shares will then hold Bowater common stock which will be exchanged for AbitibiBowater common stock. See “Material Income Tax Consequence of the Combination—Material Canadian Federal Income Tax Considerations to Bowater Stockholders and Holders of Bowater Canada Exchangeable Shares.”

The closing of the combination will take place on the second business day after the date on which all closing conditions have been satisfied or waived (other than any conditions which by their terms cannot be satisfied until the closing date) or any other time agreed to in writing by all of the parties to the combination agreement.

Regulatory Matters

Each party to the combination agreement has agreed, subject to the terms and conditions of the combination agreement, to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the combination agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, stock exchange listings and other applications and other documents necessary to consummate the transactions contemplated by the combination agreement. However, the parties to the combination agreement are not required to enter into any settlement, agreement or other arrangement with any governmental authority or private party in connection with the transactions contemplated by the combination agreement or to divest or otherwise hold or maintain separate assets or properties if such would reasonably be expected, in either case, to substantially diminish the benefits reasonably expected to be derived by the parties from consummating the transactions contemplated by the combination agreement.

U.S. Antitrust Filing

Under the HSR Act, the combination may not be completed until notifications have been given and required information and materials have been furnished to and reviewed by the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission and the required waiting period has expired or been terminated. Under the HSR Act, the combination may not be completed until 30 days after the initial filing (unless early termination of this waiting period is granted) or, if the Antitrust Division of the Department of

Justice or the Federal Trade Commission issues a request for additional information, 30 days after Abitibi and Bowater have substantially complied with that request for additional information (unless this period is shortened by a grant of early termination or voluntarily extended by the parties).

It is a condition to the completion of the combination that the applicable waiting period under the HSR Act expires or early termination is granted. Bowater and Abitibi each filed a Pre-Merger Notification and Report Form under the HSR Act with the U.S. Department of Justice and the Federal Trade Commission on February 14 and February 16, 2007, respectively. The applicable waiting period began on February 16, 2007 and would have expired on March 19, 2007; however, on March 19, 2007, each of Abitibi and Bowater received a request for additional information from the Antitrust Division of the U.S. Department of Justice, which we refer to as a “second request.” This second request extends the waiting period during which the combination may not be consummated to 30 days after Abitibi and Bowater have each substantially complied with the second request. Both Abitibi and Bowater intend to respond to the second request and to work toward a closing of the combination in the third quarter of 2007.

After the statutory waiting periods, and even after the completion of the combination, U.S. federal or state governmental authorities could seek to challenge the combination as they deem necessary or desirable in the public interest.

Canadian Competition Act

The Canadian Competition Act requires that parties to certain combinations that exceed specified size thresholds provide to the Commissioner of Competition prior notice of, and information relating to, the combination. Parties to the combination must await the expiration of a prescribed “waiting period” prior to being able to complete the combination unless the Commissioner has (1) issued an advance ruling certificate under Section 102 of the Canadian Competition Act advising the parties that the combination will not be challenged under Section 92 of the Canadian Competition Act or (2) waived the notification obligation under Section 113(c) of the Canadian Competition Act.

It is a condition to the completion of the combination that Abitibi and Bowater (i) receive an advance ruling certificate or (ii) the waiting period under Part IX of the Canadian Competition Act has expired or been waived by the Commissioner and a letter (on acceptable terms) from the Commissioner or a person authorized by the Commissioner that the Commissioner has determined not to make an application for an order under Section 92 of the Canadian Competition Act in respect of the combination (referred to as a no-action letter) has been received.

Abitibi and Bowater each filed a long form notification to the Commissioner on February 19, 2007 and the prescribed waiting period applicable to this filing ended on April 2, 2007. If Abitibi and Bowater choose to proceed to complete the combination prior to the Commissioner completing her substantive review and the Commissioner believes she requires additional time to complete her substantive review, she can apply to the Competition Tribunal for an interim order seeking to prevent closing of a transaction for up to 60 additional days. The Competition Tribunal is a specialized tribunal established to deal with certain matters under the Competition Act, including mergers, and to which the Commissioner may apply to challenge a merger before consummation on an interim and/or permanent basis if her substantive review raises competition concerns which are not addressed on a consent basis, or for a period of three years after consummation if it is determined that the combination lessens or prevents, or is likely to lessen or prevent, competition substantially. Abitibi and Bowater have been advised that the time required by the Commissioner to complete her substantive review of the combination will extend beyond the end of the statutory waiting period which terminated on April 2, 2007.

Investment Canada Act

Certain acquisitions of control of Canadian businesses by non-Canadians are subject to review under the Investment Canada Act. If an acquisition is reviewable pre-closing, the acquiror must submit an application for review with prescribed information to Industry Canada and, before the acquisition may be completed, the Minister of Industry must determine that the investment is likely to be of “net benefit to Canada.” When making this determination, the Minister may consider any proposed undertakings offered by the prospective acquiror in connection with the Minister’s review under the Investment Canada Act. The Minister has an initial 45-day period to make his determination. The Minister may unilaterally extend the period for a further 30 days by giving notice to the prospective acquiror and the review period may be further extended by agreement of the Minister and the prospective acquiror. In almost all cases, the Minister will compel the parties to submit undertakings requiring certain commitments regarding the Canadian portion of the business in order to become satisfied that the investment will likely be of “net benefit to Canada.”

It is a condition to the completion of the combination that AbitibiBowater (i) receive a notice pursuant to Subsection 21(1) of the Investment Canada Act stating that the combination is likely to be of net benefit to Canada or (ii) the applicable time period for receiving such notice under Subsection 21(1) of the Investment Canada Act will have expired such that the Minister will be deemed, pursuant to Subsection 21(2) of the Investment Canada Act, to be satisfied that the combination is of net benefit to Canada. AbitibiBowater filed an application for review under the Investment Canada Act on April 20, 2007.

Competition Filings in Other Jurisdictions

Abitibi and Bowater submitted a joint filing to the antitrust authorities of Brazil on February 16, 2007, although the approval of this authority is not required to complete the combination. On March 21, 2007, Abitibi and Bowater submitted a joint filing to the Competition Board of Turkey, which approved the combination on April 12, 2007. Abitibi and Bowater also may notify the competition authorities in Greece about the combination, but such a filing is not required prior to completion of the combination. It is a condition to the completion of the combination that all waiting periods, approvals, or consents required to be expired, terminated, or obtained prior to the effective time of the combination under applicable antitrust laws other than the HSR Act or the Canadian Competition Act, will have either expired, been terminated or otherwise obtained, as the case may be, except to the extent the failure to obtain such other approvals or consents, or the failure to have such other waiting periods expire or terminate, would not, individually or in the aggregate, have a material adverse effect on Abitibi or Bowater.

Timber and Water Rights

The Crown Forest Sustainability Act in Ontario and the regulations promulgated under such statute provide that Abitibi and Bowater are required to obtain the consent of the Minister of Natural Resources of Ontario at least 30 days prior to completion of the combination in respect of the timber cutting rights of Abitibi and Bowater.

Abitibi is required to provide notice to the Minister of Natural Resources and Wildlife and the Minister of the Environment of Quebec within 30 days following the completion of the combination in respect of an agreement granting water rights to Abitibi in the Province of Quebec. Pursuant to the agreement granting such water rights, the Minister of Natural Resources and Wildlife and the Minister of the Environment of Quebec may, in their discretion, approve such change of control and maintain the rights granted under the agreement or terminate such agreement upon notice to Abitibi.

Dividend Information

The most recent quarterly dividend declared by Bowater was US$0.20 per common share payable on April 2, 2007. Bowater Canada declared a quarterly cash dividend to holders of Bowater Canada exchangeable shares in the same amount with the same payable date. Abitibi does not currently pay dividends.

The combination agreement provides that, prior to the completion of the combination, Bowater will continue to pay its regular, quarterly dividend consistent with past practices, unless otherwise required by the fiduciary duties of the Board of Directors of Bowater or by applicable law.

Any decision regarding the dividend policies of AbitibiBowater will be determined by the Board of Directors of AbitibiBowater following completion of the combination. In addition, the ability of AbitibiBowater to pay dividends may be restricted by the company’s credit facilities or other debt instruments, as well as by applicable law. There can be no assurance that AbitibiBowater will pay a dividend or that any dividend, if paid, will be comparable to the historical dividend rate of Bowater prior to the combination.

Pro Forma Economic Ownership of AbitibiBowater

Upon the completion of the combination, we estimate that Abitibi’s former shareholders and Bowater’s former stockholders (together with holders of Bowater Canada exchangeable shares) will own approximately 48% and 52%, respectively, of the outstanding economic interests and voting rights in AbitibiBowater (either directly or through the ownership of Bowater Canada exchangeable shares that are substantially the economic equivalent of AbitibiBowater common stock).

Accounting Treatment

AbitibiBowater will account for the combination using the purchase method of accounting under U.S. GAAP. Although the combination of Abitibi and Bowater is a merger of equals, U.S. GAAP requires that one of the two companies in the transaction be designated as the “acquiror” for accounting purposes. Based on a preliminary review of the applicable accounting standards, we have determined that Bowater is the “acquiror” solely for accounting purposes. The purchase price will be allocated to Abitibi’s identifiable assets and liabilities based on their estimated fair market values at the date of the completion of the combination, and any excess of the purchase price over those fair market values will be accounted for as goodwill. Final valuations of property, plant and equipment, and intangible and other assets have not yet been completed as management has not yet obtained the fair value report from the third-party independent valuation firm it has retained. The completion of the valuation work could result in significantly different amortization expenses and balance sheet classifications. After completion of the combination, the results of operations of Abitibi will be included in the consolidated annual and interim financial statements of AbitibiBowater which will be prepared in accordance with U.S. GAAP.

Stock Exchange Listings

Bowater and Abitibi have agreed to use their respective commercially reasonable efforts to:

•

cause the shares of AbitibiBowater common stock to be issued pursuant to the arrangement and the merger to be approved for listing on the NYSE and the TSX before the completion of the combination, subject to official notice of issuance and regulatory approval;

•

cause the shares of AbitibiBowater common stock to be issued upon exchange of the Bowater Canada exchangeable shares and upon exercise of replacement options to purchase AbitibiBowater common stock to be approved for listing on the NYSE and the TSX before the completion of the combination, subject to official notice of issuance and regulatory approval; and

•	cause the Bowater Canada exchangeable shares to be issued in the arrangement to be conditionally approved for listing on the TSX before the completion of the combination.

Following completion of the combination, the AbitibiBowater common stock is expected to trade on both the NYSE and the TSX under the symbol “ABH,” while the Bowater Canada exchangeable shares are expected to trade on the TSX under the new symbol “AXB.”

Issue and Resale of Shares of AbitibiBowater Common Stock and Exchangeable Shares Received in the Combination

United States

AbitibiBowater common stock and Bowater Canada exchangeable shares issued in the combination will not be subject to any restrictions on transfer arising under the Securities Act, except for shares of AbitibiBowater common stock or Bowater Canada exchangeable shares issued to any person that is, or is expected to be, an “affiliate” of AbitibiBowater, Abitibi or Bowater, as applicable, for purposes of Rule 145 under the Securities Act. Persons that may be deemed to be “affiliates” of AbitibiBowater, Abitibi or Bowater for such purposes generally include individuals or entities that control, are controlled by, or are under common control with, AbitibiBowater, Abitibi or Bowater, respectively, and include the directors and executive officers of AbitibiBowater, Abitibi and Bowater, respectively. The combination agreement requires each of Abitibi and Bowater to use its reasonable best efforts to cause each of its affiliates, and each intends to require any person who would be an affiliate of AbitibiBowater, to execute a written agreement with AbitibiBowater to the effect that they will not transfer any AbitibiBowater common stock or Bowater Canada exchangeable shares received in the combination, except pursuant to an effective registration statement under the Securities Act or in a transaction not required to be registered under the Securities Act.

This document does not cover resales of AbitibiBowater common stock or Bowater Canada exchangeable shares received by any person upon completion of the combination, and no person is authorized to make any use of this document in connection with any resale.

The issuance of Bowater Canada exchangeable shares to holders of Abitibi common shares, to be delivered under the plan of arrangement, will not be registered under the Securities Act. The Bowater Canada exchangeable shares issued in connection with the plan of arrangement will be issued in reliance upon the exemption available under Section 3(a)(10) of the Securities Act. Section 3(a)(10) exempts securities issued in exchange for one or more bona fide outstanding securities from the general requirement of registration where the fairness of the terms and conditions of the issuance and exchange of the securities have been approved by any court or authorized governmental entity, after a hearing upon the fairness of the terms and conditions of exchange at which all persons to whom the securities will be issued have the right to appear and to whom adequate notice of the hearing has been given. The court is authorized to conduct a hearing to determine the fairness of the terms and conditions of the plan of arrangement, including the proposed issuance of securities in exchange for other outstanding securities. On [                    ], 2007, the Superior Court, District of Montreal, Province of Quebec issued the interim order and, subject to the approval of the plan of arrangement by the Abitibi shareholders, a hearing for the Court’s final order on the fairness of the arrangement will be held on or about [                    ], 2007 by the Superior Court of Quebec, District of Montreal, Province of Quebec.

Canada

The issuance of AbitibiBowater common stock and Bowater Canada exchangeable shares to Canadian Abitibi shareholders upon completion of the combination, the issuance of AbitibiBowater common stock to Canadian holders of Bowater common stock upon completion of the combination, the issuance of AbitibiBowater common stock to Canadian holders of Bowater Canada exchangeable shares upon the exchange of Bowater Canada exchangeable shares, the issuance of AbitibiBowater replacement options to holders of Abitibi options as part of the combination, and the issuance of AbitibiBowater common stock to holders of AbitibiBowater replacement options upon the exercise of those options will be exempt from Canadian prospectus and dealer registration requirements (and the rights and protections otherwise afforded under these requirements). The resale of shares of AbitibiBowater common stock and Bowater Canada exchangeable shares received in connection with the combination will not be subject to any restrictions other than customary restrictions with respect to holders who are members of control blocks.

Ongoing Canadian Reporting Obligations

Upon completion of the combination, AbitibiBowater will be a reporting issuer (or have equivalent status) in all of the Canadian provinces and territories. Under the U.S.-Canadian Multijurisdictional Disclosure System,

AbitibiBowater will be permitted to satisfy its Canadian statutory and financial reporting obligations, including in respect of insider reporting, by complying with applicable U.S. securities laws so long as certain conditions are satisfied, including that following the completion of the combination, AbitibiBowater files with the relevant Canadian securities regulatory authorities copies of its reports and other materials filed with the SEC. Bowater Canada is a reporting issuer (or has equivalent status) in all the Canadian provinces and territories. As an “exchangeable security issuer,” Bowater Canada is exempt from Canadian statutory financial and reporting requirements, provided certain conditions are satisfied. Insiders of Bowater Canada will also be generally exempt from Canadian insider reporting requirements with respect to transactions made on Bowater Canada exchangeable shares provided a number of the conditions to the availability of the exemption from Canadian reporting requirements are also satisfied. Reports filed by insiders of AbitibiBowater with the SEC will disclose beneficial ownership of common stock of AbitibiBowater and Bowater Canada exchangeable shares.

Each of Abitibi and Bowater intends to apply to the securities regulatory authorities in Canada to cease to be a reporting issuer upon completion of the combination.

Treatment of Stock Options and Stock-Based Awards

All Abitibi and Bowater stock options, stock appreciation rights and other stock-based awards outstanding at the Effective Time, as defined below, whether vested or unvested, will be converted into stock options, stock appreciation rights or stock-based awards with respect to AbitibiBowater common stock (except for those stock options, stock appreciation rights or stock-based awards of Bowater that are required to be repurchased by Bowater in accordance with to the applicable terms of the Bowater plans pursuant to which each stock option, stock appreciation right or stock-based award was initially issued). The number of shares subject to such converted stock options, stock appreciation rights and stock-based awards will be adjusted by multiplying the number of shares subject to such Abitibi or Bowater stock option, stock appreciation right or stock-based award by the Abitibi exchange ratio, in the case of Abitibi, and by the Bowater exchange ratio, in the case of Bowater. Similarly, the exercise price of the converted stock options or base price of the stock appreciation rights will be adjusted by dividing such price by the Abitibi exchange ratio or the Bowater exchange ratio as appropriate, rounded to the nearest one-hundredth of a cent. The stock options, stock appreciation rights and other stock-based awards to acquire AbitibiBowater common stock will be issued subject to the same terms and conditions as were applicable under the respective Abitibi or Bowater plans pursuant to which each stock option, stock appreciation right or stock-based award was initially issued but taking into account any changes to such terms and conditions, including acceleration of exercise rights, by reason of the combination agreement or the combination.

Dissenting Shareholder Rights

Abitibi

If you are a registered holder of Abitibi common shares, in accordance with the interim order issued by the Superior Court of Quebec, District of Montreal, Province of Quebec, you will have the right to dissent from the Abitibi shareholders’ resolution. If the arrangement becomes effective and you properly dissent from the Abitibi shareholders’ resolution in compliance with Section 190 of the CBCA and the interim order, you will be entitled to be paid by Abitibi or by Bowater Canada, at AbitibiBowater’s option, the fair value of the Abitibi common shares you hold, determined as of the close of business on the day before the Abitibi shareholders’ resolution is adopted.

If you want to dissent, you must dissent for all your shares of the relevant class. If you hold shares on behalf of one or more beneficial owners, you are allowed to dissent only for all the shares you hold on behalf of any one beneficial owner that are registered in your name.

Under Section 190 of the CBCA, you may dissent only for shares that are registered in your name. In many cases, people beneficially own shares that are registered either:

•

in the name of a nominee, such as a bank, trust company, securities dealer, broker, trustee or administrator of “registered retirement savings plans,” “registered retirement income funds,” “registered educational savings plans” and similar plans and their nominees, as these terms are defined under the Canadian Tax Act; or

•	in the name of a clearing agency in which the nominee participates, such as The Canadian Depositary for Securities Limited or The Depository Trust Company.

If you want to dissent and your shares are registered in someone else’s name, you must contact your nominee and either:

•

instruct your nominee to exercise the dissent rights on your behalf (which, if the shares are registered in the name of a clearing agency, will require that the shares first be re-registered in your nominee’s name); or

•	instruct your nominee to re-register the shares in your name, in which case you will have to exercise your dissent rights directly.

In other words, if your shares are registered in someone else’s name, you will not be able to exercise your dissent rights directly unless the shares are re-registered in your name.

If you want to dissent in respect of the Abitibi shareholders’ resolution, you must provide a written dissent notice to Abitibi’s Secretary at Abitibi-Consolidated Inc., 1155 Metcalfe Street, Suite 800, Montreal, Quebec, Canada H3B 5H2, Attention: Secretary, facsimile number (514) 394-3644, not later than 5:00 p.m. (local time) on the business day immediately preceding the Abitibi Meeting (or any adjournment or postponement of the Abitibi Meeting). If you do not strictly comply with this requirement, you could lose your right to dissent. This requirement is different from the statutory dissent procedures of the CBCA, which would permit a dissent notice to be provided at or prior to the Abitibi Meeting.

If you send a dissent notice, you still have the right to vote at the Abitibi Meeting. However, the CBCA provides in effect, that if you send a dissent notice and then vote in favor of the Abitibi shareholders’ resolution, you will no longer be considered a dissenting shareholder with respect to the shares voted in favor of the Abitibi shareholders’ resolution. You must either vote against the Abitibi shareholders’ resolution or abstain from voting, including if you do not return or complete a proxy form or broker voting instruction form, in order to dissent.

The CBCA does not provide (and Abitibi will not assume) that a vote against the Abitibi shareholders’ resolution or an abstention constitutes a dissent notice. Similarly, if you give someone a proxy to vote for the Abitibi shareholders’ resolution and then revoke the proxy, your revocation does not constitute a dissent notice. However, if you want to dissent, you should revoke any proxy that instructs the proxy holder to vote for the Abitibi shareholders’ resolution to prevent the proxy holder from voting your shares in favor of the Abitibi shareholders’ resolution and causing you to forfeit your dissent rights. For instructions on revoking a proxy, see “Special Meeting of Abitibi Shareholders—Revocation of Proxies.”

If you dissent, Abitibi is required to notify you that the Abitibi shareholders’ resolution has been adopted within ten days after Abitibi’s shareholders adopt the resolution. Abitibi is not required to send you a notice if you vote for the Abitibi shareholders’ resolution or withdraw your dissent notice.

If you dissent, you must send Abitibi (to its Secretary at the address above) a written demand for payment within 20 days after you receive Abitibi’s notice that the Abitibi shareholders’ resolution has been adopted. If you do not receive that notice, you must send a written demand for payment within 20 days after you learn that the Abitibi shareholders’ resolution has been adopted. Your demand for payment must contain:

•	your name and address;

•	the number of Abitibi common shares in respect of which you are dissenting; and

•	a demand for payment of the fair value of those shares.

Within 30 days of sending a demand for payment, you must send Abitibi (to its Secretary at the address above) the certificates representing your dissenting shares. If you do not send in your certificates, you forfeit your right to dissent. The Abitibi transfer agent will endorse on your share certificates a notice that you are a dissenting shareholder and will then send the certificates back to you.

After you send your demand for payment, you will no longer have any rights as an Abitibi shareholder other than the right to be paid the fair value of your shares unless:

•	you withdraw your demand for payment before Abitibi makes a written offer to pay;

•	Abitibi does not make you a timely written offer to pay and you withdraw your demand for payment; or

•	Abitibi’s Board of Directors revokes the Abitibi shareholders’ resolution.

In all three cases described above, your rights as a shareholder will be reinstated, and in the first two cases, your shares will be subject to the arrangement if it has been completed.

Under the plan of arrangement, if you duly exercise your dissent rights and are ultimately determined to have the right to be paid the fair value of your Abitibi common shares, you will be deemed to have transferred your shares to Abitibi at the effective time of the arrangement. If you exercise your dissent rights but are ultimately determined for any reason not to have the right to be paid the fair value of your shares, you will be deemed to have participated in the arrangement like any non-dissenting shareholder who is deemed, under the plan of arrangement, to have elected to receive AbitibiBowater common stock.

If you dissent, within seven days after the later of the effective date of the arrangement and the date when Abitibi receives your demand for payment, Abitibi is required to send you an offer to pay for your shares. That offer must be in an amount that Abitibi’s Board of Directors considers to be the fair value of the shares. Abitibi must also send you a statement with the offer to pay showing how the fair value was determined. Every offer to pay for a dissenting shareholder’s shares must be on the same terms. Abitibi must pay for your shares within ten days after you accept the offer to pay, but the offer of Abitibi to pay you will lapse if your acceptance is not received within 30 days after it has made the offer to pay.

If you do not accept the offer or if Abitibi fails to make you an offer to pay after you have sent your demand for payment, Abitibi may apply to the Superior Court of Quebec to fix a fair value for the shares of all dissenting shareholders. If Abitibi decides to apply to the Superior Court of Quebec to fix the fair value, it must do so within 50 days after the effective date of the arrangement or within any longer period that the court allows. If Abitibi fails to apply to a court, you may apply to the Superior Court of Quebec for the same purpose within a further period of 20 days or within any longer period that the court allows. You are not required to give security for the costs of applying to a court.

If Abitibi, you or another dissenting shareholder applies to a court, all dissenting shareholders whose shares have not been purchased by Abitibi will be joined as parties and will be bound by the court’s decision. Abitibi will be required to notify each affected dissenting shareholder of the date, place and consequences of the application and of the shareholder’s right to appear and be heard in person or by counsel. The court may determine whether any person is a dissenting shareholder who should be joined as a party, and the court will then fix a fair value for the shares of all dissenting shareholders. The court may, in its discretion, appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders. The court will render a final order against Abitibi in favor of each dissenting shareholder and for the amount of the fair value of the dissenting shareholder’s shares. The court may, in its discretion, allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the effective date of the arrangement until the date of payment.

This is a summary of the dissenting shareholder provisions of the plan of arrangement and the CBCA, which are technical and complex. Complete copies of the plan of arrangement and Section 190 of the CBCA are attached as Annexes E and P, respectively, to this document. If you want to dissent, we recommend that you seek legal advice because, if you fail to comply strictly with the provisions of the plan of arrangement and the CBCA, you could forfeit your dissent rights.

The Canadian federal income tax consequences to a holder of Abitibi common shares who exercises dissent rights and who receives fair value for the holder’s shares from Abitibi will be different from the consequences to a holder who participates in the arrangement. For more information see “Material Canadian Federal Income Tax Consequences of the Combination.”

Bowater

Holders of Bowater common stock do not have dissent or appraisal rights in connection with the combination or the merger.

Bowater Canada

If you are a holder of Bowater Canada exchangeable shares, in accordance with section 190 of the CBCA, you will have the right to dissent from the Bowater Canada shareholders’ resolution approving the Bowater Canada articles of amendment and you will be entitled to be paid the fair value of the Bowater Canada exchangeable shares owned by you, determined as of the close of business on the day before the Bowater Canada shareholders’ resolution is adopted.

If you want to dissent, you must dissent for all your Bowater Canada exchangeable shares. If you hold Bowater Canada exchangeable shares on behalf of one or more beneficial owners, you are allowed to dissent only for all the Bowater Canada exchangeable shares you hold on behalf of any one beneficial owner that are registered in your name.

Under Section 190 of the CBCA, you may dissent only for shares that are registered in your name. In many cases, people beneficially own shares that are registered either:

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in the name of a nominee, such as a bank, trust company, securities dealer, broker, trustee or administrator of “registered retirement savings plans,” “registered retirement income funds,” “registered educational savings plans” and similar plans and their nominees, as these terms are defined under the Canadian Tax Act; or

•	in the name of a clearing agency in which the nominee participates, such as The Canadian Depositary for Securities Limited or The Depository Trust Company.

If you want to dissent and your Bowater Canada exchangeable shares are registered in someone else’s name, you must contact your nominee and either:

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instruct your nominee to exercise the dissent rights on your behalf (which, if the shares are registered in the name of a clearing agency, will require that the shares first be re-registered in your nominee’s name); or

•	instruct your nominee to re-register the shares in your name, in which case you will have to exercise your dissent rights directly.

In other words, if your shares are registered in someone else’s name, you will not be able to exercise your dissent rights directly unless the Bowater Canada exchangeable shares are re-registered in your name.

If you want to dissent in respect of the Bowater Canada shareholders’ resolution, you must provide a written dissent notice to Bowater Canada at 1000 de la Gauchetiere Street West, Suite 2820, Montreal, Quebec, Canada H3B 4W5, Attention: Secretary, at or before the time fixed for the Bowater Canada Meeting.

If you send a dissent notice, you still have the right to vote at the Bowater Canada Meeting. However, the CBCA provides in effect, that if you send a dissent notice and then vote in favor of the Bowater Canada shareholders’ resolution, you will no longer be considered a dissenting shareholder with respect to the shares voted in favor of the Bowater Canada shareholders’ resolution. You must vote against the Bowater Canada shareholders’ resolution or abstain from voting, including if you do not return or complete a proxy form or broker voting instruction form, to dissent.

The CBCA does not provide (and Bowater Canada will not assume) that a vote against the Bowater Canada shareholders’ resolution constitutes a dissent notice. Similarly, if you give someone a proxy to vote for the Bowater Canada shareholders’ resolution and then revoke the proxy, your revocation does not constitute a dissent notice. However, if you want to dissent, you should revoke any proxy that instructs the proxy holder to vote for the Bowater Canada shareholders’ resolution to prevent the proxy holder from voting your Bowater Canada exchangeable shares in favor of the Bowater Canada shareholders’ resolution and causing you to forfeit your dissent rights. For instructions on revoking a proxy, see “Special Meeting of Bowater Canada Shareholders—Revocation of Proxies.”

If you dissent, Bowater Canada is required to notify you that the Bowater Canada shareholders’ resolution has been adopted within ten days after Bowater Canada’s shareholders adopt the Bowater Canada special resolution. Bowater Canada is not required to send you a notice if you vote for the Bowater Canada shareholders’ resolution or withdraw your dissent notice.

If you dissent, you must send to Bowater Canada (to its Secretary at the address above) a written demand for payment within 20 days after you receive Bowater Canada’s notice that the Bowater Canada shareholders’ resolution has been adopted. If you do not receive that notice, you must send a written demand for payment within 20 days after you learn that the Bowater Canada shareholders’ resolution has been adopted. Your demand for payment must contain:

•	your name and address;

•	the number of Bowater Canada exchangeable shares in respect of which you are dissenting; and

•	a demand for payment of the fair value of those Bowater Canada exchangeable shares.

Within 30 days of sending a demand for payment, you must send to Bowater Canada (to its Secretary at the address above) the certificates representing your dissenting Bowater Canada exchangeable shares. If you do not send in your certificates, you forfeit your right to dissent. The transfer agent for the Bowater Canada exchangeable shares will endorse on your share certificates a notice that you are a dissenting shareholder and will then send the certificates back to you.

After you send your demand for payment, you will no longer have any rights as a holder of Bowater Canada exchangeable shares other than the right to be paid the fair value of your Bowater Canada exchangeable shares unless:

•	you withdraw your demand for payment before Bowater Canada makes a written offer to pay;

•	Bowater Canada does not make you a timely written offer to pay and you withdraw your demand for payment; or

•	Bowater Canada’s Board of Directors revokes the Bowater Canada shareholders’ resolution.

In all three cases described above, your rights as a holder of Bowater Canada exchangeable shares will be reinstated, and in the first two cases, your Bowater Canada exchangeable shares will be changed by the Bowater Canada articles of amendment.

If you dissent, within seven days after the later of the effective date of the Bowater Canada articles of amendment and the date when Bowater Canada receives your demand for payment, Bowater Canada is required to send you an offer to pay for your Bowater Canada exchangeable shares. That offer must be in an amount that Bowater Canada’s Board of Directors considers to be the fair value of the Bowater Canada exchangeable shares. Bowater Canada must also send you a statement with the offer to pay showing how the fair value was determined. Every offer to pay for a dissenting shareholder’s shares must be on the same terms. Bowater Canada must pay for your Bowater Canada exchangeable shares within ten days after you accept the offer to pay, but the offer of Bowater Canada to pay you will lapse if your acceptance is not received within 30 days after it has made the offer to pay.

If you do not accept the offer or if Bowater Canada fails to make you an offer to pay after you have sent your demand for payment, Bowater Canada may apply to the Ontario Superior Court of Justice (or to a court having jurisdiction in the province where the dissenting shareholder resides if Bowater Canada carries on business in that province) to fix a fair value for the shares of all dissenting shareholders. If Bowater Canada decides to apply to a court to fix the fair value, it must do so within 50 days after the effective date of the Bowater Canada articles of amendment or within any longer period that the court allows. If Bowater Canada fails to apply to a court, you may apply to the Ontario Superior Court of Justice (or to a court having jurisdiction in the province where you reside if Bowater Canada carries on business in that province) for the same purpose within a further period of 20 days or within any longer period that the court allows. You are not required to give security for the costs of applying to a court.

If Bowater Canada, you or another dissenting shareholder applies to a court, all dissenting shareholders whose Bowater Canada exchangeable shares have not been purchased by Bowater Canada will be joined as parties and will be bound by the court’s decision. Bowater Canada will be required to notify each affected dissenting shareholder of the date, place and consequences of the application and of the shareholder’s right to appear and be heard in person or by counsel. The court may determine whether any person is a dissenting shareholder who should be joined as a party, and the court will then fix a fair value for the shares of all dissenting shareholders. The court may, in its discretion, appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders. The court will render a final order against Bowater Canada in favor of each dissenting shareholder and for the amount of the fair value of the dissenting shareholder’s shares. The court may, in its discretion, allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the effective date of the arrangement until the date of payment.

This is a summary of the dissenting shareholder provisions of the CBCA, which are technical and complex. Section 190 of the CBCA is reproduced in its entirety at Annex P to this document. If you want to dissent, we recommend that you seek legal advice because, if you fail to comply strictly with the provisions of the CBCA, you could forfeit your dissent rights.

The Canadian federal income tax consequences to a holder of Bowater Canada exchangeable shares who exercises dissent rights and who receives fair value for the holder’s Bowater Canada exchangeable shares from Bowater Canada will be different from the consequences to a holder who does not exercise dissent rights. For more information, see “Material Canadian Federal Income Tax Consequences of the Combination—Dissenting Holders of Bowater Canada Exchangeable Shares.”

If you are a holder of Bowater Canada exchangeable shares and you decide to exercise your dissent rights under the CBCA in accordance with the foregoing, you should note that, upon receiving payment of the fair value of your Bowater Canada exchangeable shares, whether upon acceptance by an offer made by Bowater Canada or following the determination by a court, you will not have any continued economic or voting interest in

Bowater nor any economic or voting interest in AbitibiBowater, and you will lose any possibility of deferring the payment of tax on any capital gains you may have on the Bowater Canada exchangeable shares in respect of which you dissent. See “Material Canadian Federal Income Tax Consequences of the Combination—Holders of Bowater Canada Exchangeable Shares.”

In addition, the rights, privileges, restrictions and conditions attaching to the Bowater Canada exchangeable shares permit the Board of Directors of Bowater Canada, upon the proposal of a transaction involving a change of control of Bowater, such as the combination, to declare an early redemption date for the Bowater Canada exchangeable shares and to require all holders of the Bowater Canada exchangeable shares to exchange their Bowater Canada exchangeable shares for shares of Bowater common stock prior to the consummation of the combination. If, in the opinion of Bowater, a significant number of holders of the Bowater Canada exchangeable shares exercise their dissent rights, Bowater may cause the Board of Directors of Bowater Canada to declare an early redemption date and require all holders of the Bowater Canada exchangeable shares to exchange their Bowater Canada exchangeable shares for shares of Bowater common stock prior to the consummation of the combination. A redemption or purchase of the Bowater Canada exchangeable shares may have certain tax consequences to holders, depending on their tax status. A holder of Bowater Canada exchangeable shares whose shares are purchased by Bowater Canadian Holdings pursuant to the exercise of its call right will generally realize a capital gain (or a capital loss) to the extent that the purchase price for the Bowater Canada exchangeable shares exceeds (or is less than) the adjusted cost base to the holder of the Bowater Canada exchangeable shares. If Bowater Canadian Holdings does not exercise its call right and the Bowater Canada exchangeable shares instead are redeemed by Bowater Canada, a holder of Bowater Canada exchangeable shares will generally be deemed to receive a dividend and to have realized either a capital gain or a capital loss depending on the holder’s own circumstances. Different consequences may result for a holder that is a corporation. For more information see “Material Canadian Federal Income Tax Consequences of the Combination—Holders of Bowater Canada Exchangeable Shares Who Are Residents of Canada.” See “Material Canadian Federal Income Tax Consequences of the Combination—Abitibi Shareholders Who Are Residents of Canada—Redemption or Retraction by Bowater Canada.”

THE COMBINATION AGREEMENT AND RELATED MATTERS

The following is a summary of the material provisions of the combination agreement, and related provisions of the plan of arrangement and certain other related matters. This summary is qualified in its entirety by reference to the combination agreement and the plan of arrangement, which are incorporated by reference in their entirety and attached to this document as Annexes C and E, respectively. We encourage you to read the combination agreement and the plan of arrangement in their entirety.

Form of the Combination

The Merger

At the Effective Time, as defined below, upon the terms and subject to the conditions set forth in the combination agreement, and in accordance with the General Corporation Law of the State of Delaware, which we refer to as the “DGCL,” Merger Sub, a newly formed and wholly owned subsidiary of AbitibiBowater, will be merged with and into Bowater, with Bowater continuing as the surviving corporation. In the merger, issued and outstanding shares of Bowater common stock will be cancelled and converted into the right to receive shares of AbitibiBowater common stock at the Bowater exchange ratio. Also in the merger, the single share of special voting stock of Bowater, through which the trustee for the Bowater Canada exchangeable shares exercises voting rights on behalf of holders of such exchangeable shares pursuant to the voting and exchange trust agreement, will be exchanged for a substantially identical share of special voting stock of AbitibiBowater.

The Arrangement

At the Effective Time, upon the terms and subject to the conditions set forth in the plan of arrangement, and except as described in the following sentence, issued and outstanding Abitibi common shares will be transferred to AbitibiBowater in exchange for shares of AbitibiBowater common stock at the Abitibi exchange ratio. Pursuant to the plan of arrangement, any eligible shareholder of Abitibi may elect to receive, in lieu of shares of AbitibiBowater common stock, Bowater Canada exchangeable shares (or a combination of AbitibiBowater common stock and Bowater Canada exchangeable shares), also at the Abitibi exchange ratio, which will be exchangeable for shares of AbitibiBowater common stock.

The Bowater Canada Articles of Amendment

At the Effective Time, and in accordance with the procedures described below under “Description of Bowater Canada Exchangeable Share Documents and Other Information Relating to Bowater Canada—Bowater Canada Articles of Amendment,” Bowater will file the Bowater Canada articles of amendment. The purpose of the Bowater Canada articles of amendment is to:

•	change Bowater Canada’s name to “AbitibiBowater Canada Inc.,”

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effect a share consolidation with the result that each issued and outstanding Bowater Canada exchangeable share is changed into 0.52 of a Bowater Canada exchangeable share, which is the same exchange ratio as the Bowater exchange ratio,

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amend the provisions governing the Bowater Canada exchangeable shares to extend the date prior to which the directors of Bowater Canada may not, unless there are fewer than 500,000 Bowater Canada exchangeable shares outstanding or there is a proposed change-in-control transaction with respect to AbitibiBowater, cause the redemption of the Bowater Canada exchangeable shares, from June 30, 2008 to June 30, 2018, and

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amend the provisions governing the Bowater Canada exchangeable shares to clarify that the Bowater Canada exchangeable shares will become exchangeable for shares of AbitibiBowater common stock, instead of being exchangeable for shares of Bowater common stock, and to make other conforming changes required to give effect to the combination.

If Bowater Canada’s shareholders do not approve the filing of the Bowater Canada articles of amendment at the Bowater Canada Meeting, Bowater will cause the early redemption of the Bowater Canada exchangeable shares immediately prior to the consummation of the combination. A redemption of the Bowater Canada exchangeable shares means that current holders of Bowater Canada exchangeable shares will be required to exchange their Bowater Canada exchangeable shares for shares of Bowater common stock, which may have certain tax consequences to them depending on their status. Such holders will then hold Bowater common stock which will be exchanged for AbitibiBowater common stock if the combination is approved. See “Material Canadian Federal Income Tax Consequences of the Combination.”

Treatment of Stock Options and Stock-Based Awards

All Abitibi and Bowater stock options, stock appreciation rights and other stock-based awards outstanding at the Effective Time, as defined below, whether vested or unvested, will be converted into stock options, stock appreciation rights or stock-based awards with respect to AbitibiBowater common stock (except for those stock options, stock appreciation rights or stock-based awards of Bowater that are required to be repurchased by Bowater in accordance with the applicable terms of the Bowater plans pursuant to which each option, stock appreciation right or stock-based award was initially issued). The number of shares subject to such converted stock options, stock appreciation rights and stock-based awards will be adjusted by multiplying the number of shares subject to such Abitibi or Bowater stock option, stock appreciation right or stock-based award by the Abitibi exchange ratio, in the case of Abitibi, and by the Bowater exchange ratio, in the case of Bowater. Similarly, the exercise price of the converted stock options or base price of the stock appreciation rights will be adjusted by dividing such price by the Abitibi exchange ratio or the Bowater exchange ratio as appropriate, rounded to the nearest one-hundredth of a cent. The stock options, stock appreciation rights and other stock-based awards to acquire AbitibiBowater common stock will be issued subject to the same terms and conditions as were applicable under the respective Abitibi or Bowater plans pursuant to which each stock option, stock appreciation right or stock-based award was initially issued but taking into account any changes to such terms and conditions, including acceleration of exercise rights, by reason of the combination agreement or the combination.

Exchangeable Share Elections

Each person who, at or prior to the election deadline of 5:00 p.m. (local time) at the place of deposit on the date that is two business days prior to the date of the Abitibi Meeting, is a holder of record of Abitibi common shares and who is an eligible shareholder will be entitled, with respect to all or a portion of such shares, to make an election at or prior to the election deadline to receive (i) Bowater Canada exchangeable shares, (ii) shares of AbitibiBowater common stock, in exchange for such holder’s Abitibi common shares or (iii) a combination of AbitibiBowater common stock and Bowater Canada exchangeable shares, on the basis set forth in the plan of arrangement and in accordance with such arrangements and procedures as will be agreed upon in good faith by AbitibiBowater, Abitibi, Bowater, and related parties, including the form of the letter of transmittal and election form containing the elections and the procedures governing transmittal accompanying this document. By an “eligible shareholder,” we mean: (a) a person who is a resident of Canada for purposes of the Canadian Tax Act, other than a person who is exempt from tax under the Canadian Tax Act by virtue of Subsection 149(1) of the Canadian Tax Act; or (b) a partnership any of whose partners is a person who is a resident of Canada for purposes of the Canadian Tax Act, other than a person who is exempt from tax for purposes of the Canadian Tax Act by virtue of Subsection 149(1) of the Canadian Tax Act. For further details on the procedure to elect to receive Bowater Canada exchangeable shares, see “Special Meeting of Abitibi Shareholders—Election to Receive Bowater Canada Exchangeable Shares and Exchange of Share Certificates.”

On May 7, 2007, Abitibi, Bowater, AbitibiBowater, Merger Sub and Bowater Canada entered into the first amendment to the combination agreement. The purpose of the first amendment to the combination agreement was to provide for a limit on the number of Bowater Canada exchangeable shares that Bowater Canada will issue to eligible Abitibi shareholders, which we refer to as, the “Bowater Canada exchangeable share limit.” The Bowater Canada exchangeable share limit was established to ensure that the combination is tax deferred for U.S.

resident holders of Abitibi common shares. For these purposes, the Bowater Canada exchangeable share limit is equal to: (i) 20% multiplied by the aggregate of (x) the number of Abitibi common shares that are issued and outstanding immediately prior to the completion of the combination multiplied by the Abitibi exchange ratio (y) the number of shares of Bowater common stock that are issued and outstanding immediately prior to the completion of the combination multiplied by the Bowater exchange ratio, and (z) the number of Bowater Canada exchangeable shares that are issued and outstanding immediately prior to the completion of the combination but after giving effect to the share consolidation that will occur upon filing the Bowater Canada articles of amendment; minus (ii) the number of Bowater Canada exchangeable shares that are issued and outstanding immediately prior to the completion of the combination but after giving effect to the share consolidation that will occur upon filing the Bowater Canada articles of amendment.

In the event that eligible Abitibi shareholders elect to receive an aggregate number of Bowater Canada exchangeable shares that exceeds the Bowater Canada exchangeable share limit described above, then the number of Bowater Canada exchangeable shares that will be issued to each electing eligible Abitibi shareholder shall be determined by multiplying the total number of Bowater Canada exchangeable shares otherwise issuable to such shareholder by a fraction, the numerator of which is the Bowater Canada exchangeable share limit and the denominator of which is the aggregate number of Bowater Canada exchangeable shares otherwise issuable to all eligible Abitibi shareholders that elected to receive Bowater Canada exchangeable shares. In these circumstances, AbitibiBowater will issue to each electing eligible Abitibi shareholder a number of shares of AbitibiBowater common stock equal to the difference between (i) the number of Bowater Canada exchangeable shares otherwise issuable to an electing eligible Abitibi shareholder and (ii) the number of Bowater Canada exchangeable shares that will actually be issued to such shareholder following the prorationing described above. Neither AbitibiBowater nor Bowater Canada will issue fractional shares to eligible Abitibi shareholders in connection with the combination, including in the event an electing eligible Abitibi shareholder is subject to prorationing as described above. See below “—No Fractional Shares.”

Based on publicly available information regarding the current shareholdings of Abitibi, we believe that it is unlikely that eligible Abitibi shareholders will be limited in their ability to receive Bowater Canada exchangeable shares. However, the Bowater Canada exchangeable share limit is necessary to ensure that the combination is tax deferred for U.S. resident holders of Abitibi common shares.

No Fractional Shares

Neither AbitibiBowater nor Bowater Canada will issue fractional shares to shareholders in connection with the combination, including the filing of the Bowater Canada articles of amendment and the application of the Bowater Canada exchangeable share limit. Rather, shareholders will receive cash, without interest, equal to the shareholder’s pro rata portion of the net proceeds after expenses received upon the sale of whole shares representing the accumulation of all fractional interests in the shares to which all shareholders are entitled.

Closing and Effective Time

Closing

The closing of the combination will take place on the second business day after the date on which all closing conditions have been satisfied or waived (other than any conditions which by their terms cannot be satisfied until the closing date, but subject to the satisfaction or, where permitted, waiver of those conditions as of the closing date) or another time as agreed to in writing by the parties. At the closing, the following will be deemed to have occurred consecutively:

•	Bowater will cause a certificate of merger to be filed with the Secretary of State of the State of Delaware in accordance with the DGCL;

•	Bowater Canada will cause the Bowater Canada articles of amendment to be filed in accordance with the CBCA; and

•	Abitibi will cause articles of arrangement to be filed in accordance with the CBCA.

Effective Time

The merger, the Bowater Canada articles of amendment and the arrangement will become effective upon the effective time as set forth in the certificate of merger and in the plan of arrangement, and which we refer to as the “Effective Time,” in the following order: (1) the merger, (2) the Bowater Canada articles of amendment and (3) the arrangement.

Formation of AbitibiBowater and Merger Sub

Abitibi and Bowater have caused AbitibiBowater and Merger Sub to be organized under the laws of the State of Delaware. Abitibi and Bowater each own 50% of the capital stock of AbitibiBowater and AbitibiBowater owns 100% of the capital stock of Merger Sub. Abitibi and Bowater have agreed to take, and to cause AbitibiBowater to take, in each case prior to the Effective Time, but effective as of the Effective Time, all requisite action:

•	to cause the certificate of incorporation of AbitibiBowater to be substantially in the form of, and with the content provided in, Annex I to this document;

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to cause a certificate of designation with respect to the special voting stock of AbitibiBowater, substantially in the form of, and with the content provided in, Annex K to this document, to be duly adopted and filed with the Secretary of State of the State of Delaware;

•	to cause the bylaws of AbitibiBowater to be substantially in the form of, and with the content provided in, Annex J to this document; and

•	to provide any stockholder approvals required with respect to AbitibiBowater or Merger Sub in connection with the combination agreement and the transactions contemplated by the combination agreement.

Representations and Warranties

The combination agreement contains reciprocal representations and warranties made by and to Abitibi and Bowater. The assertions embodied in those representations and warranties were made for purposes of the combination agreement and are subject to qualifications and limitations agreed to by Abitibi and Bowater in connection with negotiating the terms of the combination agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the respective parties rather than establishing matters as facts. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information. Representations made by and to Abitibi and Bowater in the combination agreement relate to, among other things:

•	the proper organization or amalgamation, valid existence, good standing and corporate or similar power of each party and its subsidiaries;

•	the ownership by each party of its subsidiaries;

•	each party’s capitalization;

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the corporate authorization of the combination agreement and the transactions contemplated by the combination agreement, the due execution and enforceability of the combination agreement and actions of such party’s Board of Directors with respect to the combination agreement and the transactions contemplated by the combination agreement;

•	the absence of conflicts with applicable law in connection with the parties’ performance under the combination agreement and related agreements;

•	required consents and required government approvals;

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proper filings of documents with the SEC and the Canadian securities regulatory authorities, the accuracy of information contained in those documents, the accuracy of financial statements included in those documents, compliance with the Sarbanes-Oxley Act and matters relating to disclosure and accounting controls;

•	the accuracy of information supplied for inclusion in securities filings in connection with the combination, including in this document;

•	the absence of undisclosed liabilities;

•	the absence of any material adverse effect and certain other changes or events since September 30, 2006;

•	the absence of certain litigation and investigations;

•	material contracts;

•	compliance with laws;

•	environmental matters;

•	labor relations and other employment matters;

•	pension and employee benefits compliance matters;

•	tax matters;

•	title to properties;

•	intellectual property matters;

•	absence of obligations to pay brokers’ or similar fees;

•	financial advisor opinions;

•	insurance matters;

•	stockholder votes required in connection with the combination; and

•	in the case of Bowater, certain matters relating to Bowater Canada and the Bowater Canada exchangeable shares.

Certain of the representations and warranties made by Abitibi and Bowater are qualified as to “materiality” or “material adverse effect.” For purposes of the combination agreement, “material adverse effect” means, with respect to Abitibi or Bowater, as the case may be, any change, effect, event, occurrence or development which individually, or in the aggregate:

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is or would reasonably be expected to be materially adverse to the business, assets, financial condition, liabilities or results of operations of such party and its subsidiaries, taken as a whole; provided that none of the following may be deemed, either alone or in combination, to constitute, and none of the following may be taken into account in determining whether something has had or would reasonably be expected to have a material adverse effect:

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any change, effect, event, occurrence or development in the financial, securities or capital markets or the economy in general which does not disproportionately impact such party and its subsidiaries compared to other similarly situated companies (by size or otherwise) operating in the principal industries and geographic areas in which such party and its subsidiaries operate;

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any change, effect, event, occurrence or development in the industries in which such party or any of its subsidiaries operates in general which does not disproportionately impact such party and its subsidiaries compared to other similarly situated companies (by size or otherwise) operating in the principal industries and geographic areas in which such party and its subsidiaries operate;

•	any change in the demand or pricing for paper or wood products;

•	with certain exceptions, the performance of obligations under the combination agreement (other than any obligation to operate in the ordinary course of business);

•	any change, effect, event, occurrence or development in the currency markets or currency fluctuations generally, including any change in the exchange rate between the Canadian and U.S. dollars;

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any change, effect, event, occurrence or development resulting from or relating to any change in the market price of crude oil, natural gas or related hydrocarbons or other sources of energy or the market prices of other raw materials used by such party or any of its subsidiaries;

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with certain exceptions, any change, effect, occurrence or development resulting from or relating to the announcement of the execution of the combination agreement or the transactions contemplated by the combination agreement; or

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any change in the trading prices of such party’s equity securities, by itself, (it being understood that the foregoing will not prevent a party from asserting that any change, event, occurrence, effect or development that may have contributed to or caused such change in trading prices independently constitutes a material adverse effect); or

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is or would reasonably be expected to impair in any material respect the ability of such party (or, in the case of Bowater, Bowater or Bowater Canada) to consummate the transactions contemplated by the combination agreement or to perform its obligations under the combination agreement.

The representations and warranties of each of the parties to the combination agreement will expire upon the Effective Time.

Covenants

Conduct of Business. The combination agreement contains reciprocal covenants of Abitibi and Bowater concerning the operation of their businesses between the date of the combination agreement and the Effective Time. Each party has agreed that, during such period, such party will, and will cause each of its subsidiaries to, carry on its business in the ordinary course consistent with past practice and, to the extent consistent with the conduct of its business in the ordinary course, use commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, each of Abitibi and Bowater has agreed that, during such period, subject to certain exceptions or as otherwise expressly permitted or required pursuant to the combination agreement, such party will not, and will not permit any of its subsidiaries to, without the other party’s prior written consent (which consent may not be unreasonably withheld or delayed):

•

declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned subsidiary or, in the case of Bowater, regular, quarterly dividends on Bowater common stock of US$0.20 per share, which regularly quarterly dividend will be paid consistent with past practices, unless otherwise required by the fiduciary duties of the Board of Directors of Bowater or by applicable law;

•	split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

•

purchase, redeem or otherwise acquire any shares of its capital stock or any other equity securities or convertible debt securities or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions of capital stock or other equity or convertible debt securities (x) required by the terms of the stock plans, stock options or other stock-based awards of such party as in effect on the date of the combination agreement, (y) required by the terms of certain plans or contracts existing on the date of the combination agreement or (z) in the case of Bowater, required by the terms of the Bowater Canada exchangeable shares;

•

issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien any shares of its capital stock, any other voting securities or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units (other than (x) the granting of stock options or other stock-based awards of such party in the ordinary course of business consistent with past practices or (y) the issuance of Abitibi common shares or Bowater common stock, as applicable, upon the (1) exercise of stock options or stock-based awards of such party outstanding on the date of the combination agreement and in accordance with their terms on the date of the combination agreement or as permitted by the restrictions regarding employee compensation and benefits described below or (2) in the case of Bowater, upon exchange of any previously issued Bowater Canada exchangeable shares);

•

amend such party’s organizational or governing documents or organizational or governing documents of any of such party’s material subsidiaries, except for such amendments to the charter or organizational documents of a material subsidiary necessary or advisable to effect transactions or events otherwise permitted by these covenants;

•

directly or indirectly acquire (x) by merging or consolidating with, by purchasing a substantial portion of the assets of, by making an investment in or capital contribution to, or by any other manner, any person or division, business or equity interest of any person or (y) any assets, rights or properties except for (1) capital expenditures, which are subject to the restrictions described below, (2) assets in the ordinary course of business consistent with past practice and (3) other acquisitions, investments or capital contributions not exceeding US$25 million in the aggregate;

•

sell, pledge, dispose of, transfer, abandon, lease (as lessor), sublease (as sublessor), license, or otherwise encumber or subject to any lien any material properties, rights or assets, of such party or any of its subsidiaries, except (x) sales, pledges, dispositions, transfers, leases, licenses or encumbrances required to be effected prior to the Effective Time pursuant to existing contracts, or non-material leases or licenses in the ordinary course of business consistent with past practice, and (y) sales, pledges, dispositions, transfers, leases, licenses or encumbrances of (1) assets or properties of such party or any of its subsidiaries having a value not to exceed in the aggregate US$50 million in any six-month period, or (2) assets or properties, including inventory or finished goods, in the ordinary course of business consistent with past practice;

•

(x) incur, assume, guarantee or endorse, or otherwise become responsible for, indebtedness for borrowed money, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of such party or any of its subsidiaries, enter into any “keep well” or other contract to maintain any financial condition of another person or enter into any arrangement having the economic effect of any of the foregoing (other than borrowings under existing credit facilities of such party or its subsidiaries, or renewals thereof, or refinancing of existing indebtedness for borrowed money) or (y) make any loans or advances to any person, other than to such party or any direct or indirect wholly owned subsidiary of such party, which would result in the aggregate principal amount of all loans and advances of such party and its subsidiaries, other than to such party or to any direct or indirect wholly owned subsidiary of such party, exceeding US$25 million in any six-month period;

•	make any new capital expenditure or expenditures exceeding certain agreed amounts;

•

except as required by law or by any judgment by a court of competent jurisdiction, (x) discharge, settle or satisfy any claims, liabilities, obligations or litigation material to such party and its subsidiaries, taken as a whole, other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the September 30, 2006 consolidated balance sheet of such party (or the notes thereto) or incurred since September 30, 2006 in the ordinary course of business consistent with past practice, or (y) waive or assign any claims or rights material to such party and its subsidiaries, taken as a whole;

•

(i) (x) enter into, materially modify, terminate, cancel or fail to renew any contract that is or would be a material contract, as defined in the combination agreement, of such party, or waive, release or assign any material rights or claims under any such contract or (y) enter into, modify, amend or terminate any contract or waive, release or assign any material rights or claims under any contract, which, in the case of each of clauses (x) and (y), if so entered into, modified, amended, terminated, waived, released or assigned would reasonably be expected to (1) have a material adverse effect with respect to such party, or (2) impair in any material respect the ability of such party and its subsidiaries to conduct their business as currently conducted;

•

except (u) as provided in the covenant described above regarding issuances of capital stock or options, (v) as required by applicable law, (w) as required to comply with any benefit plan or contract of such party entered into prior to the date of the combination agreement (to the extent complete and accurate copies of which were delivered to the other party prior to the execution of the combination agreement), (x) as may be required to avoid adverse treatment under Section 409A of the Code, (y) with respect to the directors, officer or other employees of such party with annual base compensation of less than US$200,000, in the ordinary course of business consistent with past practice or (z) in conjunction with new hires, promotions or other changes in job status consistent with past practices, (1) adopt, enter into, terminate or amend (other than in connection with negotiations of collective bargaining agreements with labor unions in the ordinary course of business consistent with past practice) (A) any employee benefit plan of such party or (B) any contract, plan or policy (other than an employee benefit plan) involving such party or any of its subsidiaries and such party’s personnel, except in the ordinary course of business with respect to employees of such party or its subsidiaries with annual base compensation of less than US$200,000, (2) grant any severance or termination pay or increase the compensation of any such party’s personnel, (3) remove any existing restrictions in any of such party’s employee benefit plans or awards made under such plans, (4) take any action to fund or in any other way secure the payment of compensation or benefits under any of such party’s employee benefit plans, (5) take any action to accelerate the vesting or payment of any compensation or benefit under any of such party’s employee benefit plans or awards made thereunder or (6) materially change any actuarial or other assumption used to calculate funding obligations with respect to any of such party’s pension plans or change the manner in which contributions to any such pension plan are made or the basis on which such contributions are determined;

•

except as required by applicable generally accepted accounting principles, and as advised by such party’s regular independent public accountant or auditors, as applicable, revalue any material assets or liabilities of such party or any of its subsidiaries or make any change in accounting methods, principles or practices; or

•	authorize any of, or commit, resolve, propose or agree to take any of, the actions described above.

Shareholder Meetings and Board Recommendations. Abitibi has agreed, subject to the terms of the combination agreement and in accordance with the interim order described under “The Combination—Court Approval of the Arrangement and Completion of the Combination,” as soon as reasonably practicable, to convene and hold the Abitibi Meeting. Abitibi has further agreed, subject to the exceptions described below under “No Solicitation,” that it and its Board of Directors will:

•

take all lawful action to solicit proxies in favor of the adoption of the Abitibi shareholders’ resolution approving the plan of arrangement and the combination agreement described under “Special Meeting of Abitibi Shareholders” by 66 2/3% of the votes cast on the Abitibi shareholders’ resolution by Abitibi shareholders (we refer to this as the “Abitibi shareholder approval”);

•

recommend to all holders of Abitibi common shares that they vote in favor of the combination agreement and the arrangement and the other transactions contemplated by the combination agreement and the arrangement; and

•

not withhold, withdraw, modify or qualify (or publicly propose to or publicly state that it intends to withhold, withdraw, modify or qualify) in any manner adverse to Bowater such recommendation or take any other action or make any other public statement in connection with the Abitibi Meeting inconsistent with such recommendation (we refer to any such action as a “change in Abitibi recommendation”).

Bowater has agreed, subject to the terms of the combination agreement, as soon as reasonably practicable, to convene and hold the Bowater Meeting and to cause Bowater Canada to convene and hold the Bowater Canada Meeting. Bowater has further agreed, subject to the exceptions described below under “No Solicitation,” that it and its Board of Directors will:

•

take all lawful action to solicit proxies in favor of the approval and adoption of the combination agreement and the merger of the holders of a majority of the voting power of the outstanding Bowater common stock and the Bowater special voting stock, voting as a single class at the Bowater Meeting (we refer to this as the “Bowater stockholder approval”), and in favor of the adoption of the Bowater Canada shareholders’ resolution approving the Bowater Canada articles of amendment by the holders of Bowater Canada exchangeable shares at the Bowater Canada Meeting;

•	recommend to Bowater stockholders and to holders of Bowater Canada exchangeable shares that they vote in favor of the approval and adoption of the combination agreement and the merger;

•

cause the Board of Directors of Bowater Canada to recommend to holders of Bowater Canada exchangeable shares that they vote in favor of the adoption of the Bowater Canada shareholders’ resolution approving the Bowater Canada articles of amendment; and

•

not withhold, withdraw, modify or qualify (or publicly propose to or publicly state that it intends to withhold, withdraw, modify or qualify) in any manner adverse to Abitibi such recommendations or take any other action or make any other public statement in connection with the Bowater Meeting or the Bowater Canada Meeting inconsistent with such recommendation (we refer to any such action as a “change in Bowater recommendation” and we refer to each of a change in Abitibi recommendation or a change in Bowater recommendation as a “change in recommendation”).

No Solicitation. Each of Abitibi and Bowater has agreed that it will not, and that it will cause its representatives not to, directly or indirectly, initiate, solicit or otherwise knowingly encourage or facilitate any inquiries or the making by any third party of any proposal or offer with respect to a purchase, merger, reorganization, share exchange, consolidation, amalgamation, arrangement, business combination, liquidation, dissolution, recapitalization or similar transaction involving 20% or more of the consolidated assets of such party (including by means of a transaction with respect to securities of such party or its subsidiaries) or 20% or more of the outstanding shares of any class of equity securities of such party. Any such proposal or offer, other than with respect to a transaction permitted by the covenants described above under “Conduct of Business,” is referred to in this document as an “Acquisition Proposal.”

Each of Abitibi and Bowater has further agreed that it will not, and that it will cause its representatives not to, in each case except as permitted below:

•

engage in any negotiations or discussions with, or provide any confidential information or data to, any third party relating to an Acquisition Proposal, or otherwise knowingly encourage or facilitate any effort or attempt to make or implement an Acquisition Proposal;

•	approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal;

•	waive, amend or otherwise modify any confidentiality, standstill or similar obligation of any third party; or

•

execute or enter into, or publicly propose to accept or enter into, an agreement with respect to an Acquisition Proposal, including a letter of intent, agreement in principle, option agreement, merger agreement, acquisition agreement or other agreement (whether binding or not) in furtherance of an Acquisition Proposal (other than a confidentiality agreement to the extent permitted as described below).

Notwithstanding the restrictions described above, neither Abitibi nor Bowater is prohibited from:

•	complying with certain requirements of applicable law;

•

engaging in negotiations with or, subject to certain restrictions, providing confidential information to, a third party who has made an unsolicited bona fide written Acquisition Proposal, but in each case only if:

¡	the Abitibi shareholder approval or the Bowater stockholder approval, as applicable, has not yet been obtained;

¡

the Board of Directors of such party determines in good faith (after consultation with outside legal counsel) that failure to take the foregoing action would be inconsistent with its fiduciary duties under applicable law; and

¡

the Board of Directors of such party determines in good faith (after consultation with its financial advisor and outside legal counsel) that the relevant Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal, as defined below;

•

either making a change in recommendation or, concurrent with the termination of the combination agreement and payment of the termination fee described below under “Termination Fee and Expenses,” entering into an agreement with respect to an Acquisition Proposal, but in each case only if, prior to taking such action:

¡	the Abitibi shareholder approval or the Bowater stockholder approval, as applicable, has not yet been obtained;

¡	such party is in compliance with the provisions described under this section;

¡

the Board of Directors of such party has determined in good faith (after consultation with its financial advisor and outside legal counsel), that such Acquisition Proposal constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by the other party as described below;

¡

such party has notified the other party in writing, at least five business days in advance of such change in recommendation or termination (which period will be extended by an additional three business days following any change in financial terms or other material terms of the relevant Acquisition Proposal) that it is considering taking such action, specifying the material terms and conditions of such Superior Proposal and the identity of the person making such Superior Proposal and delivering certain required information to the other party; and

¡

during such five business day period (as extended, if applicable), such party has negotiated, and made its financial and legal advisors available to negotiate, with the other party should the other party elect to propose adjustments in the terms and conditions of the combination agreement such that, after giving effect to such amendments, such Acquisition Proposal no longer constitutes a Superior Proposal.

The term “Superior Proposal” means a bona fide written Acquisition Proposal with respect to a party that the Board of Directors of such party concludes in good faith, after consultation with financial advisors and outside legal counsel is (i) more favorable, from a financial point of view, to the shareholders of the party receiving the proposal and (ii) fully financed or reasonably capable of being fully financed and otherwise reasonably capable of being completed on a timely basis; provided that for purposes of this definition,

“Acquisition Proposal” has the meaning set forth above, except that the references in that definition to “20% or more of the outstanding shares of any class of equity securities of such party” are deemed to be references to “a majority of all outstanding shares of each class of equity securities of such party” and references to “20% or more of the consolidated assets of such party” are deemed to be references to “all or substantially all of the consolidated assets of such party.”

Each of Abitibi and Bowater is required to notify the other party promptly (but in any event within 24 hours) if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives, indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposals or offers and providing, promptly and in any event within one business day of receipt thereof, a copy of all documentation setting forth the terms of any such inquiry, proposal or offer, and thereafter is required to keep the other party informed, on a reasonably current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations (including by delivering any further documentation of the type referred to above).

Commercially Reasonable Efforts. Each party to the combination agreement has agreed to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the combination agreement.

Governmental Approvals. Each party to the combination agreement has agreed that, if any objections are asserted by any governmental authority with respect to the transactions contemplated by the combination agreement, or if any action is instituted by any governmental authority or any private party challenging any of the transactions contemplated by the combination agreement, each party will use its commercially reasonable efforts to resolve any such objections or action. Notwithstanding any other provision of the combination agreement, however, the parties are not required to enter into any settlement, agreement or other arrangement with any governmental authority or private party in connection with the transactions contemplated by the combination agreement or to divest or otherwise hold or maintain separate assets or properties if such would reasonably be expected, in either case, to substantially diminish the benefits reasonably expected to be derived by the parties from consummating the transactions contemplated by the combination agreement.

Director and Officer Matters. From and after the Effective Time, AbitibiBowater will assume and/or fulfill, as applicable, and will cause Abitibi or Bowater, as applicable, and/or their respective successors to fulfill and honor in all respects their respective obligations pursuant to any indemnification agreements between Abitibi or Bowater, as applicable, and their respective current or former directors, officers or employees in effect immediately prior to the Effective Time and any indemnification provisions under Abitibi’s bylaws, Bowater’s certificate of incorporation or Bowater’s bylaws, each as in effect on the date of the combination agreement. AbitibiBowater will also, subject to certain conditions, pay expenses in advance of the final disposition of any applicable action, suit or proceeding to each such indemnified party to the fullest extent permitted under such documents and applicable law. AbitibiBowater will cause Abitibi and Bowater and/or their respective successors not to amend, repeal or otherwise modify the provisions with respect to exculpation and indemnification contained in Abitibi’s bylaws, Bowater’s certificate of incorporation or Bowater’s bylaws as in effect on the date of the combination agreement for a period of six years from the Effective Time in any manner that would adversely affect the rights under such documents of individuals who, immediately prior to the Effective Time, were directors or officers of Abitibi or Bowater, as applicable, unless such modification is required by law. For a period of six years after the Effective Time, AbitibiBowater will, or will cause Abitibi, Bowater and/or their respective successors to, maintain in effect, if available, directors’ and officers’ liability insurance covering those persons who are currently covered by Abitibi’s or Bowater’s, as applicable, directors’ and officers’ liability insurance policy with respect to claims arising from actions or omissions that occurred on or before the Effective Time (including in connection with the combination agreement and the transactions contemplated by the combination agreement and the transactions contemplated hereby) on terms no less favorable to the beneficiaries of such policies than those applicable to persons covered as of the date of the combination agreement.

State Takeover Laws. Each of Abitibi, Bowater and their respective Boards of Directors are required to grant such approvals and take all actions necessary so that no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (including Section 203 of the DGCL) is or may become applicable to the combination agreement or to the transactions contemplated by the combination agreement.

Employee Benefits Matters. For a period of twelve months following the Effective Time, the employees of Abitibi, Bowater and their respective subsidiaries, as of the Effective Time (other than employees whose terms and conditions of employment are governed by a collective bargaining agreement, the terms and conditions of which will be respected by AbitibiBowater, Abitibi and Bowater) who remain in the active employment of AbitibiBowater, Abitibi, Bowater and/or their respective subsidiaries, after the Effective Time, will be required to receive employee benefits that are, in the aggregate (considering all employees generally), substantially similar to the employee benefits provided to such employees immediately prior to the Effective Time. This obligation does not extend to equity-based benefits plans or similar arrangements and any such plans or arrangements will not be taken into account in determining whether employee benefits are substantially similar in the aggregate. The employee benefits covenants contained in the combination agreement are not intended to be an amendment to any employee benefit plan or to establish any right or obligation enforceable by third parties.

Covenants Regarding Exchangeable Shares. AbitibiBowater has agreed that, following the Effective Time and while any Bowater Canada exchangeable shares are outstanding, AbitibiBowater will use its commercially reasonable efforts to ensure that Bowater Canada (or any successor thereto as the issuer of the Bowater Canada exchangeable shares) will continue to be a “taxable Canadian corporation” and a “public corporation” within the meaning of the Canadian Tax Act and AbitibiBowater will use its commercially reasonable efforts to ensure that the Bowater Canada exchangeable shares are listed on a “prescribed stock exchange in Canada” within the meaning of the Canadian Tax Act.

AbitibiBowater has further agreed that, so long as any outstanding Bowater Canada exchangeable shares are owned by any person other than Bowater or any of its affiliates, AbitibiBowater will not, and will cause its affiliates not to, take any action relating to a plan or agreement of complete or partial liquidation, dissolution or winding-up, merger, consolidation, continuation, change of residence, amalgamation, restructuring, recapitalization or other material reorganization of Bowater Canada or its successors or Bowater Canadian Holdings or its successors, as the case may be, that results, prior to a “redemption date” (as that term is defined in the provisions that apply to the Bowater Canada exchangeable shares), in (1) the recognition under the Canadian Tax Act (or the provincial equivalent) of any accrued gain on a holder’s Bowater Canada exchangeable shares, recognition of which was deferred on the consummation of the transactions contemplated by the combination agreement, (2) dividends on the Bowater Canada exchangeable shares being ineligible for the dividend gross-up and tax credit under the Canadian Tax Act (or the provincial equivalent) for individuals resident in Canada for purposes of the Canadian Tax Act and the inter-corporate dividend deduction under the Canadian Tax Act (or the provincial equivalent) for corporations resident in Canada for purposes of the Canadian Tax Act, or (3) dividends on the Bowater Canada exchangeable shares being subject to withholding tax (other than withholding tax imposed under the laws of Canada or the United States or a state, province, territory or other political subdivision thereof).

AbitibiBowater and Bowater will be required to indemnify and hold holders of Bowater Canada exchangeable shares harmless from and against any claims, demands, actions, causes of action, judgments, damages, losses, liabilities, costs or expenses (including interest, penalties and reasonable attorneys’ and experts’ fees and disbursements) which are made against or incurred by such holders of Bowater Canada exchangeable shares in their capacity as shareholders of Bowater Canada primarily as a result of, arising out of or relating to the fact that Bowater Canada has been or is an operating subsidiary of Bowater rather than a special purpose vehicle.

Tax Matters. From and after the date of the combination agreement and until the Effective Time, each party (i) will be required to use its reasonable best efforts to cause the merger to qualify, and will not, without the prior written consent of the parties, knowingly take any actions or cause any actions to be taken which could prevent the merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code and (ii) will be required to use its reasonable best efforts to cause the merger and the arrangement, taken together, to qualify, and will not, without the prior written consent of the parties, knowingly take any actions or cause any actions to be taken which could prevent the merger and the arrangement from qualifying, as an exchange described in Section 351 of the Code. Following the Effective Time, and consistent with any such consent, neither AbitibiBowater nor any of its subsidiaries, nor any of its affiliates, may knowingly take any action or cause any action to be taken which would cause the merger to fail to so qualify as a reorganization under Section 368(a) of the Code or the merger and the arrangement, taken together to fail to so qualify as an exchange described in Section 351 of the Code.

Governance of AbitibiBowater. Immediately following the Effective Time, the members of the Board of Directors of AbitibiBowater and each committee of the Board of Directors of AbitibiBowater will be determined as set forth in the form of bylaws of AbitibiBowater set forth in Annex J to this document, and each member of such Board of Directors or committee thereof will serve until the earlier of their resignation or removal and until their respective successors are duly elected and qualified, as the case may be. Immediately following the Effective Time, the individuals named in the form of bylaws of AbitibiBowater will have the positions at AbitibiBowater as set forth therein, until the earlier of their resignation or removal and until their respective successors are duly elected and qualified, as the case may be. In addition, certain other agreements of Abitibi and Bowater with respect to AbitibiBowater at the Effective Time are set forth in the form of bylaws of AbitibiBowater, including, among other things, matters relating to headquarters location, U.S. regional manufacturing and sales office and customer service locations.

Conditions to Completion of the Combination

Abitibi’s and Bowater’s obligations to effect the transactions contemplated by the combination agreement are subject to conditions that must be satisfied or waived before the completion of the combination, including:

•	the receipt of the Abitibi shareholder approval and of the Bowater stockholder approval;

•

the receipt of a final order approving the plan of arrangement from the Superior Court of Quebec in form and terms reasonably acceptable to Bowater and Abitibi, and this order having not been set aside or modified in a manner unacceptable to Bowater and Abitibi;

•	the absence of legal prohibitions on consummating the transactions contemplated by the combination agreement;

•	the absence of injunctions, orders or laws restraining, enjoining or making illegal the completion of the transactions contemplated by the combination agreement and plan of arrangement;

•

the receipt of required approvals under the Canadian Competition Act, the expiration or termination of all applicable waiting periods under the HSR Act, and the receipt of all approvals and expiration or termination of all waiting periods under antitrust laws of other jurisdictions, except with respect to such other jurisdictions as would not, individually or in the aggregate, have a material adverse effect on Abitibi or Bowater;

•

the receipt, or deemed receipt, of required notices under the Investment Canada Act, on terms and conditions that will not have a material adverse effect on Abitibi or Bowater, to the effect that the minister under the Investment Canada Act is satisfied that the arrangement is likely to be of “net benefit to Canada;”

•

the receipt of all consents, approvals and authorizations of any governmental authority required of Abitibi, Bowater or any of their respective subsidiaries to consummate the transactions contemplated by the combination agreement, other than matters described in the two preceding bullet points, the failure of which to be obtained or taken, individually or in the aggregate, would have a material adverse effect on Abitibi or Bowater;

•	the absence of any termination, cancellation, reduction or failure to renew of any of the tree farm licenses, forest resource licenses, forest resource processing facility licenses, forest management agreements, timber permits, cutting rights or timber licenses located in Quebec held by Abitibi or Bowater, unless such termination, cancellation, reduction, non-renewal or other material change, whether taken individually or in the aggregate, would not have a material adverse effect on Abitibi or Bowater;

•	the conditional approval of the Bowater Canada exchangeable shares issuable to Abitibi shareholders in connection with the combination for listing on the TSX;

•

the conditional approval of AbitibiBowater common stock issuable (i) pursuant to the arrangement and the merger, (ii) upon exchange of the Bowater Canada exchangeable shares from time to time and (iii) upon exercise of AbitibiBowater stock options from time to time, for listing on the NYSE and the TSX, subject to notice of issuance;

•

the exemption from the registration and qualification requirements of the Securities Act and applicable state securities or “blue sky” law of any issuance of Bowater Canada exchangeable shares to be issued pursuant to the arrangement and not registered under the registration statement on Form S-4 in which this document is included or under a registration statement on an alternative form;

•

(x) the effective amendment and restatement of the AbitibiBowater certificate of incorporation substantially in the form of, and with the content provided in, Annex I to this document, (y) the effective amendment and restatement of the AbitibiBowater bylaws substantially in the form of, and with the content provided in, Annex J to this document and (z) the adoption and effective filing with the Delaware Secretary of State of the certificate of designation with respect to the special voting stock of AbitibiBowater, substantially in the form of, and with the content provided in, Annex K to this document; provided, that neither Abitibi nor Bowater will be entitled to rely on this condition to the extent that it is in breach of its obligations under the combination agreement in respect of the implementation of such amendments and filings;

•

the effectiveness under the Securities Act of the registration statement on Form S-4 in which this document is included, any registration statement with respect to Bowater Canada exchangeable shares on any alternative form, and the registration statement on Form S-3 with respect to shares of AbitibiBowater common stock issuable upon exchange of Bowater Canada exchangeable shares and the absence of any stop order suspending such effectiveness;

•

the amendment of the share provisions in respect of the Bowater Canada exchangeable shares to reflect the Bowater Canada articles of amendment; provided, that Bowater will not be entitled to rely on this condition to the extent that it is in breach of its obligations under the combination agreement in respect of the implementation of such amendment;

•

the amendment and restatement of the voting and exchange trust agreement and the support agreement to reflect the Bowater Canada articles of amendment and to include AbitibiBowater as a party and signatory thereto; provided, that neither Abitibi nor Bowater will be entitled to rely on this condition to the extent that it is in breach of its obligations under the combination agreement in respect of the implementation of such amendments; and

•	the exercise of dissent rights by Abitibi shareholders in respect of the arrangement by holders of no more than 12% of all of the issued and outstanding Abitibi common shares.

Each of Abitibi and Bowater’s obligation to effect the transactions contemplated by the combination agreement is subject to the satisfaction of the following additional conditions by the other party:

•

(x) certain representations and warranties of the other party (or, in the case of Bowater, of Bowater and Bowater Canada) in the combination agreement regarding organization, standing, corporate power, capitalization, authority, takeover laws (in the case of Bowater) and broker fees, being true and correct in all material respects as of the closing date (or, if applicable, an earlier specified date) and (y) the other representations and warranties of the other party (or, in the case of Bowater, of Bowater and Bowater Canada) in the combination agreement being true and correct (without giving effect to any materiality or material adverse effect qualifier) as of the closing date (or, if applicable, an earlier specified date), except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such other party;

•

the other party (or, in the case of Bowater, Bowater and Bowater Canada) having performed or complied in all material respects with all agreements and covenants required by the combination agreement to be performed or complied with by it on or prior to the closing date, with certain exceptions;

•	the absence of a material adverse effect on the other party since the date of the combination agreement; and

•

the other party having taken all such actions as are necessary to cause the Board of Directors of AbitibiBowater as of the Effective Time to be comprised as described under “Governance and Management of AbitibiBowater after the Combination—Composition of the Board of Directors.”

In addition, Abitibi’s obligation to effect transactions contemplated by the combination agreement is subject to the satisfaction of the following additional conditions:

•

the absence of any fact, event, change, development, circumstance or effect which could reasonably be expected to prevent the exchange of Abitibi common shares for consideration that includes Bowater Canada exchangeable shares under the arrangement by the validly-electing Canadian resident holders of Abitibi common shares who make and file a valid tax election under the Canadian Tax Act as described and on the terms set forth in the plan of arrangement from being treated as a tax deferred transaction for purposes of the Canadian Tax Act if such holders would otherwise have been eligible for such treatment if such exchange had occurred on the date of entering into the combination agreement; and

•

Bowater Canada not having been liquidated, dissolved or wound up and having remained solvent, and no bankruptcy, insolvency, receivership or similar proceeding having been commenced against Bowater Canada.

Amendment

Subject to applicable law and the interim order of the Superior Court of Quebec, at any time prior to the effective time, Abitibi and Bowater may amend the combination agreement by written agreement authorized by their respective Boards of Directors. However, after the Abitibi shareholder approval or the Bowater stockholder approval is obtained, no amendment requiring further approval by the Abitibi shareholders or the Bowater stockholders, as the case may be, may be effected without that further approval.

Termination

Abitibi and Bowater may terminate the combination agreement by mutual agreement. In addition, either Abitibi or Bowater may terminate the combination agreement prior to the Effective Time if any of the following occurs:

•

the combination is not completed on or before January 31, 2008, which we refer to as the “Termination Date,” except that the right to terminate the combination agreement under this provision will not be available to any party whose breach or failure to fulfill any obligation of the combination agreement has been a principal cause of or resulted in the failure of the combination to occur on or before the Termination Date;

•

a governmental authority of competent jurisdiction whose approval is a condition to the obligations of the parties to complete the transactions contemplated by the combination agreement has denied such approval and such denial has become final and nonappealable, or if any law makes the consummation of the transactions contemplated by the combination agreement illegal or otherwise prohibited, or if a governmental authority in the United States or Canada has issued an order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the combination agreement, which order or other action is final and nonappealable, except that the right to terminate the combination agreement under this provision will not be available to any party whose failure to comply with or failure to fulfill any obligation of the combination agreement has been a principal cause of, or resulted in, such action;

•	either the Abitibi shareholder approval or the Bowater stockholder approval is not obtained upon a vote taken at the relevant meeting;

•

upon a breach by the other party of any representation, warranty, covenant or agreement contained in the combination agreement such that the conditions of the terminating party described above with respect to accuracy of the other party’s representations and warranties or compliance by the other party with its covenants and agreements is incapable of being satisfied prior to the Termination Date;

•

prior to receipt of the other party’s required shareholder or stockholder approval if (x) the other party’s Board of Directors has made a change in recommendation or (y) the other party has intentionally and materially breached its obligations under the combination agreement with respect to (1) the filing of this document and the registration statement on Form S-4 in which this document is included, (2) the “no solicitation” covenants described above under “Covenants—No Solicitation” or (3) its obligation to convene its shareholder or stockholder meeting; or

•

prior to receipt of the terminating party’s shareholder or stockholder approval, in connection with a Superior Proposal, if (x) the terminating party has complied with the procedures described above under “Covenants—No Solicitation” and (y) immediately prior to such termination the terminating party pays to the other party the termination fee and expense reimbursement described below under “Termination Fee and Expense Reimbursement.”

In the event of termination of the combination agreement, the obligations of Abitibi and Bowater will terminate, except for the provisions relating to confidentiality, the payment of fees and expenses and termination of the combination agreement. Except for the foregoing, there will be no liability on the part of either Abitibi or Bowater upon termination of the combination agreement except for liabilities or damages arising from a willful or intentional breach of the combination agreement.

Termination Fee and Expense Reimbursement

Abitibi and Bowater have agreed to reciprocal provisions for the reimbursement, under certain circumstances, of up to US$12 million of reasonable and documented out-of-pocket expenses of the other party incurred in connection with the combination agreement and the payment to the other party, under certain circumstances, of a termination fee of US$28 million. We refer to the party obligated to pay under these provisions as the “paying party” and the party entitled to receive such payment as the “receiving party.”

The paying party will reimburse the receiving party’s expenses, up to a maximum of US$12 million, if:

•	one of the following events occurs:

¡	the paying party exercises its right to terminate the combination agreement unilaterally following the Termination Date;

¡

either the paying party or the receiving party exercises its right to terminate the combination agreement based on the failure of stockholders voting at the paying party’s meeting to grant the required shareholder or stockholder approval; or

¡	the combination agreement is terminated by the receiving party based on the paying party’s breach of its representations, warranties, covenants or agreements;

•

and, following the date of the combination agreement and prior to the termination of the combination agreement (or, in the case of the second bullet point above, prior to the paying party’s shareholder or stockholder meeting), an Acquisition Proposal in respect of the paying party shall have been publicly announced or otherwise communicated to the shareholder or stockholders of the paying party.

If any expense reimbursement becomes due and payable and, within 12 months following the termination of the combination agreement, the paying party enters into a binding agreement to effect an Acquisition Proposal that is later consummated, or an Acquisition Proposal with respect to the paying party is consummated, then the paying party will be required to pay the termination fee of US$28 million to the receiving party.

The paying party would also be required to pay the termination fee and expense reimbursement to the receiving party if:

•

the receiving party exercises its right to terminate the combination agreement based on (x) the other party’s Board of Directors having made a change in recommendation or (y) the other party having intentionally and materially breached its obligations under the combination agreement with respect to (1) the filing of this document and the registration statement on Form S-4 in which this document is included, (2) the “no solicitation” covenants described above under “Covenants—No Solicitation” or (3) its obligation to convene its shareholder or stockholder meeting; or

•	the paying party exercises its right to terminate the combination agreement in connection with a Superior Proposal.

Fees and Expenses

All fees and expenses incurred in connection with the combination agreement and the transactions contemplated by the combination agreement will be paid by AbitibiBowater if the merger and the arrangement are consummated. Except as described above under “Termination Fee and Expense Reimbursement,” all fees and expenses incurred in connection with the combination agreement and the transactions contemplated by the combination agreement will be paid by the party incurring such expenses if the merger and the arrangement are not consummated; provided that Abitibi and Bowater will share equally all out-of-pocket expenses (other than the fees and expenses of attorneys, accountants, investment bankers and other advisors) incurred in respect of (i) the printing, filing and mailing of this document (including any related preliminary materials) and any amendments or supplements thereto and (ii) certain filing fees in connection with obtaining required governmental approvals.

DESCRIPTION OF BOWATER CANADA EXCHANGEABLE SHARE DOCUMENTS AND OTHER INFORMATION RELATING TO BOWATER CANADA

Business

Bowater Canada was incorporated under the CBCA on April 15, 1998 for the purpose of implementing the acquisition of Avenor Inc., in connection with which Bowater Canada issued a number of Bowater Canada exchangeable shares to certain of the former shareholders of Avenor. Bowater Canada issued additional Bowater Canada exchangeable shares to certain of the former shareholders of Alliance Forest Products Inc., in connection with the implementation of the acquisition by Bowater of Alliance Forest Products in 2001. Bowater Canada’s sole material assets consist of the shares of the capital of Bowater Canadian Forest Products Inc. (formerly Avenor).

Bowater Canada’s registered office is located at 1000 de la Gauchetiere Street West, Suite 2820, Montreal, Quebec, Canada H3B 4W5.

Bowater Canada’s Share Capital

Bowater Canada’s authorized share capital consists of an unlimited number of Bowater Canada common shares, 1,000 Bowater Canada preferred shares and an unlimited number of Bowater Canada exchangeable shares.

Bowater Canada Common Shares

The holders of Bowater Canada common shares are entitled to receive notice of and to attend all meetings of the shareholders of Bowater Canada and are entitled to one vote for each share held at all meetings of the shareholders of Bowater Canada. Subject to the prior rights of the holders of the Bowater Canada preferred shares and the Bowater Canada exchangeable shares, the holders of Bowater Canada common shares are entitled: (i) to receive such dividends as may be declared by the directors of Bowater Canada out of funds legally available therefor; and (ii) upon any liquidation, dissolution or winding-up of Bowater Canada, to receive the remaining property and assets of Bowater Canada. Bowater Canadian Holdings, a wholly owned subsidiary of Bowater, owns all of the issued and outstanding Bowater Canada common shares.

Bowater Canada Preferred Shares

The holders of the Bowater Canada preferred shares, in priority to the holders of Bowater Canada common shares, would be entitled: (i) to receive cumulative dividends at the rate of 7.5% per annum subject to declaration by the directors of Bowater Canada out of funds legally available therefor; and (ii) upon the liquidation, dissolution or winding-up of Bowater Canada, to C$100 per share plus accrued but unpaid dividends. Holders of Bowater Canada preferred shares would not be, except as required by the provisions of the CBCA, entitled to notice of, to attend or to vote at any meeting of the shareholders of Bowater Canada. The Bowater Canada preferred shares are redeemable at the option of Bowater Canada any time at C$100 per share plus accrued and unpaid dividends. There are currently no Bowater Canada preferred shares issued and outstanding.

Bowater Canada Exchangeable Shares

Ranking. The Bowater Canada exchangeable shares rank prior to the Bowater Canada common shares, the Bowater Canada preferred shares and any other shares ranking junior to the Bowater Canada exchangeable shares with respect to the payment of dividends and the distribution of assets in the event of liquidation, dissolution or winding-up of Bowater Canada, whether voluntary or involuntary.

Dividends. Holders of Bowater Canada exchangeable shares are entitled to receive dividends equivalent to dividends paid from time to time by Bowater on shares of Bowater common stock. The declaration date, record date and payment date for dividends on the Bowater Canada exchangeable shares are the same as that for the corresponding dividends on the shares of Bowater common stock.

Certain Restrictions. Except as provided in the next sentence, Bowater Canada may not at any time without the approval of the holders of the Bowater Canada exchangeable shares as set forth below under “Amendment and Approval”:

•

pay any dividend on the Bowater Canada common shares, the Bowater Canada preferred shares, or any other shares ranking junior to the Bowater Canada exchangeable shares, other than stock dividends payable in Bowater Canada common shares or any such other shares ranking junior to the Bowater Canada exchangeable shares, as the case may be;

•

redeem, purchase or make any capital distribution in respect of the Bowater Canada common shares, the Bowater Canada preferred shares, or any other shares ranking junior to the Bowater Canada exchangeable shares;

•	redeem or purchase any other shares of Bowater Canada ranking equally with the Bowater Canada exchangeable shares with respect to the payment of dividends or on any liquidation distribution; or

•

issue any Bowater Canada exchangeable shares or any other shares of Bowater Canada ranking equally with, or superior to, the Bowater Canada exchangeable shares other than by way of stock dividends to the holders of such Bowater Canada exchangeable shares.

The restrictions in the above clauses do not apply if all the dividends on the outstanding Bowater Canada exchangeable shares corresponding to dividends declared and paid to date on the shares of Bowater common stock have been declared and paid in full on the Bowater Canada exchangeable shares.

Liquidation of Bowater Canada. In the event of the liquidation, dissolution or winding-up of Bowater Canada or any other proposed distribution of the assets of Bowater Canada among its shareholders for the purpose of winding up its affairs, a holder of Bowater Canada exchangeable shares will be entitled, subject to applicable law, to receive a liquidation amount equal to the current market price of a share of Bowater common stock on the last business day prior to the liquidation date (and which amount will be satisfied by Bowater Canada causing the delivery of one share of Bowater common stock for each Bowater Canada exchangeable share held), plus the right to receive unpaid dividends on Bowater Canada exchangeable shares having a record date prior to the liquidation date.

On or after the liquidation date, a holder of Bowater Canada exchangeable shares may surrender certificates representing such Bowater Canada exchangeable shares, together with such other documents as may be required to effect the transfer of Bowater Canada exchangeable shares under the CBCA or the bylaws of Bowater Canada or by the transfer agent, at Bowater Canada’s registered office or the office of the transfer agent. Upon receipt of the certificates and other documents and subject to the exercise by Bowater Canadian Holdings of its liquidation call right, which is described below. Bowater Canada will deliver the liquidation amount to such holder at the address recorded in the securities register or hold the liquidation amount for pick up by the holder at Bowater Canada’s registered office or the office of the transfer agent, as specified by Bowater Canada in a notice to such holders.

Upon the occurrence of a liquidation, dissolution or winding-up of Bowater Canada or other distribution of assets of Bowater Canada among its shareholders for the purpose of winding up its affairs, Bowater Canadian Holdings will have the liquidation call right to purchase all but not less than all of the Bowater Canada exchangeable shares then outstanding at a purchase price per share equal to the liquidation amount and, upon the exercise of this liquidation call right, the holders of the Bowater Canada exchangeable shares will be obligated to sell such shares to Bowater Canadian Holdings.

The purchase by Bowater Canadian Holdings of all of the outstanding Bowater Canada exchangeable shares upon the exercise of the liquidation call right will occur on the liquidation date.

Upon the occurrence of a “Bowater Canada insolvency event,” (as this term is defined in the voting and exchange trust agreement), the trustee under the voting and exchange trust agreement on behalf of the holders of Bowater Canada exchangeable shares will have the right to require Bowater to purchase any or all of the Bowater Canada exchangeable shares then outstanding (other than Bowater Canada exchangeable shares held by Bowater or its affiliates, including Bowater Canadian Holdings) for an amount per share to be satisfied by the delivery of one share of Bowater common stock. See “—Voting and Exchange Trust Agreement and Support Agreement.”

Retraction of Bowater Canada Exchangeable Shares by Holders. Holders of the Bowater Canada exchangeable shares will be entitled at any time to retract (i.e., to require Bowater Canada to redeem) any or all Bowater Canada exchangeable shares owned by them and to receive a retraction price equal to the current market price of a share of Bowater common stock on the last business day prior to the retraction date (and which amount will be satisfied by Bowater Canada causing the delivery of one share of Bowater common stock for each Bowater Canada exchangeable share held), plus the right to receive unpaid dividends on Bowater Canada exchangeable shares having a record date prior to the retraction date, subject to the retraction call right of Bowater Canadian Holdings described below. Holders of Bowater Canada exchangeable shares may effect such retraction by presenting to Bowater Canada or its transfer agent a certificate or certificates representing the Bowater Canada exchangeable shares which the holder desires to have Bowater Canada redeem, together with such other documents and instruments as may be required under the CBCA or the bylaws of Bowater Canada or by the transfer agent, and a duly executed retraction request (i) specifying that the holder desires to have the retracted Bowater Canada exchangeable shares redeemed by Bowater Canada, (ii) stating the retraction date on which the holder desires to have Bowater Canada redeem such retracted Bowater Canada exchangeable shares, provided that the retraction date is not less than ten business days nor more than 15 business days after the date on which the retraction request is received by Bowater Canada and further provided that, in the event that no such business day is specified by the holder in the retraction request, the retraction date will be deemed to be the 15th business day after the date on which the retraction request is received by Bowater Canada, and (iii) acknowledging the retraction call right of Bowater Canadian Holdings to purchase all but not less than all the retracted Bowater Canada exchangeable shares directly from the holder and that the retraction request will be deemed to be a revocable offer by the holder to sell the retracted Bowater Canada exchangeable shares to Bowater Canadian Holdings in accordance with the retraction call right on the terms and conditions described below.

Upon receipt by Bowater Canada of a retraction request, Bowater Canada will promptly notify Bowater and Bowater Canadian Holdings of the retraction request. In order to exercise its retraction call right, Bowater Canadian Holdings must provide Bowater Canada with a call notice within five business days of notification to Bowater Canadian Holdings by Bowater Canada of the receipt by Bowater Canada of the retraction request. If Bowater Canadian Holdings delivers the call notice within five business days, and provided that the retraction request is not revoked by the holder in the manner described below, Bowater Canada will not redeem the retracted Bowater Canada exchangeable shares and Bowater Canadian Holdings will purchase from such holder and such holder will sell to Bowater Canadian Holdings on the retraction date the retracted Bowater Canada exchangeable shares for the retraction price. In the event that Bowater Canadian Holdings does not deliver a call notice within the five business day period, and provided that the retraction request is not revoked by the holder in the manner described below, Bowater Canada will redeem the retracted Bowater Canada exchangeable shares on the retraction date for the retraction price.

A holder of retracted shares may, by notice in writing given by the holder to Bowater Canada before the close of business on the business day immediately preceding the retraction date, withdraw its retraction request, in which event such retraction request will be null and void and the revocable offer constituted by the retraction request to sell the retracted shares to Bowater Holdings will be deemed to have been revoked.

If, as a result of solvency provisions of applicable law, Bowater Canada is not permitted to redeem all Bowater Canada exchangeable shares tendered by a retracting holder, Bowater Canada will redeem only those Bowater Canada exchangeable shares tendered by the holder (rounded down to a whole number of shares) as would not be contrary to such provisions of applicable law. The holder of any Bowater Canada exchangeable shares not redeemed by Bowater Canada or purchased by Bowater Canadian Holdings as a consequence of such applicable law will be deemed to have required Bowater to purchase such unretracted shares in exchange for shares of Bowater common stock on the retraction date pursuant to the optional exchange right. See “—Voting and Exchange Trust Agreement and Support Agreement—Voting and Exchange Trust Agreement—Optional Exchange Right in Case of Bowater Canada Insolvency Event.”

Redemption of Bowater Canada Exchangeable Shares. Subject to applicable law and the exercise by Bowater Canadian Holdings of the redemption call right, which is described below, on the redemption date, Bowater Canada will redeem all but not less than all of the then outstanding Bowater Canada exchangeable shares for a redemption price equal to the current market price of a share of Bowater common stock on the last business day prior to the redemption date (and which amount will be satisfied by Bowater Canada causing the delivery of one share of Bowater common stock for each Bowater Canada exchangeable share held), plus the right to receive unpaid dividends on Bowater Canada exchangeable shares having a record date prior to the redemption date. Bowater Canada will, at least 60 days prior to the redemption date provide the registered holders of the Bowater Canada exchangeable shares with written notice of the proposed redemption of the Bowater Canada exchangeable shares by Bowater Canada (except in the case of an acquisition of control of Bowater as described in the rights, privileges, restrictions and conditions attaching to the Bowater Canada exchangeable shares, in which case, in the event the directors of Bowater Canada elect to redeem the Bowater Canada exchangeable shares, the notice will be provided the number of days prior to the redemption date as the directors of Bowater Canada determine to be reasonably practicable under the circumstances). On or after the redemption date, upon the holder’s presentation and surrender of the certificates representing the Bowater Canada exchangeable shares and such other documents as may be required at the office of the transfer agent or the registered office of Bowater Canada, Bowater Canada will deliver the redemption price to the holder at the address of the holder recorded in the securities register or hold the redemption price for pick up by the holder at the registered office of Bowater Canada or the office of the transfer agent as specified in the written notice.

Notwithstanding a proposed redemption of the Bowater Canada exchangeable shares by Bowater Canada on the redemption date, pursuant to the rights, privileges, restrictions and conditions attaching to the Bowater Canada exchangeable shares, Bowater Canadian Holdings is entitled to exercise a redemption call right to purchase on such redemption date all but not less than all of the Bowater Canada exchangeable shares then outstanding in exchange for the redemption price and, upon the exercise of the redemption call right, the holders thereof will be obligated to sell such shares to Bowater Canadian Holdings. If Bowater Canadian Holdings exercises the redemption call right, Bowater Canada’s right to redeem the Bowater Canada exchangeable shares on the redemption date will terminate.

Purchase for Cancellation. Subject to applicable law, Bowater Canada may at any time and from time to time purchase for cancellation all or any part of the outstanding Bowater Canada exchangeable shares at any price by tender to all the holders of record of Bowater Canada exchangeable shares then outstanding or through the facilities of any stock exchange on which the exchangeable shares are listed or quoted. If in response to an invitation for tenders, more Bowater Canada exchangeable shares are tendered at a price or prices acceptable to Bowater Canada than Bowater Canada is prepared to purchase, the Bowater Canada exchangeable shares to be purchased by Bowater Canada shall be purchased as nearly as may be pro rata according to the number of shares tendered by each holder who submits a tender to Bowater Canada, provided that when shares are tendered at different prices, the pro rating shall be effected (disregarding fractions) only with respect to the shares tendered at the price at which more shares were tendered than Bowater Canada is prepared to purchase after Bowater Canada has purchased all the shares tendered at lower prices. If part only of the Bowater Canada exchangeable shares shall be purchased, holders will receive, at the expense of Bowater Canada, a new share certificate representing the balance of such shares.

Voting Rights. The holders of the Bowater Canada exchangeable shares are not entitled as such to receive notice of or to attend any meeting of the shareholders of Bowater Canada or to vote at any such meeting, except as required by the provisions of the CBCA.

Amendment and Approval. The rights, privileges, restrictions and conditions attaching to the Bowater Canada exchangeable shares may be added to, changed or removed but only with the approval of the holders thereof. Any such approval or any other approval or consent to be given by the holders of the Bowater Canada exchangeable shares will be sufficiently given if given in accordance with applicable law and subject to a minimum requirement that such approval be evidenced by a resolution passed by not less than two-thirds of the votes cast thereon at a meeting of the holders of Bowater Canada exchangeable shares duly called and held at which holders of at least 25% of the outstanding Bowater Canada exchangeable shares are present or represented by proxy. In the event that no such quorum is present at such meeting within one-half hour after the time appointed therefor, then the meeting will be adjourned to such date (not less than five days later) and to such time and place as may be designated by the chairman of such meeting and the holders of Bowater Canada exchangeable shares present or represented by proxy at the adjourned meeting may transact the business for which the meeting was originally called. At the adjourned meeting, a resolution passed by the affirmative vote of not less than two-thirds of the votes cast thereon will constitute the approval or consent of the holders of the Bowater Canada exchangeable shares.

Actions by Bowater Canada under the Support Agreement. Under the rights, privileges, restrictions and conditions attaching to the Bowater Canada exchangeable shares, Bowater Canada has agreed to take all such actions and do all such things as are necessary or advisable to perform and comply with, and to ensure the performance and compliance by Bowater with, all provisions of the support agreement applicable to Bowater.

Bowater Canada Articles of Amendment

The purpose of the Bowater Canada articles of amendment, a copy of which is attached as Annex F to this document, is to:

•	change Bowater Canada’s name to “AbitibiBowater Canada Inc.,”

•

effect a share consolidation with the result that each issued and outstanding Bowater Canada exchangeable share is changed into 0.52 of a Bowater Canada exchangeable share, which is the same exchange ratio as the Bowater exchange ratio,

•

amend the provisions governing the Bowater Canada exchangeable shares to extend the date prior to which the directors of Bowater Canada may not, unless there are fewer than 500,000 Bowater Canada exchangeable shares outstanding or there is a proposed change-in-control transaction with respect to AbitibiBowater, cause the redemption of the Bowater Canada exchangeable shares, from June 30, 2008 to June 30, 2018, and

•

amend the provisions governing the Bowater Canada exchangeable shares to clarify that the Bowater Canada exchangeable shares will become exchangeable for shares of AbitibiBowater common stock, instead of being exchangeable for shares of Bowater common stock, and to make other conforming changes required to give effect to the combination.

Effecting the Bowater Canada articles of amendment is one of the implementation steps of the combination, together with the merger of Merger Sub with and into Bowater under the DGCL and the arrangement relating to Abitibi under the CBCA.

If Bowater Canada’s shareholders do not approve the Bowater Canada shareholders’ resolution, Bowater and its affiliates will, in accordance with the terms of the combination agreement, cause the redemption of all outstanding Bowater Canada exchangeable shares on the business day immediately preceding the effective date of the combination. In addition, the provisions governing the Bowater Canada exchangeable shares generally provide that, if Bowater Canada exercises a redemption right or is required to redeem Bowater Canada exchangeable shares upon request by a holder of such shares, then Bowater Canadian Holdings may avail itself of its call right. In such case, the holders of Bowater Canada exchangeable shares will receive one share of Bowater common stock in exchange for each Bowater Canada exchangeable share, and each share of Bowater common stock so received will be converted into the right to receive 0.52 of a share of AbitibiBowater common stock in the merger.

A redemption or purchase of the Bowater Canada exchangeable shares may have certain tax consequences to holders, depending on their tax status. A holder of Bowater Canada exchangeable shares whose shares are purchased by Bowater Canadian Holdings pursuant to the exercise of its call right will generally realize a capital gain (or a capital loss) to the extent that the purchase price for the Bowater Canada exchangeable shares exceeds (or is less than) the adjusted cost base to the holder of the Bowater Canada exchangeable shares. If Bowater Canadian Holdings does not exercise its call right and the Bowater Canada exchangeable shares are redeemed by Bowater Canada, a holder of Bowater Canada exchangeable shares will generally be deemed to receive a dividend and to have realized either a capital gain or a capital loss depending on the holder’s own circumstances. Different consequences may result for a holder that is a corporation. For more information see “Material Canadian Federal Income Tax Consequences of the Combination—Holders of Bowater Canada Exchangeable Shares.”

Any redemption or exercise of the Bowater Canadian Holdings call right described above will not affect an eligible Abitibi shareholder’s ability to elect to receive Bowater Canada exchangeable shares.

Bowater has agreed, subject to obtaining the final order of the Superior Court of Quebec and the satisfaction or waiver of the other conditions contained in the combination agreement, to, on or prior to the date of closing, cause the directors of Bowater Canada, Bowater Canadian Holdings, and Bowater to amend or amend and restate the voting and exchange trust agreement and the support agreement, each as described under “—Voting and Exchange Trust Agreement and Support Agreement—Amendments to the Voting and Exchange Trust Agreement and Support Agreement” in order to give effect to the combination and the Bowater Canada articles of amendment.

AbitibiBowater has agreed, subject to obtaining the final order of the Superior Court of Quebec and the satisfaction or waiver of the other conditions contained in the combination agreement, to, on or prior to the date of closing, adopt and become a party to the amended and restated voting and exchange trust agreement and the support agreement and to issue to the trustee under the voting and exchange trust agreement and the support agreement the one share of special voting stock of AbitibiBowater.

Bowater’s obligations to cause (i) the filing of the Bowater Canada articles of amendment and (ii) the amendment and restatement of the voting and exchange trust agreement and the support agreement are conditional upon all other conditions to the closing of the combination having been satisfied or waived. To that end, the Bowater Canada shareholders’ resolution set forth in Schedule B to this document specifically authorizes the directors of Bowater Canada not to effect the filing of the Bowater Canada articles of amendment and to revoke the Bowater Canada shareholders’ resolution in the event it is reasonably apparent to the directors of Bowater Canada that the combination will not be consummated.

Stock Exchange Listing

Bowater Canada exchangeable shares are currently listed on the TSX under the stock symbol “BWX.” Bowater Canada intends to apply to the TSX to list such additional Bowater Canada exchangeable shares that are issuable in connection with the filing of the Bowater Canada articles of amendment (including its change of name to AbitibiBowater Canada Inc.), the combination and the Abitibi arrangement and to change its symbol to “AXB.”

Voting and Exchange Trust Agreement and Support Agreement

In connection with the acquisition by Bowater of Avenor Inc., Bowater Canada, Bowater Canadian Holdings, Bowater and Montreal Trust Company of Canada entered into a voting and exchange trust agreement dated as of July 24, 1998. In this document, we refer to this agreement as the “voting and exchange trust agreement.” Computershare Trust Company of Canada has since succeeded to Montreal Trust Company of Canada as the trustee under the voting and exchange trust agreement. Bowater, Bowater Canadian Holdings and

Bowater Canada also entered into a support agreement dated as of July 24, 1998 in connection with the acquisition by Bowater of Avenor Inc. In this document, we refer to this agreement as the “support agreement.”

The following is a summary description of the material provisions of the voting and exchange trust agreement and the support agreement as currently in effect. For a description of changes to these provisions that will be effected in connection with the combination see “Amendments to the Voting and Exchange Trust Agreement and Support Agreement” below.

Voting and Exchange Trust Agreement

Voting Rights. Pursuant to the voting and exchange trust agreement, Bowater has issued one share of special voting stock to a trustee for the benefit of the holders (other than Bowater or its affiliates) of the Bowater Canada exchangeable shares. The special voting stock has a number of votes, which may be cast by the trustee at any meeting at which Bowater stockholders are entitled to vote, equal to the number of outstanding Bowater Canada exchangeable shares (other than shares held by Bowater or its affiliates) for which it has timely received instructions from the holders of Bowater Canada exchangeable shares.

Each holder of Bowater Canada exchangeable shares (other than Bowater or its affiliates) on the record date for any meeting of the Bowater stockholders at which Bowater Canada exchangeable shares are entitled to be voted is entitled to instruct the trustee to exercise one of the votes attached to the special voting stock for such Bowater Canada exchangeable shares. The trustee will exercise each vote attached to the special voting stock only as directed by the relevant holder and, in the absence of instructions from a holder as to voting, the trustee will not have voting rights with respect to such votes. A holder may, upon instructing the trustee, obtain a proxy from the trustee entitling the holder to vote directly at the relevant Bowater stockholder meeting the votes attached to the special voting stock to which the holder is entitled.

The trustee will send to the holders of the Bowater Canada exchangeable shares the notice of each meeting at which the Bowater stockholders are entitled to vote, together with the related meeting materials and a statement as to the manner in which the holder may instruct the trustee to exercise the votes attaching to the special voting stock, at the same time as Bowater sends such notice and materials to the Bowater stockholders. The trustee will also send to the holders of Bowater Canada exchangeable shares copies of all information statements, interim and annual financial statements, reports and other materials sent by Bowater to the Bowater stockholders at the same time as such materials are sent to the Bowater stockholders. To the extent such materials are provided to the trustee by Bowater, the trustee will also send to the holders all materials sent by third parties to Bowater stockholders generally, including dissident proxy circulars and tender and exchange offer circulars, as soon as possible after such materials are first sent to Bowater stockholders.

All rights of a holder of Bowater Canada exchangeable shares to exercise votes attached to the special voting stock will cease upon the exchange of all of such holder’s Bowater Canada exchangeable shares for shares of Bowater common stock.

Optional Exchange Right in Case of Bowater Canada Insolvency Event. Upon the occurrence and during the continuance of a Bowater Canada insolvency event, a holder of Bowater Canada exchangeable shares will be entitled, subject to the provisions of the voting and exchange trust agreement, to instruct the trustee to exercise the optional exchange right with respect to any or all of the Bowater Canada exchangeable shares held by such holder, thereby requiring Bowater to purchase such Bowater Canada exchangeable shares from the holder. As soon as practicable following the occurrence of a Bowater Canada insolvency event or any event that may, with the passage of time or the giving of notice or both, become a Bowater Canada insolvency event, Bowater Canada and Bowater will give written notice thereof to the trustee under the voting and exchange trust agreement. As soon as practicable after receiving such notice, the trustee will then notify each holder of Bowater Canada exchangeable shares of such event or potential event and will advise the holder of its rights with respect to the optional exchange right described above.

The purchase price payable by Bowater for each Bowater Canada exchangeable share to be purchased under the optional exchange right will be satisfied by the delivery of one share of Bowater common stock to the holder thereof plus unpaid dividends having a record date prior to the exchange date.

If, as a result of solvency provisions of applicable law, Bowater Canada is unable to redeem all of the Bowater Canada exchangeable shares tendered for retraction by a holder in accordance with the rights, privileges, restrictions and conditions attaching to the Bowater Canada exchangeable shares, the holder will be deemed to have exercised the optional exchange right with respect to the unredeemed Bowater Canada exchangeable shares and Bowater will be required to purchase such shares from the holder in the manner set forth above.

Automatic Exchange on Liquidation of Bowater. In the event Bowater is liquidated, Bowater will be required to purchase each outstanding Bowater Canada exchangeable share (other than Bowater Canada exchangeable shares held by Bowater or its affiliates) on the fifth business day prior to the date Bowater is effectively liquidated for a purchase price to be satisfied by the delivery of one share of Bowater common stock for each Bowater Canada exchangeable share purchased plus unpaid dividends having a record date prior to the exchange date.

Support Agreement

Bowater, Bowater Canadian Holdings and Bowater Canada have entered into the support agreement. Pursuant to the support agreement, Bowater has made the following covenants regarding the Bowater Canada exchangeable shares:

•

Bowater will not declare or pay any dividend on the Bowater common stock unless (a) Bowater Canada immediately thereafter declares or pays, as the case may be, an equivalent dividend on the Bowater Canada exchangeable shares and (b) Bowater Canada has sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable law, of an equivalent dividend on the Bowater Canada exchangeable shares;

•

Bowater will advise Bowater Canada in advance of the declaration of any dividend on the shares of Bowater common stock and take other actions reasonably necessary to ensure that the declaration date, record date and payment date for dividends on the Bowater Canada exchangeable shares are the same as that for any corresponding dividends on the shares of Bowater common stock;

•	Bowater will ensure that the record date for any dividend declared on the shares of Bowater common stock is not less than ten business days after the declaration date of such dividend; and

•

Bowater will take all actions and do all things reasonably necessary or desirable to enable and permit Bowater Canada, in accordance with applicable law, to pay the liquidation amount, the retraction price or the redemption price (as such terms are defined in the support agreement) to the holders of the Bowater Canada exchangeable shares in the event of a liquidation, dissolution or winding-up of Bowater Canada, a retraction request by a holder of Bowater Canada exchangeable shares or a redemption of Bowater Canada exchangeable shares by Bowater Canada, as the case may be.

The support agreement also provides that Bowater will not, without the prior approval of Bowater Canada and the holders of the Bowater Canada exchangeable shares:

•

distribute additional shares of Bowater common stock, securities convertible therefor or rights to subscribe therefor or other property, assets or other securities of Bowater to the holders of all or substantially all outstanding shares of Bowater common stock, unless the same or an economically equivalent distribution on the Bowater Canada exchangeable shares is made simultaneously, or

•

subdivide, consolidate, reclassify, or otherwise change the then outstanding shares of Bowater common stock or effect a transaction, such as a merger or reorganization, which changes or affects the shares of

Bowater common stock, unless the same or an economically equivalent change is simultaneously made with respect to, or in the rights of the holders of, the Bowater Canada exchangeable shares.

The directors of Bowater Canada will determine in good faith and in its sole discretion economic equivalence for the purpose of any event described above. The directors of Bowater Canada are satisfied that, assuming the filing of the Bowater Canada articles of amendment, the holders of Bowater Canada exchangeable shares will receive economically equivalent consideration as holders of shares of Bowater common stock under the combination. In the event of any proposed tender offer, share exchange offer, issuer bid, take-over bid or similar transaction (other than a purchase of shares of Bowater common stock by Bowater, Bowater Canadian Holdings or Bowater Canada pursuant to Rule 10b-18 of the Exchange Act) affecting the shares of Bowater common stock, Bowater will use reasonable efforts to take all actions necessary or desirable to enable holders of Bowater Canada exchangeable shares to participate in such transaction to the same extent and on an economically equivalent basis as the holders of shares of Bowater common stock.

The support agreement also provides that, as long as any outstanding Bowater Canada exchangeable shares are owned by any person or entity other than Bowater or any of its affiliates, Bowater will, unless approval to do otherwise is obtained from the holders of the Bowater Canada exchangeable shares, remain the direct or indirect beneficial owner of all issued and outstanding voting shares of Bowater Canada and Bowater Canadian Holdings.

With the exception of changes for the purpose of (i) adding covenants for the protection of the holders of Bowater Canada exchangeable shares, (ii) making certain necessary amendments or (iii) curing ambiguities or clerical errors (provided, in each case, that the Bowater Board of Directors and the Board of Directors of each of Bowater Canada and Bowater Canadian Holdings are of the opinion that such amendments are not prejudicial to the interests of the holders of the Bowater Canada exchangeable shares), the support agreement may not be amended without the approval of the holders of the Bowater Canada exchangeable shares.

Under the support agreement, each of Bowater and Bowater Canadian Holdings have agreed with Bowater Canada not to exercise, and to prevent their affiliates from exercising, any voting rights attached to the Bowater Canada exchangeable shares owned by Bowater or Bowater Canadian Holdings or their affiliates on any matter considered at meetings of holders of Bowater Canada exchangeable shares (including any approval sought from such holders in respect of matters arising under the support agreement).

Amendments to the Voting and Exchange Trust Agreement and Support Agreement

Pursuant to the combination agreement, Bowater has agreed and undertaken that it will, and it will cause Bowater Canadian Holdings and Bowater Canada, on or prior to the consummation of the combination and subject to obtaining the final order in respect of the arrangement in respect of Abitibi, to amend or amend and restate each of the voting and exchange agreement and the support agreement in order to give effect to the Bowater Canada articles of amendment. Furthermore, subject to obtaining the final order and on or prior to the consummation of the combination, AbitibiBowater has agreed and undertaken to become a party to the amended and restated voting and exchange agreement and support agreement.

The directors of Bowater Canada are satisfied that the proposed amendments to and the restatements of the voting and exchange trust agreement and the support agreement are not prejudicial to the interests of the holders of the Bowater Canada exchangeable shares.

Copies of the proposed forms of amended and restated support agreement and amended and restated voting and exchange trust agreement are attached as Annexes G and H, respectively, to this document.

Directors and Officers

Bowater Canada’s Board of Directors currently consists of three directors. The following table sets forth the name, position held with Bowater Canada and the principal occupation of each of the directors and senior officers of Bowater Canada:

Name and Municipality/ County of Residence	Position with Bowater Canada	Principal Occupation if other than Position Held
William G. Harvey Greenville, South Carolina	Director and Vice President	Executive Vice President and Chief Financial Officer Bowater

L. Jacques Ménard Montréal, Quebec	Director, Vice President and Secretary	Chairman, BMO Nesbitt Burns and President, BMO Financial Group, Quebec

Arthur R. Sawchuk Mississauga, Ontario	Director	Chairman Manulife Financial Corporation

David J. Paterson Atlanta, Georgia	President	Chairman, President and Chief Executive Officer Bowater

Colin R. Wolfe Greenville, South Carolina	Vice President	Vice President of Financial Planning and Analysis Bowater

Ronald T. Lindsay Charlotte, North Carolina	Vice President and Secretary	Executive Vice President, General Counsel and Secretary Bowater

Vincent Maranda St. Lambert, Quebec	Assistant Secretary	Assistant General Counsel Bowater

William A. McCormick Greenville, South Carolina	Assistant Secretary	Assistant General Counsel Bowater

Duane A. Owens Fountain Inn, South Carolina	Treasurer	Vice President and Treasurer Bowater

Information Relating to Bowater Canadian Holdings

Bowater Canadian Holdings is a company incorporated under the Companies Act (Nova Scotia) on April 15, 1998 for the purpose of implementing the acquisition of Avenor by Bowater. Bowater Canadian Holdings currently holds and will continue to hold certain call rights related to the Bowater Canada exchangeable shares. Since its incorporation, Bowater Canadian Holdings has not carried on and, following the effective date of the combination will not carry on, any business except in connection with its role as a party to the voting and exchange trust agreement and the support agreement. Bowater Canadian Holdings is a wholly owned subsidiary of Bowater and its registered office address is 800-1959 Upper Water Street, Halifax, Nova Scotia, Canada B3J 2X2.

COMPARATIVE STOCK PRICES, TRADING VOLUMES AND DIVIDENDS

Abitibi

Abitibi common shares are traded on the NYSE under the symbol “ABY” and on the TSX under the symbol “A.” The following table sets forth, for the fiscal periods indicated, the high and low sale prices as reported on the NYSE and TSX, the average daily trading volumes and the quarterly cash dividends paid per share on the Abitibi common shares.

	ABY/NYSE			A/TSX
Calendar Quarter Ending	High	Low	Avg. Daily Volume	High	Low	Avg. Daily Volume	Dividend
	(US$)	(US$)		(C$)	(C$)		(C$)
2005
First Quarter	6.92	4.50	423,897	8.25	5.43	2,629,389	0.025
Second Quarter	5.10	3.90	631,717	6.33	4.92	2,140.503	0.025
Third Quarter	5.07	3.95	413,878	6.17	4.63	1,385,532	0.025
Fourth Quarter	4.22	2.96	537,011	4.92	3.48	2,319,283	0.025
2006
First Quarter	4.36	3.30	689,702	5.10	3.82	2,635,860	0.025
Second Quarter	4.53	2.51	925,446	5.13	2.82	2,333,471	0.025
Third Quarter	2.89	2.27	665,114	3.20	2.57	2,672,432	—
Fourth Quarter	2.97	2.23	1,112,849	3.39	2.53	2,959,508	—
2007
First Quarter	3.51	2.43	2,766,620	4.10	2.86	4,126,077	—
January	3.51	2.43	3,333,410	4.10	2.86	6,496,195	—
February	3.27	2.76	3,022,981	3.86	3.23	3,312,619	—
March	2.85	2.64	2,029,955	3.33	3.05	2,495,465	—
Second Quarter (through May 7, 2007)	3.03	2.52	2,953,613	3.43	2.80	2,865,256	—
April	3.03	2.61	2,995,262	3.43	2.90	2,860,788	—
May (through May 7)	2.65	2.52	2,787,017	2.94	2.80	2,883,130	—

Bowater

Shares of Bowater common stock are traded on the NYSE under the symbol “BOW.” The following table sets forth, for the fiscal periods indicated, the high and low sale prices as reported on the NYSE, the average daily trading volumes and the quarterly cash dividends paid per share on the Bowater common stock.

Calendar Quarter Ending	High	Low	Avg. Daily Volume	Dividend
	(US$)	(US$)		(US$)
2005
First Quarter	44.40	36.66	733,726	0.20
Second Quarter	38.34	28.74	950,391	0.20
Third Quarter	34.40	27.28	714,203	0.20
Fourth Quarter	31.81	24.73	961,760	0.20
2006
First Quarter	31.99	25.18	931,484	0.20
Second Quarter	30.17	21.44	1,244,084	0.20
Third Quarter	23.57	19.61	947,146	0.20
Fourth Quarter	23.40	19.71	890,538	0.20
2007
First Quarter	29.96	21.47	1,461,562	0.20
January	29.96	21.47	1,955,245	—
February	27.91	23.92	1,206,874	0.20
March	24.34	22.48	1,232,715	—
Second Quarter (through May 7, 2007)	25.39	21.02	1,362,515	—
April	25.39	21.88	1,320,281	—
May (through May 7)	22.29	21.02	1,531,453	—

Bowater Canada

The Bowater Canada exchangeable shares are traded on the TSX under the symbol “BWX.” The following table sets forth, for the fiscal periods indicated, the high and low sale prices as reported on the TSX, the average daily trading volumes and the quarterly cash dividends paid per share on the Bowater Canada exchangeable shares.

Calendar Quarter Ending	High	Low	Avg. Daily Volume	Dividend
	(C$)	(C$)		(C$)
2005
First Quarter	52.50	45.70	273	0.246
Second Quarter	45.61	36.92	310	0.250
Third Quarter	41.96	32.85	238	0.247
Fourth Quarter	38.00	30.39	350	0.237
2006
First Quarter	36.64	29.71	401	0.230
Second Quarter	34.00	24.11	405	0.220
Third Quarter	25.99	22.41	254	0.227
Fourth Quarter	26.24	22.75	460	0.226
2007
First Quarter	34.23	21.00	837	0.236
January	34.23	21.00	1,607	—
February	32.23	26.95	601	0.236
March	27.95	26.70	77	—
Second Quarter (through May 7, 2007)(1)	28.45	27.49	207	—
April	28.45	27.49	207	—
May (through May 7)(1)	—	—	—	—

(1)	There were no trades reported for the Bowater Canada exchangeable shares between May 1 and May 7, 2007.

On January 26, 2007, the last full trading day prior to the public announcement of the combination, the closing sale price per Abitibi common share as reported on the NYSE was US$2.64 and the closing sale price per Abitibi common share as reported on the TSX was C$3.11, the closing sale price per share of Bowater common stock as reported on the NYSE was US$22.15, and the closing sale price per Bowater Canada exchangeable share as reported on the TSX was C$26.00. On May 7, 2007, the last trading day prior to the date of this document, the closing sale price per Abitibi common share as reported on the NYSE was US$2.64 and the closing sale price per Abitibi common share as reported on the TSX was C$2.91, the closing sale price per share of Bowater common stock as reported on the NYSE was US$21.88, and the closing sale price per Bowater Canada exchangeable share as reported on the TSX was C$28.45.

MATERIAL CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF THE COMBINATION

The following is a summary of the material Canadian federal income tax consequences under the Canadian Tax Act, generally applicable to Abitibi shareholders, Bowater stockholders and holders of Bowater Canada exchangeable shares who, for purposes of the Canadian Tax Act, and at all relevant times, hold their Abitibi common shares, shares of Bowater common stock, Bowater Canada exchangeable shares and shares of AbitibiBowater common stock, as the case may be, as capital property and deal at arm’s length with, and are not and will not be affiliated with, any of Abitibi, Bowater, Bowater Canada or AbitibiBowater. This summary does not apply to an Abitibi shareholder or Bowater stockholder with respect to whom AbitibiBowater or Bowater, respectively, is or will be a foreign affiliate within the meaning of the Canadian Tax Act.

Abitibi common shares, shares of Bowater common stock, Bowater Canada exchangeable shares and shares of AbitibiBowater common stock will generally be considered to be capital property to a shareholder unless the shares are held in the course of carrying on a business of trading or dealing in securities, acquired in a transaction considered to be an adventure in the nature of trade or considered to be “mark-to-market property” for the purposes of the Canadian Tax Act. Certain Abitibi shareholders who are residents of Canada for the purposes of the Canadian Tax Act, and whose Abitibi common shares might not otherwise qualify as capital property, may be entitled to make an irrevocable election in accordance with Subsection 39(4) of the Canadian Tax Act to have their Abitibi common shares and every “Canadian security” (as defined in the Canadian Tax Act) owned by such Abitibi shareholder in the taxation year of the election and in all subsequent taxation years deemed to be capital property. Where an Abitibi shareholder makes an election with Bowater Canada under section 85 of the Canadian Tax Act in respect of Abitibi common shares, as described below, the Bowater Canada exchangeable shares received under the arrangement in exchange for such Abitibi common shares will not be “Canadian securities” to such holder for this purpose and therefore will not be deemed to be capital property under Subsection 39(4) of the Canadian Tax Act. Abitibi shareholders who do not hold their Abitibi common shares as capital property and Bowater stockholders and holders of Bowater Canada exchangeable shares who do not hold their shares of Bowater common stock and Bowater Canada exchangeable shares, as the case may be, as capital property should consult their own tax advisors regarding their particular circumstances.

This summary is based on the Canadian Tax Act and the regulations thereunder and the published administrative practices and policies of the Canada Revenue Agency, which we refer to in this document as the “CRA,” all in effect as of the date of this document. This summary takes into account all proposed amendments to the Canadian Tax Act and the regulations thereunder that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and assumes that such proposed amendments will be enacted substantially as proposed. However, no assurance can be given that such proposed amendments will be enacted in the form proposed, or at all. This summary does not take into account or anticipate any other changes in law or any changes in CRA administrative practices and policies, whether by judicial, governmental or legislative action or decision, nor does it take into account other federal or any provincial, territorial or foreign income tax legislation or considerations, which may differ from the material Canadian federal income tax consequences described herein. No advance income tax ruling has been sought or obtained from the CRA to confirm the tax consequences of any of the transactions described herein and accordingly no assurance can be given that the CRA will not assert a position contrary to one or more positions reflected in the summary below.

This summary is of a general nature only and is not intended to be, and should not be construed to be, legal, business or tax advice to any particular Abitibi shareholder. This summary does not take into account your particular circumstances and does not address consequences that may be particular to you. Therefore, you should consult your own tax advisor regarding the particular consequences of the combination and the arrangement to you.

In particular, this summary does not take into account the mark-to-market rules in the Canadian Tax Act applicable to securities held by financial institutions, special rules in the Canadian Tax Act applicable to insurers carrying on business in Canada and elsewhere that are not Canadian residents for the purpose of the Canadian Tax Act or the Income Tax Application Rules applicable to Abitibi shareholders who have held their Abitibi common shares continuously since December 31, 1971 (or are deemed to have done so under those rules) and to Bowater stockholders and holders of Bowater Canada exchangeable shares who have held their shares of Bowater common stock and Bowater Canada exchangeable shares, as the case may be, continuously since December 31, 1971 (or are deemed to have done so under those rules). Holders to which these rules apply should consult their own tax advisors.

For the purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of securities (including dividends, adjusted cost base and proceeds of disposition) must be expressed in Canadian dollars; amounts denominated in United States dollars must be converted into Canadian dollars based on the prevailing United States dollar exchange rate generally at the time such transactions arise.

Abitibi Shareholders Who Are Residents of Canada

The following section of the summary is applicable to a holder of Abitibi common shares who, for the purpose of the Canadian Tax Act and any applicable income tax treaty, is or is deemed to be a resident of Canada at all relevant times. We refer to such a shareholder as a “Canadian resident shareholder” or a “Canadian resident holder.”

Non-Rollover (Taxable) Transaction

The following is a summary of the tax consequences to a Canadian resident holder of Abitibi common shares (i) who is not eligible to make the rollover election, or (ii) who does not make a valid rollover election with Bowater Canada in respect of such Abitibi common shares.

Exchange of Abitibi Common Shares for Shares of AbitibiBowater Common Stock. The exchange of Abitibi common shares for shares of AbitibiBowater common stock will generally be a taxable event to a Canadian resident holder of Abitibi common shares. Such a shareholder will be considered, at the effective time of the exchange, to have disposed of the Abitibi common shares for proceeds of disposition equal to the fair market value of the shares of AbitibiBowater common stock acquired by such shareholder on the exchange. As a result, such a shareholder may realize a capital gain (or capital loss) to the extent that such proceeds of disposition exceeds (or are less than) the sum of (i) the adjusted cost base to such shareholder of his or her Abitibi common shares immediately prior to the exchange and (ii) any reasonable costs of disposition. For a description of the tax treatment of capital gains and capital losses, see “—Taxation of Capital Gain or Capital Loss.”

Exchange of Abitibi Common Shares for Bowater Canada Exchangeable Shares (and Ancillary Rights). An Abitibi shareholder who elects to receive Bowater Canada exchangeable shares under the arrangement will also receive the ancillary rights connected to such shares, which ancilliary rights are described under “Description of Bowater Canada Exchangeable Share Documents and Other Information Relating to Bowater Canada.” An Abitibi shareholder will be required to account for the ancillary rights in determining the proceeds of disposition of his or her Abitibi common shares and the cost of Bowater Canada exchangeable shares received in consideration therefor. AbitibiBowater is of the view that the ancillary rights have nominal fair market value. This determination of value is not binding on the CRA and it is possible that the CRA could take a contrary view.

Unless a valid rollover election is made, the exchange of Abitibi common shares for Bowater Canada exchangeable shares (and ancillary rights) will generally be a taxable event to a Canadian resident holder of Abitibi common shares. Such a shareholder will be considered, at the effective time of the exchange, to have disposed of the Abitibi common shares for proceeds of disposition equal to the sum of (i) the fair market value of Bowater Canada exchangeable shares (including any fractional share that under the arrangement will be disposed of for cash) acquired by such shareholder on the exchange and (ii) the fair market value of the ancillary rights acquired by such shareholder on the exchange. As a result, such a shareholder will realize a capital gain (or capital loss) to the extent that such proceeds of disposition exceed (or are less than) the sum of (i) the adjusted cost base to such shareholder of his or her Abitibi common shares immediately prior to the exchange and (ii) any reasonable costs of disposition. For a description of the tax treatment of capital gains and losses, see “—Taxation of Capital Gain or Capital Loss.”

The cost to such a shareholder of:

•

Bowater Canada exchangeable shares received in exchange for the Abitibi common shares will be equal to the fair market value of the Abitibi common shares at the effective time of the exchange multiplied by a fraction the numerator of which is the fair market value at the effective time of the exchange of the Bowater Canada exchangeable shares received on the exchange and the denominator of which is the aggregate fair market value at the effective time of the exchange of the Bowater Canada exchangeable shares and the ancillary rights received on the exchange; and

•

the ancillary rights received in exchange for the Abitibi common shares will be equal to the fair market value of the Abitibi common shares at the effective time of the exchange multiplied by a fraction, the numerator of which is the fair market value at the effective time of the exchange of the ancillary rights received on the exchange and the denominator of which is the aggregate fair market value at the effective time of the exchange of the Bowater Canada exchangeable shares and the ancillary rights received on the exchange.

Rollover Transaction

A Canadian resident holder of Abitibi common shares (i) who elects to receive consideration that includes Bowater Canada exchangeable shares (and ancillary rights) in exchange for Abitibi common shares, (ii) who is eligible to make an election under Subsection 85(1) or Subsection 85(2) of the Canadian Tax Act, as described below under the heading “Rollover Election,” and which we refer to as a “rollover election,” and (iii) who makes a valid rollover election with Bowater Canada in respect of any Abitibi common shares, may obtain a full or partial tax deferral (rollover) of any capital gain otherwise arising on the exchange of Abitibi common shares, depending on the adjusted cost base to the eligible shareholder of the Abitibi common shares at the time of the exchange, the number of Bowater Canada exchangeable shares, the fair market value of any ancillary rights received in exchange for the Abitibi common shares and the amount elected by the eligible shareholder to be the proceeds of disposition of the Abitibi common shares.

Eligible Shareholders. Bowater Canada will only make an election with an eligible shareholder. For this purpose, an “eligible shareholder” means: (a) a person who is a resident of Canada for purposes of the Canadian Tax Act, other than a person who is exempt from tax under the Canadian Tax Act by virtue of Subsection 149(1) of the Canadian Tax Act; or (b) a partnership any of whose partners is a person who is a resident of Canada for purposes of the Canadian Tax Act, other than a person who is exempt from tax for purposes of the Canadian Tax Act by virtue of Subsection 149(1) of the Canadian Tax Act.

Exchange Limitations on Eligible Shareholders. An eligible shareholder will not be entitled to make a rollover election with respect to the portion of his or her Abitibi common shares that are exchanged for shares of AbitibiBowater common stock (instead of Bowater Canada exchangeable shares) as a result of the application of the Bowater Canada exchangeable share limit. For a description of the tax consequences arising from the exchange of Abitibi common shares for shares of AbitibiBowater common stock, see “—Non-Rollover (Taxable) Transaction” above.

Rollover Election. Bowater Canada will make a joint election under Subsection 85(1) or Subsection 85(2), as applicable, of the Canadian Tax Act (and the corresponding provisions of any applicable provincial tax legislation) in respect of particular Abitibi common shares, with a shareholder who is an eligible shareholder who elects to receive consideration that includes Bowater Canada exchangeable shares (and ancillary rights), and at the amounts elected by such beneficial owner of Abitibi common shares, subject to the limitations under the Canadian Tax Act and in the arrangement. The comments made herein with respect to such elections are provided for general assistance only. The law in this area is complex and contains numerous technical requirements. Eligible shareholders wishing to make the tax election should consult their own tax advisors.

Elected Amount. An eligible shareholder may elect an amount which, subject to certain limitations contained in the Canadian Tax Act and in the arrangement, will be treated as the proceeds of disposition of the Abitibi common shares held by such eligible shareholder. The limitations imposed by the Canadian Tax Act are that the amounts elected in respect of the exchange of the Abitibi common shares, to which the rollover election applies may not be:

•	less than the fair market value of the ancillary rights received on the particular exchange;

•	less than the lesser of (i) the adjusted cost base to the eligible shareholder of the Abitibi common shares, and (ii) the fair market value of the Abitibi common shares; and

•	greater than the fair market value of the Abitibi common shares;

in each case, determined at the effective time of the exchange. In addition to the foregoing limitations, the arrangement provides that the elected amount cannot be less than the sum of (i) the fair market value of the Bowater Canada exchangeable shares received in consideration for the Abitibi common shares, and (ii) the fair market value of the ancillary rights received on the exchange.

If the amount elected in the rollover election is greater than the permissible maximum amount or is less than the permissible minimum amount, the elected amount is deemed to be such permissible maximum or minimum amount. The amount elected by an eligible shareholder, as modified by such limitations, is referred to herein as the Elected Amount.

Tax Treatment to Holders of Abitibi Common Shares. Where an eligible shareholder and Bowater Canada make a valid rollover election in respect of the holder’s Abitibi common shares, the tax treatment to such shareholder will generally be as follows:

•	the Abitibi common shares of the eligible shareholder will be deemed to have been disposed of for proceeds of disposition equal to the Elected Amount;

•

such shareholder will not realize a capital gain (nor a capital loss), provided that the elected amount is equal to the sum of (i) the adjusted cost base to such shareholder of his or her Abitibi common shares immediately before the exchange and (ii) any reasonable costs of disposition;

•

a capital gain (or a capital loss) will be realized, however, to the extent that the elected amount exceeds (or is less than) the sum of (i) the adjusted cost base to such shareholder of his or her Abitibi common shares immediately prior to the exchange and (ii) any reasonable costs of disposition (for a description of the tax treatment of capital gains and losses, see “—Taxation of Capital Gain or Capital Loss”);

•

the cost to such shareholder of the Bowater Canada exchangeable shares received in exchange for the Abitibi common shares will be equal to the elected amount, minus the fair market value at the effective time of the exchange of the ancillary rights acquired on the exchange; and

•	the cost to such shareholder of any ancillary rights received in exchange for the Abitibi common shares will be equal to their fair market value at the effective time of the exchange.

Procedure for Making an Election. In order to make a rollover election, the eligible shareholder must provide to Bowater Canada, at the address indicated in the rollover election package (which may be obtained by mail from the depositary and is also available via the Internet on AbitibiBowater’s website at http://www.abitibibowater.com), two signed copies of the applicable tax election forms within 90 days following the effective date of the arrangement, duly completed with (i) the details of the number of Abitibi common shares transferred in respect of which the eligible shareholder is making a rollover election, (ii) the applicable Elected Amounts for the shares and (iii) the details of the consideration received for the shares.

An eligible shareholder interested in making the rollover election should so indicate on the letter of transmittal and election form that is accompanying this document and a tax election package, consisting of the relevant CRA and Quebec tax election forms and a letter of instructions, will be sent by mail to such shareholder if he so elects. A tax election package may also be obtained by mail from the depositary or via the Internet on AbitibiBowater’s website at http://www.abitibibowater.com.

Additional Provincial or Territorial Election Forms. Certain provincial or territorial jurisdictions may require that a separate joint election be filed for provincial or territorial income tax purposes. Bowater Canada will also make a joint election with an eligible shareholder under the provisions of the relevant provincial or territorial income tax law with similar effect to section 85 of the Canadian Tax Act, subject to the same limitations as described herein. Eligible shareholders should consult their own tax advisors to determine whether separate election forms must be filed with any provincial or territorial taxing authority and to determine the procedure for filing any such separate election form. It will be the sole responsibility of each eligible shareholder who wishes to make such an election to obtain the appropriate provincial or territorial election forms and to submit such forms to Bowater Canada for execution at the same time as the federal election forms.

Execution by Bowater Canada of Election Forms. Subject to the election forms complying with the provisions of the applicable income tax law and the arrangement, Bowater Canada will sign the tax election forms submitted by an eligible shareholder that appear correct and complete, and return them to the eligible shareholder within 90 days of their receipt. Bowater Canada, in its sole discretion, may choose to sign and return an election form even if such form is received more than 90 days following the effective date of the arrangement, but Bowater Canada will have no obligation to do so. With the exception of signing and returning the properly completed election forms it receives, Bowater Canada assumes no responsibility for making any tax election, and compliance with the requirements for a valid election will be the sole responsibility of the eligible shareholder making the election. Neither Bowater Canada nor the transfer agent will be responsible for the proper completion or filing of any election form, except for Bowater Canada’s obligation to sign and return properly completed election forms which are received by Bowater Canada within 90 days following the effective date of the arrangement, within 90 days of receipt by Bowater Canada. Neither Abitibi, AbitibiBowater nor Bowater Canada will be responsible or liable for any taxes, interest, penalties, damages or expenses resulting from the failure by anyone to properly complete or file an election form in the form and manner and within the time prescribed by the Canadian Tax Act (or the corresponding provisions of any applicable provincial tax legislation).

Filing of Election Forms. In order for the CRA or any provincial tax authority to accept a tax election form without a late filing penalty being paid by an eligible shareholder, the election forms, duly completed and executed by both the eligible shareholder and Bowater Canada must be received by the appropriate tax authorities on or before the earliest due date for the filing of either Bowater Canada’s or the eligible shareholder’s income tax return for the taxation year in which the exchange takes place. The tax election form generally must, in the case of an eligible shareholder who is an individual (other than a trust), be received by the tax authorities by April 30, 2008. Eligible shareholders are strongly advised to consult their own tax advisors as soon as possible respecting the deadlines applicable to their own particular circumstances. However, regardless of such deadlines, properly completed tax election forms must be received by Bowater Canada at the address set out in the tax election package (which may be obtained by mail from the depositary and is also available via the Internet on AbitibiBowater’s website at http://www.abitibibowater.com) within 90 days following the effective date of the arrangement. Any eligible shareholder who does not ensure that Bowater Canada has received the properly completed tax election forms within 90 days following the effective date of the arrangement may not be able to benefit from the rollover provisions of the Canadian Tax Act and any applicable provincial tax legislation.

Call Rights. AbitibiBowater is of the view that the liquidation call rights, retraction call rights and redemption call rights granted by Abitibi shareholders who acquire the Bowater Canada exchangeable shares have only a nominal fair market value and accordingly no amount should be allocated to such call rights. This determination of value is not binding on the CRA and it is possible that the CRA could take a contrary view. Provided that this view with respect to the value of such call rights is correct, the granting of the call rights will not result in any material adverse income tax consequences to an Abitibi shareholder who acquires Bowater Canada exchangeable shares. However, should the CRA challenge this view and ultimately succeed in establishing that the call rights have a fair market value in excess of a nominal amount, Abitibi shareholders who acquire Bowater Canada exchangeable shares will realize a capital gain in an amount equal to the fair market value of the call rights. For a description of the tax treatment of capital gains and losses, see “—Taxation of Capital Gain or Capital Loss” below.

Exchange of Bowater Canada Exchangeable Shares for Shares of AbitibiBowater Common Stock. At the effective time of the exchange, a holder of Bowater Canada exchangeable shares (including any fractional shares) will transfer such shares to Bowater Canadian Holdings in exchange for shares of AbitibiBowater common stock (including any fractional shares). Such shareholder will be considered (i) to have disposed of such exchangeable shares for proceeds of disposition equal to the fair market value at that time of the shares of AbitibiBowater common stock (including any fractional shares) acquired in exchange therefor, (ii) to realize a capital gain (or capital loss) to the extent that the fair market value at that time of the shares of AbitibiBowater common stock acquired on the exchange exceeds (or is less than) the adjusted cost base of such Bowater Canada exchangeable shares and (iii) to have acquired the shares of AbitibiBowater common stock (including any fractional shares) at a cost equal to the fair market value of such common stock at the time of the exchange.

Receipt of Cash for Fractional Shares. The arrangement provides that share certificates for fractional stock of the shares of AbitibiBowater common stock and fractional Bowater Canada exchangeable shares will not be issued to Abitibi shareholders in connection with the arrangement. Under the arrangement, an Abitibi shareholder entitled to a fraction of a Bowater Canada exchangeable share will receive a cash payment from the depositary on the sale of such fractional share and an Abitibi shareholder entitled to a fractional share of the AbitibiBowater common stock will receive a cash payment from the depositary from the sale of such fractional share.

An Abitibi shareholder will be considered to have received proceeds of disposition equal to the amount of cash received from the depositary for any fractional share of the AbitibiBowater common stock and for any fractional Bowater Canada exchangeable share. To the extent such proceeds of disposition of such fractional share exceed (or are less than) the adjusted cost base to such shareholder of the fractional Bowater Canada exchangeable share or fractional share of the AbitibiBowater common stock, as the case may be, immediately before the disposition, a capital gain (or a capital loss) will result. For a description of the tax treatment of capital gains and losses, see “—Taxation of Capital Gain or Capital Loss.”

Disposition of Shares of AbitibiBowater Common Stock

The disposition or deemed disposition of shares of AbitibiBowater common stock will generally be a taxable event to a shareholder. On such disposition, such shareholder will be considered to realize a capital gain (or capital loss) to the extent that the proceeds of disposition of such common stock exceed (or are less than) the sum of (i) the adjusted cost base to such shareholder of the shares of AbitibiBowater common stock, immediately prior to the disposition and (ii) any reasonable costs of disposition. For a description of the tax treatment of capital gains and losses, see “—Taxation of Capital Gain or Capital Loss.”

Taxation of Capital Gain or Capital Loss

Generally, a shareholder is required to include in computing its income for a taxation year 50% of the amount of any capital gain, which we refer to as the “taxable capital gain.” A shareholder may deduct 50% of the amount of any capital loss, which we refer to as the “allowable capital loss,” realized in a taxation year from taxable capital gains realized by the shareholder in such year, subject to and in accordance with rules contained in the Canadian Tax Act. Any allowable capital losses in excess of taxable capital gains for the year of disposition generally may be carried back up to three taxation years or carried forward indefinitely and deducted against taxable capital gains in such other years to the extent and under the circumstances described in the Canadian Tax Act.

Capital gains realized by a shareholder who is an individual or trust, other than certain specified trusts, may give rise to alternative minimum tax under the Canadian Tax Act.

A shareholder that is a “Canadian-controlled private corporation,” as defined in the Canadian Tax Act, and which we refer to as a “CCPC,” may be liable to pay an additional refundable tax of 6 2/3% on its “aggregate investment income” for the year which will include an amount in respect of taxable capital gains.

If the holder of a Bowater Canada exchangeable share or of an Abitibi common share is a corporation, the amount of any capital loss realized on a disposition or deemed disposition of such share may be reduced by the amount of dividends received or deemed to have been received by it on such share to the extent and under circumstances prescribed by the Canadian Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns such shares or where a trust or partnership of which a corporation is a beneficiary or a member is itself a member of a partnership or a beneficiary of a trust that owns any such shares. Shareholders to whom these rules may be relevant should consult their own tax advisors

Dividends on Shares of AbitibiBowater Common Stock

Individuals. In the case of a holder of shares of AbitibiBowater common stock who is an individual, dividends received or deemed to be received by the shareholder on such stock will be required to be included in computing the shareholder’s income for the taxation year in which such dividends are received and will not be subject to the gross-up and dividend tax credit rules in the Canadian Tax Act.

Corporations. In the case of a holder of shares of AbitibiBowater common stock that is a corporation, dividends received or deemed to be received by the shareholder on such stock will be required to be included in computing the shareholder’s income for the taxation year in which such dividends are received and generally will not be deductible in computing the shareholder’s taxable income. A shareholder that is a Canadian-controlled private corporation may be liable to pay an additional refundable tax of 6 2/3% on such dividends.

Any United-States non-resident withholding tax on such dividends generally will be eligible to be credited against the holder’s income tax or deducted from income subject to certain limitations under the Canadian Tax Act.

Dividends on Bowater Canada Exchangeable Shares

Individuals. In the case of a holder of Bowater Canada exchangeable shares who is an individual (including most trusts), dividends received or deemed to be received on such exchangeable shares by the shareholder are required to be included in computing the individual’s income for the taxation year in which such dividends are received and are subject to the gross-up and dividend tax credit rules generally applicable to taxable dividends received from taxable Canadian corporations.

Corporations. In the case of a holder of Bowater Canada exchangeable shares that is a corporation, dividends received or deemed to be received on such exchangeable shares are required to be included in computing the corporation’s income for the taxation year in which such dividends are received and, subject to the special rules and limitations described below, such dividends will normally be deductible in computing the corporation’s taxable income.

In the case of a holder of Bowater Canada exchangeable shares that is a “private corporation” (as defined in the Canadian Tax Act) or any other corporation controlled or deemed to be controlled by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts), such shareholder will generally be liable to pay a refundable tax under Part IV of the Canadian Tax Act of 33 1/3% on dividends received (or deemed to be received) on such Bowater Canada exchangeable shares, to the extent such dividends are deductible in computing such shareholder’s taxable income. A CCPC may be liable to pay an additional refundable tax of 6 2/3% on dividends received or deemed to be received on such exchangeable shares if such dividends are not deductible in computing taxable income.

In the case of a corporate holder of Bowater Canada exchangeable shares that is a “specified financial institution,” dividends on such shares will not be deductible in computing the shareholder’s taxable income unless either: (i) such shareholder did not acquire such Bowater Canada exchangeable shares in the ordinary course of the business carried on by it; or (ii) at the time the dividend is received or deemed to be received, the Bowater Canada exchangeable shares are listed on a “prescribed stock exchange” in Canada (which currently includes the TSX) and such shareholder, either alone or together with persons with whom such shareholder does not deal at arm’s length and, in certain cases, either directly or through a trust or partnership of which such shareholder or other person is a beneficiary or member, respectively, does not own more than 10% of the issued and outstanding shares of Bowater Canada exchangeable shares.

A corporation will, in general, be a “specified financial institution” for the purposes of the Canadian Tax Act if it is a bank, a trust company, a credit union, an insurance corporation, a corporation whose principal business is the lending of money to persons with whom the corporation is dealing at arm’s length or the purchasing of debt obligations issued by such persons or a combination thereof, a prescribed corporation, or a corporation controlled by or related to such entities.

The Bowater Canada exchangeable shares are “taxable preferred shares” and “short-term preferred shares” for the purpose of the Canadian Tax Act. A holder of Bowater Canada exchangeable shares that receives or is deemed to receive dividends on such shares will not be subject to the 10% tax under Part IV.1 of the Canadian Tax Act.

Redemption, Exchange and Disposition of Bowater Canada Exchangeable Shares

A shareholder will be considered to have disposed of Bowater Canada exchangeable shares (i) on a redemption (including pursuant to a retraction request) of such exchangeable shares by Bowater Canada and (ii) on an acquisition of such exchangeable shares by Bowater Canadian Holdings or AbitibiBowater. However, the Canadian federal income tax consequences of the disposition for the holder will differ depending on whether the event giving rise to the disposition is a redemption or an acquisition. A shareholder who exercises the right to require the redemption of a Bowater Canada exchangeable share by giving a retraction request cannot control whether such exchangeable share will be acquired by Bowater Canadian Holdings under the retraction call right or redeemed by Bowater Canada; however, the shareholder will be notified if Bowater Canadian Holdings chooses not to exercise the retraction call right, in which case the shareholder may cancel the retraction request and retain the Bowater Canada exchangeable share.

Redemption or Retraction by Bowater Canada

On a redemption (including pursuant to a retraction request) of a Bowater Canada exchangeable share by Bowater Canada, a shareholder will generally be deemed to receive a dividend equal to the amount by which the redemption proceeds exceed the paid-up capital (for purposes of the Canadian Tax Act) of the Bowater Canada exchangeable share so redeemed. On the redemption, the holder of a Bowater Canada exchangeable share will be considered to have disposed of the Bowater Canada exchangeable share for proceeds of disposition equal to the redemption proceeds less the amount of the deemed dividend. A holder will realize a capital loss (or a capital gain) equal to the amount by which the sum of (i) the adjusted cost base to the holder of the Bowater Canada exchangeable share, and (ii) any reasonable costs of disposition, exceeds (or is less than) the proceeds of disposition. For this purpose, the “redemption proceeds” of a Bowater Canada exchangeable share will be equal to the sum of (i) the fair market value at the time of the redemption of shares of AbitibiBowater common stock received by the shareholder, and (ii) the amount of all declared but unpaid dividends, if any, on the Bowater Canada exchangeable share.

The deemed dividend will be subject to the tax treatment described under “—Dividends on Bowater Canada Exchangeable Shares.” For a description of the tax treatment of capital gains and losses, see “—Taxation of Capital Gain or Capital Loss.”

In the case of a shareholder that is a corporation, in some circumstances, all or part of the deemed dividend may be treated as proceeds of disposition and not as a dividend.

Purchase by Bowater Canadian Holdings, AbitibiBowater or Other Disposition

On the acquisition of a Bowater Canada exchangeable share by Bowater Canadian Holdings or AbitibiBowater for shares of AbitibiBowater common stock or on any other disposition or deemed disposition of a Bowater Canada exchangeable share by a shareholder, other than a redemption (including pursuant to a retraction request), a shareholder will generally be considered to realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition exceed (or are less than) the total of (i) the adjusted cost base of such exchangeable share to the shareholder and (ii) any reasonable costs of disposition. For this purpose, the proceeds of disposition in respect of an acquisition of a Bowater Canada exchangeable share by Bowater Canadian Holdings or AbitibiBowater will be equal to the sum of (i) the fair market value at the time of the exchange of the shares of AbitibiBowater common stock, and (ii) the amount of all declared but unpaid dividends on the Bowater Canada exchangeable share. The acquisition of a Bowater Canada exchangeable share by Bowater Canadian Holdings or AbitibiBowater will not result in a deemed dividend. For a description of the tax treatment of capital gains and losses, see “—Taxation of Capital Gain or Capital Loss.”

The cost of shares of AbitibiBowater common stock received by a holder of a Bowater Canada exchangeable share on the redemption or retraction of such exchangeable share by Bowater Canada or on the acquisition of such exchangeable share by Bowater Canadian Holdings or AbitibiBowater will be equal to the fair market value of such Bowater Canada exchangeable share at the time of such event.

On October 18, 2000, the Minister of Finance announced that the Department of Finance would consider future amendments to the Canadian Tax Act to allow holders of shares of a Canadian corporation to exchange such shares for shares of a non-Canadian corporation on a tax-deferred basis. It is possible that, in certain circumstances, these contemplated amendments, if enacted into law, could in the future allow a holder of Bowater Canada exchangeable shares to exchange such shares for AbitibiBowater common stock on a tax-deferred basis. No specifics have been announced regarding these contemplated amendments and in particular with respect to the various requirements that would have to be satisfied in order to permit a holder of Bowater Canada exchangeable shares to exchange such shares on a tax deferred basis or whether these requirements could be satisfied in the circumstances.

Foreign Investment Entity Draft Legislation

Draft legislation regarding the taxation of investments in “foreign investment entities” was released on November 9, 2006. In general, where the draft legislation applies, a holder of an interest in a foreign investment entity will be required to either (i) include in (or deduct from) income on an annual basis any increase (or decrease) in the value of that interest or (ii) include in income annually, an imputed return at the prescribed rate on the “designated cost” of such interest. A corporation is not a foreign investment entity if the “carrying value” of all of its “investment property” is not greater than one-half of the “carrying value” of all of its property or if its principal undertaking is the carrying on of a business that is not an “investment business” within the meaning of those terms in the draft legislation. AbitibiBowater is of the view that it should not be a “foreign investment entity” but no assurance can be given to that effect. In any event, in general, the proposed rules will not apply to shares of AbitibiBowater common stock so long as such shares qualify as an “arm’s length interest” under the Canadian Tax Act and it is reasonable to conclude that the holder has no tax avoidance motive in respect of such shares. No assurance can be given that the Bowater Canada exchangeable shares or the shares of AbitibiBowater common stock will qualify as arm’s length interests and shareholders should consult their own tax advisors in this respect.

Foreign Property Information Reporting

In general, a “specified Canadian entity,” as defined in the Canadian Tax Act, for a taxation year or fiscal period whose total cost amount of “specified foreign property,” as defined in the Canadian Tax Act, at any time in the year or fiscal period exceeds C$100,000, is required to file an information return for the year or period disclosing prescribed information, including the cost amount, any dividends received in the year, and any gains or losses realized in the year, in respect of such property. With some exceptions, a taxpayer resident in Canada in a year is a specified Canadian entity. Bowater Canada exchangeable shares, ancillary rights and shares of AbitibiBowater common stock will constitute specified foreign property to a shareholder. Accordingly, holders of Bowater Canada exchangeable shares and/or of shares of AbitibiBowater common stock should consult their own advisors regarding compliance with these rules.

Dissenting Abitibi Shareholders

A dissenting Abitibi shareholder is entitled, if the arrangement becomes effective, to be paid by Abitibi or by Bowater Canada, at AbitibiBowater’s option, the fair value of Abitibi common shares held by the dissenting shareholder. For a description of the dissent rights of an Abitibi shareholder, see “The Combination—Dissenting Shareholder Rights—Abitibi.”

Upon the receipt of a payment by Abitibi, a dissenting shareholder will be deemed to receive a taxable dividend equal to the amount, if any, by which the amount paid by Abitibi (other than in respect of interest awarded by the court) exceeds the paid-up capital (for purposes of the Canadian Tax Act) of such shareholder’s Abitibi common shares. Such dissenting shareholder will also be considered to have disposed of the Abitibi common shares for proceeds of disposition equal to the amount received by such shareholder from Abitibi, less the amount of the deemed dividend and interest awarded by a court. As a result, such dissenting shareholder will also realize a capital loss (or a capital gain) equal to the amount by which the sum of (i) the adjusted cost base to the shareholder of the Abitibi common shares and (ii) any reasonable costs of disposition, exceeds (or is less than) such proceeds of disposition.

Upon the receipt of a payment by Bowater Canada, a dissenting shareholder will be considered to have disposed of the Abitibi common shares for proceeds of disposition equal to the amount received by such shareholder from Bowater Canada (other than in respect of interest awarded by the court). As a result, such dissenting shareholder will realize a capital gain (or a capital loss) equal to the amount by which such proceeds of disposition exceed (or are less than) the sum of (i) the adjusted cost base to the shareholder of its Abitibi common shares and (ii) any reasonable costs of disposition.

Any interest awarded to a dissenting shareholder by a court will generally be includable in such shareholder’s income for purposes of the Canadian Tax Act.

For a description of the tax treatment of capital gains and losses, see “—Taxation of Capital Gain or Capital Loss.”

Abitibi Shareholders Who Are Non-Residents of Canada

The following section of the summary is applicable to a holder of Abitibi common shares who, for the purposes of the Canadian Tax Act and any applicable income tax treaty, and at all relevant times, is not, and is not deemed to be, a resident of Canada and does not, and is not deemed to, use or hold Abitibi common shares, or shares of AbitibiBowater common stock in, or in the course of, carrying on a business in Canada. Such a shareholder is hereinafter referred to as a “non-resident shareholder.”

Dispositions of Abitibi Common Shares and Bowater Canada Exchangeable Shares

A non-resident shareholder for whom Abitibi common shares or Bowater Canada exchangeable shares are not taxable Canadian property will not be subject to tax under the Canadian Tax Act on the disposition of such shares. Generally, Abitibi common shares and Bowater Canada exchangeable shares will not be “taxable Canadian property” to a non-resident shareholder at a particular time provided that (i) the shares are listed on a

“prescribed stock exchange” (which includes the TSX and the NYSE) at that time, (ii) the non-resident shareholder, persons not dealing at arm’s length with the non-resident shareholder and the non-resident shareholder together with such persons have not owned 25% or more of the Abitibi common shares at any time during the 60-month period ending at the particular time, and (iii) such shares are not deemed to be taxable Canadian property to the non-resident shareholder under the provisions of the Canadian Tax Act.

Dissenting Abitibi Non-Resident Shareholders

A dissenting non-resident shareholder of Abitibi is entitled, if the arrangement becomes effective, to be paid by Abitibi or by Bowater Canada, at AbitibiBowater’s option, the fair value of Abitibi common shares held by the dissenting shareholder. For a description of the dissent rights of an Abitibi shareholder, see “The Combination—Dissenting Shareholder Rights—Abitibi.” The Canadian federal income tax consequences to a dissenting non-resident shareholder of Abitibi are different depending on whether the payment is made by Abitibi or by Bowater Canada. Such a dissenting Abitibi shareholder cannot control whether the payment will be made by Abitibi or by Bowater Canada.

Upon the receipt of a payment by Abitibi, a dissenting non-resident shareholder will be deemed to receive a dividend and to realize a capital loss (or capital gain) as described above under the heading “Abitibi Shareholder Residents of Canada—Dissenting Abitibi Shareholders.” Any deemed dividends (and any interest) paid to such a non-resident shareholder will be subject to Canadian withholding tax at the rate of 25%, unless the rate is reduced under the provisions of an applicable income tax treaty. For example, under the Canada-U.S. treaty, the withholding tax rate is generally reduced to 15% in respect of a dividend and to 10% in respect of interest paid to a person who is the beneficial owner of the dividend or interest, as the case may be, and who is resident in the United States for purposes of the Canada-U.S. treaty.

Upon the receipt of a payment by Bowater Canada, a dissenting shareholder will be considered to have disposed of the Abitibi common shares for proceeds of disposition equal to the amount received from Bowater Canada (other than in respect of interest awarded by a court). A non-resident dissenting shareholder for whom shares of Abitibi are not “taxable Canadian property,” as described above under the heading “Dispositions of Common Shares of Abitibi and Bowater Canada Exchangeable Shares,” will not be subject to tax under the Canadian Tax Act on the disposition of such shares. Any interest paid to such a non-resident shareholder will be subject to Canadian withholding tax at the rate of 25%, unless the rate is reduced under the provisions of an applicable income tax treaty.

Bowater Stockholders Who Are Residents of Canada

The following section of the summary is applicable to a holder of shares of Bowater common stock who, for the purpose of the Canadian Tax Act and any applicable income tax treaty, is or is deemed to be a resident of Canada at all relevant times.

Foreign Merger

The merger of Merger Sub with and into Bowater will be a “foreign merger” for purposes of the Canadian Tax Act, and may be on either a tax-deferred basis or on a taxable basis for Canadian tax purposes. A holder (other than a dissenting holder) who wishes to exchange its shares of Bowater common stock in the merger on a tax-deferred basis will be deemed to have disposed of the shares of Bowater common stock for proceeds of disposition equal to the aggregate adjusted cost base of those shares of Bowater common stock immediately before the merger and to have acquired the shares of AbitibiBowater common stock at a cost equal to such adjusted cost base. To achieve this tax deferral the holder is not required to take any further action. A holder (other than a dissenting holder) who wishes to exchange its shares of Bowater common stock on the merger on a taxable basis is required to elect for the rules in the Canadian Tax Act pertaining to foreign mergers not to apply to the merger. The election must be made in the holder’s Canadian federal income tax return for the taxation year of the holder in which the merger occurs.

If a holder elects that the rules in the Canadian Tax Act pertaining to foreign mergers do not apply to the merger, the holder will not be eligible for any tax deferral on the Bowater merger. In that case, the holder will be considered to have disposed of its shares of AbitibiBowater common stock for proceeds of disposition equal to the fair market value at that time of the shares of AbitibiBowater common stock acquired in exchange for such shares. The holder will realize a capital gain (or capital loss) to the extent that the fair market value at that time of the shares of AbitibiBowater common stock acquired on the exchange, net of any reasonable costs of disposition, exceeds (or is less than) the adjusted cost base of such shares of Bowater common stock. The cost to a holder of the shares of AbitibiBowater common stock acquired on this exchange will be equal to the fair market value at the time of the exchange of such shares of AbitibiBowater common stock.

For a description of the tax treatment of capital gains and losses, see “—Taxation of Capital Gain or Capital Loss.”

Dividends on Shares of AbitibiBowater Common Stock

Individuals. In the case of a holder of shares of AbitibiBowater common stock who is an individual, dividends received or deemed to be received by the shareholder on such stock will be required to be included in computing the shareholder’s income for the taxation year in which such dividends are received and will not be subject to the gross-up and dividend tax credit rules in the Canadian Tax Act.

Corporations. In the case of a holder of shares of AbitibiBowater common stock that is a corporation, dividends received or deemed to be received by the shareholder on such stock will be required to be included in computing the shareholder’s income for the taxation year in which such dividends are received and generally will not be deductible in computing the shareholder’s taxable income. A shareholder that is a Canadian-controlled private corporation may be liable to pay an additional refundable tax of 6 2/3% on such dividends.

Any United-States non-resident withholding tax on such dividends generally will be eligible to be credited against the holder’s income tax or deducted from income subject to certain limitations under the Canadian Tax Act.

Holders of Bowater Canada Exchangeable Shares Who Are Residents of Canada

The following section of the summary is applicable to a holder of Bowater Canada exchangeable shares who, for purposes of the Canadian Tax Act and any applicable income tax treaty is or is deemed to be a resident of Canada at all relevant times.

Consequences of Filing Bowater Canada Articles of Amendment

Effecting and filing the Bowater Canada articles of amendment will not cause a holder of Bowater Canada exchangeable shares to be subject to tax under the Canadian Tax Act.

Redemption or Purchase of Bowater Canada Exchangeable Shares

If the Bowater Canada shareholders’ resolution approving the filing of the Bowater Canada articles of amendment does not receive the required shareholder approval, Bowater will cause the directors of Bowater Canada to establish the business day immediately preceding the effective date of the combination as the redemption date for the then issued and outstanding Bowater Canada exchangeable shares and to proceed with the redemption of all Bowater Canada exchangeable shares that are issued and outstanding on such redemption date in accordance and compliance with the share provisions applicable to and governing the Bowater Canada exchangeable shares (subject to the exercise of the redemption call right held by Bowater Canadian Holdings). A holder of Bowater Canada exchangeable shares whose shares are redeemed by Bowater Canada or whose shares are purchased by Bowater Canadian Holdings upon the exercise of the redemption call right will receive (i) one share of Bowater common stock for each Bowater Canada exchangeable share held by such holder, plus (ii) the right to receive the full amount when paid of all unpaid dividends on the holder’s Bowater Canada exchangeable shares prior to the redemption date. A holder of Bowater Canada exchangeable shares cannot control whether such exchangeable shares will be acquired by Bowater Canadian Holdings under the redemption call right or redeemed by Bowater Canada.

Redemption by Bowater Canada. On a redemption of a Bowater Canada exchangeable share by Bowater Canada, a shareholder will generally be deemed to receive a dividend equal to the amount by which the redemption proceeds exceed the paid-up capital (for purposes of the Canadian Tax Act) of the Bowater Canada exchangeable share so redeemed. On the redemption, the holder of a Bowater Canada exchangeable share will be considered to have disposed of the Bowater Canada exchangeable share for proceeds of disposition equal to the redemption proceeds less the amount of the deemed dividend. A holder will realize a capital loss (or a capital gain) equal to the amount by which the sum of (i) the adjusted cost base to the holder of the Bowater Canada exchangeable share, and (ii) any reasonable costs of disposition, exceeds (or is less than) the proceeds of disposition. For this purpose, the “redemption proceeds” of a Bowater Canada exchangeable share will be equal to the sum of (i) the fair market value at the time of the redemption of a share of Bowater common stock, and (ii) the amount of all declared but unpaid dividends, if any, on the Bowater Canada exchangeable share.

The deemed dividend will be subject to the tax treatment described under “—Dividends on Bowater Canada Exchangeable Shares.” For a description of the tax treatment of capital gains and losses, see “—Taxation of Capital Gain or Capital Loss.”

In the case of a shareholder that is a corporation, it is possible that in some circumstances all or part of the deemed dividend may be treated as proceeds of disposition and not as a dividend.

Purchase by Bowater Canadian Holdings. On the acquisition of a Bowater Canada exchangeable share by Bowater Canadian Holdings pursuant to its redemption call right, a shareholder will generally be considered to realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition exceed (or are less than) the total of (i) the adjusted cost base of such Bowater Canada exchangeable share to the shareholder and (ii) any reasonable costs of disposition. For this purpose, the proceeds of disposition in respect of an acquisition of a Bowater Canada exchangeable share by Bowater Canadian Holdings will be equal to the sum of (i) the fair market value at the time of the purchase of Bowater Canadian Holdings of a share of Bowater common stock, and (ii) the amount of all declared but unpaid dividends on the Bowater Canada exchangeable share. The acquisition of a Bowater Canada exchangeable share by Bowater Canadian Holdings will not result in a deemed dividend. For a description of the tax treatment of capital gains and losses, see “—Taxation of Capital Gain or Capital Loss.”

The cost of shares of Bowater common stock received by a holder of a Bowater Canada exchangeable share on the redemption of such exchangeable share by Bowater Canada or on the acquisition of such exchangeable share by Bowater Canadian Holdings will be equal to the fair market value of such Bowater Canada exchangeable share at the time of such event.

Dissenting Holders of Bowater Canada Exchangeable Shares

A dissenting holder of Bowater Canada exchangeable share may be entitled to be paid the fair value of the Bowater Canada exchangeable shares held by such dissenting shareholder. For a description of the dissent rights of a Bowater Canada exchangeable shareholder, see “The Combination—Dissenting Shareholder Rights—Bowater Canada.”

Upon the receipt of a payment from Bowater Canada, a dissenting holder of Bowater Canada exchangeable shares will be deemed to receive a taxable dividend equal to the amount by which the amount paid by Bowater Canada (other than in respect of interest awarded by the court) exceeds the paid-up capital (for purposes of the Canadian Tax Act) of such holder’s Bowater Canada exchangeable shares. Such dissenting holder will also be considered to have disposed of the Bowater Canada exchangeable shares for proceeds of disposition equal to the amount received by such holder from Bowater Canada, less the amount of the deemed dividend and interest awarded by a court. As a result, such dissenting holder will also realize a capital loss (or a capital gain) equal to the amount by which the sum of (i) the adjusted cost base to the holder of the Bowater Canada exchangeable shares; and (ii) any reasonable costs of disposition, exceeds (or is less than) such proceeds of disposition. The deemed dividend is subject to the tax treatment described under “—Dividends on Bowater Canada Exchangeable Shares” except that, in the case of a holder of Bowater Canada exchangeable shares that is a corporation, it is possible that in some circumstances all or part of the deemed dividend may be treated as proceeds of disposition and not as a dividend.

Any interest awarded to a dissenting Bowater Canada shareholder by the court will be includable in such holder’s income for purposes of the Canadian Tax Act.

For a description of the tax treatment of capital gains and losses, see “—Taxation of Capital Gain or Capital Loss.”

Holders of Bowater Canada Exchangeable Shares Who Are Not Residents of Canada

The following section of the summary is applicable to a holder of Bowater Canada exchangeable shares who, for purposes of the Canadian Tax Act and at all relevant times, is not and is not deemed to be, a resident of Canada and does not, and is not deemed to, use or hold Bowater Canada Exchangeable Shares in, or in the course of, carrying on business in Canada.

Consequences of Filing Bowater Canada Articles of Amendment

Effecting and filing the Bowater Canada articles of amendment will not cause a holder of Bowater Canada exchangeable shares to be subject to tax under the Canadian Tax Act.

Redemption or Purchase of Bowater Canada Exchangeable Shares

If the Bowater Canada exchangeable shares are redeemed or purchased as set out under “—Holders of Bowater Canada Exchangeable Shares Who Are Residents of Canada—Redemption or Purchase of Bowater Canada Exchangeable Shares,” a holder of Bowater Canada exchangeable shares who is not a resident of Canada will realize a deemed dividend and/or a capital gain or loss as set out under that heading. Any deemed dividend paid to such non-resident will be subject to Canadian withholding tax at the rate of 25%, unless the rate is reduced under the provisions of an applicable income tax treaty. For example, under the Canada-United States Income Tax Convention (1980), which we refer to as the “Canada-U.S. Treaty,” the withholding rate is generally reduced to 15% in respect of a dividend paid to a person who is the beneficial owner of the dividend and who is resident in the U.S. for purposes of the Canada-U.S. Treaty.

A non-resident shareholder for whom Bowater Canada exchangeable shares are not taxable Canadian property will not be subject to tax under the Canadian Tax Act on any capital gain realized on the disposition of such shares. Generally, Bowater Canada exchangeable shares will not be “taxable Canadian property” to a non-resident shareholder at a particular time provided that (i) the shares are listed on a “prescribed stock exchange” (which includes the Toronto Stock Exchange and the New York Stock Exchange) at that time, (ii) the non-resident shareholder, persons not dealing at arm’s length with the non-resident shareholder and the non-resident shareholder together with such persons have not owned 25% or more of the Bowater Canada exchangeable shares at any time during the 60-month period ending at the particular time, and (iii) such shares are not deemed to be taxable Canadian property to the non-resident shareholder under the provisions of the Canadian Tax Act.

Dissenting Non-Resident Holders of Bowater Canada Exchangeable Shares

A dissenting holder of Bowater Canada exchangeable share may be entitled to be paid the fair value of the Bowater Canada exchangeable shares held by such dissenting shareholder. For a description of the dissent rights of a Bowater Canada exchangeable shareholder, see “The Combination —Dissenting Shareholder Rights—Bowater Canada.”

Upon the receipt of a payment by Bowater Canada, a dissenting non-resident shareholder of Bowater Canada exchangeable shares will be deemed to receive a dividend and to realize a capital gain (or capital loss) as described above under the heading “Bowater Canada Shareholders Resident in Canada––Dissenting Bowater Canada Shareholders” above. Any deemed dividends (and any interest) paid to such a non-resident shareholder will be subject to Canadian withholding tax at the rate of 25%, unless the rate is reduced under the provisions of an applicable income tax treaty. For example, under the Canada-United States Income Tax Convention (1980) (the “Canada-U.S. Treaty”), the withholding tax rate is generally reduced to 15% in respect of a dividend paid to a person who is the beneficial owner of the dividend, and who is resident in the U.S. for purposes of the Canada-U.S. Treaty.

An amount paid in respect of interest awarded by the court to a non-resident shareholder will be subject to Canadian withholding tax at the rate of 25%, unless the rate is reduced under the provisions of an applicable income tax treaty. For example, under the Canada-U.S. Treaty, the withholding tax rate is generally reduced to 10% in respect of interest paid to a person who is the beneficial owner of the interest and who is resident in the U.S. for purposes of the Canada-U.S. Treaty.

A capital gain realized by a dissenting non-resident shareholder of Bowater Canada exchangeable shares will be subject to Canadian tax only if such shares are “taxable Canadian property” as described above under the heading “—Redemption or Purchase of Bowater Canada Exchangeable Shares.”

Eligibility for Investment in Canada—Qualified Investments

Bowater Canada exchangeable shares and shares of AbitibiBowater common stock will be “qualified investments” under the Canadian Tax Act for trusts governed by registered retirement savings plans (RRSPs), registered retirement income funds (RRIFs), deferred profit sharing plans (DPSPs) or registered education savings plans (RESPs), as defined in the Canadian Tax Act, provided that such shares are listed on a “prescribed stock exchange” (which includes the TSX and the NYSE).

Ancillary rights received by holders of Bowater Canada exchangeable shares will not be “qualified investments” for trusts governed by RRSPs, RRIFs, RESPs or DPSPs. As described above, AbitibiBowater is of the view that ancillary rights have only nominal value. This determination of value is not binding on the CRA and it is possible that the CRA could take a contrary view. On the basis that the fair market value of the ancillary rights is nominal, there should be no material adverse tax consequences to trusts governed by RRSPs, RRIFs or DPSPs as a result of acquiring or holding such ancillary rights. However, RESPs holding such ancillary rights may realize material adverse consequences and should consult their own tax advisors on this matter.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE COMBINATION

The following is a summary of the material U.S. federal income tax consequences to U.S. Holders and non-U.S. Holders, each as defined below, of Abitibi common shares and Bowater common stock that receive AbitibiBowater common stock in the combination.

For these purposes, a “U.S. Holder” means:

•	a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any of its political subdivisions;

•

a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

•	an estate that is subject to U.S. federal income tax on its income, regardless of its source.

A “Non-U.S. Holder” means a beneficial owner of Abitibi common shares or Bowater common stock (other than a partnership) that is not a U.S. Holder.

This summary is based on the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” the regulations promulgated under the Code, court decisions and published rulings of the Internal Revenue Service (which we refer to as the “IRS”) currently in effect and does not take into account the possible effect of future legislative or administrative changes or court decisions. It is not intended as a complete analysis of all possible tax considerations relevant to the combination. Future legislative or administrative changes or court decisions may significantly change the conclusions expressed in this summary, and any such changes or decisions may have a retroactive effect with respect to the combination.

This summary does not address the U.S. federal income tax consequences to a U.S. Holder that holds Abitibi common shares or Bowater common stock other than as a capital asset within the meaning of Section 1221 of the Code, and does not address all aspects of U.S. federal income taxation that may be relevant to a particular stockholder subject to special treatment under the U.S. federal income tax laws including (except where expressly stated otherwise): banks or certain trusts; brokers or dealers in securities or currencies; financial institutions; insurance companies; investors in a pass-through entity; mutual funds; regulated investment companies; real estate investment trusts; tax-exempt organizations; persons holding the Abitibi common shares or Bowater common stock as part of a hedging, integrated, conversion, wash or constructive sale transaction or a straddle or synthetic security; traders in securities that have elected the mark-to-market method of accounting for securities; persons liable for alternative minimum tax; persons who acquired Abitibi common shares or Bowater common stock in a compensatory transaction; persons that have a “functional currency” other than the U.S. dollar; persons who acquired their Abitibi common shares or Bowater common stock through the exercise of options, or otherwise as compensation or through a tax-qualified retirement plan; a person owning 10% or more of the voting shares of Abitibi or Bowater; a Non-U.S. Holder who is or has previously been engaged in the conduct of a trade or business in the United States; a “controlled foreign corporation;” a “foreign personal holding company;” a “passive foreign investment company” or a U.S. expatriate.

If a partnership holds Abitibi common shares or Bowater common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Any partners of a partnership holding Abitibi common shares or Bowater common stock are urged to consult their tax advisors.

This summary does not address any non-income tax or any foreign, state or local tax consequences of the combination and does not address the tax consequences of any transaction other than the combination. Accordingly, each Abitibi and Bowater holder is strongly urged to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences of the combination to the holder.

The following discussion is not binding on the IRS. None of Abitibi, Bowater or AbitibiBowater has requested a ruling from the IRS with respect to any of the U.S. federal income tax consequences of the combination, and as a result, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions described below.

Consequences to U.S. Holders of Abitibi Common Shares

For U.S. Holders of Abitibi common shares, the arrangement and the merger, together as the combination, will constitute a tax-free exchange described in Section 351 of the Code, which will have the following consequences:

•

U.S. Holders of Abitibi common shares will recognize no gain or loss as a result of exchanging their Abitibi common shares for AbitibiBowater common stock in the combination, except with respect to any gain from cash received in lieu of fractional shares of AbitibiBowater common stock;

•

A U.S. Holder’s aggregate tax basis in the AbitibiBowater common stock received in the combination will equal (1) the aggregate tax basis of the U.S. Holders’ Abitibi common shares surrendered in the combination, less (2) the amount of cash received, if any, in lieu of a fractional share of AbitibiBowater common stock, plus (3) any gain recognized; and

•

The holding period of AbitibiBowater common stock received in the combination by a U.S. Holder of Abitibi common shares will include the holding period of the U.S. Holder’s Abitibi common shares exchanged for shares of AbitibiBowater common stock.

Cash in Lieu of Fractional Shares

A U.S. Holder of Abitibi common shares who receives cash instead of a fractional share of AbitibiBowater common stock will recognize gain equal to the lesser of the cash received or the total gain realized in the combination. A U.S. Holder of Abitibi common shares will realize gain, if any, to the extent that the total value of the AbitibiBowater common stock received plus the amount of cash received in exchange for such U.S. Holder’s Abitibi common shares exceeds such U.S. Holder’s basis in its Abitibi common shares. However, a U.S. Holder of Abitibi common shares will not recognize any loss on the combination.

Any gain recognized will constitute capital gain and will constitute long-term capital gain if the U.S. Holder’s holding period in the Abitibi common shares is greater than 12 months as of the date of the combination. For non-corporate Holders, this long-term capital gain will be taxed at a maximum U.S. federal income tax rate of 15%. Short-term capital gains are taxed at ordinary income rates.

Consequences to U.S. Holders of Bowater Common Stock

For U.S. Holders of Bowater common stock, the merger will constitute a reorganization described in Section 368(a) of the Code, which will have the following tax consequences:

•

U.S. Holders of Bowater common stock will recognize no gain or loss as a result of exchanging their Bowater common stock for AbitibiBowater common stock in the merger, except with respect to any gain from cash received instead of a fractional share of AbitibiBowater common stock;

•

A U.S. Holder’s aggregate tax basis in the AbitibiBowater common stock received in the merger (before reduction for the basis in any fractional share of AbitibiBowater common stock for which cash is received) will equal the aggregate adjusted tax basis in the Bowater common stock surrendered in the merger; and

•

The holding period of the AbitibiBowater common stock received in the merger by a U.S. Holder of Bowater common stock will include the holding period of the U.S. Holder’s Bowater common stock surrendered in the merger.

Cash in Lieu of Fractional Shares

A U.S. Holder of Bowater common stock who receives cash instead of a fractional share of AbitibiBowater common stock will recognize capital gain or loss equal to the difference between the amount of cash received and the tax basis that the U.S. Holder would have had in the fractional share. Such gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the fractional share of AbitibiBowater common stock (as determined above) would have been more than 12 months at the time of the merger. Long-term capital gains of non-corporate taxpayers are currently taxed at a maximum federal income tax rate of 15%. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitation.

Consequences to Non-U.S. Holders of Ownership of AbitibiBowater Common Stock

Dividends Received by Non-U.S. Holders on AbitibiBowater Common Stock

Dividends paid to a Non-U.S. Holder of AbitibiBowater common stock will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Under the Canada-U.S. Income Tax Convention, dividends from U.S. sources distributed to persons that are residents of Canada for purposes of the Canada-U.S. Income Tax Convention are currently subject to a maximum withholding rate of 15%. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (or, where a tax treaty applies, are attributable to a U.S. permanent establishment of the Non-U.S. Holder) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, those dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a U.S. person as defined under the Code. Any effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A Non-U.S. Holder will be required to satisfy certification requirements to claim treaty benefits or otherwise claim a reduction of, or exemption from, the U.S. withholding tax described above.

Gain or Loss on Disposition of AbitibiBowater Common Stock

Any gain realized on the disposition of AbitibiBowater common stock will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States or, if a tax treaty applies, is attributable to a permanent establishment of the Non-U.S. Holder in the United States;

•

in the case of gain recognized by an individual Non-U.S. Holder, the individual is present in the United States for 183 days or more during the taxable year of disposition and other conditions set forth in the Code are met; or

•

AbitibiBowater is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such Non-U.S. Holder’s holding period.

An individual Non-U.S. Holder described in the first bullet point in the list immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in the second bullet point in the list immediately above will be subject to a flat 30% tax (or such lower rate as may be provided by an applicable income tax treaty) on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. If a Non-U.S. Holder that is a foreign corporation falls under the first bullet point in the list immediately above, it will be subject to tax on its net gain in the same manner as if it were a U.S. person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

AbitibiBowater believes it is not currently and does not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes. If AbitibiBowater nevertheless constituted a United States real property holding corporation at a relevant time, a Non-U.S. Holder who at no time actually or constructively owned more than 5% of the AbitibiBowater common stock would not be subject to United States federal income or withholding tax on the relevant gain or the proceeds of sale, provided that the AbitibiBowater common stock was regularly traded on an established securities market within the meaning of the applicable regulations.

United States Federal Estate Tax. AbitibiBowater common stock held by an individual Non-U.S. Holder at the time of death will be included in that Holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Dividends Received by Non-U.S. Holders on Bowater Canada Exchangeable Shares

Bowater Canada does not intend to withhold any amounts in respect of U.S. withholding tax from dividends paid with respect to Bowater Canada exchangeable shares. However, no statutory, judicial or administrative authority exists that directly addresses the U.S. federal income tax treatment of dividends on the Bowater Canada exchangeable shares. If dividends on the Bowater Canada exchangeable shares were determined to constitute income from U.S. sources, Non-U.S. Holders of Bowater Canada exchangeable shares likely would be subject to U.S. withholding tax at a rate of 30%, or such lower rate as provided by an applicable income tax treaty. Under the Canada-U.S. Income Tax Convention, dividends from U.S. sources distributed to persons that are residents of Canada for purposes of the Canada-U.S. Income Tax Convention are currently subject to a maximum withholding rate of 15%. Holders of Bowater Canada exchangeable shares would be required to provide proper certification to Bowater Canada establishing eligibility for the 15% withholding rate applicable to dividends under the Canada-U.S. Income Tax Convention.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to cash payments received instead of fractional shares of AbitibiBowater common stock, the amount of dividends paid to a holder of AbitibiBowater common stock, or to the proceeds received by a holder from the sale or exchange of AbitibiBowater common stock, unless the holder is eligible for an exemption. Backup withholding may be imposed (currently at a 28% rate) on the above payments if a holder (1) fails to provide a taxpayer identification number or certification of exempt status or (2) fails to report in full dividend and interest income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

COMPARISON OF SHAREHOLDER AND STOCKHOLDER RIGHTS

Upon completion of the combination, Abitibi shareholders will no longer be shareholders of Abitibi but instead will hold shares of AbitibiBowater common stock or Bowater Canada exchangeable shares that are substantially economically equivalent to the AbitibiBowater common stock, and Bowater stockholders will no longer be stockholders of Bowater but instead will be stockholders of AbitibiBowater.

Canadian law and Abitibi’s articles of amalgamation and bylaws govern Abitibi and its relations with its shareholders. Delaware law and Bowater’s certificate of incorporation and bylaws govern Bowater and its relations with its stockholders. Delaware law and AbitibiBowater’s certificate of incorporation and bylaws will govern AbitibiBowater and its relations with its stockholders.

Although the rights and privileges of stockholders of a Delaware corporation are, in many instances, comparable to those of shareholders of a corporation organized under the CBCA, there are several differences. The following is a summary of the material differences in the rights of holders of Abitibi common shares, Bowater common stock and AbitibiBowater common stock. These differences arise from the differences between Delaware law and the CBCA and between the Abitibi articles of amalgamation and bylaws and the certificate of incorporation and bylaws of each of Bowater and AbitibiBowater. This summary is not intended to be complete and is qualified in its entirety by reference to Delaware law, the CBCA and the governing corporate instruments of Abitibi, Bowater and AbitibiBowater.

	Abitibi Shareholder Rights	Bowater Stockholder Rights	AbitibiBowater Stockholder Rights
Authorized Capital Stock	• An unlimited number of Common Shares.	• One Hundred Million shares of Common Stock, par value of US$1.00.	• One Hundred Million shares of Common Stock, par value of US$1.00.
	• An unlimited number of Class A Preferred Shares, issuable in series.	• Ten Million shares of Serial Preferred Stock, par value of US$1.00.	• Ten Million shares of Serial Preferred Stock, par value of US$1.00.

Dividends	The articles of amalgamation of Abitibi provide that, subject to the prior rights of the holders of the Class A Preferred Shares and any other shares of Abitibi ranking senior to the Common Shares with respect to priority in the payment of dividends, the holders of Common Shares shall be entitled to receive any dividends declared by the Board of Directors of Abitibi and Abitibi shall pay dividends thereon, as and when declared by the Board of Directors of Abitibi.

Same as AbitibiBowater, except that the Bowater bylaws provide that the Board of Directors may declare dividends on any class or series of stock of Bowater at any regular or special meeting.

Bowater has paid consecutive quarterly dividends of US$0.20 per share of Common Stock during 2006.

The AbitibiBowater certificate of incorporation provides with respect to Serial Preferred Stock that the Board of Directors shall determine the dividend rate or rates to which the shares of such series shall be entitled and whether dividends shall be cumulative and, if so, the date or dates from which dividends shall accumulate, and the quarterly dates on which dividends, if declared, shall be payable.

	Abitibi Shareholder Rights	Bowater Stockholder Rights	AbitibiBowater Stockholder Rights
Dividends (Continued)			Any decision regarding the dividend policies of AbitibiBowater will be determined by the Board of Directors of AbitibiBowater following completion of the combination.

Sources of Dividends	Under the CBCA, dividends may be declared at the discretion of the Board of Directors. Abitibi may pay dividends unless there are reasonable grounds for believing that (1) Abitibi is, or would after such payment be, unable to pay its liabilities as they become due or (2) the realizable value of Abitibi’s assets would, as a result of the dividend, be less than the aggregate of its liabilities and stated capital of all classes of shares.	Same as AbitibiBowater.	Delaware law provides that dividends may be paid by a Delaware corporation either out of (1) surplus or (2) in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, except when the capital is diminished to an amount less than the aggregate amount of capital represented by issued and outstanding stock having a preference on the distribution of assets.

Vote Required for Certain Transactions

Under the CBCA, certain extraordinary corporate actions, such as:

•     amalgamations (other than with certain affiliated corporations);

•     continuances;

•     sales, leases or exchanges of all, or substantially all, the property of a corporation other than in the ordinary course of business;

•     reductions of stated capital for any purpose, e.g. in connection with the payment of special distributions (subject, in certain cases, to the satisfaction of solvency tests); and

Same as AbitibiBowater.

Under Delaware law, the affirmative vote of a majority of the outstanding stock entitled to vote is required for:

•     mergers;

•     consolidations;

•     dissolutions and revocations of dissolutions; and

•     sales of substantially all of the assets of the corporation.

However, unless the certificate of incorporation requires otherwise, no vote will be required in connection with a merger where either:

•     the corporation’s certificate of incorporation is not

	Abitibi Shareholder Rights	Bowater Stockholder Rights	AbitibiBowater Stockholder Rights
Vote Required for Certain Transactions (Continued)

•     other extraordinary corporate actions such as liquidations, dissolutions and, if ordered by a court, arrangements,

are required to be approved by “special resolution.”

A “special resolution” is a resolution passed by not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution or signed by all shareholders entitled to vote on the resolution.

In specified cases, a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares, including in certain cases a class or series of shares not otherwise carrying voting rights.

In specified extraordinary corporate actions, all shares have a vote, whether or not they generally vote and, in certain cases, have separate class votes.

amended, the shares of stock of the corporation remain outstanding and the common stock of the corporation issued in the merger does not exceed 20% of the previously outstanding common stock; or

•     the merger is with a wholly owned subsidiary of the corporation for the purpose of forming a holding company and, among other things, the certificate of incorporation and bylaws of the holding company immediately following the merger will be identical to the certificate of incorporation and bylaws of the corporation prior to the merger.

The AbitibiBowater certificate of incorporation provides that any “Business Combination” (as defined in the certificate of incorporation) requires the affirmative vote of the holders of at least 75% of the voting power of AbitibiBowater, voting together as a single class, except that if any of the following conditions are satisfied with respect to any particular Business Combination, the supermajority voting requirements are not applicable:

•     the Business Combination has been

	Abitibi Shareholder Rights	Bowater Stockholder Rights	AbitibiBowater Stockholder Rights
Vote Required for Certain Transactions (Continued)

approved in writing by a majority of the Continuing Directors (as defined in the certificate of incorporation);

•     the Business Combination has been approved by a duly adopted resolution of the Board of Directors prior to the acquisition by the Acquiring Stockholder (as defined in the certificate of incorporation) of more than 5% of the voting power of the voting stock; or

•     the Business Combination is solely between AbitibiBowater and another corporation of which 50% or more of the outstanding stock entitled to vote in an election of directors is owned by AbitibiBowater.

Amendment of Certificate or Articles of Incorporation	Under the CBCA, an amendment to the articles of incorporation generally requires approval by special resolution of the voting shares. Specified amendments may also require the approval of other classes or series of shares. If the amendment is of a nature affecting a particular class or series in a manner requiring a separate class or series vote, that class or series is entitled to vote on the amendment whether or not it otherwise carries the right to vote.	Same as AbitibiBowater.	Generally, Delaware law provides that a corporation may amend its certificate of incorporation if its Board of Directors has adopted a resolution setting forth the amendment proposed and declared its advisability, and thereafter the amendment is adopted by the affirmative votes of a majority of the outstanding shares entitled to vote on the amendment and a majority of the outstanding stock of each class entitled to vote on the amendment as a class.

	Abitibi Shareholder Rights	Bowater Stockholder Rights	AbitibiBowater Stockholder Rights
Amendment of Certificate or Articles of Incorporation (Continued)			The AbitibiBowater certificate of incorporation provides that AbitibiBowater reserves the right to amend or repeal any provision contained in the certificate of incorporation, except that the following articles may be amended or repealed only by the affirmative vote of the holders of not less than 75% of the voting power of AbitibiBowater: (1) Article Fourth (Capital Stock); (2) Article Fifth (Blank Check Preferred); (3) Article Sixth (Number of Directors; Board Tenure; Classified Board); (4) Article Seventh (Director Removal); (5) Article Eighth (Board Vacancies); (6) Article Ninth (Business Combinations); (7) the last sentence of Article Tenth (Committee Voting); (8) Article Twelfth (Stockholder Written Consent); and (9) Article Thirteenth (Bylaw and Certificate Amendments).

Amendment of Bylaws	The Abitibi Board of Directors may, by resolution, make, amend or repeal any bylaw that regulates the business or affairs of the corporation. Where the directors make amend or repeal a bylaw, they are required under the CBCA to submit that action to the shareholders at the next meeting of shareholders and the shareholders may confirm, reject or amend that action by simple majority, or ordinary resolution. If the action is rejected by shareholders, or the	Same as AbitibiBowater.

Delaware law provides that the stockholders entitled to vote have the power to adopt, amend or repeal bylaws. A corporation may also confer, in its certificate of incorporation, that power upon the Board of Directors.

The AbitibiBowater certificate of incorporation provides that new bylaws may be adopted or the bylaws may be amended or repealed by a vote of either a majority of the directors of AbitibiBowater or a majority of the voting

	Abitibi Shareholder Rights	Bowater Stockholder Rights	AbitibiBowater Stockholder Rights
Amendment of Bylaws (Continued)	directors of a corporation do not submit the action to the shareholders at the next meeting of shareholders, the action will cease to be effective, and no subsequent resolution of the directors to make, amend or repeal a bylaw having substantially the same purpose or effect will be effective until it is confirmed by the shareholders.		power of AbitibiBowater except that bylaws concerning the following matters may be amended or repealed only by the affirmative vote of 75% of the Continuing Directors (where such adoption, amendment or repeal may be effected by the Board of Directors) or by the affirmative vote of the holders of not less than 75% of the voting power of AbitibiBowater: (1) the election of removal of directors; (2) the range of the number of directors; (3) the exact number of directors within such range or the method of fixing either such range or the exact number of directors within such range; (4) the classification of the Board of Directors; (5) the filling of vacancies on the Board of Directors; (6) the requirement that all stockholder action must be taken at an annual or special meeting; (7) the calling of special meetings of the stockholders; or (8) the method of adopting, amending or repealing of bylaws.

Dissent or Appraisal Rights	The CBCA provides that shareholders of a corporation are entitled to exercise dissent rights and to be paid the fair value of their shares as determined by the Board of Directors of the corporation or, failing which, by the appropriate Canadian court upon an application timely brought by the corporation or a	Same as AbitibiBowater.	Delaware law provides that a holder of shares of any class or series has the right, in specified circumstances, to dissent from a merger or consolidation by demanding payment in cash for the stockholder’s shares equal to the fair value of those shares, as determined by the Delaware Chancery Court in an action timely brought

	Abitibi Shareholder Rights	Bowater Stockholder Rights	AbitibiBowater Stockholder Rights
Dissent or Appraisal Rights (Continued)

dissenting shareholder, in connection with specified matters, including:

•     any amalgamation with another corporation (other than with certain affiliated corporations);

•     an amendment to the corporation’s articles to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of the class in respect of which a shareholder is dissenting;

•     an amendment to the corporation’s articles to add, change or remove any restriction upon the business or businesses that the corporation may carry on;

•     a continuance under the laws of another jurisdiction;

•     a sale, lease or exchange of all, or substantially all, the property of the corporation other than in the ordinary course of business;

•     a court order permitting a shareholder to dissent in connection with an application to the court for an order approving an arrangement proposed by the corporation;

•     the carrying out of a going-private transaction or a

by the corporation or a dissenting stockholder. Delaware law grants these appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock. Further, no appraisal rights are available for shares of any class or series listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders, unless the agreement of merger or consolidation requires the holders to accept for their shares anything other than:

•     shares of the stock of the surviving corporation;

•     shares of the stock of another corporation that are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders;

•     cash in lieu of fractional shares of the stock described in the two preceding clauses; or

	Abitibi Shareholder Rights	Bowater Stockholder Rights	AbitibiBowater Stockholder Rights
Dissent or Appraisal Rights (Continued)	squeeze-out transaction; and		• any combination of the above.

•     certain amendments to the articles of a corporation which require a separate class or series vote by a holder of shares of any class or series.

However, a shareholder is not entitled to dissent if an amendment to the articles is effected by a court order approving a reorganization or by a court order made in connection with an action for an oppression remedy.

In addition, appraisal rights are not available to stockholders of the surviving corporation in specified mergers that do not require the vote of the stockholders of the surviving corporation.

Oppression Remedy

The CBCA provides an oppression remedy that enables a court to make any order, whether interim or final, to rectify matters that are oppressive or unfairly prejudicial to or that unfairly disregard the interests of any securityholder, director or officer of the corporation if an application is made to a court by a “complainant,” which includes:

•     a present or former registered holder or beneficial owner of securities of the corporation or any of its affiliates;

•     a present or former officer or director of the corporation or any of its affiliates;

•     the director appointed under the CBCA; and

•     any other person who in the discretion of the court is a proper

		Delaware law does not provide for a similar remedy.	Delaware law does not provide for a similar remedy.

	Abitibi Shareholder Rights	Bowater Stockholder Rights	AbitibiBowater Stockholder Rights
Oppression Remedy (Continued)

person to make such application.

The oppression remedy provides the court with very broad and flexible powers to intervene in corporate affairs to protect shareholders and other complainants. While conduct that is in breach of fiduciary duties of directors or that is contrary to the legal right of a complainant will normally trigger the court’s jurisdiction under the oppression remedy, the exercise of that jurisdiction does not depend on a finding of a breach of those legal and equitable rights. Furthermore, the court may order a corporation to pay the interim expenses of a complainant seeking an oppression remedy, but the complainant may be held accountable for interim costs on final disposition of the complaint (as in the case of a derivative action as described in “—Shareholder Derivative Actions” see below).

Shareholder Derivative Actions

An Abitibi shareholder may apply to a Canadian court for leave to bring an action in the name and on behalf of Abitibi or any of its subsidiaries, or to intervene in an existing action to which Abitibi or any of its subsidiaries is a party. Under the CBCA, no action may be brought and no intervention in an action may be made unless a court is satisfied that:

•     the shareholder has given required notice to the directors of Abitibi

		Same as AbitibiBowater.	Under Delaware law, AbitibiBowater stockholders may bring derivative actions on behalf of, and for the benefit of, AbitibiBowater. The plaintiff in a derivative action on behalf of AbitibiBowater either must be or have been a stockholder of AbitibiBowater at the time of the transaction or must be a stockholder who became a stockholder by operation of law in the transaction regarding which the

	Abitibi Shareholder Rights	Bowater Stockholder Rights	AbitibiBowater Stockholder Rights
Shareholder Derivative Actions (Continued)

or the subsidiary of the shareholder’s intention to apply to the court if the directors do not bring, diligently prosecute or defend or discontinue the action;

•     the shareholder is acting in good faith; and

•     the request appears to be in the interests of Abitibi or the relevant subsidiary.

Under the CBCA, the court in a derivative action may make any order it thinks fit.

stockholder complains. A stockholder may not sue derivatively on behalf of AbitibiBowater unless the stockholder first makes a demand on AbitibiBowater that it bring suit and the demand is refused, unless it is shown that making such a demand would have been a futile act.

Director Qualifications

Generally, at least 25% of the directors of a CBCA corporation must be resident Canadians. The CBCA requires that a corporation whose securities are publicly traded have not fewer than three directors, at least two of whom are not officers or employees of the corporation or its affiliates.

Furthermore, under the CBCA, no business may be transacted at a meeting of the Board of Directors unless 25% of the directors present are resident Canadians.

Same as AbitibiBowater, except that the Bowater bylaws provide for mandatory retirement of directors at the age of 65 for employee directors and 72 for outside directors.

Delaware law does not have director residency requirements comparable to those of the CBCA. Delaware law permits a corporation to prescribe qualifications for directors under its certificate of incorporation or bylaws.

Neither the AbitibiBowater certificate of incorporation nor its bylaws provide citizenship or residency qualifications for its directors.

Number of Directors	Abitibi’s articles and bylaws state that the minimum number of directors is 3 and the maximum is 21. The actual number of directors, within that range, is determined by the Board of Directors from time to time. The CBCA	Delaware law provides that a corporation’s Board of Directors must consist of one or more members and that the number of directors will be fixed by, or in the manner provided in, the corporation’s bylaws or the certificate of incorporation.	Delaware law provides that a corporation’s Board of Directors must consist of one or more members and that the number of directors will be fixed by, or in the manner provided in, the corporation’s bylaws or the certificate of incorporation.

	Abitibi Shareholder Rights	Bowater Stockholder Rights	AbitibiBowater Stockholder Rights
Number of Directors (Continued)	provides that any amendment to increase or decrease this minimum or maximum number of directors requires the approval of shareholders of Abitibi by special resolution.

The Bowater certificate of incorporation and bylaws together provide that the number of directors constituting the whole Board of Directors will not less than 9 or more than 15 as fixed from time to time by resolution of the whole Board of Directors. Bowater has a classified Board of Directors, where the Board is divided into 3 classes and directors in each class serve 3 year terms.

The Bowater Board of Directors currently consists of 9 directors (8 non-employees).

The AbitibiBowater certificate of incorporation provides that the number of directors constituting the whole Board of Directors will be not less than 9 or more than 15, and the number will be 9 if at any time the bylaws do not fix the number of directors.

AbitibiBowater has a classified Board of Directors, where the Board is divided into 3 classes and directors in each class serve 3 year terms.

The AbitibiBowater bylaws provide that, until the third annual meeting of stockholders following completion of the combination, unless otherwise determined by a Required Majority Vote (as defined in the AbitibiBowater bylaws), the total number of directors will be 14, with 12 independent directors plus the Chairman and the President and Chief Executive Officer. For further details, see “Governance and Management of AbitibiBowater after Completion of the Combination.”

Removal of Directors	Under the CBCA, unless the articles of a corporation provide for cumulative voting (which is not the case for Abitibi), shareholders of the corporation may, by a majority of the votes cast at	Same as AbitibiBowater, except with respect to provisions dealing with removal of the Executive Chairman and the President and Chief Executive Officer.	Delaware law generally provides that any director may be removed, with or without cause, by the affirmative vote of a majority of the shares then entitled to vote at an election of directors, except

	Abitibi Shareholder Rights	Bowater Stockholder Rights	AbitibiBowater Stockholder Rights
Removal of Directors (Continued)	a special meeting, remove any director or directors from office. If holders of a class or series of shares have the exclusive right to elect one or more directors, a director elected by them may only be removed by a majority of the votes cast at a meeting of the shareholders of that class or series.

in the case of a corporation that has a classified Board of Directors or which has cumulative voting in elections of directors.

The AbitibiBowater certificate of incorporation and bylaws provide that a director may be removed only for cause and only by the affirmative vote of the holders of at least 75% of the voting power of AbitibiBowater entitled to vote at an election of directors; provided that, as specified in the AbitibiBowater bylaws, until the third annual meeting following the completion of the combination, the Executive Chairman and the President and Chief Executive Officer may be removed as directors only upon the vote of at least two-thirds of the total number of directors.

Filling Vacancies on the Board of Directors	Under the CBCA, a vacancy among directors created by the removal of a director by shareholders may be filled at a meeting of shareholders at which the director is removed. In addition, the CBCA allows a vacancy on the Board of Directors to be filled by a quorum of directors except for the case when the vacancy results from an increase in the number or minimum or maximum number of directors or from a failure to elect the number or minimum number of directors required by	Same as AbitibiBowater, except with respect to the provision dealing with vacancies until the third annual meeting of stockholders following completion of the combination.

The AbitibiBowater certificate of incorporation and bylaws provide that vacancies in the Board of Directors occurring for any reason and any newly created directorships resulting from any increase in the number of directors may be filled only by the Board of Directors, acting by:

•     a vote of at least a majority of the remaining directors then in office, though less than a quorum, if no Acquiring Stockholder has

	Abitibi Shareholder Rights	Bowater Stockholder Rights	AbitibiBowater Stockholder Rights
Filling Vacancies on the Board of Directors (Continued)	Abitibi’s articles of amalgamation. The CBCA and Abitibi’s articles of amalgamation authorize the Board of Directors to appoint one or more additional directors, who shall hold office for a term expiring not later than the close of the next annual meeting of shareholders, but the total number of directors so appointed may not exceed one-third of the number of directors elected at the previous annual meeting of shareholders and those additional directors may hold office for a term expiring not later than the close of the next annual meeting of shareholders.

become such in the twelve months immediately preceding the occurrence of such vacancy or the creation of such new directorship, or

•     a vote of at least 75% of the Continuing Directors then in office, though less than a quorum, if an Acquiring Stockholder has become such in the twelve months immediately preceding in the occurrence of such vacancy or the creation of such new directorship.

Notwithstanding the foregoing, until the third annual meeting of stockholders following completion of the combination, any vacancy created by the removal of an Abitibi Director (as defined in the AbitibiBowater bylaws) shall be filled with a designee approved by the majority vote of the remaining Abitibi Directors and any vacancy created by the removal of a Bowater Director (as defined in the AbitibiBowater bylaws) shall be filled with a designee approved by the majority vote of the remaining Bowater Directors unless such requirement is waived or amended by a Required Majority Vote.

	Abitibi Shareholder Rights	Bowater Stockholder Rights	AbitibiBowater Stockholder Rights
Quorum of Directors

Abitibi’s bylaws provide that a majority of the whole Board of Directors, if present at the commencement of the meeting, will constitute a quorum, provided that, after the commencement of the meeting, one-third of the whole Board of Directors will constitute a quorum. A majority of the directors present, whether or not a quorum, may adjourn any meeting from time to time.

In addition, under the CBCA, no business may be transacted at any meeting of the Board of Directors unless 25% of the directors present are residents of Canada.

		Same as AbitibiBowater.	The AbitibiBowater bylaws provide that a majority of the whole Board of Directors will constitute a quorum. A majority of the directors present, whether or not a quorum, may adjourn any meeting from time to time, and the meeting may be held as adjourned without further notice.

Annual Meeting of Shareholders	Under the CBCA, the Board of Directors must call an annual meeting of shareholders not later than 15 months after holding the last preceding annual meeting but no later than six months after the end of the corporation’s preceding financial year. The corporation may apply to a Canadian court for an order extending the time for calling an annual meeting. Meetings of shareholders must typically be held at a location within Canada as determined by the directors.	Same as AbitibiBowater	Delaware law provides that if no date has been designated for an annual meeting for the election of directors for a period of 13 months after the last annual meeting or last action by written consent to elect directors in lieu of a meeting, a court may summarily order a meeting to be held upon application of any stockholder or director. Meetings of stockholders may be held at such place, either within or without the State of Delaware, as designated by a corporation’s articles or bylaws, or, if not so designated, by the board of directors. AbitibiBowater’s articles and bylaws do not designate a place for meetings.

	Abitibi Shareholder Rights	Bowater Stockholder Rights	AbitibiBowater Stockholder Rights
Notice of Meeting of Shareholders	Under the CBCA, notice of the date, time and place of a meeting of Abitibi shareholders must be given not less than 21 days nor more than 60 days prior to the meeting to each director, to the auditor and to each shareholder entitled to vote at the meeting. In the case of a special notice, the notice must also state the nature of the business to be transacted at the meeting and the text of any special resolution to be submitted to the meeting.	Same as AbitibiBowater.

Delaware law provides that, whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting stating, among other things, the place (if any), date and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called must be given not less than 10 or more than 60 days before the date of the meeting to each stockholder entitled to vote at the meeting.

The AbitibiBowater bylaws provide that notice of each annual or special meeting stating the place, day, hour and purpose thereof will be delivered in writing personally or by mail not less than 10 or more than 60 days prior to such meeting, except that if the matter to be acted upon is a merger or consolidation of AbitibiBowater, or a sale, lease or exchange of all or substantially all of AbitibiBowater’s assets, such notice shall be given not less than 20 or more than 60 days prior to the meeting.

Record Date for Notice of Meetings of Shareholders and Shareholder Votes	Under the CBCA, the directors may fix in advance a date as the record date for the determination of shareholders entitled to receive notice of a meeting of shareholders, but the record date must not precede by more than 60 days or by less than 21 days	Same as AbitibiBowater.	Delaware law and the AbitibiBowater bylaws provide that, for the purposes of determining the stockholders entitled to receive notice of and to vote at any stockholder meeting, the Board of Directors may fix a record date that does not precede

	Abitibi Shareholder Rights	Bowater Stockholder Rights	AbitibiBowater Stockholder Rights
Record Date for Notice of Meetings of Shareholders and Shareholder Votes (Continued)	(30 days under Canadian securities regulations) the date on which the meeting is to be held. If no record date is fixed, the record date will be at the close of business on the day immediately preceding the day on which the notice is given or, if no notice is given, the day on which the meeting is held. If a record date is fixed, notice thereof shall be given, not less than seven days before the date so fixed by newspaper advertisement in the manner provided by the CBCA and by written notice to each stock exchange in Canada on which the shares of Abitibi are listed for trading.

the date upon which the resolution fixing the record date is adopted by the Board of Directors and that is 10 to 60 days before the date of the meeting. The bylaws also state that the record date must not be more than 60 days before any other action. If no record date is fixed by the Board of Directors, the record date will be the close of business on the day next preceding the date on which notice of the meeting is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

Additionally, Delaware law provides that, for the purposes of determining the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date will not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by

	Abitibi Shareholder Rights	Bowater Stockholder Rights	AbitibiBowater Stockholder Rights
Record Date for Notice of Meetings of Shareholders and Shareholder Votes (Continued)			law, will be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to AbitibiBowater. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking the prior action.

Proxies	The CBCA provides that every Abitibi shareholder entitled to vote at a meeting of shareholders may appoint a person or persons, who need not be shareholders, to attend and act for the shareholder at the meeting by proxy. The proxy must be dated and executed by the shareholder or the shareholder’s attorney authorized in writing, or if the shareholder is a body corporate, by its duly authorized officer or attorney, and will cease to be valid after one year. The directors may by resolution fix a time not exceeding 48 hours, excluding Saturdays and holidays, preceding any meeting before which time proxies to be used at that meeting must be deposited with Abitibi or its transfer agent.	Same as AbitibiBowater.	Delaware law provides that each stockholder entitled to vote at a stockholder meeting or to express consent to or dissent from corporate action in writing without a meeting may authorize another person or persons to act for the stockholder by proxy, but no proxy may be voted or acted upon after three years from its date unless the proxy provides for a longer period. In addition, the AbitibiBowater bylaws provide that a proxy, unless coupled with an interest, will be revocable at will, but that the revocation of a proxy will not be effective until the notice thereof is communicated to the Secretary of AbitibiBowater.

	Abitibi Shareholder Rights	Bowater Stockholder Rights	AbitibiBowater Stockholder Rights
Proxies (Continued)	A shareholder may revoke a proxy by depositing an instrument in writing executed by the shareholder or the shareholder’s attorney authorized in writing at the registered office of the corporation up to and including the last business day prior to the meeting or with the chairman of the meeting on the day of the meeting.

Advance Notice Provisions for Shareholder Proposals	Under the CBCA, shareholder proposals, including proposals with respect to the nomination of candidates for election to the Board of Directors, may be made by eligible registered or beneficial holders of shares entitled to be voted at an annual meeting of shareholders. Proposals must be submitted at least 90 days before the anniversary date of the notice of meeting that was sent to shareholders in connection with the immediately preceding annual meeting. To be eligible to submit a proposal, a shareholder must be or have the support of the registered or beneficial holder of, (i) at least 1% of the total number of outstanding voting shares of the corporation or (ii) shares whose fair market value is at least C$2,000 on the close of business on the day before the shareholder submits the proposal, and those registered or beneficial holders must have held the shares for at least six	Same as AbitibiBowater.

Pursuant to the AbitibiBowater bylaws, a stockholder nomination for directors must be given (subject to preferential rights of any holders of any class or series of stock) with written notice:

•     with respect to an election to be held at an annual meeting of stockholders, 120 days prior to the anniversary date of the immediately preceding annual meeting; and

•     with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the 7th day following the date on which notice of such meeting shall first be given to stockholders.

Pursuant to the AbitibiBowater bylaws, a stockholder proposal must be:

•     specified in the written notice of the meeting (or any supplement

	Abitibi Shareholder Rights	Bowater Stockholder Rights	AbitibiBowater Stockholder Rights
Advance Notice Provisions for Shareholder Proposals (Continued)

months immediately prior to the submission of the proposal. Proposals for director nominations must be signed by one or more holders of shares representing not less than 5% of the shares (or shares of a class) entitled to vote at the meeting.

The foregoing provisions do not preclude nominations made at meetings of shareholders.

thereto) given by or at the direction of the Board of Directors or otherwise brought before the meeting by or at the direction of the Board of Directors, or

•     otherwise properly brought before the meeting by a stockholder.

For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given written notice of the proposed business, either by personal delivery or by United States mail, postage prepaid, to the Secretary of AbitibiBowater, such that the Secretary shall receive such notice at least 120 days prior to the anniversary date of the immediately preceding annual meeting or not later than 10 days after notice or public disclosure of the date of the annual meeting shall be given or made to stockholders, whichever date shall be earlier.

Quorum of Shareholders	Under Abitibi’s bylaws, two or more persons present in person and representing in their own right or by proxy not less than 20% in number of the shares entitled to vote at the meeting constitute a quorum.	Same as AbitibiBowater.	Under AbitibiBowater’s bylaws, the holders of shares of stock of AbitibiBowater representing one-third of the voting power of the outstanding stock of AbitibiBowater entitled to vote and present in person or by proxy constitute a quorum.

	Abitibi Shareholder Rights	Bowater Stockholder Rights	AbitibiBowater Stockholder Rights
Quorum of Shareholders (Continued)			The bylaws also provide that if at any time AbitibiBowater has outstanding shares of stock (“contingent vote shares”) the voting power of which is dependent upon the receipt of instructions from holders of securities of a subsidiary of AbitibiBowater, then for purposes of determining the outstanding voting power of the stock of AbitibiBowater, the record holder of such contingent vote shares shall be deemed to have received all such instructions, and for the purposes of determining the voting power of the shares of stock present at the meeting, such contingent vote shares shall only have the voting power to which they would have otherwise been entitled to based on the instructions actually received.

Calling a Special Meeting of Shareholders	Under the CBCA, the holders of not less than 5% of the shares that carry a right to vote at a meeting may requisition the directors to call a meeting of shareholders. If the directors do not call the meeting within 21 days after receiving a request in compliance with this provision, any shareholder who signed the request may call the meeting.	Same as AbitibiBowater.

Under Delaware law a special meeting of stockholders may be called only by a corporation’s Board of Directors or other persons authorized in the corporation’s certificate of incorporation or bylaws.

The AbitibiBowater bylaws provide that a special meeting of the stockholders may be called only by the Board of Directors, the Chairman of the Board of Directors, the President and Chief Executive Officer of AbitibiBowater or a committee of the Board of Directors whose designated powers include the ability to call a special meeting of the stockholders.

	Abitibi Shareholder Rights	Bowater Stockholder Rights	AbitibiBowater Stockholder Rights
Shareholder Consent in Lieu of Meeting

Under the CBCA, generally, shareholder action without a meeting may only be taken by written resolution signed by all shareholders who would be entitled to vote on the relevant issue at a meeting.

For a public company such as Abitibi, this effectively means that all actions requiring shareholder approval must be taken at a duly convened shareholders’ meeting.

Same as AbitibiBowater.

Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting and without prior notice if a consent in writing is signed by the holders of the minimum number of votes necessary to authorize the action at a meeting at which all shares entitled to vote were present and voted.

AbitibiBowater’s certificate of incorporation and bylaws provide that stockholders may not act by written consent and may only take action at the annual meeting or a special meeting of the stockholders.

Fiduciary Duties of Directors and Officers	Directors and officers of corporations governed by the CBCA have fiduciary obligations to the corporation. Under the CBCA, in exercising their powers and discharging their duties, directors and officers must act honestly and in good faith with a view to the best interests of the corporation, and must exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.	Same as AbitibiBowater.	Directors of corporations incorporated or organized under Delaware law have fiduciary obligations to the corporation and its stockholders. These fiduciary obligations require the directors to act in accordance with the so-called duties of “due care” and “loyalty.” Under Delaware law, the duty of care requires that the directors act in good faith, in an informed and deliberative manner and that they inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of loyalty requires a director to act in good faith in a manner

	Abitibi Shareholder Rights	Bowater Stockholder Rights	AbitibiBowater Stockholder Rights
Fiduciary Duties of Directors and Officers (Continued)			reasonably believed to be in the best interests of the corporation and its stockholders and not in their own interests.

Delaware case law indicates that officers are generally assumed to have the same fiduciary duties as directors.

Indemnification of Officers and Directors

Under the CBCA, a corporation may indemnify a director or officer, a former director or officer or a person who acts or acted at the corporation’s request as a director or officer or an individual acting in a similar capacity of another entity (whom we refer to in this document as an “indemnifiable person”) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the indemnifiable person in any civil, criminal, administrative, investigative or other proceeding in which the person is involved because of that association, if:

•     the person acted honestly and in good faith with a view to the best interests of the corporation or other entity, and

•     in the case of a criminal or administrative action enforceable by a monetary penalty, the person had reasonable grounds for believing the person’s conduct was lawful.

Same as AbitibiBowater.

Delaware law provides that a corporation may indemnify its present and former directors, officers, employees and agents, as well as any individual serving with another corporation in that capacity at the corporation’s request against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement of actions, if:

•     the individual acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation,

•     in the case of a criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful, and

•     no indemnification is paid for judgments and settlements in actions by or in the right of the corporation.

A corporation may not indemnify a current or former director or officer of the corporation against expenses to the extent the

	Abitibi Shareholder Rights	Bowater Stockholder Rights	AbitibiBowater Stockholder Rights
Indemnification of Officers and Directors (Continued)

A corporation may advance moneys to an indemnifiable person for the costs, charges and expenses of a proceeding provided that the indemnifiable person repays the moneys if he or she does not fulfill the above-mentioned requirements.

An indemnifiable person is also entitled to indemnity for reasonable defense costs and expenses if the person fulfills the above mentioned requirements and was not judged to have committed any fault or omitted to do anything the person ought to have done.

In the case of a derivative action, indemnity may be made only with court approval, if the indemnifiable person fulfills the above-mentioned requirements.

Under the bylaws of Abitibi, Abitibi is required to indemnify each director or officer, former director or officer or person who acts or acted at the request of Abitibi as a director or officer of a body corporate of which Abitibi is or was a shareholder or creditor, and his or her heirs and legal representatives (subject to the limitations under the CBCA).

In addition, Abitibi may purchase and maintain insurance against liability asserted against or incurred by any of the persons person is adjudged to be liable to the corporation unless a court approves of the indemnity.

A corporation must indemnify such directors and officers to the extent they are successful on the merits or otherwise in defense of the action or matter at issue. In addition, Delaware law allows for the advance payment of expenses prior to final disposition of an action, so long as, in the case of a current director or officer, the person undertakes to repay any amount advanced if it is later determined that the person is not entitled to indemnification.

Under Delaware law, AbitibiBowater may also grant indemnities that are greater than or different from that provided for in the certificate of incorporation.

In addition, AbitibiBowater may purchase and maintain insurance against liability asserted against or incurred by any of the persons referred to above whether or not it would have the power to indemnify them against this liability under Delaware law.

AbitibiBowater’s certificate of incorporation provides that in order to induce officers, directors, employees, or agents of AbitibiBowater to continue to serve as

	Abitibi Shareholder Rights	Bowater Stockholder Rights	AbitibiBowater Stockholder Rights
Indemnification of Officers and Directors (Continued)	referred to above, whether or not Abitibi would have the power to indemnify that person against this liability under the CBCA.		AbitibiBowater’s directors and officers (or at AbitibiBowater’s request the directors and officers of another corporation) such directors and officers will be indemnified and held harmless from any and all claims and liabilities to which they may be or may become subject to as a result of such position as director or officer. AbitibiBowater will reimburse each such person for all legal and other expenses reasonably incurred to the extent permitted under Delaware law.

Limitations on Directors’ Liability	The CBCA does not permit any limitation of a director’s liability other than in connection with the adoption of a unanimous shareholder agreement (which is not the case for Abitibi) that restricts certain powers of the directors.	Same as AbitibiBowater.

The AbitibiBowater certificate of incorporation provides that, to the full extent permitted under Delaware law, a director of AbitibiBowater shall not be liable to AbitibiBowater or its stockholders for monetary damages for breach of fiduciary duty as a director.

Delaware law provides that a corporation may limit the liability of directors such that they will not be personally liable to the corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability:

•     for any breach of their duty of loyalty to the corporation or its stockholders;

•     for acts or omissions not in good faith or

	Abitibi Shareholder Rights	Bowater Stockholder Rights	AbitibiBowater Stockholder Rights
Limitations on Directors’ Liability (Continued)

which involve intentional misconduct or a knowing violation of law;

•     under Section 174 of the DGCL relating to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•     for any transactions from which the director derived an improper personal benefit.

The limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.

Certain Anti-Takeover Provisions and Interested Shareholders	The CBCA does not contain a provision comparable to Delaware law with respect to business combinations. However, rules or policies of certain Canadian securities regulatory authorities, including Rule 61-501 of the Ontario Securities Commission and Policy Statement Q-27 of the Québec Autorité des marchés financiers, contain requirements in connection with “related party transactions.” A related party transaction means, generally, any transaction by which a corporation, directly or indirectly, consummates one or more specified transactions with a related party including purchasing or disposing of an asset, issuing securities	Same as AbitibiBowater.	Section 203 of the DGCL prohibits a stockholder from owning 15% or more of the outstanding voting shares of a Delaware corporation from engaging in Business Combinations (as defined in Section 203 to include, among other things, certain mergers, asset sales, as well as certain affiliate transactions, including those in which the 15% stockholder receives a disproportionate share of any financial benefits provided by the corporation) for a period of 3 years. The principal exceptions are as follows: (i) the Board of Directors approves a Business Combination or acquisition of 15% of the voting stock

	Abitibi Shareholder Rights	Bowater Stockholder Rights	AbitibiBowater Stockholder Rights
Certain Anti-Takeover Provisions and Interested Shareholders (Continued)

and assuming liabilities. A “related party” is defined in OSC Rule 61-501 and Policy Statement Q-27 and includes directors and senior officers of the corporation and holders of voting securities carrying, whether alone or acting jointly or in concert, more than 10% of the voting rights attaching to all issued and outstanding voting securities of the issuer or of a sufficient number of any securities of the issuer to materially affect control of the issuer.

OSC Rule 61-501 and Policy Statement Q-27 require more detailed disclosure in the proxy material sent to securityholders in connection with a related party transaction, and, subject to certain exceptions, the preparation of a formal valuation with respect to the subject matter of the related party transaction and any non-cash consideration offered and the inclusion of a summary of the valuation in the proxy material. OSC Rule 61-501 and Policy Statement Q-27 also require that, subject to certain exceptions, an issuer will not engage in a related party transaction unless approval of a majority of the disinterested shareholders of Abitibi for the related party transaction has been obtained (the “majority of the minority” requirement).

of the corporation calculated prior to the acquisition; (ii) a Business Combination is approved by the Board of Directors (even after the 15% stockholder became such) and is approved by 66 2/3% of the outstanding voting stock of the corporation that is not owned by the 15% stockholder; (iii) the stockholder acquired 85% or more of the outstanding voting stock of the corporation in the transaction in which the stockholder became a 15% stockholder. In calculating the number of shares outstanding for purposes of this exception, shares owned by directors who are also officers and by employee stock plans that do not provide for confidential tendering by participants shall be excluded; (iv) the continuing directors have approved a merger, sale of assets or tender offer with a third party who is not a 15% stockholder and has not been such within the 3 years preceding such approval (i.e., the continuing directors have determined that the corporation should be sold); or (v) the corporation has “opted out” of Section 203 by certificate of incorporation or bylaw amendment before the 15% stockholder became such.

AbitibiBowater has not opted out of Section 203.

CURRENT DIRECTORS AND EXECUTIVE OFFICERS OF ABITIBIBOWATER

Our current directors and executive officers are expected to serve until the consummation of the combination. For a description of the governance and management of AbitibiBowater after completion of the combination, see “Governance and Management of AbitibiBowater after Completion of the Combination.” There are no family relationships among executive officers or directors and no arrangements or understandings between any officer and any other person under which the officer was selected. Set forth below are the names, positions and ages, as of May 7, 2007, of our directors and executive officers:

John W. Weaver Age: 61	Chairman and Director—Mr. Weaver was appointed Chairman of AbitibiBowater and elected to the AbitibiBowater Board of Directors in January of 2007. He is currently the President and Chief Executive Officer and a director of Abitibi. Mr. Weaver was elected to the Board of Directors of Abitibi in 1999. He has been President and Chief Executive Officer of Abitibi since 1999. Mr. Weaver graduated with a Ph.D. from the Institute of Paper Science and Technology. He was Chairman of the Forest Products Association of Canada in 2002 and 2003. Mr. Weaver joined Abitibi in 1988.

David J. Paterson Age: 52	President and Director—Mr. Paterson was appointed President of AbitibiBowater and elected to the AbitibiBowater Board of Directors in January of 2007. Effective January 1, 2007, he was elected Chairman of the Board of Directors of Bowater. He has been President and Chief Executive Officer of Bowater since May 2006. Mr. Paterson was Executive Vice President of Georgia-Pacific Corporation, in charge of its Building Products Division from 2003 to 2006. At various times since 2000, Mr. Paterson has been responsible for Georgia-Pacific’s Pulp and Paperboard Division, Paper and Bleached Board Division, and Communication Papers Division. Mr. Paterson joined Georgia-Pacific in 1987.

William G. Harvey Age: 49	Vice President, Secretary and Director—Mr. Harvey was appointed Vice President and Secretary of AbitibiBowater and elected to the AbitibiBowater Board of Directors in January of 2007. He has served as the Executive Vice President and Chief Financial Officer of Bowater since August of 2006. From 2005 to 2006, Mr. Harvey was Senior Vice President and Chief Financial Officer and Treasurer of Bowater. From 1998 to 2005, Mr. Harvey was Bowater’s Vice President and Treasurer. From 1995 to 1998, Mr. Harvey was Vice President and Treasurer of Avenor Inc., a pulp and paper company, until its acquisition by Bowater.

Pierre Rougeau Age: 49	Vice President, Treasurer and Director—Mr. Rougeau was appointed Vice President and Treasurer of AbitibiBowater and elected to the AbitibiBowater Board of Directors in January of 2007. He is currently the Senior Vice-President, Corporate Development and Chief Financial Officer of Abitibi. Mr. Rougeau has been Senior Vice-President, Corporate Development and Chief Financial Officer since 2001 when he joined Abitibi. Mr. Rougeau graduated with a MSc in finance from Sherbrooke University (Sherbrooke, Quebec, Canada) and a bachelor’s degree in business administration from St. Louis University (St. Louis, Missouri, U.S.A.). Before joining Abitibi, Mr. Rougeau was Managing Director at UBS Bunting Warburg Inc.

Joseph B. Johnson Age: 44	Controller—Mr. Johnson was appointed Controller of AbitibiBowater in March of 2007. Mr. Johnson was promoted to Vice President and Controller of Bowater in January of 2006. From 2003 to 2006, he was Director, Accounting & Compliance Reporting of Bowater. From 2001 to 2003, he was Director, Financial Reporting of Bowater. Previously, he was with Ernst & Young, LLP, an international accounting firm, where he held various audit and assurance advisory positions from 1987 through 2001.

GOVERNANCE AND MANAGEMENT OF ABITIBIBOWATER

AFTER COMPLETION OF THE COMBINATION

This section of the document describes the material governance and management arrangements that have been agreed upon by the parties with respect to AbitibiBowater upon completion of the combination. You should read the complete text of the amended and restated certificate of incorporation and restated bylaws of AbitibiBowater to become effective upon completion of the merger, which are attached as Annexes I and J to this document, respectively, in conjunction with this summary. We urge you to read the full text of the proposed amended and restated certificate of incorporation and restated bylaws of AbitibiBowater because they are the legal documents that will govern AbitibiBowater after the combination.

Composition of the Board of Directors

Until the third annual meeting of stockholders of AbitibiBowater following the completion of the combination, which we refer to as the “third annual meeting,” unless otherwise determined by the affirmative vote of directors consisting of at least two-thirds of the total number of directors of AbitibiBowater or, if required by the AbitibiBowater certificate of incorporation, at least 75% of the Continuing Directors (as defined in the AbitibiBowater certificate of incorporation) – we refer to such required vote, as applicable, as a “required majority vote”— the following terms will apply with respect to the Board of Directors of AbitibiBowater:

•

The total number of directors will be 14, with 12 independent directors (with independence to be determined in accordance with NYSE standards) plus the Chairman and the President and Chief Executive Officer.

•

Exactly 50% of the members of the AbitibiBowater Board of Directors will consist of the Chairman and directors elected from among individuals nominated by a majority of Abitibi Directors, as defined below, serving on the Nominating and Governance Committee of the AbitibiBowater Board of Directors. We refer to these members of the AbitibiBowater Board of Directors, and any replacement for any such members appointed or nominated in accordance with the AbitibiBowater bylaws, as “Abitibi Directors.”

•

Exactly 50% of the members of the AbitibiBowater Board of Directors will consist of the President and Chief Executive Officer and directors elected from among individuals nominated by a majority of Bowater Directors, as defined below, serving on the Nominating and Governance Committee of the AbitibiBowater Board of Directors. We refer to these members of the AbitibiBowater Board of Directors, and any replacement for any such members appointed or nominated in accordance with the AbitibiBowater bylaws, as “Bowater Directors.”

•

So long as the Chairman of the AbitibiBowater Board of Directors is not an independent director, one Abitibi Director selected by a majority of the Abitibi Directors, and one Bowater Director selected by a majority of the Bowater Directors, will serve as co-lead directors. The co-lead directors will co-chair any meeting of the independent directors in executive session.

•

Any vacancy created by the removal of an Abitibi Director will be filled with a designee approved by the majority vote of the remaining Abitibi Directors and any vacancy created by the removal of a Bowater Director will be filled with a designee approved by majority vote of the remaining Bowater Directors.

In accordance with the AbitibiBowater certificate of incorporation, the AbitibiBowater Board of Directors will be divided into three classes, Class I, Class II and Class III. The Abitibi Directors and Bowater Directors will be apportioned among the three classes of directors such that (i) the class of directors standing for election at the first annual meeting of stockholders following the completion of the combination is composed of two Abitibi Directors and two Bowater Directors (Class I), (ii) the class of directors standing for election at the second annual meeting following the completion of the combination is composed of two Abitibi Directors and three Bowater Directors (Class II) and (iii) the class standing for election at the third annual meeting following the completion of the combination is composed of three Abitibi Directors and two Bowater Directors (Class III). As of the date of this document, the 12 independent Abitibi and Bowater Directors have not been selected by Abitibi and Bowater.

Initial Executive Chairman and Initial President and Chief Executive Officer

From and after the completion of the combination, John W. Weaver, President and Chief Executive Officer of Abitibi, will be appointed Executive Chairman of AbitibiBowater and will be an Abitibi Director. Mr. Weaver will have responsibility for corporate functions and all officers having corporate responsibilities will report directly to him. Until the third annual meeting, Mr. Weaver may be removed from his position only upon a two-thirds majority vote of the AbitibiBowater Board of Directors. If Mr. Weaver is no longer serving as the AbitibiBowater Executive Chairman for any reason prior to the third annual meeting, a non-executive Chairman of the Board will be designated to replace Mr. Weaver. Such non-executive Chairman of the Board will be elected by a majority of the remaining Abitibi Directors from among the remaining Abitibi Directors.

From and after completion of the combination, David J. Paterson, Chairman, President and Chief Executive Officer of Bowater, will be appointed President and Chief Executive Officer of AbitibiBowater and will be a Bowater Director. Mr. Paterson will have responsibility for operations and all officers having operational responsibilities will report directly to him. Mr. Paterson will report to Mr. Weaver. Until the third annual meeting, Mr. Paterson may be removed from his position only upon a two-thirds majority vote of the AbitibiBowater Board of Directors.

The arrangements described above may be amended only by a required majority vote.

Mr. Weaver and Mr. Paterson will have joint responsibility for (i) the realization of synergies in connection with the transactions contemplated by the combination agreement, (ii) corporate strategy and (iii) personnel and organizational matters.

As of the date of this document, the remaining executive officers of AbitibiBowater have not been selected by Abitibi and Bowater.

Committees of the Board

Prior to the third annual meeting, unless determined by a required majority vote:

•	the AbitibiBowater Board of Directors will have four committees: Human Resources and Compensation; Nominating and Governance; Environmental Health and Safety; and Audit:

¡

the Nominating and Governance Committee, which we refer to as the Nominating Committee, will be comprised of 50% independent Abitibi Directors and 50% independent Bowater Directors and chaired by an Abitibi Director. Any director nominations submitted by the Nominating Committee to the AbitibiBowater Board of Directors with respect to the replacement or appointment of an Abitibi Director must be approved by a majority of the Abitibi Directors then serving on the Nominating Committee. Any director nominations submitted by the Nominating Committee to the AbitibiBowater Board of Directors with respect to the replacement or appointment of a Bowater Director must be approved by a majority of the Bowater Directors then serving on the Nominating Committee;

¡	the Human Resources & Compensation Committee will be comprised of 50% independent Abitibi Directors and 50% independent Bowater Directors and chaired by a Bowater Director;

¡	the Environmental Health & Safety Committee will be comprised of 50% Abitibi Directors and 50% Bowater Directors and chaired by an Abitibi Director; and

¡	the Audit Committee will be comprised of 50% independent Abitibi Directors and 50% independent Bowater Directors and chaired by a Bowater Director.

•

any nominations for directors with respect to any Abitibi Director on any committee of the AbitibiBowater Board of Directors must be approved by a majority of the Abitibi Directors then serving on the AbitibiBowater Board of Directors and any nominations for directors with respect to any Bowater Director on any committee of the AbitibiBowater Board of Directors must be approved by a majority of the Bowater Directors then serving on the Board of Directors.

Locations of Offices and Personnel

Following the completion of the combination:

•

the executive and operational headquarters of AbitibiBowater will be located in Montreal, Quebec, Canada with a U.S. regional manufacturing and sales office located in Greenville, South Carolina, United States;

•

the customer service (CPP/International) office of AbitibiBowater will be in Montreal, Quebec, Canada and the customer service (coated) office of AbitibiBowater will be in Catawba, South Carolina, United States; and

•	Mr. Weaver, Mr. Paterson and their respective direct reports will be based in the executive and operational headquarters in Montreal, Quebec, Canada.

The arrangements described above may only be amended by a two-thirds majority vote and any change of the AbitibiBowater headquarters or headquarters functions must be approved by a two-thirds majority vote.

DESCRIPTION OF ABITIBIBOWATER CAPITAL STOCK

The following description of the material terms of the capital stock of AbitibiBowater includes a summary of certain provisions of AbitibiBowater’s restated certificate of incorporation, restated bylaws and certificate of designation with respect to AbitibiBowater special voting stock, each of which will be in effect upon completion of the combination. This description is subject to the relevant provisions of Delaware law and is qualified in its entirety by reference to AbitibiBowater’s restated certificate of incorporation, restated bylaws and certificate of designation with respect to AbitibiBowater special voting stock, copies of which are attached as Annexes I, J and K, respectively, to this document.

Authorized Capital Stock

AbitibiBowater will be authorized to issue 100 million shares of common stock, par value US$1.00 per share, and 10 million shares of serial preferred stock, par value US$1.00 per share. A number of shares of AbitibiBowater common stock equal to the number of Bowater Canada exchangeable shares outstanding after the combination will be reserved for issuance upon the exchange of Bowater Canada exchangeable shares and a number of shares of AbitibiBowater common stock will be reserved for issuance upon the exercise from time to time of stock options and other stock-based awards.

Common Stock

The shares of AbitibiBowater common stock to be issued pursuant to the combination will be duly authorized, validly issued, fully paid and nonassessable. Each holder of AbitibiBowater common stock will be entitled to one vote per each outstanding share registered in its name with respect to the election of directors and on all other matters submitted to the vote of stockholders. No holder of AbitibiBowater common stock may cumulate votes in voting for AbitibiBowater directors. See “Governance and Management of AbitibiBowater after Completion of the Combination” for more information regarding the election and removal of directors and the composition of the AbitibiBowater Board of Directors.

Subject to certain rights and powers granted to the AbitibiBowater Board of Directors as described in AbitibiBowater’s restated certificate of incorporation and restated bylaws, the affirmative vote of the holders of at least 75% of the outstanding shares entitled to vote at an election of directors will be required in order for AbitibiBowater to take certain actions, including:

•

entering into certain transactions including mergers, consolidations and sales or other dispositions of assets or securities with a beneficial owner of more than 5% of the voting power of AbitibiBowater stock entitled to vote at an election of directors, or an affiliate, predecessor or successor of such an owner;

•

adopting any plan or proposal for the liquidation or dissolution of AbitibiBowater proposed by or on behalf of a beneficial owner of more than 5% of the voting power of AbitibiBowater stock entitled to vote at an election of directors, or an affiliate, predecessor or successor of such an owner; or

•	amending, altering or repealing certain provisions of AbitibiBowater’s restated certificate of incorporation or restated bylaws.

Application will be made to list the outstanding shares of AbitibiBowater common stock on the NYSE and the TSX. [            ] will be the transfer agent and registrar for AbitibiBowater common stock. [            ]’s address is [            ]. [            ] will act as co-transfer agent for AbitibiBowater common stock that is expected to trade on the TSX following completion of the combination. [            ]’s address is [            ].

Preferred Stock

AbitibiBowater’s restated certificate of incorporation permits AbitibiBowater to issue up to 10 million shares of AbitibiBowater preferred stock in one or more series with designations and powers, preferences and rights, and such qualifications, limitations and restrictions thereof, as may be fixed prior to the issuance of any shares of any such series in and by a resolution or resolutions of AbitibiBowater Board of Directors without any further action by AbitibiBowater stockholders.

Special Voting Stock

The certificate of designation with respect to AbitibiBowater special voting stock creates a series of preferred stock designated as special voting stock, which consists of one share and has the rights, privileges, restrictions and conditions described in the certificate of designation. No dividend will be payable to the holder of the special voting stock, although under the support agreement AbitibiBowater will be required to deliver economically equivalent dividends to holders of Bowater Canada exchangeable shares through Bowater Canada. In the event of liquidation, dissolution or winding up, the special voting stock ranks senior to all classes of AbitibiBowater common stock and junior to any other class or series of AbitibiBowater preferred stock. Upon liquidation, dissolution or winding up, the holder of the special voting stock is entitled to a liquidation preference equal to US$10.00 before any distribution is made on AbitibiBowater common stock or any other class of stock ranking junior to the special voting stock. After payment of the full amount of the liquidation preference, the holder of the special voting stock will not be entitled to any further participation in any distribution of AbitibiBowater’s assets. A copy of the certificate of designation of the special voting stock is attached to this document as Annex K.

At each annual or special meeting of AbitibiBowater stockholders, the holder of the special voting stock will be entitled to vote on all matters submitted to a vote of the holders of AbitibiBowater common stock, voting together with the holders of AbitibiBowater common stock as a single class (except as otherwise provided by applicable law or in the certificate of designations with respect to the special voting stock). The holder of the special voting stock will be entitled to cast on any such matter a number of votes equal to the number of then outstanding Bowater Canada exchangeable shares that are not owned by AbitibiBowater or its affiliates, and as to which the holder of the special voting stock has timely received voting instructions from the holders of such Bowater Canada exchangeable shares as further described under “Description of Bowater Canada Exchangeable Share Documents and Other Information Relating to Bowater Canada.”

The special voting stock will not be subject to redemption, except that at such time as no Bowater Canada exchangeable shares (other than those owned by AbitibiBowater and its affiliates) are outstanding, the special voting stock will be automatically redeemed and cancelled, with an amount equal to US$10.00 due and payable upon such redemption.

ADDITIONAL INFORMATION RELATING TO THE BOWATER ANNUAL MEETING

General Information

The Annual Meeting of Stockholders of Bowater will be held on [            ], 2007 at [            ] at [            ] a.m. (local time). At the Bowater Meeting, stockholders will consider and vote upon three proposals. Information with respect to each proposal is set forth below and elsewhere in this document. This section of the document is addressed only to Bowater stockholders and holders of Bowater Canada exchangeable shares. For purposes of this section of the document only, the terms the “company,” “we,” “our,” and “us” and similar terms refer to Bowater only.

Proposal No. 1—Approval and Adoption of the Combination Agreement and the Merger

As discussed in detail in this document, at the Bowater Meeting, Bowater stockholders and holders of Bowater Canada exchangeable shares are considering and voting to approve and adopt the combination agreement and the merger. Bowater stockholders and holders of Bowater Canada exchangeable shares should carefully read this document in its entirety for more information concerning the combination agreement and the merger. In particular, Bowater stockholders and holders of Bowater Canada exchangeable shares are directed to the combination agreement which is attached as Annex C to this document. The Bowater Board of Directors recommends a vote FOR the proposal to approve and adopt the combination agreement and the merger.

Approval and adoption of the combination agreement and the merger requires the affirmative vote of the holders of a majority of the total voting power of all outstanding shares of Bowater common stock and Bowater special voting stock (representing the Bowater Canada exchangeable shares) entitled to vote at the Bowater Meeting and voting together as a single class.

Proposal No. 2—Election of Directors

The Bowater Board of Directors is divided into three classes: Class I, Class II and Class III. Each class consists as nearly as possible of one-third of the total number of directors, and one class is elected each year for a three-year term. The term of our Class II directors expires in 2007, and the successors elected at the Bowater Meeting will serve for a term of three years or until the earlier of the due election and qualification of their successors or the consummation of the combination. The terms of our Class I and Class III directors expire in 2008 and 2009, respectively. On January 1, 2007, Arnold M. Nemirow, our former Chairman and Class II director, retired. Bowater would like to thank Mr. Nemirow for his years of service to Bowater.

In order to comply with the provisions of Bowater’s articles and bylaws prohibiting any one class of directors from having more than one director more than any other class, Bowater’s Board of Directors has nominated current Class I director Richard B. Evans, whose current term as a director expires at Bowater’s 2009 Annual Meeting of Shareholders, for election as a Class II director at the Bowater Meeting.

In the event and upon consummation of the combination, each of the directors of Bowater will be replaced by the directors of Merger Sub, as the Board of Directors of the surviving corporation in the merger. In addition, upon consummation of the combination, Bowater will become a subsidiary of AbitibiBowater. Further information about the Board of Directors of AbitibiBowater following the combination can be found in the section entitled “Governance and Management of AbitibiBowater after Completion of the Combination.”

Directors are elected by a plurality of the total voting power of the Bowater common stock and Bowater special voting stock (representing the Bowater Canada exchangeable shares) present in person or represented by proxy and entitled to vote at the Bowater Meeting, voting together as a single class. In the election of directors, votes may be cast for, or votes may be withheld from, each nominee. Abstentions may not be specified with respect to the election of directors.

Information on Nominees and Directors

Nominees for Directors to be Elected at the 2007 Annual Meeting of Stockholders (Class II)

Arthur R. Sawchuk Age: 71 Director since 1998	Chairman of Manulife Financial Corporation—Mr. Sawchuk has been Chairman of Manulife Financial Corporation, a financial services company, and the Manufacturers Life Insurance Company since April 1998. He served as acting President and Chief Executive Officer of Avenor Inc., a forest products company, from November 1997 until its acquisition by Bowater in July 1998. Mr. Sawchuk is also a director of MTS Inc.

Richard B. Evans Age: 59 Director since 2003	President and Chief Executive Officer of Alcan Inc.—Mr. Evans has been President and Chief Executive Officer of Alcan Inc. since March 2006. From October 2005 to March 2006, he was Chief Operating Officer of Alcan Inc., the parent company of an international group involved in many aspects of the aluminum and packaging industries. Since joining Alcan in 1997, he has held several executive positions, including: Executive Vice President, Office of the President, Alcan Inc.; Executive Vice President, President, Aluminum Fabrication, Europe; Executive Vice President, Fabricated Products-North America; and President of Alcan Aluminum Corporation. Mr. Evans is also a director of the International Aluminum Association.

Gordon D. Giffin Age: 57 Director since 2003	Co-Chair, Public Policy and Regulatory Affairs, of McKenna Long & Aldridge LLP—Mr. Giffin is co-chair of the Public Policy and Regulatory Affairs practice for the law firm McKenna Long & Aldridge LLP. Mr. Giffin served as U.S. Ambassador to Canada from August 1997 to April 2001. He currently serves on the boards of Canadian Imperial Bank of Commerce, Canadian National Railway Company, Canadian Natural Resources Limited, Ontario Energy Savings Corp. and TransAlta Corporation. He is also a member of the Board of Trustees of the Jimmy Carter Presidential Library.

Directors Whose Terms End at the 2008 Annual Meeting of Stockholders (Class III)

John A. Rolls Age: 65 Director since 1990	President and Chief Executive Officer of Thermion Systems International—Mr. Rolls has served as President and Chief Executive Officer of Thermion Systems International, an aerospace and industrial heating systems company, since 1996. He was President and Chief Executive Officer of Deutsche Bank North America, an international banking company, from 1992 to 1996. Mr. Rolls is also a director of MBIA Inc., Thermion Systems International and FuelCell Energy, Inc.

L. Jacques Ménard Age: 61 Director since 2002	Chairman of BMO Nesbitt Burns and President, BMO Financial Group, Québec—Mr. Ménard has served as Chairman of BMO Nesbitt Burns, an investment banking company, since 2001 and as President of BMO Financial Group, Québec, a financial service provider, since 1999. From 1994 until 2001, Mr. Ménard served in various executive capacities with BMO Nesbitt Burns including Deputy Chairman from 1997 until 2001.

Ruth R. Harkin Age: 62 Director since 2005	Director of ConocoPhillips—Ms. Harkin served as Senior Vice President, International Affairs and Government Relations, United Technologies International from 1997 to 2005. From 1993 to 1997, she served as President and CEO of the Overseas Private Investment Corporation. Since 2002, she has served as a director of ConocoPhillips. Ms. Harkin is also a member of the Iowa Board of Regents.

Directors Whose Terms End at the 2009 Annual Meeting of Stockholders (Class I)

Togo D. West, Jr. Age: 64 Director since 2002	Chairman of TLI Leadership Group—Mr. West has been Chairman of The Leadership Institute since May 2006. From December 2004 to May 2006, he served as President and CEO of the Joint Center for Political and Economic Studies. From 2000 until 2004, he was Of Counsel to Covington & Burling, a law firm headquartered in Washington, D.C. From 1998 until 2000, he served as Secretary of Veterans Affairs in the Clinton Administration. From 1993 until 1998, he was Secretary of the Army, a period during which he also served as Chairman of the Panama Canal Commission. Mr. West is also a director of Krispy Kreme Doughnuts, Inc. and Mitretek Systems.

Bruce W. Van Saun Age: 49 Director since 2005	Vice Chairman - Asset Management and Market-Related Activities of The Bank of New York Company, Inc. Mr. Van Saun has been Vice Chairman—Asset Management and Market-Related Activities of The Bank of New York Company, Inc., an investment banking company, since September 2006. From November 2005 to August 2006, he was Chief Financial Officer and from 1997 to 2005, he was Senior Executive Vice President and Chief Financial Officer.

David J. Paterson Age: 52 Director since 2006	Chairman, President and Chief Executive Officer of Bowater—Mr. Paterson was elected Chairman of the Board, effective as of January 1, 2007. He has been President and Chief Executive Officer of Bowater since May 2006. Mr. Paterson was Executive Vice President of Georgia-Pacific Corporation, in charge of its Building Products Division from 2003 to 2006. At various times since 2000, Mr. Paterson has been responsible for Georgia-Pacific’s Pulp and Paperboard Division, Paper and Bleached Board Division, and Communication Papers Division. Mr. Paterson joined Georgia-Pacific in 1987.

The Board of Directors unanimously recommends a vote FOR the election of the three nominees.

Executive Compensation

Compensation Discussion and Analysis

Introduction

The primary objectives of our executive compensation program are to provide competitive, performance-based compensation that enables us to attract and retain key individuals and to motivate our executives to achieve the Company’s short- and long-term goals. The program is designed to reward the achievement of goals that are aligned with the interests of our stockholders in order to enhance stockholder value.

The following discussion provides an overview and analysis of our executive compensation program as it relates principally to our Chief Executive Officer, Chief Financial Officer and the other “Named Executive Officers” as listed in the Summary Compensation Table on page 212. The discussion and analysis describes the role of the Human Resources and Compensation Committee (the “HRCC” or the “Committee”) of our Board of Directors, the different elements that we employ in our executive compensation program, the purposes and objectives of these elements and the manner in which we determine our compensation structure (including changes to this structure implemented during 2006 and early 2007).

Board Process

The Committee approves all compensation and awards to executive officers, which include the Chief Executive and Chief Financial Officers and all the executive officers who report directly to the Chief Executive Officer. The Committee and the Nominating and Governance Committee review the performance and compensation of the Chief Executive Officer and, following discussions with him, and, where the Committee deems it appropriate, the HRCC’s advisor (described below), establish his compensation level. For the remaining executive officers, the Chief Executive Officer and Executive Vice President of Human Resources make recommendations to the Committee. With respect to equity compensation awarded to others, the Committee grants restricted stock units and stock options generally based upon the recommendation of the Chief Executive Officer and the Executive Vice President of Human Resources.

The Committee has, as part of its charter, the authority to select and retain its own independent advisor to provide advice on the competitiveness and appropriateness of compensation programs for the company’s Chief Executive Officer and top executive officers. This advice may from time to time include, but will not necessarily be limited to, base salaries, short- and long-term incentives, pensions, benefits, perquisites, employment and change of control provisions, analysis of performance factors used to determine incentive awards and payouts, and related pay-for-performance analysis.

Until mid-year 2006, Mercer Human Resources Consulting (“Mercer”) served in this capacity. At that time the lead advisor to the HRCC, Kenneth Hugessen, left Mercer to form an independent firm providing advice exclusively to compensation committees. After due consideration, the HRCC decided to retain Hugessen Consulting Inc. (HCI) as its independent advisor. HCI serves at the Committee’s pleasure and the HRCC approves all work and associated fees paid to HCI and will review HCI’s performance at least annually. The HCI mandate is exclusively with the HRCC, and it will not solicit work from management of the company. Furthermore HCI will not accept any work from management without the express consent of the chairman of the HRCC.

During the first five months of 2006, Mercer’s assignments included (a) review of the compensation policies and levels of a representative group of companies in our industry, (b) advice concerning the design of the 2006 Stock Option and Restricted Stock Plan, and (c) advice concerning compensation packages for the retiring CEO and the new CEO. During the second part of the year, HCI was engaged to provide (a) a review of proposed changes to the Annual Incentive Plan for 2007, (b) advice concerning executive compensation disclosure under the updated SEC requirements, (c) review of director compensation, (d) analysis of a possible stock option exchange program, (e) consultation services concerning the design of the stock ownership guidelines, and (f) advice concerning termination of the Mid-Term Incentive Plan and the substitution of replacement equity awards. HCI provided advice on each of these matters; however, the HRCC ultimately makes all decisions related to our executive compensation program.

Selection and Use of Peer Group Companies

To stay competitive, we seek to ensure that compensation paid to our executives is consistent with “market” levels in our industry. To help us make this assessment, we consider compensation policies and levels of a representative group of companies in our industry. In January 2006, with the assistance of our advisor, we reviewed the compensation principles and methodologies of the various compensation programs of similar companies in our industry. We use executive compensation benchmarking as part of our compensation philosophy, under which collective target compensation levels for our executives should be set at the median (50th percentile) of the peer group. The actual total direct compensation levels should be above median when our financial performance is superior to the median performance of the peer group and below median when our financial performance is inferior to the median financial performance of the peer group.

The peer group we used for executive compensation benchmarking includes 16 companies in the forestry and paper products/paper packaging industries (based on GICS industry code) that are similar to Bowater in size and scope of operations. The peer group consists of the following companies:

International Paper Company	Louisiana-Pacific Corporation
Smurfit-Stone Container Corporation	Bemis Company, Inc.
MeadWestvaco Corporation	Graphic Packaging Corporation
Temple-Inland Inc.	Packaging Corporation of America
Abitibi-Consolidated Inc.	Rock-Tenn Company
Domtar Inc.	Potlatch Corporation
Sealed Air Corporation	Caraustar Industries, Inc.
Sonoco Products Company	Wausau Paper Corp.

This group includes all the companies in the Dow Jones Paper Products Group except for Pope & Talbot, Inc. and Neenah Paper, Inc. (which were excluded because of their smaller size).

Key Principles and Elements for Compensation of Executive Officers

Our executive compensation program is designed to attract, motivate and retain key executives who directly impact Bowater’s long-term success and the creation of stockholder value. In determining executive compensation, we follow these four principles:

•

Performance-based: Our executive compensation levels reflect company, business unit and individual results based on specific quantitative and qualitative objectives established at the start of each financial year in keeping with our short-term, mid-term and long-term strategic objectives.

•

Aligned with stockholder interests: Our executive compensation programs were designed with the goal of aligning executives’ interests with those of our stockholders. Specifically, our annual incentive plan incorporates short-term financial and operational performance goals, the attainment of which will enhance stockholder value. Further, the grant of equity awards in the form of both stock options and restricted stock units, coupled with the stock ownership guidelines requiring senior executives to own stock with a value equal to a specified multiple of their base salaries, insure that the executives have a substantial ownership interest consistent with those of our stockholders.

•

Market competitive: Our compensation for executives is designed to be competitive with compensation of executives of comparable peer companies and to take into consideration company and business unit results relative to the results of peers.

•	Individual considerations: Our compensation levels are also designed to reflect individual factors such as scope of responsibility, experience and performance against individual measures.

The key elements of our 2006 executive compensation program were (i) base salary and benefits, (ii) cash incentive compensation, (iii) long-term incentive awards and (iv) severance and change in control arrangements. The different elements have distinct purposes within the company’s overall compensation plan, as described below:

•	Base salary and benefits are designed to be a fixed element of compensation competitive with market benchmarks.

•

Cash incentive compensation under the Annual Incentive Plan is designed to focus executives on objectives approved by the HRCC for a particular year, divisional goals and, beginning in 2007, individual goals set by the HRCC or management.

•

Long-term incentive awards such as stock options and restricted stock units (RSUs) granted under the stockholder-approved stock option and restricted stock plans, focus executives’ efforts on goals within the recipients’ control that the HRCC believes are necessary to ensure the long-term success of the company, as reflected in increases to the company’s stock prices over a period of several years.

•

Severance and change in control arrangements are designed to facilitate the company’s ability to attract and retain executives as the company competes for executive talent in a marketplace where such protections are commonly offered. The severance benefits provide benefits to ease an employee’s transition because of an unexpected employment termination by the company due to on-going changes in the company’s employment needs. The change in control benefits encourage employees to remain focused on the company’s business in the event of rumored or actual fundamental corporate changes.

The company’s financial, operating and stock performance over the last four years has reflected, in part, the weak cyclical conditions of the industry. The company’s pay-for-performance framework has in turn resulted in total earned pay that is below target for senior executives generally; for example, no bonuses were paid in 2003, no cash incentive awards were made in 2005, no payouts under our Mid-Term Incentive Plan have been made since its inception in 2003 and all outstanding exercisable option awards are underwater. Nevertheless, the Committee is sensitive to retention issues and to providing award opportunities for executives that will continue to provide incentive for the achievement of performance goals, especially relative to factors that are within management’s control such as some of the performance goals under our Annual Incentive Plan discussed below.

Allocation among Elements of Compensation

We believe that the mix of base salary and benefits, cash incentive compensation, long-term incentive awards and severance and change in control arrangements provided to our Named Executive Officers is consistent with competitive practice. In allocating compensation among these elements, we believe that the compensation of our Named Executive Officers—generally those executives having the greatest ability to influence Bowater’s performance—should be predominately performance-based and long-term in nature, while lower levels of management should receive a greater portion of their compensation in annual incentives and base salary. The 2006 compensation opportunity for the Named Executive Officers consisted of approximately one-third fixed pay (predominately salary and retirement benefits) and two-thirds variable pay, of which approximately 30% is delivered through cash incentive compensation and 70% through long-term equity compensation. The salary is determined by reference to a salary grade that reflects the 50th percentile of pay by companies in our peer group for similar jobs. The target cash incentive compensation is determined as a percentage of the mid-point of the salary range by salary grade, which percentage is determined by reference to practices among companies in our peer group and the HRCC’s judgment. The target value of the long-term incentive compensation is then determined by subtracting the target value of the cash compensation (salary plus annual cash incentive) from the total direct compensation amount paid by companies in our peer group to similar employees.

2007 Changes

For 2007 and thereafter, we have eliminated our Mid-Term Incentive Plan (which is described below under the heading “—Mid-Term Incentive Plan”) and have, as a replacement, increased the annual equity awards. As discussed in more detail below, we believe that the operation of the Mid-Term Incentive Plan and the criteria under which awards were to be made under that plan, were ineffective incentive mechanisms because of the plan’s reliance on the performance of our stock price compared to that of our peers as opposed to measures that reward operational success in a difficult business environment. We have also changed our philosophy regarding base salaries and will provide base salary increases for senior executives only under one or more of the following circumstances: (i) assumption of significantly greater responsibility, (ii) outstanding achievement that leads to improved profitability and/or (iii) to adjust a base salary that is considerably below 50th percentile pay for similar positions in our industry.

Base Salary

We seek to provide our senior management with a level of assured cash compensation in the form of base salary that recognizes competitive market practice within our industry as well as the executives’ professional status and accomplishments. Our executive officers’ salaries were generally set to be competitive with executive compensation at comparable companies considering the scope of the individual’s responsibilities relative to the responsibilities of executives at comparable companies. For 2006, the Committee granted several salary increases in connection with promotions but the generally applied increases were approximately 2.5%. For 2007, the Committee increased base salaries 3% for two executive officers and 4% for one executive officer, in each case to move their compensation closer to the midpoint for their internal salary grades. The base salary for each named executive officer is shown on the Summary Compensation Table. As mentioned above, base salary growth in 2007 and beyond will be strongly linked to performance and will not occur on a regularly scheduled basis.

Retirement Plans

Until December 31, 2006, we maintained a traditional defined benefit pension plan. Subsequent to that time no new participants were added to the plan and the benefits under that plan for existing participants who were younger than 55 and whose age and years of service totaled less than 70 were frozen. We replaced that plan with increased contributions to our 401(k) plan pursuant to which we match employee contributions up to 4% per employee and up to 6.5% as an automatic company contribution. In addition, we instituted a supplemental retirement plan for all non-grandfathered US-based employees above a certain salary grade level. Pursuant to this plan, we contribute 10% (12% for the CEO) of each eligible senior executive’s compensation. Additional details regarding the supplemental retirement plan and the different retirement plans applicable to each of the Named Executive Officers are provided following the Pension Benefits table below.

Perquisites and Other Personal Benefits

The company provides its Named Executive Officers with perquisites and other personal benefits that the HRCC believes are reasonable and consistent with its overall compensation program. The HRCC annually reviews the level of perquisites and other personal benefits provided to Named Executive Officers.

For 2006, the executive perquisites included financial planning (up to US$5,000), tax return preparation (up to US$1,250), estate planning (US$1,400 every three years), dining club membership (US$1,200 yearly), air travel club (US$300) and the cost of an executive physical (up to US$800). Beginning on January 1, 2007, all executive perquisites were eliminated except for reimbursement for tax preparation and a comprehensive physical, up to a combined maximum of US$5,000, for executives at the senior vice president level and above. We believe that good tax preparation assistance by experts reduces the chance of error and adverse publicity for the company. We also want to encourage our senior management to seek appropriate medical care.

Senior management also participates in Bowater’s other benefit plans on the same terms as other employees. These plans include medical and dental insurance, life insurance and charitable gift matching (limited to US$1,000 per employee per year). Relocation benefits also are reimbursed under a standard company policy.

Cash Incentive Compensation

2006 ANNUAL INCENTIVE PLAN

We provide annual cash incentive compensation through our Annual Incentive Plan. The purpose of the plan is to provide an incentive to the executives to meet pre-established short-term financial and operational performance goals. The plan is administered by the HRCC and payments under the plan are entirely within the discretion of the HRCC. In this regard, even if all of the performance goals of the plan are achieved, the HRCC, in its discretion, may elect to pay out less than, more than or none of what would be payable under the Plan based on factors it may deem relevant at the time.

The Annual Incentive Plan for 2006 set performance goals for five different metrics: (i) return on net assets (“RONA”), (ii) return on capital spending (“ROCS”), (iii) operating unit performance, (iv) cost reduction and (v) sales goals. With respect to each of these metrics, the company set a target goal and a performance threshold, the achievement of which would be a prerequisite for earning an award under the plan for that metric.

Each of the Named Executive Officers is assigned an annual goal for the amount of incentive compensation he should receive under the plan, expressed in terms of a percentage of his base salary. This amount is fixed based upon the executive’s salary grade at 40%, 45% or 50% of base salary, except that the 2006 incentive compensation goal for Mr. Paterson, although set at 68%, was guaranteed to be no less than US$374,000 pursuant to his employment contract. Each executive could earn a maximum payout of two times his percentage goal based on salary grade if the goals are substantially exceeded. For example, the maximum award for the Chief Financial Officer, who has a 45% goal based on salary grade, would be 200% times 45% times base salary, or 90% of base salary.

Because awards under the plan are based on the achievement of goals with respect to five different metrics, some of which may be achieved while others are not, the HRCC prioritized the achievement of each goal by assigning a weighted value to each, with the specific weight varying among the executives based on their job functions. The weights add to 100% for each executive and combine to form the total performance goal for the year.

The following table shows the incentive compensation goal for 2006 for each of the Named Executive Officers, the performance target for each metric, the assigned weight for achieving such goal and the amounts actually paid to each executive under the plan.

Named Executive Officer	Incentive Compensation Goal (percentage of base salary)	Performance Metrics, Target and Individual Achievement Weighting					Total Payout (US$)		Percent of Bonus Goal Achieved
		RONA (3.5%)	ROCS (15.8%)	Operating Unit Performance (3.0%)	Cost Reduction (US$80mm)	Sales Goals (Varies)
Mr. Paterson(1)	68%	50%	10%	15%	20%	5%	374,000		N/A
Mr. Nemirow(2)	N/A	—	—	—	—	—	—		N/A
Mr. Harvey	45%	50%	10%	15%	20%	5%	101,590		65%
Mr. Monahan	50%	50%	5%	15%	20%	10%	165,962	(3)	76%
Mr. Ellington	40%	30%	5%	10%	5%	50%	159,575		119%
Mr. Morris	45%	50%	5%	15%	20%	10%	113,830		83%
Mr. Newman(2)	50%	50%	10%	15%	20%	5%	—		N/A
Mr. Steuart(2)	50%	50%	—	10%	—	40%	—		N/A

(1)	Mr. Paterson received the guaranteed minimum payment set forth in his employment agreement. See “—CEO Compensation—Mr. Paterson’s Compensation” below for a description of the terms of Mr. Paterson’s employment agreement.
(2)	Messrs. Nemirow, Newman and Steuart retired from the company during 2006 and were therefore not eligible for 2006 annual cash incentives.
(3)	Converted from Canadian to U.S. dollars at a conversion rate based upon date of payment (US$0.8567).

The following table shows the incentive compensation earned in 2006 for each of the Named Executive Officers, the actual performance of the company or the Named Executive Officer under each metric and the amount earned by each Named Executive Officer for achieving each goal (as derived based on their assignment weight for achieving each goal as set forth in the previous table).

		Payments Under Each Performance Metric
Named Executive Officer	Incentive Compensation Goal (percentage of base salary)	RONA(1) (2.06%) (US$)	ROCS (13.2%) (US$)	Operating Unit Performance (Varies) (US$)	Cost Reduction (US$116.7mm) (US$)	Sales Goals (Varies) (US$)	Total Payout (US$)
Mr. Paterson (2)	68%	0	0	0	0	0	374,000
Mr. Nemirow (3)	—	—	—	—	—	—	—
Mr. Harvey	45%	0	4,020	24,215	62,100	11,255	101,590
Mr. Monahan	50%	0	2,812	39,105	87,045	37,000	165,962	(4)
Mr. Ellington	40%	0	1,742	10,433	13,400	134,000	159,575
Mr. Morris	45%	0	1,787	38,585	55,025	18,433	113,830
Mr. Newman (3)	—	—	—	—	—	—	—
Mr. Steuart (3)	—	—	—	—	—	—	—

(1)	No payments were earned under the RONA metric since the performance threshold of 2.6% was not met.
(2)	Mr. Paterson received the guaranteed minimum payment set forth in his employment agreement. See “—CEO Compensation—Mr. Paterson’s Compensation” below for a description of the terms of Mr. Paterson’s employment agreement.
(3)	Messrs. Nemirow, Newman and Steuart retired from the company during 2006 and were therefore not eligible for 2006 annual cash incentives.
(4)	Converted from Canadian to U.S. dollars at a conversion rate based upon date of payment (US$0.8567).

The five performance measures and the results for 2006 are more fully described below:

•

RONA, defined as operating income less an incremental 38% tax rate divided by average net assets, is a measure of evaluating earnings in the context of the resources required to generate them. The performance target was established at 3.5% with a threshold of 2.6% and the maximum payout was capped at the 7.0% level and a requirement for positive earnings. Because we did not satisfy the threshold requirement, no executive officer received any payout under this metric.

•

ROCS targets were established to reflect our priority to spend capital dollars on the highest return capital projects. Based on all approved capital projects in 2006, the ROCS performance target was set at 15.8% with a threshold of 12.3% and the maximum payout was capped at the 21.8% level. We achieved 13.2% ROCS, resulting in a 26% payout of this performance goal.

•

Operating unit performance goals were established to reflect our desire to improve performance in the areas of safety, productivity, quality and cost reduction. Operating unit performance is directly aligned with our gainsharing programs for company employees not eligible to participate in the Annual Incentive Plan. The four factors identified above drive the gainsharing payout at the mill, division level, and the corporate level. The maximum that can be earned by gainsharing participants is 5% of pay. Each factor yields a maximum of 35 points. A 3% gainsharing payout, which is our targeted performance level in the Annual Incentive Plan, is earned at the 75 point threshold, a 4% payout is earned at the 100 point threshold and an additional 1% opportunity is based upon the requirement that points are earned in each category and all points in excess of 100 add 0.025% (e.g., 40 x .025% = 0.01 or 1%). The target payout of 3% was earned if 60% of the maximum opportunity of 5% was achieved.

¡	Mr. Harvey’s bonus reflected 104% of the operating unit performance target.

¡	Mr. Monahan’s bonus reflected 120% of the operating unit performance target.

¡	Mr. Ellington’s bonus reflected 78% of the operating unit performance target.

¡	Mr. Morris’ bonus reflected 187% of the operating unit performance target.

•

We set a cost reduction target of US$80 million with a threshold of US$60 million and the maximum payout was capped at US$100 million. We achieved a cost reduction of US$116.7 million, which resulted in a 200% payout of this performance goal.

•

Product sales performance goals were established to reflect our focus on improving operating efficiencies through optimizing product mix and reducing sales and distribution costs. The sales goals varied for each Named Executive Officer depending upon the officer’s responsibilities in that product area. The four product areas are newsprint, coated and specialty paper, pulp and lumber. The target goals varied by product and were as follows:

¡ Newsprint	Develop initiatives to reduce Bowater’s costs (target of US$6 million), customers’ cost (target of US$1.5 million), improve product mix (target of US$2 million), reduce freight costs (target of US$1.5 million), and reduce agent commissions (target of US$0.5 million). The overall target of US$11.5 million was exceeded as actual performance was US$28.3 million, 147% of target.

¡ Coated and Specialty Papers	Attain volume and profitability targets by product, shift product and customer mix to achieve higher profitability by US$12.4 million, sell all additional tonnage generated by the Calhoun machine conversion and maintain Bowater’s price against Industry Benchmark Price. Actual performance was 134% of target.

¡ Pulp	Manage days supply of inventory (target is 20 days), increase percent of sales volume sold to the North American market (target is 65% of total sales), increase percent of total product sold to consumer end use segment (target is 48%), achieve EBITDA per ton goals set relative to the performance of peers (target is US$37 above industry peers). Actual performance was 148% of target.

¡ Lumber	Group and individual goals related to the improvement of price, on-time shipping, inventory level, sales volume, systems enhancement and client satisfaction.

As discussed above, some of the performance thresholds were met or exceeded, while others were not met. In accordance with the bonus formula, the executives were entitled to the bonus amounts shown on the table above. The HRCC had the discretion to reduce or eliminate these bonuses. However, consistent with the policy of paying for performance when targets are achieved even if the Company’s overall financial performance is poor, the HRCC determined to make the awards as earned by the Named Executive Officers according to the applicable bonus formula.

ANNUAL INCENTIVE PLAN FOR 2007

The 2007 Annual Incentive Plan will focus on the following performance metrics: free cash flow (target is the 2007 budgeted amount), operating unit performance (target is 60%), return on net assets (target is 1.56%), and sales performance. A significant emphasis is being placed on the generation of free cash flow to reduce corporate debt. Operating unit performance is also weighted to reflect the importance of improving our position as a low cost, efficient producer. A 40% holdback feature will be added to the plan in 2007, linking individual performance to measurable key objectives set at the start of the performance period. The holdback will permit senior management discretion (and, in the case of the CEO, the Board, and for other Named Executive Officers, the CEO) in the allocation of earned incentive dollars, such that some participants may receive more than the so-called “earned bonus” for their salary grade level while others will receive less or possibly no award. A table showing the goals and weighting of each is shown below.

Named Executive Officers(1)	Free Cash Flow (2007 Forecast)	Operating Unit Performance (60%)	RONA (1.56%)	Sales Performance	Individual Performance vs. Key Objectives
Mr. Paterson	50%	30%	10%	10%	40% Holdback
Mr. Harvey	50%	30%	10%	10%	40% Holdback
Mr. Monahan	40%	40%	10%	10%	40% Holdback
Mr. Ellington	35%	15%	10%	40%	40% Holdback
Mr. Morris	35%	15%	10%	40%	40% Holdback

(1)	Messrs. Nemirow, Newman and Steuart are no longer with the company and therefore do not appear in this table.

MID-TERM INCENTIVE PLAN

We adopted a Mid-Term Incentive Plan (“MTIP”) in 2003 to provide long-term performance-based compensation. The MTIP had rolling three-year plan cycles, the first of which ran from January 1, 2003, to

December 31, 2005. The MTIP was designed to link rewards of key executives to the performance of Bowater’s common stock as compared to peers (relative total stockholder return) (“TSR”) and to encourage the generation of cash flow from operations.

In order to simplify the executive compensation structure, we decided to terminate the MTIP as of December 31, 2006. No awards were earned under the 2003-2005 or 2004-2006 MTIP cycles. The combination of Bowater’s business mix (heavy exposure to the newsprint market) and cost exposure to the volatile Canadian dollar severely limited the number of meaningful comparators for purposes of the relative TSR comparisons used under the MTIP. Consequently, the MTIP had become of minimal motivational value as the plan was unresponsive to the company’s success at meeting the particular business challenges that confront the company, including declining newsprint consumption, an unfavorable Canadian exchange rate and worldwide overcapacity. To substitute for the MTIP, the Committee decided to increase the annual equity awards by 45% to encourage retention of key management and to focus attention on successfully meeting the challenges associated with profitable operations in the newsprint, specialty and coated papers, lumber products, and pulp segments, by rewarding operational success rather than stock performance. This also simplified the executive compensation structure making it easier for executives to identify the equity award as aligning their long-term interests with the stockholders. This increase was reflected in the 2007 equity awards made by the Committee in January 2007. This substitution is being done on a “dollar for dollar” basis, with no increase in the overall target level of compensation.

Long-Term Incentive Awards

Historically, the primary form of equity compensation that we awarded executives consisted of nonqualified stock options. We selected this form because of the well established and generally favorable accounting and tax treatments and the near universal expectation by employees in the industry that they would receive stock options. More recently, however, in response to both our own operating environment and recent pressure from institutional stockholders and the investment community generally to use fewer options (principally resulting from extensive media coverage of abusive practices with respect to stock options by public companies), we began reassessing how equity as a compensation tool could be better aligned with our stockholders’ interests. Moreover, beginning in 2006 the accounting treatment for stock options changed as a result of Statement of Financial Accounting Standards No. 123(R), making the accounting treatment of stock options less attractive. As a result, we examined the desirability of granting restricted stock units to employees, particularly members of senior management, and concluded that replacing our MTIP and a significant portion of our options with restricted stock units would allow us to capture certain benefits while providing an equally motivating form of incentive compensation and continuing to align the interests of our executives with those of our stockholders. It would also permit the company to issue fewer shares, thereby reducing potential dilution.

We adopted a new approach to equity compensation based upon a combination of nonqualified stock options and restricted stock units for the 2006 equity awards. As compared to prior equity awards, we included more restricted stock unit awards and fewer options, longer vesting schedules and performance vesting for a portion of the restricted stock unit awards to senior executives.

EQUITY AWARD SCHEDULE

With the exception of significant promotions and new hires, we generally make equity awards to executive officers at the Committee’s first meeting each year following the availability of the financial results for the prior year. The equity grants were made on January 30, 2007 for the 2007 fiscal year. The 2006 grants were delayed until May 10, 2006, because the 2006 Stock Option and Restricted Stock Plan was approved by stockholders on that date.

The January schedule was selected because it enables the Committee to consider prior year performance and expectations for the current year. The awards also are made as early as practicable in the year in order to maximize the positive incentive component associated with the awards. The Committee’s schedule is determined several months in advance, and the proximity of any awards to earnings announcements or other market events is coincidental.

In establishing award levels, we generally do not consider the equity ownership levels of the recipients or prior awards that are fully vested. It is our belief that competitors in our industry who might be interested in hiring our employees would not place a value on the extent of equity ownership in Bowater and, accordingly, to remain competitive in the marketplace we cannot afford to have our future actions influenced by the extent of employee ownership or the number of fully vested grants.

We grant equity awards to executive officers based on dollar values computed for each salary grade. For 2006 and thereafter, the dollar value was determined to transition executives from 2005 grant levels toward levels that would result in total compensation for each salary grade that approximated the total compensation received at peer companies at the 50th percentile. For stock options, the dollar values are determined using the Black-Scholes valuation methodology based on the average of the high and low stock price on the date of grant. For the Named Executive Officers, the awards in 2006 were allocated 37.5% to stock options and 62.5% to restricted stock unit awards of which one-half had performance-based vesting and one-half had time-based vesting. For 2007, to reflect changes in competitive practice, the awards to the Named Executive Officers were allocated 15% to stock options (25% for the CEO), and 85% to restricted stock units (75% for the CEO). The 2006 equity awards made to the Named Executive Officers are shown on the Summary Compensation and the Grants of Plan-Based Awards tables.

STOCK OPTIONS

The 2006 and 2007 nonqualified stock option awards have a three-year service-based vesting schedule. The 2006 awards provide for cliff vesting (the stock option awards vest in full at the end of the three-year vesting period) while the 2007 awards provide for ratable vesting (the stock option awards vest in  1/3 increments at the end of each year during the three-year vesting period). The award agreements provide that the options will vest in full prior to the end of the regularly scheduled three-year vesting period for employees who are employed on the date of a change in control, as defined in the 2006 Stock Option and Restricted Stock Plan. The agreements also provide that in the event of death, disability, involuntary termination without cause or retirement, the executive is entitled to (i) under the 2006 award agreements, a prorated award based upon the portion of the vesting period the executive is an active employee, and (ii) under the 2007 award agreements, immediate vesting. Under the award agreements, the option exercise period will terminate no later than the 10-year anniversary of the date of grant or, if earlier, two years after the employee’s termination of employment by reason of death, five years after retirement or disability, or 90 days after termination of employment for other reasons. Consistent with our past practice, the options will be canceled upon termination of employment for cause.

RESTRICTED STOCK UNITS

The restricted stock unit awards provide for the transfer of shares to the employees as of the date of vesting. No dividends are payable prior to vesting in the shares. At the time of vesting, the employee will receive a lump sum payment equal to the amount of the dividends paid on or after the grant date and prior to the vesting date. One-half of each of the 2006 restricted stock unit awards to Named Executive Officers has a service-based three-year cliff vesting schedule while all of the 2007 equity awards have a service-based three-year ratable vesting schedule.

The remaining portion of the 2006 restricted stock unit awards will vest if certain performance targets are met. If we have cumulative positive earnings per share during the three-year period beginning January 1, 2006 and ending December 31, 2008 (that is, if our cumulative net earnings for the three-year period are positive), the total awards will vest. If we have positive earnings per share for any one calendar year during the three-year period, one-third of the respective award will vest for each such year. “Earnings per share” and “net earnings” will be as reflected in our published financial statements. No vesting will occur until certification by the

Committee that the performance targets have been met. The 2007 restricted stock unit awards did not include performance vesting because of the pending combination with Abitibi and the difficulty of framing a meaningful performance goal.

Under the terms of the award agreements, vesting will be accelerated for executives who are employed on the date of a change in control as defined in the 2006 Stock Option and Restricted Stock Plan. They also provide that in the event of death, disability, involuntary termination without cause or retirement, the executive is entitled to (i) for all 2006 awards (except the awards in lieu of bonus described below) a prorated award based upon the portion of the vesting period the executive is an active employee, vesting immediately and (ii) for 2007 awards and the 2006 awards in lieu of bonus, 100% immediate vesting (except that the 2006 awards in lieu of bonus provide for a prorated vesting in the event of retirement). For the performance-based awards, a grantee is only entitled to a prorated award if the three-year cumulative net earnings are positive.

Restricted stock units were also used to compensate participants for bonus amounts earned under the 2005 Annual Incentive Plan, subject to a two-year service-based cliff vesting schedule. Performance against goals resulted in a substantial bonus for the 2005 period but after careful deliberation, the Board of Directors elected to grant restricted stock units instead in order to conserve the cash reserves of the company.

STOCK OWNERSHIP GUIDELINES

We adopted new stock ownership guidelines on November 8, 2006. These guidelines are for senior executives and directors and are a way to better align their financial interests with those of stockholders. Senior executives are required to own stock with a value equal to a specified multiple of their base salaries. The requisite multiples are five for the chief executive officer and two for executives who report directly to the CEO. Directors are expected to own stock having a value equal to three times the annual retainer. The ownership requirement must be satisfied through Bowater common stock or Bowater Canada exchangeable shares owned outright or through Bowater benefit plans and restricted stock or stock unit awards (not stock options). As of March 31, 2007, all but one of our directors and, of our Named Executive Officers, Messrs. Ellington and Morris had satisfied the new stock ownership guidelines. Our senior executives and directors receive a portion of their compensation in the form of equity awards which will help all covered individuals comply fully with these new guidelines by February 1, 2010.

CEO Compensation

Mr. Nemirow became Chief Executive Officer of the company in 1995 and became Chairman of the Board in 1996. He retired as the company’s President and Chief Executive Officer on April 30, 2006. Since May 1, 2006, Mr. Paterson has served as the company’s President and Chief Executive Officer.

Mr. Nemirow’s 2006 Compensation

Mr. Nemirow continued to receive his 2005 base salary through April 30, 2006. He did not receive an Annual Incentive Award for 2005 or 2006.

On May 1, 2006, Mr. Nemirow retired and, in accordance with the terms of his employment agreement and the applicable retirement plans, he received a lump sum payment of US$11,558,802, in lieu of a life retirement income of US$900,000 per annum which would otherwise have been payable to him under the executive retirement plans. In addition to this lump sum, he also received an additional payment of US$69,195 on November 1, 2006. He will also receive a monthly annuity payment of US$2,727.38 from the qualified retirement plan. He received a distribution from the nonqualified savings plan of US$165,443 on November 1, 2006.

Effective as of May 1, 2006, we entered into an agreement with Mr. Nemirow regarding his service during the remainder of 2006 as non-executive chairman of the Board and his services to Bowater as a consultant for a two-year period thereafter. He received US$50,000 per month for his services during the board service period and will receive US$50,000 per month for his services during the consulting period. He did not receive any compensation or fees to which a non-employee director would otherwise have been entitled. He was reimbursed for the cost of an off-site office and administrative support during the board service period.

Mr. Nemirow’s change in control agreement was amended such that if a defined change in control occurred as a result of the execution of a letter of intent or a definitive agreement during the board service period, he would receive upon closing of the transaction three times the annualized fee payable to him as non-executive chairman (US$1.8 million) plus any excise taxes due as a result of such payment.

The agreement also contains non-competition, confidential information, and independent contractor and release provisions.

Mr. Paterson’s Compensation

Effective as of May 1, 2006, we entered into an employment agreement with Mr. Paterson to be our President and Chief Executive Officer. For 2006, Mr. Paterson’s annual base salary was set at US$825,000. Under the company’s Annual Incentive Plan, he is eligible for an annual bonus with a target payout equal to 68% of his base salary and a maximum payout of 136% of his base salary. For the year ending December 31, 2006, he was guaranteed a bonus of US$374,000 (target) payable in 2007.

We also granted Mr. Paterson 50,000 restricted stock units. This grant was made partly in recognition of various equity and cash forfeitures incurred by Mr. Paterson as a result of entering into our employment agreement. The shares vest in full after the earlier of one year or the termination of Mr. Paterson’s employment by the company without cause or by Mr. Paterson for good reason.

In addition, we granted Mr. Paterson options to purchase 250,000 shares of our common stock. The exercise price of the options was US$27.425, the average of the high and low trading prices of Bowater common stock on the date of grant, May 1, 2006. The options vest ratably over three years and have a ten-year exercise term. The options also are subject to the terms and conditions that apply generally to unexercised options previously granted by the company.

The combined value of these equity awards at the time the grants were made was approximately US$3.4 million, or two times the annual grant value made to the CEO under the company’s ongoing equity grant policy.

The Committee determined to make these equity grants after careful consideration of

(i) competitive pay data on peer company equity grant levels,

(ii) the need to provide an inducement to Mr. Paterson to accept the company’s offer of employment, and

(iii) in the belief that providing the CEO with a substantial initial equity interest would create an immediate alignment of financial interest between the company and the CEO.

During the term of the agreement, Mr. Paterson will be entitled to receive perquisites and participate in incentive and benefit plans that we generally provide for our senior executives. If Mr. Paterson’s employment is terminated for reasons other than death, disability, retirement or cause, he will receive a lump sum severance payment equal to twice his base salary at the time of termination plus between two and three times the last annual bonus paid to him.

The employment agreement provides for a change in control agreement similar to the change of control agreements with other senior executives. If Mr. Paterson is eligible for both a severance payment under the employment agreement and a payment under the change of control agreement, he may elect which of those payments he will receive.

The employment agreement also contains noncompetition, nonsolicitation and nondisclosure provisions.

In negotiating the terms of Mr. Paterson’s employment agreement, we considered data supplied by our advisor concerning CEO compensation at peer companies, the past compensation paid to Mr. Nemirow for his services as CEO and Mr. Paterson’s prior compensation history.

Deductibility of Compensation—Section 162(m)

In order to maintain flexibility to attract and retain qualified executives, we may allow for compensation that is not deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). We did not pay any non-deductible compensation in 2006.

Severance and Change in Control Arrangements

Severance Benefits

We believe that companies should provide reasonable severance benefits to employees. With respect to senior management, these severance benefits should reflect the fact that it may be difficult for employees to find comparable employment within a short period of time. Severance benefits should also assist in disentangling the company from the former employee as soon as practicable. For instance, while it is possible to provide salary continuation to an employee during the job search process, which in some cases may be less expensive than a lump sum severance payment, we prefer to pay a lump sum severance payment in order to most cleanly sever the relationship as soon as practicable.

Where the termination is without “cause” or the employee terminates employment for “good reason” (applies only in the case of Mr. Paterson), our employment agreements with the Named Executive Officers provide for benefits equal to two years of base salary plus between two and three times the amount of the last bonus paid. The vesting of certain equity awards is accelerated in the event of an involuntary termination without cause. In addition, a terminated employee is entitled to receive any benefits that he otherwise would have been entitled to receive under our 401(k) plan, pension plan and supplemental retirement plans, although those benefits are not increased or accelerated. We believe that these severance benefits are similar to the general practice among comparable companies, although we have not conducted a study to confirm this. Where an employee is entitled to severance benefits under traditional severance provisions and a change in control provision, he may elect which of these payments he will receive.

Based upon a hypothetical termination date of December 31, 2006, the severance benefits under the employment agreements for the Named Executive Officers would have been as follows:(1)

	Paterson		Harvey		Monahan(2)		Ellington		Morris
Base Salary (2x)	US$	1,650,000	US$	730,000	US$	895,908	US$	670,000	US$	686,600
Base Salary	US$	825,000	US$	365,000	US$	447,954	US$	335,000	US$	343,300

Bonus (3x)(3)	US$	1,122,000	US$	445,500	US$	671,931	US$	626,997	US$	624,900
Bonus	US$	374,000	US$	148,500	US$	223,977	US$	208,999	US$	208,300

Total	US$	2,772,000	US$	1,175,000	US$	1,567,839	US$	1,296,997	US$	1,311,500

(1)	Messrs. Nemirow, Steuart and Newman terminated their employment with the company during 2006. Messrs. Steuart and Newman both received severance payments in accordance with the terms of their employment agreements of US$1,868,392 and US$1,944,143, respectively. Mr. Newman received an additional payment of US$255,857 in exchange for a release of all claims against the company. Mr. Nemirow did not receive a severance payment.
(2)	Converted from Canadian to U.S. dollars using an exchange rate of US$0.8818.
(3)	For all but Mr. Paterson and Mr. Monahan, the bonus is based on the 2005 earned cash incentive awards under our Annual Incentive Plan, which was actually awarded in the form of restricted stock units. Mr. Paterson’s employment agreement calls for a 2006 bonus of US$374,000. Mr. Monahan’s employment agreement calls for the severance bonus payment to be calculated on the basis of his “target incentive” which is 50% of base salary.

The accelerated equity awards would be 250,000 options and 50,000 restricted stock units for Mr. Paterson; 5,775 options and 8,626 restricted stock units for Mr. Harvey; 6,640 options and 13,201 restricted stock units for Mr. Monahan; 4,370 options and 10,192 restricted stock units for Mr. Ellington; and 5,020 options and 10,506 restricted stock units for Mr. Morris.

The definition of “cause” varies among different employment agreements with members of senior management. For all of the Named Executive Officers except for the CEO, “cause” is defined as gross negligence or willful misconduct either in the course of employment or which has a material adverse effect on the Corporation or the executive’s ability to perform adequately and effectively his duties. Under Mr. Paterson’s employment agreement, “cause” also is defined as conviction of (or pleads guilty or nolo contendre to) a felony. Under Mr. Paterson’s agreement, “good reason” generally will exist where his position or compensation has been decreased or where he has been required to relocate.

Change in Control Benefits

It is our belief that the interests of stockholders will be best served if the interests of our senior management are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of stockholders.

We revised our policy toward change in control benefits in January 2005. Prior to that date, we had awarded change in control agreements to all executives from the mill manager level up. The agreements provided severance benefits approximately equal to three times all compensation. In 2005, 37 executives were covered by change in control agreements, which exceeded generally accepted norms. Since January 2005, it has been our policy to grant change in control agreements (containing less favorable terms than the old agreements) only at the highest executive levels. Further, when an executive with a more favorable change in control agreement receives a promotion, he or she is required to sign a new change in control agreement containing less favorable terms. Today only 28 executives are covered by change in control agreements, of which eighteen have the revised (less favorable) version.

Each Named Executive Officer is a party to a change in control agreement which continues until his employment is terminated and all obligations thereunder have been satisfied. Following a change in control of Bowater, if the executive’s employment is terminated within 36 months (except for a termination due to death, disability, or for “cause” (defined as gross negligence or willful misconduct that has not been cured or conviction of a felony, which action has a demonstrable and material adverse effect upon Bowater)), or if the executive elects to terminate his employment either (a) for good reason or (b) only under Mr. Monahan’s agreement, during a 30-day period after the first anniversary of the change in control, the executive will receive his accrued salary. Unless the executive’s termination is for “cause,” he also will receive a prorated annual incentive award and all benefits under Bowater’s benefit plans and policies to which he is entitled through his date of termination.

In addition, the Named Executive Officer will receive, in lieu of any severance payments provided in any applicable employment agreement and depending on the applicable version of the change in control agreement, an amount equal to the sum of: (a) three times the executive’s annual base salary; (b) three times the target (highest possible in Mr. Monahan’s agreement) annual incentive award; (c) three times the largest annual contribution that could have been made by Bowater to its savings plans on the executive’s behalf; (d) 30% of the executive’s annual base salary (as compensation for certain other benefits lost as a result of the termination of employment); (e) an amount equal to the present value of the additional retirement benefits the executive would have earned for three years; and (f) retiree health care and life insurance.

The change in control agreements define a “change in control” as occurring if: (a) any person becomes beneficial owner of an amount of Bowater stock representing 20% or more of the combined voting power of Bowater’s then outstanding voting securities, unless the Board has approved the acquisition of up to 50% of these securities or the person has filed a Schedule 13G indicating the person’s intent to hold the securities for investment; (b) less than 50% of the total membership of the Board are continuing directors (as defined in the change in control agreements); or (c) Bowater’s stockholders approve a merger, consolidation or reorganization of Bowater, or an agreement for the sale or other disposition of substantially all of Bowater’s assets unless at least 50% of the voting power of the resulting entity is still owned by previous Bowater shareholders or at least 50% of the board of directors of the resulting entity are previous Bowater directors.

The change in control agreements define “good reason” as: (a) an adverse change in the executive’s status, title, position or responsibilities (including a change in reporting relationships); or (b) failure to pay or provide the executive the salary and benefits, in the aggregate, at least comparable to those to which he was previously entitled; or (c) the reduction of the executive’s salary as in effect of the date of the change in control; or (d) Bowater’s failure to obtain from any successor its assumption of the change in control agreement; or (e) the relocation of the executive’s principal office to a location more than 35 miles from its location immediately prior to the change in control or a substantial increase in the executive’s travel obligations following the change in control.

The change in control agreements also generally provide a terminated executive with: (a) either a cash payment of US$20,000 (to be paid in the currency of his country of residence) or outplacement assistance; (b) a grossed up reimbursement of certain excise taxes that may be levied on “excess parachute payments;” (c) a waiver of any non-compete obligations; and (d) under certain agreements, the right to receive a lump sum payment equal to the present value of any non-statutory retirement benefits to which the executive is entitled. A terminated executive will also be entitled to be paid or reimbursed for all costs incurred (or to be incurred) in connection with realizing the benefits of the change in control agreement.

All of our equity compensation plans provide that awards will be automatically vested upon a change in control. Some of the equity compensation plans provide for a cash out of the equity awards at an acceleration price.

Based upon a hypothetical change in control date of August 1, 2007, the change in control termination benefits for our Chief Executive Officer and the other Named Executive Officers would be as follows:(1)

	Paterson (US$)	Harvey (US$)	Monahan(2) (US$)	Morris (US$)	Ellington (US$)
Severance	4,536,000	1,587,750	2,061,515	1,493,355	1,407,000
Pro-rata Bonus	357,000	95,813	133,617	90,116	78,167
Savings Plan Contributions	108,000	43,800	54,974	41,196	40,200
Benefits	270,000	109,500	137,434	102,990	100,500
Outplacement	20,000	20,000	18,036	20,000	20,000
Present value of lost retirement benefits	1,154,239	224,702	422,944	211,343	204,017
Fair market values of accelerated equity and other compensation(3)	—	40,446	40,999	47,409	27,234

Total	6,445,239	2,122,011	2,869,519	2,006,409	1,877,118

(1)	Messrs. Newman and Steuart would not be eligible for change in control benefits because they were no longer employed by the company at year end.
(2)	Converted from Canadian to US dollars using an exchange rate of US$0.9018.
(3)	Based on the May 1, 2007 Bowater common stock price of US$21.34.

Compensation Committee Report

The HRCC has reviewed and discussed the Compensation Discussion and Analysis above with management and, based on such review and discussion, the HRCC recommended to the Board of Directors that the Compensation Discussion and Analysis be included herein.

Togo D. West, Jr. (Chairman)

Richard B. Evans

Ruth R. Harkin

Arthur R. Sawchuk

Compensation Committee Interlocks and Insider Participation

Togo D. West, Jr., Richard B. Evans, Ruth R. Harkin and Arthur R. Sawchuk served on Bowater’s Human Resources and Compensation Committee during the entirety of 2006. Mr. Sawchuk served as acting President and Chief Executive Officer of Avenor Inc., a forest products company, from November 1997 until its acquisition by Bowater in July 1998. None of the members of the Committee has served as an officer of Bowater, and none has any interlocking relationships, as defined by SEC regulations.

Summary Compensation Table

The following table sets forth information concerning all compensation paid by Bowater and its subsidiaries during 2006 to our Chief Executive Officer, our Chief Financial Officer and the other three executive officers with the highest total compensation during 2006, along with three former executive officers who would have been among the highest paid executive officers during fiscal year 2006. Messrs. Nemirow, Newman and Steuart retired from the company during 2006. These officers are referred to collectively in this document as the “Named Executive Officers.”

Name and Principal Position	Year	Salary (1) (US$)	Bonus (US$)	Stock Awards (2) (US$)	Option Awards (3) (US$)	Non-Equity Incentive Plan Compensation (4) (US$)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5) (US$)	All Other Compensation (6) (US$)	Total (US$)
David J. Paterson (7) President & Chief Executive Officer	2006	550,000	374,000	908,333	447,950	—	—	224,210	2,504,493

Arnold M. Nemirow President & Chief Executive Officer, retired	2006	341,667	—	—	—	—	278,883	556,937	1,177,487

William G. Harvey Executive Vice President and Chief Financial Officer	2006	350,769	—	73,530	11,317	101,590	78,003	13,455	628,664

Pierre Monahan (8) Executive Vice President—Building Products	2006	452,623	—	121,100	13,012	165,962	292,236	42,046	1,086,979

C. Randolph Ellington Senior Vice President—Newsprint Sales	2006	341,250	—	96,194	8,564	159,575	80,303	10,306	696,192

William C. Morris Senior Vice President—Coated and Specialty Papers Sales and Marketing	2006	343,300	—	97,417	9,838	113,830	78,470	13,460	656,315

Name and Principal Position	Year	Salary (1) (US$)	Bonus (US$)	Stock Awards (2) (US$)	Option Awards (3) (US$)	Non-Equity Incentive Plan Compensation (4) (US$)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5) (US$)	All Other Compensation (6) (US$)	Total (US$)
R. Donald Newman Executive Vice President and Chief Operating Officer, retired	2006	461,974	—	349,326	109,743	—	1,401,949	2,299,312	4,622,304

David J. Steuart (8) Senior Vice President and President Pulp Division, retired	2006	482,257	—	319,843	52,050	—	462,965	2,059,952	3,377,067

(1)	Includes amounts received from the sale of unused vacation days back to Bowater, as follows: Mr. Harvey: US$5,769; Mr. Ellington: US$6,250; Mr. Newman: US$7,933.
(2)	Amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ending December 31, 2006, in accordance with FAS 123(R) of awards of restricted stock units. Assumptions used in the calculation of these amounts are included in footnote 21 to the company’s audited financial statements for the fiscal year ended December 31, 2006, included in the company’s Annual Report on Form 10-K originally filed with the SEC on March 1, 2007.
(3)	Amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ending December 31, 2006, in accordance with FAS 123(R) of awards of non-qualified stock options pursuant to the company’s 2006 Stock Option and Restricted Stock Plan. Assumptions used in the calculation of these amounts are included in footnote 21 to the company’s audited financial statements for the fiscal year ended December 31, 2006, included in the company’s Annual Report on Form 10-K originally filed with the SEC on March 1, 2007.
(4)	Amounts in this column reflect the cash awards to the named individuals under our Annual Incentive Plan, which is discussed in significant detail under “Compensation Discussion and Analysis—Cash Incentive Compensation.”
(5)	Amounts shown in this column reflect the actuarial increase in the present value of the named individuals’ benefits under all pension plans established by the company using interest rate and mortality rate assumptions consistent with those used in the company’s financial statements. There were no above-market or preferential earnings on non-qualified deferred compensation for the Named Executive Officers in 2006. A discussion of pension benefits is provided after the Pension Benefits table below.
(6)	Amounts in this column reflect, for each Named Executive Officer, matching contributions allocated by the company to each of the Named Executive Officers pursuant to the Bowater Incorporated Savings Plan (401(k)) and a non-qualified Compensatory Benefits Plan, which provides a make-up of qualified plan benefits limited by IRS regulation.

In addition, the following amounts are reflected:

•	Mr. Paterson: a guaranteed company contribution to the Supplemental Retirement Savings Plan of US$189,420, provided for in Mr. Paterson’s employment agreement.

•

Mr. Nemirow: (i) US$400,000 paid to Mr. Nemirow pursuant to the terms of a Consulting Agreement entered into upon Mr. Nemirow’s retirement on May 1, 2006, providing for the payment of US$50,000 per month; and (ii) US$131,410 paid to Mr. Nemirow upon his retirement representing earned but unused vacation.

•	Mr. Monahan: US$22,447 for perquisites including personal use of a company car, financial planning assistance and excess flex account credits.

•	Mr. Newman: (i) US$66,985 paid to Mr. Newman upon his retirement for earned but unused vacation and (ii) severance payments of US$1,944,143.

•	Mr. Steuart: (i) US$146,487 paid to Mr. Steuart upon his retirement for earned but unused vacation and (ii) severance payments of US$1,868,392.

(7)	Mr. Paterson joined the company as President and Chief Executive Officer in May 2006.
(8)	Canadian salary and all other compensation (except non-equity incentive plan compensation) converted using average exchange rate for 2006 of US$0.8818. Non-equity incentive plan compensation exchange rate is US$0.8567 (exchange rate on February 15, 2007, the date paid).

Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards					All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards (US$/Sh)(2)	Grant Date Fair Value of Stock and Option Awards(3) (US$/Sh)
		Threshold (US$)	Target(1) (US$)	Maximum(1) (US$)	Threshold (#)		Target (#)		Maximum (#)
David J. Paterson	05/10/2006									50,000	(4)				1,317,500
	05/01/2006											94,305	(5)	27.425	760,098
	05/01/2006											112,445	(5)	27.425	906,307
	05/01/2006											43,250	(5)	27.425	348,595

Arnold M. Nemirow	None

William G. Harvey	05/10/2006											5,755	(6)	26.35	45,112
	05/10/2006									1,495	(7)				39,393
	05/10/2006				498	(8)	1,495	(8)							52,516
	05/10/2006									5,636	(9)				148,509
	n/a		155,250	310,500

Pierre Monahan	05/10/2006											6,640	(6)	26.35	52,050
	05/10/2006									1,720	(7)				45,322
	05/10/2006				573	(8)	1,720	(8)							60,421
	05/10/2006									9,761	(9)				257,202
	n/a		223,977	447,954

William C. Morris	05/10/2006											5,020	(6)	26.35	39,351
	05/10/2006									1,300	(7)				34,255
	05/10/2006				433	(8)	1,300	(8)							45,665
	05/10/2006									7,906	(9)				208,323
	n/a		134,000	268,000

C. Randy Ellington	05/10/2006											4,370	(6)	26.35	34,256
	05/10/2006									1,130	(7)				29,776
	05/10/2006				376	(8)	1,130	(8)							39,683
	05/10/2006									7,932	(9)				209,008
	n/a		154,485	308,970

R. Donald Newman(10)	05/10/2006											14,000	(6)	26.35	109,743
	05/10/2006									3,620	(7)				95,387
	05/10/2006				1,207	(8)	3,620	(8)							127,191
	05/10/2006									11,934	(9)				314,461

David J. Steuart(10)	05/10/2006											6,640	(6)	26.35	52,050
	05/10/2006									1,720	(7)				45,322
	05/10/2006				573	(8)	1,720	(8)							60,421
	05/10/2006									11,332	(9)				298,598

(1)	Amounts shown in these columns represent target and maximum amounts that could have been awarded under our 2006 Annual Incentive Plan. The amounts actually awarded under the plan are set forth in the Summary Compensation table.
(2)	All stock options have an exercise price equal to the average of the high and low trading prices of Bowater common stock on the grant date.
(3)	The full grant date fair value of each equity award is computed in accordance with FAS 123R.
(4)	Represents restricted stock units granted to Mr. Paterson upon his hiring. The units vest on May 10, 2007.
(5)	Represents an award of options to purchase an aggregate of 250,000 shares awarded to Mr. Paterson upon his hiring on May 1, 2006. The options vest ratably over three years and have a ten-year term.
(6)	Represents a discretionary grant of non-qualified stock options by the HRCC under our 2006 Stock Option and Restricted Stock Plan. The options vest January 24, 2009.
(7)	Represents service-based restricted stock units granted pursuant to our 2006 Stock Option and Restricted Stock Plan. These units vest January 24, 2009.
(8)	Represents performance-based restricted stock units granted pursuant to our 2006 Stock Option and Restricted Stock Plan. These units vest January 24, 2009. If the company has cumulative positive earnings per share during the three-year period beginning January 1, 2006 and ending December 31, 2008, the total awards will vest. If the company has positive earnings per share for any one calendar year during the three-year period, one-third of the respective award will vest for each such year. The performance measure was not met in 2006; therefore, no compensation expense was recognized in 2006 for the performance-based restricted stock units.
(9)	Represents restricted stock units awarded in 2006, in the discretion of the HRCC, in lieu of cash incentive awards previously earned by the executive under the 2005 Annual Incentive Plan. The HRCC made the decision to make the incentive awards in the form of restricted stock units rather than cash in order to preserve cash. The awards vest January 1, 2008.
(10)	Mr. Newman and Mr. Steuart retired in 2006. Upon their retirement, they forfeited 2,592 and 1,184, respectively, of the service-based restricted stock units, and 10,024 and 4,572, respectively, of non-qualified stock options.

The cash incentive compensation awarded to each Named Executive Officer under the Annual Incentive Plan for 2006 is set forth in the Summary Compensation table under non-equity incentive plan compensation. The target and maximum amounts that could have been awarded under the plan are set forth in the Grants of Plan-Based Awards table. A detailed discussion of each executive officer’s target goals under the five performance metrics and the actual amounts earned by each executive officer under the plan is provided under “—Cash Incentive Compensation—2006 Annual Incentive Plan.”

The restricted stock unit awards granted to each executive officer in 2006 included a mix of service-based and performance-based awards. One-half of the restricted stock unit awards have a service-based three-year ratable vesting schedule and the remaining restricted stock unit awards vest if certain performance targets are met. In addition, the HRCC made a discretionary grant of restricted stock units in 2006 in lieu of cash incentive awards previously earned by the executive under the 2005 Annual Incentive Plan. Stock options are granted to executives at the discretion of the HRCC based on performance and competitive market practices. A detailed discussion of the terms of the equity awards is provided under “Long-Term Incentive Awards.”

The discussion of the material terms of the pension benefits plans available to each executive officer is provided under the Pension Benefits table below.

Employment Agreements

Each Named Executive Officer is party to an employment agreement (collectively, the “Agreements”). Each Agreement continues until death, disability, retirement or written notice of termination by either Bowater or the executive. In the event of a “change in control,” as defined in the Change of Control Agreements (“CIC” Agreements) described below, the term of the Agreements continues for not less than three years unless the executive terminates his employment for other than “good reason” (as defined in the CIC Agreements). The Agreements provide for payment to each executive of an annual base salary and for the executive’s participation in Bowater’s various bonus and benefit plans in effect from time to time while the Agreements are in effect. In the event the executive’s employment is involuntarily terminated for reasons other than death, disability, retirement or “cause” (defined in the Agreements as gross negligence or willful misconduct by the executive either in the course of his employment or that has a material adverse effect on Bowater or on the executive’s ability to perform his duties adequately and effectively), the Agreements provide for payments equal to two years of annual base salaries and annual incentive awards, plus a prorated annual incentive award for the year of termination. Mr. Nemirow’s Agreement provides that, for purposes of determining the benefits due under Bowater’s benefits plans, he will receive credit for continuous employment at an accelerated rate.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price (US$)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units that Have Not Vested (US$)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (US$)
David J. Paterson		250,000	(1)		27.425	05/01/2016
							50,000	(2)	1,125,000
Arnold M. Nemirow	50,000 50,000 100,000 1,000 100,000 117,000 100,000 100,000 100,000 100,000 100,000				41.875 48.969 41.031 39.780 48.000 54.840 51.930 47.025 40.740 45.020 37.295	01/22/2007 01/27/2008 01/26/2009 02/22/2009 01/25/2010 05/10/2010 01/30/2011 04/30/2011 04/30/2011 04/30/2011 04/30/2011
William G. Harvey		5,775	(3)		26.350	05/10/2016	1,495	(3)	33,638
										1,495	(3)	33,638
							5,636	(4)	126,810
	10,000				41.031	01/26/2009
	1,000				39.780	02/22/2009
	10,000				48.000	01/25/2010
	8,100				54.840	05/10/2010
	10,000				51.930	01/30/2011
	10,000				47.025	01/29/2012
	10,000				40.740	01/28/2013
	10,000				45.020	01/27/2014
	10,000				37.295	01/25/2015
	10,000				32.070	05/10/2015
Pierre Monahan		6,640	(3)		26.350	05/10/2016	1,720	(3)	38,700
										1,720	(3)	38,700
							9,761	(4)	219,623
	50,000				42.070	09/25/2011
	25,000				47.025	01/29/2012
	25,000				40.740	01/28/2013
	25,000				45.020	01/27/2014
	25,000				37.295	01/25/2015
William C. Morris		5,020	(3)		26.350	05/10/2016	1,300	(3)	29,250
										1,300	(3)	29,250
							7,906	(4)	177,885
	10,000				41.875	01/22/2007

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price (US$)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units that Have Not Vested (US$)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (US$)
	10,000				48.969	01/27/2008
	10,000				41.031	01/26/2009
	1,000				39.780	02/22/2009
	10,000				48.000	01/25/2010
	21,200				54.840	05/10/2010
	10,000				51.930	01/30/2011
	10,000				47.025	01/29/2012
	10,000				40.740	01/28/2013
	10,000				45.020	01/27/2014
	10,000				37.295	01/25/2015
C. Randy Ellington		4,370	(3)		26.350	05/10/2016	1,130	(3)	25,425
										1,130	(3)	25,425
							7,932	(4)	178,470
	10,000				41.875	01/22/2007
	10,000				48.969	01/27/2008
	10,000				41.031	01/26/2009
	1,000				39.780	02/22/2009
	10,000				48.000	01/25/2010
	21,200				54.840	05/10/2010
	10,000				51.930	01/30/2011
	10,000				47.025	01/29/2012
	10,000				40.740	01/28/2013
	10,000				45.020	01/27/2014
	10,000				37.295	01/25/2015
R. Donald Newman	3,976				26.350	12/01/2011				1,028	(3)	23,130
	10,000				41.875	01/22/2007
	10,000				48.969	01/27/2008
	20,000				41.031	01/26/2009
	1,000				39.780	02/22/2009
	20,000				48.000	01/25/2010
	27,000				54.840	05/10/2010
	20,000				51.930	01/30/2011
	20,000				47.025	12/01/2011
	30,000				40.740	12/01/2011
	40,000				45.020	12/01/2011
	40,000				37.295	12/01/2011
David J. Steuart	2,068				26.350	12/31/2011				536	(3)	12,060
	25,000				45.000	07/27/2008
	25,000				41.031	01/26/2009
	1,000				39.780	02/22/2009
	25,000				48.000	01/25/2010
	18,700				54.840	05/10/2010
	25,000				51.930	01/30/2011
	25,000				47.025	12/31/2011
	25,000				40.740	12/31/2011
	25,000				45.020	12/31/2011
	25,000				37.595	12/31/2011
(1)	83,333 vest on 5/1/2007; 83,333 vest on 5/1/2008; 83,334 vest on 5/1/2009
(2)	Vests on 5/10/2007
(3)	Vests on 1/24/2009
(4)	Vests on 1/1/2008

Option Exercises and Stock Vested

None of the Named Executive Officers exercised any stock options during the fiscal year ended December 31, 2006.

	Option Awards		Stock Awards(1)
Name	Number of shares acquired on exercise (#)	Value realized on exercise (US$)	Number of shares acquired on vesting (#)	Value realized on vesting (US$)
David J. Paterson	—	—	—	—
Arnold M. Nemirow	—	—	—	—
William G. Harvey	—	—	—	—
Pierre Monahan	—	—	—	—
William C. Morris	—	—	—	—
C. Randy Ellington	—	—	—	—
R. Donald Newman	—	—	12,962	281,016
David J. Steuart	—	—	11,868	269,878

(1)	The amounts shown are restricted stock units granted on May 10, 2006 that were accelerated upon the retirement of Messrs. Steuart and Newman in 2006.

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of the Named Executive Officers, including the number of years of service credited to each, under the Qualified Plan, the Equalization Plan and the Supplemental Plan for the six Named Executive Officers based in the U.S., and under the Registered Plan and the Supplemental Plan for the two Named Executive Officers based in Canada (Mr. Monahan and Mr. Steuart). The benefits were determined using the interest rate and mortality rate assumptions consistent with those used in the company’s financial statements.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) (US$)	Payments During Last Measurement Year(2) (US$)
David J. Paterson	n/a	n/a	—	—

Arnold M. Nemirow(3)	Qualified Plan	11.66	368,366	13,637
	Equalization Plan	11.66	69,195	2,696,034
	Supplemental Plan	21.66	—	8,862,768

William G. Harvey	Qualified Plan	15.36	242,629	—
	Equalization Plan	15.36	186,546	—
	Supplemental Plan	15.36	566,153	—

Pierre Monahan	Registered Plan	12.92	263,658	—
	Supplemental Plan	12.92	1,363,623	—

C. Randy Ellington	Qualified Plan	19.46	447,278	—
	Equalization Plan	19.46	595,016	—
	Supplemental Plan	19.46	1,349,088	—

William C. Morris	Qualified Plan	19.81	277,190	—
	Equalization Plan	19.81	313,618	—
	Supplemental Plan	19.81	814,199	—

R. Donald Newman	Qualified Plan	29.01	882,327	—
	Equalization Plan	29.01	2,040,709	—
	Supplemental Plan	29.01	2,805,314	—

David J. Steuart	Registered Plan	37.00	1,133,113	—
	Supplemental Plan	37.00	4,204,442	—

(1)	The accrued benefit amounts shown in the Pension Benefits table above were measured as of September 30, 2006, using a 6.00% (5.1% for the Canadian benefits) discount rate and the RP2000 mortality table projected to 2006 with white collar adjustments. Benefits were calculated assuming retirement at age 60 or current age, if greater, for US executives, age 65 for Mr. Monahan and at age 60.5 for Mr. Steuart.
(2)	The Last Measurement Year under the company’s benefit plans included the period between October 1, 2005 through September 30, 2006. See footnote 16 to the company’s audited financial statements for the fiscal year ended December 31, 2006, included in the company’s Annual Report on Form 10-K originally filed with the SEC on March 1, 2007 for more information.
(3)	Payments made upon the retirement of Mr. Nemirow in May 2006.

Retirement benefits are payable under the following plans: a qualified plan covering all salaried employees, which provides pension benefits based on earnings and service (the “Qualified Plan”); a nonqualified benefits restoration plan, which provides a make-up of qualified plan benefits limited by the imposition of statutory Internal Revenue Code limitations (the “Equalization Plan”); and a nonqualified supplemental plan covering designated senior executives including the Named Executive Officers (the “Supplemental Plan”), which provides benefits in addition to those under the other two plans. The three plans combine to provide a retirement benefits package to our executive officers that is competitive with our peers and reduces the impact of certain provisions of the Internal Revenue Code that limit the maximum benefits that may accrue under the Qualified Plan. The definition of compensation under these three plans includes those categories of compensation under the salary and bonus headings in the Summary Compensation Table and does not include compensation in any of the other headings of the Summary Compensation Table.

Bowater’s US defined benefit pension plans are underfunded by US$157 million measured as of September 30, 2006. The Bowater qualified plans (including the Qualified Plan) are partially funded whereas the Bowater non-qualified plans (including the Equalization Plan and Supplemental Plan) are unfunded. The level of funding of the Bowater qualified plans varies over time and it is expected that the current level of underfunding would be lower than as of September 30, 2006. The underfunding of the Bowater qualified plans does not impact the level of the benefits paid under the plans, as long as the plans are not terminated. The unfunded status of the Bowater non-qualified plans does not impact the level of the benefits paid under the non-qualified plans as long as Bowater (or AbitibiBowater, upon completion of the combination) has sufficient general assets to pay the benefits.

The Qualified Plan provides an age 65 retirement benefit equal to 52.5% of a participant’s final average monthly compensation, proportionately reduced for each year of benefit service less than 35 years minus 50% of his primary Social Security benefit, proportionately reduced for each year of service less than 35 years. The plan allows for an unreduced early retirement benefit at age 62 if the participant has accrued more than 10 years of service. The plan also provides for a reduced early retirement benefit if the participant has attained age 50 and completed at least 10 years of service. The early retirement reduction is 4.5% per year before age 62.

The Supplemental Plan provides an age 60 retirement benefit (if the participant has at least 10 years of service) equal to 2.5% of the participant’s final average monthly compensation for each year of service up to 20 years of service plus 1% of the participant’s final average monthly compensation for each year of service greater than 20 and up to 30 years of service minus any other benefit payable to the participant from the other two plans. Participants are allowed to retire before age 60 if they are allowed to retire under the Qualified Plan. The retirement benefit is reduced by  1/2% per month before age 60. The HRCC has discretion to grant extra years of credited service under the Supplemental Plan in special situations.

The Supplemental Plan provides for vesting of accrued benefits in the event of a change in control followed by termination of employment of a covered employee not for cause. The Equalization Plan described above provides that in the event of a change in control, each participant in the plan will become 100% vested in his accrued benefits.

The Supplemental Plan and the Equalization Plan provide for lump sum distributions. The lump sum distributions will be computed based on an interest rate set by a Board committee in the year prior to the year of distribution and, if the participant is unmarried at the time the distribution is made, will be calculated as if the participant were married and his or her spouse was three years younger than the participant.

As of December 31, 2006, Mr. Ellington is the only Named Executive Officer who is currently eligible to retire under any of the plans described above. He is eligible to retire under all three plans. Mr. Newman retired on December 1, 2006 and has received US$2,278,903 under the Supplemental Plan, US$1,550,854 under the Equalization Plan and US$4,995 under the Qualified Plan, for a total of US$3,834,752 in pension benefits since he began receiving payments on December 1, 2006.

Mr. Paterson was not covered by any of the plans described above in 2006.

Effective January 1, 2007 the Qualified Plan, Equalization Plan and the Supplemental Plan were all frozen to new entrants and to certain current employees and replaced by a qualified defined contribution plan and a non-qualified defined contribution plan. The qualified defined contribution plan provides maximum employer contributions of 2.5% to 6.5% of earnings depending on the age and service of the participant. The non-qualified defined contribution plan provides a make-up of qualified plan contributions limited by the imposition of statutory Code limitations plus an additional employer contribution of 10% (12% for the CEO) of earnings. Mr. Paterson, Mr. Harvey and Mr. Morris will be covered by the new defined contribution plans effective January 1, 2007 while Mr. Ellington will continue to accrue service under the prior plans.

As of December 31, 2006, the individuals listed in the Pension Benefits Table above had the following final average earnings and credited number of years of service: Mr. Ellington: US$489,779, 19.5 years; Mr. Harvey: US$371,704, 15.4 years; Mr. Morris: US$460,922, 19.8 years.

Mr. Nemirow was covered by the Qualified Plan, the Equalization Plan and a special agreement providing for enhanced accruals and additional years of service in the Supplemental Plan. Mr. Nemirow accrued a benefit equal to 2.5% of his final average earnings for his years of service greater than 20 and up to 30 years. Under the terms of his employment agreement, he was also credited with two years of service for each of his first 10 years of participation in the Supplemental Plan. The additional years of service granted to Mr. Nemirow provided him with an additional lump sum benefit of US$5,475,000 at retirement.

Named Executive Officers Resident in Canada

Mr. Monahan and Mr. Steuart reside in Canada.

Each of Mr. Monahan and Mr. Steuart will receive retirement benefits from a partially funded registered plan (together, the “Registered Plans”) and an unfunded Supplement Plan (together, the “Supplemental Plans”). Both plans are based on years of service and earnings, which include categories of compensation under the salary and bonus headings in the Summary Compensation Table. Bowater’s Canadian defined benefit pension plans are underfunded by US$260 million measured as of September 30, 2006. The Bowater registered plans (including the Registered Plans) are partially funded whereas the Bowater non-registered plans (including the Supplemental Plans) are unfunded. The level of funding of the Bowater registered plans varies over time and it is expected that the current level of underfunding would be lower than as of September 30, 2006. The underfunding of the Bowater registered plans does not impact the level of the benefits paid under the Registered Plans, as long as the plans are not terminated. The unfunded status of the Bowater non-registered plans does not impact the level of the benefits paid under the Supplemental Plans, as long as Bowater (or AbitibiBowater, upon completion of the combination) has sufficient general assets to pay the benefits. Certain Supplemental Plan benefits are secured by a letter of credit.

Upon completion of 15 years of service with Bowater and a predecessor company, on February 1, 2009, Mr. Monahan will be entitled to a total unreduced pension for each year of service before 2003, equal to 2% of his best average earnings (1.5% on the portion of the earnings that is covered by his Registered Plan - currently US$43,700). In the event of retirement before February 1, 2009, Mr. Monahan’s total pension for service before 2003 would be reduced by 0.417% for each month that retirement precedes age 65.

For each year of service since January 1, 2003, Mr. Monahan is entitled to a total unreduced pension from age 65 equal to 2% of best average earnings (1.6% on the portion of the earnings that is covered by his Registered Plan - currently US$43,700). In the event of retirement before age 65, the pension for service since January 1, 2003 would be reduced actuarially.

The pensions described above for Mr. Monahan are payable for life subject to a five-year guarantee. Best average earnings are based on the best consecutive 60 months and include base salary and bonuses.

As of December 31, 2006, Mr. Monahan earned 12.92 years of credited service with Bowater; his best average earnings are US$693,829 (C$808,564).

Mr. Steuart retired on December 31, 2006 and is receiving since January 1, 2007 pension benefits from a registered plan and from an unfunded supplemental plan.

For his service with Bowater, Mr. Steuart was entitled to a total pension equal to 2% per year of service multiplied by final average pay, which is defined as the average base salary for the 36 months preceding retirement plus 50% of the average incentive target. The incentive component in the final average pay represents 18% of base salary for service before 1999 and 25% of base salary for service after 1998. For his service with prior employers recognized under both the registered plan and the supplemental plan, Mr. Steuart is entitled to a total pension equal to 1.6% per year of recognized service multiplied by final average pay.

Mr. Steuart was entitled to unreduced pension benefits as he retired after attaining age 60. His pension benefits are payable for life, with 60% continuing to his surviving spouse following his death.

As of December 31, 2006, Mr. Steuart earned 13.33 years of service with Bowater and 23.67 years of service with prior employers for which he receives credit under his Registered Plan and his Supplemental Plan; his final average pay is US$545,544 (C$635,758) for years of service before 1999, and US$577,906 (C$673,472) for years of service after 1998. Mr. Steuart’s lifetime retirement benefits for the years of service with Bowater amount to US$25,426 (C$29,630) per year from his Registered Plan, plus US$125,230 (C$145,939) per year from his Supplemental Plan. Mr. Steuart also receives a bridge benefit payable until age 65 from his Registered Plan of US$3,350 (C$3,904) for his service with Bowater. For his prior service, Mr. Steuart receives retirement benefits of US$45,130 (C$52,593) per year from his Registered Plan plus US$161,449 (C$188,148) from his Supplemental Plan. Mr. Steuart also receives a bridge benefit payable until age 65 from his Registered Plan of US$5,444 (C$6,344) for his prior service.

Benefits were calculated assuming retirement at age 65 for Mr. Monahan and on January 1, 2007 at age 60.5 for Mr. Steuart.

Nonqualified Deferred Compensation

The following table shows information with respect to the Bowater Incorporated Compensatory Benefits Plan. With the exception of contributions on behalf of Mr. Paterson, as of December 31, 2006 all amounts under the plan were invested in Bowater common stock, which lost value during 2006.

Name	Executive Contributions in Last FY (US$)	Registrant Contributions in Last FY (US$)		Aggregate Earnings in Last FY (US$)(1)	Aggregate Withdrawals/ Distributions (US$)	Aggregate Balance at Last FYE (US$)
David J. Paterson	—	189,420	(2)	—	—	189,420
Arnold M. Nemirow	—	5,986		(58,915)	(165,443)	—
William G. Harvey	—	2,430		(581)	—	13,633
Pierre Monahan	—	—		—	—	—
William C. Morris	—	2,379		(2,873)	—	20,631
C. Randy Ellington	—	2,130		(5,996)	—	29,763
R. Donald Newman	—	6,735		(12,986)	—	62,068
David J. Steuart	—	—		—	—	—
(1)	The amounts shown are reported under the “All Other Compensation” column in the Summary Compensation Table.
(2)	Mr. Paterson’s benefit was not contributed to the plan until January 1, 2007, at which time the investment restriction to Bowater stock was eliminated.

The Bowater Incorporated Compensatory Benefits Plan provided eligible employees with employer matching contributions that they did not receive under the tax-qualified Bowater Incorporated Savings Plan due to Internal Revenue Code limitation. All of the contribution amounts were treated as if invested in Bowater stock.

As of January 1, 2007, the Compensatory Benefits Plan was amended and restated as the Bowater Incorporated Supplemental Retirement Savings Plan (the “Supplemental Savings Plan”) and offered several new features. It provides that:

•

If the employee participates in the tax-qualified savings plan and cannot receive the full employer match under the plan because of Code limitations, the employee will receive the remainder of the match in the Supplemental Savings Plan.

•

Similarly, if the employee cannot receive the full employer automatic contribution (ranging from 2.5% to 6.5% of earnings depending on age and service of participants), the employee will receive the remainder of the automatic contribution in the Supplemental Savings Plan.

•

Executives in salary grade 33 and above (including Messrs. Paterson, Harvey and Morris) who are not eligible to participate in the tax-qualified defined benefit plan, will receive an additional employer contribution of 10% of base salary plus bonus (12% for the CEO) and can elect to defer a portion (up to 50%) of base salary.

•	Employees will have expanded hypothetical investment options mirroring the same options offered under the tax-qualified savings plan.

•	Investment elections can be changed at any time.

•	The Supplemental Savings Plan pays any amounts due in a lump sum upon separation from service for any reason or disability.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Bowater’s directors, executive officers and 10% shareholders to file reports of holdings and transactions in Bowater common stock and Bowater Canada exchangeable shares with the SEC. Based on a review of Section 16(a) reports received by Bowater and written representations from its directors and executive officers, Bowater believes that all of its executive officers, directors and 10% shareholders have made all filings required to be made under Section 16(a) on a timely basis for 2006.

Security Ownership of Certain Beneficial Owners and Management of Bowater

The following table sets forth certain information as of [            ], 2007 with respect to the shares of Bowater common stock owned by (i) those persons known to Bowater to beneficially own more than 5% of the outstanding Bowater common stock (based solely on a review of Schedules 13D or 13G as filed with the SEC by such persons with respect to such shares), (ii) each Bowater director and director nominee, (iii) each executive officer named in the Bowater Summary Compensation Table in the section “Additional Information Relating to the Bowater Annual Meeting” and (iv) Bowater directors and executive officers as a group. The table also shows the same information with respect to the ownership of Bowater Canada exchangeable shares in order to show total voting power.(1)

Name and Address of Beneficial Owner	Bowater Common Stock			Bowater Canada Exchangeable Shares		Total Voting Power(1)
	Number of Shares		Percent of Class	Number of Shares	Percentage of Class

NWQ Investment Management Company, LLC 2049 Century Park East, 16th Floor Los Angeles, CA 90067	9,227,778	(2)	16.4%	—	—	16.1%

Lord, Abbett & Co. LLC 90 Hudson Street Jersey City, NJ 07302	9,191,013	(3)	16.4%	—	—	16.0%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	6,391,691	(4)	11.4%	—	—	11.1%

Massachusetts Financial Services Company 500 Boylston Street Boston, MA 02116	6,098,021	(5)	10.9%	—	—	10.6%

Franklin Resources, Inc. One Franklin Parkway San Mateo, CA 94403	4,656,058	(6)	8.3%	—	—	8.1%

Wellington Management Company, LLC 75 State Street Boston, MA 02109	3,889,274	(7)	6.9%	—	—	6.8%

Iridian Asset Management LLC 276 Post Road West Westport, CT 06880-4704	3,393,100	(8)	6.0%	—	—	5.9%

David J. Paterson	148,991	(9)	*	—	—	*

C. Randolph Ellington	93,018	(10)	*	—	—	*

William G. Harvey	77,648	(11)	*	78	*	*

Pierre Monahan	156,160	(12)	*	2,306	*	*

William C. Morris	87,406	(13)	*	—	—	*

Arnold M. Nemirow	58,896		—	—	—	*

R. Donald Newman	—		—	—	—	—

David J. Steuart	—		—	—	—	—

Richard B. Evans	11,276	(14)	*	—	—	*

Gordon D. Giffin	14,946	(15)	*	—	—	*

Ruth R. Harkin	923		*	—	—	*

L. Jacques Menard	24,735	(16)	*	—	—	*

John A. Rolls	57,380	(17)	*	—	—	*

Arthur R. Sawchuk	29,202	(18)	*	1,577	*	*

Bruce R. Van Saun	4,309		*	—	—	*

Togo D. West	19,299	(19)	*	—	—	*

Current directors and executive officers as a group (18 persons)	849,083	(20)	1.5%	3,961	*	1.5%

*	Less than 1%
(1)	On all matters submitted for a shareholder vote, holders of Bowater common stock and the holder of the special voting stock (representing the Bowater Canada exchangeable shares) vote together as a single class. Under the voting and exchange trust agreement, the trustee is entitled to cast a number of votes equal to the number of outstanding Bowater Canada exchangeable shares not owned by Bowater or its affiliates and as to which the trustee has timely received voting instructions from the holders of Bowater Canada exchangeable shares. Accordingly, total voting power has been calculated based upon the total number of shares of Bowater common stock and Bowater Canada exchangeable shares outstanding as of [ ], 2007, excluding all Bowater Canada exchangeable shares held by Bowater and its affiliates.
(2)	In a Schedule 13G/A dated as of December 31, 2006 and filed on February 9, 2007, NWQ Investment Management Company, LLC reported that it exercised sole voting power with respect to 7,470,378 of the shares shown and sole dispositive power with respect to all 9,227,778 shares shown.
(3)	In a Schedule 13G/A dated as of December 29, 2006 and filed on February 14, 2007, Lord, Abbett & Co. LLC reported that it exercised sole voting power with respect to 8,920,013 of the shares shown and sole dispositive power with respect to all 9,191,013 shares shown.
(4)	In an amendment to Schedule 13G dated as of December 31, 2006 and filed on February 13, 2007, T. Rowe Price Associates, Inc. (“T. Rowe Price”) reported that these shares are owned of record by clients of T. Rowe Price for which it serves as investment advisor. Those clients have the right to receive, or the ultimate power to direct the receipt of, dividends from, or the proceeds from the sale of, such shares. No such client is known to have such right or power with respect to more than 5% of this class of shares. T. Rowe Price also reported that it exercised sole voting power with respect to 908,714 of the shares shown and sole dispositive power with respect to all 6,391,691 shares shown.
(5)	On Schedule 13G dated as of December 31, 2006 and filed on February 8, 2007, Massachusetts Financial Services Company (“MFS”) reported that these shares were also beneficially owned by certain other non-reporting entities, as well as MFS. MFS also reported that it exercised sole voting power with respect to 4,390,791 of the shares shown and sole dispositive power with respect to all 6,098,021 shares shown.
(6)	On Schedule 13G dated as of December 31, 2006 and filed on February 5, 2007, Franklin Resources, Inc. (“FRI”) reported that these shares were beneficially owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers and are direct and indirect subsidiaries of FRI. Accordingly, such subsidiaries may be deemed to be the beneficial owners of the referenced shares. Charles B. Johnson and Rupert H. Johnson, Jr. (the “FRI Principal Shareholders”) (each with the same business address as FRI) each owns in excess of 10% of the outstanding common stock of FRI. FRI and the FRI Principal Shareholders may be deemed to be the beneficial owners of securities held by persons and entities advised by FRI subsidiaries. FRI also reported that (a) it exercised sole voting power with respect to 4,639,958 of the shares shown and sole dispositive power with respect to all 4,656,058 shares shown; (b) one of the investment adviser subsidiaries, Templeton Global Advisors Limited (for which the business address is Lyford Cay, P.O. Box N-7759, Nassau, Bahamas), exercised sole voting power and sole dispositive power with respect to 794,400 of the shares shown; (c) Franklin Advisers Services, LLC (same address as FRI) exercised sole voting power with respect to 2,434,500 of the shares shown and sole dispositive power with respect to 2,450,600 of the shares shown; (d) Franklin Templeton Investments Corp. (same address as FRI) exercised sole voting power and sole dispositive power with respect to 1,041,268 of the shares shown; (e) Franklin Templeton Investment Management Limited (same address as FRI) exercised sole voting power and sole dispositive power with respect to 77,500 of the shares shown; (f) Templeton Investment Management Limited (same address as FRI) exercised sole voting power and sole dispositive power with respect to 288,550 of the shares shown; and (g) Franklin Templeton Investment Australia Limited (same address as FRI) exercised sole voting power and sole dispositive power with respect to 73,740 of the shares shown. Each of FRI, the FRI Principal Shareholders and the investment advisory subsidiaries disclaims any economic interest or beneficial ownership in the shares shown in the table above and are of the view that they are not acting as a “group” for purposes of the Securities Exchange Act of 1934, as amended, and that they are not otherwise required to attribute to each other the beneficial ownership of securities held by any of them or by any persons or entities advised by subsidiaries of FRI.
(7)	In a Schedule 13G/A dated as of January 31, 2007 and filed on February 12, 2007, Wellington Management Company, LLC (“WMC”) reported that these shares are owned of record by clients of WMC for which it serves as investment advisor. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such shares. No such client is known to have such right or power with respect to more than 5% of this class of shares. WMC also reported that it exercised shared voting power with respect to 3,233,230 of the shares shown and shared dispositive power with respect to 3,865,874 of the shares shown. In a Schedule 13G/A dated as of December 31, 2006 and filed on February 14, 2007, WMC reported that it beneficially owned 7,224,544 shares of Bowater common stock (12.92% of the class) and exercised shared voting power with respect to 5,771,100 of such shares and shared dispositive power with respect to 7,201,144 of such shares.
(8)

On a Schedule 13G dated as of December 31, 2006 and jointly filed on February 5, 2007 by Iridian Asset Management LLC (“Iridian”), The Governor and Company of the Bank of Ireland (“Bank of Ireland”), BIAM Holdings (“Holdings”), BancIreland (US) Holdings, Inc. (“BancIreland”), and BIAM (US) Inc. (collectively, the “Reporting Persons”), the Reporting Persons reported that Iridian has direct beneficial ownership of the shares of common stock in the accounts for which it serves as the investment advisor under its investment management agreement. BIAM (US) Inc., as the controlling member of Iridian, may be deemed to possess beneficial ownership of the shares of common stock owned by Iridian. BancIreland, as the sole shareholder if BIAM (US) Inc., may be deemed to possess beneficial ownership of the shares of common stock beneficially owned by BIAM (US) Inc. Holdings, as the sole shareholder of BancIreland, may be deemed to possess beneficial ownership of the shares of common stock beneficially owned by BancIreland. Bank of Ireland, as the sole shareholder of Holdings, may be deemed to possess beneficial ownership of the shares of common stock beneficially owned by Holdings. The Reporting Persons also reported that they exercised shared voting and dispositive power with respect to all 3,393,100 shares shown.

(9)	Includes 15,000 shares held directly, 658 shares held in benefit plans, 50,000 restricted stock units and 83,333 shares underlying stock options exercisable within the next 60 days.
(10)	Includes 1,725 shares held directly, 11,293 shares held in benefit plans, and 80,000 shares underlying stock options exercisable within the next 60 days.
(11)	Includes 6,230 shares held directly, 1,418 shares held in benefit plans, 78 Bowater Canada exchangeable shares and 70,000 shares underlying stock options exercisable within the next 60 days.
(12)	Includes 6,160 shares held directly, 2,306 Bowater Canada exchangeable shares and 150,000 shares underlying stock options exercisable within the next 60 days.
(13)	Includes 1,490 shares held directly, 5,916 shares held in benefit plans, and 80,000 shares underlying stock options exercisable within the next 60 days.
(14)	Includes 2,000 shares held directly, 7,276 shares held in benefit plans and 2,000 shares underlying stock options exercisable within the next 60 days.
(15)	Includes 9,271 shares held in benefit plans, 2,175 restricted stock units and 3,500 shares underlying stock options exercisable within the next 60 days.
(16)	Includes 2,000 shares held directly, 7,180 shares held in benefit plans and 15,555 shares underlying stock options exercisable within the next 60 days.
(17)	Includes 29,880 shares held in benefit plans and 27,500 shares underlying stock options exercisable within the next 60 days.
(18)	Includes 1,527 shares held in benefit plans, 2,175 restricted stock units, 1,577 Bowater Canada exchangeable shares and 25,500 shares underlying stock options exercisable within the next 60 days.
(19)	Includes 4,855 shares held in benefit plans and 14,444 shares underlying stock options exercisable within the next 60 days.
(20)	Includes 41,119 shares held directly, 85,032 shares held in benefit plans, 54,350 restricted stock units, 3,961 Bowater Canada exchangeable shares and 668,528 shares underlying stock options exercisable within the next 60 days.

Equity Compensation Plan Information

	(a) Number of securities to be issued upon exercise outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by securityholders	4,982,247	US$	43.45	2,394,181

Transactions with Related Persons

Bowater director L. Jacques Ménard is the chairman of the board of directors of BMO Nesbitt Burns and President, of its affiliate BMO Financial Group, Quebec. BMO Nesbitt Burns was a member of the initial purchasers’ syndicate for Bowater’s June 2003 private placement of an aggregate principal amount of US$400 million of 6.5% Senior Notes due 2013 and a member of the underwriters, syndicate for Bowater’s March 2004 public offering of an aggregate principal amount of US$250 million of Floating Rate Senior Notes due 2010. The principal amount of notes allotted to BMO Nesbitt Burns in these transactions was US$32.0 million and US$17.5 million, respectively, and BMO Nesbitt Burns received an initial purchasers’ or underwriters’ discount of US$400,000 and US$262,500, respectively, in these transactions. In addition, BMO Nesbitt Burns is assisting Bowater with the sale of certain of its Canadian assets. Bank of Montreal, an affiliate of BMO Nesbitt Burns, is one of the creditors under the Bowater revolving credit agreement. At December 31, 2006, Bank of Montreal’s commitments under the revolving credit agreement were US$52.5 million. Mr. Ménard did not receive any portion of BMO Nesbitt Burns’ or Bank of Montreal’s fees as direct compensation and benefited from these transactions only to the extent that BMO Nesbitt Burns and Bank of Montreal, as entities, benefited. Bowater believes that its arrangements with BMO Nesbitt Burns and Bank of Montreal are on terms as favorable as could be obtained from unrelated parties.

Company director Bruce W. Van Saun is Vice Chairman—Asset Management and Market-Related Activities of The Bank of New York Company, Inc. The Bank of New York is the registrar of Bowater’s common stock and is the trustee on various debt and pension obligations of Bowater. The Bank of New York was a member of the initial purchasers’ syndicate for Bowater’s June 2003 private placement of an aggregate principal amount of US$400 million of 6.5% Senior Notes due 2013 and a member of the underwriters’ syndicate for Bowater’s March 2004 public offering of an aggregate principal amount of US$250 million of Floating Rate Senior Notes due 2010. The principal amount of notes allotted to The Bank of New York in these transactions was US$17.3 million and US$10.3 million, respectively, and The Bank of New York received an initial purchasers’ or underwriters’ discount of US$216,650 and US$154,688, respectively, in these transactions. The Bank of New York is one of the creditors under the Bowater revolving credit agreement. At December 31, 2006, the bank’s commitments under the revolving credit agreement were US$15 million. Mr. Van Saun did not receive any portion of The Bank of New York’s fees as direct compensation and benefited from these transactions only to the extent that The Bank of New York, as an entity, benefited. Bowater believes that its arrangements with The Bank of New York are on terms as favorable as could be obtained from unrelated parties.

Bowater has adopted a Code of Conduct specifically applicable to the board of directors. Among other things, the Directors’ Code of Conduct sets forth Bowater’s policies with regard to the review and approval of conflicts of interest or related party transactions. The guidelines apply to transactions in which a director’s personal interest is adverse to, or may appear to be adverse to, the interests of the company as a whole. The guidelines provide that, with respect to any such transaction, (1) a director shall recuse him or herself from any company board decision involving another firm or company with which the director is affiliated and (2) directors may not receive a personal benefit from a person or firm which is seeking to do business or to retain business with the company, unless such a relationship is fully disclosed by the interested director and approved by the vote of the directors disinterested in the transaction. The board, acting through the disinterested directors, considered each of the transactions discussed in the preceding two paragraphs and determined that they were in compliance with the guidelines. Bowater has also adopted Corporate Governance Principles, applicable to all employees, which requires any employee to report potential conflicts of interest to the board of directors for review.

Corporate Governance

Bowater has long believed that good corporate governance is critical in ensuring shareholder value. For many years, a substantial majority of Bowater’s directors have been independent, and Bowater’s Audit Committee, Human Resources and Compensation Committee, and Nominating and Governance Committee have included only independent members. Some of the more significant aspects of Bowater’s corporate governance, which complies with the standards established by the SEC and the NYSE include the following:

Independent Directors

•	Historically, a majority of Bowater’s directors have been independent as defined by the NYSE’s listing standards, and Bowater’s formal policies require a majority of independent directors.

•

Traditionally, Bowater’s independent directors (all directors except Mr. Paterson) have held formal executive sessions at least annually without the presence of management directors or executive officers. Mr. Sawchuk as Chair of the Nominating and Governance Committee, has been chosen to preside at these meetings. If independent directors include any directors who are not independent under applicable NYSE listing standards, the independent directors will meet separately at least annually.

The Board has determined that Directors Evans, Giffin, Harkin, Ménard, Rolls, Sawchuk, Van Saun and West, a substantial majority of directors, are “independent directors” as defined in the listing standards of the NYSE. As part of this determination, which included consideration of the relationships described under

“Transactions with Related Persons” above, the Board found that none of these directors has a material relationship with Bowater. Bowater’s corporate governance principles include the Board’s determination that the following categories of relationships are not material and will not impair a director’s independence:

•

Owning less than five percent of the equity of, or being a director of, another company that does business with Bowater where the annual sales to, or purchases from, Bowater are less than five percent of the annual revenues of either company;

•

Ownership of less than five percent of the equity of, or being an executive officer or director of, an unaffiliated company that is indebted to Bowater (or to which Bowater is indebted) where the total amount of either company’s indebtedness to the other is less than five percent of the total consolidated assets of either company; and

•

Serving as an officer, director or trustee of a charitable organization, where Bowater’s charitable contributions to the organization are less than two percent of that organization’s total annual charitable receipts, or US$20,000 per year, whichever is less (and excluding Bowater’s match of charitable contributions by employees, officers and directors).

Board Committees

•	The charters of the Audit Committee, the Human Resources and Compensation Committee, and the Nominating and Governance Committee comport with the NYSE’s listing standards.

•

The Audit Committee, the Human Resources and Compensation Committee, and the Nominating and Corporate Governance Committee are composed solely of independent directors as defined by the NYSE’s listing standards.

•

The charters for Bowater’s Audit Committee, Human Resources and Compensation Committee, and Nominating and Governance Committee are available at Bowater’s website (http://www.bowater.com) or upon request from Bowater’s Legal Department.

Audit Committee

•	All Audit Committee members are financially literate, and the Board has determined that at least one member is an “audit committee financial expert” under applicable SEC regulations.

•	Bowater’s independent registered public accounting firm report directly to the Audit Committee, which controls their engagement.

•	The Audit Committee pre-approves the provision of all audit and non-audit services by Bowater’s independent registered public accounting firm.

•	The Audit Committee has established a procedure for the confidential and anonymous reporting of concerns regarding questionable accounting or auditing matters.

•

The Audit Committee, through its chair or another member designated by the chair, meets with management and the independent registered public accounting firm quarterly, in separate executive sessions if deemed necessary, to review Bowater’s financial statements and significant findings based upon the auditors’ review procedures.

Corporate Governance Principles

Bowater’s Board of Directors has adopted corporate governance principles, which are available at Bowater’s website (http://www.bowater.com) or upon request from Bowater’s Legal Department. The purpose of Bowater’s corporate governance principles is to provide a structure within which the Board of Directors and management can pursue Bowater’s objectives for the benefit of its shareholders and supervise its management.

The corporate governance principles outline the Board’s responsibilities and the interplay among the Board and its committees in furthering Bowater’s overall objectives. The principles note the Board’s role in advising management on significant issues facing Bowater and in reviewing and approving significant actions by Bowater. In addition, the principles highlight principal roles of certain of the Board’s committees, including:

•

the selection and evaluation of senior executive officers (including the Chief Executive Officer) by the Board, the Nominating and Governance Committee and the Human Resources and Compensation Committee, including succession planning;

•

the administration of executive compensation and director compensation by the Human Resources and Compensation Committee, with reliance on the Nominating and Governance Committee’s assessment of executive performance and annual assessment of Board and committee effectiveness;

•	the selection and oversight of independent auditors and oversight of public financial reporting by the Audit Committee; and

•

the evaluation of candidates for Board membership and the oversight of the structure and practices of the Board, the committees and corporate governance matters in general by the Nominating and Governance Committee.

Bowater’s corporate governance principles also include, among other things:

•	general qualifications for Board membership, including independence requirements (with, among other things, the categorical standards for Board determinations of independence);

•	director responsibilities, including Board and shareholder meeting attendance and advance review of meeting materials;

•	provisions for director access to management and independent advisors and for director orientation and continuing education; and

•

an outline of management’s responsibilities, including production of financial reports and disclosures, implementation and monitoring of internal controls and disclosure controls and procedures, development, presentation and implementation of strategic plans, and setting a strong ethical tone “at the top.”

Bowater has adopted a code of business conduct that applies to all of Bowater’s North American employees, including Bowater’s Chief Executive Officer, Chief Financial Officer, principal accounting officer and Controller. The Board has a separate Board of Directors Code of Conduct, which contains provisions specifically applicable to Directors. The code of business conduct and the Board of Directors Code of Conduct are available on Bowater’s website (http://www.bowater.com) or upon request from Bowater’s Legal Department. Bowater will disclose amendments to its code of business conduct or its Board of Directors Code of Conduct and any waivers of their provisions with respect to its Chief Executive Officer, Chief Financial Officer, principal accounting officer and Controller on its website within four business days following the date of the amendment or waiver.

Board and Committee Meetings

Committee Membership

The following table sets forth the membership of the standing committees of Bowater’s Board of Directors (with chairmanships indicated by a box) as of March 19, 2007.

Committee
Director	Audit	Executive	Finance	Human Resources and Compensation	Nominating and Governance

Richard D. Evans				X	X

Gordon D. Giffin	X				X

Ruth R. Harkin			X	X

L. Jacques Ménard			☒		X

David J. Paterson		☒

John A. Rolls	☒	X	X		X

Arthur R. Sawchuk		X		X	☒

Bruce W. Van Saun	X		X

Togo D. West, Jr.	X			☒

Description of Board Committees

Audit Committee. This committee met six times in 2006. Its purposes and responsibilities include:

•

monitoring the integrity of Bowater’s financial reporting process and systems of internal controls, including reviewing Bowater’s accounting policies and systems of internal controls and internal auditing procedures, and reviewing Bowater’s earnings press releases, quarterly financial statements and the scope and results of Bowater’s annual audit;

•

monitoring the independence and qualifications of Bowater’s independent registered public accounting firm, including approving the non-audit services rendered by Bowater’s independent registered public accounting firm and considering the effect of such services on the independence of such auditors;

•

monitoring the performance of Bowater’s internal audit function and independent registered public accounting firm, including appointing, retaining or replacing the independent registered public accounting firm;

•

monitoring Bowater’s compliance with legal and regulatory requirements, including establishing and maintaining procedures for the receipt, retention and treatment of complaints or concerns regarding accounting or auditing matters; and

•	providing an open avenue of communication among Bowater’s Board of Directors, management, independent registered public accounting firm and internal auditors.

The Board has determined that each of the Audit Committee members is independent under applicable standards of the SEC and the NYSE, and no Audit Committee member serves on the audit committee for more than three other public companies. The Board has also determined that Messrs. Rolls and Van Saun are “audit committee financial experts” as defined by the SEC. For further information concerning the work of the Audit Committee, see “—Report of the Audit Committee of the Board of Directors.”

Executive Committee. This committee did not meet during 2006. It meets periodically to make decisions between meetings of the Board under authority delegated by the Board of Directors.

Finance Committee. This committee met three times in 2006. It reviews and oversees Bowater’s financial affairs. The committee also provides financial oversight and direction of Bowater’s pension and savings plans, including approving the selection of trustees and the amount of contributions to be made by Bowater under these plans. In addition, the committee reviews and approves the adoption of actuarial and accounting methods and assumptions under these plans and reviews the action of management in establishing investment policy and administering the plans.

Human Resources and Compensation Committee. This committee met six times in 2006. Each member of this committee is independent as defined in the NYSE’s listing standards. This committee’s purposes and responsibilities include:

•	evaluating Bowater’s compensation structure, including the evaluation and approval of compensation for Bowater’s executive officers and directors; and

•

evaluating and approving the adoption, amendment and termination of equity-based plans for Bowater’s executive officers, and administering executive bonus plans and awards and stock option plans and grants under the plans.

Nominating and Governance Committee. This committee met five times in 2006. Each member of this committee is independent as defined in the NYSE’s listing standards. This committee’s purposes and responsibilities include:

•

advising the Board with respect to the organization, membership and function of the Board and the structure, membership and operation of committees, including the identification, selection or recommendation of Board members and of Board nominees for the annual meetings of stockholders; and

•	developing and recommending to the Board corporate governance principles and policies applicable to Bowater.

Bowater expects its directors to regularly attend Board meetings, meetings held by committees on which the directors sit, and annual and special meetings of Bowater’s stockholders. The Board of Directors met eleven times during 2006. During 2006, each director attended at least 80% of the aggregate of the Board meetings held during that director’s service and of the meetings of committees on which that director served. Eight of the nine directors serving at that time attended Bowater’s 2006 Annual Meeting of Stockholders.

Selection and Evaluation of Board Candidates

The Board and the Nominating and Governance Committee are responsible for evaluating candidates and nominating directors and members of Board committees. The Nominating and Governance Committee identifies and recommends qualified director candidates to the Board. In making its recommendations to the Board, the committee considers the appropriate mix of skills and characteristics required to best fill the needs of the Board at a given point in time. The committee recommends candidates to the Board that will result in the Board being composed of at least a majority of independent directors. The committee seeks candidates that possess the following general qualifications:

•	High personal and professional ethics, integrity and values;

•	An inquiring and independent mind;

•	Practical wisdom, vision and mature judgment;

•	Substantial training and experience at the policy making level in business, government, or education;

•

Expertise that is useful to Bowater and complementary to the background and experience of other Board members, so that an optimum balance of expertise among members on the Board can be achieved and maintained;

•	Willingness and ability, in light of other business and personal commitments, to devote the required amount of time to diligently fulfill the duties and responsibilities of Board membership;

•	Commitment to serve on the Board over a period of years to develop knowledge about Bowater’s operations;

•

Involvement only in activities or interests that do not create a conflict that violates any applicable law or regulation or interferes with the proper performance of the duties and responsibilities of Board membership;

•	A strong sense of partnership and the ability to work well with others; and

•	Capacity and desire to represent the balanced best interests of Bowater’s shareholders as a whole.

The committee endeavors to find candidates who each have recent experience as a member of the Board of at least one other company, preferably a publicly-held reporting company. In addition, to the extent possible, the committee seeks candidates whose election would result in the Board being composed of at least one Board member with each of the following specific areas of expertise/experience:

•	Professional services (e.g., attorneys; investment bankers; university professors);

•	Politics/government relations;

•	Management/operating experience (e.g., as a CEO, COO or senior manager); or

•	Financial/accounting experience (e.g., as a CFO, CFA, CPA or analyst).

The committee considers candidates that have been properly and timely proposed for nomination or recommended as a prospective nominee by shareholders, but the committee has the sole discretion to recommend the candidates as nominees for Board approval. The requirements and procedures for shareholder nominations and shareholder recommendations for candidates to be considered for nomination are summarized in “Proposals by Stockholders” below.

The Nominating and Governance Committee identifies and evaluates nominees for directors based on the recommendations of a variety of sources, including referrals from shareholders, independent directors, the Chief Executive Officer, third party search firms, advisors and representatives of Bowater, or other third parties. The committee retained a third party search firm in 2006. As is generally the case when the committee retains a third-party search firm, the firm assisted in identifying and evaluating potential nominees, including the conduct of background checks and interviews, and Bowater paid for the services rendered.

Communication with Board of Directors

Bowater has implemented a policy to facilitate communication with Bowater’s Board of Directors. Under the policy, shareholders and other interested parties may communicate with the entire board of directors, any individual director, or independent directors as a group, by writing to the director or directors at the address of Bowater’s corporate headquarters. The communications will be summarized by the office of Bowater’s Corporate Secretary, which will circulate the summary and communication to the chair of the nominating committee. The Secretary’s office will disregard solicitations, duplicative, harassing or frivolous communications, bulk mail, and other types of communications as the Board may specify from time to time. Details about this policy, including the manner in which Bowater determines those communications that will be forwarded to the directors, are available at Bowater’s website (http://www.bowater.com) or upon request from Bowater’s Legal Department.

Director Compensation

Each director who is not a Bowater employee (an “Outside Director”) is entitled to receive an annual retainer of US$35,000, a fee of US$1,500 per day for each Board meeting attended, and a fee of US$1,000 per day for each Board committee meeting attended. As of January 1, 2007 each Committee Chair will receive an additional annual retainer of US$10,000 for the Audit Committee, and US$5,000 for the other committees. Each director is also reimbursed for reasonable expenses incurred in attending meetings. In addition, in 2006 Bowater provided contributions of up to US$1,000 dollars per year to match donations by each director (as well as by all employees generally) to educational or cultural institutions. In 2006, Bowater contributed a total of US$1,000 to match donations by Outside Directors pursuant to this program. This matching program is designed to encourage charitable giving. Accordingly, Bowater does not consider these matching contributions to be compensation or perquisites, either for Outside Directors or employees.

On May 9, 2006, each director then serving was granted 1,450 restricted stock units (“Restricted Stock Units”) under Bowater’s 2004 Non-Employee Director Stock Unit Plan. The Directors’ Stock Unit Plan provides for settlement of the Restricted Stock Units in cash upon the director’s ceasing to be an outside director of Bowater or in two equal installments on April 30, 2007 and on April 30, 2008.

Deferred Compensation Plan for Outside Directors

Bowater’s Deferred Compensation Plan for Outside Directors (the “Deferred Plan”) permits Outside Directors to elect irrevocably to defer receipt of all or a part of their annual retainer and meeting fees. Compensation that a director has elected to defer under the Deferred Plan can be allocated to a cash account, a Bowater common stock account or both accounts, in increments of 10%, as elected by the director. Deferred compensation allocated to stock is credited to directors’ stock accounts on the date the deferred compensation would otherwise have been payable. The number of shares credited equals the dollar amount of the compensation deferred divided by 95% of the closing price on the day of deferral (i.e., a 5% discount) and includes fractional shares. Whenever dividends are paid on shares of Bowater common stock, each participant’s stock account will be credited with additional shares having an undiscounted value equal to the amount of the dividend paid on a single share of such stock, multiplied by the number of shares of Bowater common stock, including fractional shares, credited to the participant’s account on the dividend record date. Deferred compensation that is allocated to a cash account will be credited on the date on which such compensation would have been payable. Amounts credited to a Deferred Plan cash account will accrue interest on the average monthly balance of that account at a rate equal to the rate for the Fixed Income Fund maintained for Bowater’s Savings Plan (the “Savings Plan”). Outside Directors can elect to transfer balances between the cash and stock accounts subject to certain conditions set forth in the Deferred Plan, but they may not otherwise transfer shares in their stock accounts prior to the distribution of the shares upon their departure from the Board. Participants in the Deferred Plan may elect to have their Deferred Plan accounts distributed to them in Bowater common stock or cash either (a) as soon as possible after they cease to be Outside Directors or in a stated number of years thereafter or (b) in either five or ten installments. All the Outside Directors have accounts under the Deferred Plan.

Retirement Plan for Outside Directors

In March 2005, the Board of Directors adopted a resolution to replace the Retirement Plan for Outside Directors (the “Retirement Plan”), described below, with a stock-based plan in order to better align compensation with stockholder interests. The new stock-based plan includes an annual grant of US$15,000 worth of stock-based units (“Stock-based Deferred Fee Units”) for each year of future service (the “Deferred Fee Plan”). The value of the Stock-based Deferred Fee Units will be paid to an Outside Director upon termination of service on the Board provided the Outside Director has served at least five years. Outside Directors who had less than five years of service as of March 21, 2005 (five directors) began their participation in the Deferred Fee Plan in May 2005 and their accrued benefits under the Retirement Plan were frozen as of that date. Outside Directors with more than five years of service (two of the current directors) were allowed to choose whether to continue to participate in the Retirement Plan or to participate in the new Deferred Fee Plan. One director elected to be covered under the new Deferred Fee Plan and one director elected to continue to participate in the Retirement Plan. As of August 31, 2006, the frozen interests under the Retirement Plan for all directors covered by the Deferred Fee Plan were converted into additional stock-based units under that plan.

Only one of Bowater’s Outside Directors, Mr. Sawchuk, currently has an interest in the Retirement Plan. The Retirement Plan provides for retirement benefits equal to 10% of the participant’s annualized retainer at the termination of service multiplied by the participant’s years of service as an Outside Director of Bowater, up to a maximum of ten years or the number of years as of the date the benefit was frozen. The benefit will be paid in a lump sum. Normal retirement benefits may begin at age 65 after the completion of five or more years of service, although early retirement is permitted (with Bowater’s consent) upon attaining age 55 and completing five years of service. Participants who elect early commencement of benefit payments after retirement receive a reduced benefit. The Retirement Plan provides that a participant who was an Outside Director immediately prior to a change in control of Bowater and who is removed from, or not re-nominated to, his or her directorship by reason of the change in control is entitled to the early retirement benefits provided by the plan regardless of whether the plan requirements for early retirement have been satisfied. The calculation of these benefits will include fees paid for attending Board and committee meetings for the year preceding the change in control.

Director Compensation

Name	Fees Earned or Paid in Cash (US$)	Stock Awards (US$)(1)	Option Awards (US$)	Non-Equity Incentive Plan Compensation (US$)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (US$)		All Other Compensation (US$)	Total (US$)
Richard A. Evans(2)	57,500	10,510	—	—	2,658		—	70,668
Gordon D. Giffin(3)	66,000	20,505	—	—	3,473		—	89,978
Ruth R. Harkin(4)	57,500	10,535	—	—	—		—	68,035
L. Jacques Ménard(5)	63,000	23,967	—	—	3,000		—	89,967
John A. Rolls(6)	68,000	23,967	—	—	3,579		—	95,546
Arthur R. Sawchuk	62,500	15,986	—	—	37,208	(7)	—	115,694
Bruce W. Van Saun(8)	63,000	9,163	—	—	1,658		—	73,821
Togo D. West, Jr.(9)	61,000	17,739	—	—	1,868		—	80,607
(1)	Represents the compensation expense recorded in 2006 computed in accordance with Statement of Financial Accounting Standards No. 123R (“FAS 123R”), “Share-Based Compensation” disregarding estimates of forfeitures related to service-based vesting conditions. There were no forfeitures for the listed directors in 2006. Additional information about the assumptions used in these calculations is available in Note 21 to the Consolidated Financial Statements in Bowater’s Form 10-K for the year ended December 31, 2006. The aggregate number of stock awards outstanding for each director at the end of 2006 is as follows: 6,120 units for Richard A. Evans; 4,069 units for Gordon D. Giffin; 3,299 units for Ruth R. Harkin; 7,163 units for L. Jacques Menard; 12,850 units for John A. Rolls; 2,175 units for Arthur R. Sawchuk; 3,891 units for Bruce W. Van Saun; and 7,592 units for Togo D. West, Jr. The aggregate number of option awards outstanding for each director at the end of 2006 is as follows: 2,000 options for Richard A. Evans; 3,500 options for Gordon D. Giffin; 0 options for Ruth R. Harkin; 15,555 options for L. Jacques Menard; 27,500 options for John A. Rolls; 25,500 options for Arthur R. Sawchuk; 0 options for Bruce W. Van Saun; and 14,444 options for Togo D. West, Jr.

The grant date fair value of each stock award computed in accordance with FAS 123R, based on the average of the high and low stock price on the grant date, is as follows:

Grant Date	Shares	Value	Director Recipients
5/9/2006	1,450	US$38,759	Evans, Giffin, Harkin, Ménard, Rolls, Sawchuk, Van Saun and West
5/11/2006	586	US$15,277	Evans, Giffin, Harkin, Ménard, Rolls, Van Saun and West
(2)	Mr. Evans elected to allocate his 2006 annual retainer and meetings fees to a deferred stock account under the Company’s Deferred Plan.
(3)	Mr. Giffin elected to allocate his 2006 annual retainer and meetings fees to a deferred stock account under the Company’s Deferred Plan.
(4)	Ms. Harkin elected to allocate her 2006 annual retainer and meetings fees to a deferred cash account under the Company’s Deferred Plan.
(5)	Mr. Ménard elected to allocate his 2006 annual retainer and meetings fees to a deferred stock account under the Company’s Deferred Plan.
(6)	Mr. Rolls elected to allocate his 2006 annual retainer and meetings fees to a deferred stock account under the Company’s Deferred Plan.
(7)	Mr. Sawchuk is the only outside director who has an interest in the Retirement Plan.
(8)	Mr. Van Saun elected to allocate one-half his 2006 annual retainer and meetings fees to a deferred stock account and one-half to a deferred cash account under the Company’s Deferred Plan.
(9)	Mr. West elected to allocate one-half his 2006 annual retainer and meetings fees to a deferred stock account and one-half to a deferred cash account under the Company’s Deferred Plan.

The “Stock Awards” granted to each individual director are comprised of Restricted Stock Units and Stock-based Deferred Fee Units (see discussions of the applicable plans above under “Director Compensation”). Restricted Stock Units represent the right to receive a cash payment equal to the fair market value of a share of Bowater stock on the unit’s vesting date (the date the unit becomes payable). Every year each non-employee director receives a grant of 1,450 units. The vesting date is either the date the director no longer serves on the Board, or one-half on the first anniversary of the grant date and one-half on the second anniversary of the grant date, in accordance with the director’s prior election. Stock-based Deferred Fee Units (one unit equals the value of one share of Bowater stock) are granted annually in an amount equal to US$15,000 based on the fair market value of Bowater stock on the date of grant. Stock-based Deferred Fee Units are vested after five years of service. In summary, each director received the following number of Restricted Stock Units and Stock-based Deferred Fee Units:

Director Stock Awards

Name	Deferred Fee Units (annual grant)	Restricted Stock Units (annual grant)	Total Stock Awards
Richard A. Evans	586	1,450	2,036
Gordon D. Giffin	586	1,450	2,036
Ruth R. Harkin	586	1,450	2,036
L. Jacques Ménard	586	1,450	2,036
John A. Rolls	586	1,450	2,036
Arthur R. Sawchuk	n/a	1,450	1,450
Bruce W. Van Saun	586	1,450	2,036
Togo D. West, Jr.	586	1,450	2,036

The total value of the Restricted Stock Units and Stock-based Deferred Fee Units awarded in 2006 shown under “Stock Awards” on the Director Compensation table above was computed in accordance with the valuation assumptions used for the company’s financial statements, which takes into account length of service during the year, the applicable vesting schedule and the accrual of dividends, which varies for each director.

The amounts shown under “Change in Pension Value and Nonqualified Deferred Compensation Earnings” represent (for all directors except Mr. Sawchuk) the 5% discount on Bowater stock that applies to the amounts deferred by the directors to the deferred stock account under the Company’s Deferred Fee Plan. This amount is considered to be above market earnings. Mr. Sawchuk and Ms. Harkin did not defer any cash compensation to the stock account under the Company’s Deferred Fee Plan and therefore did not receive any Nonqualified Deferred Compensation Earnings. Mr. Sawchuk is the only director still covered by the Retirement Plan. The value of his pension accrual (US$37,208) is shown under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column.

Report of the Audit Committee of the Board of Directors

The following report does not constitute soliciting material and is not considered filed or incorporated by reference into any other filing by Bowater under the Securities Act or the Exchange Act.

The Board of Directors has adopted a written charter for the Audit Committee, which is available at Bowater’s website (http://www.bowater.com) or upon request from Bowater’s Legal Department. The Audit Committee is currently comprised of four Outside Directors, all of whom the Board of Directors has determined are independent as defined under the listing standards of the NYSE and new standards of the SEC adopted under the Sarbanes-Oxley Act. The Board of Directors has determined that Audit Committee Chairman John A. Rolls and Mr. Bruce W. Van Saun are each an “audit committee financial expert” as defined by the SEC.

In carrying out its responsibilities, the Audit Committee has:

•	Reviewed and discussed the audited financial statements for the year ended December 31, 2006, with Bowater’s management and Bowater’s independent registered public accounting firm, KPMG LLP;

•	Discussed with KPMG LLP the matters required to be discussed by the Statement on Auditing Standard No. 61, Communication with Audit Committees; and

•

Received from KPMG LLP written disclosures regarding auditor independence and the letter required by Independence Standards Board Standard No. 1, Independence Discussion with Audit Committees, and discussed with the firm its independence from Bowater and its management.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Bowater’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC.

All members of the Audit Committee concur in this report.

John A. Rolls (Chairman)

Gordon D. Giffin

Bruce W. Van Saun

Togo D. West, Jr.

Proposal No. 3—Appointment of Independent Registered Public Accounting Firm

The Board of Directors, acting through the Audit Committee, appointed KPMG LLP as independent registered public accounting firm for Bowater to audit its consolidated financial statements for the year ended December 31, 2007. KPMG LLP currently serves Bowater and its subsidiaries as independent registered public accounting firm. Representatives of KPMG LLP are expected to be present at the Bowater Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

The table below and the accompanying footnotes set forth the fees paid by Bowater to its independent registered public accounting firm KPMG LLP for the periods and in the categories indicated.

Audit Fees and Services	Fiscal 2006	Fiscal 2005
	(US$ in thousands)	(US$ in thousands)
Audit Fees	$3,290	$3,000
Audit-Related Fees (1)	$325	$263
Tax Fees (2)	$56	$182
All Other Fees (3)	$80	$155

Total Fees for all Services	$3,751	$3,600

(1)	Audit-Related Fees in 2006 and 2005 consisted principally of fees for audits of financial statements of certain employee benefit plans and other attestation engagements.
(2)	Tax Fees consisted of fees for tax compliance (US$158,000 in 2005 and US$38,000 in 2006) and for tax planning and consulting (US$24,000 in 2005 and US$18,000 in 2006).
(3)	All Other Fees in 2005 consisted principally of fees for sustainable forest audits in Canada and an information technology security assessment. All Other Fees in 2006 consisted principally of fees for sustainable forest audits in Canada and annual report translation.

Bowater’s Audit Committee has adopted a policy requiring that the Audit Committee pre-approve all audit and non-audit services (including audit-related, tax and other services) performed by Bowater’s independent registered public accounting firm, and the Audit Committee pre-approved all audit and permissible non-audit services provided by KPMG LLP since May 6, 2003. Under policies and procedures adopted by the Audit Committee, the terms and fees of the annual audit services engagement are subject to approval by the Audit Committee prior to the rendering of the services. The Audit Committee also reviews and approves non-audit services prior to the rendering of the services. The Audit Committee may not approve the provision of non-audit services that the SEC prohibits independent auditors from performing for their audit clients or that are otherwise inconsistent with the independent auditor’s independence. The Audit Committee is required to establish annually a budget for services to be performed by Bowater’s independent accountants, and Bowater’s management is required to track the independent auditor’s fees against the budget and report at least annually to the committee.

Bowater’s Chief Financial Officer, Controller or other officer designated by the Board must submit, jointly with the independent registered public accounting firm, requests for the independent registered public accounting firm to provide services to the Audit Committee that require pre-approval. Each request must include a statement as to whether both the independent registered public accounting firm and the submitting officer view the provision of the requested services as consistent with the SEC’s rules on auditor independence. The request must be sufficiently detailed to enable the Audit Committee to precisely identify the services requested. The Audit Committee may delegate pre-approval authority to its chair or one or more other committee members but not to Bowater’s management. Any committee members with delegated authority must report all pre-approval decisions to the Audit Committee at its next scheduled meeting.

The Audit Committee has considered whether the provision of these services is compatible with maintaining KPMG LLP’s independence. The results of the vote will be considered when appointing an independent accounting firm in 2007.

The Board of Directors unanimously recommends a vote FOR the ratification of KPMG LLP as Bowater’s independent registered public accounting firm for 2007.

Proposals by Stockholders

A stockholder who wished to present a proposal for inclusion in Bowater’s proxy materials relating to the 2007 Bowater Annual Meeting (i.e., in this document) must have submitted his or her proposal on or before December 10, 2006 to Bowater’s Secretary, 55 East Camperdown Way, Post Office Box 1028, Greenville, South Carolina 29602-1028. The proxy statement for our 2006 Annual Meeting stated that any stockholder proposal for the 2007 Bowater Annual Meeting that is not intended to be included in these proxy materials must have been received by January 10, 2007 for it to be considered timely. However, because the 2007 Bowater Annual Meeting is being held more than 30 days after the one-year anniversary of our 2006 Annual Meeting, in order for a stockholder proposal to be considered timely for the 2007 Bowater Annual Meeting, we must have received it a reasonable time prior to the mailing of this document, as opposed to January 10, 2007. Based on the [            ], 2007 date of the mailing of this document, we have designated [            ], 2007 as the date by which a proposal must be received in order to be considered timely. Stockholders submitting proposals for inclusion in the proxy statement and proxy card must comply with the proxy rules under the Exchange Act, and all stockholders submitting proposals must comply with the bylaw requirements described below.

Bowater’s bylaws require timely advance written notice of stockholder nominations of director candidates to be presented at an annual meeting of stockholders. The bylaws provide that for director nominations by stockholders, 120 days advance written notice be delivered to Bowater’s Secretary (at the address indicated above). The notice must be given, either by personal delivery or by United States mail, postage prepaid, to Bowater’s Secretary no later than: (a) with respect to an election to be held at an annual meeting of stockholders, 120 days prior to the anniversary date of the immediately preceding annual meeting (although as described above, this deadline was designated as [            ], 2007 for the 2007 Bowater Annual Meeting); and (b) with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders. A copy of the bylaws is available upon request to Bowater’s Secretary at the address indicated above. For director nominations, the notice is required to contain the following:

•	the name and address of the nominating stockholder and the person or persons being nominated;

•

the class and number of shares held of record, held beneficially and represented by proxy by the nominating stockholder as of the meeting’s record date (if established) and as of the date of the notice;

•	a representation by the nominating stockholder that he or she intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•

a description of all arrangements and understandings between the nominating stockholder and each nominee and any other person or persons (naming them) pursuant to which the nomination is being made by the stockholder;

•

all other information regarding each proposed nominee that would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated by Bowater’s Board of Directors; and

•	the consent in writing of each proposed nominee to serve as a director of Bowater if elected.

In the case of recommendations by stockholders for candidates to be considered for director nomination by the Bowater Nominating and Governance Committee, Bowater’s policy is to require that advance written notice be delivered to Bowater’s Secretary (at the address indicated above). The timing and content requirements for these recommendations are the same as those for director nominations by stockholders, which are described above.

EXPERTS

The consolidated balance sheet of AbitibiBowater Inc. as of March 31, 2007 has been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Abitibi at December 31, 2006 and 2005 and for each of the years in the three-year period ended December 31, 2006, the management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of Abitibi’s internal control over financial reporting as of December 31, 2006 have been incorporated herein by reference in reliance on the reports of PricewaterhouseCoopers LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and schedule of Bowater and its subsidiaries as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the consolidated financial statements and schedule of Bowater and its subsidiaries refers to Bowater’s change in its method of quantifying errors in 2006, the change in its method of accounting for share-based payment in 2006, the change in its method of accounting for pensions and other postretirement benefits plans in 2006 and the change in its method of accounting for conditional asset retirement obligations in 2005.

Representatives of KPMG LLP are expected to be present at the Bowater Meeting and will be available to make a statement or respond to appropriate questions.

TRANSFER AGENTS AND REGISTRARS

[            ] will be the transfer agent and registrar for AbitibiBowater common stock. [            ] address is [            ].

[            ] will act as co-transfer agent for AbitibiBowater common stock that is expected to trade on the TSX following completion of the combination. [            ] address is [            ].

Computershare Trust Company of Canada will continue to act as transfer agent and registrar for the Bowater Canada exchangeable shares. Its address is 100 University Avenue, 9th Floor, Toronto, Ontario, Canada M5J 2Y1.

STOCKHOLDER PROPOSALS; NOMINATIONS

Bowater

In the event the combination is not consummated, for a stockholder proposal to be included in the proxy statement for the 2008 Annual Meeting of Bowater Stockholders, a proposal must have been received by Bowater at its principal offices no later than [            ], 2007. Also, under Bowater’s bylaws, Bowater’s stockholders must give advance notice of nominations for directors. For nominations of directors to be considered at the 2008 Annual Meeting of Bowater Stockholders, such notice must be received by Bowater no later than [            ], 2008. Advance notice of any other proposals to be presented at the 2008 Annual Meeting of Bowater Stockholders must also be received at Bowater’s principal offices by [            ], 2008.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

AbitibiBowater

AbitibiBowater filed a registration statement on Form S-4 on March 19, 2007, and an amended registration statement on Form S-4 on May 8, 2007, to register with the SEC the AbitibiBowater common stock to be issued to Abitibi shareholders and Bowater stockholders in the combination. This document is a part of that registration statement and constitutes a proxy statement of Bowater, a management information circular of each of Abitibi and Bowater Canada and a prospectus of AbitibiBowater. As allowed by SEC rules, this document does not contain all the information you can find in AbitibiBowater’s registration statement or the annexes to the registration statement.

Abitibi

Abitibi files reports, proxy statements and other information concerning Abitibi with the securities regulatory authorities in Canada, which are available on the System for Electronic Document Analysis and Retrieval (SEDAR) maintained by the Canadian Securities Administrators at http://www.sedar.com or on Abitibi’s website at http://www.abitibiconsolidated.com. Abitibi also files information with the SEC. You may read and copy any document Abitibi files at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Abitibi’s SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.

Copies of the documents filed by Abitibi and incorporated by reference in this document may also be obtained on request without charge from the Investor Relations department of Abitibi at 1155 Metcalfe Street, Suite 800, Montreal, Quebec, Canada H3B 5H2, Telephone: (514) 875-2160.

If you would like to request documents, please do so at least five business days before the date of the Abitibi Meeting in order to receive timely delivery of those documents prior to the Abitibi Meeting.

In accordance with applicable Canadian securities legislation, Abitibi is allowed to incorporate by reference into this document other documents it files with the securities commission or similar securities regulatory authority in each province and territory of Canada. This enables Abitibi to disclose important information to its securityholders by referring you to those documents. Accordingly, the following documents filed with the securities commission or similar securities regulatory authority in each province and territory of Canada, are specifically incorporated by reference in this document:

•	Abitibi’s Annual Information Form for the year ended December 31, 2006, dated March 14, 2007 (which was filed with the SEC on March 15, 2007 on Form 40-F);

•

Abitibi’s comparative consolidated financial statements, together with the accompanying report of Abitibi’s auditor, for the fiscal years ended December 31, 2006 and December 31, 2005 and the notes thereon (which was filed with the SEC on March 15, 2007 on Form 40-F);

•

Abitibi’s management discussion and analysis of financial condition and results of operations relating to the financial year ended December 31, 2006 (which was filed with the SEC on March 15, 2007 on Form 40-F);

•

Abitibi’s material change report dated January 26, 2007 relating to the entering into of a binding letter of intent to create a joint venture for its Ontario hydroelectric generation facilities (which was provided to the SEC on Form 6-K on January 29, 2007);

•	Abitibi’s material change report dated January 31, 2007 relating to the combination (which was provided to the SEC on Form 6-K on January 31, 2007);

•

Abitibi’s material change report dated April 3, 2007 relating to the previously announced transaction with the Caisse de dépot et placement du Québec, creating a joint venture for Abitibi’s Ontario hydroelectric generation facilities (which was provided to the SEC on Form 6-K on April 3, 2007); and

•

Abitibi’s management proxy circular, including the notice of the annual meeting of shareholders, with respect to the May 8, 2007 annual meeting of shareholders (which was provided to the SEC on Form 6-K on April 5, 2007).

Any documents of the types referred to above and any material change report (excluding confidential material change reports), comparative consolidated interim financial statements, comparative consolidated financial statements for the most recently completed financial year, together with the accompanying report of auditors and any information circulars filed by Abitibi with securities regulatory authorities in Canada after the date of this document and prior to the Abitibi Meeting, any Form 40-F filed by Abitibi with the SEC during such period and any Form 6-K furnished to the SEC during such period and identified in such form as being so incorporated by reference, are also incorporated by reference into this document.

Any statement contained in this document or in a document incorporated or deemed to be incorporated by reference will be deemed to be modified or superseded, for purposes of this document, to the extent that a statement contained in this document or in any other document subsequently filed by Abitibi, which also is or is deemed to be incorporated by reference, modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes.

Bowater

Bowater files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Bowater files at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Bowater’s SEC filings are also available to the public at the SEC’s website at http://www.sec.gov or on Bowater’s website at http://www.bowater.com. Copies of documents filed by Bowater with the SEC are also available at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Bowater also files reports and other information concerning Bowater with the securities regulatory authorities in Canada, which are available on SEDAR at http://www.sedar.com.

The SEC allows Bowater to incorporate by reference into this document, documents it files with the SEC. This means that, if you are a Bowater stockholder (or a holder of Bowater Canada exchangeable shares), Bowater can disclose important information to you by referring you to those documents. The information filed by Bowater and incorporated by reference is considered to be a part of this document, and later information that Bowater files with the SEC will update and supersede that information. Statements contained in this document, or in any document incorporated in this document by reference, regarding the contents of any contract or other document are not necessarily complete and each such statement is qualified in its entirety by reference to such contract or other document filed as an exhibit with the SEC. Bowater incorporates by reference the documents listed below and any documents filed by Bowater pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (File No. 1-8712), after the date of this document and before the date of the Bowater Meeting:

Bowater Filings	Period/Filing Date:
Annual Report on Form 10-K	For the year ended December 31, 2006
Amendment No. 1 to Annual Report on Form 10-K	For the year ended December 31, 2006 and filed on April 30, 2007
Current Report on Form 8-K	January 29, 2007
Current Report on Form 8-K	February 1, 2007
Current Report on Form 8-K	February 26, 2007
Current Report on Form 8-K	March 29, 2007

LEGAL MATTERS

The validity of AbitibiBowater common stock offered by this document will be passed upon for AbitibiBowater by Paul, Weiss, Rifkind, Wharton & Garrison LLP.

Certain tax matters in connection with the combination will be passed upon by Paul, Weiss, Rifkind, Wharton & Garrison LLP and Davies Ward Phillips & Vineberg LLP, on behalf of Abitibi.

Certain tax matters in connection with the combination will be passed upon by Troutman Sanders LLP and Ogilvy Renault LLP, on behalf of Bowater.

As of [            ], 2007, partners and associates of each of Davies Ward Phillips & Vineberg LLP, Ogilvy Renault LLP, Paul, Weiss, Rifkind, Wharton & Garrison LLP and Troutman Sanders LLP beneficially owned, directly or indirectly, less than 1% of each class of the shares of Abitibi’s capital, the shares of the stock of Bowater and the shares of Bowater Canada’s capital.

OTHER MATTERS

As of the date of this document, none of the Abitibi Board of Directors, the Bowater Board of Directors or the Bowater Canada Board of Directors knows of any matter that will be presented for consideration at the Abitibi Meeting, the Bowater Meeting or the Bowater Canada Meeting, respectively, other than as described in this document.

ABITIBI DIRECTORS’ APPROVAL

The information contained in this document relating to Abitibi has been provided by Abitibi. This document and the sending, communication and delivery thereof to Abitibi shareholders have been authorized and approved by the Board of Directors of Abitibi.

DATED at Montreal, Quebec, Canada this [            ], 2007.

By order of the Board of Directors of Abitibi-Consolidated Inc.

Jacques P. Vachon

Senior Vice-President, Corporate Affairs & Secretary

BOWATER CANADA DIRECTORS’ APPROVAL

The information contained in this document relating to Bowater Canada has been provided by Bowater Canada. This document and the sending, communication and delivery thereof to Bowater Canada shareholders have been authorized and approved by the Board of Directors of Bowater Canada.

DATED at Montreal, Quebec, Canada this [            ], 2007.

By order of the Board of Directors of Bowater Canada Inc.

David J. Paterson

President

SCHEDULE A

FORM OF ABITIBI SHAREHOLDERS’ SPECIAL RESOLUTION

ABITIBI-CONSOLIDATED INC.

(THE “CORPORATION”)

BE IT RESOLVED THAT:

1.	The arrangement (the “Arrangement”) under Section 192 of the Canada Business Corporations Act (the “CBCA”) involving the Corporation, as more particularly described and set forth in the joint proxy statement/prospectus/management information circular (the “Circular”) of the Corporation dated [ ], 2007 (as the Arrangement may be modified or amended) is hereby approved.

2.	The plan of arrangement, as it may be or have been amended, (the “Plan of Arrangement”) involving the Corporation, the full text of which is set out as Exhibit B to the Combination Agreement and Agreement and Plan of Merger dated as of January 29, 2007 (as amended as of May 7, 2007), reproduced at Annex E to the Circular, between Alpha-Bravo Holdings Inc. (which has been renamed AbitibiBowater Inc.), the Corporation, Bowater Incorporated, Alpha-Bravo Merger Sub Inc. and Bowater Canada Inc. (the “Combination Agreement”), is hereby approved.

3.	The Combination Agreement, the actions of the directors of the Corporation in approving the Arrangement and the actions of the officers of the Corporation in executing and delivering the Combination Agreement and any amendments thereto are hereby ratified and approved.

4.	Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the shareholders of the Corporation or that the Arrangement has been approved by the Superior Court of Quebec, the directors of the Corporation are hereby authorized and empowered (i) to amend the Combination Agreement, or the Plan of Arrangement to the extent permitted by the Combination Agreement, and (ii) subject to the terms of, and solely to the extent permitted by, the Combination Agreement, not to proceed with the Arrangement.

5.	Any officer or director of the Corporation is hereby authorized and directed for and on behalf of the Corporation to execute and to deliver to the Director appointed pursuant to Section 260 of the CBCA articles of arrangement and such other documents as are necessary or desirable in accordance with the Combination Agreement to give effect to and implement the Arrangement.

6.	Any officer or director of the Corporation is hereby authorized and directed for and on behalf of the Corporation to execute or cause to be executed and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as in such person’s opinion may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

SCHEDULE B

FORM OF BOWATER CANADA SHAREHOLDERS’ SPECIAL RESOLUTION

BOWATER CANADA INC.

(THE “CORPORATION”)

BE IT RESOLVED THAT:

1.	The Corporation be, and it is hereby, authorized to apply for a Certificate of Amendment under Section 173 of the Canada Business Corporations Act amending its Articles as follows:

(i)	to change its name from “Bowater Canada Inc.” to “AbitibiBowater Canada Inc.”;

(ii)	to change each issued and outstanding non-voting exchangeable share of the Corporation into 0.52 of a new non-voting exchangeable share of the Corporation, with no fractional non-voting exchangeable shares of the Corporation to be issued by the Corporation following such change and the Corporation to pay cash in lieu thereof; and

(iii)	following the changes effected by paragraphs (i) and (ii) hereof, to remove and repeal the current rights, privileges, restrictions and conditions attaching to the non-voting exchangeable shares of the Corporation as set out in Schedule 1 to the Corporation’s articles of amendment filed on July 23, 1998 and to replace such rights privileges, restrictions and conditions attaching to the non-voting exchangeable shares of the Corporation with those set out in Schedule 1 annexed hereto.

2.	The Articles of Amendment of the Corporation shall be substantially in the form and terms set forth in Annex F to the joint proxy statement/prospectus/management information circular of the Corporation dated [ ], 2007 and set out in Schedule 1 annexed hereto to form part hereof and they be, and they are hereby, approved.

3.	Any officer or director of the Corporation be, and each of them is hereby, authorized and directed for and on behalf of the Corporation to execute and to deliver to the Director appointed pursuant to Section 260 of the Canada Business Corporations Act Articles of Amendment and such other documents as are necessary or desirable to give effect to the foregoing.

4.	Notwithstanding that this special resolution has been duly adopted and approved by the shareholders of the Corporation, the directors of the Corporation be, and they are hereby, authorized and empowered, to revoke this special resolution at any time before it is acted upon, and to determine not to proceed with the filing of the Articles of Amendment without further approval of the shareholders of the Corporation, provided that in so doing the Corporation shall be in compliance with its obligations under that certain Combination Agreement and Agreement and Plan of Merger, dated as of January 29, 2007 (as amended as of May 7, 2007), by and among Abitibi-Consolidated Inc., Bowater Incorporated, Alpha-Bravo Holdings Inc. (which has been renamed AbitibiBowater Inc.), Alpha-Bravo Merger Sub Inc. and the Corporation.

5.	Any officer or director of the Corporation be, and each of them is hereby, authorized and directed for and on behalf of the Corporation to execute or cause to be executed and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as in such person’s opinion may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

ANNEX A

CONSOLIDATED BALANCE SHEET OF ABITIBIBOWATER INC.

Report of Independent Registered Public Accounting Firm

To the Board of Directors

AbitibiBowater Inc.:

We have audited the accompanying consolidated balance sheet of AbitibiBowater Inc. and its subsidiary as of March 31, 2007. This consolidated financial statement is the responsibility of AbitibiBowater’s management. Our responsibility is to express an opinion on this consolidated financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit of a balance sheet includes examining, on a test basis, evidence supporting the amounts and disclosures in that balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the consolidated balance sheet provides a reasonable basis for our opinion.

In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the financial position of AbitibiBowater Inc and its subsidiary as of March 31, 2007, in conformity with U.S. generally accepted accounting principles.

/s/    KPMG  LLP

Greenville, South Carolina

May 8, 2007

ABITIBIBOWATER INC.

CONSOLIDATED BALANCE SHEET

At March 31, 2007
Assets
Current Assets:
Cash	$2.00

Total assets	$2.00

Stockholders’ equity:
Common stock, $0.01 par value. Authorized 100 shares; two shares issued and outstanding at March 31, 2007	0.02
Additional paid-in capital	1.98

Total stockholders’ equity	2.00

Total stockholders’ equity	$2.00

See accompanying Note to Consolidated Balance Sheet.

ABITIBIBOWATER INC.

NOTE TO CONSOLIDATED BALANCE SHEET

Note 1. Basis of Presentation

Organization and Business

AbitibiBowater Inc. was originally incorporated on January 25, 2007 as Alpha-Bravo Holdings Inc., and the Certificate of Incorporation was amended on January 29, 2007 to change the name to AbitibiBowater Inc. (“AbitibiBowater”). AbitbiBowater was formed by Abitibi-Consolidated Inc. (“Abitibi”) and Bowater Incorporated (“Bowater”) to become the ultimate parent in the planned combination of Abitibi and Bowater.

Formation of Subsidiary

On January 25, 2007, Alpha-Bravo Merger Sub Inc. (“Merger Sub”) was incorporated and is wholly owned by AbitibiBowater. Merger Sub was formed solely to facilitate the planned combination of Abitibi and Bowater.

Significant Developments

On January 29, 2007, AbitibiBowater, Abitibi, Bowater, Merger Sub (a wholly owned subsidiary of AbitibiBowater) and Bowater Canada Inc., a Canadian subsidiary of Bowater, entered into a combination agreement and agreement and plan of merger (as amended as of May 7, 2007), providing for the combination of Abitibi and Bowater under AbitibiBowater, by means of a merger under Delaware law and a plan of arrangement under Canadian law to be submitted for approval by the Superior Court, District of Montreal, Province of Quebec. Upon completion of the combination, each of Abitibi and Bowater will become a subsidiary of AbitibiBowater.

ANNEX B

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

OF ABITIBIBOWATER

On January 29, 2007, AbitibiBowater Inc. (“AbitibiBowater”), a newly formed Delaware corporation, Abitibi-Consolidated Inc. (“Abitibi”), Bowater Incorporated (“Bowater”), Alpha-Bravo Merger Sub Inc., a wholly owned subsidiary of AbitibiBowater, and Bowater Canada Inc. (“Bowater Canada”), a Canadian subsidiary of Bowater, entered into a combination agreement and agreement and plan of merger, providing for the combination of Abitibi and Bowater under AbitibiBowater, by means of a merger under Delaware law and a plan of arrangement under Canadian law to be submitted for approval by the Superior Court, District of Montreal, Province of Quebec. Upon completion of the combination, each of Abitibi and Bowater will become a subsidiary of AbitibiBowater. See “The Combination” for a summary of the various transaction steps that will occur upon the consummation of the combination.

The following unaudited pro forma condensed combined balance sheets give effect to the combination as if it had occurred on December 31, 2006. The accompanying unaudited pro forma condensed combined statements of earnings give effect to the combination as if it had occurred on January 1, 2006, the first day of AbitibiBowater’s fiscal year ended December 31, 2006. The unaudited pro forma condensed combined financial information includes adjustments directly attributable to the combination. The pro forma adjustments are described in the accompanying notes and are based upon available information and assumptions that are factually supportable, including the consummation of the combination.

This unaudited pro forma condensed combined financial information is for illustrative and informational purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized had the combination actually taken place at the dates indicated, and does not purport to be indicative of future financial position or operating results. Actual adjustments may differ from the pro forma adjustments. Future operating results may differ materially from the unaudited pro forma financial information presented below due to various factors including those described under “risk factors” relating to the combination elsewhere in this document.

The unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements of Abitibi and Bowater and the notes thereto incorporated by reference as described under “Where You Can Find Additional Information.”

AbitibiBowater will account for the combination using the purchase method of accounting under U.S. GAAP. Although the combination of Abitibi and Bowater is a merger of equals, U.S. GAAP requires that one of the two companies in the transaction be designated as the “acquirer” for accounting purposes. Based on a preliminary review of the applicable accounting standards, AbitibiBowater has determined that Bowater is the “acquirer” solely for accounting purposes. As of the date of this document, AbitibiBowater has not completed the detailed valuation studies necessary to determine the required estimates of the fair value of the assets and liabilities of Abitibi acquired or assumed. However, as indicated in Note 2 of the unaudited pro forma condensed combined financial information, AbitibiBowater has made certain adjustments to the historical book values of the assets and liabilities of Abitibi. These adjustments reflect certain preliminary estimates of fair value necessary to prepare the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS

As of December 31, 2006

(in millions of U.S. dollars)

	AbitibiBowater	Bowater	Abitibi	Purchase Price Allocation Pro Forma Adjustments		Other Pro Forma Adjustments		Combined AbitibiBowater Pro Forma
Assets
Current assets:
Cash and cash equivalents	$—	$99	$171	$—		$—		$270
Accounts receivable, net	—	444	308	—		—		752
Inventories	—	350	578	9	A	—		937
Timberlands held for sale	—	19	—	—		—		19
Other current assets	—	47	105	(20)	B	—		132

Total current assets	—	959	1,162	(11)		—		2,110

Fixed assets, net	—	2,939	3,390	—	C	—		6,329
Goodwill	—	590	1,076	(1,076)	D	—		1,473
				883	D
Intangible assets	—	—	395	—	C	—		395
Deferred income taxes	—	—	304	—	E	—		304
Other assets	—	158	208	(33)	F	—		333

Total assets	$—	$4,646	$6,535	$(237)		$—		$10,944

Liabilities and shareholders’ equity
Current liabilities:
Current installments of long-term debt	$—	$15	61	—		$—		$76
Short-term bank debt	—	—	—	—		155	G	155
Accounts payable and accrued liabilities	—	431	708	66	H	—		1,205

Total current liabilities	—	446	769	66		155		1,436

Long-term debt, net of current installments	—	2,252	3,203	(283)	I	(155)	G	5,017
Pension and other postretirement benefit obligations	—	651	753	—		—		1,404
Other long-term liabilities	—	92	15	—		—		107
Deferred income taxes	—	313	275	96	E	—		684
Minority interests in subsidiaries	—	59	56	—		—		115
Shareholders’ equity	—	833	1,464	(1,464)	J	—		2,181
				1,348	J

Total liabilities and shareholders’ equity	$—	$4,646	$6,535	$(237)		$—		$10,944

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF EARNINGS

Year ended December 31, 2006

(in millions of U.S. dollars, except for share and per share data)

	AbitibiBowater	Bowater	Abitibi	Purchase Price Allocation Pro Forma Adjustments		Other Pro Forma Adjustments		Combined AbitibiBowater Pro Forma
Sales	$—	$3,530	$4,221	$—		$—		$7,751
Costs and expenses:
Cost of sales, excluding depreciation, amortization and cost of timber harvested	—	2,683	3,160	(65)	K	8	L	5,786
Depreciation, amortization and cost of timber harvested	—	323	386	—		—		709
Distribution costs	—	334	456	—		—		790
Lumber duties refund	—	(93)	(147)	—		—		(240)
Selling and administrative expenses	—	175	116	(8)	K	—		283
Mill closure and other elements	—	—	(8)	—		8	L	—
Impairment and other related charges	—	253	—	—		—		253
Net gain on disposition of assets	—	(186)	—	—		(16)	L	(202)

Operating income	—	41	258	73		—		372
Interest expense	—	(196)	—	(33)	M	(281)	O	(510)
Financial expenses	—	—	(269)	14	N	255	O	—
Other income, net	—	44	(16)	—		26	O	65
						11	P

Loss before income taxes and minority interests	—	(111)	(27)	54		11		(73)
Income tax (provision) benefit	—	(19)	100	(18)	Q	(3)	P	60

Earnings from equity method investments	—	—	8	—		(8)	P	—
Minority interests, net of tax	—	(5)	(32)	—		—		(37)

Net (loss) income before cumulative effect of accounting changes	$—	$(135)	$49	$36		$—		$(50)

Income (Loss) per share:
Basic income (loss) per share		$(2.36)	$0.11					$(0.87)
Diluted income (loss) per share		$(2.36)	$0.11					$(0.87)
Average number of shares outstanding:
Basic and diluted (in millions)		57.4	440.0					57.4

See accompanying notes to unaudited pro forma condensed combined financial information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information of AbitibiBowater

Note 1: Basis of Presentation

The unaudited pro forma condensed combined balance sheets give effect to the combination as if it had occurred on December 31, 2006. The unaudited pro forma condensed combined statements of earnings give effect to the combination as if it had occurred on January 1, 2006, the first day of AbitibiBowater’s fiscal year ended December 31, 2006. The unaudited pro forma condensed combined financial information includes adjustments directly attributable to the combination. The pro forma adjustments are described in the accompanying notes and are based upon available information and assumptions that are factually supportable, including the consummation of the combination.

AbitibiBowater’s unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting with respect to the combination, with Bowater being treated as the “acquirer” solely for accounting purposes. Immediately following the consummation of the combination, AbitibiBowater will be an independent public company. Unless otherwise stated, all amounts shown in this section are in U.S. dollars and in accordance with U.S. GAAP. Bowater’s historical consolidated financial statements were prepared in accordance with U.S. GAAP and are presented in U.S. dollars. Abitibi’s historical consolidated financial statements were prepared in accordance with Canadian GAAP and are presented in Canadian dollars. Canadian GAAP differs in certain significant respects from U.S. GAAP. As disclosed in Note 29 to Abitibi’s audited consolidated financial statements filed with the Canadian securities regulatory authorities on SEDAR on March 15, 2007 and contained in their report on Form 40-F filed with the SEC on March 15, 2007, Abitibi’s historical consolidated financial statements were reconciled to U.S. GAAP. The adjustments to U.S. GAAP were used to prepare the historical Abitibi financial information in the accompanying pro forma condensed combined financial information. For pro forma purposes, these U.S. GAAP financial statements were also translated from Canadian dollars to U.S. dollars using the period-end rate for the balance sheet and the average of the monthly average rates during the period for the statements of earnings, based on the Federal Reserve Bank of New York noon rate. See “Where You Can Find Additional Information.”

The unaudited pro forma condensed combined financial information assumes that AbitibiBowater’s acquisition has been accounted for in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations (SFAS No. 141) and that the resulting goodwill and other intangible assets are accounted for in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangibles Assets (SFAS No. 142). The total purchase price is allocated to the tangible and intangible assets acquired and liabilities assumed based on AbitibiBowater’s preliminary estimates of their fair values. Changes are expected as valuations of certain tangible and intangible assets and liabilities are finalized. As a result, actual fair values of assets acquired and liabilities assumed and related operating results, including actual depreciation, amortization expense, interest expense and income tax expense, could differ materially from those reflected in the unaudited pro forma condensed combined financial information included herein.

In preparing the unaudited pro forma condensed combined financial information, a preliminary review was undertaken to identify differences between Abitibi’s accounting policies and financial statement presentation and those used by Bowater where the impact was potentially material and could be reasonably estimated. The accounting policies and presentation used in the preparation of the unaudited pro forma condensed combined financial information are those set out in the audited historical consolidated financial statements of Bowater for the year ended December 31, 2006 and the notes thereto incorporated by reference in this document. Further accounting policy and presentation differences may be identified after the consummation of the combination.

The unaudited pro forma condensed combined financial information do not reflect operational and administrative cost savings or synergies that AbitibiBowater estimates may be achieved as a result of the combination, or non-recurring, one-time costs or gains that may be incurred or received as a direct result of the combination. Additionally, allocation of the purchase price to liabilities related to potential reorganizations, restructurings, and severance and retention programs have not been reflected in this initial purchase price allocation because such amounts are not currently known or cannot be reasonably estimated.

Certain Bowater stock options, appreciation rights and stock-based awards are required to be repurchased by Bowater in accordance with the applicable terms pursuant to which they were issued. These repurchases represent non-recurring charges which are a direct result of the combination and will be included in Bowater’s consolidated statement of operations upon consummation of the combination. Accordingly, these charges are not included in the unaudited pro forma condensed combined financial information. These charges are not expected to be material as stock awards are under water.

Note 2: Pro Forma Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheets to Reflect the Combination

Purchase Price

Since no quoted market price yet exists for the shares of AbitibiBowater common stock, we have used the share price of Bowater (as Bowater is deemed the acquirer for accounting purposes) to calculate the pro forma purchase price. A fixed exchange ratio has been used for the exchange of both Abitibi shares and Bowater shares. For each share of Abitibi common stock outstanding, Abitibi shareholders will have the right to receive 0.06261 of a share of AbitibiBowater common stock and certain eligible Abitibi shareholders will have the right to elect to receive 0.06261 of a Bowater Canada exchangeable share (or a combination of the foregoing). For each share of Bowater common stock outstanding, Bowater stockholders will have the right to receive 0.52 of a share of AbitibiBowater common stock. Under the purchase method of accounting, the fair value of the total consideration was determined using an average of Bowater’s closing share prices beginning two days before and ending two days after January 29, 2007, the date on which the combination agreement was signed and announced. The Bowater exchange ratio was applied to this average share price, resulting in a price of US$48.79 per issued share.

Abitibi’s stock options, stock appreciation rights and other stock-based awards outstanding, whether vested or unvested, will be converted into options, stock appreciation rights or stock-based awards with respect to AbitibiBowater common stock at the exchange ratio of 0.06261. Similarly, the exercise price of the converted stock options or base price of the stock appreciation rights will be adjusted by dividing the price by the Abitibi exchange ratio. The fair value of Abitibi’s vested and unvested stock options was estimated utilizing the Black-Scholes model and the per share purchase price of US$48.79 discussed above. For pro forma purposes, the fair value of vested and unvested equity awards is included as additional purchase price. A final valuation of the unvested stock options will be calculated at the closing date of the combination utilizing the Black-Scholes model and the per share price as of the closing date and will be deducted from the purchase price. The amount allocated to the pro forma purchase price for stock options may change materially depending on the number of unvested stock options outstanding at the closing date. The fair value of the unvested stock options, calculated at the closing date, will be allocated to the post-acquisition period and recognized as compensation expense over the remaining requisite service periods.

Preliminary estimated purchase price and purchase price allocation (in millions of U.S. dollars, except for share and per share amounts):

Number of Abitibi issued and outstanding shares	440.0
Exchange ratio	0.06261

AbitibiBowater exchanged shares	27.6
Price per share	$48.79

Aggregate fair value of Abitibi outstanding shares	$1,344
Estimated fair value of Abitibi’s options and other equity awards	4

Estimated fair value of AbitibiBowater shares to be exchanged	1,348
Estimated direct acquisition costs to be incurred by AbitibiBowater	33

Total estimated purchase price	$1,381

Net assets acquired
Total assets—at historical book value	6,535
Total liabilities—at historical book value	(5,071)
Total purchase price adjustments	(966)

Net identifiable assets acquired, at fair value	498

Excess purchase price over the preliminary estimate of fair value of net identifiable assets acquired	$883

AbitibiBowater has engaged a third party valuation firm to assist with the determination of fair value for the tangible and intangible assets and liabilities of Abitibi. The third party valuation firm is currently performing their valuation. AbitibiBowater’s preliminary purchase price allocation resulted in excess purchase price over the preliminary estimate of fair value of net identifiable assets acquired. The difference has preliminarily been allocated to goodwill for the purposes of this unaudited condensed combined pro forma financial information, pending the completion of our valuation of tangible and intangible assets and liabilities. Finalization of the purchase price allocation could result in a change in the excess in purchase price over the preliminary estimate of fair value of net identifiable assets acquired, and could reduce or eliminate such excess.

AbitibiBowater anticipates the identification of intangible assets such as, but not limited to, water rights, cutting rights, non-contractual customer relationships, patents and trademarks. A preliminary allocation has not been made to intangible assets because AbitibiBowater is currently identifying and performing a valuation of the potential intangible assets. Until the completion of this valuation, AbitibiBowater has assumed the historical book value of Abitibi’s intangible assets reflects an estimate of the fair value of such assets. Any portion of the purchase price that is further allocated to intangible assets will result in a decrease in the amount preliminarily allocated to goodwill. AbitibiBowater is unable at this time to estimate the amount that might be reallocated from goodwill to intangible assets.

AbitibiBowater has not currently identified any significant contingencies. However, contingencies associated with the combination could be identified and will be taken into consideration in the finalization of the purchase price allocation. Any increase in liabilities would result in an increase in the amount preliminarily allocated to goodwill. AbitibiBowater is unable at this time to estimate the amount by which goodwill might change.

A    Inventories

To increase inventories to fair value less costs to sell to reflect the preliminary purchase price accounting allocation. This non-cash inventory purchase accounting adjustment may impact cost of sales during the first quarter after the closing of the combination, during which time the finished goods inventory on hand on the date of the combination will be consumed. Due to the non-recurring nature of this adjustment, this amount has not been reflected as a pro forma adjustment in the unaudited pro forma condensed combined statements of earnings.

B    Other current assets

To eliminate prepaid expenses related to Abitibi’s capitalized costs for secondary and tertiary roads to conform to Bowater’s accounting policy for expense recognition. The associated amortization expense has not been eliminated from the unaudited pro forma condensed combined statements of earnings as this amount approximates the annual expense of secondary and tertiary roads.

C    Fixed assets, net and Intangibles

The third party valuation firm is currently performing its valuation of tangible and intangible assets. AbitibiBowater’s preliminary purchase price allocation resulted in excess purchase price over net identifiable assets acquired. The difference has preliminarily been allocated to goodwill for the purposes of this unaudited condensed combined pro forma financial information, pending the completion of our valuation of tangible and intangible assets. A portion of or all of this excess may be allocated to fixed assets and intangibles when the valuation is completed. If the fixed assets and intangibles were to change as a result of the finalization of the valuation, depreciation and amortization expense would also change.

D    Goodwill

To eliminate historical goodwill of Abitibi as the value of acquired goodwill is required to be reduced to zero in the preliminary purchase price accounting allocation. Additionally, as described in Note C, the excess purchase price over net identifiable assets acquired has preliminarily been allocated to goodwill pending the completion of our valuation of tangible and intangible assets and liabilities.

E    Taxes

To tax effect the purchase price allocation pro forma adjustments. Actual amounts may differ from the pro forma amounts presented upon finalization of the purchase price allocation and closing of the combination.

F    Other assets

To eliminate deferred debt issuance costs of Abitibi for purposes of the preliminary purchase price allocation.

G    Long-term debt and short-term bank debt

To reclass amounts outstanding under Abitibi’s revolving facilities from long-term debt, net of current installments, to short-term bank debt to harmonize to Bowater’s presentation. Upon completion of the combination, AbitibiBowater will review its future utilization of the revolving facilities and related presentation in accordance with U.S. GAAP.

H    Transaction costs

Bowater will incur approximately US$33 million of direct transaction costs, which are recognized as accrued liabilities. Abitibi will incur approximately US$33 million of transactions costs which are recognized as accrued liabilities.

I    Abitibi long-term debt

To adjust fixed rate long-term debt to fair value based on quoted market prices from a financial institution on December 31, 2006. The fair value of the variable rate long-term debt approximates fair value. The fair value of long-term debt will be remeasured at the closing of the combination and the fair value may change materially.

J    New equity structure

To eliminate the historical equity of Abitibi and record the new equity structure. The new equity structure of AbitibiBowater following the combination in dollars and in shares as of December 31, 2006 is as follows:

(Dollars in millions)	Common stock, at par	Exchangeable shares	Additional paid-in capital	Retained (deficit) earnings	Accumulated other comprehensive loss	Treasury stock, at cost	Total shareholders’ equity
AbitibiBowater	$—	$—	$—	$—	$—	$—	$—

Bowater historical equity balances	68	68	1,630	(76)	(371)	(486)	833
Bowater shares canceled (1)	(68)	(68)	(350)	—	—	486	—
Bowater shares exchanged for AbitibiBowater shares (1)	29	68	(97)	—	—	—	—

	29	68	1,183	(76)	(371)	—	833

Abitibi historical equity balances	3,019	—	35	(772)	(818)	—	1,464
Eliminate Abitibi historical equity balances	(3,019)	—	(35)	772	818	—	(1,464)
Abitibi shares exchanged for AbitibiBowater shares (2)	28	—	(28)	—	—	—	—

Record purchase price	—	—	1,348	—	—	—	1,348

	28	—	1,320	—	—	—	1,348

AbitibiBowater	$57	$68	$2,503	$(76)	$(371)	$—	$2,181

(Shares in millions)	Common stock	Exchangeable shares	Treasury stock	Total shares
AbitibiBowater	—	—	—	—
Bowater historical equity balances	67.6	1.4	(11.6)	57.4
Bowater shares canceled (1)	(67.6)	(1.4)	11.6	(57.4)
Bowater shareholders’ shares exchanged (1)	29.1	0.7	—	29.8
Abitibi historical equity balances	440.0	—	—	440.0
Eliminate Abitibi historical equity balances	(440.0)	—	—	(440.0)
Abitibi shareholders’ shares exchanged (2)	27.6	—	—	27.6

AbitibiBowater equity	56.7	0.7	—	57.4

(1)	Upon completion of the combination, Bowater shareholders will receive 0.52 of a share of AbitibiBowater common stock, par value of US$1.00, for each share of Bowater common stock they own and upon filing of the Bowater Canada articles of amendment, each issued and outstanding Bowater Canada exchangeable share will be changed into 0.52 of a Bowater Canada exchangeable share, no par value, which will become exchangeable for shares of AbitibiBowater common stock. Bowater treasury stock will be canceled upon completion of the combination.
(2)	Upon completion of the combination, Abitibi shareholders will receive 0.06261 of a share of AbitibiBowater common stock, par value of US$1.00, for each share of Abitibi common stock they own. Canadian residents who meet certain qualifications can elect to instead receive 0.06261 of a Bowater Canada exchangeable share, no par value, which will become exchangeable for shares of AbitibiBowater common stock for each Bowater Canada exchangeable share they own or a combination of shares of AbitibiBowater common stock and Bowater Canada exchangeable shares. For purposes of this pro forma information, we assumed that all Abitibi shareholders will elect to receive shares of AbitibiBowater common stock. AbitibiBowater is unable to determine at this time how many Abitibi shareholders, if any, will elect to receive Bowater Canada exchangeable shares instead of AbitibiBowater common stock.

Note 3: Pro Forma Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Earnings to Reflect the Combination

K    Pension, post-retirement and post-employment benefits

To adjust for pension, post-retirement and post-employment expenses beginning January 1, 2006 to reflect the fair value of Abitibi’s benefit plans. Expense reduction resulting from the elimination of the actuarial gains and losses and prior service costs associated with Abitibi’s benefit plans has been allocated to cost of sales and to selling and administrative expenses representing an estimated split of the costs between these two financial statement captions. Upon consummation of the combination, the assets and liabilities associated with Abitibi’s pension, post-retirement and post-employments benefits will be remeasured, resulting in further adjustments to the related expenses. AbitibiBowater is unable at this time to estimate the amount of that adjustment. Obligations for pension and other post-retirement benefits have been determined based upon preliminary actuarial assessments.

L    Mill closure and other elements

Represents the reclassification of Abitibi’s mill closure and other elements to cost of sales and net gain on the disposition of assets to conform to Bowater’s presentation.

M    Debt discount

To record the amortization of discount on long-term debt resulting from recording assumed Abitibi debt at its estimated fair value.

N    Deferred debt issuance costs

Represents the reversal of amortization of deferred debt issuance costs related to debt recognized in Abitibi’s historical consolidated financial statements.

O    Financial expenses

Represents the reclassification of Abitibi’s financial expenses which include interest expense, interest income, and other expenses to interest expense and other income, net to conform with Bowater’s presentation.

P    Earnings from equity method investments

Represents the reclass of Abitibi’s earnings from equity method investments, which are presented net of tax, to other income, net and income tax (provision) benefit to conform to Bowater’s presentation.

Q    Income Taxes

To tax effect the purchase price accounting allocation pro forma adjustments using the combined statutory rates in effect in the relevant jurisdictions.

ANNEX C

COMBINATION AGREEMENT AND

AGREEMENT AND PLAN OF MERGER

Dated as of January 29, 2007

Among

ALPHA-BRAVO HOLDINGS INC.,

ABITIBI-CONSOLIDATED INC.,

BOWATER INCORPORATED,

ALPHA-BRAVO MERGER SUB INC.,

and

BOWATER CANADA INC.

C-i

C-ii

Exhibits

Exhibit A	Form of Arrangement Resolution

Exhibit B	Form of Plan of Arrangement

Exhibit C	Exchangeable Share Support Agreement

Exhibit D	Voting and Exchange Trust Agreement

Exhibit E	Form of Parent Amended and Restated Certificate of Incorporation

Exhibit F	Form of Parent Amended and Restated Bylaws

Exhibit G	Form of ExchangeCo Articles of Amendment

Exhibit H	Form of Parent Certificate of Designation

C-iii

COMBINATION AGREEMENT AND

AGREEMENT AND PLAN OF MERGER

COMBINATION AGREEMENT AND AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of January 29, 2007, among ALPHA-BRAVO HOLDINGS INC., a Delaware corporation (“Parent”), ABITIBI-CONSOLIDATED INC., a corporation amalgamated under the laws of Canada (“ACI”) BOWATER INCORPORATED, a Delaware corporation (“Bowater”), ALPHA-BRAVO MERGER SUB INC., a Delaware corporation (“Merger Sub”), and BOWATER CANADA INC., a corporation incorporated under the laws of Canada (“ExchangeCo”).

WHEREAS, the Board of Directors of each of Parent, ACI, Bowater and Merger Sub has deemed it advisable and in the best interests of such companies and their respective shareholders to effect the business combination and other transactions provided for herein, including the Arrangement pursuant to the Plan of Arrangement and the Merger, each as described herein;

WHEREAS, the parties hereto intend that the Arrangement will provide shareholders of ACI who are residents of Canada and not exempt from tax for purposes of the Canadian Tax Act with the opportunity to exchange their ACI Common Shares for Exchangeable Shares on a tax-deferred or “rollover” basis for Canadian income tax purposes; and

WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” for purposes of the Code and (ii) the Merger and the Arrangement, taken together, shall qualify as an exchange described in Section 351 of the Code.

WHEREAS, promptly following the execution hereof, the parties will cause the name of Parent to be changed to “AbitibiBowater Inc.”;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Terms Defined in this Section. In addition to terms defined elsewhere in this Agreement, the following terms, when used in this Agreement, shall have the meanings set forth below:

“1933 Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

“1934 Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

“ACI Balance Sheet” means the consolidated balance sheet of ACI, and the notes related thereto, set forth in ACI’s interim consolidated financial statements for the fiscal quarter ended September 30, 2006 filed with the Canadian Securities Regulatory Authorities.

“ACI Balance Sheet Date” means September 30, 2006.

“ACI Exchange Ratio” means 0.06261.

“ACI Key Personnel” means any director, officer or other employee of ACI or any Subsidiary of ACI with annual base compensation in excess of $200,000.

“ACI Material Adverse Effect” means any change, effect, event, occurrence or development which individually or in the aggregate (i) is or would reasonably be expected to be materially adverse to the business, assets, financial condition, liabilities or results of operations of ACI and its Subsidiaries, taken as a whole; provided that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether something has had or would reasonably be expected to have an ACI Material Adverse Effect: (1) any change, effect, event, occurrence or development in the financial, securities or capital markets or the economy in general; (2) any change, effect, event, occurrence or development in the industries in which ACI or any of its Subsidiaries operates in general; (3) any change in the demand or pricing for paper or wood products; (4) the performance of obligations under this Agreement (other than any obligation to operate in the ordinary course of business), provided that the exception in this clause (4) shall not affect the representations and warranties of ACI in Section 5.04(c) or Section 5.04(d), or the conditions in Section 8.01(f) through Section 8.01(h); (5) any change, effect, event, occurrence or development in the currency markets or currency fluctuations generally, including any change in the exchange rate between the Canadian and U.S. dollars; (6) any change, effect, event, occurrence or development resulting from or relating to any change in the market price of crude oil, natural gas or related hydrocarbons or other sources of energy or the market prices of other raw materials used by ACI or any of its Subsidiaries; (7) any change, effect, occurrence or development resulting from or relating to the announcement of the execution of this Agreement or the transactions contemplated by this Agreement, provided that the exception in this clause (7) shall not affect the representations and warranties of ACI in Section 5.04(c) or Section 5.04(d), or the conditions in Section 8.01(f) through Section 8.01(h); or (8) any change in the trading prices of ACI’s equity securities, by itself, (it being understood that the foregoing shall not prevent a party from asserting that any change, event, occurrence, effect or development that may have contributed to or caused such change in trading prices independently constitutes an ACI Material Adverse Effect); provided, further, that, with respect to clauses (1) and (2), such change, effect, event, occurrence or development does not disproportionately impact ACI and its Subsidiaries compared to other similarly situated companies (by size or otherwise) operating in the principal industries and geographic areas in which ACI and its Subsidiaries operate; or (ii) is or would reasonably be expected to impair in any material respect the ability of ACI to consummate the Arrangement and the other transactions contemplated by this Agreement or to perform its obligations under this Agreement.

“ACI Meeting” means the meeting of holders of ACI Common Shares, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider, or at which will be considered, the Arrangement and other matters related to this Agreement and the Arrangement.

“ACI Personnel” means any current or former employee, director, officer or consultant of ACI or any of its Subsidiaries.

“ACI Specified Personnel” means any director, officer or other employee of ACI or any Subsidiary of ACI who is party, as of the date hereof, to any change in control agreement, or similar agreement which provides for similar benefits in connection with certain terminations of employment following a change in control of ACI, with ACI or any of its Subsidiaries.

“ACI Share-Based Award” means a right of any kind, contingent or accrued, to receive ACI Common Shares or benefits measured by the value of a number of ACI Common Shares, and each award of any kind consisting of ACI Common Shares, granted under the ACI Stock Plans (including restricted stock, restricted stock units, deferred stock units and dividend equivalents), other than ACI Stock Options or ACI SARs.

“Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

“ARC” means an advance ruling certificate issued by the Commissioner pursuant to Section 102 of the Competition Act in respect of the transactions contemplated by this Agreement.

“Arrangement” means an arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 9.04 hereof or Article 6 of the Plan of Arrangement or made at the direction of the Court in the Final Order.

“Arrangement Resolution” means the special resolution of the holders of the ACI Common Shares to be considered at the ACI Meeting substantially in the form of, and with the content provided in, Exhibit A hereto.

“Articles of Arrangement” means the articles of arrangement of ACI in respect of the Arrangement that are required by the CBCA to be sent to the Director after the Final Order is made.

“Bowater Balance Sheet” means the consolidated balance sheet of Bowater, and the notes thereto, set forth in Bowater’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2006.

“Bowater Balance Sheet Date” means September 30, 2006.

“Bowater Exchange Ratio” means 0.52000.

“Bowater Key Personnel” means any director, officer or other employee of Bowater or any Subsidiary of Bowater with annual base compensation in excess of $200,000.

“Bowater Material Adverse Effect” means any change, effect, event, occurrence or development which individually or in the aggregate (i) is or would reasonably be expected to be materially adverse to the business, assets, financial condition, liabilities or results of operations of Bowater and its Subsidiaries, taken as a whole; provided that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether something has had or would reasonably be expected to have a Bowater Material Adverse Effect: (1) any change, effect, event, occurrence or development in the financial, securities or capital markets or the economy in general; (2) any change, effect, event, occurrence or development in the industries in which Bowater or any of its Subsidiaries operates in general; (3) any change in the demand or pricing for paper or wood products; (4) the performance of obligations under this Agreement (other than any obligation to operate in the ordinary course of business), provided that the exception in this clause (4) shall not affect the representations and warranties of Bowater in Section 4.04(c) or Section 4.04(d), or the conditions in Section 8.01(f) through Section 8.01(h); (5) any change, effect, event, occurrence or development in the currency markets or currency fluctuations generally, including any change in the exchange rate between the Canadian and U.S. dollars; (6) any change, effect, event, occurrence or development resulting from or relating to any change in the market price of crude oil, natural gas or related hydrocarbons or other sources of energy or the market prices of other raw materials used by Bowater or any of its Subsidiaries; (7) any change, effect, occurrence or development resulting from or relating to the announcement of the execution of this Agreement or the transactions contemplated by this Agreement, provided that the exception in this clause (7) shall not affect the representations and warranties of Bowater in Section 4.04(c) or Section 4.04(d), or the conditions in Section 8.01(f) through Section 8.01(h); or (8) any change in the trading prices of Bowater’s equity securities, by itself, (it being understood that the foregoing shall not prevent a party from asserting that any change, event, occurrence, effect or development that may have contributed to or caused such change in trading prices independently constitutes an Bowater Material Adverse Effect); provided, further, that, with respect to clauses (1) and (2), such change, effect, event, occurrence or development does not disproportionately impact Bowater and its Subsidiaries compared to other similarly situated companies (by size or otherwise) operating in the principal industries and geographic areas in which Bowater and its Subsidiaries operate; or (ii) is or would reasonably be expected to impair in any material respect the ability of Bowater or ExchangeCo to consummate the Arrangement and the other transactions contemplated by this Agreement or to perform its obligations under this Agreement.

“Bowater Meeting” means the meeting of holders of Bowater Common Stock, including any adjournment or postponement thereof, to be called to consider, or at which will be considered, the approval and adoption of this Agreement and the Merger.

“Bowater Personnel” means any current or former employee, director, officer or consultant of Bowater or any of its Subsidiaries.

“Bowater Specified Personnel” means any director, officer or other employee of Bowater or any Subsidiary of Bowater who is party, as of the date hereof, to any change in control agreement, or similar agreement which provides for similar benefits in connection with certain terminations of employment following a change in control of Bowater, with Bowater or any of its Subsidiaries.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions are required or authorized by law to be closed in New York, New York or in Montreal, Quebec.

“CallCo” means Bowater Canadian Holdings Incorporated, a company incorporated under the laws of the Province of Nova Scotia and a Subsidiary of Bowater and referenced as “CallCo” in the Transaction Documents.

“Canadian Securities Regulatory Authorities” means each securities commission or similar securities regulatory authority in each of the provinces and territories of Canada.

“Canadian Tax Act” means the Income Tax Act (Canada) and the regulations adopted thereunder, in each case as now in effect and as the same may be amended from time to time.

“CBCA” means the Canada Business Corporations Act, as amended.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commissioner” means the Commissioner of Competition under the Competition Act.

“Competition Act” means the Competition Act (Canada), as amended, and the rules and regulations enacted or promulgated thereunder from time to time.

“Competition Act Approval” means receipt of an ARC or, in the alternative to an ARC, the expiration or earlier termination or waiver of the waiting period under Part IX of the Competition Act and a letter from the Commissioner or a person authorized by the Commissioner (in form and substance acceptable to the parties) that the Commissioner has determined not to make an application for an order under Section 92 of the Competition Act in respect of the transactions contemplated by this Agreement and where such advice has not been rescinded.

“Court” means the Superior Court, District of Montreal, Province of Quebec.

“C$” means dollars in the lawful currency of Canada.

“Director” means the Director appointed pursuant to Section 260 of the CBCA.

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in Section 3.1 of the Plan of Arrangement.

“dollar” or “$” means dollars in the lawful currency of the United States of America.

“Effective Time” means, with respect to the Merger, the effective time of the Merger as set forth in the Certificate of Merger and, in all other instances, has the meaning ascribed thereto in the Plan of Arrangement.

“Environmental Laws” means all federal, state, provincial and local Laws of any relevant country or jurisdiction (including the common law), Orders, notices, Permits or binding Contracts issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, employee health and safety, noise, odors or the presence, management, Release of, or exposure to, Hazardous Materials.

“Exchangeable Share Provision Amendment” means such amendment(s) to the Articles of ExchangeCo to be effected by the filing of Articles of Amendment by ExchangeCo substantially in the form of, and with the content provided in, Exhibit G hereto.

“Exchangeable Share Support Agreement” means the agreement made between Bowater, ExchangeCo and CallCo attached as Exhibit C hereto, with such changes thereto as the parties to the Exchangeable Share Support Agreement, acting reasonably, may agree in accordance with Section 2.05(b) of this Agreement.

“ExchangeCo Meeting” means the meeting of holders of Exchangeable Shares, including any adjournment or postponement thereof, to be called to consider the Exchangeable Share Provision Amendment.

“Final Order” means the final order of the Court approving the Arrangement, as such order may be amended or varied at any time prior to the Effective Time or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal.

“Governmental Authority” means any federal, state, provincial, territorial or local government of any relevant country or jurisdiction, any subdivision, agency, board, court, commission or authority thereof, or any quasi-governmental body, arbitral body with legal jurisdiction or any organized securities exchange or taxing authority.

“Hazardous Materials” means (1) petroleum, petroleum products and by-products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, animal wastes, ammonia, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances and (2) any other chemical, material, substance, waste, pollutant or contaminant that could result in liability under, or that is prohibited, defined, limited or regulated by or pursuant to, any Environmental Law.

“ICA” means the Investment Canada Act (Canada), as amended, and the rules and regulations enacted or promulgated thereunder from time to time.

“ICA Approval” means the determination or deemed approval by the responsible Minister under the ICA that the transactions contemplated hereby are of “net benefit to Canada” for purposes of the ICA.

“Interim Order” means the interim order of the Court, as the same may be amended, in respect of the Arrangement, as contemplated by Section 2.06.

“Joint Proxy Statement” means, collectively, (a) the notice of the Bowater Meeting to be sent to holders of Bowater Common Stock and the holders of Exchangeable Shares as of the record date fixed in respect of the Bowater Meeting, (b) the notice of the ACI Meeting to be sent to holders of ACI Common Shares as of the record date fixed in respect of the ACI Meeting, (c) the notice of the ExchangeCo Meeting to be sent to holders of Exchangeable Shares as of the record date fixed in respect of the ExchangeCo Meeting, and (d) the accompanying joint proxy statement/management information circular/prospectus in connection with the Bowater Meeting, the ACI Meeting and the ExchangeCo Meeting, in each case as amended, supplemented or otherwise modified; provided that if the parties mutually agree to prepare a separate proxy statement of Bowater, management information circular of ACI and management information circular of ExchangeCo, then references to the Joint Proxy Statement shall refer, collectively, to the proxy statement/prospectus of Bowater, in the case of Bowater, the management information circular of ACI, in the case of ACI, and the management information circular of ExchangeCo, in the case of ExchangeCo.

“Knowledge” means, the actual knowledge of (i) with respect to ACI, the individuals listed in Section 1.01 of the ACI Disclosure Schedule or (ii) with respect to Bowater, the individuals listed in Section 1.01 of the Bowater Disclosure Schedule.

“Law” means any statute, law, bylaw, ordinance, rule, regulation, Order or Permit (of any relevant country or jurisdiction) adopted, passed, issued, promulgated or entered into by any Governmental Authority.

“NYSE” means The New York Stock Exchange, Inc.

“person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Plan of Arrangement” means the plan of arrangement, substantially in the form of Exhibit B hereto and any amendments or variations thereto made in accordance with Section 9.04 hereof or Article 6 of the Plan of Arrangement or made at the direction of the Court in the Final Order.

“Qualifying Amendment” means an amendment or supplement to the Joint Proxy Statement (including by incorporation by reference) to the extent it contains (i) a Change in ACI Recommendation or a Change in Bowater Recommendation (as the case may be), (ii) a statement of the reasons of the Board of Directors of ACI or Bowater (as the case may be) for making such Change in ACI Recommendation or Change in Bowater Recommendation (as the case may be) and (iii) additional information reasonably related to the foregoing.

“Release” means any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, depositing, disposing or arranging for disposal or migrating into or through the environment.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act or the 1934 Act.

“Securities Act (Quebec)” means the Securities Act (Quebec) and all rules, regulations and policies enacted thereunder, as now in effect and as it may be amended from time to time prior to the Effective Time.

“Securities Act (Ontario)” means the Securities Act (Ontario) and all rules and regulations enacted thereunder, as now in effect and as it may be amended from time to time prior to the Effective Time.

“Securities Laws” means the Securities Act (Quebec), the Securities Act (Ontario) and the equivalent legislation in the other provinces and territories of Canada (as well as all national policies, national instruments and multilateral instruments adopted by the Canadian Securities Regulatory Authorities), the 1933 Act, the 1934 Act, the Sarbanes-Oxley Act and state securities and “blue sky” Laws, all as now enacted or as the same may from time to time be amended, and the applicable rules and regulations promulgated thereunder.

“Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of the second person’s Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by the first person.

“Taxes” means (i) any and all federal, provincial, state or local (of any applicable country or jurisdiction) and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital, license, branch, payroll, withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer taxes, and customs duties, and (ii) any transferee liability in respect of any items described in the preceding clause (i).

“Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Transaction Documents” means the collective reference to the Exchangeable Share Support Agreement and the Voting and Exchange Trust Agreement.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Trustee” means Computershare Trust Company of Canada, acting as trustee under the Voting and Exchange Trust Agreement and any successor trustee appointed under the Voting and Exchange Trust Agreement.

“TSX” means The Toronto Stock Exchange.

“Voting and Exchange Trust Agreement” means the agreement made between Bowater, ExchangeCo and the Trustee, attached as Exhibit D hereto, with such changes thereto as the parties to the Voting and Exchange Trust Agreement, acting reasonably, may agree in accordance with Section 2.05(b) of this Agreement.

“U.S.” means the United States of America.

SECTION 1.02 Other Definitions. The following terms are defined in the Sections indicated:

Term	Section
ACI	Preamble
ACI Affiliate	Section 7.06(a)
ACI Articles	Section 5.01
ACI Benefit Plans	Section 5.13(a)
ACI Bylaws	Section 5.01
ACI Common Shares	Section 5.03
ACI Disclosure Schedule	ARTICLE V
ACI Intellectual Property	Section 5.16
ACI Leases	Section 5.15(a)
ACI Material Contract	Section 5.10(a)
ACI Pension Plan	Section 5.13(a)
ACI Preferred Shares	Section 5.03
ACI Public Documents	Section 5.05(a)
ACI Real Property	Section 5.15(a)
ACI SARs	Section 5.03
ACI Shareholder Approval	Section 2.06(b)
ACI Stock Options	Section 2.03
ACI Stock Plans	Section 5.03
ACI Structures	Section 5.15(b)
ACI Welfare Plan	Section 5.13(a)
Acquisition Proposal	Section 6.05(a)
Actions	Section 4.09
Agreement	Preamble
Alternative Form	Section 2.08(a)
Bowater	Preamble
Bowater Benefit Plans	Section 4.13(a)
Bowater Bylaws	Section 4.01
Bowater Certificate	Section 4.01
Bowater Common Stock	Section 3.01
Bowater Disclosure Schedule	ARTICLE IV
Bowater Exchange Fund	Section 3.02(a)
Bowater Intellectual Property	Section 4.16(a)

Term	Section
Bowater Leases	Section 4.15(a)
Bowater Material Contract	Section 4.10(a)
Bowater Merger Consideration	Section 3.01(c)
Bowater Pension Plan	Section 4.13(a)
Bowater Public Documents	Section 4.05(a)
Bowater Preferred Stock	Section 4.03
Bowater Real Property	Section 4.15(a)
Bowater SAR	Section 3.03(a)
Bowater Special Preferred Stock	Section 4.03
Bowater Stock-Based Award	Section 3.03(b)
Bowater Stock Option	Section 3.03(a)
Bowater Stock Plans	Section 3.03(a)
Bowater Stockholder Approval	Section 4.21
Bowater Structures	Section 4.15(b)
Bowater Welfare Plan	Section 4.13(a)
Canadian GAAP	Section 5.05(a)
Cautionary Disclosures	Section 4.08
Certificate	Section 3.01(c)
Certificate of Merger	Section 2.07
Change in ACI Recommendation	Section 2.08(b)
Change in Bowater Recommendation	Section 2.08(c)
Change in Recommendation	Section 2.08(c)
Closing Date	Section 2.07
Commonly Controlled ACI Entity	Section 5.13(a)
Commonly Controlled Bowater Entity	Section 4.13(a)
Confidentiality Agreements	Section 7.01(a)
Continuing Employees	Section 7.13(a)
Contract	Section 4.04(c)
DGCL	Section 2.02(a)
DOJ	Section 7.03(a)
ERISA	Section 4.13(a)
Excess Shares	Section 3.02(e)
Excess Shares Trust	Section 3.02(e)
Exchange Agent	Section 3.02(a)
Exchangeable Shares	Section 4.03
ExchangeCo	Preamble
Expenses	Section 9.03(d)
Filed ACI Public Documents	Section 5.08
Filed Bowater Public Documents	Section 4.08
Form S-3	Section 2.09(e)
Form S-4	Section 2.08(a)
Form S-8	Section 2.09(d)
FTC	Section 7.03(a)
GAAP	Section 4.05(a)
HSR Act	Section 4.04(d)
Indemnified Parties	Section 7.04
Infringe	Section 4.16(a)
Intellectual Property	Section 4.16(b)
IRD	Section 7.03(a)
IRS	Section 4.13(b)
Liens	Section 2.01(b)

Term	Section
Merger	Section 2.02(a)
Merger Sub	Preamble
Merger Sub Common Stock	Section 2.01(b)
Minister	Section 8.01(f)
NOLs	Section 4.14(m)
Order	Section 4.04(c)
Parent	Preamble
Parent Bylaws	Section 2.01(a)
Parent Certificate of Designation	Section 2.01(a)
Parent Charter	Section 2.01(a)
Parent Common Stock	Section 2.01(a)
Parent Stock Options	Section 2.03
Parent SARs	Section 2.09(d)
Parent Special Preferred Stock	Section 2.01(a)
Parent Stock-Based Award	Section 2.09(d)
Permits	Section 4.11(b)
Post-Signing Returns	Section 6.06(a)
Prior Plan	Section 7.13(d)
SEC	Section 4.05(a)
Subsequent Plan	Section 7.13(d)
Superior Proposal	Section 6.05(b)
Surviving Corporation	Section 2.02(a)
Takeover Statute	Section 7.12
Tax Sharing Agreements	Section 4.14(g)
Termination Date	Section 9.01(b)
Termination Fee	Section 9.03(d)
Third Party	Section 6.05(a)

SECTION 1.03 Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article or a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Bowater Disclosure Schedule and the ACI Disclosure Schedule. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Law defined or referred to herein means such Law as from time to time amended, modified or supplemented (together with the rules and regulations promulgated thereunder), including by succession of successor Laws. References to a person are also to its successors and permitted assigns. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and it is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others. Representations, warranties, covenants and agreements made herein with respect to Subsidiaries of a person shall be deemed to include all direct and indirect Subsidiaries of such person.

ARTICLE II

THE ARRANGEMENT AND THE MERGER

SECTION 2.01 Formation of Parent; Merger Sub.

(a) ACI and Bowater have caused Parent to be organized under the laws of the State of Delaware and each owns 50% of the capital stock of Parent. The authorized capital stock of Parent consists of 100 shares of common stock, par value $.01 per share (the “Parent Common Stock”), of which one share has been issued to ACI and one share has been issued to Bowater. ACI and Bowater shall take, and shall cause Parent to take, all requisite action to cause (i) the certificate of incorporation of Parent to be substantially in the form of, and with the content provided in, Exhibit E hereto (the “Parent Charter”), (ii) a certificate of designation with respect to the special voting preferred stock, par value $1.00 per share, of Parent (“Parent Special Preferred Stock”), substantially in the form of, and with the content provided in, Exhibit H hereto (the “Parent Certificate of Designation”), to be duly adopted and filed with the Secretary of State of the State of Delaware and (iii) the by-laws of the Parent to be substantially in the form of, and with the content provided in, Exhibit F hereto (the “Parent Bylaws”), and to provide any stockholder approvals required with respect to Parent or Merger Sub in connection with this Agreement and the transactions contemplated hereby, in each case, at or prior to the Effective Time (but to be effective as of the Effective Time). Each share of Parent Common Stock that is owned by Bowater or ACI immediately prior to the Effective Time shall, at the Effective Time, automatically be canceled and shall cease to exist, and no consideration shall be payable or delivered in exchange therefor.

(b) ACI and Bowater have caused Parent to organize, and Parent has organized, Merger Sub under the laws of the State of Delaware. The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $.01 per share (the “Merger Sub Common Stock”), all of which are validly issued, fully paid and nonassessable, and are owned by Parent free and clear of any pledges, liens, charges, encumbrances or security interests of any kind or nature whatsoever (other than statutory liens for current Taxes not yet due) (collectively, “Liens”).

SECTION 2.02 The Merger.

(a) At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into Bowater (the “Merger”). As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Bowater shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). The Merger shall have all the effects provided by applicable Law, including the DGCL.

(b) The Restated Certificate of Incorporation of Bowater as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein and by applicable Law. The Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(c) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of Bowater immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. Parent shall cause the Board of Directors of Merger Sub as of immediately prior to the Effective Time to consist of such individuals as are agreed by ACI and Bowater prior to the Effective Time.

SECTION 2.03 The Arrangement. The Articles of Arrangement, together with such other matters as are necessary to implement the Arrangement, shall implement the Plan of Arrangement. At the Effective Time, each ACI Common Share and option to purchase ACI Common Shares (an “ACI Stock Option”) outstanding immediately prior to the Effective Time will be exchanged for shares of Parent Common Stock or Exchangeable Shares and for options to purchase shares of Parent Common Stock (“Parent Stock Options”), respectively, as provided in the Plan of Arrangement, and the Arrangement will, from and after the Effective Time, have all of the effects provided by applicable Law, including the CBCA. Immediately prior to the Effective Time, the parties shall cause the Board of Directors of ACI to consist of such individuals as are agreed by ACI and Bowater prior to the Effective Time.

SECTION 2.04 Certain Implementation Steps by ACI. ACI shall:

(a) subject to the terms of this Agreement, as soon as reasonably practicable, apply in a manner reasonably acceptable to Bowater under Section 192 of the CBCA for an order approving the Arrangement and for the Interim Order, and thereafter proceed with and diligently seek to obtain the Interim Order;

(b) subject to the terms of this Agreement and in accordance with the Interim Order, as soon as reasonably practicable, convene and hold the ACI Meeting for the purpose of submitting to the holders of the ACI Common Shares the Arrangement Resolution for their consideration (and, with respect to an annual general meeting, if applicable, for any other purpose as may be set out in the notice for such meeting);

(c) subject to obtaining such approvals as are required by the Interim Order, proceed with and diligently pursue the application to the Court for the Final Order; and

(d) subject to obtaining the Final Order and the satisfaction or waiver of the other conditions herein contained in favor of each party, send to the Director, for endorsement and filing by the Director, the Articles of Arrangement and such other documents as may be required in connection therewith under the CBCA to give effect to the Arrangement.

SECTION 2.05 Certain Implementation Steps by Bowater and Parent.

(a) Bowater shall, subject to the terms of this Agreement, as soon as reasonably practicable: (1) convene and hold the Bowater Meeting for the purpose of submitting to the holders of the Bowater Common Stock and the holders of Exchangeable Shares the approval and adoption of this Agreement and the Merger, for their consideration (and, with respect to an annual general meeting, if applicable, for any other purpose as may be set out in the notice for such meeting); (2) cause ExchangeCo to convene and hold the ExchangeCo Meeting for the purpose of submitting to the holders of Exchangeable Shares for their consideration the Exchangeable Share Provision Amendment and, in the event the holders of the Exchangeable Shares do not approve the Exchangeable Share Provision Amendment at the ExchangeCo Meeting by the requisite majority, (x) cause the directors of ExchangeCo to establish the Business Day immediately preceding the day on which the Effective Time occurs as the “Redemption Date” for the then issued and outstanding Exchangeable Shares (as the term “Redemption Date” is defined in the share provisions applicable to and governing the Exchangeable Shares) and to proceed with the redemption of all Exchangeable Shares that are issued and outstanding on such Redemption Date in accordance and compliance with the share provisions applicable to and governing the Exchangeable Shares; and (y) cause CallCo, in its capacity as sole shareholder of ExchangeCo, following the redemption of all then issued and outstanding Exchangeable Shares, to approve the Exchangeable Share Provision Amendment and cause ExchangeCo to file the Articles of Amendment giving effect to the Exchangeable Share Provision Amendment as soon as reasonably practicable and in any event prior to the Effective Time;

(b) Bowater shall, subject to obtaining the Final Order and the satisfaction or waiver of the other conditions herein contained in favor of each party, on or prior to, the Closing Date, cause the directors of ExchangeCo, CallCo and Bowater to amend or amend and restate the Exchangeable Share Support Agreement and the Voting Trust and Exchange Agreement in order to give effect to the Exchangeable Share Provision Amendment; and

(c) Parent shall, for the benefit of ACI and Bowater, subject to obtaining the Final Order and the satisfaction or waiver of the other conditions herein contained in favor of each party, on or prior to the Closing Date, will adopt and become a party to the amended and restated Exchangeable Share Support Agreement and Voting Trust and Exchange Agreement and will issue to the Trustee one share of Parent Special Preferred Stock in accordance therewith.

SECTION 2.06 Interim Order. The notice of motion for the application referred to in Section 2.04(a) shall request that the Interim Order provide:

(a) for the class of persons to whom notice is to be provided in respect of the Arrangement and the ACI Meeting and for the manner in which such notice is to be provided;

(b) that, subject to the approval of the Court, the requisite approval for the Arrangement Resolution shall be 66 2/3% of the votes cast on the Arrangement Resolution by holders of ACI Common Shares, present in person or by proxy at the ACI Meeting (such that each holder of ACI Common Shares is entitled to one vote for each ACI Common Share held) (such approvals described in this Section 2.06(b), the “ACI Shareholder Approval”);

(c) that, in all other respects, the terms, restrictions and conditions of the ACI Bylaws and ACI Articles, including quorum requirements and all other matters, shall apply in respect of the ACI Meeting;

(d) for the grant of the Dissent Rights; and

(e) for the notice requirements with respect to the presentation of the application to the Court for a Final Order.

SECTION 2.07 Closing. On the second Business Day after the satisfaction or waiver (subject to applicable Law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the satisfaction or, where permitted, waiver of those conditions as of the Closing Date) set forth in ARTICLE VIII, and unless another time or date is agreed to in writing by the parties hereto (the “Closing Date”), (i) ACI shall cause the Articles of Arrangement to be filed with the Director, (ii) Bowater shall cause a certificate of merger (the “Certificate of Merger”), in such form as required by, and executed and acknowledged by the parties in accordance with, the relevant provisions of the DGCL, to be filed with the Secretary of State of the State of Delaware and shall cause to be made all other filings or recordings required under the DGCL in connection with the Merger, and (iii) ExchangeCo shall file Articles of Amendment giving effect to the Exchangeable Share Provision Amendment to be filed with the Director. The Merger, the Exchangeable Share Provision Amendment and the Arrangement shall become effective upon the Effective Time in the following order: (1) the Merger, (2) the Exchangeable Share Provision Amendment and (3) the Arrangement. The closing of the transactions contemplated hereby and by the Arrangement will take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019, on the Closing Date, unless another date or place is agreed to in writing by Bowater and ACI.

SECTION 2.08 Joint Proxy Statement; Meetings; Change in Recommendation.

(a) As promptly as reasonably practicable after the execution and delivery of this Agreement, ACI, Bowater and ExchangeCo shall complete the Joint Proxy Statement together with any other documents required by the Securities Laws or other applicable Law in connection with the ACI Meeting, the Bowater Meeting and the ExchangeCo Meeting. ACI and Bowater shall use their respective commercially reasonable efforts to have the Joint Proxy Statement cleared, if applicable, by the SEC and any other applicable Governmental Authority. As promptly as reasonably practicable after the execution and delivery of this Agreement, Parent shall prepare and file with the SEC a registration statement on Form S-4 (as amended, supplemented or otherwise modified, the “Form S-4”), in which the Joint Proxy Statement will be included as a prospectus, in connection with the registration under the 1933 Act of the issuance of shares of Parent Common Stock in the Merger and the issuance of shares of Parent Common Stock and Exchangeable Shares in the Arrangement. Each of Parent, ACI and Bowater shall use its commercially reasonable efforts to have the Form S-4 declared effective under the 1933 Act as promptly as practicable after such filing, and, prior to the effective date of the Form S-4, Parent shall take all action reasonably required (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) to be taken under any applicable state securities Laws in connection with the issuance of shares of Parent Common Stock in the Merger and the issuance of shares of Parent Common Stock and Exchangeable Shares in the Arrangement. As promptly as practicable after the execution and delivery of this Agreement or such clearance and effectiveness of the Form S-4, ACI and Bowater shall, unless otherwise agreed to by the parties, cause the Joint Proxy Statement and other documentation required in connection with the ACI Meeting, the Bowater Meeting and the ExchangeCo Meeting to be sent contemporaneously to (x) in the case of ACI, each holder of ACI Common Shares as of the record date fixed in respect of the ACI Meeting and filed as required by the Interim Order and applicable Law, (y) in the case of Bowater, each holder of Bowater Common Stock and each holder of Exchangeable Shares as of the record date fixed in respect of the Bowater Meeting, as required by applicable Law and (z) in the case of ExchangeCo, each holder of Exchangeable Shares as of the record date fixed in respect of the ExchangeCo Meeting, as required by applicable Law. Prior to the date of the initial filing of the Joint Proxy Statement the parties may mutually agree to file a separate proxy statement/prospectus of Bowater or management circular of ACI or ExchangeCo in lieu thereof. If the issuance of Exchangeable Shares in the Arrangement is eligible for an exemption from registration under the 1933 Act, or if such registration may be effected by means of an alternative form to the Form S-4 (an “Alternative Form”), and in either case such exemption or Alternative Form represents a more efficient method for effecting the issuance of the Exchangeable Shares, then the parties shall cooperate in good faith to permit such issuance to be made under such exemption from registration or under such Alternative Form. In each case described in the immediately preceding sentence, the parties shall cooperate with respect to such actions in a manner consistent with Section 2.10.

(b) Subject to Section 6.05, ACI and its Board of Directors shall (i) take all lawful action to solicit in favor of the ACI Shareholder Approval, (ii) recommend to all holders of ACI Common Shares that they vote in favor of this Agreement and the Arrangement and the other transactions contemplated hereby and thereby and (iii) not withhold, withdraw, modify or qualify (or publicly propose to or publicly state that it intends to withhold, withdraw, modify or qualify) in any manner adverse to Bowater such recommendation or take any other action or make any other public statement in connection with the ACI Meeting inconsistent with such recommendation (any of the actions in clause (iii), a “Change in ACI Recommendation”). Notwithstanding the foregoing, the Board of Directors of ACI may make a Change in ACI Recommendation in accordance with Section 6.05(b). In connection with a Change in ACI Recommendation, ACI may amend or supplement the Joint Proxy Statement, or separate management circular filed pursuant to Section 2.08(a) (including by incorporation by reference) pursuant to a Qualifying Amendment to effect such a Change in ACI Recommendation.

(c) Subject to Section 6.05, Bowater and its Board of Directors shall (i) take all lawful action to solicit in favor of the Bowater Stockholder Approval and in favor of the Exchangeable Share Provision Amendment by the holders of Exchangeable Shares at the ExchangeCo Meeting, (ii) recommend to holders of Bowater Common Stock and to holders of Exchangeable Shares that they vote in favor of the approval and adoption of this Agreement and the Merger, (iii) recommend to holders of Exchangeable Shares that they vote in favor of the Exchangeable Share Provision Amendment, and (iv) not withhold, withdraw, modify or qualify (or publicly propose to or publicly state that it intends to withhold, withdraw, modify or qualify) in any manner adverse to ACI such recommendation or take any other action or make any other public statement in connection with the Bowater Meeting or the ExchangeCo Meeting inconsistent with such recommendation (any of the actions in clause (iii), a “Change in Bowater Recommendation” and, together with a Change in ACI Recommendation, a “Change in Recommendation”). Notwithstanding the foregoing, the Board of Directors of Bowater may make a Change in Bowater Recommendation in accordance with Section 6.05(b). In connection with a Change in Bowater Recommendation, Bowater may amend or supplement the Joint Proxy Statement, or separate proxy statement filed pursuant to Section 2.08(a) (including by incorporation by reference) pursuant to a Qualifying Amendment to effect such a Change in Bowater Recommendation.

(d) Any Change in Recommendation shall not be interpreted as rescinding the approval of this Agreement by the Boards of Directors of each of ACI and Bowater or any other approval of the Board of Directors of ACI or

Bowater, including in any respect that would have the effect of causing any corporate takeover statute or other similar statute to be applicable to the transactions contemplated hereby.

(e) Subject to the terms of this Agreement, ACI and Bowater shall each use their respective commercially reasonable efforts to cause the ACI Meeting, the Bowater Meeting and the ExchangeCo Meeting to be held on the same date. Each of ACI and Bowater shall not adjourn, postpone or cancel (or propose for adjournment, postponement or cancellation) the ACI Meeting, the Bowater Meeting or the ExchangeCo Meeting, as applicable, without the other party’s prior written consent, in each case, except as may be required (i) by applicable Law or an Order, (ii) in order to solicit and obtain the requisite vote of its stockholders or shareholders, as the case may be, (iii) for quorum purposes or (iv) to enable ACI or Bowater, as applicable, to comply with its obligations under Section 6.05(b).

SECTION 2.09 Additional Securities Matters.

(a) Parent, Bowater and ExchangeCo shall each use its commercially reasonable efforts to obtain all Orders required from the applicable Governmental Authorities to permit (i) the issuance and first resale of the Exchangeable Shares and Parent Common Stock issued pursuant to the Arrangement, and (ii) the issuance and first resale of the Parent Common Stock to be issued from time to time upon exchange of the Exchangeable Shares and upon the exercise of the Parent Stock Options, in each case without further qualification with or approval of or the filing of any document including any registration statement, prospectus or similar document, or the taking of any proceeding with, or the obtaining of any further Order or consent from, any Governmental Authority under any Securities Laws or other Laws or pursuant to the rules and regulations of any regulatory authority administering such Laws, or the fulfillment of any other legal requirement in any applicable jurisdiction (other than, with respect to such first resales, any restrictions on transfer by reason of, among other things, such first resale constituting a “control distribution” or the holder effecting such first resale being an “affiliate” of ACI, Bowater or ExchangeCo for purposes of Securities Laws and other customary qualifications for such Orders).

(b) Parent, ACI and Bowater shall each use its commercially reasonable efforts to obtain the approval of the NYSE and the TSX for the listing of the Parent Common Stock to be issued in connection with the transactions contemplated by this Agreement or upon exercise of Parent Stock Options or exchange of the Exchangeable Shares, subject to notice of issuance, such listings to be effective prior to the Effective Time.

(c) Parent and ExchangeCo shall use their respective commercially reasonable efforts to obtain the approval of the TSX for the listing of the Exchangeable Shares to be issued to holders of ACI Common Shares in connection with the transactions contemplated by this Agreement, such listing to be effective prior to or as of the Effective Time.

(d) Parent shall file a registration statement on Form S-8 (or any successor form or, if Form S-8 is not available, other appropriate forms) (the “Form S-8”) in order to register under the 1933 Act the Parent Common Stock to be issued from time to time after the Effective Time upon the exercise of Parent Stock Options, stock appreciation rights with respect to shares of Parent Common Stock (“Parent SARs”) and rights or awards with respect to shares of Parent Common Stock (“Parent Stock-Based Awards”), and shall use its commercially reasonable efforts to cause such registration statement to become effective as promptly as practicable, but in any event within five (5) days after the Effective Time, and to maintain the effectiveness of such registration statement or statements (and maintain the current status of the prospectus or prospectuses contained therein) for the period of time that the Parent Stock Options, Parent SARs and Parent Stock-Based Awards remain outstanding and may be exercised.

(e) Parent shall file a registration statement on Form S-3 (or any successor form or, if Form S-3 is not available, other appropriate forms) (the “Form S-3”) in order to register under the 1933 Act the Parent Common Stock to be issued from time to time after the Effective Time upon exchange of Exchangeable Shares, and shall use its commercially reasonable efforts to cause such registration statement to become effective at or prior to the

Effective Time and to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for the period of time that such Exchangeable Shares remain outstanding.

SECTION 2.10 Cooperation in Filings.

(a) Each of Parent, Bowater and ACI shall cooperate in the preparation, filing and mailing of the Joint Proxy Statement and the Form S-4. Each of Bowater and ACI shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments with respect to the Joint Proxy Statement, the Form S-4, the Form S-3 and the Form S-8, received from the SEC, the Canadian Securities Regulatory Authorities or any other Governmental Authority. The parties shall cooperate and provide one another with a reasonable opportunity to review and comment on the Joint Proxy Statement, the Form S-4, the Form S-3, the Form S-8 and any amendments or supplements thereto prior to filing such with the SEC, the Canadian Securities Regulatory Authorities and/or each other applicable Governmental Authority, and will provide one another with a copy of all such filings made. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4, the Form S-3 or the Form S-8 has become effective, the issuance of any stop order, the suspension of the qualification of any of the Parent Common Stock or the Exchangeable Shares for offering or sale in any jurisdiction, or any request by the SEC, the Canadian Securities Regulatory Authorities or any other Governmental Authority for amendment of the Joint Proxy Statement or the Form S-4, the Form S-3 or the Form S-8.

(b) Each of Bowater and ACI shall furnish to the other and to Parent all such information concerning it and its stockholders or shareholders (or the holders of Exchangeable Shares) as may reasonably be required (and, in the case of its stockholders or shareholders or those of ExchangeCo, available to it) for the effectuation of the actions described in Section 2.08 and Section 2.09 and the foregoing provisions of this Section 2.10.

(c) Each of Bowater and ACI shall use its commercially reasonable efforts to ensure that the Joint Proxy Statement, the Form S-4, the Form S-3 and the Form S-8 complies as to form with all applicable Securities Laws.

(d) Bowater and ACI shall each promptly notify the other if, at any time before the Effective Time, it becomes aware that the Joint Proxy Statement or any other document described in Section 2.09 or any application for any Order described in Section 2.09 contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Joint Proxy Statement or such other document or application. In any such event, each of Parent, Bowater and ACI shall cooperate in the preparation of a supplement or amendment to the Joint Proxy Statement or such other document or application, as required and as the case may be, and, if required, shall cause the same to be distributed to stockholders of Bowater or shareholders of ACI or ExchangeCo, respectively, and/or filed with the relevant Governmental Authorities.

(e) In the event the parties mutually agree to file a separate proxy statement of Bowater, management circular of ExchangeCo and management circular of ACI pursuant to Section 2.08(a), each of ACI and Bowater, except, in each case, for a Qualifying Amendment, (i) shall give to the other the reasonable opportunity to review and comment on the preliminary management circulars and separate proxy statement, as applicable, and all subsequent forms or versions of or amendments thereto and shall take into consideration and include all of the other party’s reasonable comments to each version of or amendment to such management circulars or proxy statement and (ii) shall not file or submit the preliminary or any subsequent forms or versions of or amendments to the management circulars or proxy statement, as applicable, without the prior consent of the other party (which consent shall not be unreasonably withheld), except as required by applicable Law.

SECTION 2.11 Execution of Transaction Documents. At the Effective Time, each of Parent, Bowater and ExchangeCo shall execute and deliver each of the Transaction Documents to which they are to be made a party at the Effective Time.

SECTION 2.12 Issuance of Stock in the Arrangement. Parent shall issue Parent Common Stock to the shareholders of ACI having elected to receive shares of Parent Common Stock in accordance with this Agreement and the Plan of Arrangement, and shall reserve for issuance Parent Common Stock issuable upon the exchange of Exchangeable Shares, and such Parent Common Stock shall be duly and validly issued by Parent, fully paid and non-assessable. ExchangeCo shall issue Exchangeable Shares to the shareholders of ACI having elected to receive Exchangeable Shares in accordance with this Agreement and the Plan of Arrangement, and such Exchangeable Shares shall be duly and validly issued by ExchangeCo, fully paid and non-assessable. Except as provided in the Plan of Arrangement, all Parent Common Stock issued by Parent pursuant to the Plan of Arrangement, or issuable upon the exchange of Exchangeable Shares, and all Exchangeable Shares issued by ExchangeCo pursuant to the Plan of Arrangement shall be free of preemptive rights, Liens of any nature.

ARTICLE III

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT

CORPORATIONS; EXCHANGE OF CERTIFICATES

SECTION 3.01 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the common stock, par value $1.00 per share, of Bowater (“Bowater Common Stock”), or any shares of capital stock of Parent or Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) Cancellation of Treasury Stock, Parent-Owned Stock and ACI and Bowater Owned Stock. Each share of Bowater Common Stock that is owned by Parent, Bowater, ACI or any of their respective wholly owned Subsidiaries immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Bowater Common Stock. Subject to Section 3.02(e), each share of Bowater Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares to be canceled in accordance with Section 3.01(b)) shall be converted into the right to receive the number of shares of validly issued, fully paid and nonassessable Parent Common Stock equal to the Bowater Exchange Ratio (the “Bowater Merger Consideration”). At the Effective Time, all shares of Bowater Common Stock converted into the right to receive the Bowater Merger Consideration pursuant to this Section 3.01(c) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Bowater Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Bowater Merger Consideration, any dividends or other distributions payable pursuant to Section 3.02(c) and cash in lieu of any fractional shares payable pursuant to Section 3.02(e), in each case to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 3.02(b), without interest. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time, the outstanding Parent Common Stock, Bowater Common Stock, ACI Common Shares or Exchangeable Shares shall have been changed into a different number of shares or a different class, by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, then the Bowater Exchange Ratio shall be appropriately adjusted to reflect such action.

(d) Exchange of Bowater Special Preferred Stock. Pursuant to the amendment to the Voting and Exchange Trust Agreement contemplated in Section 2.05(b), the one issued and outstanding share of Bowater Special Preferred Stock shall be cancelled and replaced by one share of Parent Special Preferred Stock having the rights, privileges, restrictions and conditions set forth in the Parent Certificate of Designation.

SECTION 3.02 Exchange of Certificates.

(a) Exchange Agent. At the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit with a bank or trust company designated by Parent and reasonably satisfactory to ACI and Bowater (the “Exchange Agent”), for the benefit of the holders of Certificates, certificates representing shares of Parent Common Stock in the aggregate amount equal to the number of shares into which shares of Bowater Common Stock have been converted. In addition, Parent shall deposit with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions payable pursuant to Section 3.02(c) and cash in lieu of any fractional shares payable pursuant to Section 3.02(e). All shares of Parent Common Stock, dividends and distributions deposited with the Exchange Agent pursuant to this Section 3.02(a) shall hereinafter be referred to as the “Bowater Exchange Fund”.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate whose shares of Bowater Common Stock were converted into the right to receive shares of Parent Common Stock, any dividends or other distributions payable pursuant to Section 3.02(c) and cash in lieu of any fractional shares payable pursuant to Section 3.02(e): (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall be in customary form and contain customary provisions) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the certificates representing shares of Parent Common Stock, any dividends or other distributions payable pursuant to Section 3.02(c) and cash in lieu of any fractional shares payable pursuant to Section 3.02(e). Each holder of record of one or more Certificates shall, upon surrender to the Exchange Agent of such Certificate or Certificates, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, be entitled to receive in exchange therefor: (i) a certificate or certificates representing that number of whole shares of Parent Common Stock (after taking into account all Certificates surrendered by such holder) to which such holder is entitled pursuant to Section 3.01(c), (ii) any dividends or distributions payable pursuant to Section 3.02(c) and (iii) cash in lieu of any fractional shares payable pursuant to Section 3.02(e), and the Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Bowater Common Stock which is not registered in the transfer records of Bowater, a certificate representing the proper number of shares of Parent Common Stock may be issued in accordance with this Section 3.02(b) to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the transfer or establish to the reasonable satisfaction of Parent that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 3.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender shares of Parent Common Stock pursuant to Section 3.01(c), any dividends or other distributions payable pursuant to Section 3.02(c) and cash in lieu of any fractional shares payable pursuant to Section 3.02(e). No interest shall be paid or will accrue on any payment to holders of Certificates pursuant to the provisions of this ARTICLE III.

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to shares of Parent Common Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 3.02(e), in each case until the holder of such Certificate shall have surrendered such Certificate in accordance with this ARTICLE III. Following the surrender of any Certificate, there shall be paid to the record holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date on or after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and the amount of any cash payable in lieu of a fractional Parent Share to which such holder is entitled pursuant to Section 3.02(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(d) No Further Ownership Rights in Bowater Common Stock. The shares of Parent Common Stock issued upon conversion of the shares of Bowater Common Stock in accordance with the terms hereof and the payment of such dividends or other distributions as are payable pursuant to Section 3.02(c) and such cash in lieu of any fractional shares as is payable pursuant to Section 3.02(e) upon the surrender of Certificates in accordance with the terms of this ARTICLE III shall be deemed to have been in full satisfaction of all rights pertaining to the shares of Bowater Common Stock formerly represented by such Certificates, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Bowater on the shares of Bowater Common Stock in accordance with the terms of this Agreement prior to the Effective Time. At the close of business on the day on which the Effective Time occurs, the share transfer books of Bowater shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the shares of Bowater Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for transfer, it shall be canceled against delivery of and exchanged as provided in this ARTICLE III.

(e) No Fractional Shares.

(i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividends or other distributions of Parent shall relate to such fractional share interests and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

(ii) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (x) the number of full shares of Parent Common Stock delivered to the Exchange Agent by Parent pursuant to Section 3.02(a) over (y) the aggregate number of full shares of Parent Common Stock to be distributed to holders of Bowater Common Stock pursuant to Section 3.02(c) (such excess being herein called the “Excess Shares”). Following the Effective Time, the Exchange Agent, as agent for the holders of Bowater Common Stock, shall sell the Excess Shares at then prevailing prices on the NYSE, all in the manner provided in paragraph (iii) of this Section 3.02(e).

(iii) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. The Exchange Agent shall use all reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent’s reasonable judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the proceeds of such sale or sales have been distributed to the former holders of Bowater Common Stock, the Exchange Agent will hold such proceeds in trust for the holders of Bowater Common Stock (the “Excess Shares Trust”). Parent shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation, of the Exchange Agent incurred in connection with such sale of the Excess Shares. The Exchange Agent shall determine the portion of the Excess Shares Trust to which each holder of Bowater Common Stock shall be entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Excess Shares Trust by a fraction the numerator of which is the amount of the fractional share interest to which such holder of Bowater Common Stock is entitled (after taking into account all shares of Bowater Common Stock held at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Bowater Common Stock are entitled.

(iv) Notwithstanding the provisions of the preceding clauses (ii) and (iii), Parent may elect, at its option, to pay to each holder of a Certificate an aggregate amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all shares of Bowater Common Stock formerly represented by all Certificates surrendered by such holder) would otherwise be entitled by (B) the product of (x) the Bowater Exchange Ratio multiplied by (y) the per share closing price of shares of Bowater Common Stock on the last trading day immediately prior to the Closing Date, as such price is reported on the NYSE Composite Transaction Tape, as applicable, (as reported by Bloomberg Financial Markets or such other source as the parties shall agree in writing).

(v) Notwithstanding anything else in this Agreement to the contrary, no shares of Bowater Common Stock that are owned by a wholly-owned Subsidiary of Parent shall be entitled to receive cash pursuant to this Section 3.02(e) and no such shares will be taken into account in determining the amount of cash to which any other holder is entitled pursuant to this Section 3.02(e).

(f) Termination of the Bowater Exchange Fund. Any portion of the Bowater Exchange Fund that remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this ARTICLE III shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claim for shares of Parent Common Stock, any dividends or other distributions payable pursuant to Section 3.02(c) and cash in lieu of any fractional shares payable pursuant to Section 3.02(e) in accordance with this ARTICLE III.

(g) No Liability. None of Parent, Merger Sub, ACI, Bowater, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock, dividends or other distributions from the Bowater Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to three years after the Effective Time (or immediately prior to such earlier date on which any shares of Parent Common Stock (and any dividends or other distributions payable with respect thereto pursuant to Section 3.02(c) and cash in lieu of any fractional shares payable with respect thereto pursuant to Section 3.02(e)) would otherwise escheat to or become the property of any Governmental Authority), any such shares (and any dividends or other distributions payable with respect thereto pursuant to Section 3.02(c) and cash in lieu of any fractional shares payable with respect thereto pursuant to Section 3.02(e)) shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(h) Investment of Bowater Exchange Fund. The Exchange Agent shall invest the cash included in the Bowater Exchange Fund as directed by Parent. Any interest and other income resulting from such investments shall be paid to and be income of Parent. If for any reason (including losses on any investments) the cash in the Bowater Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Bowater Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate shares of Parent Common Stock, any dividends or other distributions payable pursuant to Section 3.02(c) and cash in lieu of any fractional shares payable pursuant to Section 3.02(e), in each case pursuant to this ARTICLE III.

(j) Withholding Rights. Parent, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code or any provision of provincial or state or local or other Tax Law of any applicable country or jurisdiction. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Certificates in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent.

SECTION 3.03 Bowater Stock Options and Other Stock-Based Awards.

(a) Each option to purchase shares of Bowater Common Stock (a “Bowater Stock Option”) and each stock appreciation right with respect to shares of Bowater Common Stock (a “Bowater SAR”) granted under the employee and director stock plans of Bowater (the “Bowater Stock Plans”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall cease to represent respectively a right to acquire shares of Bowater Common Stock or a stock appreciation right with respect to shares of Bowater Common Stock and shall be converted (except for those Bowater Stock Options and Bowater SARs that are required to be repurchased by Bowater in accordance with the applicable terms of the Bowater Stock Plans), at the Effective Time, into respectively a Parent Stock Option and a Parent SAR, on the same terms and conditions as were applicable under such Bowater Stock Option or Bowater SAR (but taking into account any changes thereto, including the acceleration thereof, provided for in Bowater Stock Plans, in any award agreement or in such Bowater Stock Option on Bowater SAR by reason of this Agreement or the transactions contemplated hereby). The number of shares of Parent Common Stock subject to each such Parent Stock Option or Parent SAR shall be the number of shares of Bowater Common Stock subject to each such Bowater Stock Option or Bowater SAR, respectively, multiplied by the Bowater Exchange Ratio (with the resulting product rounded to the nearest whole share), and such Parent Stock Option or Parent SAR shall have an exercise price (or base price) per share equal to the per share exercise price (or base price) specified in such Bowater Stock Option or Bowater SAR, respectively, divided by the Bowater Exchange Ratio (with the resulting quotient rounded to the nearest one-hundredth of a cent; provided, however, that in the case of any Parent Stock Option to which Section 421 of the Code as of the Effective Time applies by reason of its qualification under Section 422 of the Code, the exercise price, the number of shares of Parent Common Stock subject to such Parent Stock Option and the terms and conditions of exercise of such Parent Stock Option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code).

(b) At the Effective Time, each right of any kind, contingent or accrued, to receive shares of Bowater Common Stock or benefits measured by the value of a number of shares of Bowater Common Stock, and each award of any kind consisting of shares of Bowater Common Stock, granted under Bowater Stock Plans (including restricted stock, restricted stock units, deferred stock units and dividend equivalents), other than Bowater Stock Options or Bowater SARs (each, a “Bowater Stock-Based Award”), whether vested or unvested, which is outstanding immediately prior to the Effective Time shall cease to represent a right or award with respect to shares of Bowater Common Stock and shall be converted (except for any Bowater Stock-Based Award that is required to be repurchased by Bowater in accordance with the applicable terms of the Bowater Stock Plans), at the Effective Time, into a Parent Stock-Based Award, on the same terms and conditions as were applicable under Bowater Stock-Based Awards (but taking into account any changes thereto, including the acceleration thereof, provided for in Bowater Stock Plans, in any award agreement or in such Bowater Stock-Based Award by reason of this Agreement or the transactions contemplated hereby). The number of shares of Parent Common Stock subject to each such Parent Stock-Based Award shall be equal to the number of shares of Bowater Common Stock subject to Bowater Stock-Based Awards, multiplied by the Bowater Exchange Ratio (with the resulting product rounded to the nearest whole share). All dividend equivalents credited to the account of each holder of a Bowater Stock-Based Award as of the Effective Time shall remain credited to such holder’s account immediately following the Effective Time, subject to adjustment in accordance with the foregoing.

(c) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Bowater Stock Options, Bowater SARs and Bowater Stock-Based Awards appropriate notices setting forth such holders’ rights pursuant to the respective Bowater Stock Plans and agreements evidencing the grants of such Bowater Stock Options, Bowater SARs and Bowater Stock-Based Awards, and stating that such Bowater Stock Options, Bowater SARs and Bowater Stock-Based Awards and agreements have been assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 3.03 after giving effect to the Merger and the terms of Bowater Stock Plans).

(d) Prior to the Effective Time, Bowater shall take all necessary action for the adjustment of Bowater Stock Options, Bowater SARs and Bowater Stock-Based Awards under this Section 3.03. Parent shall reserve for issuance a number of shares of Parent Common Stock at least equal to the number of shares of Parent Common Stock that will be subject to Parent Stock Options, Parent SARs and Parent Stock-Based Awards as a result of the actions contemplated by this Section 3.03.

(e) To the extent permitted by applicable Law, the same terms, conditions and methodology described in this Section 3.03 and used by Bowater to convert Bowater Stock Options, Bowater SARs and Bowater Stock-Based Awards into Parent Stock Options, Parent SARs and Parent Stock-Based Awards, respectively, shall be the same terms, conditions and methodology applicable to convert ACI Stock Options, ACI SARs and ACI Share-Based Awards described in the Plan of Arrangement.

(f) Notwithstanding any provision to the contrary in this Section 3.03, in no event shall a Bowater Stock Option, Bowater SAR or Bowater Stock-Based Award become subject to Code Section 409A because of the conversion described in this Section 3.03.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BOWATER

Except as set forth in the disclosure schedule delivered by Bowater to ACI prior to the execution of this Agreement (the “Bowater Disclosure Schedule”) (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates (and such items or matters disclosed in other sections of the Bowater Disclosure Schedule to the extent the relevance of such items or matters to the referenced Section or subsection of this Agreement is reasonably apparent on the face of such disclosure)) (it being understood and agreed by the parties that individual sections in this ARTICLE IV do not contain any references to such Bowater Disclosure Schedule), Bowater represents and warrants to ACI as follows:

SECTION 4.01 Organization, Standing and Corporate Power. Bowater and each of its Subsidiaries has been duly organized or amalgamated, as applicable, and is validly existing and in good standing (with respect to jurisdictions for which that concept is applicable) under the Laws of the jurisdiction of its incorporation, formation or amalgamation, as the case may be, and has all requisite corporate or similar power and authority to own, lease or otherwise hold and operate its properties and other assets and to carry on its activities as currently conducted, except where the failure to be so qualified individually or in the aggregate has not had and would not reasonably be expected to have a Bowater Material Adverse Effect. Bowater and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions for which that concept is applicable) in each jurisdiction in which the nature of its activities or the ownership, leasing or operation of its properties makes such qualification, licensing or good standing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing individually or in the aggregate has not had and would not reasonably be expected to have a Bowater Material Adverse Effect. Bowater has made available to ACI, prior to the date of this Agreement, complete and accurate copies of the certificate of incorporation of Bowater, as currently in effect (the “Bowater Certificate”) and the bylaws of Bowater, as currently in effect (the “Bowater Bylaws”).

SECTION 4.02 Subsidiaries. Section 4.02 of the Bowater Disclosure Schedule lists, as of the date hereof, each material Subsidiary of Bowater. All of the outstanding capital stock of, or other equity interests in, each material Subsidiary of Bowater, is directly or indirectly owned by Bowater. All the issued and outstanding shares of capital stock of, or other equity interests in, each such material Subsidiary owned by Bowater have been validly issued and are fully paid and non-assessable and, except for the Exchangeable Shares, are owned directly or indirectly by Bowater free and clear of all Liens, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests (other than restrictions imposed by Securities Laws). Except for the Subsidiaries of Bowater, Bowater does not own, directly or indirectly, as of the date hereof, any capital stock of, or other voting securities or equity interests in, any material corporation, partnership, joint venture, association or other entity. There are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating any material Subsidiary of Bowater to issue or sell any shares of any material Subsidiary of Bowater or securities or obligations of any kind convertible into or exchangeable for any shares of any material Subsidiary of Bowater.

SECTION 4.03 Capital Structure. As of the date hereof, the authorized capital stock of Bowater consists of 100,000,000 shares of Bowater Common Stock, 9,999,999 shares of serial preferred stock, par value $1.00 per share, of Bowater (“Bowater Preferred Stock”) and one share of special voting preferred stock, par value $1.00 per share of Bowater (“Bowater Special Preferred Stock”). At the close of business on December 31, 2006, (i) 67,585,104 shares of Bowater Common Stock were issued and outstanding, (ii) no shares of Bowater Preferred Stock were issued and outstanding, (iii) one share of Bowater Special Preferred Stock was issued and outstanding, (iv) 5,653,226 shares of Bowater Common Stock were subject to outstanding Bowater Stock Options or Bowater’s obligation to issue shares of Bowater Common Stock granted under the Bowater Stock Plans and other employment arrangements and (v) 1,423,830 shares of Bowater Common Stock were reserved for issuance upon exercise of exchange rights under the Exchangeable Shares. Section 4.03 of the Bowater Disclosure Schedule sets forth a complete and accurate list, as of December 31, 2006, of all outstanding Bowater Stock Options, Bowater SARs and Bowater Stock-Based Awards, granted under Bowater Stock Plans or otherwise, the number of shares of Bowater Common Stock subject thereto, the grant dates, expiration dates, exercise or base prices (if applicable) and vesting schedules thereof and the names of the holders thereof. The authorized capital of ExchangeCo consists of an unlimited number of common shares, an unlimited number of non-voting exchangeable shares (“Exchangeable Shares”) and 1,000 non-voting preferred shares. As of December 31, 2006 there were 86,844,900 common shares of ExchangeCo, 1,423,830 Exchangeable Shares and no non-voting preferred shares of ExchangeCo outstanding. All outstanding Bowater Stock Options, Bowater SARs and Bowater Stock-Based Awards are evidenced by stock option agreements, restricted stock agreements or other award agreements in each case in the forms set forth in Section 4.03 of the Bowater Disclosure Schedule, and no stock option agreement, restricted stock agreement or other award agreement contains terms that are inconsistent with such forms. Each Bowater Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies and the exercise price of each other Bowater Stock Option is no less than the fair market value of a share of Bowater Common Stock as determined on the date of grant of such Bowater Stock Option. Except as set forth above in this Section 4.03, as of December 31, 2006, there are not issued, reserved for issuance or outstanding (1) any shares of capital stock or other voting securities of Bowater, (2) any securities of Bowater convertible into or exchangeable or exercisable for shares of capital stock or voting securities of Bowater or (3) any warrants, calls, options or other rights to acquire from Bowater, or any obligation of Bowater to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of Bowater. No bonds, debentures, notes or other indebtedness of Bowater having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of Bowater may vote are issued or outstanding.

SECTION 4.04 Authority; Noncontravention.

(a) Each of Bowater and ExchangeCo has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Bowater Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Bowater and ExchangeCo and the consummation by Bowater and ExchangeCo of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Bowater and ExchangeCo and no other corporate proceedings on the part of Bowater and ExchangeCo are necessary to authorize this Agreement, to consummate the transactions contemplated by this Agreement (other than the obtaining of the Bowater Stockholder Approval). This Agreement has been duly executed and delivered by each of Bowater and ExchangeCo and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of Bowater and ExchangeCo, enforceable against Bowater and ExchangeCo in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(b) At a meeting duly called and held, Bowater’s Board of Directors has unanimously: (1) determined that this Agreement and the transactions contemplated hereby (including the Merger and the Arrangement) are advisable and fair to and in the best interests of Bowater, the holders of Bowater Common Stock and the current holders of Exchangeable Shares; (2) authorized and approved this Agreement and the transactions contemplated hereby (including the Merger and the Arrangement); and (3) resolved to recommend approval and adoption of this Agreement and the Merger by its stockholders and by the holders of Exchangeable Shares at the Bowater Meeting.

(c) The execution and delivery of this Agreement by each of Bowater and ExchangeCo do not, and the consummation of the transactions contemplated by this Agreement and compliance by Bowater and ExchangeCo with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Bowater or any of its Subsidiaries under, (x) the Bowater Certificate or the Bowater Bylaws or the comparable organizational documents of any of its Subsidiaries, (y) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement or other contract, agreement, obligation, commitment or instrument (each, including all amendments thereto, a “Contract”), to which Bowater or any of its Subsidiaries is a party or any of their respective properties or other assets is subject (assuming no “Rating Decline” (as defined in the applicable notes, indentures and other agreements) occurs) or (z) subject to the obtaining of the Bowater Stockholder Approval and obtaining consents or approvals of any Governmental Authority or making the governmental filings and other matters referred to in Section 4.04(d), any (1) Law applicable to Bowater or any of its Subsidiaries or any of their respective properties or other assets or (2) order, writ, injunction, decree, decision, binding directive, judgment or stipulation issued, promulgated or entered into by or with any Governmental Authority (each, an “Order”) applicable to Bowater or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clauses (y) and (z), any such conflicts, violations, breaches, defaults, rights of termination, modification, cancellation or acceleration, losses or Liens that individually or in the aggregate have not had and would not reasonably be expected to have a Bowater Material Adverse Effect.

(d) No consent, approval, order, receipt or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Bowater or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Bowater and ExchangeCo or the consummation of the transactions contemplated by this Agreement, except for (1) (A) the filing of a premerger notification and report form by Bowater under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder (the “HSR Act”) and the expiration or termination of the waiting period required thereunder, (B) Competition Act Approval and ICA Approval and (C) the receipt, termination or expiration, as applicable, of approvals or waiting periods required under any other applicable antitrust Law, (2) applicable requirements of the 1933 Act, the 1934 Act, and state securities and “blue sky” Laws, as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (3) the filing of the Articles of Arrangement with the Director, (4) applicable requirements under the Canadian Securities Laws and of the Canadian Securities Regulatory Authorities, (5) any filings with and approvals of the NYSE, (6) any filings with and approvals of the TSX, (7) any applicable requirements under forestry legislation in jurisdictions in which Bowater or any of its Subsidiaries operate and the Permits issued or granted under such legislation, and (8) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate has not had and would not reasonably be expected to have a Bowater Material Adverse Effect.

SECTION 4.05 Bowater Public Documents.

(a) Each of Bowater and ExchangeCo has timely filed all reports, schedules, forms, statements and other documents with the Securities and Exchange Commission (the “SEC”) and the Canadian Securities Regulatory Authorities required to be filed by Bowater and ExchangeCo since January 1, 2004 (such documents, the “Bowater Public Documents”). Each of the Bowater Public Documents, as amended prior to the date of this Agreement, complied as to form in all material respects with, to the extent in effect at the time of filing, the requirements of the 1933 Act, the 1934 Act and applicable Canadian Securities Laws applicable to such Bowater Public Documents, and none of the Bowater Public Documents when filed or, if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) of Bowater included in the Bowater Public Documents (or incorporated therein by reference) complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC and applicable Canadian Securities Laws with respect thereto in effect at the time of such filing, had been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC and applicable Canadian Securities Laws) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Bowater and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Neither Bowater nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among Bowater and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Bowater or any of its Subsidiaries in Bowater’s or such Subsidiary’s published financial statements or other Bowater Public Documents. None of the Subsidiaries of Bowater are, or have at any time since January 1, 2004 been, subject to the reporting requirements of Section 13(a) or 15(d) of the 1934 Act.

(b) Each of the principal executive officer of Bowater and the principal financial officer of Bowater (or each former principal executive officer of Bowater and each former principal financial officer of Bowater, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Bowater Public Documents, and the statements contained in each such certification, at the time of filing or submission of such certification, were true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither Bowater nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers in violation of Section 402 of the Sarbanes-Oxley Act. As of the date hereof, Bowater has no reason to believe that its outside auditors and its principal executive officer and principal financial officer will not be able to give, without qualification, the certificates and attestations required pursuant to the Sarbanes-Oxley Act when next due.

(c) Bowater has (1) designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the 1934 Act) to ensure that material information relating to Bowater, including its consolidated subsidiaries, is made known to its principal executive officer and principal financial officer; (2) designed internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the 1934 Act) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP; (3) evaluated the effectiveness of Bowater’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Bowater Public Document that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation; and (4) to the extent required by applicable Law, disclosed in such report or amendment any change in Bowater’s internal control over financial reporting that occurred during the period covered by such report or amendment that has materially affected, or is reasonably likely to materially affect, Bowater’s internal control over financial reporting.

(d) Bowater has disclosed, based on the most recent evaluation of internal control over financial reporting, to Bowater’s auditors and the audit committee of Bowater’s Board of Directors (1) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Bowater’s ability to record, process, summarize and report financial information, and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Bowater’s internal control over financial reporting.

(e) Since January 1, 2001, (i) neither Bowater nor any of its Subsidiaries, nor, to the Knowledge of Bowater, any director, officer, employee, auditor, accountant or representative of Bowater or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Bowater or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Bowater or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Bowater or any of its Subsidiaries, whether or not employed by Bowater or any of its Subsidiaries, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Bowater or any of its Subsidiaries or their respective officers, directors, employees or agents to the Board of Directors of Bowater or any committee thereof or to any director or officer of Bowater.

SECTION 4.06 Information Supplied. None of the information supplied or to be supplied by or on behalf of Bowater specifically for inclusion or incorporation by reference in (i) the Form S-4, any Alternative Form or the Form S-3 will, at the time the Form S-4, such Alternative Form or the Form S-3, as applicable, is filed with the SEC and at the time it becomes effective under the 1933 Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to the stockholders of Bowater and to the holders of Exchangeable Shares and at the time of the Bowater Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Bowater with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of ACI specifically for inclusion or incorporation by reference in the Form S-4, any Alternative Form or the Form S-3 or the Joint Proxy Statement. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the 1934 Act.

SECTION 4.07 Undisclosed Liabilities. There are no liabilities or obligations of Bowater or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than (a) liabilities or obligations disclosed and provided for in the Bowater Balance Sheet or disclosed in the notes thereto, (b) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Bowater Balance Sheet Date, (c) liabilities or obligations incurred directly pursuant to this Agreement or (d) other liabilities which individually or in the aggregate have not had and would not reasonably be expected to have a Bowater Material Adverse Effect.

SECTION 4.08 Absence of Certain Changes or Events. Since the Bowater Balance Sheet Date there has not been any Bowater Material Adverse Effect. Except as disclosed in the Bowater Public Documents filed prior to the date of this Agreement (such Bowater Public Documents, the “Filed Bowater Public Documents”) (excluding, in each case, any disclosures set forth in any risk factor section, in any section relating to forward-looking statements and any other disclosures included therein, in each case to the extent that they are cautionary, predictive or forward-looking in nature (such disclosures, collectively, the “Cautionary Disclosures”)) and for liabilities incurred in connection with this Agreement or, with respect to liabilities incurred after the date hereof, as expressly permitted pursuant to Section 6.01, since the Bowater Balance Sheet Date, (i) Bowater and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, and (ii) there has not been any action taken or committed to be taken by Bowater or any Subsidiary of Bowater which, if taken following entry by Bowater into this Agreement, would have required the consent of ACI pursuant to Section 6.01 (excluding Section 6.01(i)).

SECTION 4.09 Litigation. There are no actions, suits, claims, hearings, proceedings, arbitrations, mediations, audits, inquiries or investigations (whether civil, criminal, administrative, for condemnation or otherwise) (“Actions”), including Actions under or relating to any Environmental Law, pending or, to the Knowledge of Bowater, threatened against Bowater or any of its Subsidiaries or any of their respective assets, rights or properties or any of the executive officers or directors of Bowater, except, in each case, for those that individually or in the aggregate have not had and would not reasonably be expected to have, a Bowater Material Adverse Effect or for those disclosed in the Filed Bowater Public Documents. Neither Bowater nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any Order, settlement or award, except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Bowater Material Adverse Effect or for those disclosed in Item 3 (or other item number corresponding to “Legal Proceedings”) of the Filed Bowater Public Documents or in the notes to the most recent audited financial statements and most recent financial statements included in the Filed Bowater Public Documents. To the Knowledge of Bowater, there are no formal or informal inquiries, inspections or investigations by any Governmental Authority or internal investigations, in each case regarding accounting or disclosure practices of Bowater or any of its Subsidiaries, compliance by Bowater or any of its Subsidiaries with any Law or any malfeasance by any executive officer of Bowater or any of its Subsidiaries, except for those that individually or in the aggregate have not had and would not reasonably be expected to have a Bowater Material Adverse Effect.

SECTION 4.10 Bowater Material Contracts.

(a) For purposes of this Agreement, a “Bowater Material Contract” shall mean:

(i) any employment, severance, consulting, retention, indemnification, change-in-control, deferred compensation or other Contract with any Bowater Personnel which will require the payment of amounts by Bowater or any of its Subsidiaries, as applicable, after the date hereof in excess of $250,000 per annum;

(ii) any Contract containing covenants of Bowater or any of its Subsidiaries not to (or otherwise restrict or limit the ability of Bowater or any of its Subsidiaries to) compete in any line of business or geographic area;

(iii) any contract that contains a “most favored nation” provision binding Bowater or any of its Subsidiaries to provide a third party pricing or other terms at least as favorable as those received by other third parties who have contracted with Bowater or any of its Subsidiaries;

(iv) any Contract requiring aggregate future payments or expenditures in excess of $1,000,000 and relating to corrective, clean-up, abatement, remediation or similar actions in connection with environmental liabilities or obligations;

(v) any Contract pursuant to which Bowater or any of its Subsidiaries has entered into a material partnership or joint venture with any other person (other than Bowater or any of its Subsidiaries);

(vi) any indenture, mortgage or similar agreement, loan, guarantee or credit Contract under which Bowater or any of its Subsidiaries has outstanding indebtedness for borrowed money or any outstanding note, bond, indenture or other evidence of indebtedness for borrowed money or otherwise or any guaranteed indebtedness for money borrowed by others, in each case, for or guaranteeing an amount in excess of $5,000,000;

(vii) other than as disclosed pursuant to clause (vi) above, any pledges, mortgages, security agreements, sale/leaseback arrangements and equipment or other capitalized leases (other than leases for copy machines, postage machines, fax machines and computer equipment) entered into by Bowater or any of its Subsidiaries, in each case, relating to a current outstanding or pledged amount in excess of $5,000,000;

(viii) any Contract under which Bowater or any of its Subsidiaries is (1) a lessee or sublessee of real property, (2) a lessee or sublessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third person, (3) a lessor or sublessor of real property, or (4) a lessor or sublessor of any tangible personal property owned by Bowater or any of its Subsidiaries, in each case which requires annual payments in excess of $5,000,000;

(ix) any Contract (other than purchase or sale orders in the ordinary course of business that are terminable or cancelable without penalty on 90 days’ notice or less) under which Bowater or any of its Subsidiaries is a purchaser or supplier of goods and services which, pursuant to the terms thereof, requires payments by Bowater or any of its Subsidiaries in excess of $10,000,000 per annum and has a term longer than 12 months;

(x) any Contract which requires payments by Bowater or any Subsidiary of Bowater in excess of $1,000,000 per annum containing “change of control” or similar provisions;

(xi) any Contract to which Bowater, ExchangeCo or any of their respective Subsidiaries are parties governing the rights and obligations of holders of the Exchangeable Shares or of the Trustee with respect to the Exchangeable Shares; and

(xii) any Contract entered into on or after January 1, 2001 relating to the acquisition or disposition of any business (whether by merger, sale of stock or assets or otherwise), in an amount in excess of $25,000,000.

(b) Each such Bowater Material Contract is valid and in full force and effect and enforceable against Bowater or its applicable Subsidiary and to the Knowledge of Bowater the counterparty to such Bowater Material Contract in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law), except to the extent that (A) they have previously expired in accordance with their terms or (B) the failure to be in full force and effect or be enforceable, individually or in the aggregate, has not had and would not reasonably be expected to have a Bowater Material Adverse Effect. Neither Bowater nor any of its Subsidiaries, nor, to the Knowledge of Bowater, any counterparty to any Bowater Material Contract, has violated or is alleged to have violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Bowater Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, has not had and would not reasonably be expected to have a Bowater Material Adverse Effect.

SECTION 4.11 Compliance with Laws; Environmental Matters. Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Bowater Material Adverse Effect and except as disclosed in the Filed Bowater Public Documents (other than the Cautionary Disclosures):

(a) each of Bowater and its Subsidiaries is and has been since January 1, 2002, in compliance with all Laws and Orders applicable to it, its properties or other assets or its business or operations,

(b) Bowater and each of its Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices, registrations and permits of or with all Governmental Authorities (collectively, “Permits”), including Permits under Environmental Laws and including any Permits and licenses required in connection with timber supply and forest management, necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as currently conducted, and there has occurred no default under, or violation of, any such Permit;

(c) during the period of ownership or operation by Bowater or any of its Subsidiaries of any of its currently or formerly owned, leased or operated properties or facilities, there have been no Releases of Hazardous Materials in, on, under, from or affecting any properties or facilities which could reasonably be expected to require remediation under any Environmental Law or require any expenditure by Bowater or any of its Subsidiaries thereunder;

(d) prior to and after, as applicable, the period of ownership or operation by Bowater or any of its Subsidiaries of any of its currently or formerly owned, leased or operated properties or facilities, to the Knowledge of Bowater, there were no Releases of Hazardous Materials in, on, under, from or affecting any properties or facilities which could reasonably be expected to require remediation under any Environmental Law or require any expenditure by Bowater or any of its Subsidiaries thereunder;

(e) none of Bowater or its Subsidiaries has received any notice or demand alleging that it may be liable for any Release of Hazardous Materials at any other location which could reasonably be expected to require remediation under Environmental Law or require any expenditure by Bowater or any of its Subsidiaries thereunder;

(f) neither Bowater nor any of its Subsidiaries is subject to any indemnity obligation or other Contract with any person relating to obligations or liabilities under Environmental Laws; and

(g) to the Knowledge of Bowater, there are no facts, circumstances or conditions or proposed changes in Environmental Laws that would reasonably be expected to form the basis for any Action or liability against or affecting Bowater or any of its Subsidiaries relating to or arising under Environmental Laws or that would interfere with or increase the cost of complying with all applicable Environmental Laws in the future.

SECTION 4.12 Labor Relations and Other Employment Matters.

(a) As of the date of this Agreement, (1) none of the employees of Bowater or any of its Subsidiaries are represented by any union with respect to their employment by Bowater or such Subsidiary, (2) there is no pending demand for recognition or certification to Bowater or any of its Subsidiaries by any labor organization or group of employees of Bowater or any of its Subsidiaries and (3) to the Knowledge of Bowater, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with any labor relations board or any tribunal or authority in any applicable jurisdiction with respect to Bowater or any of its Subsidiaries.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Bowater Material Adverse Effect, (1) no work stoppage, slowdown, lockout, labor strike, material arbitrations or other labor disputes against Bowater or any of its Subsidiaries are pending or, to the Knowledge of Bowater, threatened, (2) no unfair labor practice charges, grievances or complaints are pending or, to the Knowledge of Bowater, threatened against Bowater or any of its Subsidiaries, (3) neither Bowater nor any of its Subsidiaries is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses, vacation pay or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees, and (4) Bowater and its Subsidiaries are in compliance with all applicable Law, agreements, contracts, policies, plans and programs relating to employment, employment practices, compensation, benefits, hours, terms and conditions of employment, pay equity rules, and the termination of employment, including any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988.

SECTION 4.13 Pension and Benefits Compliance.

(a) Section 4.13(a) of the Bowater Disclosure Schedule contains a complete and accurate list, as of the date of this Agreement, of each material “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), including multiemployer plans within the meaning of Section 3(37) of ERISA and multiemployer plans within the meaning of applicable Canadian provincial pension and benefits Laws) and all employment, employee loan, collective bargaining, bonus, pension, supplemental pension, savings, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, “phantom” stock, retirement, thrift savings, stock bonus, life insurance, medical, hospital, dental care, vision care, short-term and long-term disability, salary continuation, paid time off, fringe benefit, vacation, severance, retention, change in control, and all other material employee benefit plans, programs, policies, practices, whether funded or unfunded, registered or unregistered, qualified or non-qualified, insured or self-insured, or Contracts maintained, contributed to or required to be maintained or contributed to by Bowater or any of its Subsidiaries or any other person or entity that, together with Bowater, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a

“Commonly Controlled Bowater Entity”) (exclusive of any such plan, program, policy or Contract mandated by and maintained solely pursuant to applicable Law), in each case providing benefits to any Bowater Personnel (collectively “Bowater Benefit Plans”). Neither Bowater nor any Subsidiary or Commonly Controlled Bowater Entity has any Contract, whether formal or informal, to create any additional material benefit plan, program, policy or arrangement of the nature described above or to amend any existing Bowater Benefit Plan. Each Bowater Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or a Canadian registered or unregistered pension plan is sometimes referred to herein as a “Bowater Pension Plan” and each Bowater Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or a Canadian group insurance, group benefit or employee benefit plan is sometimes referred to herein as a “Bowater Welfare Plan”. Terms defined in this Section 4.13(a) by reference to the meaning given to such term in a provision of ERISA refer to all plans, programs, policies or Contracts that fall within such meaning, regardless of whether the plan, program, policy or Contract in question is itself subject to ERISA.

(b) Bowater has provided to ACI current, complete and accurate copies of (1) each Bowater Benefit Plan (or, with respect to any unwritten Bowater Benefit Plans, accurate descriptions thereof), (2) with respect to each Bowater Benefit Plan, for the two most recent years (A) annual reports on Form 5500 or other annual information return required to be filed with the Internal Revenue Service (the “IRS”) or any other Governmental Authority (if any such report was required) and all schedules and attachments thereto, (B) all other material reports, returns and similar documents filed or required to be filed with any Governmental Authority and all schedules and attachments thereto, (C) audited financial statements (if any such statements exist or were required) and all schedules and attachments thereto, and (D) actuarial valuation reports (if any such reports exist or were required) and all schedules and attachments thereto; provided that if no actuarial valuation report was required to be performed during such period, Bowater shall provide the most recently completed actuarial valuation report, (3) the most recent summary plan description or employee booklet for each Bowater Benefit Plan for which such summary plan description or employee booklet is required or exists as of the date of this Agreement, (4) each trust Contract and insurance or group annuity Contract relating to any Bowater Benefit Plan, and (5) with respect to each Bowater Benefit Plan, the most recent favorable IRS determination letter or letter from a Canadian Governmental Authority confirming registration or continued registration, to the extent applicable.

(c) Except as has not had and would not reasonably be expected to have a Bowater Material Adverse Effect, (1) each Bowater Benefit Plan has been established, maintained and administered in accordance with its terms and all applicable Law and Orders, and (2) Bowater, its Subsidiaries and all Bowater Benefit Plans are in compliance with the applicable provisions of ERISA, the Code and all other Laws to Bowater Benefit Plans and the terms of all collective bargaining Contracts.

(d) Except as has not had and would not reasonably be expected to have a Bowater Material Adverse Effect, each of the Bowater Benefit Plans subject to Code Section 409A has been administered in good faith compliance with the applicable requirements of Code Section 409A, IRS Notice 2005-1, IRS Notice 2006-79 and the proposed regulations issued thereunder. Each Bowater Stock Option was granted with an exercise price per share equal to or greater than the per share fair market value (as such term is used in Code Section 409A and the proposed regulations and other Department of Treasury interpretive guidance issued thereunder) of the Bowater Common Stock underlying such Bowater Stock Option on the grant date thereof. Except as has not had and would not reasonably be expected to have a Bowater Material Adverse Effect, there are no Taxes due or accrued because of Code Section 409A and the proposed regulations and other Department of Treasury interpretive guidance issued thereunder.

(e) All the Bowater Pension Plans intended to be qualified within the meaning of Section 401(a) of the Code have received favorable determination letters from the IRS, to the effect that such Bowater Pension Plans are so qualified and exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked (nor, to the Knowledge of Bowater, has revocation been threatened) and no event has occurred since the date of the most recent determination letter relating to any such Bowater Pension Plan that would reasonably be expected to adversely affect the qualification of such Bowater Pension

Plan or materially increase the costs relating thereto or require security under Section 307 of ERISA. Bowater has provided to ACI a complete and accurate list of all amendments to any Bowater Pension Plan as to which a favorable determination letter has not yet been received or, in the case of a Canadian Bowater Pension Plan, if any, for which registration has not been confirmed. All the Bowater Pension Plans intended or required to be qualified under applicable non U.S. Laws are so qualified and no such registration in Canada, if applicable, has been revoked, or to the Knowledge of Bowater, has revocation been threatened.

(f) Neither Bowater nor any Commonly Controlled Bowater Entity has, during the six-year period ending on the date hereof, maintained, contributed to or been required to contribute to any Bowater Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code or any corresponding or similar provisions of any other non-U.S. Law relating to plan termination, or any “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA or any “multi-employer plan” within the meaning of applicable Canadian provincial pension and benefits Laws. Except as has not had and would not reasonably be expected to have a Bowater Material Adverse Effect, neither Bowater nor any Commonly Controlled Bowater Entity has any unsatisfied liability under Title IV of ERISA or any corresponding or similar provisions of any other non-U.S. Law. To the Knowledge of Bowater, no condition exists that presents a material risk to Bowater or any Commonly Controlled Bowater Entity of incurring a material liability under Title IV of ERISA or any corresponding or similar provisions of any other non-U.S. Law. The Pension Benefit Guaranty Corporation has not instituted proceedings under Section 4042 of ERISA to terminate any Bowater Benefit Plan and, to the Knowledge of Bowater, no condition exists that presents a material risk that such proceedings will be instituted. No event has occurred, and to the Knowledge of Bowater no condition, exists, that would be reasonably expected to subject Bowater, any Subsidiary of Bowater or any Commonly Controlled Bowater Entity or any Bowater Benefit Plan, to any Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Law with respect to any Bowater Benefit Plan subject to Title IV of ERISA. All contributions under the Bowater Pension Plans that are required to have been made as of the date hereof in accordance with the terms of the Bowater Pension Plans and applicable Law and Orders have been timely made or, if not yet due, have been reflected in the Bowater Balance Sheet in accordance with GAAP.

(g) Except as has not had and would not reasonably be expected to have a Bowater Material Adverse Effect, (1) all reports, returns and similar documents with respect to all Bowater Benefit Plans required to be filed with any Governmental Authority or distributed to any Bowater Benefit Plan participant have been duly and timely filed or distributed, (2) none of Bowater or any of its Subsidiaries has received notice of and, to the Knowledge of Bowater, there are no Actions by any Governmental Authority with respect to, termination, wind-up, partial termination, or partial wind-up proceedings or other claims (except claims for benefits payable in the normal operation of Bowater Benefit Plans), suits or proceedings against or involving any Bowater Benefit Plan or asserting any rights or claims to benefits under any Bowater Benefit Plan that are pending or threatened that could reasonably be expected to give rise to any liability, (3) to the Knowledge of Bowater, there are not any facts that could give rise to any liability in the event of any such Action and (4) no written or oral communication has been received from the Pension Benefit Guaranty Corporation in respect of any Bowater Benefit Plan subject to Title IV of ERISA, or from any other Governmental Authority in respect of any Bowater Benefit Plan, in connection with the transactions contemplated herein.

(h) Except as has not had and would not reasonably be expected to have a Bowater Material Adverse Effect, (1) all contributions, premiums and benefit payments under or in connection with Bowater Benefit Plans that are required to have been made as of the date hereof in accordance with the terms of Bowater Benefit Plans and applicable Law and Orders have been timely made or, if not yet due, have been reflected in the Bowater Balance Sheet in accordance with GAAP, (2) no Bowater Pension Plan subject to ERISA has an “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, (3) all Bowater Benefit Plans that are required to be funded are fully funded on both a going-concern and a solvency or termination basis in accordance with applicable Law, Orders, past practice and generally accepted accounting principles in the applicable jurisdiction and, with respect to all other Bowater Benefit Plans, adequate reserves therefor have been established on the accounting statements of Bowater or the applicable Subsidiary to the extent so required; and (4) no liability or obligation of Bowater or its Subsidiaries exists with respect to any Bowater Benefit Plans that has not been accrued in the consolidated financial statements of Bowater included in the Bowater Public Documents.

(i) With respect to each Bowater Benefit Plan, except as has not had and would not reasonably be expected to have a Bowater Material Adverse Effect, (1) there has not occurred any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) in which Bowater or any of its Subsidiaries or any of their respective employees, or, to the Knowledge of Bowater, any trustee, administrator or other fiduciary of such Bowater Benefit Plan, or any agent of the foregoing, has engaged that could reasonably be expected to subject Bowater or any of its Subsidiaries or any of their respective employees, or any such trustee, administrator or other fiduciary, to the Tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA and (2) neither Bowater, any of its Subsidiaries or any of their respective employees nor, to the Knowledge of Bowater, any trustee, administrator or other fiduciary of any Bowater Benefit Plan nor any agent of any of the foregoing, has engaged in any transaction or acted in a manner, or failed to act in a manner, that could reasonably be expected to subject Bowater or any of its Subsidiaries or any of their respective employees or, to the Knowledge of Bowater, any such trustee, administrator or other fiduciary, to any liability for breach of fiduciary duty under ERISA or any other applicable Law with respect to Bowater Benefit Plans. There have been no withdrawals or improper use or transfer of funds or assets of any Bowater Benefit Plan.

(j) Subject to any restrictions in applicable collective bargaining agreements, each Bowater Welfare Plan may be amended or terminated (including with respect to benefits provided to retirees and other former employees) without liability to Bowater or any of its Subsidiaries at any time after the Effective Time, which liability would reasonably be expected to have a Bowater Material Adverse Effect. Each of Bowater and its Subsidiaries complies with the applicable requirements of Section 4980B(f) of the Code, Sections 601-609 of ERISA or any corresponding or similar provisions of any state, local or non-U.S. Law with respect to each Bowater Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code or such state or non-U.S. Law, except for such non-compliance as has not had and would not reasonably be expected to have a Bowater Material Adverse Effect. Neither Bowater nor any of its Subsidiaries has any material obligations for health or life insurance benefits to retired or former employees or their respective beneficiaries or dependents under any Bowater Benefit Plan (other than for continuation coverage required under Section 4980B(f) of the Code).

(k) None of the execution and delivery of this Agreement or the consummation of the Arrangement or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including as a result of any termination of employment prior to, on or following the Effective Time) will (1) entitle any Bowater Personnel to notice, indemnity in lieu of notice, severance or termination pay, (2) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Bowater Benefit Plan, (3) result in any breach or violation of, or a default under, any Bowater Benefit Plan or (4) result in payments under any Bowater Benefit Plan that would not be deductible under Section 280G of the Code, or under any equivalent provisions of the Canadian Tax Act or (5) create or increase any liability under any Bowater Benefit Plan that is a multiemployer plan within the meaning of Section 3(37) of ERISA or a multi-employer plan within the meaning of applicable Canadian provincial pension and benefits Laws.

(l) Neither Bowater nor any of its Subsidiaries has any liability or obligations, including under or on account of a Bowater Benefit Plan, arising out of the hiring of persons to provide services to Bowater or any of its Subsidiaries and treating such persons as consultants or independent contractors and not as employees of Bowater or any of its Subsidiaries, except for such liabilities or obligations that individually or in the aggregate would not reasonably be expected to have a Bowater Material Adverse Effect.

(m) There is no Contract, plan or arrangement covering any person in the U.S. that, individually or in the aggregate, could give rise to the payment of any amount that would not be deductible by Bowater or any of its Subsidiaries by reason of Section 162(m) of the Code or any equivalent provisions of the Canadian Tax Act. No material deduction by Bowater or any of its Subsidiaries in respect of any “applicable employee remuneration” (within the meaning of Section 162(m) of the Code) has been disallowed or is subject to disallowance by reason of Section 162(m) of the Code or any equivalent provisions of the Canadian Tax Act.

(n) None of the Bowater Personnel is entitled to receive any additional payment from Bowater or any of its Subsidiaries or ACI by reason of the excise Tax required by Section 4999(a) of the Code being imposed on such person.

(o) None of the Canadian Bowater Pension Plans is the result of a merger or consolidation of two or more predecessor pension plans, and no application to approve any such merger or consolidation of a Canadian Bowater Pension Plan has been made to any Canadian Governmental Authority and is presently outstanding.

SECTION 4.14 Taxes.

(a) All material Tax Returns required to be filed by or with respect to Bowater or any of its Subsidiaries have been properly prepared and timely filed, and all such Tax Returns (including information provided therewith or with respect thereto) are correct and complete in all material respects.

(b) Bowater and its Subsidiaries have fully and timely paid all material Taxes owed by them (whether or not shown on any Tax Return) and have made adequate provision for any Taxes that are not yet due and payable for all taxable periods, or portions thereof, ending on or before the date of this Agreement.

(c) Bowater and its Subsidiaries have made available to ACI correct and complete copies of all material Tax Returns, examination reports and statements of deficiencies for taxable periods, or transactions consummated, for the 2004 and 2005 taxation years.

(d) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from Bowater or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending.

(e) No audit or other proceeding by any Governmental Authority is pending or, to the Knowledge of Bowater, threatened with respect to any Taxes due from or with respect to Bowater or any of its Subsidiaries. No Governmental Authority has given written notice of its intention to assert any deficiency or claim for additional Taxes against Bowater or any of its Subsidiaries. No claim in writing has been made against Bowater or any of its Subsidiaries by any Governmental Authority in a jurisdiction where Bowater and its Subsidiaries do not file Tax Returns that Bowater or such Subsidiary is or may be subject to taxation by that jurisdiction. All deficiencies for Taxes asserted or assessed in writing against Bowater or any of its Subsidiaries have been fully and timely paid, settled or properly reflected in the most recent financial statements contained in Bowater’s periodic reports to the SEC.

(f) There are no Liens for Taxes upon any of the assets of Bowater or any of its Subsidiaries, except for statutory Liens for current Taxes not yet due.

(g) Neither Bowater nor any of its Subsidiaries is a party to any Contract relating to the sharing, allocation or indemnification of Taxes (collectively, “Tax Sharing Agreements”) or has any liability for Taxes of any person (other than members of the affiliated group, within the meaning of Section 1504(a) of the Code, filing consolidated federal income tax returns of which Bowater is the common parent) under Treasury Regulation § 1.1502-6, Treasury Regulation § 1.1502-78 or any similar state, local or foreign Laws, as a transferee or successor, or otherwise.

(h) Bowater and its Subsidiaries have each withheld (or will withhold) from their respective employees, independent contractors, creditors, stockholders and third parties, and timely paid to the appropriate Governmental Authority, proper and accurate amounts in all material respects for all periods ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of applicable Law. Bowater and its Subsidiaries have each complied in all material respects with all Tax information reporting provisions under applicable Law.

(i) Neither Bowater nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(j) Any adjustment of Taxes of Bowater or any of its Subsidiaries made by any Governmental Authority, which adjustment is required to be reported to the appropriate state, local, or foreign taxing authorities, has been so reported.

(k) Neither Bowater nor any of its Subsidiaries has executed or entered into a closing agreement under Section 7121 of the Code or any similar provision of state, local or foreign Laws, and neither Bowater nor any of its Subsidiaries is subject to any private letter ruling of the IRS or comparable ruling of any other Governmental Authority.

(l) Neither Bowater nor any of its Subsidiaries has entered into any transaction that constitutes (i) a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b), (ii) a “confidential tax shelter” within the meaning of Treasury Regulation § 301.6111-2(a)(2) or (iii) a “potentially abusive tax shelter” within the meaning of Treasury Regulation § 301.6112-1(b).

(m) The net operating loss carryforwards of Bowater and its Subsidiaries (the “NOLs”) as set forth in Section 4.14(m) of the Bowater Disclosure Schedule are not subject to any limitation under Section 111 of the Canadian Tax Act or under Section 382 or 384 of the Code or otherwise. There are no Actions pending or, to the Knowledge of Bowater, threatened against, with respect to or in limitation of the NOLs, including any limitations under Section 111 of the Canadian Tax Act or under Sections 382 or 384 of the Code (other than limitations incurred in connection with transactions contemplated by this Agreement).

(n) Bowater and each of its Subsidiaries have disclosed on their Tax Returns each position taken on such a Tax Return that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code or any similar provision of applicable Law, and is in possession of supporting documentation as may be required under any such provision.

SECTION 4.15 Title to Properties.

(a) Bowater and each of its Subsidiaries has good, valid and marketable fee simple title to, or valid leasehold or sublease interests or other comparable contract rights, as applicable, in or relating to all real property owned, leased or subleased by Bowater or any of its Subsidiaries (the “Bowater Real Property”) and all other tangible assets necessary for the conduct of its business as currently conducted, except as have been disposed of in the ordinary course of business, free and clear of all Liens, except for defects in title, recorded easements, restrictive covenants and other encumbrances of record that individually or in the aggregate have not had and would not reasonably be expected to have a Bowater Material Adverse Effect. Bowater and each of its Subsidiaries has complied with the terms of all leases and subleases with respect to Bowater Real Property leased or subleased by Bowater or any of its Subsidiaries (the “Bowater Leases”), and all Bowater Leases are in full force and effect, enforceable in accordance with their terms against Bowater or a Subsidiary of Bowater that is a party thereto and, to the Knowledge of Bowater, the counterparties thereto, except for such failure to comply or be in full force and effect that individually or in the aggregate has not had and would not reasonably be expected to have a Bowater Material Adverse Effect. Neither Bowater nor any of its Subsidiaries has received or provided any written notice of any event or occurrence that has resulted or could result (with or without the giving of notice, the lapse of time or both) in a default with respect to any Lease, which defaults individually or in the aggregate have had or would reasonably be expected to have a Bowater Material Adverse Effect.

(b) All buildings, structures, fixtures, building systems and equipment included in the Bowater Real Property (the “Bowater Structures”) are in reasonably good condition and repair in all material respects and sufficient for the operation of the business of Bowater, subject to reasonable wear and tear and subject to replacements and upgrades of fixed assets, except for such failures that individually or in the aggregate has not had and would not reasonably be expected to have a Bowater Material Adverse Effect.

(c) Neither Bowater nor any of its Subsidiaries is a party to or obligated under any option, right of first refusal or other contractual right to sell, dispose of or lease any of the Bowater Real Property or any portion thereof or interest therein, in each case that is material to Bowater and its Subsidiaries, taken as a whole, to any person (other than pursuant to this Agreement).

(d) The present use of the land and Bowater Structures on the Bowater Real Property are in conformity with all applicable Law, including all applicable zoning Laws, and with all registered deeds, restrictions of record or other agreements affecting such Bowater Real Property, except for such failures to be in conformity that individually or in the aggregate have not had and would not reasonably be expected to have a Bowater Material Adverse Effect.

SECTION 4.16 Intellectual Property.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Bowater Material Adverse Effect: (1) Bowater and its Subsidiaries own, license or have the right to use all Intellectual Property used in the operation of their businesses as currently conducted (the “Bowater Intellectual Property”), free and clear of all Liens; (2) no Actions or Orders are pending or, to the Knowledge of Bowater, threatened (including cease and desist letters or requests for a license) against Bowater or its Subsidiaries with regard to the ownership, use, validity or enforceability of any Intellectual Property; (3) the operation of Bowater and its Subsidiaries’ businesses as currently conducted does not infringe, misappropriate or violate (“Infringe”) the Intellectual Property of any other person and no other person is infringing Bowater’s or any of its Subsidiaries’ Intellectual Property; (4) all registrations and applications for patents, trademarks, copyrights and domain names owned or controlled by Bowater or any of its Subsidiaries are subsisting and unexpired, have not been abandoned or cancelled and, to the Knowledge of Bowater, are valid and enforceable; and (5) Bowater and its Subsidiaries take all reasonable actions to protect their Intellectual Property (including trade secrets and confidential information), and require all persons who create or contribute to material proprietary Intellectual Property to assign all of their rights therein to Bowater. Upon the consummation of the transactions contemplated herein, Bowater shall own and have the right to use all Bowater Intellectual Property on the same terms and conditions as Bowater and its Subsidiaries enjoyed prior to such transactions.

(b) “Intellectual Property” shall mean all patents, inventions, technology, discoveries, processes, formulae and know-how, copyrights and copyrightable works (including software, databases, applications, code, systems, networks, website content, documentation and related items), trademarks, service marks, trade names, logos, domain names, corporate names, trade dress and other source indicators, and the goodwill of the business appurtenant thereto, trade secrets, customer data and other confidential or proprietary information.

SECTION 4.17 State Takeover Laws; Bowater Certificate Provisions; Rights Agreements. None of Section 203 of the Delaware General Corporation Law, any similar state anti-takeover statute or regulation, or any takeover-related provision in the Bowater Certificate or Bowater Bylaws would (i) prohibit or restrict the ability of any Bowater Entity to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, or (ii) have the effect of invalidating or voiding this Agreement or any provision hereof. Bowater has not entered into, and the Board of Directors of Bowater has not adopted or authorized the adoption of, any stockholder rights plan or similar agreement.

SECTION 4.18 Brokers and Other Advisors. No broker, investment banker, financial advisor or other person (other than Goldman, Sachs & Co., UBS Investment Bank and The Levin Group, L.P.) is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Bowater.

SECTION 4.19 Opinion of Financial Advisors. The Board of Directors of Bowater has received the opinions of each of Goldman, Sachs & Co. and UBS Investment Bank, dated as of the date of this Agreement, to the effect that, as of such date, the Bowater Exchange Ratio is fair, from a financial point of view, to the holders of Bowater Common Stock and to the holders of Exchangeable Shares.

SECTION 4.20 Insurance. All insurance policies maintained by Bowater or any of its Subsidiaries are in full force and effect, except as individually or in the aggregate has not had and would not reasonably be expected to have a Bowater Material Adverse Effect, and provide insurance in such amounts and against such risks as the management of Bowater reasonably has determined to be prudent in accordance with industry practices or as is required by Law. Neither Bowater nor any of its Subsidiaries is in breach or default, and neither Bowater nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or lapse of time or both, would constitute such a breach or default, or permit a termination or modification of any of the insurance policies of Bowater or its Subsidiaries, except in each case for such breaches, defaults, terminations or modifications that individually or in the aggregate have not had and would not reasonably be expected to have a Bowater Material Adverse Effect.

SECTION 4.21 Vote Required. The only votes of the holders of any class or series of Bowater’s capital stock or other securities of Bowater necessary to approve this Agreement and the transactions contemplated hereby are the affirmative vote in favor of the approval and adoption of this Agreement and the Merger of the holders of a majority of the voting power of Bowater Common Stock and of Bowater Special Preferred Stock, voting as a single class (such approvals, collectively, the “Bowater Stockholder Approval”).

SECTION 4.22 CallCo and ExchangeCo Status.

(a) Other than in connection with the Arrangement or the transactions contemplated by this Agreement, Bowater, directly or indirectly, has no plan or intention to: (i) cause the liquidation of ExchangeCo or CallCo (for U.S. federal income tax purposes or otherwise), (ii) cause the sale, distribution or other disposition of the stock of ExchangeCo or CallCo by the owner thereof (other than a transfer to one or more wholly-owned Subsidiaries of Bowater), or (iii) cause ExchangeCo to issue any shares of voting stock of ExchangeCo (other than to one or more wholly-owned Subsidiaries of Bowater).

(b) At the Effective Time, except as contemplated by the Arrangement, Bowater or one or more direct or indirect wholly-owned Subsidiaries of Bowater will own all of the outstanding capital stock of ExchangeCo other than the Exchangeable Shares currently held by public holders and the Exchangeable Shares to be issued in the Arrangement or in connection with the Arrangement, and ExchangeCo will be a “taxable Canadian corporation” within the meaning of the Canadian Tax Act.

(c) Except for the Exchangeable Share Support Agreement and the Voting and Exchange Trust Agreement and the transactions contemplated hereby and in the Plan of Arrangement, CallCo has not and will not have incurred, directly or indirectly, any obligations or liabilities or engaged in any business or activities or entered into any agreements or arrangements with any person. At no time prior to the Effective Time will CallCo own any material assets.

SECTION 4.23 Exchangeable Shares. The Exchangeable Shares to be issued in connection with the Arrangement will be duly and validly issued by ExchangeCo and fully paid and non-assessable. The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares shall be substantially as set out in Appendix I of the Plan of Arrangement.

SECTION 4.24 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, neither Bowater nor any other person (i) makes any representation or warranty express or implied, including any implied representation or warranty, as to condition, merchantability, suitability or fitness for a particular purpose of any of the assets used in the business of or held by Bowater or any of its Subsidiaries or (ii) makes any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Bowater or any of its Subsidiaries or the business conducted by Bowater or any of its Subsidiaries, in each case except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be set forth in the Bowater Disclosure Schedule.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ACI

Except as set forth in the disclosure schedule delivered by ACI to Bowater prior to the execution of this Agreement (the “ACI Disclosure Schedule”) (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates (and such items or matters disclosed in other sections of the ACI Disclosure Schedule to the extent the relevance of such items or matters to the referenced Section or subsection of this Agreement is reasonably apparent on the face of such disclosure)) (it being understood and agreed by the parties that individual sections in this ARTICLE V do not contain any references to such ACI Disclosure Schedule), ACI represents and warrants to Bowater as follows:

SECTION 5.01 Organization, Standing and Corporate Power. ACI and each of its Subsidiaries has been duly amalgamated or organized, as applicable, and is validly existing and in good standing (with respect to jurisdictions for which that concept is applicable) under the Laws of the jurisdiction of its amalgamation, incorporation or formation, as the case may be, and has all requisite corporate or similar power and authority to own, lease or otherwise hold and operate its properties and other assets and to carry on its activities as currently conducted, except where the failure to be so qualified individually or in the aggregate has not had and would not reasonably be expected to have an ACI Material Adverse Effect. ACI and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions for which that concept is applicable) in each jurisdiction in which the nature of its activities or the ownership, leasing or operation of its properties makes such qualification, licensing or good standing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing individually or in the aggregate has not had and would not reasonably be expected to have an ACI Material Adverse Effect. ACI has made available to Bowater, prior to the date of this Agreement, complete and accurate copies of the articles of amalgamation of ACI, as currently in effect (the “ACI Articles”) and the bylaws of ACI , as currently in effect (the “ACI Bylaws”).

SECTION 5.02 Subsidiaries. Section 5.02 of the ACI Disclosure Schedule lists, as of the date hereof, each material Subsidiary of ACI. All of the outstanding capital stock of, or other equity interests in, each material Subsidiary of ACI, is directly or indirectly owned by ACI. All the issued and outstanding shares of capital stock of, or other equity interests in, each such material Subsidiary owned by ACI have been validly issued and are fully paid and non-assessable and are owned directly or indirectly by ACI free and clear of all Liens, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests (other than restrictions imposed by Securities Laws). Except for the Subsidiaries of ACI, ACI does not own, directly or indirectly, as of the date hereof, any capital stock of, or other voting securities or equity interests in, any material corporation, partnership, joint venture, association or other entity. There are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating any material Subsidiary of ACI to issue or sell any shares of any material Subsidiary of ACI or securities or obligations of any kind convertible into or exchangeable for any shares of any material Subsidiary of ACI.

SECTION 5.03 Capital Structure. As of the date hereof, the authorized capital of ACI consists of an unlimited number common shares, no par value, of ACI (“ACI Common Shares”) and an unlimited number of Class A preferred shares, no par value, of ACI (“ACI Preferred Shares”). At the close of business on December 31, 2006, (i) 440,174,994 ACI Common Shares were issued and outstanding, (ii) no shares of the ACI Preferred Shares were issued and outstanding and (iii) 14,457,537 ACI Common Shares were subject to outstanding ACI Stock Options or ACI’s obligation to issue ACI Common Shares granted under the employee and director stock plans of ACI (the “ACI Stock Plans”) and other employment arrangements. Section 5.03 of the ACI Disclosure Schedule sets forth a complete and accurate list, as of December 31, 2006, of all outstanding ACI

Stock Options, stock appreciation rights with respect to ACI Common Shares (“ACI SARs”) and ACI Share-Based Awards, granted under ACI Stock Plans or otherwise, the number of ACI Common Shares subject thereto, the grant dates, expiration dates, exercise or base prices (if applicable) and vesting schedules thereof and the names of the holders thereof. All outstanding ACI Stock Options, ACI SARs and ACI Share-Based Awards are evidenced by stock option agreements, restricted stock agreements or other award agreements in each case in the forms set forth in Section 5.03 of the ACI Disclosure Schedule, and no stock option agreement, restricted stock agreement or other award agreement contains terms that are inconsistent with such forms. Except as set forth above in this Section 5.03, as of December 31, 2006 there were not issued, reserved for issuance or outstanding (1) any capital shares or other voting securities of ACI, (2) any securities of ACI convertible into or exchangeable or exercisable for capital shares or voting securities of ACI or (3) any warrants, calls, options or other rights to acquire from ACI, or any obligation of ACI to issue, any capital shares, voting securities or securities convertible into or exchangeable or exercisable for capital shares or voting securities of ACI. No bonds, debentures, notes or other indebtedness of ACI having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of ACI may vote are issued or outstanding.

SECTION 5.04 Authority; Noncontravention.

(a) ACI has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the ACI Shareholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by ACI and the consummation by ACI of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of ACI and no other corporate proceedings on the part of ACI are necessary to authorize this Agreement, to consummate the transactions contemplated by this Agreement (other than the obtaining of the ACI Shareholder Approval). This Agreement has been duly executed and delivered by ACI and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of ACI, enforceable against such person in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) At a meeting duly called and held, ACI’s Board of Directors has unanimously: (1) determined that this Agreement and the transactions contemplated hereby (including the Merger and the Arrangement) are advisable and fair to and in the best interests of ACI and the holders of the ACI Common Shares; (2) authorized and approved this Agreement and the transactions contemplated hereby (including the Merger and the Arrangement); and (3) resolved to recommend approval and adoption of the Arrangement by its shareholders at the ACI Meeting.

(c) The execution and delivery of this Agreement by ACI do not, and the consummation by ACI of the Arrangement and the other transactions contemplated by this Agreement and compliance by ACI with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of ACI or any of its Subsidiaries under, (x) the ACI Articles or the ACI Bylaws or the comparable organizational documents of any of its Subsidiaries, (y) any Contract to which ACI or any of its Subsidiaries is a party or any of their respective properties or other assets is subject or (z) subject to the obtaining of the ACI Shareholder Approval and obtaining consents or approvals of any Governmental Authority or making the governmental filings and other matters referred to in Section 5.04(c), any (1) Law applicable to ACI or any of its Subsidiaries or any of their respective properties or other assets or (2) Order applicable to ACI or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clauses (y) and (z), any such conflicts, violations, breaches, defaults, rights of termination, modification, cancellation or acceleration, losses or Liens that individually or in the aggregate have not had and would not reasonably be expected to have an ACI Material Adverse Effect.

(d) No consent, approval, order, receipt or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to ACI or any of its Subsidiaries in connection with the execution and delivery of this Agreement by ACI or the consummation of the Arrangement or the other transactions contemplated by this Agreement, except for (1) (A) the filing of a premerger notification and report form by ACI under the HSR Act and the expiration or termination of the waiting period required thereunder, (B) Competition Act Approval and ICA Approval, and (C) the receipt, termination or expiration, as applicable, of approvals or waiting periods required under any other applicable antitrust Law, (2) applicable requirements of the 1933 Act, the 1934 Act, and state securities and “blue sky” Laws, as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (3) the filing of the Articles of Arrangement with the Director, (4) applicable requirements under the Canadian Securities Laws and of the Canadian Securities Regulatory Authorities, (5) any filings with and approvals of the NYSE, (6) any filings with and approvals of the TSX, (7) any applicable requirements under forestry legislation in jurisdictions in which ACI or any of its Subsidiaries operate and the Permits issued or granted under such legislation, and (8) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate has not had and would not reasonably be expected to have an ACI Material Adverse Effect.

(e) There is no anti-takeover statute, regulation or Law, or any takeover-related provision in the ACI Articles or ACI Bylaws that would (i) prohibit or restrict the ability of any ACI Entity to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, or (ii) have the effect of invalidating or voiding this Agreement or any provision hereof. ACI has not entered into, and the Board of Directors of ACI has not adopted or authorized the adoption of, any stockholder rights plan or similar agreement.

SECTION 5.05 ACI Public Documents.

(a) ACI has timely filed all reports, schedules, forms, statements and other documents with SEC and the Canadian Securities Regulatory Authorities required to be filed by ACI since January 1, 2004 (such documents, the “ACI Public Documents”). Each of the ACI Public Documents, as amended prior to the date of this Agreement, complied as to form in all material respects with, to the extent in effect at the time of filing, the requirements of the 1933 Act, the 1934 Act and applicable Canadian Securities Laws applicable to such ACI Public Documents, and none of the ACI Public Documents when filed or, if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) of ACI included in the ACI Public Documents (or incorporated therein by reference) complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC and applicable Canadian Securities Laws with respect thereto in effect at the time of such filing, had been prepared in accordance with generally accepted accounting principles in Canada (“Canadian GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC and applicable Canadian Securities Laws) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of ACI and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). Neither ACI nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among ACI and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, ACI or any of its Subsidiaries in the ACI’s or such Subsidiary’s published financial statements or other ACI Public Documents. None of the Subsidiaries of ACI are, or have at any time since January 1, 2004 been, subject to the reporting requirements of Section 13(a) or 15(d) of the 1934 Act.

(b) Each of the principal executive officer of ACI and the principal financial officer of ACI (or each former principal executive officer of ACI and each former principal financial officer of ACI, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the ACI Public Documents, and the statements contained in each such certification, at the time of filing or submission of such certification, were true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither ACI nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers in violation of Section 402 of the Sarbanes-Oxley Act. As of the date hereof, ACI has no reason to believe that its outside auditors and its principal executive officer and principal financial officer will not be able to give, without qualification, the certificates and attestations required pursuant to the Sarbanes-Oxley Act when next due.

(c) ACI has, to the extent required by applicable Law, (1) designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the 1934 Act) to ensure that material information relating to ACI, including its consolidated subsidiaries, is made known to its principal executive officer and principal financial officer; (2) designed internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the 1934 Act) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with Canadian GAAP; (3) evaluated the effectiveness of the ACI’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable ACI Public Document that is a report on Form 40-F or Form 6-K or any amendment thereto its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation; and (4) to the extent required by applicable Law, disclosed in such report or amendment any change in ACI’s internal control over financial reporting that occurred during the period covered by such report or amendment that has materially affected, or is reasonably likely to materially affect, ACI’s internal control over financial reporting.

(d) ACI has, to the extent required by applicable Law, disclosed, based on the most recent evaluation of internal control over financial reporting, to ACI’s auditors and the audit committee of ACI’s Board of Directors (1) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect ACI’s ability to record, process, summarize and report financial information, and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the ACI’s internal control over financial reporting.

(e) Since January 1, 2001, (i) neither ACI nor any of its Subsidiaries, nor, to the Knowledge of ACI, any director, officer, employee, auditor, accountant or representative of ACI or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of ACI or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that ACI or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing ACI or any of its Subsidiaries, whether or not employed by ACI or any of its Subsidiaries, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by ACI or any of its Subsidiaries or their respective officers, directors, employees or agents to the Board of Directors of ACI or any committee thereof or to any director or officer of ACI.

SECTION 5.06 Information Supplied. None of the information supplied or to be supplied by or on behalf of ACI specifically for inclusion or incorporation by reference in (i) the Form S-4, any Alternative Form or the Form S-3 will, at the time the Form S-4, such Alternative Form or the Form S-3, as applicable, is filed with the SEC and at the time it becomes effective under the 1933 Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to the shareholders of ACI and at the time of the ACI Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by ACI with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Bowater or any of its Subsidiaries specifically for inclusion or incorporation by reference in the Form S-4, any Alternative Form or the Form S-3 or the Joint Proxy Statement.

SECTION 5.07 Undisclosed Liabilities. There are no liabilities or obligations of ACI or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than (a) liabilities or obligations disclosed and provided for in the ACI Balance Sheet or disclosed in the notes thereto, (b) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the ACI Balance Sheet Date, (c) liabilities or obligations incurred directly pursuant to this Agreement or (d) other liabilities which individually or in the aggregate have not had and would not reasonably be expected to have an ACI Material Adverse Effect.

SECTION 5.08 Absence of Certain Changes or Events. Since the ACI Balance Sheet Date, there has not been any ACI Material Adverse Effect. Except as disclosed in the ACI Public Documents filed prior to the date of this Agreement (such ACI Public Documents, the “Filed ACI Public Documents”) (other than in the Cautionary Disclosures) and for liabilities incurred in connection with this Agreement or, with respect to liabilities incurred after the date hereof, as expressly permitted pursuant to Section 6.02, since the ACI Balance Sheet Date (i) ACI and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, and (ii) there has not been any action taken or committed to be taken by ACI or any of its Subsidiaries which, if taken following entry by ACI into this Agreement, would have required the consent of Bowater pursuant to Section 6.02 (excluding Section 6.02(i)).

SECTION 5.09 Litigation. There are no Actions, including Actions under or relating to any Environmental Law, pending or, to the Knowledge of ACI, threatened against ACI or any of its Subsidiaries or any of their respective assets, rights or properties or any of the executive officers or directors of ACI, except, in each case, for those that individually or in the aggregate have not had and would not reasonably be expected to have, an ACI Material Adverse Effect or for those disclosed in the Filed ACI Public Documents. Neither ACI nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any Order, settlement or award, except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, an ACI Material Adverse Effect or for those disclosed in Item 4 (or other item number corresponding to “Legal Proceedings”) of the Filed ACI Public Documents or in the notes to the most recent audited financial statements and most recent financial statements included in the Filed ACI Public Documents. To the Knowledge of ACI, there are no formal or informal inquiries, inspections or investigations by any Governmental Authority or internal investigations, in each case regarding accounting or disclosure practices of ACI or any of its Subsidiaries, compliance by ACI or any of its Subsidiaries with any Law or any malfeasance by any executive officer of ACI or any of its Subsidiaries, except for those that individually or in the aggregate have not had and would not reasonably be expected to have an ACI Material Adverse Effect.

SECTION 5.10 ACI Material Contracts.

(a) For purposes of this Agreement, “ACI Material Contract” shall mean:

(i) any employment, severance, consulting retention, indemnification, change-in-control, deferred compensation or other Contract with any ACI Personnel which will require the payment of amounts by ACI or any of its Subsidiaries, as applicable, after the date hereof in excess of $250,000 per annum;

(ii) any Contract containing covenants of ACI or any of its Subsidiaries not to (or otherwise restrict or limit the ability of ACI or any of its Subsidiaries to) compete in any line of business or geographic area;

(iii) any contract that contains a “most favored nation” provision binding ACI or any of its Subsidiaries to provide a third party pricing or other terms at least as favorable as those received by other third parties who have contracted with ACI or any of its Subsidiaries;

(iv) any Contract requiring aggregate future payments or expenditures in excess of $1,000,000 and relating to corrective, clean-up, abatement, remediation or similar actions in connection with environmental liabilities or obligations;

(v) any Contract pursuant to which ACI or any of its Subsidiaries has entered into a material partnership or joint venture with any other person (other than ACI or any of its Subsidiaries);

(vi) any indenture, mortgage or similar agreement, loan, guarantee or credit Contract under which ACI or any of its Subsidiaries has outstanding indebtedness for borrowed money or any outstanding note, bond, indenture or other evidence of indebtedness for borrowed money or otherwise or any guaranteed indebtedness for money borrowed by others, in each case, for or guaranteeing an amount in excess of $5,000,000;

(vii) other than as disclosed pursuant to clause (vi) above, any pledges, mortgages, security agreements, sale/leaseback arrangements and equipment or other capitalized leases (other than leases for copy machines, postage machines, fax machines and computer equipment) entered into by ACI or any of its Subsidiaries, in each case, relating to a current outstanding or pledged amount in excess of $5,000,000;

(viii) any Contract under which ACI or any of its Subsidiaries is (1) a lessee or sublessee of real property, (2) a lessee or sublessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third person, (3) a lessor or sublessor of real property, or (4) a lessor or sublessor of any tangible personal property owned by ACI or any of its Subsidiaries, in each case which requires annual payments in excess of $5,000,000;

(ix) any Contract (other than purchase or sale orders in the ordinary course of business that are terminable or cancelable without penalty on 90 days’ notice or less) under which ACI or any of its Subsidiaries is a purchaser or supplier of goods and services which, pursuant to the terms thereof, requires payments by ACI or any of its Subsidiaries in excess of $10,000,000 per annum and has a term of longer than 12 months;

(x) any Contract which requires payments by ACI or any Subsidiary of ACI in excess of $1,000,000 per annum containing “change of control” or similar provisions; and

(xi) any Contract entered into on or after January 1, 2001 relating to the acquisition or disposition of any business (whether by merger, sale of stock or assets or otherwise), in an amount in excess of $25,000,000.

(b) Each such ACI Material Contract is valid and in full force and effect and enforceable against ACI or its applicable Subsidiary and to the Knowledge of ACI the counterparty to such ACI Material Contract in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law), except to the extent that (A) they have previously expired in accordance with their terms or (B) the failure to be in full force and effect or be enforceable, individually or in the aggregate, has not had and would not reasonably be expected to have an ACI Material Adverse Effect. Neither ACI nor any of its Subsidiaries, nor, to the Knowledge of ACI, any counterparty to any ACI Material Contract, has violated or is alleged to have violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any ACI Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, has not had and would not reasonably be expected to have an ACI Material Adverse Effect.

SECTION 5.11 Compliance with Laws; Environmental Matters. Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have an ACI Material Adverse Effect and except as disclosed in the Filed ACI Public Documents (other than the Cautionary Disclosures):

(a) each of ACI and its Subsidiaries is and has been since January 1, 2002, in compliance with all Laws and Orders applicable to it, its properties or other assets or its business or operations,

(b) ACI and each of its Subsidiaries has in effect all Permits, including Permits under Environmental Laws and including any Permits and licenses required in connection with timber supply and forest management, necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as currently conducted, and there has occurred no default under, or violation of, any such Permit;

(c) during the period of ownership or operation by ACI or any of its Subsidiaries of any of its currently or formerly owned, leased or operated properties or facilities, there have been no Releases of Hazardous Materials in, on, under, from or affecting any properties or facilities which could reasonably be expected to require remediation under any Environmental Law or require any expenditure by ACI or any of its Subsidiaries thereunder;

(d) prior to and after, as applicable, the period of ownership or operation by ACI or any of its Subsidiaries of any of its currently or formerly owned, leased or operated properties or facilities, to the Knowledge of ACI, there were no Releases of Hazardous Materials in, on, under, from or affecting any properties or facilities which could reasonably be expected to require remediation under any Environmental Law or require any expenditure by ACI or any of its Subsidiaries thereunder;

(e) none of ACI or its Subsidiaries has received any notice or demand alleging that it may be liable for any Release of Hazardous Materials at any other location which could reasonably be expected to require remediation under Environmental Law or require any expenditure by ACI or any of its Subsidiaries thereunder;

(f) neither ACI nor any of its Subsidiaries is subject to any indemnity obligation or other Contract with any person relating to obligations or liabilities under Environmental Laws; and

(g) to the Knowledge of ACI, there are no facts, circumstances or conditions or proposed changes in Environmental Laws that would reasonably be expected to form the basis for any Action or liability against or affecting ACI or any of its Subsidiaries relating to or arising under Environmental Laws or that would interfere with or increase the cost of complying with all applicable Environmental Laws in the future.

SECTION 5.12 Labor Relations and Other Employment Matters.

(a) As of the date of this Agreement, (1) none of the employees of ACI or any of its Subsidiaries are represented by any union with respect to their employment by ACI or such Subsidiary, (2) there is no pending demand for recognition or certification to ACI or any of its Subsidiaries by any labor organization or group of employees of ACI or any of its Subsidiaries and (3) to the Knowledge of ACI, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with any labor relations board or any tribunal or authority in any applicable jurisdiction with respect to ACI or any of its Subsidiaries.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have an ACI Material Adverse Effect, (1) no work stoppage, slowdown, lockout, labor strike, material arbitrations or other labor disputes against ACI or any of its Subsidiaries are pending or, to the Knowledge of ACI, threatened, (2) no unfair labor practice charges, grievances or complaints are pending or, to the Knowledge of ACI, threatened against ACI or any of its Subsidiaries, (3) neither ACI nor any of its Subsidiaries is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses, vacation pay or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees, and (4) ACI and its Subsidiaries are in compliance with all applicable Law, agreements, contracts, policies, plans and programs relating to employment, employment practices, compensation, benefits, hours, terms and conditions of employment and the termination of employment, pay equity rules, including any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988.

SECTION 5.13 Pension and Benefits Compliance.

(a) Section 5.13(a) of the ACI Disclosure Schedule contains a complete and accurate list, as of the date of this Agreement, of each material “employee benefit plan” (within the meaning of Section 3(3) of ERISA, including multiemployer plans within the meaning of Section 3(37) of ERISA and multiemployer plans within the meaning of applicable Canadian provincial pension and benefits Laws) and all employment, employee loan, collective bargaining, bonus, pension, supplemental pension, savings, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, “phantom” stock, retirement, thrift savings, stock bonus, life insurance, medical, hospital, dental care, vision care, short-term and long-term disability, salary continuation, paid time off, fringe benefit, vacation, severance, retention, change in control, and all other material employee benefit plans, programs, policies, practices, whether funded or unfunded, registered or unregistered, qualified or non-qualified, insured or self-insured, or Contracts maintained, contributed to or required to be maintained or contributed to by ACI or any of its Subsidiaries or any other person or entity that, together with ACI, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a “Commonly Controlled ACI Entity”) (exclusive of any such plan, program, policy or Contract mandated by and maintained solely pursuant to applicable Law), in each case providing benefits to any ACI Personnel (collectively, “ACI Benefit Plans”). Neither ACI nor any Subsidiary or Commonly Controlled ACI Entity has any Contract, whether formal or informal, to create any additional material benefit plan, program, policy or arrangement of the nature described above or to amend any existing ACI Benefit Plan. Each ACI Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or a Canadian registered or unregistered pension plan is sometimes referred to herein as an “ACI Pension Plan” and each ACI Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or a Canadian group insurance, group benefit or employee benefit plan is sometimes referred to herein as an “ACI Welfare Plan”. Terms defined in this Section 5.13(a) by reference to the meaning given to such term in a provision of ERISA refer to all plans, programs, policies or Contracts that fall within such meaning, regardless of whether the plan, program, policy or Contract in question is itself subject to ERISA.

(b) ACI has provided to Bowater current, complete and accurate copies of (1) each ACI Benefit Plan (or, with respect to any unwritten ACI Benefit Plans, accurate descriptions thereof), (2) with respect to each ACI Benefit Plan, for the two most recent years (A) annual reports on Form 5500 or other annual information return required to be filed with the IRS or any other Governmental Authority (if any such report was required) and all schedules and attachments thereto, (B) all other material reports, returns and similar documents filed or required to be filed with any Governmental Authority and all schedules and attachments thereto, (C) audited financial statements (if any such statements exist or were required) and all schedules and attachments thereto, and (D) actuarial valuation reports (if any such reports exist or were required) and all schedules and attachments thereto; provided that if no actuarial valuation report was required to be performed during such period, ACI shall provide the most recently completed actuarial valuation report, (3) the most recent summary plan description or employee booklet for each ACI Benefit Plan for which such summary plan description or employee booklet is required or exists as of the date of this Agreement, (4) each trust Contract and insurance or group annuity Contract relating to any ACI Benefit Plan, and (5) with respect to each ACI Benefit Plan, the most recent favorable IRS determination letter or letter from a Canadian Governmental Authority confirming registration or continued registration, to the extent applicable.

(c) Except as has not had and would not reasonably be expected to have an ACI Material Adverse Effect, (1) each ACI Benefit Plan has been established, maintained and administered in accordance with its terms and all applicable Law and Orders, and (2) ACI, its Subsidiaries and all ACI Benefit Plans are in compliance with the applicable provisions of ERISA, the Code and all other Laws applicable to ACI Benefit Plans and the terms of all collective bargaining Contracts.

(d) Except as has not had and would not reasonably be expected to have an ACI Material Adverse Effect, each of the ACI Benefit Plans subject to Code Section 409A has been administered in good faith compliance with the applicable requirements of Code Section 409A, IRS Notice 2005-1, IRS Notice 2006-79 and the proposed regulations issued thereunder. Each ACI Stock Option was granted with an exercise price per share equal to or greater than the per share fair market value (as such term is used in Code Section 409A and the proposed regulations and other Department of Treasury interpretive guidance issued thereunder) of ACI Common Shares underlying such ACI Stock Option on the grant date thereof. Except as has not had and would not reasonably be expected to have an ACI Material Adverse Effect, there are no Taxes due or accrued because of Code Section 409A and the proposed regulations and other Department of Treasury interpretive guidance issued thereunder.

(e) All ACI Pension Plans intended to be qualified within the meaning of Section 401(a) of the Code have received favorable determination letters from the IRS, to the effect that such ACI Pension Plans are so qualified and exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked (nor, to the Knowledge of ACI, has revocation been threatened) and no event has occurred since the date of the most recent determination letter relating to any such ACI Pension Plan that would reasonably be expected to adversely affect the qualification of such ACI Pension Plan or materially increase the costs relating thereto or require security under Section 307 of ERISA. ACI has provided to Bowater a complete and accurate list of all amendments to any ACI Pension Plan as to which a favorable determination letter has not yet been received or, in the case of a Canadian ACI Pension Plan, for which registration has not been confirmed. All the ACI Pension Plans intended or required to be qualified under applicable non-U.S. Laws are so qualified and no such registration in Canada has been revoked or, to the Knowledge of ACI, has revocation been threatened.

(f) Neither ACI nor any Commonly Controlled ACI Entity has, during the six-year period ending on the date hereof, maintained, contributed to or been required to contribute to any ACI Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code or any corresponding or similar provisions of any other non-U.S. Law relating to plan termination, or any “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA or any “multi-employer plan” within the meaning of applicable Canadian provincial pension and benefits Laws. Except as has not had and would not reasonably be expected to have an ACI Material Adverse Effect, neither ACI nor any Commonly Controlled ACI Entity has any unsatisfied liability under Title IV of ERISA or any corresponding or similar provisions of any other non-U.S. Law. To the Knowledge of ACI, no condition exists that presents a material risk to ACI or any Commonly Controlled ACI Entity of incurring a material liability under Title IV of ERISA or any corresponding or similar provisions of any other non-U.S. Law. The Pension Benefit Guaranty Corporation has not instituted proceedings under Section 4042 of ERISA to terminate any ACI Benefit Plan and, to the Knowledge of ACI, no condition exists that presents a material risk that such proceedings will be instituted. No event has occurred, and to the Knowledge of ACI no condition exists, that would be reasonably expected to subject ACI, any Subsidiary or Commonly Controlled ACI Entity or any ACI Benefit Plan, to any Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Law with respect to any ACI Benefit Plan subject to Title IV of ERISA. All contributions under the ACI Pension Plans that are required to have been made as of the date hereof in accordance with the terms of the ACI Pension Plans and applicable Law and Orders have been timely made or, if not yet due, have been reflected in the ACI consolidated financial statements as at December 31, 2005 in accordance with Canadian GAAP.

(g) Except as has not had and would not reasonably be expected to have an ACI Material Adverse Effect, (1) all reports, returns and similar documents with respect to all ACI Benefit Plans required to be filed with any Governmental Authority or distributed to any ACI Benefit Plan participant have been duly and timely filed or distributed, (2) none of ACI or any of its Subsidiaries has received notice of and, to the Knowledge of ACI, there are no Actions by any Governmental Authority with respect to, termination, wind-up, partial termination or partial wind-up proceedings or other claims (except claims for benefits payable in the normal operation of the ACI Benefit Plans), suits or proceedings against or involving any ACI Benefit Plan or asserting any rights or claims to benefits under any ACI Benefit Plan that are pending or threatened that could reasonably be expected to give rise to any material liability, (3) to the Knowledge of ACI, there are not any facts that could give rise to any liability in the event of any such Action and (4) no written or oral communication has been received from the Pension Benefit Guaranty Corporation in respect of any ACI Benefit Plan subject to Title IV of ERISA, or from any other Governmental Authority in respect of any ACI Benefit Plan, in connection with the transactions contemplated herein.

(h) Except as has not had and would not reasonably be expected to have an ACI Material Adverse Effect, (1) all contributions, premiums and benefit payments under or in connection with the ACI Benefit Plans that are required to have been made as of the date hereof in accordance with the terms of the ACI Benefit Plans and applicable Law and Orders have been timely made or, if not yet due, have been reflected in the ACI consolidated financial statements as at December 31, 2005 in accordance with Canadian GAAP, (2) no ACI Pension Plan subject to ERISA has an “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, (3) all ACI Benefit Plans that are required to be funded are fully funded on both a going-concern and a solvency or termination basis in accordance with applicable Law, Orders, past practice and generally accepted accounting principles in the applicable jurisdiction and, with respect to all other ACI Benefit Plans, adequate reserves therefor have been established on the accounting statements of ACI or the applicable Subsidiary to the extent so required; and (4) no liability or obligation of ACI or its Subsidiaries exists with respect to any ACI Benefit Plans that has not been disclosed in the consolidated financial statements of ACI included in the ACI Public Documents in accordance with Canadian GAAP.

(i) With respect to each ACI Benefit Plan, except as has not had and would not reasonably be expected to have an ACI Material Adverse Effect, (1) there has not occurred any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) in which ACI or any of its Subsidiaries or any of their respective employees, or, to the Knowledge of ACI, any trustee, administrator or other fiduciary of such ACI Benefit Plan, or any agent of the foregoing, has engaged that could reasonably be expected to subject ACI or any of its Subsidiaries or any of their respective employees, or any such trustee, administrator or other fiduciary, to the Tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA and (2) neither ACI, any of its Subsidiaries or any of their respective employees nor, to the Knowledge of ACI, any trustee, administrator or other fiduciary of any ACI Benefit Plan nor any agent of any of the foregoing, has engaged in any transaction or acted in a manner, or failed to act in a manner, that could reasonably be expected to subject ACI or any of its Subsidiaries or any of their respective employees or, to the Knowledge of ACI, any such trustee, administrator or other fiduciary, to any liability for breach of fiduciary duty under ERISA or any other applicable Law with respect to ACI Benefit Plans. There have been no withdrawals or improper use or transfer of funds or assets of any ACI Benefit Plan.

(j) Subject to any restrictions in applicable collective bargaining agreements, each ACI Welfare Plan may be amended or terminated (including with respect to benefits provided to retirees and other former employees) without liability to ACI or any of its Subsidiaries at any time after the Effective Time, which liability would reasonably be expected to have an ACI Material Adverse Effect. Each of ACI and its Subsidiaries complies with the applicable requirements of Section 4980B(f) of the Code, Sections 601-609 of ERISA or any corresponding or similar provisions of any state, local or non-U.S. Law with respect to each ACI Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code or such state or non-U.S. Law, except for such non-compliance as has not had and would not reasonably be expected to have an ACI Material Adverse Effect. Neither ACI nor any of its Subsidiaries has any material obligations for health or life insurance benefits to retired or former employees or their respective beneficiaries or dependents under any ACI Benefit Plan (other than for continuation coverage required under Section 4980B(f) of the Code).

(k) None of the execution and delivery of this Agreement or the consummation of the Arrangement or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including as a result of any termination of employment prior to, on or following the Effective Time) will (1) entitle any ACI Personnel to notice, indemnity in lieu of notice, severance or termination pay, (2) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any ACI Benefit Plan, (3) result in any breach or violation of, or a default under, any ACI Benefit Plan or (4) result in payments under any ACI Benefit Plan that would not be deductible under Section 280G of the Code or under any equivalent provisions of the Canadian Tax Act or (5) create or increase any liability under any ACI Benefit Plan that is a multiemployer plan within the meaning of Section 3(37) of ERISA or a multi-employer plan within the meaning of applicable Canadian provincial pension and benefits Laws.

(l) Neither ACI nor any of its Subsidiaries has any liability or obligations, including under or on account of an ACI Benefit Plan, arising out of the hiring of persons to provide services to ACI or any of its Subsidiaries and treating such persons as consultants or independent contractors and not as employees of ACI or any of its Subsidiaries, except for such liabilities or obligations that individually or in the aggregate would not reasonably be expected to have an ACI Material Adverse Effect.

(m) There is no Contract, plan or arrangement covering any person in the U.S. that, individually or in the aggregate, could give rise to the payment of any amount that would not be deductible by ACI or any of its Subsidiaries by reason of Section 162(m) of the Code. No material deduction by ACI or any of its Subsidiaries in respect of any “applicable employee remuneration” (within the meaning of Section 162(m) of the Code) has been disallowed or is subject to disallowance by reason of Section 162(m) of the Code or is subject to disallowance under any equivalent provisions of the Canadian Tax Act.

(n) None of the ACI Personnel is entitled to receive any additional payment from ACI or any of its Subsidiaries or Bowater by reason of the excise Tax required by Section 4999(a) of the Code being imposed on such person.

(o) None of the Canadian ACI Pension Plans is the result of a merger or consolidation of two or more predecessor pension plans, and no application to approve any such merger or consolidation of a Canadian ACI Pension Plan has been made to any Canadian Governmental Authority and is presently outstanding.

SECTION 5.14 Taxes.

(a) All material Tax Returns required to be filed by or with respect to ACI or any of its Subsidiaries have been properly prepared and timely filed, and all such Tax Returns (including information provided therewith or with respect thereto) are correct and complete in all material respects.

(b) ACI and its Subsidiaries have fully and timely paid all material Taxes owed by them (whether or not shown on any Tax Return) and have made adequate provision for any Taxes that are not yet due and payable for all taxable periods, or portions thereof, ending on or before the date of this Agreement.

(c) ACI and its Subsidiaries have made available to Bowater correct and complete copies of all material Tax Returns, examination reports and statements of deficiencies for taxable periods, or transactions consummated, for the 2004 and 2005 taxation years.

(d) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from ACI or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending.

(e) No audit or other proceeding by any Governmental Authority is pending or, to the Knowledge of ACI, threatened with respect to any Taxes due from or with respect to ACI or any of its Subsidiaries. No Governmental Authority has given written notice of its intention to assert any deficiency or claim for additional Taxes against ACI or any of its Subsidiaries. No claim in writing has been made against ACI or any of its Subsidiaries by any Governmental Authority in a jurisdiction where ACI and its Subsidiaries do not file Tax Returns that ACI or such Subsidiary is or may be subject to taxation by that jurisdiction. All deficiencies for Taxes asserted or assessed in writing against ACI or any of its Subsidiaries have been fully and timely paid, settled or properly reflected in the most recent financial statements contained in ACI’s periodic reports to the SEC and applicable Canadian Securities Regulatory Authorities.

(f) There are no Liens for Taxes upon any of the assets of ACI or any of its Subsidiaries, except for statutory Liens for current Taxes not yet due.

(g) Neither ACI nor any of its Subsidiaries is a party to any Tax Sharing Agreement or has any liability for Taxes of any person (other than members of the affiliated group, within the meaning of Section 1504(a) of the

Code, filing consolidated federal income tax returns of which ACI is the common parent) under Treasury Regulation § 1.1502-6, Treasury Regulation § 1.1502-78 or any similar state, local or foreign Laws, as a transferee or successor, or otherwise.

(h) ACI and its Subsidiaries have each withheld (or will withhold) from their respective employees, independent contractors, creditors, stockholders and third parties, and timely paid to the appropriate Governmental Authority, proper and accurate amounts in all material respects for all periods ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of applicable Law. ACI and its Subsidiaries have each complied in all material respects with all Tax information reporting provisions under applicable Law.

(i) Neither ACI nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(j) Any adjustment of Taxes of ACI or any of its Subsidiaries made by any Governmental Authority, which adjustment is required to be reported to the appropriate state, local, or foreign taxing authorities, has been so reported.

(k) Neither ACI nor any of its Subsidiaries has executed or entered into a closing agreement under Section 7121 of the Code or any similar provision of state, local or foreign Laws, and neither ACI nor any of its Subsidiaries is subject to any private letter ruling of the IRS or comparable ruling of any other Governmental Authority.

(l) Neither ACI nor any of its Subsidiaries has entered into any transaction that constitutes (i) a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b), (ii) a “confidential tax shelter” within the meaning of Treasury Regulation § 301.6111-2(a)(2) or (iii) a “potentially abusive tax shelter” within the meaning of Treasury Regulation § 301.6112-1(b).

(m) The NOLs of ACI and its Subsidiaries as set forth in Section 5.14(m) of the ACI Disclosure Schedule are not subject to any limitation under Section 111 of the Canadian Tax Act or under Section 382 or 384 of the Code or otherwise. There are no Actions pending or, to the Knowledge of ACI, threatened against, with respect to or in limitation of the NOLs, including any limitations under Section 111 of the Canadian Tax Act or under Sections 382 or 384 of the Code (other than limitations incurred in connection with transactions contemplated by this Agreement).

(n) ACI and each of its Subsidiaries have disclosed on their Tax Returns each position taken on such a Tax Return that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code or any similar provision of applicable Law, and is in possession of supporting documentation as may be required under any such provision.

SECTION 5.15 Title to Properties.

(a) ACI and each of its Subsidiaries has good, valid and marketable fee simple title to, or valid leasehold or sublease interests or other comparable contract rights, as applicable, in or relating to all real property owned, leased or subleased by ACI or any of its Subsidiaries (the “ACI Real Property”) and all other tangible assets necessary for the conduct of its business as currently conducted, except as have been disposed of in the ordinary course of business, free and clear of all Liens, except for defects in title, recorded easements, restrictive covenants and other encumbrances of record that individually or in the aggregate have not had and would not reasonably be expected to have an ACI Material Adverse Effect. ACI and each of its Subsidiaries has complied with the terms of all leases and subleases with respect to ACI Real Property leased or subleased by ACI or any of its Subsidiaries (the “ACI Leases”), and all ACI Leases are in full force and effect, enforceable in accordance with their terms against ACI or a Subsidiary of ACI that is a party thereto and, to the Knowledge of ACI, the counterparties thereto, except for such failure to comply or be in full force and effect that individually or in the aggregate has not had and would not reasonably be expected to have an ACI Material Adverse Effect. Neither ACI nor any of its Subsidiaries has received or provided any written notice of any event or occurrence that has resulted or could result (with or without the giving of notice, the lapse of time or both) in a default with respect to any Lease, which defaults individually or in the aggregate have had or would reasonably be expected to have an ACI Material Adverse Effect.

(b) All buildings, structures, fixtures, building systems and equipment included in the ACI Real Property (the “ACI Structures”) are in reasonably good condition and repair in all material respects and sufficient for the operation of the business of ACI, subject to reasonable wear and tear and subject to replacements and upgrades of fixed assets, except for such failures that individually or in the aggregate has not had and would not reasonably be expected to have an ACI Material Adverse Effect.

(c) Neither ACI nor any of its Subsidiaries is a party to or obligated under any option, right of first refusal or other contractual right to sell, dispose of or lease any of the ACI Real Property or any portion thereof or interest therein, in each case that is material to ACI and its Subsidiaries, taken as a whole, to any person (other than pursuant to this Agreement).

(d) The present use of the land and ACI Structures on the ACI Real Property are in conformity with all applicable Law, including all applicable zoning Laws, and with all registered deeds, restrictions of record or other agreements affecting such ACI Real Property, except for such failures to be in conformity that individually or in the aggregate have not had and would not reasonably be expected to have an ACI Material Adverse Effect.

SECTION 5.16 Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an ACI Material Adverse Effect: (1) ACI and its Subsidiaries own, license or have the right to use all Intellectual Property used in the operation of their businesses as currently conducted (the “ACI Intellectual Property”), free and clear of all Liens; (2) no Actions or Orders are pending or, to the Knowledge of ACI, threatened (including cease and desist letters or requests for a license) against ACI or its Subsidiaries with regard to the ownership, use, validity or enforceability of any Intellectual Property; (3) the operation of ACI and its Subsidiaries’ businesses as currently conducted does not Infringe the Intellectual Property of any other person and no other person is infringing ACI’s or any of its Subsidiaries’ Intellectual Property; (4) all registrations and applications for patents, trademarks, copyrights and domain names owned or controlled by ACI or any of its Subsidiaries are subsisting and unexpired, have not been abandoned or cancelled and, to the Knowledge of ACI, are valid and enforceable; and (5) ACI and its Subsidiaries take all reasonable actions to protect their Intellectual Property (including trade secrets and confidential information), and require all persons who create or contribute to material proprietary Intellectual Property to assign all of their rights therein to ACI. Upon the consummation of the transactions contemplated herein, the ACI shall own or have the right to use all ACI Intellectual Property one the same terms and conditions as the ACI and its Subsidiaries enjoyed prior to such transactions.

SECTION 5.17 Brokers and Other Advisors. No broker, investment banker, financial advisor or other person (other than Credit Suisse Securities (USA) LLC and CIBC World Markets Inc.) is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of ACI.

SECTION 5.18 Opinion of Financial Advisors. The Board of Directors of ACI has received the opinions of each of Credit Suisse Securities (USA) LLC and CIBC World Markets Inc., dated as of the date of this Agreement, to the effect that, as of such date, the ACI Exchange Ratio is fair, from a financial point of view, to the holders of ACI Common Shares.

SECTION 5.19 Insurance. All insurance policies maintained by ACI or any of its Subsidiaries are in full force and effect, except as individually or in the aggregate has not had and would not reasonably be expected to have an ACI Material Adverse Effect, and provide insurance in such amounts and against such risks as the management of ACI reasonably has determined to be prudent in accordance with industry practices or as is required by Law. Neither ACI nor any of its Subsidiaries is in breach or default, and neither ACI nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or lapse of time or both, would constitute such a breach or default, or permit a termination or modification of any of the insurance policies of ACI or its Subsidiaries, except in each case for such breaches, defaults, terminations or modifications that individually or in the aggregate have not had and would not reasonably be expected to have an ACI Material Adverse Effect.

SECTION 5.20 Vote Required. The only votes of the holders of any class or series of the ACI Common Shares or other securities of ACI necessary to approve this Agreement and the Arrangement and the transactions contemplated hereby and thereby are, subject to any requirement of the Interim Order, the ACI Shareholder Approval.

SECTION 5.21 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, neither ACI nor any other person (i) makes any representation or warranty express or implied, including any implied representation or warranty, as to condition, merchantability, suitability or fitness for a particular purpose of any of the assets used in the business of or held by ACI or any of its Subsidiaries or (ii) makes any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding ACI or any of its Subsidiaries or the business conducted by ACI or any of its Subsidiaries, in each case except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be set forth in the ACI Disclosure Schedule.

ARTICLE VI

COVENANTS RELATING TO THE BUSINESS

SECTION 6.01 Conduct of Business by Bowater. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 6.01 of the Bowater Disclosure Schedule or as consented to in writing in advance by ACI or as otherwise expressly permitted or required by this Agreement, Bowater shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as otherwise set forth in Section 6.01 of the Bowater Disclosure Schedule or as otherwise expressly permitted or required pursuant to this Agreement, Bowater shall not, and shall not permit any of its Subsidiaries to, without ACI’s prior written consent (which consent may not be unreasonably withheld or delayed):

(a) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of Bowater to its stockholders or regular, quarterly dividends on Bowater Common Stock of $0.20 per share, which regularly quarterly dividend shall be paid consistent with past practices, unless otherwise required by the fiduciary duties of the Board of Directors of Bowater or by applicable Law, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of its capital stock or any other equity securities or convertible debt securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions of capital stock or other equity or convertible debt securities (1) required by the terms of the Bowater Stock Plans, the

Bowater Stock Options, the Bowater SARs or the Bowater Stock-Based Awards, in each case as in effect on the date hereof or (2) required by the terms of any plans, arrangements or Contracts existing on the date hereof between Bowater or any of its Subsidiaries and any director or employee of Bowater or any of its Subsidiaries listed on Section 6.01(a) of the Bowater Disclosure Schedule or (3) required by the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares;

(b) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units (other than (x) the granting of Bowater Stock Options, Bowater SARs or Bowater Stock-Based Awards, each in the ordinary course of business consistent with past practices or (y) the issuance of shares of the Bowater Common Stock upon the (1) exercise of the Bowater Stock Options, the Bowater SARs or settlement of the Bowater Stock-Based Awards, in each case outstanding on the date hereof and in accordance with their terms on the date hereof and other than permitted by clause (j) below or (2) exchange of any exchangeable shares previously issued by any of its Subsidiaries listed on Section 6.01(a) of the Bowater Disclosure Schedule);

(c) amend the Bowater Certificate or the Bowater Bylaws or other charter or organizational documents of any of Bowater’s material Subsidiaries, except for such amendments to the charter or organizational documents of a Bowater material Subsidiary necessary or advisable to effect transactions or events otherwise permitted by the terms of this Section 6.01;

(d) directly or indirectly acquire (x) by merging or consolidating with, by purchasing a substantial portion of the assets of, by making an investment in or capital contribution to, or by any other manner, any person or division, business or equity interest of any person or (y) any assets, rights or properties except for (1) capital expenditures, which shall be subject to the limitations of clause (g) below, (2) assets in the ordinary course of business consistent with past practice and (3) other acquisitions, investments or capital contributions not exceeding $25,000,000 in the aggregate;

(e) sell, pledge, dispose of, transfer, abandon, lease (as lessor), sublease (as sublessor), license, or otherwise encumber or subject to any Lien any material properties, rights or assets, of Bowater or any of its Subsidiaries, except (1) sales, pledges, dispositions, transfers, leases, licenses or encumbrances required to be effected prior to the Effective Time pursuant to existing Contracts, or non-material leases or licenses in the ordinary course of business consistent with past practice, and (2) sales, pledges, dispositions, transfers, leases, licenses or encumbrances of (A) assets or properties of Bowater or any of its Subsidiaries having a value not to exceed in the aggregate $50,000,000 in any six-month period, or (B) assets or properties, including inventory or finished goods, in the ordinary course of business consistent with past practice;

(f) (x) incur, assume, guarantee or endorse, or otherwise become responsible for, indebtedness for borrowed money, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of Bowater or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial condition of another person or enter into any arrangement having the economic effect of any of the foregoing (other than borrowings under existing credit facilities of Bowater or its Subsidiaries, or renewals thereof, or refinancing of existing indebtedness for borrowed money) or (y) make any loans or advances to any person, other than to Bowater or any direct or indirect wholly owned Subsidiary of Bowater, which would result in the aggregate principal amount of all loans and advances of Bowater and its Subsidiaries, other than to Bowater or any direct or indirect wholly owned Subsidiary of Bowater, exceeding $25,000,000 in any six-month period;

(g) make any new capital expenditure or expenditures exceeding the amounts set forth in Section 6.01(g) of the Bowater Disclosure Schedule;

(h) except as required by Law or any judgment by a court of competent jurisdiction, (x) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (whether absolute, accrued, asserted or unasserted, contingent or otherwise) material to Bowater and its Subsidiaries, taken as a whole, other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the Bowater Balance Sheet (or the notes thereto) or incurred since the Bowater Balance Sheet Date in the ordinary course of business consistent with past practice, or (y) waive or assign any claims or rights material to Bowater and its Subsidiaries, taken as a whole;

(i) (x) enter into, materially modify, terminate, cancel or fail to renew any Contract that is or would be a Bowater Material Contract, or waive, release or assign any material rights or claims thereunder or (y) enter into, modify, amend or terminate any Contract or waive, release or assign any material rights or claims thereunder, which, in the case of each of clauses (x) and (y), if so entered into, modified, amended, terminated, waived, released or assigned would reasonably be expected to (1) have a Bowater Material Adverse Effect, or (2) impair in any material respect the ability of Bowater and its Subsidiaries to conduct their business as currently conducted;

(j) except (u) as provided in clause (b) above, (v) as required by applicable Law, (w) as required by to comply with any Bowater Benefit Plan or other Contract entered into prior to the date hereof (to the extent complete and accurate copies of which have been heretofore delivered to ACI), (x) as may be required to avoid adverse treatment under Section 409A of the Code, (y) with respect to the Bowater Personnel other than the Bowater Key Personnel, in the ordinary course of business consistent with past practice or (z) in conjunction with new hires, promotions or other changes in job status consistent with past practices, (1) adopt, enter into, terminate or amend (other than in connection with negotiations of collective bargaining agreements with labor unions in the ordinary course of business consistent with past practice) (A) any Bowater Benefit Plan or (B) any Contract, plan or policy (other than a Bowater Benefit Plan) involving Bowater or any of its Subsidiaries and the Bowater Personnel, except in the ordinary course of business with respect to employees of Bowater or its Subsidiaries who are not the Bowater Key Personnel, (2) grant any severance or termination pay or increase the compensation of any Bowater Personnel, (3) remove any existing restrictions in any Bowater Benefit Plans or awards made thereunder, (4) take any action to fund or in any other way secure the payment of compensation or benefits under any Bowater Benefit Plan, (5) take any action to accelerate the vesting or payment of any compensation or benefit under any Bowater Benefit Plan or awards made thereunder or (6) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Bowater Pension Plan or change the manner in which contributions to any Bowater Pension Plan are made or the basis on which such contributions are determined;

(k) except as required by GAAP and as advised by Bowater’s regular independent public accountant, revalue any material assets or liabilities of Bowater or any of its Subsidiaries or make any change in accounting methods, principles or practices; or

(l) authorize any of, or commit, resolve, propose or agree to take any of, the actions specified in clauses (a) through (k) inclusive of this Section 6.01.

SECTION 6.02 Conduct of Business by ACI. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 6.02 of the ACI Disclosure Schedule or as consented to in writing in advance by Bowater or as otherwise expressly permitted or required by this Agreement, ACI shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as otherwise set forth in Section 6.02 of the ACI Disclosure Schedule or as otherwise expressly permitted or required pursuant to this Agreement, ACI shall not, and shall not permit any of its Subsidiaries to, without Bowater’s prior written consent (which consent may not be unreasonably withheld or delayed):

(a) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital shares, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of ACI to its shareholders, (y) split, combine or reclassify any of its capital shares or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital shares or (z) purchase, redeem or otherwise acquire any of its capital shares or any other equity securities or convertible debt securities thereof or any rights, warrants or options to acquire any such capital shares or other equity or convertible debt securities, except for purchases, redemptions or other acquisitions of or other securities (1) required by the terms of the ACI Stock Plans, the ACI Stock Options, the ACI SARs or the ACI Share-Based Awards, in each case as in effect on the date hereof or (2) required by the terms of any plans, arrangements or Contracts existing on the date hereof between ACI or any of its Subsidiaries and any director or employee of ACI or any of its Subsidiaries listed on Section 6.02(a) of the ACI Disclosure Schedule;

(b) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any of its capital shares, any other voting securities or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such limited shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units (other than (x) the granting of ACI Stock Options, ACI SARs or ACI Share-Based Awards, each in the ordinary course of business consistent with past practices or (y) the issuance of ACI Common Shares upon the exercise of ACI Stock Options, ACI SARs or settlement of the ACI Share-Based Awards, in each case outstanding on the date hereof and in accordance with their terms on the date hereof and other than permitted by clause (j) below);

(c) amend the ACI Articles or the ACI Bylaws or other charter or organizational documents of any of ACI’s material Subsidiaries, except for such amendments to the charter or organizational documents of an ACI material Subsidiary necessary or advisable to effect transactions or events otherwise permitted by the terms of this Section 6.02;

(d) directly or indirectly acquire (x) by merging or consolidating with, by purchasing a substantial portion of the assets of, by making an investment in or capital contribution to, or by any other manner, any person or division, business or equity interest of any person or (y) any assets, rights or properties except for (1) capital expenditures, which shall be subject to the limitations of clause (g) below, (2) assets in the ordinary course of business consistent with past practice and (3) other acquisitions, investments or capital contributions not exceeding $25,000,000 in the aggregate;

(e) sell, pledge, dispose of, transfer, abandon, lease (as lessor), sublease (as sublessor), license, or otherwise encumber or subject to any Lien any material properties, rights or assets, of ACI or any of its Subsidiaries, except (1) sales, pledges, dispositions, transfers, leases, licenses or encumbrances required to be effected prior to the Effective Time pursuant to existing Contracts, or non-material leases or licenses in the ordinary course of business consistent with past practice, and (2) sales, pledges, dispositions, transfers, leases, licenses or encumbrances of (A) assets or properties of ACI or any of its Subsidiaries having a value not to exceed in the aggregate $50,000,000 in any six-month period, or (B) assets or properties, including inventory or finished goods, in the ordinary course of business consistent with past practice;

(f) (x) incur, assume, guarantee or endorse, or otherwise become responsible for, indebtedness for borrowed money, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of ACI or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial condition of another person or enter into any arrangement having the economic effect of any of the foregoing (other than borrowings under existing credit facilities of ACI or its Subsidiaries, or renewals thereof, or refinancing of existing indebtedness for borrowed money) or (y) make any loans or advances to any person, other than to ACI or any direct or indirect wholly owned Subsidiary of ACI, which would result in the aggregate principal amount of all loans and advances of ACI and its Subsidiaries, other than to ACI or any direct or indirect wholly owned Subsidiary of ACI, exceeding $25,000,000 in any six-month period;

(g) make any new capital expenditure or expenditures exceeding the amounts set forth in Section 6.02(g) of the ACI Disclosure Schedule;

(h) except as required by Law or any judgment by a court of competent jurisdiction, (x) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (whether absolute, accrued, asserted or unasserted, contingent or otherwise) material to ACI and its Subsidiaries, taken as a whole, other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the ACI Balance Sheet (or the notes thereto) or incurred since the ACI Balance Sheet Date in the ordinary course of business consistent with past practice, or (y) waive or assign any claims or rights material to ACI and its Subsidiaries, taken as a whole;

(i) (x) enter into, materially modify, terminate, cancel or fail to renew any Contract that is or would be an ACI Material Contract, or waive, release or assign any material rights or claims thereunder or (y) enter into, modify, amend or terminate any Contract or waive, release or assign any material rights or claims thereunder, which, in the case of each of clauses (x) and (y), if so entered into, modified, amended, terminated, waived, released or assigned would reasonably be expected to (1) have an ACI Material Adverse Effect, or (2) impair in any material respect the ability of ACI and its Subsidiaries to conduct their business as currently conducted;

(j) except (u) as provided in clause (b) above, (v) as required by applicable Law, (w) as required to comply with any ACI Benefit Plan or other Contract entered into prior to the date hereof (to the extent complete and accurate copies of which have been heretofore delivered to Bowater), (x) as may be required to avoid adverse treatment under Section 409A of the Code, (y) with respect to ACI Personnel other than ACI Key Personnel, in the ordinary course of business consistent with past practice or (z) in conjunction with new hires, promotions or other changes in job status consistent with past practices, (1) adopt, enter into, terminate or amend (other than in connection with negotiations of collective bargaining agreements with labor unions in the ordinary course of business consistent with past practice) (A) any ACI Benefit Plan or (B) any Contract, plan or policy (other than an ACI Benefit Plan) involving ACI or any of its Subsidiaries and ACI Personnel, except in the ordinary course of business with respect to employees of ACI or its Subsidiaries who are not ACI Key Personnel, (2) grant any severance or termination pay or increase the compensation of any ACI Personnel, (3) remove any existing restrictions in any ACI Benefit Plans or awards made thereunder, (4) take any action to fund or in any other way secure the payment of compensation or benefits under any ACI Benefit Plan, (5) take any action to accelerate the vesting or payment of any compensation or benefit under any ACI Benefit Plan or awards made thereunder or (6) materially change any actuarial or other assumption used to calculate funding obligations with respect to any ACI Pension Plan or change the manner in which contributions to any ACI Pension Plan are made or the basis on which such contributions are determined;

(k) except as required by Canadian GAAP and as advised by ACI’s auditors, revalue any material assets or liabilities of ACI or any of its Subsidiaries or make any change in accounting methods, principles or practices; or

(l) authorize any of, or commit, resolve, propose or agree to take any of, the actions specified in clauses (a) through (k) inclusive of this Section 6.02.

SECTION 6.03 Other Actions. Except as permitted by Section 6.02, ACI and Bowater shall not, and shall not permit any of their respective Subsidiaries or Parent or its Subsidiaries to, take any action that could reasonably be expected to result in any of the conditions to the Arrangement set forth in ARTICLE VIII not being satisfied.

SECTION 6.04 Notice of Changes. Bowater and ACI shall promptly advise the other party orally and in writing if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate in a manner that would or would be reasonably likely to result in the failure of the condition set forth in Section 8.02(a) or Section 8.03(a) or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

SECTION 6.05 No Solicitation.

(a) Each of ACI and Bowater agrees that it shall not, and it shall not permit any of its Subsidiaries or any of the officers or directors of it or its Subsidiaries to, and that it shall direct and cause its and its Subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit or otherwise knowingly encourage or facilitate any inquiries or the making by any third party (other than the other party hereto and/or its Subsidiaries and their respective representatives) (a “Third Party”) of any proposal or offer with respect to a purchase, merger, reorganization, share exchange, consolidation, amalgamation, arrangement, business combination, liquidation, dissolution, recapitalization or similar transaction involving 20% or more of the consolidated assets of ACI or Bowater (including by means of a transaction with respect to securities of such party or its Subsidiaries) or 20% or more of the outstanding shares of any class of equity securities of ACI or Bowater (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”, it being understood that none of the transactions contemplated by this Agreement or set forth in Section 6.01 of the Bowater Disclosure Schedule or Section 6.02 of the ACI Disclosure Schedule, as applicable, shall be deemed to constitute an Acquisition Proposal). Each of ACI and Bowater further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and cause its and its Subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, except as permitted by Section 6.05(b) (i) engage in any negotiations or discussions with, or provide any confidential information or data to, any Third Party relating to an Acquisition Proposal, or otherwise knowingly encourage or facilitate any effort or attempt to make or implement an Acquisition Proposal, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, (iii) waive, amend or otherwise modify any confidentiality, standstill or similar obligation of any Third Party or (iv) execute or enter into, or publicly propose to accept or enter into an agreement with respect to an Acquisition Proposal, including a letter of intent, agreement in principle, option agreement, merger agreement, acquisition agreement or other agreement (whether binding or not) in furtherance of an Acquisition Proposal (other than a confidentiality agreement to the extent permitted by Section 6.05(b)).

(b) Notwithstanding the provisions of Section 6.05(a), nothing contained in this Agreement shall prevent ACI or Bowater, or their respective Boards of Directors, from (A) complying with Rule 14d-9 or Rule 14e-2 promulgated under the 1934 Act with regard to an Acquisition Proposal and, in the case of ACI and its Board of Directors, from complying with Section 99 of the Securities Act (Ontario) and similar provisions of the Securities Laws of each of the other provinces and territories of Canada (it being understood that any such communication constituting a Change in Recommendation shall be made in compliance with Section 2.08 and this Section 6.05) or from calling and holding a meeting of the holders of ACI Common Shares requisitioned by such shareholders pursuant to Section 143 of the CBCA; (B) providing information in response to a request therefor by a Third Party who has made an unsolicited bona fide written Acquisition Proposal if the Board of Directors of ACI or Bowater, as the case may be, receives from the Third Party so requesting such information an executed confidentiality agreement on terms no less favorable in the aggregate to the disclosing party than those contained in the Confidentiality Agreements (but which need not have a standstill agreement) and so long as any information provided to such Third Party that has not previously been provided to ACI or Bowater is concurrently provided to ACI and/or Bowater; (C) effecting a Change in Recommendation in respect of an Acquisition Proposal; (D) engaging in any negotiations or discussions (including solicitation of a revised Acquisition Proposal) with any Third Party who has made an unsolicited bona fide written Acquisition Proposal or (E) (i) in the case of ACI, concurrently with the termination of this Agreement by ACI in accordance and compliance with Section 9.01(j) and following payment by ACI of the Termination Fee and the Expenses of Bowater to Bowater pursuant to Section 9.03(b)(iv), entering into an agreement with respect to an Acquisition

Proposal or any agreement referred to in clause (iv) of the second sentence of Section 6.05(a) with respect to an Acquisition Proposal or (ii) in the case of Bowater, concurrently with the termination of this Agreement by Bowater in accordance and compliance with Section 9.01(k) and following payment by Bowater of the Termination Fee and the Expenses of ACI to ACI pursuant to Section 9.03(c)(iv), entering into any agreement with respect to any Acquisition Proposal or any agreement referred to in clause (iv) of the second sentence of Section 6.05(a) with respect to an Acquisition Proposal; provided, however, that neither ACI nor Bowater shall take any of the foregoing actions unless:

(i) in each such case referred to in clause (B) or (D), (1) the ACI Shareholder Approval or the Bowater Stockholder Approval, as applicable, has not yet been obtained, (2) the Board of Directors of ACI or Bowater, as the case may be, determines in good faith after consultation with outside legal counsel that failure to take the foregoing action would be inconsistent with its fiduciary duties under applicable Law (including the duty of care), and (3) the Board of Directors of ACI or Bowater, as the case may be, determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Proposal; and

(ii) in each case referred to in clause (C) or (E) above, prior to ACI or Bowater, as the case may be, effecting a Change in Recommendation with respect to an Acquisition Proposal or a termination of this Agreement pursuant to Section 9.01(j) or Section 9.01(k), as applicable, (1) the ACI Shareholder Approval or the Bowater Stockholder Approval, as applicable, shall not have been obtained, (2) such party shall be in compliance with the provisions of this Section 6.05, (3) the Board of Directors of such party shall have determined in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by the other party pursuant to clause (5) below, (4) such party shall have notified the other party in writing, at least five Business Days in advance of such Change in Recommendation or termination (it being understood that any change in financial terms or other material terms of the relevant Acquisition Proposal shall extend such period by an additional three Business Days from the date of receipt of the revised Acquisition Proposal containing such changed financial terms) that it is considering taking such action, specifying the material terms and conditions of such Superior Proposal and the identity of the person making such Superior Proposal and delivering the documents and information required to be delivered pursuant to Section 6.05(c), and (5) during such five Business Day period (as extended, if applicable), such party shall have negotiated, and shall have made its financial and legal advisors available to negotiate, with the other party should the other party elect to propose adjustments in the terms and conditions of this Agreement such that, after giving effect thereto, such Acquisition Proposal no longer constitutes a Superior Proposal. As used herein, “Superior Proposal” means a bona fide written Acquisition Proposal with respect to a party that the Board of Directors of such party concludes in good faith, after consultation with financial advisors and outside legal counsel, is (i) more favorable, from a financial point of view, to the stockholders or shareholders, as the case may be, of the party receiving the proposal and (ii) fully financed or reasonably capable of being fully financed and otherwise reasonably capable of being completed on a timely basis; provided that for purposes of this definition, “Acquisition Proposal” shall have the meaning set forth above, except that the references in the definition thereof to “20% or more of the outstanding shares of any class of equity securities of ACI or Bowater” shall be deemed to be references to “a majority of all outstanding shares of each class of equity securities of ACI or Bowater” and references to “20% or more of the consolidated assets of ACI or Bowater” shall be deemed to be references to “all or substantially all of the consolidated assets of ACI or Bowater”.

(c) Each of ACI and Bowater shall notify Bowater, in the case of ACI, and ACI, in the case of Bowater, promptly (but in any event within 24 hours) if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives, indicating, in connection with such notice, the name of such person and the material terms and conditions of any proposals or offers and providing, promptly and in any event within one (1) Business Day of receipt thereof, a copy of all documentation setting forth the terms of any such inquiry, proposal or offer, and thereafter shall keep Bowater, in the case of ACI, and ACI, in the case of Bowater, informed, on a reasonably current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations (including by delivering any further documentation of the type referred to above).

(d) Each of ACI and Bowater shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Each of Bowater and ACI shall promptly request each person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring it or any of its Subsidiaries to return or destroy all confidential information heretofore furnished to such person by or on behalf of it or any of its Subsidiaries.

SECTION 6.06 Tax Covenants of Bowater. During the period from the date of this Agreement to the Effective Time Bowater and its Subsidiaries shall:

(a) prepare and timely file all Tax Returns required to be filed by them on or before the Closing Date (“Post-Signing Returns”) in a manner consistent with past practice, except as otherwise required by applicable Law, and promptly provide copies of such Post-Signing Returns to ACI after the filing thereof;

(b) fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed;

(c) properly reserve (and reflect such reserve in their books and records and financial statements), for all Taxes payable by them for which no Post-Signing Return is due prior to the Effective Time in a manner consistent with past practice;

(d) promptly inform ACI, prior to the filing thereof, of any Post-Signing Returns which are reasonably expected to have a material impact on any tax position previously taken by Bowater;

(e) promptly notify ACI of any material Action or audit pending or threatened against Bowater or any of its Subsidiaries in respect of any material Tax matter, including Tax liabilities and refund claims;

(f) not make or revoke any material election with regard to Taxes or file any material amended Tax Returns, without providing prior notice thereof to ACI;

(g) not make any change in any Tax or accounting methods or systems of internal accounting controls (including procedures with respect to the payment of accounts payable and collection of accounts receivable), except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP, without providing prior notice thereof to ACI; and

(h) terminate all Tax Sharing Agreements to which Bowater or any of its Subsidiaries is a party such that there are no further liabilities thereunder.

SECTION 6.07 Tax Covenants of ACI. During the period from the date of this Agreement to the Effective Time ACI and its Subsidiaries shall:

(a) prepare and timely file all Post-Signing Returns in a manner consistent with past practice, except as otherwise required by applicable Law, and promptly provide copies of such Post-Signing Returns to Bowater after the filing thereof;

(b) fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed;

(c) properly reserve (and reflect such reserve in their books and records and financial statements), for all Taxes payable by them for which no Post-Signing Return is due prior to the Effective Time in a manner consistent with past practice;

(d) promptly inform Bowater, prior to the filing thereof, of any Post-Signing Returns which are reasonably expected to have a material impact on any tax position previously taken by ACI;

(e) promptly notify Bowater of any material Action or audit pending or threatened against ACI or any of its Subsidiaries in respect of any material Tax matter, including Tax liabilities and refund claims;

(f) not make or revoke any material election with regard to Taxes or file any material amended Tax Returns, without providing prior notice thereof to Bowater;

(g) not make any change in any Tax or accounting methods or systems of internal accounting controls (including procedures with respect to the payment of accounts payable and collection of accounts receivable), except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or Canadian GAAP, without providing prior notice thereof to Bowater; and

(h) terminate all Tax Sharing Agreements to which ACI or any of its Subsidiaries is a party such that there are no further liabilities thereunder.

ARTICLE VII

ADDITIONAL AGREEMENTS

SECTION 7.01 Confidentiality; Access to Information and Certain Tax Matters.

(a) Confidentiality. The parties acknowledge that ACI and Bowater have previously executed a Confidentiality Agreement and, along with certain other parties, a Supplemental Confidentiality and Joint Defence Agreement, each dated as of October 18, 2006 (together, the “Confidentiality Agreements”), which Confidentiality Agreements will continue in full force and effect in accordance with their terms.

(b) Access to Information. Each of Bowater and ACI will (and will cause each of its Subsidiaries to) afford the other party and its accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to its properties, books, records, Contracts and personnel during the period prior to the Effective Time to obtain all information concerning its business, properties, results of operations and personnel, as may be reasonably requested. No information or knowledge obtained by any party in any investigation pursuant to this Section 7.01(b) will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Arrangement. Notwithstanding the foregoing and in accordance with the provisions set forth in the Confidentiality Agreements, (i) either party may restrict the foregoing access to the extent that any Law (including Laws relating to the exchange of information and all applicable antitrust, competition and similar Laws, and attorney-client and other privileges) applicable to such party requires such party or its Subsidiaries to restrict or prohibit such access and (ii) nothing herein shall require any party to disclose information to the extent such information would result in a waiver of attorney-client privilege, work product doctrine or similar privilege or violate any confidentiality obligation of such party existing as of the date hereof (provided that such party shall use commercially reasonable efforts to permit such disclosure to be made in a manner consistent with the protection of such privilege or to obtain any consent required to permit such disclosure to be made without violation of such confidentiality obligations, as applicable). The parties will hold any information obtained pursuant to this Section 7.01(b) in confidence in accordance with, and otherwise subject to, the provisions of the Confidentiality Agreements.

(c) Post-Effective Time Covenants. Following the Effective Time and while any Exchangeable Shares (other than any Exchangeable Shares owned by Bowater or any of its Affiliates) are outstanding, (1) Parent will use its commercially reasonable efforts to ensure that ExchangeCo (or any successor thereto as the issuer of the Exchangeable Shares) will continue to be a “taxable Canadian corporation” and a “public corporation” within the meaning of the Canadian Tax Act (as of the Effective Time and any modifications of such definitions which are consistent with the general principle thereof), and (2) Parent will use its commercially reasonable efforts to ensure that the Exchangeable Shares are listed on a “prescribed stock exchange in Canada” within the meaning of the Canadian Tax Act (as of the Effective Time and any modifications of such definition which are consistent with the general principle thereof). This covenant shall survive the Effective Time.

(d) Tax-Deferred Transaction. None of Bowater, CallCo or ExchangeCo shall take any action which could reasonably be expected to prevent the exchange of ACI Common Shares for consideration that includes Exchangeable Shares under the Arrangement by the validly-electing Canadian resident holders of ACI Common Shares who make and file a valid tax election under subsection 85(1) or (2) of the Canadian Tax Act as described and on the terms set forth in the Plan of Arrangement from being treated as a tax deferred transaction for purposes of the Canadian Tax Act if such holders are otherwise eligible for such treatment.

(e) Actions Affecting Exchangeable Shares. So long as any outstanding Exchangeable Shares are owned by any person other than Bowater or any of its Affiliates, Parent shall not, and agrees to cause its Affiliates to not, take any action relating to a plan or agreement of complete or partial liquidation, dissolution or winding-up, merger, consolidation, continuation, change of residence, amalgamation, restructuring, recapitalization or other material reorganization of ExchangeCo or its successors or CallCo or its successors, as the case may be, that results, prior to a Redemption Date (as that term is defined in the share provisions that apply to the Exchangeable Shares), in (1) the recognition under the Canadian Tax Act (or the provincial equivalent) of any accrued gain on a holder’s Exchangeable Shares, recognition of which was deferred on the consummation of the transactions contemplated by this Agreement, (2) dividends on the Exchangeable Shares being ineligible for the dividend gross-up and tax credit under the Canadian Tax Act (or the provincial equivalent) for individuals resident in Canada for purposes of the Canadian Tax Act and the inter-corporate dividend deduction under the Canadian Tax Act (or the provincial equivalent) for corporations resident in Canada for purposes of the Canadian Tax Act, or (3) dividends on the Exchangeable Shares being subject to withholding tax (other than withholding tax imposed under the Laws of Canada or the United States or a state, province, territory or other political subdivision thereof). This covenant shall survive the Effective Time. References in this clause to the Canadian Tax Act shall be to the Canadian Tax Act as of the Effective Time and any modifications thereof which are consistent with the general principle thereof.

SECTION 7.02 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement (including Section 6.05), each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Arrangement and the other transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the Arrangement and the other transactions contemplated by this Agreement.

SECTION 7.03 Governmental Approvals.

(a) As soon as may be reasonably practicable after the execution of this Agreement, ACI and Bowater each shall (i) file with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, (ii) file with the Commissioner a pre-merger notification as required by Part IX of the Competition Act and/or request an ARC, and (iii) file comparable merger notification forms required by the merger notification or control Laws of any other applicable jurisdiction, which ACI and Bowater reasonably determine to be necessary. ACI and Bowater each shall promptly (a) supply the other with any information (other than privileged information) which may be required in order to effectuate such filings and (b) supply any additional information (other than privileged information) which reasonably may be required by the FTC, the DOJ, the Commissioner or the competition or merger control authorities of any other jurisdiction. As soon as reasonably practicable, Bowater shall file, in cooperation with ACI, with the Investment Review Division of Industry Canada (“IRD”), an application for review and any supplemental information (other than privileged information) which may be required in connection therewith pursuant to the ICA and the ICA Approval, which filings will comply with the requirements of the ICA. ACI will provide Bowater with such information and documents as is required in connection with such application.

(b) If any objections are asserted by any Governmental Authority with respect to the transactions contemplated hereby, or if any Action is instituted by any Governmental Authority or any private party challenging any of the transactions contemplated hereby, each party hereto shall use its commercially reasonable efforts to resolve any such objections or Action.

(c) Notwithstanding anything contrary in this Agreement, the parties shall not be required to enter into any settlement, agreement, or other arrangement with any Governmental Authority or private party in connection with the Arrangement and the other transactions contemplated herein or to divest or otherwise hold or maintain separate assets or properties if such would reasonably be expected, in either case, to substantially diminish the benefits reasonably expected to be derived by the parties from consummating the transactions contemplated by this Agreement.

SECTION 7.04 Indemnification, Exculpation and Insurance. From and after the Effective Time, Parent will assume and/or fulfill, as applicable, and will cause ACI or Bowater, as applicable, and/or their respective successors to fulfill and honor in all respects their respective obligations pursuant to any indemnification agreements between ACI or Bowater, as applicable, and their respective current or former directors, officers or employees (the “Indemnified Parties”) in effect immediately prior to the Effective Time and any indemnification provisions under the ACI Bylaws, Bowater Certificate or Bowater Bylaws, each as in effect on the date hereof (and shall also pay expenses in advance of the final disposition of any such action, suit or proceeding to each Indemnified Party to the fullest extent permitted under such documents and applicable Law, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances if indemnification is subsequently found by a court of competent jurisdiction, which finding is no longer subject to appeal or further proceedings, that such person is not entitled to indemnification). Parent shall cause ACI and Bowater and/or their respective successors to not amend, repeal or otherwise modify the provisions with respect to exculpation and indemnification contained in the ACI Bylaws, the Bowater Charter or the Bowater Bylaws as in effect on the date hereof for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors or officers of ACI or Bowater, as applicable, unless such modification is required by Law. For a period of six (6) years after the Effective Time, Parent will, or will cause ACI, Bowater and/or their respective successors to, maintain in effect, if available, directors’ and officers’ liability insurance covering those persons who are currently covered by ACI’s or Bowater’s, as applicable, directors’ and officers’ liability insurance policy with respect to claims arising from actions or omissions that occurred on or before the Effective Time (including in connection with this Agreement and the transactions contemplated hereby) on terms no less favorable to the beneficiaries thereof than those applicable to persons currently covered. This Section 7.04 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties referred to herein, their heirs and personal representatives.

SECTION 7.05 Public Announcements. ACI and Bowater shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Arrangement, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude is required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

SECTION 7.06 Affiliates; Section 16 Matters.

(a) Promptly following the mailing of the Joint Proxy Statement, ACI and Bowater shall provide to Parent a list of those persons who may be deemed to be, in ACI’s or Bowater’s, as applicable, reasonable judgment, affiliates of ACI or Bowater, as applicable, within the meaning of Rule 145 promulgated under the 1933 Act. Each of ACI and Bowater shall use its reasonable best efforts to cause each such person to deliver to Parent at least 30 days prior to the Closing Date a written affiliate agreement in a form to be reasonably agreed to by ACI and Bowater.

(b) The Board of Directors of ACI and Bowater shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the 1934 Act to exempt under Rule 16b-3 under the 1934 Act (i) the exchange of ACI Common Shares or Bowater Common Stock for Parent Common Stock, (ii) the conversion or exchange of ACI Stock Options or Bowater Stock Options into or for Parent Stock Options and (iii) the acquisition of shares of Parent Common Stock and options to purchase Parent Common Stock pursuant to the terms of this Agreement by officers or directors of ACI or Bowater who may become an officer or director of Parent subject to the reporting requirements of Section 16(a) of the 1934 Act.

SECTION 7.07 Governance of Parent. Immediately following the Effective Time, the members of the Board of Directors of Parent and each committee of the Board of Directors of Parent will be determined as set forth in Schedule 7.07 and each member of such Board of Directors or committee thereof will serve until the earlier of their resignation or removal and until their respective successors are duly elected and qualified, as the case may be. Immediately following the Effective Time, the individuals named in Schedule 7.07 will have the positions at Parent as set forth therein, until the earlier of their resignation or removal and until their respective successors are duly elected and qualified, as the case may be. In addition, certain other agreements of ACI and Bowater with respect to Parent at the Effective Time are set forth in Schedule 7.07, including, among other things, headquarters location, U.S. regional manufacturing and sales office and customer service locations.

SECTION 7.08 Indemnification of Holders of Exchangeable Shares. Parent and Bowater shall indemnify and hold holders of Exchangeable Shares harmless from and against any claims, demands, actions, causes of action, judgments, damages, losses, liabilities, costs or expenses (including interest, penalties and reasonable attorneys’ and experts’ fees and disbursements) which are made against or incurred by such holders of Exchangeable Shares in their capacity as shareholders of ExchangeCo primarily as a result of, arising out of or relating to the fact that ExchangeCo has been or is an operating subsidiary of Bowater rather than a special purpose vehicle.

SECTION 7.09 Parent Common Stock. Parent shall reserve from its authorized capital stock such number of shares of Parent Common Stock as may be required to be issued from time to time upon the exchange of the Exchangeable Shares or upon the exercise from time to time of the Parent Stock Options and such shares of Parent Common Stock shall be duly and validly issued by Parent, fully paid and non-assessable and free of preemptive rights, encumbrances, charges and liens on their respective dates of issue.

SECTION 7.10 Solvency of ExchangeCo. Parent and Bowater covenant and agree in favor of ExchangeCo that, prior to the Effective Time and thereafter for so long as any Exchangeable Shares are owned by any person other than Bowater or its Affiliates, Parent and Bowater shall give due regard to taking such necessary action within their control (taking into account the interests of the holders of Exchangeable Shares) to ensure that at all times during such period ExchangeCo shall meet the solvency tests under the CBCA prescribed in respect of the declaration or payment of dividends and the redemption of its shares (provided Parent and Bowater meet any such comparable tests at such time).

SECTION 7.11 Stockholder Litigation. Each Party shall give the other Party the opportunity to participate in the defense or settlement of any stockholder litigation against Parent, Bowater or ACI and/or their respective directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without the other Parties’ prior written consent (such consent not to be unreasonably withheld or delayed).

SECTION 7.12 Takeover Laws. Each of Bowater, ACI and their respective Boards of Directors shall grant such approvals and take all actions necessary so that no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (including Section 203 of the Delaware General Corporation Law) (each a “Takeover Statute”) is or may become applicable to this Agreement or the Arrangement or to the transactions contemplated hereby and thereby.

SECTION 7.13 Employee Matters.

(a) For a period of twelve months following the Effective Time, the employees of ACI, Bowater and their respective Subsidiaries, as of the Effective Time (other than employees whose terms and conditions of employment are governed by a collective bargaining agreement, the terms and conditions of which shall be respected by Parent, ACI and Bowater) who remain in the active employment of Parent, ACI, Bowater and/or their respective Subsidiaries, after the Effective Time (the “Continuing Employees”) shall receive employee benefits that are, in the aggregate (considering all employees generally), substantially similar to the employee benefits provided to Continuing Employees immediately prior to the Effective Time; provided that neither Parent, nor ACI, nor Bowater, nor any of their respective Subsidiaries shall have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements; provided, further, that no plans or arrangements of Parent, ACI, Bowater or any of their respective Subsidiaries providing for such issuance shall be taken into account in determining whether employee benefits are substantially similar in the aggregate.

(b) Nothing contained herein shall be construed as requiring, and none of Parent, ACI or Bowater shall take any action that would have the effect of requiring Parent, ACI or Bowater to continue any specific employee benefit plans or to continue the employment of any specific person.

(c) Parent shall, and shall cause ACI and Bowater and their respective Subsidiaries to, recognize the service of each Continuing Employee as if such service had been performed with Bowater, ACI or their respective Subsidiaries, as the case may be, with respect to any plans or programs in which Continuing Employees are eligible to participate after the Effective Date, except, in each case, to the extent such treatment would result in duplicative benefits (i) for purposes of eligibility to participate, eligibility for early retirement and vesting (but not for benefit accrual unless required by applicable Law) under any defined benefit pension plan, (ii) for purposes of eligibility for, and amount of, vacation, (iii) for purposes of eligibility and participation under any health or welfare plan (other than any post-employment health or post-employment welfare plan), (iv) for purposes of eligibility for, and amount of, any company matching contributions, and (v) unless covered under another arrangement with or of Parent, ACI, Bowater or their respective Subsidiaries, for benefit determination purposes under any severance plan.

(d) With respect to any “welfare plan” (as such term is defined in Section 3(1) of ERISA) maintained by Parent, ACI or Bowater after the Effective Time in which Continuing Employees first participate after the Effective Time (a “Subsequent Plan”), Parent shall, and shall cause ACI and Bowater to, (i) waive all limitations as to preexisting condition exclusions with respect to participation and coverage requirements applicable to such employees to the extent such preexisting condition exclusions were satisfied or did not apply to such employees under the welfare plans maintained by Bowater and its Subsidiaries or ACI and its Subsidiaries, as applicable, in which the Continuing Employee participated in immediately prior to his participation in the Subsequent Plan (a “Prior Plan”), provided if any insured Subsequent Plan does not allow for the waiver of such preexisting condition exclusion, such preexisting condition exclusion shall not be required to be waived, and (ii) provide each Continuing Employee with credit for any co-payments, deductibles and waiting periods paid or credited in satisfying any analogous deductible, out-of-pocket, or waiting period requirements to the extent applicable under any Subsequent Plans to the extent credited under the Prior Plans; provided, however, that Parent, Bowater, ACI, or their respective Subsidiaries, as appropriate, for each Continuing Employee, may apply any amounts credited toward any lifetime maximum provisions under a Prior Plan toward any analogous lifetime maximum provisions under a Subsequent Plan.

(e) Parent shall, and shall cause ACI and Bowater to, provide each Continuing Employee whose employment is involuntarily terminated other than for cause (as customarily defined prior to the Effective Time by Bowater or ACI, as applicable) within the twelve-month period following the Effective Time with severance pay and severance benefits that are no less favorable than the severance pay and severance benefits that would have been provided to such Continuing Employee under the terms of the Bowater Benefit Plans or ACI Benefit Plans, as applicable, in which such Continuing Employee participated (or which otherwise applied to such Continuing Employee) immediately prior to the Effective Time.

(f) Without limiting the generality of (a), (c), (d) and (e) above, Parent shall, and shall cause ACI and Bowater and their respective Subsidiaries to, comply with all applicable Law and directives relating to employees and employee benefits matters applicable to Continuing Employees.

(g) The provisions of this Section 7.13 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including for the avoidance of doubt any current or former employees, directors, or independent contractors of any of Parent, ACI, Bowater or any of their respective Subsidiaries), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 7.13) under or by reason of any provision of this Agreement.

(h) No provision of the Agreement is (A) intended, nor shall it be considered, to be an amendment to any Parent, ACI or Bowater Benefit Plan; or (B) intended to cause a right or obligation which is enforceable by a participant or beneficiary of any Parent, ACI or Bowater Benefit Plan (or to any future plan or arrangement) to a specific level of compensation or to a specific benefit. For the avoidance of doubt, any amendment to any Parent, ACI or Bowater Benefit Plan (or to any future plan or arrangement) shall occur only in accordance with its terms and shall be pursuant to actions taken which are independent of the consummation of the transactions contemplated by this Agreement or any continuing obligation hereunder.

SECTION 7.14 Tax Matters. From and after the date of this Agreement and until the Effective Time, each party (i) shall use its reasonable best efforts to cause the Merger to qualify, and shall not, without the prior written consent of the parties, knowingly take any actions or cause any actions to be taken which could prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code and (ii) shall use its reasonable best efforts to cause the Merger and the Arrangement, taken together, to qualify, and shall not, without the prior written consent of the parties, knowingly take any actions or cause any actions to be taken which could prevent the Merger and the Arrangement from qualifying, as an exchange described in Section 351 of the Code. Following the Effective Time, and consistent with any such consent, neither Parent nor any of its Subsidiaries, nor any of its Affiliates, shall knowingly take any action or cause any action to be taken which would cause the Merger to fail to so qualify as a reorganization under Section 368(a) of the Code or the Merger and the Arrangement, taken together to fail to so qualify as an exchange described in Section 351 of the Code.

SECTION 7.15 Certain Information.

(a) For each of Bowater Specified Personnel and each “disqualified individual” (within the meaning of Treasury Regulation § 1.280G-1), Bowater shall use commercially reasonable efforts to provide to ACI, within 30 days after signing of this Agreement, (A) the amount of taxable compensation for the 2002 through 2006 (inclusive) calendar years (including accurate Form W-2 information for such calendar years for each Bowater Specified Personnel who received a W-2), and (B) annual base salary as of the date hereof, actual bonus earned for the 2004 and 2005 and 2006 calendar years and target annual bonus for the 2006 and 2007 calendar years.

(b) For each of ACI Specified Personnel and each “disqualified individual” (within the meaning of Treasury Regulation § 1.280G-1), ACI shall use commercially reasonable efforts to provide to Bravo, within 30 days after signing of this Agreement, (A) the amount of taxable compensation for the 2002 through 2006 (inclusive) calendar years (including accurate Form W-2 information for such calendar years for each ACI Specified Personnel who received a W-2), and (B) annual base salary as of the date hereof, actual bonus earned for the 2004 and 2005 and 2006 calendar years and target annual bonus for the 2006 and 2007 calendar years.

ARTICLE VIII

CONDITIONS PRECEDENT

SECTION 8.01 Conditions to Each Party’s Obligation to Effect the Arrangement. The respective obligation of each party to this Agreement to effect the Arrangement and the other transactions contemplated herein shall be subject to the satisfaction or (to the extent permitted by Law) waiver by ACI and Bowater at or prior to the Effective Time of the following conditions:

(a) Bowater Stockholder Approval. The Bowater Stockholder Approval shall have been obtained.

(b) ACI Shareholder Approval. The ACI Shareholder Approval shall have been obtained, in accordance with any conditions which may be imposed by the Interim Order.

(c) Interim Order; Final Order. The Interim Order and the Final Order shall each have been obtained in form and terms reasonably satisfactory to each of Bowater and ACI, and shall not have been set aside or modified in a manner unacceptable to such parties, acting reasonably, on appeal or otherwise.

(d) No Orders. No Order or Law entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction shall be in effect which restrains or enjoins the consummation of the Arrangement or makes the Arrangement or the other transactions contemplated by this Agreement illegal.

(e) Regulatory Approvals. (i) ACI and Bowater and their respective Subsidiaries shall have obtained the Competition Act Approval; (ii) all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated; and (iii) all other similar waiting periods, approvals, or consents required to be expired, terminated, or obtained prior to the Effective Time under applicable antitrust Laws in other jurisdictions, if any, shall have either expired, been terminated or otherwise obtained, as the case may be, except to the extent the failure to obtain such other approvals or consents, or the failure to have such other waiting periods expire or terminate, would not, individually or in the aggregate, have an ACI Material Adverse Effect or a Bowater Material Adverse Effect, as the case may require.

(f) Investment Canada. The Minister under the ICA (the “Minister”) shall have sent a notice pursuant to subsection 21(1) of that Act to Bowater, on terms and conditions that will not have an ACI Material Adverse Effect and/or Bowater Material Adverse Effect, stating that the Minister is satisfied that the Arrangement is likely to be of “net benefit to Canada”, or alternatively, the time period provided for such notice under subsection 21(1) of the ICA shall have expired such that the Minister shall be deemed, pursuant to subsection 21(2) of the ICA, to be satisfied that the Arrangement is of “net benefit to Canada” such that the ICA Approval shall have obtained.

(g) Consents and Approvals. Other than matters addressed in Section 8.01(e) or Section 8.01(f) above, all consents, approvals and authorizations of any Governmental Authority required of ACI, Bowater or any of their respective Subsidiaries to consummate the Arrangement and the other transactions contemplated hereby, the failure of which to be obtained or taken, individually or in the aggregate, would have a Bowater Material Adverse Effect or an ACI Material Adverse Effect, shall have been obtained.

(h) Quebec Timber Rights. None of the tree farm licenses, forest resource licenses, forest resource processing facility licenses, forest management agreements, timber permits, cutting rights (CAAF) and timber licenses located in Quebec held by each of ACI and Bowater shall have been terminated, cancelled, reduced, failed to be renewed or otherwise materially affected before the Effective Time, unless such termination, cancellation, reduction, non-renewal or other material change, whether taken individually or in the aggregate, would have an ACI Material Adverse Effect or a Bowater Material Adverse Effect, as the case may require.

(i) Listing of Shares. The Exchangeable Shares issuable pursuant to the Arrangement shall have been conditionally approved for listing on the TSX, and the Parent Common Stock issuable (i) pursuant to the

Arrangement and the Merger, (ii) upon exchange of the Exchangeable Shares from time to time and (iii) upon exercise of the Parent Stock Options from time to time shall have been approved for listing on the NYSE and the TSX, subject to notice of issuance.

(j) Valid Issuance. Any issuance of Exchangeable Shares to be issued pursuant to the Arrangement not registered under Form S-4 or an Alternative Form shall be exempt from the registration and qualification requirements of the 1933 Act and applicable state securities or “blue sky” Laws.

(k) Parent Charter and Bylaw Amendments. The Parent Certificate and Parent Bylaws shall have been amended and restated substantially in the forms and content attached as Exhibits E and F hereto, respectively, and the Parent Certificate of Designation shall have been adopted and effectively filed with the Secretary of State of the State of Delaware, substantially in the form of, and with the content provided in, Exhibit G hereto provided, however, that neither Bowater nor ACI shall be entitled to rely on this condition precedent to the extent that it is in breach of its obligations hereunder in respect of the implementation of such amendments.

(l) Form S-4, Alternative Form and Form S-3 Registration Statements. The Form S-4, any Alternative Form and the Form S-3 shall each have become effective in accordance with the provisions of the 1933 Act, and no stop order suspending the effectiveness of the Form S-4, any Alternative Form or the Form S-3 shall have been issued by the SEC and shall remain in effect.

(m) Exchangeable Share Provision Amendment. The share provisions in respect of the Exchangeable Shares shall have been amended to reflect the Exchangeable Share Provision Amendment substantially in the form of, and with content provided in, Exhibit G hereto, provided, however, that Bowater shall not be entitled to rely on this condition precedent to the extent that it is in breach of its obligations hereunder in respect of the implementation of such amendment.

(n) Amendments to Exchangeable Share Support Agreement and Voting and Exchange Trust Agreement. The Exchangeable Share Support Agreement and the Voting and Exchange Trust Agreement shall have each been amended or amended and restated to reflect the Exchangeable Share Provision Amendment substantially in the form of, and with the content provided in, Exhibit G hereto and to include Parent as a party and signatory thereto, provided, however, that neither Bowater nor ACI shall be entitled to rely on this condition precedent to the extent that it is in breach of its obligations hereunder in respect of the implementation of such amendments or amendments and restatement, as the case may be.

(o) Dissent Rights. The holders of no more than 12% of all of the issued and outstanding ACI Common Shares shall have exercised their Dissent Rights (and not lost or withdrawn such rights) in respect of the Arrangement.

SECTION 8.02 Additional Conditions to Obligations of ACI. The obligation of ACI to consummate and effect the Arrangement and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by ACI:

(a) Representations and Warranties. (i) The representations and warranties of each of Bowater and ExchangeCo contained in Section 4.01, Section 4.03, Section 4.04(a), Section 4.04(b), Section 4.17 or Section 4.18 shall be true and correct in all material respects as of the Closing Date (other than such representations that are made as of a specified date, in which case as of such date) with the same effect as if made at and as of the Closing Date and (ii) the other representations and warranties of each of Bowater and ExchangeCo contained in this Agreement (without giving effect to any materiality (including the word “material”) or “Bowater Material Adverse Effect” qualification contained therein) shall be true and correct as of the Closing Date with the same effect as if made at and as of the Closing Date (other than such representations that are made as of a specified date, in which case as of such date), except (in the case of this clause (ii)) as would not reasonably be expected to have, individually or in the aggregate, a Bowater Material Adverse Effect. ACI shall have received a certificate with respect to the foregoing signed on behalf of Bowater and ExchangeCo by an authorized officer of Bowater and ExchangeCo.

(b) Agreements and Covenants. Each of Bowater, Parent and ExchangeCo shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date (excluding obligations under Section 6.04), and ACI shall have received a certificate to such effect signed on behalf of Bowater by an authorized officer of Bowater.

(c) No Material Adverse Effect. Since the date hereof, there shall not have been any Bowater Material Adverse Effect.

(d) Canadian Tax Deferral. There shall not have occurred any fact, event, change, development, circumstance or effect which could reasonably be expected to prevent the exchange of ACI Common Shares for consideration that includes Exchangeable Shares under the Arrangement by the validly-electing Canadian resident holders of ACI Common Shares who make and file a valid tax election under subsection 85(1) or (2) of the Canadian Tax Act as described and on the terms set forth in the Plan of Arrangement from being treated as a tax deferred transaction for purposes of the Canadian Tax Act if such holders would otherwise have been eligible for such treatment if such exchange had occurred on the date of entering into this Agreement.

(e) ExchangeCo. ExchangeCo shall not have (i) petitioned any receiver of or any trustee for ExchangeCo or all or a substantial part of its property, (ii) made a general assignment for the benefit of its creditors, (iii) been adjudicated insolvent or bankrupt, (iv) filed a petition in bankruptcy or commenced a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts, in each case, under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or consented to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it. No proceedings for the appointment of a receiver of or trustee for ExchangeCo or all or a substantial part of its property, or any involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to ExchangeCo or its debts, shall have been commenced against ExchangeCo under any bankruptcy, insolvency, reorganization or other similar Law, and no Orders for relief shall have been entered against ExchangeCo under any bankruptcy, insolvency, reorganization or similar Laws. ExchangeCo shall not have been liquidated, dissolved or wound up. ExchangeCo shall meet the solvency tests under the CBCA prescribed in respect of the declaration or payment of dividends and the redemption of its shares.

(f) Parent Board of Directors. Bowater shall have taken all such actions as are necessary to cause the Board of Directors of Parent as of the Effective Time to be constituted in accordance with Section 7.07.

SECTION 8.03 Additional Conditions to Obligations of Bowater. The obligations of Bowater to complete the Arrangement and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Bowater:

(a) Representations and Warranties. (i) The representations and warranties of ACI contained in Section 5.01, Section 5.03, Section 5.04(a), Section 5.04(b), Section 5.17 or Section 5.18 shall be true and correct in all material respects as of the Closing Date (other than such representations that are made as of a specified date, in which case as of such date) with the same effect as if made at and as of the Closing Date and (ii) the other representations and warranties of ACI contained in this Agreement (without giving effect to any materiality (including the word “material”) or “ACI Material Adverse Effect” qualification contained therein) shall be true and correct as of the Closing Date with the same effect as if made at and as of the Closing Date (other than such representations that are made as of a specified date, in which case as of such date), except (in the case of this clause (ii)) as would not reasonably be expected to have, individually or in the aggregate, an ACI Material Adverse Effect. Bowater shall have received a certificate with respect to the foregoing signed on behalf of ACI by an authorized officer of ACI.

(b) Agreements and Covenants. ACI shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date (excluding obligations under Section 6.04), and Bowater shall have received a certificate to such effect signed on behalf of ACI by an authorized officer of ACI.

(c) No Material Adverse Effect. Since the date hereof, there shall not have been any ACI Material Adverse Effect.

(d) Parent Board of Directors. ACI shall have taken all such actions as are necessary to cause the Board of Directors of Parent as of the Effective Time to be constituted in accordance with Section 7.07.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the ACI Shareholder Approval or the Bowater Stockholder Approval (except with respect to (h), (i), (j) or (k) below):

(a) by mutual written consent duly authorized by the Boards of Directors of Bowater and ACI;

(b) by either ACI or Bowater, if the Arrangement shall not have been consummated by January 31, 2008 for any reason (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose breach or failure to fulfill any obligation of this Agreement has been a principal cause of or resulted in the failure of the Arrangement to occur on or before the Termination Date;

(c) by either ACI or Bowater, if a Governmental Authority of competent jurisdiction whose approval is a condition to the obligations of the parties to complete the Arrangement or the transactions contemplated thereby has denied approval of the Arrangement and the other transactions contemplated hereby and such denial has become final and nonappealable, or if there shall be passed any Law that makes the consummation of the Arrangement and the other transactions contemplated hereby illegal or otherwise prohibited, or if a Governmental Authority in the United States or Canada shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Arrangement or the transactions contemplated thereby, which Order or other action is final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 9.01(c) shall not be available to any party whose failure to comply with or failure to fulfill any obligation of this Agreement has been a principal cause of, or resulted in, such action;

(d) by either ACI or Bowater, if the Bowater Stockholder Approval shall not have been obtained by reason of the failure to obtain the Bowater Stockholder Approval upon a vote taken thereon at the duly convened Bowater Meeting or any adjournment or postponement thereof;

(e) by either ACI or Bowater, if the ACI Shareholder Approval shall not have been obtained by reason of the failure to obtain the ACI Shareholder Approval upon a vote taken thereon at the duly convened ACI Meeting or at any adjournment or postponement thereof;

(f) by ACI, upon a breach of any representation, warranty, covenant or agreement on the part of Bowater set forth in this Agreement such that the conditions set forth in Section 8.02(a) or Section 8.02(b) are incapable of being satisfied on or before the Termination Date;

(g) by Bowater, upon a breach of any representation, warranty, covenant or agreement on the part of ACI set forth in this Agreement such that the conditions set forth in Section 8.03(a) or Section 8.03(b) are incapable of being satisfied on or before the Termination Date;

(h) by ACI, prior to the receipt of the Bowater Stockholder Approval, if (i) the Board of Directors of Bowater shall have effected a Change in Bowater Recommendation or (ii) Bowater shall have intentionally and materially breached its obligations under Section 2.08(a), Section 2.09 (excluding Section 2.09(e)), Section 6.05 or its obligation to convene the Bowater Meeting;

(i) by Bowater, prior to the receipt of the ACI Shareholder Approval, if (i) the Board of Directors of ACI shall have effected a Change in ACI Recommendation or (ii) ACI shall have intentionally and materially breached its obligations under Section 2.08(a), Section 6.05 or its obligation to convene the ACI Meeting;

(j) by ACI, prior to the receipt of the ACI Shareholder Approval, in connection with a Superior Proposal, provided that (A) ACI has complied with the terms of Section 6.05 and (B) immediately prior to the termination of this Agreement, ACI pays to Bowater the Termination Fee and the Expenses of Bowater in accordance with Section 9.03(b)(iv); or

(k) by Bowater, prior to the receipt of the Bowater Stockholder Approval, in connection with a Superior Proposal, provided that (A) Bowater has complied with the terms of Section 6.05 and (B) immediately prior to the termination of this Agreement, Bowater pays to ACI the Termination Fee and the Expenses of ACI in accordance with Section 9.03(c)(iv).

SECTION 9.02 Notice of Termination; Effect of Termination. Subject to Section 9.01(j) and Section 9.01(k), any termination of this Agreement under Section 9.01 above will be effective immediately upon the delivery of written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 9.01, this Agreement shall be void and of no further force or effect and there shall be no liability or obligation on the part of ACI, Bowater, ExchangeCo or their respective officers, directors, stockholders or shareholders, as the case may be, or Affiliates, except that (i) Section 7.01(a), this Section 9.02, Section 9.03 and ARTICLE X shall remain in full force and effect and survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any intentional or willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreements, all of which obligations shall remain in full force and effect and survive termination of this Agreement in accordance with their terms. In the event of the termination of this Agreement as provided in Section 9.01, ACI and Bowater shall cooperate in filing all documents and taking all actions necessary to cause the dissolution of Parent and Merger Sub as promptly as reasonably practicable following such termination.

SECTION 9.03 Fees and Expenses.

(a) General. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Parent if the Merger and the Arrangement are consummated. Except as set forth in this Section 9.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses if the Merger and the Arrangement are not consummated; provided, however, that Bowater and ACI shall share equally all out-of-pocket expenses (other than the fees and expenses of attorneys, accountants, investment bankers and other advisors) incurred in respect of (i) the printing, filing and mailing of the Joint Proxy Statement (including any related preliminary materials) and any amendments or supplements thereto and (ii) any filing fees required pursuant to Section 7.03(a)(i), (ii) and (iii).

(b) ACI Payments.

(i) ACI shall pay to Bowater in immediately available funds, within three (3) Business Days after demand by Bowater, the Expenses of Bowater, if:

(A) this Agreement is terminated by ACI pursuant to Section 9.01(b), by ACI or Bowater pursuant to Section 9.01(e) or by Bowater pursuant to Section 9.01(g), and

(B) following the date hereof and prior to the termination of this Agreement (or, in the case of termination pursuant to Section 9.01(e), prior to the ACI Meeting), an Acquisition Proposal in respect of ACI shall have been publicly announced or otherwise communicated to the shareholders of ACI.

(ii) If any payment becomes due and payable pursuant to clause (i) above and within twelve (12) months following the termination of this Agreement, ACI consummates or enters into a binding agreement to effect an Acquisition Proposal, or an Acquisition Proposal with respect to ACI is consummated, then ACI shall pay to Bowater in immediately available funds, within three (3) Business Days after demand by Bowater, the Termination Fee.

(iii) ACI shall pay to Bowater in immediately available funds the Termination Fee and the Expenses of Bowater (A) within three (3) Business Days after demand by Bowater following termination of this Agreement by Bowater pursuant to Section 9.01(i) or (B) immediately prior to the termination of this Agreement by ACI pursuant to Section 9.01(j).

(iv) ACI acknowledges that the agreements contained in this Section 9.03(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Bowater would not enter into this Agreement; accordingly, if ACI fails to pay in a timely manner the amounts due pursuant to this Section 9.03(b) and, in order to obtain such payment, Bowater makes a claim that results in a judgment against ACI for the amounts set forth in this Section 9.03(b), ACI shall pay to Bowater its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 9.03(b) at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

(c) Bowater Payments.

(i) Bowater shall pay to ACI in immediately available funds, within three (3) Business Days after demand by ACI, the Expenses of ACI, if:

(A) this Agreement is terminated by Bowater pursuant to Section 9.01(b), by ACI or Bowater pursuant to Section 9.01(d) or by ACI pursuant to Section 9.01(f), and

(B) following the date hereof and prior to the termination of this Agreement (or, in the case of termination pursuant to Section 9.01(d), prior to the Bowater Meeting), an Acquisition Proposal in respect of Bowater shall have been publicly announced or otherwise communicated to the stockholders of Bowater.

(ii) If any payment becomes due and payable pursuant to clause (i) above and within twelve (12) months following the termination of this Agreement, Bowater consummates or enters into a binding agreement to effect an Acquisition Proposal, or an Acquisition Proposal with respect to Bowater is consummated, then Bowater shall pay to ACI in immediately available funds, within three (3) Business Days after demand by ACI, the Termination Fee.

(iii) Bowater shall pay to ACI in immediately available funds the Termination Fee and the Expenses of ACI (A) within three (3) Business Days after demand by ACI following termination of this Agreement by ACI pursuant to Section 9.01(h) or (B) immediately prior to the termination of this Agreement by Bowater pursuant to Section 9.01(k).

(iv) Bowater acknowledges that the agreements contained in this Section 9.03(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, ACI would not enter into this Agreement; accordingly, if Bowater fails to pay in a timely manner the amounts due pursuant to this Section 9.03(c) and, in order to obtain such payment, ACI makes a claim that results in a judgment against Bowater for the amounts set forth in this Section 9.03(c), Bowater shall pay to ACI its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 9.03(c) at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

(d) Defined Terms. For purposes of Section 9.03(b) and Section 9.03(c), the following terms shall have the following meaning:

(i) “Acquisition Proposal” shall have the meaning set forth in Section 6.05(a), except that the references in the definition thereof to “20% or more of the outstanding shares of any class of equity securities of ACI or Bowater” shall be deemed to be references to “a majority of all outstanding shares of each class of equity securities of ACI or Bowater” and references to “20% or more of the consolidated assets of ACI or Bowater” shall be deemed to be references to “all or substantially all of the consolidated assets of ACI or Bowater”.

(ii) “Expenses” means all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers to a party hereto and its Affiliates), up to $12,000,000 in the aggregate, incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Transaction Documents, the preparation, printing, filing and mailing of the Joint Proxy Statement, the filing of any required notices under applicable antitrust Laws or in connection with other Regulatory Approvals, and all other matters related to the Arrangement (including the Interim Order and Final Order) and the other transactions contemplated hereby and the Transaction Documents.

(iii) “Termination Fee” means an amount equal to $28,000,000.

SECTION 9.04 Amendment. Subject to applicable Law and the Interim Order, this Agreement may be amended by the parties hereto, not later than the Effective Time, whether before or after the ACI Shareholder Approval and the Bowater Stockholder Approval have been obtained, by action taken or authorized by the respective Boards of Directors of the parties (or, to the extent permitted by applicable Law, any duly empowered committee thereof) at any time by execution of an instrument in writing signed on behalf of each of Bowater and ACI; provided that after the Bowater Stockholder Approval or ACI Shareholder Approval is obtained, no such amendment which requires further approval by the stockholders of Bowater or the shareholders of ACI, as the case may be, shall be effected without such further approval.

SECTION 9.05 Extension; Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, shall be limited to its terms and shall not be deemed to extend or waive any other provision of this Agreement. Delay in exercising or asserting any right under this Agreement shall not constitute a waiver of such right.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.01 shall not limit any covenant or agreement of the parties which by its terms, explicitly or implicitly, contemplates performance after the Effective Time.

SECTION 10.02 Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to ACI, Parent or Merger Sub, to:

Abitibi-Consolidated Inc.

1155 Metcalfe Street

Suite 800

Montreal, Quebec, H3D 5H2

Canada

Fax: (514) 394-3644

Attention: Legal Department

with a copy to:

Davies Ward Phillips & Vineberg LLP

1501 avenue McGill College

26th Floor

Montreal, Quebec, H3A 3N9

Canada

Fax: (514) 841-6499

Attention: Maryse Bertrand

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

United States of America

Fax: (212) 757-3990

Attention: Toby S. Myerson

  Edwin S. Maynard

if to Bowater, ExchangeCo, Parent or Merger Sub, to:

Bowater Incorporated

55 East Camperdown Way

P.O. Box 1028

Greenville, South Carolina 29602

United States of America

Fax: (864) 282-9573

Attention: General Counsel

with a copy to:

Troutman Sanders LLP

600 Peachtree Street, NE

Suite 5200

Atlanta, Georgia 30308-2216

United States of America

Fax: (404) 885-3900

Attention: William Calvin Smith

and

Ogilvy Renault LLP

1981 avenue McGill College

11th Floor

Montreal, Quebec, H3A 3C1

Canada

Fax: (514) 286-5474

Attention: Francis R. Legault

SECTION 10.03 Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.

SECTION 10.04 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 10.05 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Exhibits and Schedules hereto and any documents and instruments referred to herein that are to be delivered on the Closing Date) and any agreements entered into contemporaneously herewith (a) constitute the entire agreement, and supersede all prior agreements, understandings, undertakings and representations, written and oral, by or among the parties hereto with respect to the subject matter of this Agreement (except for the Confidentiality Agreements, which will continue in full force and effect in accordance with their terms) and (b) except (from and after the Effective Time) for the provisions of Section 7.04, are not intended to and do not confer upon any person other than the parties hereto, and their respective successors and permitted assigns, any legal or equitable rights or remedies or create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

SECTION 10.06 Governing Law. Without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any other jurisdictions other than those of the State of New York, this Agreement (and the transactions contemplated hereby) shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with, and any disputes or litigation arising out of or relating, directly or indirectly, to this Agreement shall be interpreted, construed and governed by and in accordance with, the Laws of the State of New York, except to the extent mandatorily governed by the Laws of Canada or the Laws of the province of Quebec or the internal laws of the State of Delaware, as applicable.

SECTION 10.07 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any such assignment or delegation without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

SECTION 10.08 Specific Enforcement; Consent to Jurisdiction. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts of the State of New York and the federal courts of the United States of America located in the State of New York, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees to waive any bond, surety or other security that might be required of any other party with respect to any action or proceeding, including an appeal thereof. In addition, each of the parties hereto irrevocably (a) consents to submit itself to the exclusive personal jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State of New York in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such court, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion, pleading or other request for leave from any such court, (d) agrees that it will not bring any action or proceeding relating to this Agreement or the transactions contemplated by this Agreement in any court other than a court of the State of New York or a federal court of the United States of America located in the State of New York, and (e) waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought (including waiver of any bond, surety or other security that might be required of any other party with respect thereto). The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Action in the manner provided in Section 10.02 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

SECTION 10.09 Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 10.09.

SECTION 10.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

ALPHA-BRAVO HOLDINGS INC.

By:	/S/ JOHN W. WEAVER
Name:	John W. Weaver
Title:	Chairman

By:	/S/ DAVID J. PATERSON
Name:	David J. Paterson
Title:	President

ABITIBI-CONSOLIDATED INC.

By:	/S/ JOHN W. WEAVER
Name:	John W. Weaver
Title:	President and Chief Executive Officer

By:	/S/ PIERRE ROUGEAU
Name:	Pierre Rougeau
Title:	Senior Vice-President, Corporate Development and Chief Financial Officer

BOWATER INCORPORATED

By:	/S/ DAVID J. PATERSON
Name:	David J. Paterson
Title:	President and Chief Executive Officer

ALPHA-BRAVO MERGER SUB INC.

By:	/S/ JOHN W. WEAVER
Name:	John W. Weaver
Title:	Chairman

By:	/S/ DAVID J. PATERSON
Name:	David J. Paterson
Title:	President

BOWATER CANADA INC.

By:	/S/ WILLIAM G. HARVEY
Name:	William G. Harvey
Title:	Director

FIRST AMENDMENT

Dated as of May 7, 2007

To the

COMBINATION AGREEMENT AND

AGREEMENT AND PLAN OF MERGER

Dated as of January 29, 2007

Among

ABITIBIBOWATER INC. (FORMERLY ALPHA-BRAVO HOLDINGS INC.),

ABITIBI-CONSOLIDATED INC.,

BOWATER INCORPORATED,

ALPHA-BRAVO MERGER SUB INC.,

and

BOWATER CANADA INC.

This FIRST AMENDMENT TO THE COMBINATION AGREEMENT AND AGREEMENT AND PLAN OF MERGER is dated as of May 7, 2007 (this “Amendment”) and is made among ABITIBIBOWATER INC. (formerly Alpha-Bravo Holdings Inc.), a Delaware corporation (“Parent”), ABITIBI-CONSOLIDATED INC., a corporation amalgamated under the laws of Canada (“ACI”), BOWATER INCORPORATED, a Delaware corporation (“Bowater”), ALPHA-BRAVO MERGER SUB INC., a Delaware corporation (“Merger Sub”), and BOWATER CANADA INC., a corporation incorporated under the laws of Canada (“ExchangeCo”).

WHEREAS, Parent, ACI, Bowater, Merger Sub and ExchangeCo entered into that certain Combination Agreement and Agreement and Plan of Merger, dated as of January 29, 2007 (the “Combination Agreement”);

WHEREAS, all of the parties to the Combination Agreement desire to amend the Combination Agreement as set forth below;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in the Combination Agreement, and subject to the conditions set forth therein, the parties hereto agree as follows:

ARTICLE I

AMENDMENT

SECTION 1.01 Exhibit B to the Combination Agreement is hereby deleted in its entirety and replaced with the exhibit attached hereto as Schedule A.

SECTION 1.02 In all other respects, the Combination Agreement shall remain unamended and in full force and effect.

ARTICLE II

GENERAL PROVISIONS

SECTION 2.01 All capitalized terms used herein and not herein defined shall of the respective meanings ascribed thereto in the Combination Agreement.

SECTION 2.02 This Amendment may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 2.03 Without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any other jurisdictions other than those of the State of New York, this Amendment shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with, and any disputes or litigation arising out of or relating, directly or indirectly, to this Amendment shall be interpreted, construed and governed by and in accordance with, the Laws of the State of New York, except to the extent mandatorily governed by the Laws of Canada or the Laws of the province of Quebec or the internal laws of the State of Delaware, as applicable.

[Signature Pages Immediately Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

ABITIBIBOWATER INC.

By:	/s/ John W. Weaver
Name: John W. Weaver Title: Chairman

By:	/s/ David J. Paterson
Name: David J. Paterson Title: President

ABITIBI-CONSOLIDATED INC.

By:	/s/ John W. Weaver
Name: John W. Weaver Title: President and Chief Executive Officer

By:	/s/ Pierre Rougeau
Name: Pierre Rougeau Title: Senior Vice-President, Corporate Development and Chief Financial Officer

BOWATER INCORPORATED

By:	/s/ David J. Paterson
Name: David J. Paterson Title: President and Chief Executive Officer

ALPHA-BRAVO MERGER SUB INC.

By:	/s/ John W. Weaver
Name: John W. Weaver Title: Chairman

By:	/s/ David J. Paterson
Name: David J. Paterson Title: President

BOWATER CANADA INC.

By:	/s/ William G. Harvey
Name: William G. Harvey Title: Director

SCHEDULE A

Schedule A is reproduced in its entirety as Annex E to this joint proxy statement/prospectus/ management information circular.

ANNEX D

APPLICATION FOR INTERIM AND FINAL ORDERS WITH RESPECT TO THE ARRANGEMENT, AFFIDAVITS IN SUPPORT OF THE APPLICATION FOR INTERIM AND FINAL ORDERS, EXHIBITS IN SUPPORT OF THE APPLICATION FOR FINAL ORDER, INTERIM ORDER AND NOTICE OF APPLICATION FOR FINAL ORDER

The Application for Interim and Final Orders with respect to the Arrangement, Affidavits in support of the Application for Interim and Final Orders, exhibits in support of the Application for Final Order, Interim Order and Notice of Application for Final Order to be provided by amendment upon issuance of the Interim Order of the Superior Court of Quebec.

D-1

ANNEX E

FORM OF PLAN OF ARRANGEMENT

UNDER SECTION 192

OF THE CANADA BUSINESS CORPORATIONS ACT

ARTICLE 1

INTERPRETATION

1.1	Definitions

In addition to terms defined elsewhere in this Plan of Arrangement, the following terms, when used in this Plan of Arrangement, shall have the meanings set forth below and grammatical variations of such terms shall have corresponding meanings:

“ACI” means Abitibi-Consolidated Inc., a corporation amalgamated under the laws of Canada;

“ACI Common Shares” means the common shares in the share capital of ACI;

“ACI ExchangeCo Certificates” has the meaning ascribed thereto in Section 4.2;

“ACI Exchange Fund” has the meaning ascribed thereto in Section 4.1;

“ACI Exchange Ratio” means 0.06261;

“ACI Meeting” means the meeting of holders of ACI Common Shares, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider, or at which will be considered, the Arrangement and other matters related to the Combination Agreement and the Arrangement;

“ACI Parent Certificates” has the meaning ascribed thereto in Section 4.3;

“ACI Share-Based Award” has the meaning ascribed thereto in Section 2.2(d);

“ACI Stock Plans” has the meaning ascribed thereto in Section 2.2(d);

“ACI Stock Options” means the options to purchase ACI Common Shares granted under the ACI Stock Option Plans, and being outstanding and unexercised on the Effective Date;

“Arrangement” means an arrangement under section 192 of the CBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with section 9.04 of the Combination Agreement or Article 6 hereof or made at the direction of the Court in the Final Order;

“Arrangement Resolution” means the special resolution of the holders of the ACI Common Shares, to be considered at the ACI Meeting, substantially in the form and content of Exhibit A to the Combination Agreement;

“Articles of Arrangement” means the articles of arrangement of ACI in respect of the Arrangement that are required by the CBCA to be sent to the Director after the Final Order is made;

“Bowater” means Bowater Incorporated, a Delaware corporation, and any successor corporation thereto;

“Bowater Common Stock” means shares of the common stock, par value $1.00 per share, of Bowater;

“Bowater Exchange Ratio” means 0.52;

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions are required or authorized by law to be closed in New York, New York or in Montreal, Quebec;

“CallCo” means Bowater Canadian Holdings Incorporated, a corporation incorporated under the laws of the Province of Nova Scotia and a Subsidiary of Bowater;

“Canadian Tax Act” means the Income Tax Act (Canada) and the regulations adopted thereunder, in each case as now in effect and as the same may be amended from time to time;

“CBCA” means the Canada Business Corporations Act, as amended;

“Certificate” means the certificate of arrangement giving effect to the Arrangement, issued pursuant to subsection 192(7) of the CBCA after the Articles of Arrangement have been filed;

“Circular” means the notice of the ACI Meeting to be sent to holders of ACI Common Shares as of the record date fixed in respect of the ACI Meeting and the accompanying management information circular in connection with the ACI Meeting, as amended, supplemented or otherwise modified, including all appendices and schedules thereto;

“Combination Agreement” means the combination agreement and agreement and plan of merger made as of January 29, 2007 among Parent, ACI, Bowater, Merger Sub and ExchangeCo, as may be amended, supplemented and/or restated in accordance therewith prior to the Effective Date, providing for, among other things, the Arrangement;

“Court” means the Superior Court, District of Montreal, Province of Quebec;

“Director” means the Director appointed pursuant to section 260 of the CBCA;

“Dissent Rights” has the meaning ascribed thereto in Section 3.1;

“Dissenting Shareholder” means a holder of ACI Common Shares who dissents in respect of the Arrangement in strict compliance with the Dissent Rights;

“Effective Date” means the date shown on the Certificate, provided that such date occurs on or prior to the Termination Date;

“Effective Time” means [        ] (Montreal time) on the Effective Date;

“Election Deadline” means 5:00 p.m. (local time) at the place of deposit on the date which is two Business Days prior to the date of the ACI Meeting;

“Exchange Agent” means [        ] at its offices set out in the Letter of Transmittal and Election Form;

“Exchangeable Share Elected Share” means any ACI Common Share held by a holder who is neither a Non-Resident of Canada nor a Tax Exempt Shareholder and in respect of which an effective election pursuant to Section 2.3(a) has been made, in a duly completed Letter of Transmittal and Election Form received by the Exchange Agent on or prior to the Election Deadline, to exchange under the Arrangement for a number of Exchangeable Shares equal to the product of the total number of ACI Common Shares held by that holder multiplied by the ACI Exchange Ratio;

“Exchangeable Share Limit” means (i) 20% multiplied by the aggregate of (x) the number of ACI Common Shares that are issued and outstanding immediately prior to the Effective Time multiplied by the ACI Exchange Ratio, (y) the number of shares of Bowater Common Stock that are issued and outstanding immediately prior to the Effective Time multiplied by the Bowater Exchange Ratio, and (z) the number of Exchangeable Shares that are issued and outstanding immediately prior to the Effective Time multiplied by the Bowater Exchange Ratio; minus (ii) the number of Exchangeable Shares that are issued and outstanding immediately prior to the Effective Time multiplied by the Bowater Exchange Ratio;

“Exchangeable Share Limit Pro Ration” has the meaning ascribed thereto in Section 2.4;

“Exchangeable Share Provisions” means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares, which rights, privileges, restrictions and conditions shall be substantially as set out in Appendix I hereto;

“Exchangeable Shares” means validly issued Exchangeable Shares in the capital of ExchangeCo, having substantially the rights, privileges, restrictions and conditions set out in the Exchangeable Share Provisions;

“ExchangeCo” means Bowater Canada Inc., a corporation incorporated under the laws of Canada which will change its name to “AbitibiBowater Canada Inc.” on the Effective Date;

“Excess Parent Shares” has the meaning ascribed thereto in Section 4.6;

“Excess Parent Shares Trust” has the meaning ascribed thereto in Section 4.6;

“Excess Exchangeable Shares” has the meaning ascribed thereto in Section 4.6;

“Excess Exchangeable Shares Trust” has the meaning ascribed thereto in Section 4.6;

“Final Order” means the final order of the Court approving the Arrangement, as such order may be amended or varied at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

“Governmental Authority” means any federal, state, provincial, territorial or local government of any relevant country or jurisdiction, any subdivision, agency, board, court, commission or authority thereof, or any quasi-governmental body, arbitral body with legal jurisdiction or any organized securities exchange or taxing authority;

“holders” means, when used with reference to the ACI Common Shares, the holders of ACI Common Shares shown from time to time in the register maintained by or on behalf of ACI in respect of the ACI Common Shares and, when used with reference to the Exchangeable Shares, means the holders of Exchangeable Shares shown from time to time in the register maintained by or on behalf of ExchangeCo in respect of the Exchangeable Shares;

“Interim Order” means the interim order of the Court, as the same may be amended, in respect of the Arrangement, as contemplated by section 2.06 of the Combination Agreement;

“Law” means any statute, law, bylaw, ordinance, rule, regulation, order or permit (of any relevant country or jurisdiction) adopted, passed, issued, promulgated or entered into by any Governmental Authority;

“Letter of Transmittal and Election Form” means the letter of transmittal and election form for use by holders of ACI Common Shares, in the form accompanying the Circular;

“Liquidation Call Right” has the meaning ascribed thereto in Section 5.2(a);

“Liquidation Date” has the meaning ascribed thereto in the Exchangeable Share Provisions;

“Merger Sub” means Alpha-Bravo Merger Sub Inc., a Delaware corporation;

“Non-Resident of Canada” means: (i) a person who is not a resident of Canada for the purposes of the Canadian Tax Act; or (ii) a partnership that is not a Canadian partnership for the purposes of the Canadian Tax Act;

“NYSE” means The New York Stock Exchange, Inc.;

“Parent” means Alpha-Bravo Holdings Inc., a Delaware corporation which has changed its name to “AbitibiBowater Inc.”, and any successor corporation thereto;

“Parent Common Stock” means the common stock par value U.S.$.01 of Parent;

“Parent Elected Share” means any ACI Common Share held by a holder who is neither a Non-Resident of Canada nor a Tax Exempt Shareholder and in respect of which an effective election pursuant to Section 2.3(a) has been made, in a duly completed Letter of Transmittal and Election Form received by the Exchange Agent on or prior to the Election Deadline, to exchange under the Arrangement for a number of shares of Parent Common Stock equal to the product of the total number of ACI Common Shares held by that holder multiplied by the ACI Exchange Ratio or that is deemed to be a Parent Elected Share pursuant to Section 2.3(b);

“Parent Option” has the meaning ascribed thereto in Section 2.2(c);

“Parent Stock-Based Award” has the meaning ascribed thereto in Section 2.2(d);

“person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

“Redemption Call Purchase Price” has the meaning ascribed thereto in Section 5.3(a);

“Redemption Call Right” has the meaning ascribed thereto in Section 5.3(a);

“Redemption Date” has the meaning ascribed thereto in the Exchangeable Share Provisions;

“Share Certificate” has the meaning ascribed thereto in Section 4.3;

“Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of the second person’s Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by the first person;

“Tax Exempt Shareholder” means a holder of ACI Common Shares that is generally exempt from tax under Part I of the Canadian Tax Act by virtue of subsection 149(1) of the Canadian Tax Act;

“Termination Date” means January 31, 2008, or such later date as may be mutually agreed by the parties to the Combination Agreement;

“Transfer Agent” has the meaning ascribed thereto in Section 5.2(b); and

“TSX” means The Toronto Stock Exchange.

1.2	Sections and Headings

The division of this Plan of Arrangement into sections and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to a section or an exhibit refers to the specified section of or exhibit to this Plan of Arrangement.

1.3	Number, Gender and Persons

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular number include the plural and vice versa and words importing any gender include all genders.

ARTICLE 2

ARRANGEMENT

2.1	Binding Effect

This Plan of Arrangement, within the meaning of section 192 of the CBCA, will become effective at, and be binding at and after, the Effective Time on (i) ACI, (ii) Parent, Bowater, CallCo and ExchangeCo, (iii) all holders and all beneficial owners of ACI Common Shares, (iv) all holders and all beneficial owners of Exchangeable Shares and Parent Options from time to time, (v) all holders of ACI Stock Options and ACI Share-Based Awards and (vi) all holders and beneficial owners of Parent Common Stock received in exchange for Exchangeable Shares or on the exercise of Parent Options.

2.2	Arrangement

Commencing at the Effective Time, the following shall occur and shall be deemed to occur in the following order without any further act or formality:

(a)	each Parent Elected Share will be transferred by the holder thereof to Parent in exchange for the number of shares of Parent Common Stock equal to the ACI Exchange Ratio, and such transfer shall be reflected in the register of holders of ACI Common Shares and to the register of holders of Parent Common Stock accordingly;

(b)	each Exchangeable Elected Share will be transferred by the holder thereof to ExchangeCo in exchange for the number of Exchangeable Shares equal to the ACI Exchange Ratio, and such transfer shall be reflected in the register of holders of ACI Common Shares and to the register of holders of Exchangeable Shares accordingly;

(c)	each ACI Stock Option shall be exchanged with Parent for an option (a “Parent Option”) to purchase a number of shares of Parent Common Stock equal to the product of the ACI Exchange Ratio multiplied by the number of ACI Common Shares subject to such ACI Stock Option. Such Parent Option shall provide for an exercise price per share of Parent Common Stock equal to the exercise price per share of such ACI Stock Option immediately prior to the Effective Time divided by the ACI Exchange Ratio. If the foregoing calculation results in a Parent Option of a particular holder being exercisable for a total number of shares of Parent Common Stock that includes a fraction of a share of Parent Common Stock, then the total number of shares of Parent Common Stock subject to such Parent Option shall be rounded to the nearest whole number of Parent Common Stock and the total exercise price for the Parent Option will be appropriately adjusted by the exercise price of the fractional share of Parent Common Stock. The term to expiry, conditions to and manner of exercising, and all other terms and conditions of a Parent Option will otherwise be unchanged, and any document or agreement previously evidencing an ACI Stock Option shall thereafter evidence and be deemed to evidence such Parent Option;

(d)	At the Effective Time, each right of any kind, contingent or accrued, to receive ACI Common Shares or benefits measured by the value of a number of ACI Common Shares, and each award of any kind consisting of ACI Common Shares, granted under the employee and director stock plans of ACI (the “ACI Stock Plans”) (including restricted stock, restricted stock units, deferred stock units and dividend equivalents), other than ACI Stock Options (each, an “ACI Share-Based Award”), whether vested or unvested, which is outstanding immediately prior to the Effective Time shall cease to represent a right or award with respect to ACI Common Shares and shall be converted, at the Effective Time, into a right or award with respect to shares of Parent Common Stock (a “Parent Stock-Based Award”), on the same terms and conditions as were applicable under ACI Share-Based Awards (but taking into account any changes thereto, including the acceleration thereof, provided for in ACI Stock Plans, in any award agreement or in such ACI Share-Based Award by reason of this Plan of Arrangement or the transactions contemplated hereby). The number of shares of Parent Common Stock subject to each such Parent Stock-Based Award shall be equal to the number of ACI Common Shares subject to ACI Share-Based Awards, multiplied by the ACI Exchange Ratio (with the resulting product rounded to the nearest whole share). All dividend equivalents credited to the account of each holder of a ACI Share-Based Award as of the Effective Time shall remain credited to such holder’s account immediately following the Effective Time, subject to adjustment in accordance with the foregoing;

(e)	As soon as practicable after the Effective Time, Parent shall deliver to the holders of ACI Stock Options and ACI Share-Based Awards appropriate notices setting forth such holders’ rights pursuant to the respective ACI Stock Plans and agreements evidencing the grants of such ACI Stock Options and ACI Share-Based Awards, and stating that such ACI Stock Options and ACI Share-Based Awards and agreements have been assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.2 after giving effect to the Arrangement and the terms of ACI Stock Plans); and

(f)	Prior to the Effective Time, ACI shall take all necessary action for the adjustment of ACI Share-Based Awards under this Section 2.2. Parent shall reserve for issuance a number of shares of Parent Common Stock at least equal to the number of shares of Parent Common Stock that will be subject to Parent Options and Parent Stock-Based Awards as a result of the actions contemplated by this Plan of Arrangement.

2.3	Elections

(a)

Each person who, at or prior to the Election Deadline, is a holder of record of ACI Common Shares and who is neither a Non-Resident of Canada nor a Tax Exempt Shareholder, will be entitled, with respect to all or a portion of such shares, to make an election at or prior to the Election Deadline to receive (i) Exchangeable Shares or (ii) shares of Parent Common Stock, in exchange for such holder’s ACI Common Shares, on the basis set forth herein and in accordance with such arrangements and procedures as will be agreed upon in good faith by Parent, Bowater, Merger Sub, CallCo, ExchangeCo and ACI, including the form of the Letter of Transmittal and Election Form containing the elections and the procedures governing transmittal.

(b)	Each ACI Common Share held by a holder who is either a Non-Resident of Canada or a Tax Exempt Shareholder or in respect of which an effective election pursuant to Section 2.3(a) has not been made (other than ACI Common Shares held by Dissenting Shareholders who are ultimately entitled to be paid the fair value of the ACI Common Shares held by them) will be deemed to be a Parent Elected Share and will receive the number of shares of Parent Common Stock equal to the product of the total number of ACI Common Shares held by that holder multiplied by the ACI Exchange Ratio on the basis set forth herein.

2.4	Exchangeable Share Limit

In the event that the aggregate number of Exchangeable Shares that would, but for this Section 2.4, be issued to holders of ACI Common Shares pursuant to Section 2.2 exceeds the Exchangeable Share Limit, then the number of Exchangeable Shares to be issued to any holder shall be determined by multiplying the total number of Exchangeable Shares otherwise issuable to such holder by a fraction, the numerator of which is the Exchangeable Share Limit, and the denominator of which is the aggregate number of Exchangeable Shares otherwise issuable to all holders (the “Exchangeable Share Limit Pro Ration”); and such holder shall be deemed to have elected to receive a number of shares of Parent Common Stock for their ACI Common Shares equal to the number of Exchangeable Shares that, but for this Section 2.4, such holder would have received, less the actual number of Exchangeable Shares such holder receives pursuant to this Section 2.4. No fractional shares shall be issued to holders of ACI Common Shares in the event that the Exchangeable Share Limit is exceeded and any shares issued pursuant to the procedure set forth in this Section 2.4 shall be subject to the procedure set forth in Section 4.6.

2.5	Adjustments to ACI Exchange Ratio

The ACI Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or ACI Common Shares other than stock dividends paid in lieu of ordinary course dividends), consolidation, reorganization, recapitalization or other like change that affects all outstanding Parent Common Stock, Bowater Common Stock or ACI Common Shares occurring after the date of the Combination Agreement and prior to the Effective Time.

ARTICLE 3

RIGHTS OF DISSENT

3.1	Rights of Dissent

Holders of ACI Common Shares may exercise rights of dissent with respect to such shares pursuant to and in the manner set forth in section 190 of the CBCA and this Section 3.1 (the “Dissent Rights”) in connection with the Arrangement; provided that, (i) notwithstanding subsection 190(5) of the CBCA, the written objection to the Arrangement Resolution referred to in subsection 190(5) of the CBCA must be received by ACI not later than 5:00 p.m. (Montreal time) on the Business Day immediately preceding the ACI Meeting. Holders of ACI Common Shares who duly exercise such rights of dissent and who:

(a)	are ultimately determined to be entitled to be paid fair value for their ACI Common Shares shall be deemed to have transferred such ACI Common Shares to ACI for cancellation on the Effective Date prior to any of the steps described in Section 2.2 hereof; or

(b)	are ultimately determined not to be entitled, for any reason, to be paid fair value for their ACI Common Shares shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of ACI Common Shares and shall receive a number of shares of Parent Common Stock equal to the number of ACI Common Shares held by the holder multiplied by the ACI Exchange Ratio;

but in no case shall Parent, Bowater, ExchangeCo, CallCo, ACI or any other person be required to recognize such holders as holders of ACI Common Shares after the Effective Time, and the names of such holders of ACI Common Shares shall be deleted from the register of holders of ACI Common Shares at the Effective Time; and (ii) notwithstanding subsection 190(3), holders of ACI Common Shares who duly exercise such rights of dissent shall be paid fair market value by either ACI or ExchangeCo, at Parent’s option; and (iii) notwithstanding subsection 190(16), any application made by any holder of ACI Common Shares shall be made to the Court.

ARTICLE 4

CERTIFICATES AND FRACTIONAL SHARES

4.1	Exchange Agent

At the Effective Time, ExchangeCo and Parent shall deposit with the Exchange Agent, certificates representing that number of whole Exchangeable Shares and that number of whole shares of Parent Common Stock to be delivered pursuant to the Arrangement upon the exchange of ACI Common Shares. In addition, Parent and ExchangeCo shall deposit with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions payable pursuant to Section 4.3 hereof and cash in lieu of any fractional shares payable pursuant to Section 4.6 hereof. All Exchangeable Shares, shares of Parent Common Stock, dividends and distributions deposited with the Exchange Agent pursuant to this Section 4.1 shall hereinafter be referred to as the “ACI Exchange Fund”.

4.2	Certificates Representing Exchangeable Shares

At or promptly after the Effective Time, ExchangeCo shall deposit with the Exchange Agent, for the benefit of the holders of ACI Common Shares who will receive Exchangeable Shares in connection with the Arrangement, certificates representing that number of whole Exchangeable Shares to be delivered pursuant to Section 2.2 hereof upon the exchange of ACI Common Shares (the “ACI ExchangeCo Certificates”). Upon surrender to the Exchange Agent for cancellation of an ACI ExchangeCo Certificate that immediately prior to the Effective Time represented ACI Common Shares that were exchanged for Exchangeable Shares under the Arrangement, together with such other documents and instruments as would have been required to effect the transfer of the shares formerly represented by such ACI ExchangeCo Certificate under the CBCA and the articles and by-laws of ACI, and such additional documents and instruments as the Exchange Agent may reasonably require, the holder of such surrendered ACI ExchangeCo Certificate shall be entitled to receive in exchange therefor, and the Exchange Agent shall deliver to such holder, a certificate representing that number (rounded down to the nearest whole number) of Exchangeable Shares which such holder has the right to receive (together with any dividends or distributions with respect thereto pursuant to Section 4.4 hereof and any cash in respect of a fractional interest in a share pursuant to Section 4.6 hereof, in each case less any amounts withheld pursuant to Section 4.11 hereof), and the ACI ExchangeCo Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of ACI Common Shares that is not registered in the transfer records of ACI, a certificate representing the proper number of Exchangeable Shares may be issued to the transferee if the certificate representing such ACI Common Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer. Until surrendered as contemplated by this Section 4.2, each ACI ExchangeCo Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender (i) the certificate representing Exchangeable Shares as contemplated by this Section 4.2, (ii) a cash payment in respect of any fractional interest in a share as contemplated by Section 4.6 hereof and (iii) any dividends or distributions with a record date after the Effective Time theretofore paid or payable with respect to such shares as contemplated by Section 4.4 hereof, in each case less any amounts withheld pursuant to Section 4.11 hereof.

4.3	Certificates Representing Parent Common Stock

At or promptly after the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of ACI Common Shares who will receive shares of Parent Common Stock in connection with the Arrangement, certificates representing that number of whole shares of Parent Common Stock issued pursuant to Section 2.2 hereof in exchange for outstanding ACI Common Shares (the “ACI Parent Certificates” and, together with the ACI ExchangeCo Certificates, the “Share Certificates” ). Upon surrender to the Exchange Agent for cancellation of an ACI Parent Certificate which immediately prior to the Effective Time represented ACI Common Shares that were exchanged for shares of Parent Common Stock under the Arrangement, together with such other documents and instruments as would have been required to effect the transfer of the shares formerly represented by such ACI Parent Certificate under the CBCA and the articles and by-laws of ACI, and such additional documents and instruments as the Exchange Agent may reasonably require, the holder of such surrendered ACI Parent Certificate shall be entitled to receive in exchange therefor, and the Exchange Agent shall deliver to such holder, a certificate representing that number (rounded down to the nearest whole number) of shares of Parent Common Stock which such holder has the right to receive (together with any dividends or distributions with respect thereto pursuant to Section 4.4 hereof and any cash in respect of a fractional interest in a share pursuant to Section 4.6 hereof, in each case less any amounts withheld pursuant to Section 4.11 hereof), and the certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of ACI Common Shares that is not registered in the transfer records of ACI, a certificate representing the proper number of shares of Parent Common Stock may be issued to the transferee if the certificate representing such ACI Common Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer. Until surrendered as contemplated by this Section 4.3 hereof, each certificate which immediately prior to the Effective Time represented ACI Common Shares that were exchanged for shares of Parent Common Stock shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender (i) the certificate representing shares of Parent Common Stock as contemplated by this Section 4.3 hereof, (ii) a cash payment in respect of a fractional interest in a share as contemplated by Section 4.6 hereof and (iii) any dividends or distributions with a record date after the Effective Time theretofore paid or payable with respect to such shares as contemplated by Section 4.4 hereof, in each case less any amounts withheld pursuant to Section 4.11 hereof.

4.4	Distributions with Respect to Unexchanged Shares

No dividends or other distributions with respect to shares of Parent Common Stock or Exchangeable Shares with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Share Certificate with respect to the shares of Parent Common Stock or Exchangeable Shares that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of fractional shares of Parent Common Stock or Exchangeable Shares shall be paid to any such holder pursuant to Section 4.6 hereof, in each case until the holder of such Share Certificate shall have surrendered such Share Certificate in accordance with this Article 4. Following the surrender of any Share Certificate, there shall be paid to the record holder of the certificate representing whole shares of Parent Common Stock or whole Exchangeable Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date on or after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock or whole Exchangeable Shares and the amount of any cash payable in lieu of a fractional share of Parent Common Stock or Exchangeable Share to which such holder is entitled pursuant to Section 4.6 hereof and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock or whole Exchangeable Shares.

4.5	No Further Ownership Rights in ACI Common Shares

The shares of Parent Common Stock and Exchangeable Shares issued upon conversion of the ACI Common Shares in accordance with the terms hereof and the payment of such dividends or other distributions as are payable pursuant to Section 4.3 and such cash in lieu of any fractional shares as is payable pursuant to

Section 4.6 hereof upon the surrender of Share Certificates in accordance with the terms of this Article 4 shall be deemed to have been in full satisfaction of all rights pertaining to the ACI Common Shares formerly represented by such Share Certificates, subject, however, to ACI’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by ACI on the ACI Common Shares in accordance with the terms of this Agreement prior to the Effective Time. At the close of business on the day on which the Effective Time occurs, the share transfer books of ACI shall be closed, and there shall be no further registration of transfers on the share transfer books of ACI of the ACI Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Share Certificate is presented to ACI for transfer, it shall be canceled against delivery thereof and exchanged as provided in this Article 4.

4.6	No Fractional Shares

No certificates or scrip representing fractional shares of Parent Common Stock or Exchangeable Shares shall be issued upon the surrender for exchange of Share Certificates, no dividends or other distributions of Parent or ExchangeCo shall relate to such fractional share interests and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Parent or ExchangeCo.

As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (x) the number of whole shares of Parent Common Stock delivered to the Exchange Agent by Parent pursuant to Section 4.1 hereof over (y) the aggregate number of whole shares of Parent Common Stock to be distributed to holders of ACI Common Shares pursuant to Section 4.3 hereof (such excess being herein called the “Excess Parent Shares”). Following the Effective Time, the Exchange Agent, as agent for the holders of ACI Common Shares, shall sell the Excess Parent Shares at then prevailing prices on the NYSE, all in the manner provided in this Section 4.6 hereof.

The sale of the Excess Parent Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. The Exchange Agent shall use all reasonable efforts to complete the sale of the Excess Parent Shares as promptly following the Effective Time as, in the Exchange Agent’s reasonable judgment, is practicable and consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the proceeds of such sale or sales have been distributed to the former holders of ACI Common Shares, the Exchange Agent will hold such proceeds in trust for the holders of ACI Common Shares (the “Excess Parent Shares Trust”). Parent shall pay all commissions, transfer taxes and other out of pocket transaction costs, including the expenses and compensation, of the Exchange Agent incurred in connection with such sale of the Excess Parent Shares. The Exchange Agent shall determine the portion of the Excess Parent Shares Trust to which each holder of ACI Common Shares shall be entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Excess Parent Shares Trust by a fraction the numerator of which is the amount of the fractional share interest to which such holder of ACI Common Shares is entitled (after taking into account all ACI Common Stock held at the Effective Time by such holder which were exchanged for shares of Parent Common Stock) and the denominator of which is the aggregate amount of fractional share interests to which all holders of ACI Common Shares who exchanged such shares for shares of Parent Common Stock are entitled.

As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (x) the number of whole Exchangeable Shares delivered to the Exchange Agent by ExchangeCo pursuant to Section 4.1 hereof over (y) the aggregate number of whole Exchangeable Shares to be distributed to holders of ACI Common Shares pursuant to Section 4.3 hereof (such excess being herein called the “Excess Exchangeable Shares”). Following the Effective Time, the Exchange Agent, as agent for the holders of ACI Common Shares, shall sell the Excess Exchangeable Shares all in the manner provided in this Section 4.6.

The sale of the Excess Exchangeable Shares by the Exchange Agent shall be executed by private sale (or by way of sale through the facilities of the TSX). The Exchange Agent shall use all reasonable efforts to complete the sale of the Excess Exchangeable Shares as promptly following the Effective Time as, in the Exchange Agent’s reasonable judgment, is practicable and consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the proceeds of such sale or sales have been distributed to the former holders of ACI Common Shares, the Exchange Agent will hold such proceeds in trust for the holders of ACI Common Shares (the “Excess Exchangeable Shares Trust”). ExchangeCo shall pay all commissions, transfer taxes and other out of pocket transaction costs, including the expenses and compensation, of the Exchange Agent incurred in connection with such sale of the Excess Exchangeable Shares. The Exchange Agent shall determine the portion of the Excess Exchangeable Shares Trust to which each holder of ACI Common Shares shall be entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Excess Exchangeable Shares Trust by a fraction the numerator of which is the amount of the fractional share interest to which such holder of ACI Common Shares is entitled (after taking into account all ACI Common Stock held at the Effective Time by such holder which were exchanged for Exchangeable Shares) and the denominator of which is the aggregate amount of fractional share interests to which all holders of ACI Common Shares who exchanged such shares for Exchangeable Shares are entitled.

Notwithstanding the foregoing, ExchangeCo or Parent, respectively, shall be entitled to deposit cash with the Exchange Agent to enable the Exchange Agent to make cash payments provided for in this Section 4.6, in which case the Exchangeable Shares or Parent Common Stock, as the case may be, that would otherwise be sold by the Exchange Agent will be surrendered to ExchangeCo or Parent or no such shares will be issued.

4.7	Termination of the ACI Exchange Fund

Any portion of the ACI Exchange Fund that remains undistributed to the holders of the Share Certificates for six months after the Effective Time shall be delivered to Parent and ExchangeCo, pro rata in the proportion of undistributed Parent Elected Shares to ExchangeCo Elected Shares, upon demand, and any holders of the Share Certificates who have not theretofore complied with this Article 4 shall thereafter look only to Parent and ExchangeCo for, and Parent and ExchangeCo shall remain liable for, payment of their claim for shares of Parent Common Stock, Exchangeable Shares, any dividends or other distributions payable pursuant to Section 4.3 hereof and cash in lieu of any fractional shares payable pursuant to Section 4.6 hereof in accordance with this Article 4.

4.8	No Liability

None of Parent, ExchangeCo, CallCo, ACI or Bowater, or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock, Exchangeable Shares, dividends or other distributions from the ACI Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Share Certificate shall not have been surrendered prior to three years after the Effective Time (or immediately prior to such earlier date on which any shares of Parent Common Stock or Exchangeable Shares (and any dividends or other distributions payable with respect thereto pursuant to Section 4.3 hereof and cash in lieu of any fractional shares payable with respect thereto pursuant to Section 4.6 hereof) would otherwise escheat to or become the property of any Governmental Authority), any such shares (and any dividends or other distributions payable with respect thereto pursuant to Section 4.3 hereof and cash in lieu of any fractional shares payable with respect thereto pursuant to Section 4.6 hereof) shall, to the extent permitted by applicable Law, become the property of Parent or ExchangeCo as the case may be, free and clear of all claims, rights, interest or liens of any person previously entitled thereto.

4.9	Investment of ACI Exchange Fund

The Exchange Agent shall invest the cash included in the ACI Exchange Fund as directed by Parent and ExchangeCo, in proportion to the amounts represented by the Parent Elected Shares to the ExchangeCo Elected Shares. Any interest and other income resulting from such investments shall be paid to and be income of Parent and ExchangeCo, respectively. If for any reason (including losses on any investments) the cash in the ACI

Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent and ExchangeCo shall promptly deposit cash into the ACI Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations, pro rata in the proportion of Parent Elected Shares to ExchangeCo Elected Shares .

4.10	Lost Share Certificates

If any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Share Certificate to be lost, stolen or destroyed and, if required by Parent or ExchangeCo, the posting by such person of a bond in such reasonable amount as Parent or ExchangeCo may direct as indemnity against any claim that may be made against it with respect to such Share Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Share Certificate shares of Parent Common Stock, Exchangeable Shares any dividends or other distributions payable pursuant to Section 4.3 hereof and cash in lieu of any fractional shares payable pursuant to Section 4.6 hereof, in each case pursuant to this Article 4.

4.11	Withholding Rights

Parent, ACI, ExchangeCo, or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Arrangement such amounts as Parent, ACI, ExchangeCo or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code or any provision of federal, provincial or state or local or other Law of any applicable country or jurisdiction. To the extent that amounts are so deducted, withheld and paid over to the appropriate Governmental Authority by Parent, ACI, ExchangeCo or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Plan of Arrangement as having been paid to the holder of Share Certificates in respect of which such deduction and withholding was made by Parent, ExchangeCo or the Exchange Agent.

ARTICLE 5

CERTAIN RIGHTS OF CALLCO TO ACQUIRE EXCHANGEABLE SHARES

5.1	CallCo Call Rights

By virtue of this Plan of Arrangement and the Exchangeable Share Provisions, each holder of ACI Common Shares who receives Exchangeable Shares under this Plan of Arrangement, and the assignees from time to time of such Exchangeable Shares, shall be subject to the Liquidation Call Right and the Redemption Call Right of CallCo as referred to in the Exchangeable Share Provisions and, for the purposes of this Plan of Arrangement, set out in Sections 5.2 and 5.3 hereof. Capitalized terms used in Sections 5.2 and 5.3 hereof and not otherwise defined in this Plan of Arrangement shall have the meaning ascribed thereto in the Exchangeable Share Provisions. In addition, such holders and their assignees as aforesaid shall be subject to all other rights of CallCo contained in the Exchangeable Share Provisions, including, without limitation, the Retraction Call Right (as defined in the Exchangeable Share Provisions).

5.2	CallCo Liquidation Call Right

(a)

CallCo shall have the overriding right (the “Liquidation Call Right”), in the event of and notwithstanding the proposed liquidation, dissolution or winding-up of ExchangeCo pursuant to Article 5 of the Exchangeable Share Provisions, to purchase from all but not less than all of the holders of Exchangeable Shares on the Liquidation Date all but not less than all of the Exchangeable Shares held by each such holder on payment by CallCo of an amount per share equal to (i) the Current Market Price (as defined in the Exchangeable Share Provisions) of a share of Parent Common Stock on the last Business Day prior to the Liquidation Date, which shall be satisfied in full by causing to be delivered to such holder one share of Parent Common Stock, plus (ii) the right to receive the full amount when paid of all unpaid dividends on such Exchangeable Share for which the record date has occurred prior to the Liquidation Date (collectively, the “Liquidation Call Purchase Price”). In the event of the exercise of the Liquidation Call Right by CallCo, each holder shall be obligated to sell all the Exchangeable Shares held by the holder to CallCo on the Liquidation Date on payment by CallCo to the holder of the Liquidation Call Purchase Price for each such share.

(b)	To exercise the Liquidation Call Right, CallCo must notify ExchangeCo and ExchangeCo’s transfer agent (the “Transfer Agent”), as agent for the holders of Exchangeable Shares, of CallCo’s intention to exercise such right at least 45 days before the Liquidation Date in the case of a voluntary liquidation, dissolution or winding-up of ExchangeCo and at least five Business Days before the Liquidation Date in the case of an involuntary liquidation, dissolution or winding-up of ExchangeCo. The Transfer Agent will notify the holders of Exchangeable Shares as to whether or not CallCo has exercised the Liquidation Call Right forthwith after the expiry of the period during which the same may be exercised by CallCo. If CallCo exercises the Liquidation Call Right, then on the Liquidation Date, CallCo will purchase and the holders will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Liquidation Call Purchase Price.

(c)	For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Liquidation Call Right, CallCo shall deposit with the Transfer Agent, on or before the Liquidation Date, certificates representing the aggregate number of shares of Parent Common Stock deliverable by CallCo in payment of the total Liquidation Call Purchase Price and shall waive any rights to receive any dividends which represent the amount of the remaining portion, if any, of the total Liquidation Call Purchase Price, less any amounts withheld pursuant to Section 4.11 hereof. Provided that CallCo has complied with the immediately preceding sentence, on and after the Liquidation Date, the rights of each holder of Exchangeable Shares will be limited to receiving such holder’s proportionate part of the total Liquidation Call Purchase Price payable by CallCo (which, in the case of unpaid dividends, if any, shall be satisfied by the payment thereof by ExchangeCo on the payment date for such dividends) upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Liquidation Date be considered and deemed for all purposes to be the holder of the shares of Parent Common Stock to which it is entitled. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CBCA and the by-laws of ExchangeCo and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of CallCo shall deliver to such holder, certificates representing the shares of Parent Common Stock to which the holder is entitled and on the applicable dividend payment date a cheque or cheques payable at par at any branch of the bankers of ExchangeCo in Canada in payment of the remaining portion, if any, of the total Liquidation Call Purchase Price less any amounts withheld pursuant to Section 4.11 hereof. If CallCo does not exercise the Liquidation Call Right in the manner described above, on the Liquidation Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the liquidation price otherwise payable by ExchangeCo in connection with the liquidation, dissolution or winding-up of ExchangeCo pursuant to Article 5 of the Exchangeable Share Provisions.

5.3	CallCo Redemption Call Right

(a)

CallCo shall have the overriding right (the “Redemption Call Right”), notwithstanding the proposed redemption of the Exchangeable Shares by ExchangeCo pursuant to Article 7 of the Exchangeable Share Provisions, to purchase from all but not less than all of the holders of Exchangeable Shares on the Redemption Date all but not less than all of the Exchangeable Shares held by each such holder on payment by CallCo to the holder of an amount per share equal to (i) the Current Market Price (as defined in the Exchangeable Share Provisions) of a share of Parent Common Stock on the last Business Day prior to the Redemption Date, which shall be satisfied in full by causing to be delivered to such holder one share of Parent Common Stock plus (ii) the right to receive the full amount when paid of all unpaid dividends on such Exchangeable Share for which the record date has occurred prior to the Redemption Date (collectively, the “Redemption Call Purchase Price”). In the event of the exercise of the Redemption Call Right by CallCo, each holder shall be obligated to sell all the Exchangeable Shares held by the holder to CallCo on the Redemption Date on payment by CallCo to the holder of the Redemption Call Purchase Price for each such share.

(b)	To exercise the Redemption Call Right, CallCo must notify the Transfer Agent, as agent for the holders of Exchangeable Shares, and ExchangeCo of CallCo’s intention to exercise such right at least 60 days before the Redemption Date, except in the case of a redemption occurring as a result of an acquisition of Control of Parent (as defined in the Exchangeable Share Provisions) in which case CallCo shall notify the Transfer Agent and ExchangeCo on or before the Redemption Date. The Transfer Agent will notify the holders of the Exchangeable Shares as to whether or not CallCo has exercised the Redemption Call Right forthwith after the expiry of the period during which the same may be exercised by CallCo. If CallCo exercises the Redemption Call Right, on the Redemption Date CallCo will purchase and the holders will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Redemption Call Purchase Price.

(c)	For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Redemption Call Right, CallCo shall deposit with the Transfer Agent, on or before the Redemption Date, certificates representing the aggregate number of shares of Parent Common Stock deliverable by CallCo in payment of the total Redemption Call Purchase Price and shall waive any rights to receive any dividends which represent the amount of the remaining portion, if any, of the total Redemption Call Purchase Price less any amounts withheld pursuant to Section 4.11 hereof. Provided that CallCo has complied with the immediately preceding sentence, on and after the Redemption Date the rights of each holder of Exchangeable Shares will be limited to receiving such holder’s proportionate part of the total Redemption Call Purchase Price payable by CallCo (which in case of unpaid dividends, if any, shall be satisfied by the payment thereof by ExchangeCo on the payment date for such dividends) upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Redemption Date be considered and deemed for all purposes to be the holder of the shares of Parent Common Stock to which it is entitled. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CBCA and the by-laws of ExchangeCo and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of CallCo shall deliver to such holder, certificates representing the shares of Parent Common Stock to which the holder is entitled and on the applicable dividend payment date a cheque or cheques payable at par at any branch of the bankers of ExchangeCo in Canada in payment of the remaining portion, if any, of the total Redemption Call Purchase Price less any amounts withheld pursuant to Section 4.11 hereof. If CallCo does not exercise the Redemption Call Right in the manner described above, on the Redemption Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the redemption price otherwise payable by ExchangeCo in connection with the redemption of the Exchangeable Shares pursuant to Article 7 of the Exchangeable Share Provisions.

ARTICLE 6

AMENDMENTS

6.1	Amendments to Plan of Arrangement

(a)

ACI reserves the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that each such amendment, modification and/or supplement must be (i) set out in writing, (ii) approved by Bowater, (iii) filed with the Court and, if made following the ACI Meeting, approved by the Court and (iv) communicated to holders of ACI Common Shares, if and as required by the Court.

(b)	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by ACI at any time prior to the ACI Meeting (provided that Bowater shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the persons voting at the ACI Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)	Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the ACI Meeting shall be effective only if (i) it is consented to by each of ACI and Bowater and (ii) if required by the Court, it is consented to by holders of the ACI Common Shares, voting in the manner directed by the Court.

(d)	Notwithstanding Section 6.1(a) hereof, any amendment, modification or supplement to this Plan of Arrangement may be made at any time and from time to time prior to the Effective Date unilaterally by written agreement of ACI and Bowater, provided that it concerns a matter which, in the reasonable opinion of ACI and Bowater, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any holder of ACI Common Shares, ACI Stock Options and ACI Share-Based Award.

ARTICLE 7

FURTHER ASSURANCES

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement, within the meaning of section 192 of the CBCA and, in particular, that the share exchanges, within the meaning of section 192(l)(f) of the CBCA, shall become effective in accordance with section 192(8) of the CBCA, without any further act or formality, each of the parties to the Combination Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.

ANNEX F

FORM OF BOWATER CANADA ARTICLES OF AMENDMENT

The Bowater Canada articles of amendment to be filed by Bowater Canada will be comprised of the following steps:

1. the change of Bowater Canada’s name to “AbitibiBowater Canada Inc.”;

2. the change of each issued and outstanding Bowater Canada exchangeable share into 0.52 of a new Bowater Canada exchangeable share; and

3. the repeal of the current rights, privileges, restrictions and conditions attaching to the Bowater Canada exchangeable shares as set out in Schedule 1 to Bowater Canada’s articles of amendment filed on July 23, 1998 and the replacement of such rights privileges, restrictions and conditions attaching to the Bowater Canada exchangeable shares with those set out in Schedule 1 annexed hereto.

No fractional Bowater Canada exchangeable shares shall be issued upon the changing of each issued and outstanding Bowater Canada exchangeable share into 0.52 of a new Bowater Canada exchangeable share in accordance with the foregoing. All new Bowater Canada exchangeable shares to be issued upon the issuance of the Certificate of Amendment shall be rounded down to the nearest whole number of Bowater Canada exchangeable shares and Bowater Canada shall pay cash in lieu of all fractional Bowater Canada exchangeable shares that would have otherwise been issued.

SCHEDULE 1

PROVISIONS ATTACHING TO THE

EXCHANGEABLE SHARES

The Exchangeable Shares shall have the following rights, privileges, restrictions and conditions:

ARTICLE 1

INTERPRETATION

1.1 For the purposes of these share provisions:

“AbitibiBowater” means AbitibiBowater Inc., a corporation existing under the laws of the State of Delaware, and any successor corporation thereto, including, without limitation, a Person that is a party to, or that results from, an AbitibiBowater Share Exchange Transaction.

“AbitibiBowater Canada” means AbitibiBowater Canada Inc., a corporation incorporated under the Canada Business Corporations Act and a subsidiary of Bowater Canadian Holdings.

“AbitibiBowater Common Shares” mean the shares of the common stock of AbitibiBowater, US$0.01 par value per share and any other securities, whether of the capital of AbitibiBowater or of any successor corporation thereto, including, without limitation, a Person that is a party to, or that results from, an AbitibiBowater Share Exchange Transaction, into which such shares may be changed, exchanged or converted.

“AbitibiBowater Dividend Declaration Date” means the date on which the Board of Directors of AbitibiBowater declares any dividend on the AbitibiBowater Common Shares.

“AbitibiBowater Share Exchange Transaction” means any event or transaction involving a change, exchange or conversion of all then outstanding AbitibiBowater Common Shares either for (i) a different number of AbitibiBowater Common Shares, (ii) a number of securities of a class or series of capital stock of AbitibiBowater other than the AbitibiBowater Common Shares or (iii) a number of securities of any Person other than AbitibiBowater, including, without limitation, any of the following types of events or transactions affecting or involving AbitibiBowater or the AbitibiBowater Common Shares: a reclassification, recapitalization or reorganization transaction; an amalgamation; or a merger, combination or arrangement transaction.

“Affiliate” of any person means any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any person, means the possession by another person, directly or indirectly, of the power to direct or cause the direction of the management and policies of that first mentioned person, whether through the ownership of voting securities, by contract or otherwise.

“Board of Directors” means the board of directors of AbitibiBowater Canada.

“Bowater” means Bowater Incorporated, a corporation existing under the laws of the State of Delaware and a subsidiary of AbitibiBowater.

“Bowater Canadian Holdings” means Bowater Canadian Holdings Incorporated, a company incorporated under the Companies Act (Nova Scotia) and a subsidiary of Bowater.

“Bowater Canadian Holdings Call Notice” has the meaning ascribed thereto in Section 6.3 of these share provisions.

“Business Day” means any day, other than a Saturday, a Sunday and a statutory holiday in Montréal, Québec or New York, New York.

“Canadian Dollar Equivalent” means in respect of an amount expressed in a foreign currency (the “Foreign Currency Amount”) at any date the product obtained by multiplying:

(a) the Foreign Currency Amount by,

(b) the noon spot exchange rate on such date for such foreign currency expressed in Canadian dollars as reported by the Bank of Canada or, in the event such spot exchange rate is not available, such exchange rate on such date for such foreign currency expressed in Canadian dollars as may be deemed by the Board of Directors to be appropriate for such purpose.

“Common Shares” means the common shares in the capital of AbitibiBowater Canada.

“Control of AbitibiBowater” means the ownership by one Person or a Person and its Affiliates of securities carrying a majority of the voting rights attaching to all outstanding securities of AbitibiBowater.

“Current Market Price” means, in respect of an AbitibiBowater Common Share on any date, the Canadian Dollar Equivalent of the average of the closing prices of AbitibiBowater Common Shares during a period of 20 consecutive trading days ending not more than three trading days before such date on the New York Stock Exchange, or, if the AbitibiBowater Common Shares are not then quoted on the New York Stock Exchange, on such other stock exchange or automated quotation system on which the AbitibiBowater Common Shares are listed or quoted, as the case may be, as may be selected by the Board of Directors for such purpose, provided, however, that if in the opinion of the Board of Directors the public distribution or trading activity of AbitibiBowater Common Shares during such period does not create a market which reflects the fair market value of an AbitibiBowater Common Share, then the Current Market Price of an AbitibiBowater Common Share shall be determined by the Board of Directors based upon the advice of such qualified independent financial advisors as the Board of Directors may deem to be appropriate, and provided further that any such selection, opinion or determination by the Board of Directors shall be conclusive and binding.

“Exchangeable Shares” means the non-voting exchangeable shares in the capital of AbitibiBowater Canada having the rights, privileges, restrictions and conditions set forth herein.

“Liquidation Amount” has the meaning ascribed thereto in Section 5.1 of these share provisions.

“Liquidation Call Right” has the meaning ascribed thereto in the Plan of Arrangement.

“Liquidation Date” has the meaning ascribed thereto in Section 5.1 of these share provisions.

“Person” includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, government body, syndicate or other entity, whether or not having legal status.

“Plan of Arrangement” means the plan of arrangement relating to the arrangement of Abitibi-Consolidated Inc. under Section 192 of the Canada Business Corporations Act, a copy of which is annexed hereto as Exhibit I.

“Preferred Shares” means the non-voting preferred shares in the capital of AbitibiBowater Canada.

“Purchase Price” has the meaning ascribed thereto in Section 6.3 of these share provisions.

“Redemption Call Right” has the meaning ascribed thereto in the Plan of Arrangement.

“Redemption Call Purchase Price” has the meaning ascribed thereto in the Plan of Arrangement.

“Redemption Date” means the date, if any, established by the Board of Directors for the redemption by AbitibiBowater Canada of Exchangeable Shares pursuant to Article 7 of these share provisions, which date shall be no earlier than June 30, 2018, unless:

(a) there are fewer than 500,000 Exchangeable Shares outstanding (other than Exchangeable Shares held by AbitibiBowater and its Affiliates), as such number of shares may be adjusted as deemed appropriate by the Board of Directors to give effect to any subdivision or consolidation of or stock dividend on the Exchangeable Shares, any issue or distribution of rights to acquire Exchangeable Shares or securities exchangeable for or convertible into Exchangeable Shares, any issue or distribution of other securities or rights or evidences of indebtedness or assets, or any other capital reorganization or other transaction affecting the Exchangeable Shares; or

(b) a transaction is proposed that will result in Control of AbitibiBowater being acquired by any Person, in which case (in the event that the Board of Directors elects to redeem the Exchangeable Shares) the Redemption Date will be the date immediately prior to the date the acquisition of Control of AbitibiBowater occurs pursuant to such transaction.

“Redemption Price” has the meaning ascribed thereto in Section 7.1 of these share provisions.

“Retracted Shares” has the meaning ascribed thereto in Section 6.1 of these share provisions.

“Retraction Call Right” has the meaning ascribed thereto in Section 6.1 of these share provisions.

“Retraction Date” has the meaning ascribed thereto in Section 6.1(b) of these share provisions.

“Retraction Price” has the meaning ascribed thereto in Section 6.1 of these share provisions.

“Retraction Request” has the meaning ascribed thereto in Section 6.1 of these share provisions.

“Support Agreement” means the Amended and Restated Support Agreement to be entered into between AbitibiBowater, Bowater Canadian Holdings, Bowater and AbitibiBowater Canada.

“Transfer Agent” means Computershare Trust Company of Canada or such other person as may from time to time be appointed by AbitibiBowater Canada as the registrar and transfer agent for the Exchangeable Shares.

“Trustee” means Computershare Trust Company of Canada, the trustee under the Voting and Exchange Trust Agreement, a corporation organized and existing under the laws of Canada and authorized to carry on the business of a trust company in all the provinces of Canada, and any successor trustee appointed under the Voting and Exchange Trust Agreement.

“Voting and Exchange Trust Agreement” means the Amended and Restated Voting and Exchange Trust Agreement to be entered into between AbitibiBowater, Bowater Canadian Holdings, Bowater, AbitibiBowater Canada and the Trustee.

ARTICLE 2

RANKING OF EXCHANGEABLE SHARES

2.1 The Exchangeable Shares shall be entitled to a preference over the Common Shares, the Preferred Shares and any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of AbitibiBowater Canada, whether voluntary or involuntary, or any other distribution of the assets of AbitibiBowater Canada among its shareholders for the purpose of winding up its affairs.

ARTICLE 3

DIVIDENDS

3.1 A holder of an Exchangeable Share shall be entitled to receive and the Board of Directors shall, subject to applicable law, on each AbitibiBowater Dividend Declaration Date, declare a dividend on each Exchangeable Share:

(a) in the case of a cash dividend declared on the AbitibiBowater Common Shares, in an amount in cash for each Exchangeable Share in U.S. dollars or the Canadian Dollar Equivalent thereof on the AbitibiBowater Dividend Declaration Date of the cash dividend declared on each AbitibiBowater Common Share;

(b) in the case of a stock dividend declared on the AbitibiBowater Common Shares to be paid in AbitibiBowater Common Shares, in such number of Exchangeable Shares for each Exchangeable Share as is equal to the number of AbitibiBowater Common Shares to be paid on each AbitibiBowater Common Share; or

(c) in the case of a dividend declared on the AbitibiBowater Common Shares in property other than cash or AbitibiBowater Common Shares, in such type and amount of property for each Exchangeable Share as is the same as or economically equivalent to (to be determined by the Board of Directors as contemplated by Section 3.5 hereof) the type and amount of property declared as a dividend on each AbitibiBowater Common Share.

Such dividends shall be paid out of money, assets or property of AbitibiBowater Canada properly applicable to the payment of dividends, or out of authorized but unissued shares of AbitibiBowater Canada, as applicable.

3.2 Cheques of AbitibiBowater Canada payable at par at any branch of the bankers of AbitibiBowater Canada shall be issued in respect of any cash dividends contemplated by Section 3.1(a) hereof and the sending of such a cheque to each holder of an Exchangeable Share shall satisfy the cash dividend represented thereby unless the cheque is not paid on presentation. Certificates registered in the name of the registered holder of Exchangeable Shares shall be issued or transferred in respect of any stock dividends contemplated by Section 3.1(b) hereof and the sending of such a certificate to each holder of an Exchangeable Share shall satisfy the stock dividend represented thereby. Such other type and amount of property in respect of any dividends contemplated by Section 3.1(c) hereof shall be issued, distributed or transferred by AbitibiBowater Canada in such manner as it shall determine and the issuance, distribution or transfer thereof by AbitibiBowater Canada to each holder of an Exchangeable Share shall satisfy the dividend represented thereby. No holder of an Exchangeable Share shall be entitled to recover by action or other legal process against AbitibiBowater Canada any dividend that is represented by a cheque that has not been duly presented to AbitibiBowater Canada’s bankers for payment or that otherwise remains unclaimed for a period of six years from the date on which such dividend was payable.

3.3 The record date for the determination of the holders of Exchangeable Shares entitled to receive payment of, and the payment date for, any dividend declared on the Exchangeable Shares under Section 3.1 hereof shall be the same dates as the record date and payment date, respectively, for the corresponding dividend declared on the AbitibiBowater Common Shares.

3.4 If on any payment date for any dividends declared on the Exchangeable Shares under Section 3.1 hereof the dividends are not paid in full on all of the Exchangeable Shares then outstanding, any such dividends that remain unpaid shall be paid on a subsequent date or dates determined by the Board of Directors on which AbitibiBowater Canada shall have sufficient moneys, assets or property properly applicable to the payment of such dividends.

3.5 The Board of Directors shall determine, in good faith and in its sole discretion (with the assistance of such reputable and qualified independent financial advisors and/or other experts as the Board of Directors may require), economic equivalence for the purposes of Section 3.1(c) hereof, and each such determination shall be conclusive and binding on AbitibiBowater Canada and its shareholders. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors to be relevant, be considered by the Board of Directors:

(a) in the case of any stock dividend or other distribution payable in AbitibiBowater Common Shares, the number of such shares issued in proportion to the number of AbitibiBowater Common Shares previously outstanding;

(b) in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase AbitibiBowater Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire AbitibiBowater Common Shares), the relationship between the exercise price of each such right, option or warrant and the current market value (as determined by the Board of Directors in the manner above contemplated) of an AbitibiBowater Common Share;

(c) in the case of the issuance or distribution of any other form of property (including without limitation any shares or securities of AbitibiBowater of any class other than AbitibiBowater Common Shares, any rights, options or warrants other than those referred to in Section 3.5(b) above, any evidence of indebtedness of AbitibiBowater or any assets of AbitibiBowater), the relationship between the fair market value (as determined by the Board of Directors in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding AbitibiBowater Common Share and the current market value (as determined by the Board of Directors in the manner above contemplated) of an AbitibiBowater Common Share; and

(d) in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of AbitibiBowater Common Shares as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).

For purposes of the foregoing determinations, the current market value of any security listed and traded or quoted on a securities exchange shall be the weighted average of the daily trading prices of such security during a period of not less than 20 consecutive trading days ending not more than five trading days before the date of determination on the principal securities exchange on which such securities are listed and traded or quoted; provided, however, that if in the opinion of the Board of Directors the public distribution or trading activity of such securities during such period does not create a market which reflects the fair market value of such securities, then the current market value thereof shall be determined by the Board of Directors, in good faith and in its sole discretion (with the assistance of such reputable and qualified independent financial advisors and/or other experts as the board may require), and provided further that any such determination by the Board of Directors shall be conclusive and binding on AbitibiBowater Canada and its shareholders.

ARTICLE 4

CERTAIN RESTRICTIONS

4.1 So long as any of the Exchangeable Shares are outstanding, AbitibiBowater Canada shall not at any time without, but may at any time with, the approval of the holders of the Exchangeable Shares given as specified in Section 10.2 of these share provisions:

(a) pay any dividends on the Common Shares, the Preferred Shares or any other shares ranking junior to the Exchangeable Shares, other than stock dividends payable in Common Shares or any such other shares ranking junior to the Exchangeable Shares, as the case may be;

(b) redeem or purchase or make any capital distribution in respect of Common Shares, Preferred Shares or any other shares ranking junior to the Exchangeable Shares;

(c) redeem or purchase any other shares of AbitibiBowater Canada ranking equally with the Exchangeable Shares with respect to the payment of dividends or on any liquidation distribution; or

(d) issue any Exchangeable Shares or any other shares of AbitibiBowater Canada ranking equally with, or superior to, the Exchangeable Shares other than by way of stock dividends to the holders of such Exchangeable Shares.

The restrictions in Section 4.1(a), 4.1(b), 4.1(c) and 4.1(d) above shall not apply if all dividends on the outstanding Exchangeable Shares corresponding to dividends declared and paid to date on the AbitibiBowater Common Shares shall have been declared and paid in full on the Exchangeable Shares.

ARTICLE 5

DISTRIBUTION ON LIQUIDATION

5.1 In the event of the liquidation, dissolution or winding-up of AbitibiBowater Canada or any other distribution of the assets of AbitibiBowater Canada among its shareholders for the purpose of winding up its affairs, a holder of Exchangeable Shares shall be entitled, subject to applicable law, to receive from the assets of AbitibiBowater Canada in respect of each Exchangeable Share held by such holder on the effective date (the “Liquidation Date”) of such liquidation, dissolution or winding-up, before any distribution of any part of the assets of AbitibiBowater Canada among the holders of the Common Shares, the Preferred Shares or any other shares ranking junior to the Exchangeable Shares, an amount per share (the “Liquidation Amount”) equal to:

(a) the Current Market Price of an AbitibiBowater Common Share on the last Business Day prior to the Liquidation Date, which shall be satisfied in full by AbitibiBowater Canada causing to be delivered to such holder one AbitibiBowater Common Share; plus

(b) the right to receive the full amount when paid of all unpaid dividends on each such Exchangeable Share for which the record date has occurred prior to the Liquidation Date.

5.2 On or promptly after the Liquidation Date, and subject to the exercise by Bowater Canadian Holdings of the Liquidation Call Right, AbitibiBowater Canada shall cause to be delivered to the holders of the Exchangeable Shares the Liquidation Amount for each such Exchangeable Share upon presentation and surrender of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Canada Business Corporations Act and the by-laws of AbitibiBowater Canada and such additional documents and instruments as the Transfer Agent may reasonably require, at the registered office of AbitibiBowater Canada or at any office of the Transfer Agent as may be specified by AbitibiBowater Canada by notice to the holders of the Exchangeable Shares. Payment of the total Liquidation Amount for such Exchangeable Shares shall be made by delivery to each holder, at the address of the holder recorded in the securities register of AbitibiBowater Canada for the Exchangeable Shares or by holding for pick-up by the holder at the registered office of AbitibiBowater Canada or at any office of the Transfer Agent as may be specified by AbitibiBowater Canada by notice to the holders of Exchangeable Shares, on behalf of AbitibiBowater Canada of certificates representing AbitibiBowater Common Shares (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance) and on the applicable dividend payment date a cheque of AbitibiBowater Canada payable at par at any branch of the bankers of AbitibiBowater Canada in respect of the full amount of any unpaid dividends comprising part of the total Liquidation Amount (in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom by AbitibiBowater Canada). On and after the Liquidation Date, the holders of the Exchangeable Shares shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive their proportionate part of the total Liquidation Amount, unless payment of the total Liquidation Amount for such Exchangeable Shares shall not be made upon presentation and surrender of share certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the total

Liquidation Amount has been paid in the manner hereinbefore provided. AbitibiBowater Canada shall have the right at any time after the Liquidation Date to deposit or cause to be deposited the total Liquidation Amount in respect of the Exchangeable Shares represented by certificates that have not at the Liquidation Date been surrendered by the holders thereof in a custodial account with any chartered bank or trust company in Canada. Upon such deposit being made, the rights of the holders of Exchangeable Shares after such deposit shall be limited to receiving their proportionate part of the total Liquidation Amount (in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom) for such Exchangeable Shares so deposited, against presentation and surrender of the said certificates held by them, respectively, in accordance with the foregoing provisions. Upon such payment or deposit of the total Liquidation Amount, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be holders of the AbitibiBowater Common Shares delivered to them or the custodian on their behalf.

5.3 After AbitibiBowater Canada has satisfied its obligations to pay the holders of the Exchangeable Shares the Liquidation Amount per Exchangeable Share pursuant to Section 5.1 of these share provisions, such holders shall not be entitled to share in any further distribution of the assets of AbitibiBowater Canada.

ARTICLE 6

RETRACTION OF EXCHANGEABLE SHARES BY HOLDER

6.1 A holder of Exchangeable Shares shall be entitled at any time, subject to the exercise by Bowater Canadian Holdings of the Retraction Call Right and otherwise upon compliance with the provisions of this Article 6, to require AbitibiBowater Canada to redeem any or all of the Exchangeable Shares registered in the name of such holder for an amount per share equal to (a) the Current Market Price of an AbitibiBowater Common Share on the last Business Day prior to the Retraction Date, which shall be satisfied in full by AbitibiBowater Canada causing to be delivered to such holder one AbitibiBowater Common Share for each Exchangeable Share presented and surrendered by the holder, plus (b) the right to receive the full amount when paid of all unpaid dividends thereon for which the record date for such dividends has occurred prior to the Retraction Date (the “Retraction Price”). To effect such redemption, the holder shall present and surrender at the registered office of AbitibiBowater Canada or at any office of the Transfer Agent as may be specified by AbitibiBowater Canada by notice to the holders of Exchangeable Shares the certificate or certificates representing the Exchangeable Shares which the holder desires to have AbitibiBowater Canada redeem, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Canada Business Corporations Act and the by-laws of AbitibiBowater Canada and such additional documents and instruments as the Transfer Agent may reasonably require, and together with a duly executed statement (the “Retraction Request”) in the form of Schedule A hereto or in such other form as may be acceptable to AbitibiBowater Canada.

(a) specifying that the holder desires to have all or any number specified therein of the Exchangeable Shares represented by such certificate or certificates (the “Retracted Shares”) redeemed by AbitibiBowater Canada;

(b) stating the Business Day on which the holder desires to have AbitibiBowater Canada redeem the Retracted Shares (the “Retraction Date”), provided that the Retraction Date shall be not less than 10 Business Days nor more than 15 Business Days after the date on which the Retraction Request is received by AbitibiBowater Canada and further provided that, in the event that no such Business Day is specified by the holder in the Retraction Request, the Retraction Date shall be deemed to be the fifteenth Business Day after the date on which the Retraction Request is received by AbitibiBowater Canada; and

(c) acknowledging the overriding right (the “Retraction Call Right”) of Bowater Canadian Holdings to purchase all but not less than all the Retracted Shares directly from the holder and that the Retraction Request shall be deemed to be a revocable offer by the holder to sell the Retracted Shares to Bowater Canadian Holdings in accordance with the Retraction Call Right on the terms and conditions set out in Section 6.3 below.

6.2 Subject to the exercise by Bowater Canadian Holdings of the Retraction Call Right, upon receipt by AbitibiBowater Canada or the Transfer Agent in the manner specified in Section 6.1 hereof of a certificate or certificates representing the number of Exchangeable Shares which the holder desires to have AbitibiBowater Canada redeem, together with a Retraction Request, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.7, AbitibiBowater Canada shall redeem the Retracted Shares effective at the close of business on the Retraction Date and shall cause to be delivered to such holder the total Retraction Price with respect to such shares (provided that any unpaid dividends forming part of the Retraction Price shall be paid on the payment date for such dividends). If only a part of the Exchangeable Shares represented by any certificate is redeemed (or purchased by Bowater Canadian Holdings pursuant to the Retraction Call Right), a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of AbitibiBowater Canada.

6.3 Upon receipt by AbitibiBowater Canada of a Retraction Request, AbitibiBowater Canada shall immediately notify AbitibiBowater and Bowater Canadian Holdings thereof. In order to exercise the Retraction Call Right, Bowater Canadian Holdings must notify AbitibiBowater Canada of its determination to do so (the “Bowater Canadian Holdings Call Notice”) within five Business Days of notification to Bowater Canadian Holdings by AbitibiBowater Canada of the receipt by AbitibiBowater Canada of the Retraction Request. If Bowater Canadian Holdings delivers the Bowater Canadian Holdings Call Notice within such five Business Day time period, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.7, the Retraction Request shall thereupon be considered only to be an offer by the holder to sell the Retracted Shares to Bowater Canadian Holdings in accordance with the Retraction Call Right. In such event, AbitibiBowater Canada shall not redeem the Retracted Shares and Bowater Canadian Holdings shall purchase from such holder and such holder shall sell to Bowater Canadian Holdings on the Retraction Date the Retracted Shares for a purchase price (the “Purchase Price”) per share equal to the Retraction Price per share. For the purposes of completing a purchase pursuant to the Retraction Call Right, Bowater Canadian Holdings shall deposit with the Transfer Agent, on or before the Retraction Date, certificates representing AbitibiBowater Common Shares and shall waive any rights to receive any dividends which represent the amount of the remaining portion, if any, of the total Purchase Price (in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom by Bowater Canadian Holdings). Provided that Bowater Canadian Holdings has complied with the immediately preceding sentence, the closing of the purchase and sale of the Retracted Shares pursuant to the Retraction Call Right shall be deemed to have occurred as at the close of business on the Retraction Date and, for greater certainty, no redemption by AbitibiBowater Canada of such Retracted Shares shall take place on the Retraction Date. In the event that Bowater Canadian Holdings does not deliver an Bowater Canadian Holdings Call Notice within such five Business Day period, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.7, AbitibiBowater Canada shall redeem the Retracted Shares on the Retraction Date and in the manner otherwise contemplated in this Article 6.

6.4 AbitibiBowater Canada or Bowater Canadian Holdings as the case may be, shall deliver or cause the Transfer Agent to deliver to the relevant holder, at the address of the holder recorded in the securities register of AbitibiBowater Canada for the Exchangeable Shares or at the address specified in the holder’s Retraction Request or by holding for pick-up by the holder at the registered office of AbitibiBowater Canada or at any office of the Transfer Agent as may be specified by AbitibiBowater Canada by notice to the holders of Exchangeable Shares, certificates representing the AbitibiBowater Common Shares (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance) registered in the name of the holder or in such other name as the holder may request in payment of the total Retraction Price or the total Purchase Price, as the case may be, and on the applicable dividend payment date a cheque payable at par at any branch of the bankers of AbitibiBowater Canada in payment of the remaining portion, if any, of the total Retraction Price or the total Purchase Price, as the case may be (in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom), and such delivery of such certificates and cheque on behalf of AbitibiBowater Canada or by Bowater Canadian Holdings, as the case may be, or by the Transfer Agent shall be deemed to be payment and shall satisfy and discharge all liability for the total Retraction Price or total Purchase Price, as the case may be, to the extent that the same is represented by such share certificates and cheque (plus any tax deducted and withheld therefrom and remitted to the proper tax authority), unless such cheque is not paid on due presentation.

6.5 On and after the close of business on the Retraction Date, the holder of the Retracted Shares shall cease to be a holder of such Retracted Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive his proportionate part of the total Retraction Price or total Purchase Price, as the case may be, unless upon presentation and surrender of certificates in accordance with the foregoing provisions, payment of the total Retraction Price or the total Purchase Price, as the case may be, shall not be made as provided in Section 6.4, in which case the rights of such holder shall remain unaffected until the total Retraction Price or the total Purchase Price, as the case may be, has been paid in the manner hereinbefore provided. On and after the close of business on the Retraction Date, provided that presentation and surrender of certificates and payment of the total Retraction Price or the total Purchase Price, as the case may be, has been made in accordance with the foregoing provisions, the holder of the Retracted Shares so redeemed by AbitibiBowater Canada or purchased by Bowater Canadian Holdings shall thereafter be considered and deemed for all purposes to be a holder of the AbitibiBowater Common Shares delivered to it.

6.6 Notwithstanding any other provision of this Article 6, AbitibiBowater Canada shall not be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent that such redemption of Retracted Shares would be contrary to solvency requirements or other provisions of applicable law. If AbitibiBowater Canada believes that on any Retraction Date it would not be permitted by any of such provisions to redeem the Retracted Shares tendered for redemption on such date, and provided that Bowater Canadian Holdings shall not have exercised the Retraction Call Right with respect to the Retracted Shares, AbitibiBowater Canada shall only be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent of the maximum number that may be so redeemed (rounded down to a whole number of shares) as would not be contrary to such provisions and shall notify the holder at least two Business Days prior to the Retraction Date as to the number of Retracted Shares which will not be redeemed by AbitibiBowater Canada. In any case in which the redemption by AbitibiBowater Canada of Retracted Shares would be contrary to solvency requirements or other provisions of applicable law, AbitibiBowater Canada shall redeem Retracted Shares in accordance with Section 6.2 of these share provisions on a pro rata basis and shall issue to each holder of Retracted Shares a new certificate, at the expense of AbitibiBowater Canada, representing the Retracted Shares not redeemed by AbitibiBowater Canada pursuant to Section 6.2 hereof. Provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.7, the holder of any such Retracted Shares not redeemed by AbitibiBowater Canada pursuant to Section 6.2 of these share provisions as a result of solvency requirements of applicable law shall be deemed by giving the Retraction Request to require AbitibiBowater to purchase such Retracted Shares from such holder on the Retraction Date or as soon as practicable thereafter on payment by AbitibiBowater to such holder of the Purchase Price for each such Retracted Share, all as more specifically provided in the Voting and Exchange Trust Agreement.

6.7 A holder of Retracted Shares may, by notice in writing given by the holder to AbitibiBowater Canada before the close of business on the Business Day immediately preceding the Retraction Date, withdraw its Retraction Request, in which event such Retraction Request shall be null and void and, for greater certainty, the revocable offer constituted by the Retraction Request to sell the Retracted Shares to Bowater Canadian Holdings shall be deemed to have been revoked.

ARTICLE 7

REDEMPTION OF EXCHANGEABLE SHARES BY ABITIBIBOWATER CANADA

7.1 Subject to applicable law, and provided Bowater Canadian Holdings has not exercised the Redemption Call Right, AbitibiBowater Canada shall on the Redemption Date redeem the whole of the then outstanding Exchangeable Shares for an amount per share equal to (a) the Current Market Price of an AbitibiBowater Common Share on the last Business Day prior to the Redemption Date, which shall be satisfied in full by

AbitibiBowater Canada causing to be delivered to each holder of Exchangeable Shares one AbitibiBowater Common Share for each Exchangeable Share held by such holder, plus (b) the right to receive the full amount when paid of all unpaid dividends thereon for which the record date has occurred prior to the Redemption Date (collectively, the “Redemption Price”).

7.2 In any case of a redemption of Exchangeable Shares under this Article 7, AbitibiBowater Canada shall, at least 60 days before the Redemption Date, send or cause to be sent to each holder of Exchangeable Shares a notice in writing of the redemption by AbitibiBowater Canada or the purchase by Bowater Canadian Holdings under the Redemption Call Right, as the case may be, of the Exchangeable Shares held by such holder, provided, however, that in the event of a redemption of the Exchangeable Shares at the election of the Board of Directors (or a purchase by Bowater Canadian Holdings as a result thereof) upon a transaction being proposed that would result in Control of AbitibiBowater being acquired by any Person, AbitibiBowater Canada shall cause such notice to be sent at least the number of days prior to the Redemption Date established by the Board of Directors as the Board of Directors determines to be reasonably practicable under the circumstances, provided further, however, that in each case the accidental failure or omission to give such notice to fewer than 10% of the holders of the Exchangeable Shares shall not affect the validity of such notice of redemption. In either case, such notice shall set out the formula for determining the Redemption Price or the Redemption Call Purchase Price, as the case may be, the Redemption Date and, if applicable, particulars of the Redemption Call Right.

7.3 On or after the Redemption Date and subject to the exercise by AbitibiBowater Holdings of the Redemption Call Right, AbitibiBowater Canada shall cause to be delivered to the holders of the Exchangeable Shares to be redeemed the Redemption Price for each such Exchangeable Share upon presentation and surrender at the registered office of AbitibiBowater Canada or at any office of the Transfer Agent as may be specified by AbitibiBowater Canada in such notice of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Canada Business Corporations Act and the by-laws of AbitibiBowater Canada and such additional documents and instruments as the Transfer Agent may reasonably require. Payment of the total Redemption Price for such Exchangeable Shares shall be made by delivery to each holder, at the address of the holder recorded in the securities register of AbitibiBowater Canada or by holding for pick-up by the holder at the registered office of AbitibiBowater Canada or at any office of the Transfer Agent as may be specified by AbitibiBowater Canada in such notice, on behalf of AbitibiBowater Canada of certificates representing AbitibiBowater Common Shares (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance) and on the applicable dividend payment date a cheque of AbitibiBowater Canada payable at par at any branch of the bankers of AbitibiBowater Canada in respect of the full amount of any unpaid dividends comprising part of the total Redemption Price (in each case less any amounts withheld on account of tax required to be withheld and remitted therefrom by AbitibiBowater Canada). On and after the Redemption Date, the holders of the Exchangeable Shares called for redemption shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive their proportionate part of the total Redemption Price, unless payment of the total Redemption Price for such Exchangeable Shares shall not be made upon presentation and surrender of certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the total Redemption Price has been paid in the manner hereinbefore provided. AbitibiBowater Canada shall have the right at any time after the sending of notice of its intention to redeem the Exchangeable Shares as aforesaid to deposit or cause to be deposited the total Redemption Price of the Exchangeable Shares so called for redemption, or of such of the said Exchangeable Shares represented by certificates that have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, in a custodial account with any chartered bank or trust company in Canada named in such notice (less any amounts withheld on account of tax required to be withheld and remitted therefrom by AbitibiBowater Canada). Upon the later of such deposit being made and the Redemption Date, the Exchangeable Shares in respect whereof such deposit shall have been made shall be redeemed and the rights of the holders thereof after such deposit or Redemption Date, as the case may be, shall be limited to receiving their proportionate part of the total Redemption Price for such Exchangeable Shares so deposited, against presentation and surrender of the said certificate held by them, respectively, in accordance with the foregoing provisions. Upon such payment or deposit of the total Redemption Price, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be holders of the AbitibiBowater Canada Shares delivered to them or the custodian on their behalf.

ARTICLE 8

PURCHASE FOR CANCELLATION

8.1 Subject to applicable law and the articles of AbitibiBowater Canada, AbitibiBowater Canada may at any time and from time to time purchase for cancellation all or any part of the outstanding Exchangeable Shares at any price by tender to all the holders of record of Exchangeable Shares then outstanding or through the facilities of any stock exchange on which the Exchangeable Shares are listed or quoted at any price per share together with an amount equal to all declared and unpaid dividends thereon for which the record date has occurred prior to the date of purchase. If in response to an invitation for tenders under the provisions of this Section 8.1, more Exchangeable Shares are tendered at a price or prices acceptable to AbitibiBowater Canada than AbitibiBowater Canada is prepared to purchase, the Exchangeable Shares to be purchased by AbitibiBowater Canada shall be purchased as nearly as may be pro rata according to the number of shares tendered by each holder who submits a tender to AbitibiBowater Canada, provided that when shares are tendered at different prices, the pro rating shall be effected (disregarding fractions) only with respect to the shares tendered at the price at which more shares were tendered than AbitibiBowater Canada is prepared to purchase after AbitibiBowater Canada has purchased all the shares tendered at lower prices. If part only of the Exchangeable Shares represented by any certificate shall be purchased, a new certificate for the balance of such shares shall be issued at the expense of AbitibiBowater Canada.

ARTICLE 9

VOTING RIGHTS

9.1 Except as required by applicable law, the holders of the Exchangeable Shares shall not be entitled as such to receive notice of or to attend any meeting of the shareholders of AbitibiBowater Canada or to vote at any such meeting.

ARTICLE 10

AMENDMENT AND APPROVAL

10.1 The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be added to, changed or removed but only with the approval of the holders of the Exchangeable Shares given as hereinafter specified.

10.2 Any approval given by the holders of the Exchangeable Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Exchangeable Shares or any other matter requiring the approval or consent of the holders of the Exchangeable Shares shall be deemed to have been sufficiently given it shall have been given in accordance with applicable law subject to a minimum requirement that such approval be evidenced by resolution passed by not less than two-thirds of the votes cast on such resolution at a meeting of holders of Exchangeable Shares duly called and held at which the holders of at least 25% of the outstanding Exchangeable Shares at that time are present or represented by proxy; provided that if at any such meeting the holders of at least 25% of the outstanding Exchangeable Shares at that time are not present or represented by proxy within one-half hour after the time appointed for such meeting then the meeting shall be adjourned to such date not less than five days thereafter and to such time and place as may be designated by the Chairman of such meeting. At such adjourned meeting the holders of Exchangeable Shares present or represented by proxy thereat may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than two-thirds of the votes cast on such resolution at such meeting shall constitute the approval or consent of the holders of the Exchangeable Shares.

ARTICLE 11

RECIPROCAL CHANGES, ETC. IN RESPECT OF ABITIBIBOWATER COMMON SHARES

11.1 Each holder of an Exchangeable Share acknowledges that the Support Agreement provides, in part, that AbitibiBowater will not without the prior approval of AbitibiBowater Canada and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of these share provisions.

(a) issue or distribute AbitibiBowater Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire AbitibiBowater Common Shares) to the holders of all or substantially all of the then outstanding AbitibiBowater Common Shares by way of such dividend or other distribution, other than an issue of AbitibiBowater Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire AbitibiBowater Common Shares) to holders of AbitibiBowater Common Shares who exercise an option to receive dividends in AbitibiBowater Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire AbitibiBowater Common Shares) in lieu of receiving cash dividends;

(b) issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding AbitibiBowater Common Shares entitling them to subscribe for or to purchase AbitibiBowater Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire AbitibiBowater Common Shares);

(c) issue or distribute to the holders of all or substantially all of the then outstanding AbitibiBowater Common Shares;

(i) shares or securities of AbitibiBowater of any class other than AbitibiBowater Common Shares (other than shares convertible into or exchangeable for or carrying rights to acquire AbitibiBowater Common Shares);

(ii) rights, options or warrants other than those referred to in Section 11.1(b) above;

(iii) evidences of indebtedness of AbitibiBowater; or

(iv) assets of AbitibiBowater,

unless the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Shares.

11.2 Each holder of an Exchangeable Share acknowledges that the Support Agreement further provides, in part, that AbitibiBowater will not without the prior approval of AbitibiBowater Canada and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of these share provisions:

(i) subdivide, redivide or change the then outstanding AbitibiBowater Common Shares into a greater number of AbitibiBowater Common Shares;

(ii) reduce, combine, consolidate or change the then outstanding AbitibiBowater Common Shares into a lesser number of AbitibiBowater Common Shares; or

(iii) effect an AbitibiBowater Share Exchange Transaction,

unless the same or an economically equivalent change shall simultaneously be made to, or in, the rights of the holders of the Exchangeable Shares. The Support Agreement further provides, in part, that the aforesaid provisions of the Support Agreement shall not be changed without the approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of these share provisions.

11.3 The Board of Directors shall determine, in good faith and in its sole discretion (with the assistance of such reputable and qualified independent financial advisors and/or other experts as the Board of Directors may require), economic equivalence for the purposes of this Article 11, and each such determination shall be conclusive and binding on AbitibiBowater Canada and its shareholders. In making each such determination, the factors referred to in Section 3.5 hereof, mutatis mutandis, shall, without excluding other factors determined by the Board of Directors to be relevant, be considered by the Board of Directors.

ARTICLE 12

ACTIONS BY ABITIBIBOWATER CANADA UNDER SUPPORT AGREEMENT

12.1 AbitibiBowater Canada will take all such actions and do all such things as shall be necessary or advisable to perform and comply with and to ensure performance and compliance by AbitibiBowater, Bowater, Bowater Canadian Holdings and AbitibiBowater Canada with all provisions of the Support Agreement applicable to AbitibiBowater, Bowater Canadian Holdings and AbitibiBowater Canada, respectively, in accordance with the terms thereof including, without limitation, taking all such actions and doing all such things as shall be necessary or advisable to enforce to the fullest extent possible for the direct benefit of AbitibiBowater Canada all rights and benefits in favour of AbitibiBowater Canada under or pursuant to such agreement.

12.2 AbitibiBowater Canada shall not propose, agree to or otherwise give effect to any amendment to, or waiver or forgivenest of its rights or obligations under, the Support Agreement without the approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of these share provisions other than such amendments, waivers and/or forgiveness as may be necessary or advisable for the purposes of:

(a) adding to the covenants of the other party or parties to such agreement for the protection of AbitibiBowater Canada or the holders of the Exchangeable Shares thereunder;

(b) making such provisions or modifications not inconsistent with such agreement as may be necessary or desirable with respect to matters or questions arising thereunder which, in the opinion of the Board of Directors, it may be expedient to make, provided that the Board of Directors shall be of the opinion, after consultation with counsel, that such provisions and modifications will not be prejudicial to the interests of the holders of the Exchangeable Shares; or

(c) making such changes in or corrections to such agreement which, on the advice of counsel to AbitibiBowater Canada, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error contained therein, provided that the Board of Directors shall be of the opinion, after consultation with counsel, that such changes or corrections will not be prejudicial to the interests of the holders of the Exchangeable Shares.

ARTICLE 13

LEGEND

13.1 The certificates evidencing the Exchangeable Shares shall contain or have affixed thereto a legend in form and on terms approved by the Board of Directors, with respect to the Support Agreement, the provisions of the Plan of Arrangement relating to the Liquidation Call Right and the Redemption Call Right, and the Voting and Exchange Trust Agreement (including the provisions with respect to the voting rights, exchange right and automatic exchange thereunder).

ARTICLE 14

NOTICES

14.1 Any notice, request or other communication to be given to AbitibiBowater Canada by a holder of Exchangeable Shares shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by telecopy or by delivery to the Transfer Agent, with a copy addressed to the Secretary of AbitibiBowater Canada and addressed to the attention of the President of AbitibiBowater Canada. Any such notice, request or other communication, if given by mail, telecopy or delivery, shall only be deemed to have been given and received upon actual receipt thereof by the Transfer Agent and AbitibiBowater Canada.

14.2 Any presentation and surrender by a holder of Exchangeable Shares to AbitibiBowater Canada or the Transfer Agent of certificates representing Exchangeable Shares in connection with the liquidation, dissolution or winding-up of AbitibiBowater Canada or the retraction or redemption of Exchangeable Shares shall be made by registered mail (postage prepaid) or by delivery to the registered office of AbitibiBowater Canada or to such office of the Transfer Agent as may be specified by AbitibiBowater Canada, in each case addressed to the attention of the President of AbitibiBowater Canada. Any such presentation and surrender of certificates shall only be deemed to have been made and to be effective upon actual receipt thereof by AbitibiBowater Canada or the Transfer Agent, as the case may be. Any such presentation and surrender of certificates made by registered mail shall be at the sole risk of the holder mailing the same.

14.3 Any notice, request or other communication to be given to a holder of Exchangeable Shares by or on behalf of AbitibiBowater Canada shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by delivery to the address of the holder recorded in the securities register of AbitibiBowater Canada or, in the event of the address of any such holder not being so recorded, then at the last known address of such holder. Any such notice, request or other communication, if given by mail, shall be deemed to have been given and received on the third Business Day following the date of mailing and, if given by delivery, shall be deemed to have been given and received on the date of delivery. Accidental failure or omission to give any notice, request or other communication to one or more holders of Exchangeable Shares shall not invalidate or otherwise alter or affect any action or proceeding to be taken by AbitibiBowater Canada pursuant thereto.

ANNEX G

FORM OF AMENDED AND RESTATED SUPPORT AGREEMENT

MEMORANDUM OF AGREEMENT made as of the [    ] day of [            ], 200[    ].

BETWEEN:	ABITIBIBOWATER INC., a corporation subsisting under the laws of the State of Delaware, (hereinafter referred to as “AbitibiBowater”),

OF THE FIRST PART,

– and –	BOWATER CANADIAN HOLDINGS INCORPORATED, a corporation subsisting under the laws of the Province of Nova Scotia, (hereinafter referred to as “Bowater Holdings”),

OF THE SECOND PART,

– and –	ABITIBIBOWATER CANADA INC., a corporation subsisting under the laws of Canada, (hereinafter referred to as “AbitibiBowater Canada”),

OF THE THIRD PART,

– and –	BOWATER INCORPORATED, a corporation subsisting under the laws of the State of Delaware, (hereinafter referred to as “Bowater”),

OF THE FOURTH PART,

WHEREAS, in connection with the acquisition by Bowater of Avenor Inc. (“Avenor”), AbitibiBowater Canada (formerly known as Bowater Canada Inc.) issued non-voting exchangeable shares of its capital (the “Exchangeable Shares”) to certain holders of common shares of Avenor which were exchangeable, in accordance with their terms, for shares of Bowater common stock (the “Bowater Common Shares”);

WHEREAS, in connection with the acquisition by Bowater of Avenor, Bowater, AbitibiBowater Canada (formerly known as Bowater Canada Inc.) and Bowater Holdings entered into a support agreement dated as of July 24, 1998 (the “Original Support Agreement”);

WHEREAS pursuant to a combination agreement and agreement and plan of merger dated as of January 29, 2007, as amended (the “Combination Agreement”), among Abitibi-Consolidated Inc. (“Abitibi”), Bowater, AbitibiBowater (formerly known as Alpha-Bravo Holdings Inc.), Alpha-Bravo Merger Sub Inc. and AbitibiBowater Canada (formerly known as Bowater Canada Inc.), AbitibiBowater Canada filed articles of amendment on [    ], 200[    ] (the “Bowater Canada Articles of Amendment”), which included the following steps: (i) the changing of Bowater Canada Inc.’s name to “AbitibiBowater Canada Inc.”; (ii) the changing of each issued and outstanding Exchangeable Share into 0.52 of an Exchangeable Share; and (iii) the repeal of the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares as set out in Schedule 1 to Bowater Canada Inc.’s articles of amendment filed on July 23, 1998 and the replacement of such rights, privileges, restrictions and conditions attaching to the Exchangeable Shares with those set out in Schedule 1 to the Bowater

Canada Articles of Amendment (such rights, privileges, restrictions and conditions attaching to the Exchangeable Shares as set forth in Schedule 1 to the Bowater Canada Articles of Amendment being referred to herein as the “Share Provisions”);

WHEREAS pursuant to the Combination Agreement and a plan of arrangement with respect to Abitibi and its shareholders approved by the Superior Court of Québec on [    ], 200[    ] (the “Plan of Arrangement”), on [    ], 200[    ], AbitibiBowater Canada issued additional Exchangeable Shares of its capital to certain holders of common shares of Abitibi (the arrangement effected by the Plan of Arrangement being referred to herein as the “Arrangement”);

AND WHEREAS pursuant to the Combination Agreement, (i) Bowater agreed and undertook that it will, and it will cause Bowater Holdings and AbitibiBowater Canada, subject to obtaining the final order in respect of the Arrangement to, amend or amend and restate the Original Support Agreement in order to give effect to the Bowater Canada Articles of Amendment; and (ii) AbitibiBowater agreed and undertook to become a party to the Original Support Agreement.

NOW THEREFORE in consideration of the respective covenants and agreements provided in this amended and restated support agreement (the “Amended and Restated Support Agreement”) and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto hereby covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Defined Terms. Each term denoted herein by initial capital letters and not otherwise defined herein shall have the meaning ascribed thereto in the Share Provisions, unless the context requires otherwise.

1.2	Interpretation Not Affected by Headings. The division of this Amended and Restated Support Agreement into articles, sections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Amended and Restated Support Agreement.

1.3	Number, Gender. Words importing the singular number only shall include the plural and vice versa. Words importing the use of any gender shall include all genders.

1.4	Date for any Action. If any date on which any action is required to be taken under this Amended and Restated Support Agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day. For the purposes of this Amended and Restated Support Agreement, a “Business Day” means a day other than a Saturday, a Sunday or a statutory holiday in Toronto, Ontario, Montréal, Québec or New York, New York.

ARTICLE 2

COVENANTS OF ABITIBIBOWATER, BOWATER HOLDINGS,

ABITIBIBOWATER CANADA AND BOWATER

2.1	Funding of AbitibiBowater Canada. So long as any Exchangeable Shares not owned by AbitibiBowater or its affiliates are outstanding, AbitibiBowater will:

(a)

not declare or pay any dividend on AbitibiBowater Common Shares unless (i) AbitibiBowater Canada shall immediately thereafter declare or pay, as the case may be, an equivalent dividend (as provided for in the Share Provisions) on the Exchangeable Shares and (ii) AbitibiBowater Canada shall have sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable law, of any such dividend on the Exchangeable Shares;

(b)	advise AbitibiBowater Canada sufficiently in advance of the declaration by AbitibiBowater of any dividend on AbitibiBowater Common Shares and take all such other actions as are reasonably necessary, in cooperation with AbitibiBowater Canada, to ensure that the respective declaration date, record date and payment date for a dividend on the Exchangeable Shares shall be the same as the declaration date, record date and payment date for the corresponding dividend on AbitibiBowater Common Shares;

(c)	ensure that the record date for any dividend declared on AbitibiBowater Common Shares is not less than 10 Business Days after the declaration date of such dividend; and

(d)	take all such actions and do all such things as are reasonably necessary or desirable to enable and permit AbitibiBowater Canada, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price in respect of each issued and outstanding Exchangeable Share upon the liquidation, dissolution or winding-up of AbitibiBowater Canada, a Retraction Request by a holder of Exchangeable Shares or a redemption of Exchangeable Shares by AbitibiBowater Canada, as the case may be, including without limitation all such actions and all such things as are necessary or desirable to enable and permit AbitibiBowater Canada to cause to be delivered AbitibiBowater Common Shares to the holders of Exchangeable Shares in accordance with the provisions of Article 5, 6 or 7, as the case may be, of the Share Provisions.

2.2	Deposit of Funds. AbitibiBowater will cause AbitibiBowater Canada to deposit a sufficient amount of funds in an account of AbitibiBowater Canada as is necessary to enable AbitibiBowater Canada to pay dividends when due and to pay or otherwise satisfy its respective obligations under Article 5, 6 or 7 of the Share Provisions or Article 5 of the Plan of Arrangement, as applicable.

2.3	Reservation of AbitibiBowater Common Shares. AbitibiBowater hereby represents, warrants and covenants in favour of AbitibiBowater Canada that it has reserved for issuance and will, at all times while any Exchangeable Shares (other than Exchangeable Shares held by AbitibiBowater or its affiliates) are outstanding, keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of AbitibiBowater Common Shares (or other shares or securities into which AbitibiBowater Common Shares may be reclassified or changed as contemplated by section 2.7 hereof) (a) as is equal to the sum of (i) the number of Exchangeable Shares issued and outstanding from time to time and (ii) the number of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares outstanding from time to time and (b) as are now and may hereafter be required to enable and permit AbitibiBowater to meet its obligations under the Voting and Exchange Trust Agreement and under any other security or commitment pursuant to which AbitibiBowater may now or hereafter be required to issue AbitibiBowater Common Shares and to enable and permit Bowater Holdings and AbitibiBowater Canada to meet their respective obligations hereunder and under the Share Provisions.

2.4	Notification of Certain Events. In order to assist AbitibiBowater to comply with its obligations hereunder and to permit Bowater Holdings to exercise the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right, AbitibiBowater Canada will notify AbitibiBowater and Bowater Holdings of each of the following events at the time set forth below:

(a)	in the event of any determination by the Board of Directors of AbitibiBowater Canada to institute voluntary liquidation, dissolution or winding-up proceedings with respect to AbitibiBowater Canada or to effect any other distribution of the assets of AbitibiBowater Canada among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution;

(b)	promptly, upon the earlier of receipt by AbitibiBowater Canada of notice of and AbitibiBowater Canada otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of AbitibiBowater Canada or to effect any other distribution of the assets of AbitibiBowater Canada among its shareholders for the purpose of winding up its affairs;

(c)	immediately, upon receipt by AbitibiBowater Canada of a Retraction Request;

(d)	except in the case of an acquisition of Control of AbitibiBowater, at least 75 days prior to any Redemption Date determined in accordance with the Share Provisions; and

(e)	as soon as practicable upon the issuance by AbitibiBowater Canada of any Exchangeable Shares or rights to acquire Exchangeable Shares.

2.5	Delivery of Common Shares to AbitibiBowater Canada. In furtherance of its obligations under section 2.1(d) hereof, upon notice from AbitibiBowater Canada of any event that requires AbitibiBowater Canada to cause to be delivered AbitibiBowater Common Shares to any holder of Exchangeable Shares, AbitibiBowater shall forthwith issue and deliver to AbitibiBowater Canada the requisite number of AbitibiBowater Common Shares to be received by, and issued to or to the order of, the former holder of the surrendered Exchangeable Shares, as AbitibiBowater Canada shall direct. All such AbitibiBowater Common Shares shall be duly authorized and validly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance. In consideration of the issuance and delivery of each such AbitibiBowater Common Share, AbitibiBowater Canada shall issue to AbitibiBowater, or as AbitibiBowater shall direct, common shares of AbitibiBowater Canada having equivalent value.

2.6	Qualification of AbitibiBowater Common Shares. If any AbitibiBowater Common Shares (or other shares or securities into which AbitibiBowater Common Shares may be reclassified or changed as contemplated by section 2.7 hereof) to be issued and delivered hereunder require registration or qualification with or approval of or the filing of any document, including any prospectus or similar document or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian or United States federal, provincial or state law or regulation or pursuant to the rules and regulations of any regulatory authority or the fulfilment of any other United States or Canadian legal requirement before such shares (or such other shares or securities) may be issued by AbitibiBowater and delivered by AbitibiBowater, AbitibiBowater Canada, Bowater Holdings or Bowater, at the direction of AbitibiBowater Canada if applicable, to the holder of Exchangeable Shares or in order that such shares (or such other shares or securities) may be freely traded thereafter (other than any restrictions of general application on transfer by reason of a holder being a “control person” for purposes of Canadian provincial securities law or an “affiliate” of AbitibiBowater for purposes of United States federal or state securities law), AbitibiBowater will in good faith expeditiously take all such actions and do all such things as are necessary or desirable to cause such AbitibiBowater Common Shares (or such other shares or securities) to be and remain duly registered, qualified or approved under United States and/or Canadian law, as the case may be. AbitibiBowater will in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all AbitibiBowater Common Shares (or such other shares or securities) to be delivered hereunder to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding AbitibiBowater Common Shares (or such other shares or securities) have been listed by AbitibiBowater and remain listed and are quoted or posted for trading at such time.

2.7	Economic Equivalence.

(a)	AbitibiBowater will not without prior approval of AbitibiBowater Canada and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of the Share Provisions:

(i)	issue or distribute AbitibiBowater Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire AbitibiBowater Common Shares) to the holders of all or substantially all of the then outstanding AbitibiBowater Common Shares by way of stock dividend or other distribution, other than an issue of AbitibiBowater Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire AbitibiBowater Common Shares) to holders of AbitibiBowater Common Shares who exercise an option to receive dividends in AbitibiBowater Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire AbitibiBowater Common Shares) in lieu of receiving cash dividends; or

(ii)	issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding AbitibiBowater Common Shares entitling them to subscribe for or to purchase AbitibiBowater Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire AbitibiBowater Common Shares); or

(iii)	issue or distribute to the holders of all or substantially all of the then outstanding Bowater Common Shares (A) shares or securities of Bowater of any class other than Bowater Common Shares (other than shares convertible into or exchangeable for or carrying rights to acquire Bowater Common Shares), (B) rights, options or warrants other than those referred to in section 2.7(a)(ii) above, (C) evidences of indebtedness of Bowater or (D) assets of Bowater, unless the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Shares; provided that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by AbitibiBowater in order to give effect to and to consummate the transactions contemplated by, and in accordance with, the Plan of Arrangement.

(b)	AbitibiBowater will not without the prior approval of AbitibiBowater Canada and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of the Share Provisions:

(i)	subdivide, redivide or change the then outstanding AbitibiBowater Common Shares into a greater number of AbitibiBowater Common Shares; or

(ii)	reduce, combine, consolidate or change the then outstanding AbitibiBowater Common Shares into a lesser number of AbitibiBowater Common Shares; or

(iii)	effect an AbitibiBowater Share Exchange Transaction,

unless the same or an economically equivalent change shall simultaneously be made to, or in the rights of the holders of, the Exchangeable Shares.

(c)	AbitibiBowater will ensure that the record date for any event referred to in section 2.7(a) or 2.7(b) above, or (if no record date is applicable for such event) the effective date for any such event, is not less than 10 days after the date on which such event is declared or announced by AbitibiBowater (with contemporaneous notification thereof by AbitibiBowater to AbitibiBowater Canada, Bowater Holdings and Bowater).

(d)

The Board of Directors of AbitibiBowater Canada shall determine, in good faith and in its sole discretion (with the assistance of such reputable and qualified independent financial advisors and/or other experts as the Board of Directors of AbitibiBowater Canada may require), economic equivalence for the purposes of any event referred to in section 2.7(a) or 2.7(b) above and each such determination shall be conclusive and binding on AbitibiBowater. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors of AbitibiBowater Canada to be relevant, be considered by the Board of Directors of AbitibiBowater Canada:

(i)	in the case of any stock dividend or other distribution payable in AbitibiBowater Common Shares, the number of such shares issued in proportion to the number of AbitibiBowater Common Shares previously outstanding;

(ii)	in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase AbitibiBowater Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire AbitibiBowater Common Shares), the relationship between the exercise price of each such right, option or warrant and the current market value (as determined by the Board of Directors of AbitibiBowater Canada in the manner above contemplated) of a AbitibiBowater Common Share;

(iii)	in the case of the issuance or distribution of any other form of property (including without limitation any shares or securities of AbitibiBowater of any class other than AbitibiBowater Common Shares, any rights, options or warrants other than those referred to in section 2.7(d)(ii) above, any evidences of indebtedness of AbitibiBowater or any assets of AbitibiBowater), the relationship between the fair market value (as determined by the Board of Directors of AbitibiBowater Canada in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding AbitibiBowater Common Share and the current market value (as determined by the Board of Directors of AbitibiBowater Canada in the manner above contemplated) of a AbitibiBowater Common Share;

(iv)	in the case of any subdivision, redivision or change of the then outstanding AbitibiBowater Common Shares into a greater number of AbitibiBowater Common Shares or the reduction, combination, consolidation or change of the then outstanding AbitibiBowater Common Shares into a lesser number of AbitibiBowater Common Shares or an AbitibiBowater Share Exchange Transaction, the effect thereof upon the then outstanding AbitibiBowater Common Shares; and

(v)	in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of AbitibiBowater Common Shares as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).

For purposes of the foregoing determinations, the current market value of any security listed and traded or quoted on a securities exchange shall be the weighted average of the daily trading prices of such security during a period of not less than 20 consecutive trading days ending not more than five trading days before the date of determination on the principal securities exchange on which such securities are listed and traded or quoted; provided, however, that if in the opinion of the Board of Directors of AbitibiBowater Canada the public distribution or trading activity of such securities during such period does not create a market which reflects the fair market value of such securities, then the current market value thereof shall be determined by the Board of Directors of AbitibiBowater Canada, in good faith and in its sole discretion (with the assistance of such reputable and qualified independent financial advisors and/or other experts as the Board of Directors of AbitibiBowater Canada may require), and provided further that any such determination by the Board of Directors of AbitibiBowater Canada shall be conclusive and binding on AbitibiBowater.

(e)

AbitibiBowater Canada agrees that, to the extent required, upon due notice from AbitibiBowater, it will use its best efforts to take or cause to be taken such steps as may be necessary for the purposes of ensuring that appropriate dividends are paid or other distributions are made by AbitibiBowater Canada, or subdivisions, redivisions or changes are made to the Exchangeable Shares, in order to implement the required economic equivalent with respect to the AbitibiBowater Common Shares and Exchangeable Shares as provided for in this section 2.7.

2.8	Tender Offers. In the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to AbitibiBowater Common Shares (an “Offer”) is proposed by AbitibiBowater or is proposed to AbitibiBowater or its shareholders and is recommended by the Board of Directors of AbitibiBowater, or is otherwise effected or to be effected with the consent or approval of the Board of Directors of AbitibiBowater, AbitibiBowater will use its reasonable efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit holders of Exchangeable Shares to participate in such Offer to the same extent and on an economically equivalent basis as the holders of AbitibiBowater Common Shares, without discrimination. Without limiting the generality of the foregoing, AbitibiBowater will use its reasonable efforts expeditiously and in good faith to ensure that holders of Exchangeable Shares may participate in all such Offers without being required to retract Exchangeable Shares as against AbitibiBowater Canada (or, if so required, to ensure that any such retraction shall be effective only upon, and shall be conditional upon, the closing of the Offer and only to the extent necessary to tender or deposit to the Offer). Nothing herein shall affect the rights of AbitibiBowater Canada to redeem or Bowater Holdings to purchase Exchangeable Shares, as applicable, in the event of an acquisition of Control of AbitibiBowater.
2.9	Ownership of Outstanding Shares. Without the prior approval of AbitibiBowater Canada and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of the Share Provisions, AbitibiBowater covenants and agrees in favour of AbitibiBowater Canada that, as long as any outstanding Exchangeable Shares are owned by any person or entity other than AbitibiBowater or any of its Affiliates, AbitibiBowater will be and remain the direct or indirect beneficial owner of all issued and outstanding voting shares in the capital of AbitibiBowater Canada and Bowater Holdings.

2.10	AbitibiBowater and Affiliates Not to Vote Exchangeable Shares. Each of AbitibiBowater and Bowater Holdings covenants and agrees that it will appoint and cause to be appointed proxyholders with respect to all Exchangeable Shares held by it and its Affiliates for the sole purpose of attending each meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each such meeting. Each of AbitibiBowater and Bowater Holdings further covenants and agrees that it will not, and will cause its Affiliates not to, exercise any voting rights which may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Share Provisions or pursuant to the provisions of the Canada Business Corporations Act (or any successor or other corporate statute by which AbitibiBowater Canada may in the future be governed) with respect to any Exchangeable Shares held by it or by its Affiliates in respect of any matter considered at any meeting of holders of Exchangeable Shares.

2.11	Rule 10b-18 Purchases. For certainty, nothing contained in this Amended and Restated Support Agreement, including without limitation the obligations of AbitibiBowater contained in Section 2.8 hereof, shall limit the ability of AbitibiBowater, Bowater Holdings or AbitibiBowater Canada to make a “Rule 10b-18 Purchase” of AbitibiBowater Common Shares pursuant to Rule 10b-18 of the U.S. Securities Exchange Act of 1934, as amended, or any successor provisions thereof.

ARTICLE 3

GENERAL

3.1

Term. This Amended and Restated Support Agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any person or entity other than AbitibiBowater and any of its Affiliates.

3.2	Changes in Capital of AbitibiBowater and AbitibiBowater Canada. At all times after the occurrence of any event contemplated pursuant to sections 2.7 and 2.8 hereof or otherwise, as a result of which either AbitibiBowater Common Shares or the Exchangeable Shares or both are in any way changed, this Amended and Restated Support Agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which AbitibiBowater Common Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.

3.3	Severability. If any provision of this Amended and Restated Support Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Amended and Restated Support Agreement shall not in any way be affected or impaired thereby and this Amended and Restated Support Agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.

3.4	Amendments, Modifications. This Amended and Restated Support Agreement may not be amended or modified except by an agreement in writing executed by AbitibiBowater Canada, Bowater Holdings and AbitibiBowater and approved by the holders of the Exchangeable Shares in accordance with Section 10.2 of the Share Provisions.

3.5	Ministerial Amendments. Notwithstanding the provisions of section 3.4, the parties to this Amended and Restated Support Agreement may in writing, at any time and from time to time, without the approval of the holders of the Exchangeable Shares, amend or modify this Amended and Restated Support Agreement for the purposes of:

(a)	adding to the covenants of any or all parties provided that the board of directors of each of AbitibiBowater Canada, Bowater Holdings and AbitibiBowater shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares;

(b)	making such amendments or modifications not inconsistent with this Amended and Restated Support Agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the board of directors of each of AbitibiBowater Canada, Bowater Holdings and AbitibiBowater, it may be expedient to make, provided that each such board of directors shall be of the good faith opinion that such amendments or modifications will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares; or

(c)	making such changes or corrections which, on the advice of counsel to AbitibiBowater Canada, Bowater Holdings and AbitibiBowater, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the boards of directors of each of AbitibiBowater Canada, Bowater Holdings and AbitibiBowater shall be of the good faith opinion that such changes or corrections will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares.

3.6	Meeting to Consider Amendments. AbitibiBowater Canada, at the request of AbitibiBowater or Bowater Holdings, shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval pursuant to section 3.4 hereof. Any such meeting or meetings shall be called and held in accordance with the by-laws of AbitibiBowater Canada, the Share Provisions and all applicable laws.

3.7	Amendments Only in Writing. No amendment to or modification or waiver of any of the provisions of this Amended and Restated Support Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto.

3.8	Enurement. This Amended and Restated Support Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns.

3.9	Notices to Parties. All notices and other communications between the parties to this Amended and Restated Support Agreement shall be in writing and shall be deemed to have been given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at such other address for any such party as shall be specified in like notice):

(a)	if to AbitibiBowater:

AbitibiBowater Inc.

1155 Metcalfe Street

Suite 800

Montréal, Québec H3B 5H2

(b)	if to Bowater Holdings:

Bowater Canadian Holdings Incorporated

55 East Camperdown Way

P.O. Box 1028

Greenville, South Carolina 29602

Attention: Secretary

Fax: (864) 282-9573

(c)	if to AbitibiBowater Canada:

AbitibiBowater Canada Inc.

1000 de la Gauchetière Street West

Suite 2820

Montréal, Québec H3B 4W5

Attention:

Secretary Fax: [         ]

Attention: Francis Legault

Fax: (514) 286-5474

(d)	if to Bowater:

Bowater Incorporated

55 East Camperdown Way

P.O. Box 1028

Greenville, South Carolina 29602

Attention: Secretary

Fax: (864) 282-9573

(e)	With a copy to:

Ogilvy Renault LLP 1981 McGill College Avenue Suite 1100 Montréal, Québec H3A 3C1	Davies Ward Phillips & Vineberg LLP 1501 McGill College Avenue 26th Floor Montréal, Québec H3A 3N9

Attention: Francis Legault Fax: (514) 286-5474	Attention: Maryse Bertrand Fax: (514) 841-6499

Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of confirmed receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.

3.10	Counterparts. This Amended and Restated Support Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

3.11	Jurisdiction. This Amended and Restated Support Agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

3.12	Attornment. Each of AbitibiBowater and Bowater Holdings agrees that any action or proceeding arising out of or relating to this Amended and Restated Support Agreement may be instituted in the courts of Ontario, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgment of the said courts and not to seek, and hereby waives, any review of the merits of any such judgment by the courts of any other jurisdiction and hereby appoints AbitibiBowater Canada at its registered office in the Province of Ontario as attorney for service of process.

3.13	Undertaking of Bowater. Bowater hereby acknowledges the provisions of this Amended and Restated Support Agreement and undertakes to cause Bowater Holdings and AbitibiBowater Canada to take all actions necessary in order for each of Bowater Holdings and AbitibiBowater Canada to comply with their respective obligations hereunder.

Signatures follow on next page

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Support Agreement to be duly executed as of the date first above written.

ABITIBIBOWATER INC.

By:

Name:

Title:

BOWATER CANADIAN HOLDINGS INCORPORATED

By:

Name:

Title:

ABITIBIBOWATER CANADA INC.

By:

Name:

Title:

BOWATER INCORPORATED

By:

Name:

Title:

ANNEX H

FORM OF AMENDED AND RESTATED VOTING AND EXCHANGE TRUST AGREEMENT

MEMORANDUM OF AGREEMENT made as of the [            ] day of [            ], 200[     ].

BETWEEN:	ABITIBIBOWATER CANADA INC., a corporation subsisting under the laws of Canada, (hereinafter referred to as “AbitibiBowater Canada”),

OF THE FIRST PART,

- and -	BOWATER CANADIAN HOLDINGS INCORPORATED, a corporation subsisting under the laws of the Province of Nova Scotia, (hereinafter referred to as “Bowater Holdings”),

OF THE SECOND PART,

- and -	ABITIBIBOWATER INC., a corporation incorporated under the laws of the State of Delaware, (hereinafter referred to as “AbitibiBowater”),

OF THE THIRD PART,

- and -	BOWATER INCORPORATED, a corporation subsisting under the laws of the State of Delaware, (hereinafter referred to as “Bowater”),

OF THE FOURTH PART,

- and -	COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company incorporated under the laws of Canada, (hereinafter referred to as “Trustee”),

OF THE FIFTH PART.

WHEREAS, in connection with the acquisition by Bowater of Avenor Inc. (“Avenor”), AbitibiBowater Canada (formerly known as Bowater Canada Inc.) issued non-voting exchangeable shares of its capital (the “Exchangeable Shares”) to certain holders of common shares of Avenor which were exchangeable, in accordance with their terms, for shares of Bowater common stock (the “Bowater Common Shares”);

WHEREAS, in connection with the acquisition by Bowater of Avenor, AbitibiBowater Canada (formerly known as Bowater Canada Inc.), Bowater Holdings, Bowater and the Trustee (formerly known as Montreal Trust Company of Canada) entered into a voting and exchange trust agreement dated as of July 24, 1998 (the “Original Trust Agreement”) by virtue of which Bowater issued one share of special voting stock to Montreal Trust Company of Canada for the benefit of the holders of the Exchangeable Shares (other than Bowater and its affiliates);

WHEREAS in 2000, the Trustee succeeded to Montreal Trust Company of Canada as Trustee under the Original Trust Agreement;

WHEREAS pursuant to a combination agreement and agreement and plan of merger dated as of January 29, 2007, as amended (the “Combination Agreement”), among Abitibi-Consolidated Inc. (“Abitibi”), Bowater, AbitibiBowater (formerly known as Alpha-Bravo Holdings Inc.), Alpha-Bravo Merger Sub Inc. and AbitibiBowater Canada (formerly known as Bowater Canada Inc.), AbitibiBowater Canada filed articles of amendment on [ ], 200[ ] (the “Bowater Canada Articles of Amendment”), which included the following steps: (i) the changing of Bowater Canada Inc.’s name to “AbitibiBowater Canada Inc.”; (ii) the changing of each issued and outstanding Exchangeable Share into 0.52 of an Exchangeable Share; and (iii) the repeal of the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares as set out in Schedule 1 to Bowater Canada Inc.’s articles of amendment filed on July 23, 1998 and the replacement of such rights, privileges, restrictions and conditions attaching to the Exchangeable Shares with those set out in Schedule 1 to the Bowater Canada Articles of Amendment (such rights, privileges, restrictions and conditions attaching to the Exchangeable Shares as set forth in Schedule 1 to the Bowater Canada Articles of Amendment being referred to herein as the “Share Provisions”);

WHEREAS pursuant to the Combination Agreement and a plan of arrangement with respect to Abitibi and its shareholders approved by the Superior Court of Québec on [ ], 200[ ] (the “Plan of Arrangement”), on [ ], 200[ ], AbitibiBowater Canada issued additional Exchangeable Shares of its capital to certain holders of common shares of Abitibi (the arrangement effected by the Plan of Arrangement being referred to herein as the “Arrangement”);

AND WHEREAS pursuant to the Combination Agreement, (i) Bowater agreed and undertook that it will, and it will cause Bowater Holdings and AbitibiBowater Canada, subject to obtaining the final order in respect of the Arrangement to, amend or amend and restate the Original Trust Agreement in order to give effect to the Bowater Canada Articles of Amendment; and (ii) AbitibiBowater agreed and undertook to become a party to the Original Trust Agreement.

NOW THEREFORE in consideration of the respective covenants and agreements provided in this amended and restated trust agreement (the “Amended and Restated Trust Agreement”) and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto hereby covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions. In this Amended and Restated Trust Agreement, the following terms shall have the following meanings:

“AbitibiBowater Affiliates” means Affiliates of AbitibiBowater.

“AbitibiBowater Common Share” means one share of AbitibiBowater common stock, US$.01 par value per share.

“AbitibiBowater Meeting” has the meaning ascribed thereto in section 4.2.

“AbitibiBowater Special Voting Share” means the one share of Special Voting Stock of AbitibiBowater, which entitles the holder of record to a number of votes at meetings of holders of AbitibiBowater Common Shares equal to the number of Exchangeable Shares outstanding from time to time (other than Exchangeable Shares held by AbitibiBowater and its Affiliates) as to which the Trustee has timely received voting instructions from Beneficiaries, which share is to be issued to, deposited with, and voted by, the Trustee as described herein.

“AbitibiBowater Successor” has the meaning ascribed hereto in section 11.1(a).

“Affiliate” of any person means any other person directly or indirectly controlled by, or under control of, that person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control of”), as applied to any person, means the possession by another person, directly or indirectly, of the power to direct or cause the direction of the management and policies of that first mentioned person, whether through the ownership of voting securities, by contract or otherwise.

“Amended and Restated Trust Agreement” has the meaning ascribed thereto in the recitals hereto.

“Arrangement” has the meaning ascribed thereto in the recitals hereto.

“Automatic Exchange Rights” means the benefit of the obligation of AbitibiBowater to effect the automatic exchange of AbitibiBowater Common Shares for Exchangeable Shares pursuant to section 5.12.

“Beneficiaries” means the registered holders from time to time of Exchangeable Shares, other than AbitibiBowater and its Affiliates.

“Beneficiary Votes” has the meaning ascribed thereto in section 4.2.

“Board of Directors” means the Board of Directors of AbitibiBowater Canada.

“Bowater Canada Articles of Amendment” has the meaning ascribed thereto in the recitals hereto.

“Bowater Common Share” has the meaning ascribed thereto in the recitals hereto.

“Business Day” means a day other than a Saturday, a Sunday or a statutory holiday in Toronto, Ontario, Montréal, Québec or New York, New York.

“Canadian Dollar Equivalent” means, in respect of an amount expressed in a currency other than Canadian dollars (the “Foreign Currency Amount”) at any date, the product obtained by multiplying (a) the Foreign Currency Amount by (b) the noon spot exchange rate on such date for such foreign currency expressed in Canadian dollars as reported by the Bank of Canada or, in the event such spot exchange rate is not available, such exchange rate on such date for such foreign currency expressed in Canadian dollars as may be deemed by the Board of Directors to be appropriate for such purpose.

“Combination Agreement” has the meaning ascribed thereto in the recitals hereto.

“Current Market Price” means, in respect of a AbitibiBowater Common Share on any date, the Canadian Dollar Equivalent of the average of the closing prices of AbitibiBowater Common Shares during a period of 20 consecutive trading days ending not more than three trading days before such date on the New York Stock Exchange, or, if the AbitibiBowater Common Shares are not then quoted on the New York Stock Exchange, on such other stock exchange or automated quotation system on which the AbitibiBowater Common Shares are listed or quoted, as the case may be, as may be selected by the Board of Directors for such purpose; provided, however, that if in the opinion of the Board of Directors the public distribution or trading activity of AbitibiBowater Common Shares during such period does not create a market which reflects the fair market value of a AbitibiBowater Common Share, then the Current Market Price of a AbitibiBowater Common Share shall be determined by the Board of Directors based upon the advice of such qualified independent financial advisors as the Board of Directors may deem to be appropriate, and provided further than any such selection, opinion or determination by the Board of Directors shall be conclusive and binding.

“Exchange Right” has the meaning ascribed thereto in section 5.1.

“Exchangeable Shares” has the meaning ascribed thereto in the recitals hereto.

“Insolvency Event” means the institution by AbitibiBowater Canada of any proceeding to be adjudicated a bankrupt or insolvent or to be wound up, or the consent of AbitibiBowater Canada to the institution of bankruptcy, insolvency or winding-up proceedings against it, or the filing of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, including without limitation the Companies Creditors’ Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and the failure by AbitibiBowater Canada to contest in good faith any such proceedings commenced in respect of AbitibiBowater Canada within 30 days of becoming aware thereof, or the consent by AbitibiBowater Canada to the filing of any such petition or to the appointment of a receiver, or the making by AbitibiBowater Canada of a general assignment for the benefit of creditors, or the admission in writing by AbitibiBowater Canada of its inability to pay its debts generally as they become due, or AbitibiBowater Canada not being permitted, pursuant to solvency requirements of applicable law, to redeem any Retracted Shares pursuant to Section 6.6 of the Share Provisions.

“Liquidation Call Right” has the meaning ascribed thereto in the Plan of Arrangement.

“Liquidation Event” has the meaning ascribed thereto in section 5.12(b).

“Liquidation Event Effective Date” has the meaning ascribed thereto in section 5.12(c).

“List” has the meaning ascribed thereto in section 4.6.

“Officer’s Certificate” means, with respect to AbitibiBowater, Bowater Holdings or AbitibiBowater Canada as the case may be, a certificate signed by any one of the Chairman of the Board, the President or any Vice-President of AbitibiBowater, Bowater Holdings or AbitibiBowater Canada, as the case may be.

“Original Trust Agreement” has the meaning ascribed thereto in the recitals hereto.

“person” includes an individual, partnership, corporation, company, unincorporated syndicate or organization, trust, trustee, executor, administrator and other legal representative.

“Plan of Arrangement” has the meaning ascribed thereto in the recitals hereto.

“Redemption Call Right” has the meaning ascribed thereto in the Plan of Arrangement.

“Retracted Shares” has the meaning ascribed thereto in section 5.7.

“Retraction Call Right” has the meaning ascribed thereto in the Share Provisions.

“Share Provisions” has the meaning ascribed thereto in the recitals hereto.

“Support Agreement” means that certain amended and restated support agreement made as of the same date hereof among AbitibiBowater Canada, Bowater Holdings, AbitibiBowater and Bowater.

“Trust” means the trust created by this Amended and Restated Trust Agreement.

“Trust Estate” means the AbitibiBowater Special Voting Share, any other securities, the Exchange Rights, the Automatic Exchange Rights and any money or other property which may be held by the Trustee from time to time pursuant to this Amended and Restated Trust Agreement.

“Trustee” means Computershare Trust Company of Canada and, subject to the provisions of Article 10, includes any successor trustee.

“Voting Rights” means the voting rights attached to the AbitibiBowater Special Voting Share.

1.2	Interpretation Not Affected by Headings, Etc. The division of this Amended and Restated Trust Agreement into articles, sections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Amended and Restated Trust Agreement.

1.3	Number, Gender, Etc. Words importing the singular number only shall include the plural and vice versa. Words importing the use of any gender shall include all genders.

1.4	Date for any Action. If any date on which any action is required to be taken under this Amended and Restated Trust Agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

1.5	References. References in this Amended and Restated Trust Agreement to articles, sections or paragraphs refer to the articles, sections or paragraphs of this Amended and Restated Trust Agreement unless otherwise stated.

ARTICLE 2

PURPOSE OF AGREEMENT

2.1	Establishment of Trust. The purpose of this Amended and Restated Trust Agreement is to create the Trust for the benefit of the Beneficiaries, as herein provided. The Trustee will hold the AbitibiBowater Special Voting Share in order to enable the Trustee to execute the Voting Rights and will hold the Exchange Right and the Automatic Exchange Rights in order to enable the Trustee to exercise such rights, in each case as trustee for and on behalf of the Beneficiaries as provided in this Amended and Restated Trust Agreement.

ARTICLE 3

ABITIBIBOWATER SPECIAL VOTING SHARE

3.1	Issue and Ownership of the AbitibiBowater Special Voting Share. AbitibiBowater hereby issues to and deposits with the Trustee, the AbitibiBowater Special Voting Share to be hereafter held of record by the Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries and in accordance with the provisions of this Amended and Restated Trust Agreement. AbitibiBowater hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Beneficiaries of good and valuable consideration (and the adequacy thereof) for the issuance of the AbitibiBowater Special Voting Share by AbitibiBowater to the Trustee. During the term of the Trust and subject to the terms and conditions of this Amended and Restated Trust Agreement, the Trustee shall possess and be vested with full legal ownership of the AbitibiBowater Special Voting Share and shall be entitled to exercise all of the rights and powers of an owner with respect to the AbitibiBowater Special Voting Share provided that the Trustee shall:

(a)	hold the AbitibiBowater Special Voting Share and the legal title thereto as trustee solely for the use and benefit of the Beneficiaries in accordance with the provisions of this Amended and Restated Trust Agreement; and

(b)	except as specifically authorized by this Amended and Restated Trust Agreement, have no power or authority to sell, transfer, vote or otherwise deal in or with the AbitibiBowater Special Voting Share and the AbitibiBowater Special Voting Share shall not be used or disposed of by the Trustee for any purpose other than the purposes for which this Trust is created pursuant to this Amended and Restated Trust Agreement.

3.2	Legended Share Certificates. AbitibiBowater Canada will cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Beneficiaries of their right to instruct the Trustee with respect to the exercise of the Voting Rights in respect of the Exchangeable Shares of the Beneficiaries.

3.3	Safe Keeping of Certificate. The certificate representing the AbitibiBowater Special Voting Share shall at all times be held in safe keeping by the Trustee.

ARTICLE 4

EXERCISE OF VOTING RIGHTS

4.1	Voting Rights. The Trustee, as the holder of record of the AbitibiBowater Special Voting Share, shall be entitled to all of the Voting Rights, including the right to vote in person or by proxy the AbitibiBowater Special Voting Share on any matters, questions, proposals or propositions whatsoever that may properly come before the holders of AbitibiBowater Common Shares at an AbitibiBowater Meeting (as hereinafter defined). The Voting Rights shall be and remain vested in and exercised by the Trustee. Subject to section 7.15, the Trustee shall exercise the Voting Rights only on the basis of instructions received pursuant to this Article 4 from Beneficiaries entitled to instruct the Trustee as to the voting thereof at the time at which the AbitibiBowater Meeting is held. To the extent that no instructions are received from a Beneficiary with respect to the Voting Rights to which such Beneficiary would otherwise be entitled, the Trustee will not have Voting Rights with respect to such Beneficiary Votes.

4.2	Number of Votes. With respect to all meetings of shareholders of AbitibiBowater at which holders of AbitibiBowater Common Shares are entitled to vote (each an “AbitibiBowater Meeting”), each Beneficiary shall be entitled to instruct the Trustee to cast and exercise one of the votes comprised in the Voting Rights for each Exchangeable Share owned of record by such Beneficiary on the record date established by AbitibiBowater or by applicable law for such AbitibiBowater Meeting (the “Beneficiary Votes”), in respect of each matter, question, proposal or proposition to be voted on at such AbitibiBowater Meeting.

4.3	Mailings to Shareholders. With respect to each AbitibiBowater Meeting, the Trustee will mail or cause to be mailed (or otherwise communicate in the same manner as AbitibiBowater utilizes in communications to holders of AbitibiBowater Common Shares) to each of the Beneficiaries named in the List referred to in section 4.6, such mailing or communication to commence on the same day as the commencement of the initial mailing or notice (or other communication) with respect thereto is given by AbitibiBowater to its shareholders:

(a)	a copy of such notice, together with any related materials to be provided to shareholders of AbitibiBowater;

(b)	a statement that such Beneficiary is entitled to instruct the Trustee as to the exercise of the Beneficiary Votes with respect to such AbitibiBowater Meeting or, pursuant to section 4.7, to attend such AbitibiBowater Meeting and to exercise personally the Beneficiary Votes thereat;

(c)	a statement as to the manner in which such instructions may be given to the Trustee, including an express indication that instructions may be given to the Trustee to give:

(i)	a proxy to such Beneficiary or his designee to exercise personally the Beneficiary Votes; or

(ii)	a proxy to a designated agent or other representative of the management of AbitibiBowater to exercise such Beneficiary Votes;

(d)	a statement that if no such instructions are received from the Beneficiary, the Trustee will not have Voting Rights with respect to such Beneficiary Votes;

(e)	a form of direction whereby the Beneficiary may direct and instruct the Trustee as contemplated herein; and

(f)	a statement of the time and date by which such instructions must be received by the Trustee in order to be binding upon it, which in the case of an AbitibiBowater Meeting shall not be earlier than the close of business on the second Business Day prior to such meeting, and of the method and deadline for revoking or amending such instructions.

For the purpose of determining Beneficiary Votes to which a Beneficiary is entitled in respect of any AbitibiBowater Meeting, the number of Exchangeable Shares owned of record by the Beneficiary shall be determined at the close of business on the record date established by AbitibiBowater or by applicable law for purposes of determining shareholders entitled to vote at such AbitibiBowater Meeting. AbitibiBowater will notify the Trustee of any decision of the Board of Directors of AbitibiBowater with respect to the calling of any AbitibiBowater Meeting and shall provide all necessary information and materials to the Trustee in each case promptly and in any event in sufficient time to enable the Trustee to perform its obligations contemplated by this section 4.3.

4.4	Copies of Shareholder Information. AbitibiBowater will deliver to the Trustee copies of all proxy materials (including notices of AbitibiBowater Meetings but excluding proxies to vote AbitibiBowater Common Shares), information statements, reports (including without limitation, all interim and annual financial statements) and other written communications that, in each case, are to be distributed from time to time to holders of AbitibiBowater Common Shares in sufficient quantities and in sufficient time so as to enable the Trustee to send those materials to each Beneficiary at the same time as such materials are first sent to holders of AbitibiBowater Common Shares. The Trustee will mail or otherwise send to each Beneficiary, at the expense of AbitibiBowater, copies of all such materials (and all materials specifically directed to the Beneficiaries or to the Trustee for the benefit of the Beneficiaries by AbitibiBowater) received by the Trustee from AbitibiBowater contemporaneously with the sending of such materials to holders of AbitibiBowater Common Shares. The Trustee will also make available for inspection by any Beneficiary at the Trustee’s principal corporate trust office in the City of Toronto and in the City of Montréal all proxy materials, information statements, reports and other written communications that are:

(a)	received by the Trustee as the registered holder of the AbitibiBowater Special Voting Share and made available by AbitibiBowater generally to the holders of AbitibiBowater Common Shares; or

(b)	specifically directed to the Beneficiaries or to the Trustee for the benefit of the Beneficiaries by AbitibiBowater.

4.5	Other Materials. Immediately after receipt by AbitibiBowater or shareholders of AbitibiBowater of any material sent or given by or on behalf of a third party to holders of AbitibiBowater Common Shares generally, including without limitation, dissident proxy and information circulars (and related information and material) and tender and exchange offer circulars (and related information and material), AbitibiBowater shall use its reasonable best efforts to obtain and deliver to the Trustee copies thereof in sufficient quantities so as to enable the Trustee to forward such material (unless the same has been provided directly to Beneficiaries by such third party) to each Beneficiary as soon as possible thereafter. Immediately upon receipt thereof, the Trustee will mail or otherwise send to each Beneficiary, at the expense of AbitibiBowater, copies of all such materials received by the Trustee from AbitibiBowater. The Trustee will also make available for inspection by any Beneficiary at the Trustee’s principal corporate trust office in the City of Toronto and in the City of Montréal copies of all such materials.

4.6

List of Persons Entitled to Vote. AbitibiBowater Canada shall, (a) prior to each annual, general and special AbitibiBowater Meeting and (b) forthwith upon each request made at any time by the Trustee in writing, prepare or cause to be prepared a list (a “List”) of the names and addresses of the Beneficiaries arranged in alphabetical order and showing the number of Exchangeable Shares held of record by each such

Beneficiary, in each case at the close of business on the date specified by the Trustee in such request or, in the case of a List prepared in connection with an AbitibiBowater Meeting, at the close of business on the record date established by AbitibiBowater or pursuant to applicable law for determining the holders of AbitibiBowater Common Shares entitled to receive notice of and/or to vote at such AbitibiBowater Meeting. Each such List shall be delivered to the Trustee promptly after receipt by AbitibiBowater Canada of such request or the record date for such meeting. AbitibiBowater agrees to give AbitibiBowater Canada notice (with a copy to the Trustee) of the calling of any AbitibiBowater Meeting, together with the record date therefor, sufficiently prior to the date of the calling of such meeting so as to enable AbitibiBowater Canada to perform its obligations under this section 4.6.

4.7	Entitlement to Direct Votes. Any Beneficiary named in a List prepared in connection with any AbitibiBowater Meeting will be entitled (a) to instruct the Trustee in the manner described in section 4.3 with respect to the exercise of the Beneficiary Votes to which such Beneficiary is entitled or (b) to attend such meeting and personally to exercise thereat, as the proxy of the Trustee, the Beneficiary Votes to which such Beneficiary is entitled.

4.8	Voting by Trustee and Attendance of Trustee Representative at Meeting.

(a)	In connection with each AbitibiBowater Meeting, the Trustee shall exercise, either in person or by proxy, in accordance with the instructions received from a Beneficiary pursuant to section 4.3, the Beneficiary Votes as to which such Beneficiary is entitled to direct the vote (or any lesser number thereof as may be set forth in the instructions); provided, however, that such written instructions are received by the Trustee from the Beneficiary prior to the time and date fixed by it for receipt of such instruction in the notice given by the Trustee to the Beneficiary pursuant to section 4.3.

(b)	The Trustee shall cause a representative who is empowered by it to sign and deliver, on behalf of the Trustee, proxies for Voting Rights to attend each AbitibiBowater Meeting. Upon submission by a Beneficiary (or its designee) of identification satisfactory to the Trustee’s representative, and at the Beneficiary’s request, such representative shall sign and deliver to such Beneficiary (or its designee) a proxy to exercise personally the Beneficiary Votes as to which such Beneficiary is otherwise entitled hereunder to direct the vote, if such Beneficiary either (i) has not previously given the Trustee instructions pursuant to section 4.3 in respect of such meeting or (ii) submits to such representative written revocation of any such previous instructions. At such meeting, the Beneficiary exercising such Beneficiary Votes shall have the same rights as the Trustee to speak at the meeting in favour of any matter, question, proposal or proposition, to exercise Voting Rights equal in number to the Beneficiary Votes to which such Beneficiary is entitled by way of ballot at the meeting in respect of any matter, question, proposal or proposition, and to exercise Voting Rights equal in number to the Beneficiary Votes to which such Beneficiary is entitled at such meeting by way of a show of hands in respect of any matter, question, proposal or proposition.

4.9	Distribution of Written Materials. Any written materials distributed by the Trustee pursuant to this Amended and Restated Trust Agreement shall be sent by mail (or otherwise communicated in the same manner as AbitibiBowater utilizes in communications to holders of AbitibiBowater Common Shares) to each Beneficiary at its address as shown on the books of AbitibiBowater Canada. AbitibiBowater Canada shall provide or cause to be provided to the Trustee for this purpose, on a timely basis and without charge or other expense:

(a)	a current List; and

(b)	upon the request of the Trustee, mailing labels to enable the Trustee to carry out its duties under this Amended and Restated Trust Agreement.

4.10

Termination of Voting Rights. All of the rights of a Beneficiary with respect to the Beneficiary Votes exercisable in respect of the Exchangeable Shares held by such Beneficiary, including the right to instruct the Trustee as to the exercise of or to exercise personally corresponding Voting Rights, shall be deemed to be surrendered by the Beneficiary to AbitibiBowater and such Beneficiary Votes and the Voting Rights represented thereby shall cease immediately upon the delivery by such holder to the Trustee of the certificates representing such Exchangeable Shares in connection with the exercise by the Beneficiary of the Exchange Right or the occurrence of the automatic exchange of Exchangeable Shares for AbitibiBowater Common Shares, as specified in Article 5 (unless, in either case, AbitibiBowater shall not have delivered the requisite AbitibiBowater Common Shares issuable in exchange therefor to the Trustee for delivery to the Beneficiaries), or upon the redemption of Exchangeable Shares pursuant to Article 6 or 7 of the Share Provisions, or upon the effective date of the liquidation, dissolution or winding-up of AbitibiBowater Canada pursuant to Article 5 of the Share Provisions, or upon the purchase of Exchangeable Shares from the holder thereof by Bowater Holdings pursuant to the exercise by Bowater Holdings of the Retraction Call Right, the Redemption Call Right or the Liquidation Call Right.

ARTICLE 5

EXCHANGE RIGHT AND AUTOMATIC EXCHANGE

5.1	Grant and Ownership of the Exchange Right. AbitibiBowater hereby grants to the Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries the right (the “Exchange Right”), upon the occurrence and during the continuance of an Insolvency Event, to require AbitibiBowater to purchase from each or any Beneficiary all or any part of the Exchangeable Shares held by the Beneficiary and the Automatic Exchange Rights, all in accordance with the provisions of this Amended and Restated Trust Agreement. AbitibiBowater hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Beneficiaries of good and valuable consideration (and the adequacy thereof) for the grant of the Exchange Right and the Automatic Exchange Rights by AbitibiBowater to the Trustee. During the term of the Trust and subject to the terms and conditions of this Amended and Restated Trust Agreement, the Trustee shall possess and be vested with full legal ownership of the Exchange Right and the Automatic Exchange Rights and shall be entitled to exercise all of the rights and powers of an owner with respect to the Exchange Right and the Automatic Exchange Rights, provided that the Trustee shall:

(a)	hold the Exchange Right and the Automatic Exchange Rights and the legal title thereto as trustee solely for the use and benefit of the Beneficiaries in accordance with the provisions of this Amended and Restated Trust Agreement; and

(b)	except as specifically authorized by this Amended and Restated Trust Agreement, have no power or authority to exercise or otherwise deal in or with the Exchange Right or the Automatic Exchange Rights, and the Trustee shall not exercise any such rights for any purpose other than the purposes for which the Trust is created pursuant to this Amended and Restated Trust Agreement.

5.2	Legended Share Certificates. AbitibiBowater Canada will cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Beneficiaries of:

(a)	their right to instruct the Trustee with respect to the exercise of the Exchange Right in respect of the Exchangeable Shares held by a Beneficiary; and

(b)	the Automatic Exchange Rights.

5.3	General Exercise of Exchange Right. The Exchange Right shall be and remain vested in and exercised by the Trustee. Subject to section 7.15, the Trustee shall exercise the Exchange Right only on the basis of instructions received pursuant to this Article 5 from Beneficiaries entitled to instruct the Trustee as to the exercise thereof. To the extent that no instructions are received from a Beneficiary with respect to the Exchange Right, the Trustee shall not exercise or permit the exercise of the Exchange Right.

5.4	Purchase Price. The purchase price payable by AbitibiBowater for each Exchangeable Share to be purchased by AbitibiBowater under the Exchange Right shall be an amount per share equal to (a) the

Current Market Price of a AbitibiBowater Common Share on the last Business Day prior to the day of closing of the purchase and sale of such Exchangeable Share under the Exchange Right, which shall be satisfied in full by AbitibiBowater causing to be sent to such holder one AbitibiBowater Common Share plus (b) the right to receive the full amount when paid of all unpaid dividends on each such Exchangeable Share for which the record date has occurred prior to the closing of the purchase and sale. The purchase price for each such Exchangeable Share so purchased may be satisfied only by AbitibiBowater issuing and delivering or causing to be delivered to the Trustee, on behalf of the relevant Beneficiary, one AbitibiBowater Common Share and on the applicable payment date a cheque for the balance, if any, of the purchase price without interest (but less any amounts withheld pursuant to section 5.13).

5.5	Exercise Instructions. Subject to the terms and conditions herein set forth, a Beneficiary shall be entitled, upon the occurrence and during the continuance of an Insolvency Event, to instruct the Trustee to exercise the Exchange Right with respect to all or any part of the Exchangeable Shares registered in the name of such Beneficiary on the books of AbitibiBowater Canada. To cause the exercise of the Exchange Right by the Trustee, the Beneficiary shall deliver to the Trustee, in person or by certified or registered mail, at its principal corporate trust office in Toronto, Ontario or Montreal, Québec or at such other places in Canada as the Trustee may from time to time designate by written notice to the Beneficiaries, the certificates representing the Exchangeable Shares which such Beneficiary desires AbitibiBowater to purchase, duly endorsed in blank for transfer, and accompanied by such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Canada Business Corporations Act and the by-laws of AbitibiBowater Canada and such additional documents and instruments as the Trustee may reasonably require together with (a) a duly completed form of notice of exercise of the Exchange Right, contained on the reverse of or attached to the Exchangeable Share certificates, stating (i) that the Beneficiary thereby instructs the Trustee to exercise the Exchange Right so as to require AbitibiBowater to purchase from the Beneficiary the number of Exchangeable Shares specified therein, (ii) that such Beneficiary has good title to and owns all such Exchangeable Shares to be acquired by AbitibiBowater free and clear of all liens, claims and encumbrances, (iii) the names in which the certificates representing AbitibiBowater Common Shares issuable in connection with the exercise of the Exchange Right are to be issued and (iv) the names and addresses of the persons to whom such new certificates should be delivered and (b) payment (or evidence satisfactory to the Trustee, AbitibiBowater Canada and AbitibiBowater of payment) of the taxes (if any) payable as contemplated by section 5.8. If only a part of the Exchangeable Shares represented by any certificate or certificates delivered to the Trustee are to be purchased by AbitibiBowater under the Exchange Right, a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of AbitibiBowater Canada.

5.6

Delivery of AbitibiBowater Common Shares: Effect of Exercise. Promptly after receipt of the certificates representing the Exchangeable Shares which the Beneficiary desires AbitibiBowater to purchase under the Exchange Right, together with such documents and instruments of transfer and a duly completed form of notice of exercise of the Exchange Right (and payment of taxes, if any, payable as contemplated by section 5.8 or evidence thereof), duly endorsed for transfer to AbitibiBowater, the Trustee shall notify AbitibiBowater and AbitibiBowater Canada of its receipt of the same, which notice to AbitibiBowater and AbitibiBowater Canada shall constitute exercise of the Exchange Right by the Trustee on behalf of the holder of such Exchangeable Shares, and AbitibiBowater shall promptly thereafter deliver or cause to be delivered to the Trustee, for delivery to such Beneficiary (or to such other persons, if any, properly designated by such Beneficiary) the number of AbitibiBowater Common Shares issuable in connection with the exercise of the Exchange Right, and on the applicable payment date cheques for the balance, if any, of the total purchase price therefor without interest (but less any amounts withheld pursuant to section 5.13); provided, however, that no such delivery shall be made unless and until the Beneficiary requesting the same shall have paid (or provided evidence satisfactory to the Trustee, AbitibiBowater Canada and AbitibiBowater of the payment of) the taxes (if any) payable as contemplated by section 5.8. Immediately upon the giving of notice by the Trustee to AbitibiBowater and AbitibiBowater Canada of the exercise of the Exchange Right, as provided in this section 5.6, the closing of the transaction of purchase and sale contemplated by the Exchange Right shall be deemed to have occurred and the holder of such Exchangeable Shares shall be deemed to have transferred to AbitibiBowater all of its right, title and interest in and to such Exchangeable Shares and the related interest in the Trust Estate and shall cease to be a holder of such Exchangeable Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive his proportionate part of the total purchase price therefor, unless the requisite number of AbitibiBowater Common Shares is not allotted, issued and delivered by AbitibiBowater to the Trustee within five Business Days of the date of the giving of such notice by the Trustee, in which case the rights of the Beneficiary shall remain unaffected until such AbitibiBowater Common Shares are so allotted, issued and delivered by AbitibiBowater. Upon delivery by AbitibiBowater to the Trustee of such AbitibiBowater Common Shares, the Trustee shall deliver such AbitibiBowater Common Shares to such Beneficiary (or to such other persons, if any, properly designated by such Beneficiary). Concurrently with such Beneficiary ceasing to be a holder of Exchangeable Shares, the Beneficiary shall be considered and deemed for all purposes to be the holder of AbitibiBowater Common Shares delivered to it pursuant to the Exchange Right.

5.7	Exercise of Exchange Right Subsequent to Retraction. In the event that a Beneficiary has exercised its right under Article 6 of the Share Provisions to require AbitibiBowater Canada to redeem any or all of the Exchangeable Shares held by the Beneficiary (the “Retracted Shares”) and is notified by AbitibiBowater Canada pursuant to Section 6.6 of the Share Provisions that AbitibiBowater Canada will not be permitted as a result of solvency requirements of applicable law to redeem all such Retracted Shares, and provided that Bowater Holdings shall not have exercised the Retraction Call Right with respect to the Retracted Shares and that the Beneficiary has not revoked the retraction request delivered by the Beneficiary to AbitibiBowater Canada pursuant to Section 6.1 of the Share Provisions, the retraction request will constitute and will be deemed to constitute notice from the Beneficiary to the Trustee instructing the Trustee to exercise the Exchange Right with respect to those Retracted Shares that AbitibiBowater Canada is unable to redeem. In any such event, AbitibiBowater Canada hereby agrees with the Trustee and in favour of the Beneficiary promptly to forward or cause to be forwarded to the Trustee all relevant materials delivered by the Beneficiary to AbitibiBowater Canada or to the transfer agent of the Exchangeable Shares (including without limitation, a copy of the retraction request delivered pursuant to Section 6.1 of the Share Provisions) in connection with such proposed redemption of the Retracted Shares and the Trustee will thereupon exercise the Exchange Right with respect to the Retracted Shares that AbitibiBowater Canada is not permitted to redeem and will require AbitibiBowater to purchase such shares in accordance with the provisions of this Article 5.

5.8	Stamp or Other Transfer Taxes. Upon any sale of Exchangeable Shares to AbitibiBowater pursuant to the Exchange Right or the Automatic Exchange Rights, the share certificate or certificates representing AbitibiBowater Common Shares to be delivered in connection with the payment of the total purchase price therefor shall be issued in the name of such Beneficiary or in such names as such Beneficiary may otherwise direct in writing without charge to the Beneficiary; provided, however, that such Beneficiary (a) shall pay (and none of AbitibiBowater, Bowater Holdings, AbitibiBowater Canada or the Trustee shall be required to pay) any documentary, stamp, transfer or other taxes that may be payable in respect of any transfer involved in the issuance or delivery of such shares to a person other than such Beneficiary or (b) shall have evidenced to the satisfaction of the Trustee, AbitibiBowater, Bowater Holdings and AbitibiBowater Canada that such taxes, if any, have been paid.

5.9	Notice of Insolvency Event. As soon as practicable following the occurrence of an Insolvency Event or any event that with the giving of notice or the passage of time or both would be an Insolvency Event, AbitibiBowater Canada and AbitibiBowater shall give written notice thereof to the Trustee. As soon as practicable following the receipt of notice from AbitibiBowater Canada and AbitibiBowater of the occurrence of an Insolvency Event, or upon the Trustee becoming aware of an Insolvency Event, the Trustee will mail to each Beneficiary, at the expense of AbitibiBowater, a notice of such Insolvency Event, which notice shall contain a brief statement of the rights of the Beneficiaries with respect to the Exchange Right.

5.10	Qualification of AbitibiBowater Common Shares. AbitibiBowater covenants that if any AbitibiBowater Common Shares to be issued and delivered pursuant to the Exchange Right or the Automatic Exchange Rights require registration or qualification with or approval of or the filing of any document, including any prospectus or similar document, or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian or United States federal, provincial or state law or regulation or pursuant to the rules and regulations of any regulatory authority or the fulfilment of any other Canadian or United States legal requirement before such shares may be issued and delivered by AbitibiBowater to the initial holder thereof or in order that such shares may be freely traded thereafter (other than any restrictions of general application on transfer by reason of a holder being a “control person” of AbitibiBowater for purposes of Canadian federal or provincial securities law or an “affiliate” of AbitibiBowater for purposes of United States federal or state securities law), AbitibiBowater will in good faith expeditiously take all such actions and do all such things as are necessary or desirable to cause such AbitibiBowater Common Shares to be and remain duly registered, qualified or approved. AbitibiBowater will in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all AbitibiBowater Common Shares to be delivered pursuant to the Exchange Right or the Automatic Exchange Rights to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding AbitibiBowater Common Shares have been listed by AbitibiBowater and remain listed and are quoted or posted for trading at such time.

5.11	AbitibiBowater Common Shares. AbitibiBowater hereby represents, warrants and covenants that the AbitibiBowater Common Shares issuable as described herein will be duly authorized and validly issued as fully paid and non assessable and shall be free and clear of any lien, claim or encumbrance.

5.12	Automatic Exchange on Liquidation of AbitibiBowater.

(a)	AbitibiBowater will give the Trustee notice of each of the following events at the time set forth below:

(i)	in the event of any determination by the Board of Directors of AbitibiBowater to institute voluntary liquidation, dissolution or winding-up proceedings with respect to AbitibiBowater or to effect any other distribution of assets of AbitibiBowater among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution; and

(ii)	as soon as practicable following the earlier of (A) receipt by AbitibiBowater of notice of, and (B) AbitibiBowater otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of AbitibiBowater or to effect any other distribution of assets of AbitibiBowater among its shareholders for the purpose of winding up its affairs, in each case where AbitibiBowater has failed to contest in good faith any such proceeding commenced in respect of AbitibiBowater within 30 days of becoming aware thereof.

(b)	As soon as practicable following receipt by the Trustee from AbitibiBowater of notice of any event (a “Liquidation Event”) contemplated by section 5.12(a)(i) or 5.12(a)(ii) above, the Trustee will give notice thereof to the Beneficiaries. Such notice shall include a brief description of the automatic exchange of Exchangeable Shares for AbitibiBowater Common Shares provided for in section 5.12(c).

(c)

In order that the Beneficiaries will be able to participate on a pro rata basis with the holders of AbitibiBowater Common Shares in the distribution of assets of AbitibiBowater in connection with a Liquidation Event, on the fifth Business Day prior to the effective date (the “Liquidation Event Effective Date”) of a Liquidation Event all of the then outstanding Exchangeable Shares shall be automatically exchanged for AbitibiBowater Common Shares. To effect such automatic exchange, AbitibiBowater shall purchase on the fifth Business Day prior to the Liquidation Event Effective Date each Exchangeable Share then outstanding and held by Beneficiaries, and each Beneficiary shall sell the Exchangeable Shares held by it at such time, for a purchase price per share equal to (a) the Current

Market Price of a AbitibiBowater Common Share on the fifth Business Day prior to the Liquidation Event Effective Date, which shall be satisfied in full by AbitibiBowater issuing to the Beneficiary one AbitibiBowater Common Share, and (b) the right to receive the full amount when paid of all unpaid dividends thereon for which the record date has occurred prior to the date of the exchange.

(d)	On the fifth Business Day prior to the Liquidation Event Effective Date, the closing of the transaction of purchase and sale contemplated by the automatic exchange of Exchangeable Shares for AbitibiBowater Common Shares shall be deemed to have occurred, and each Beneficiary shall be deemed to have transferred to AbitibiBowater all of the Beneficiary’s right, title and interest in and to such Beneficiary’s Exchangeable Shares and the related interest in the Trust Estate and shall cease to be a holder of such Exchangeable Shares and AbitibiBowater shall issue to the Beneficiary the AbitibiBowater Common Shares issuable upon the automatic exchange of Exchangeable Shares for AbitibiBowater Common Shares and on the applicable payment date shall deliver to the Trustee for delivery to the Beneficiary a cheque for the balance, if any, of the total purchase price for such Exchangeable Shares without interest but less any amounts withheld pursuant to section 5.13. Concurrently with such Beneficiary ceasing to be a holder of Exchangeable Shares, the Beneficiary shall be considered and deemed for all purposes to be the holder of the AbitibiBowater Common Shares issued pursuant to the automatic exchange of Exchangeable Shares for AbitibiBowater Common Shares and the certificates held by the Beneficiary previously representing the Exchangeable Shares exchanged by the Beneficiary with AbitibiBowater pursuant to such automatic exchange shall thereafter be deemed to represent AbitibiBowater Common Shares issued to the Beneficiary by AbitibiBowater pursuant to such automatic exchange. Upon the request of a Beneficiary and the surrender by the Beneficiary of Exchangeable Share certificates deemed to represent AbitibiBowater Common Shares, duly endorsed in blank and accompanied by such instruments of transfer as AbitibiBowater may reasonably require, AbitibiBowater shall deliver or cause to be delivered to the Beneficiary certificates representing AbitibiBowater Common Shares of which the Beneficiary is the holder.

5.13	Withholding Rights. AbitibiBowater, Bowater Holdings, AbitibiBowater Canada and the Trustee shall be entitled to deduct and withhold from any consideration otherwise payable under this Amended and Restated Trust Agreement to any holder of Exchangeable Shares such amounts as AbitibiBowater, Bowater Holdings, AbitibiBowater Canada or the Trustee is required or permitted to deduct and withhold with respect to such payment under the Income Tax Act (Canada), the United States Internal Revenue Code of 1986 or any provision of provincial, state, local or foreign tax law, in each case as amended or succeeded. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of the Exchangeable Shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required or permitted to be deducted or withheld from any payment to a holder exceeds the cash portion, if any, of the consideration otherwise payable to the holder, AbitibiBowater, Bowater Holdings, AbitibiBowater Canada and the Trustee are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to AbitibiBowater, Bowater Holdings, AbitibiBowater Canada or the Trustee, as the case may be, to enable it to comply with such deduction or withholding requirement and AbitibiBowater, Bowater Holdings, AbitibiBowater Canada or the Trustee shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale.

ARTICLE 6

RESTRICTIONS ON ISSUE OF ABITIBIBOWATER SPECIAL VOTING STOCK

6.1	Issue of Additional Shares. During the term of this Amended and Restated Trust Agreement, AbitibiBowater will not, without the consent of the holders at the relevant time of Exchangeable Shares,

given in accordance with Section 10.2 of the Share Provisions, issue any shares of its Special Voting Stock in addition to the AbitibiBowater Special Voting Share.

ARTICLE 7

CONCERNING THE TRUSTEE

7.1	Powers and Duties of the Trustee. The rights, powers, duties and authorities of the Trustee under this Amended and Restated Trust Agreement, in its capacity as Trustee of the Trust, shall include:

(a)	receipt and deposit of the AbitibiBowater Special Voting Share from AbitibiBowater as Trustee for and on behalf of the Beneficiaries in accordance with the provisions of this Amended and Restated Trust Agreement;

(b)	granting proxies and distributing materials to Beneficiaries as provided in this Amended and Restated Trust Agreement;

(c)	exercising the Voting Rights in accordance with the provisions of this Amended and Restated Trust Agreement;

(d)	receiving the grant of the Exchange Right and the Automatic Exchange Rights from AbitibiBowater as Trustee for and on behalf of the Beneficiaries in accordance with the provisions of this Amended and Restated Trust Agreement;

(e)	exercising the Exchange Right and enforcing the benefit of the Automatic Exchange Rights, in each case in accordance with the provisions of this Amended and Restated Trust Agreement, and in connection therewith receiving from Beneficiaries Exchangeable Shares and other requisite documents and distributing to such Beneficiaries AbitibiBowater Common Shares and cheques, if any, to which such Beneficiaries are entitled upon the exercise of the Exchange Right or pursuant to the Automatic Exchange Rights, as the case may be;

(f)	holding title to the Trust Estate;

(g)	investing any moneys forming, from time to time, a part of the Trust Estate as provided in this Amended and Restated Trust Agreement;

(h)	taking action on its own initiative or at the direction of a Beneficiary or Beneficiaries to enforce the obligations of AbitibiBowater, Bowater Holdings and AbitibiBowater Canada under this Amended and Restated Trust Agreement; and

(i)	taking such other actions and doing such other things as are specifically provided in this Amended and Restated Trust Agreement.

In the exercise of such rights, powers, duties and authorities the Trustee shall have (and is granted) such incidental and additional rights, powers, duties and authority not in conflict with any of the provisions of this Amended and Restated Trust Agreement as the Trustee, acting in good faith and in the reasonable exercise of its discretion, may deem necessary, appropriate or desirable to effect the purpose of the Trust. Any exercise of such discretionary rights, powers, duties and authorities by the Trustee shall be final, conclusive and binding upon all persons.

The Trustee in exercising its rights, powers, duties and authorities hereunder shall act honestly and in good faith and with a view to the best interests of the Beneficiaries and shall exercise the care, diligence and skill that a reasonably prudent trustee would exercise in comparable circumstances.

7.2

No Conflict of Interest. The Trustee represents to AbitibiBowater, Bowater Holdings and AbitibiBowater Canada that at the date of execution and delivery of this Amended and Restated Trust Agreement there exists no material conflict of interest in the role of the Trustee as a fiduciary hereunder and the role of the Trustee in any other capacity. The Trustee shall, within 90 days after it becomes aware that such material conflict of interest exists, either eliminate such material conflict of interest or resign in the manner and with the effect specified in Article 10. If, notwithstanding the foregoing provisions of this section 7.2, the Trustee has such a material conflict of interest, the validity and enforceability of this Amended and Restated Trust Agreement shall not be affected in any manner whatsoever by reason only of the existence of such material conflict of interest. If the Trustee contravenes the foregoing provisions of this section 7.2, any interested party may apply to the Ontario Court of Justice (General Division) for an order that the Trustee be replaced as Trustee hereunder.

7.3	Dealings with Transfer Agents, Registrars, Etc. AbitibiBowater, Bowater Holdings and AbitibiBowater Canada irrevocably authorize the Trustee, from time to time, to:

(a)	consult, communicate and otherwise deal with the respective registrars and transfer agents, and with any such subsequent registrar or transfer agent, of the Exchangeable Shares and AbitibiBowater Common Shares; and

(b)	requisition, from time to time, (i) from any such registrar or transfer agent any information readily available from the records maintained by it which the Trustee may reasonably require for the discharge of its duties and responsibilities under this Amended and Restated Trust Agreement and (ii) from the transfer agent of AbitibiBowater Common Shares, and any subsequent transfer agent of such shares, the share certificates issuable upon the exercise from time to time of the Exchange Right and pursuant to the Automatic Exchange Rights.

AbitibiBowater, Bowater Holdings and AbitibiBowater Canada irrevocably authorize their respective registrars and transfer agents to comply with all such requests. AbitibiBowater covenants that it will supply its transfer agent with duly executed share certificates for the purpose of completing the exercise from time to time of the Exchange Right and the Automatic Exchange Rights.

7.4	Books and Records. The Trustee shall keep available for inspection by AbitibiBowater, Bowater Holdings and AbitibiBowater Canada, at the Trustee’s principal corporate trust office in Toronto, Ontario and Montréal, Québec, correct and complete books and records of account relating to the Trust created by this Amended and Restated Trust Agreement, including without limitation, all relevant data relating to mailings and instructions to and from Beneficiaries and all transactions pursuant to the Exchange Right and the Automatic Exchange Rights. On or before March 31, 1999, and on or before March 31 in every year thereafter, so long as the AbitibiBowater Special Voting Share is on deposit with the Trustee, the Trustee shall transmit to AbitibiBowater, Bowater Holdings and AbitibiBowater Canada a brief report, dated as of the preceding December 31, with respect to:

(a)	the property and funds comprising the Trust Estate as of that date;

(b)	the number of exercises of the Exchange Right, if any, and the aggregate number of Exchangeable Shares received by the Trustee on behalf of Beneficiaries in consideration of the issuance by AbitibiBowater of AbitibiBowater Common Shares in connection with the Exchange Right, during the calendar year ended on such date; and

(c)	any action taken by the Trustee in the performance of its duties under this Amended and Restated Trust Agreement which it had not previously reported and which, in the Trustee’s opinion, materially affects the Trust Estate.

7.5	Income Tax Returns and Reports. The Trustee shall, to the extent necessary, prepare and file on behalf of the Trust appropriate United States and Canadian income tax returns and any other returns or reports as may be required by applicable law or pursuant to the rules and regulations of any securities exchange or other trading system through which the Exchangeable Shares are traded.

7.6	Indemnification Prior to Certain Actions by Trustee. The Trustee shall exercise any or all of the rights, duties, powers or authorities vested in it by this Amended and Restated Trust Agreement at the request, order or direction of any Beneficiary upon such Beneficiary furnishing to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which may be incurred by the Trustee therein or thereby, provided that no Beneficiary shall be obligated to furnish to the Trustee any such security or indemnity in connection with the exercise by the Trustee of any of its rights, duties, powers and authorities with respect to the AbitibiBowater Special Voting Share pursuant to Article 4, subject to section 7.15, and with respect to the Exchange Right pursuant to Article 5, subject to section 7.15, and with respect to the Automatic Exchange Rights pursuant to Article 5.

None of the provisions contained in this Amended and Restated Trust Agreement shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the exercise of any of its rights, powers, duties, or authorities unless funded, given security and indemnified as aforesaid.

7.7	Action of Beneficiaries. No Beneficiary shall have the right to institute any action, suit or proceeding or to exercise any other remedy authorized by this Amended and Restated Trust Agreement for the purpose of enforcing any of its rights or for the execution of any trust or power hereunder unless the Beneficiary has requested the Trustee to take or institute such action, suit or proceeding and furnished the Trustee with the security or indemnity referred to in section 7.6 and the Trustee shall have failed to act within a reasonable time thereafter. In such case, but not otherwise, the Beneficiary shall be entitled to take proceedings in any court of competent jurisdiction such as the Trustee might have taken; it being understood and intended that no one or more Beneficiaries shall have any right in any manner whatsoever to affect, disturb or prejudice the rights hereby created by any such action, or to enforce any right hereunder or the Voting Rights, the Exchange Rights or the Automatic Exchange Rights except subject to the conditions and in the manner herein provided, and that all powers and trusts hereunder shall be exercised and all proceedings at law shall be instituted, had and maintained by the Trustee, except only as herein provided, and in any event for the equal benefit of all Beneficiaries.

7.8	Reliance Upon Declarations. The Trustee shall not be considered to be in contravention of any of its rights, powers, duties and authorities hereunder if, when required, it acts and relies in good faith upon statutory declarations, certificates, opinions or reports furnished pursuant to the provisions hereof or required by the Trustee to be furnished to it in the exercise of its rights, powers, duties and authorities hereunder if such statutory declarations, certificates, opinions or reports comply with the provisions of section 7.9, if applicable, and with any other applicable provisions of this Amended and Restated Trust Agreement.

7.9	Evidence and Authority to Trustee. AbitibiBowater, Bowater Holdings and/or AbitibiBowater Canada shall furnish to the Trustee evidence of compliance with the conditions provided for in this Amended and Restated Trust Agreement relating to any action or step required or permitted to be taken by AbitibiBowater, Bowater Holdings and/or AbitibiBowater Canada or the Trustee under this Amended and Restated Trust Agreement or as a result of any obligation imposed under this Amended and Restated Trust Agreement, including, without limitation, in respect of the Voting Rights or the Exchange Right or the Automatic Exchange Rights and the taking of any other action to be taken by the Trustee at the request of or on the application of AbitibiBowater, Bowater Holdings and/or AbitibiBowater Canada promptly if and when:

(a)	such evidence is required by any other section of this Amended and Restated Trust Agreement to be furnished to the Trustee in accordance with the terms of this section 7.9; or

(b)	the Trustee, in the exercise of its rights, powers, duties and authorities under this Amended and Restated Trust Agreement, gives AbitibiBowater, Bowater Holdings and/or AbitibiBowater Canada written notice requiring it to furnish such evidence in relation to any particular action or obligation specified in such notice.

Such evidence shall consist of an Officer’s Certificate of AbitibiBowater, Bowater Holdings and/or AbitibiBowater Canada or a statutory declaration or a certificate made by persons entitled to sign an Officer’s Certificate stating that any such condition has been complied with in accordance with the terms of this Amended and Restated Trust Agreement.

Whenever such evidence relates to a matter other than the Voting Rights or the Exchange Right or the Automatic Exchange Rights or the taking of any other action to be taken by the Trustee at the request or on the application of AbitibiBowater, Bowater Holdings and/or AbitibiBowater Canada, and except as otherwise specifically provided herein, such evidence may consist of a report or opinion of any solicitor, attorney, auditor, accountant, appraiser, valuer, engineer or other expert or any other person whose qualifications give authority to a statement made by him, provided that if such report or opinion is furnished by a director, officer or employee of AbitibiBowater, Bowater Holdings and/or AbitibiBowater Canada it shall be in the form of an Officer’s Certificate or a statutory declaration.

Each statutory declaration, certificate, opinion or report furnished to the Trustee as evidence of compliance with a condition provided for in this Amended and Restated Trust Agreement shall include a statement by the person giving the evidence:

(a)	declaring that he has read and understands the provisions of this Amended and Restated Trust Agreement relating to the condition in question;

(b)	describing the nature and scope of the examination or investigation upon which he based the statutory declaration, certificate, statement or opinion; and

(c)	declaring that he has made such examination or investigation as he believes is necessary to enable him to make the statements or give the opinions contained or expressed therein.

7.10	Experts, Advisers and Agents. The Trustee may:

(a)	in relation to these presents act and rely on the opinion or advice of or information obtained from any solicitor, attorney, auditor, accountant, appraiser, valuer, engineer or other expert, whether retained by the Trustee or by AbitibiBowater, Bowater Holdings and/or AbitibiBowater Canada or otherwise, and may employ such assistants as may be necessary to the proper discharge of its powers and duties and determination of its rights hereunder and may pay proper and reasonable compensation for all such legal and other advice or assistance as aforesaid; and

(b)	employ such agents and other assistants as it may reasonably require for the proper discharge of its powers and duties hereunder, and may pay reasonable remuneration for all services performed for it (and shall be entitled to receive reasonable remuneration for all services performed by it) in the discharge of the trusts hereof and compensation for all disbursements, costs and expenses made or incurred by it in the discharge of its duties hereunder and in the management of the Trust.

7.11	Investment of Moneys Held by Trustee. Unless otherwise provided in this Amended and Restated Trust Agreement, any moneys held by or on behalf of the Trustee which under the terms of this Amended and Restated Trust Agreement may or ought to be invested or which may be on deposit with the Trustee or which may be in the hands of the Trustee may be invested and reinvested in the name or under the control of the Trustee in securities in which, under the laws of the Province of Ontario and the Province of Québec, trustees are authorized to invest trust moneys, provided that such securities are stated to mature within two years after their purchase by the Trustee, and the Trustee shall so invest such moneys on the written direction of AbitibiBowater Canada. Pending the investment of any moneys as hereinbefore provided, such moneys may be deposited in the name of the Trustee in any chartered bank in Canada or, with the consent of AbitibiBowater Canada, in the deposit department of the Trustee or any other loan or trust company authorized to accept deposits under the laws of Canada or any province thereof at the rate of interest then current on similar deposits.

7.12	Trustee Not Required to Give Security. The Trustee shall not be required to give any bond or security in respect of the execution of the trusts, rights, duties, powers and authorities of this Amended and Restated Trust Agreement or otherwise in respect of the premises.

7.13	Trustee Not Bound to Act on Request. Except as in this Amended and Restated Trust Agreement otherwise specifically provided, the Trustee shall not be bound to act in accordance with any direction or request of AbitibiBowater, Bowater Holdings and/or AbitibiBowater Canada or of the directors thereof until a duly authenticated copy of the instrument or resolution containing such direction or request shall have been delivered to the Trustee, and the Trustee shall be empowered to act upon any such copy purporting to be authenticated and believed by the Trustee to be genuine.

7.14	Authority to Carry on Business. The Trustee represents to AbitibiBowater, Bowater Holdings and AbitibiBowater Canada that at the date of execution and delivery by it of this Amended and Restated Trust Agreement it is authorized to carry on the business of a trust company in the Provinces of Ontario and Québec but if, notwithstanding the provisions of this section 7.14, it ceases to be so authorized to carry on business, the validity and enforceability of this Amended and Restated Trust Agreement and the Voting Rights, the Exchange Right and the Automatic Exchange Rights shall not be affected in any manner whatsoever by reason only of such event but the Trustee shall, within 90 days after ceasing to be authorized to carry on the business of a trust company in the Province of Ontario or the Province of Québec, either become so authorized or resign in the manner and with the effect specified in Article 10.

7.15	Conflicting Claims. If conflicting claims or demands are made or asserted with respect to any interest of any Beneficiary in any Exchangeable Shares, including any disagreement between the heirs, representatives, successors or assigns succeeding to all or any part of the interest of any Beneficiary in any Exchangeable Shares resulting in conflicting claims or demands being made in connection with such interest, then the Trustee shall be entitled, at its sole discretion, to refuse to recognize or to comply with any such claims or demands. In so refusing, the Trustee may elect not to exercise any Voting Rights, Exchange Rights or Automatic Exchange Rights subject to such conflicting claims or demands and, in so doing, the Trustee shall not be or become liable to any person on account of such election or its failure or refusal to comply with any such conflicting claims or demands. The Trustee shall be entitled to continue to refrain from acting and to refuse to act until:

(a)	the rights of all adverse claimants with respect to the Voting Rights, Exchange Rights or Automatic Exchange Rights subject to such conflicting claims or demands have been adjudicated by a final judgment of a court of competent jurisdiction; or

(b)	all differences with respect to the Voting Rights, Exchange Rights or Automatic Exchange Rights subject to such conflicting claims or demands have been conclusively settled by a valid written agreement binding on all such adverse claimants, and the Trustee shall have been furnished with an executed copy of such agreement certified to be in full force and effect.

If the Trustee elects to recognize any claim or comply with any demand made by any such adverse claimant, it may in its discretion require such claimant to furnish such surety bond or other security satisfactory to the Trustee as it shall deem appropriate to fully indemnify it as between all conflicting claims or demands.

7.16	Acceptance of Trust. The Trustee hereby accepts the Trust created and provided for by and in this Amended and Restated Trust Agreement and agrees to perform the same upon the terms and conditions herein set forth and to hold all rights, privileges and benefits conferred hereby and by law in trust for the various persons who shall from time to time be Beneficiaries, subject to all the terms and conditions herein set forth.

ARTICLE 8

COMPENSATION

8.1	Fees and Expenses of the Trustee. AbitibiBowater, Bowater Holdings and AbitibiBowater Canada jointly and severally agree to pay the Trustee reasonable compensation for all of the services rendered by it under this Amended and Restated Trust Agreement and will reimburse the Trustee for all reasonable expenses (including taxes other than taxes based on the net income of the Trustee) and disbursements, including the cost and expense of any suit or litigation of any character and any proceedings before any governmental agency reasonably incurred by the Trustee in connection with its duties under this Amended and Restated Trust Agreement; provided that AbitibiBowater, Bowater Holdings and AbitibiBowater Canada shall have no obligation to reimburse the Trustee for any expenses or disbursements paid, incurred or suffered by the Trustee in any suit or litigation in which the Trustee is determined to have acted in bad faith or with negligence, recklessness or wilful misconduct.

ARTICLE 9

INDEMNIFICATION AND LIMITATION OF LIABILITY

9.1	Indemnification of the Trustee. AbitibiBowater, Bowater Holdings and AbitibiBowater Canada jointly and severally agree to indemnify and hold harmless the Trustee and each of its directors, officers and agents appointed and acting in accordance with this Amended and Restated Trust Agreement (collectively, the “Indemnified Parties”) against all claims, losses, damages, reasonable costs, penalties, fines and reasonable expenses (including reasonable expenses of the Trustee’s legal counsel) which, without fraud, negligence, recklessness, wilful misconduct or bad faith on the part of such Indemnified Party, may be paid, incurred or suffered by the Indemnified Party by reason of or as a result of the Trustee’s acceptance or administration of the Trust, its compliance with its duties set forth in this Amended and Restated Trust Agreement, or any written or oral instruction delivered to the Trustee by AbitibiBowater, Bowater Holdings or AbitibiBowater Canada pursuant hereto.

In no case shall AbitibiBowater, Bowater Holdings or AbitibiBowater Canada be liable under this indemnity for any claim against any of the Indemnified Parties unless AbitibiBowater, Bowater Holdings and AbitibiBowater Canada shall be notified by the Trustee of the written assertion of a claim or of any action commenced against the Indemnified Parties, promptly after any of the Indemnified Parties shall have received any such written assertion of a claim or shall have been served with a summons or other first legal process giving information as to the nature and basis of the claim. Subject to (ii) below, AbitibiBowater, Bowater Holdings and AbitibiBowater Canada shall be entitled to participate at their own expense in the defence and, if AbitibiBowater, Bowater Holdings and AbitibiBowater Canada so elect at any time after receipt of such notice, any of them may assume the defence of any suit brought to enforce any such claim. The Trustee shall have the right to employ separate counsel in any such suit and participate in the defence thereof but the fees and expenses of such counsel shall be at the expense of the Trustee unless: (i) the employment of such counsel has been authorized by AbitibiBowater, Bowater Holdings or AbitibiBowater Canada; or (ii) the named parties to any such suit include both the Trustee and AbitibiBowater, Bowater Holdings or AbitibiBowater Canada and the Trustee shall have been advised by counsel acceptable to AbitibiBowater, Bowater Holdings or AbitibiBowater Canada that there may be one or more legal defences available to the Trustee that are different from or in addition to those available to AbitibiBowater, Bowater Holdings or AbitibiBowater Canada and that, in the judgment of such counsel, would present a conflict of interest were a joint representation to be undertaken (in which case AbitibiBowater, Bowater Holdings and AbitibiBowater Canada shall not have the right to assume the defence of such suit on behalf of the Trustee but shall be liable to pay the reasonable fees and expenses of counsel for the Trustee).

9.2	Limitation of Liability. The Trustee shall not be held liable for any loss which may occur by reason of depreciation of the value of any part of the Trust Estate or any loss incurred on any investment of funds pursuant to this Amended and Restated Trust Agreement, except to the extent that such loss is attributable to the fraud, negligence, recklessness, wilful misconduct or bad faith on the part of the Trustee.

ARTICLE 10

CHANGE OF TRUSTEE

10.1	Resignation. The Trustee, or any trustee hereafter appointed, may at any time resign by giving written notice of such resignation to AbitibiBowater, Bowater Holdings and AbitibiBowater Canada specifying the date on which it desires to resign, provided that such notice shall not be given less than one month before such desired resignation date unless AbitibiBowater, AbitibiBowater Holdings and AbitibiBowater Canada otherwise agree and provided further that such resignation shall not take effect until the date of the appointment of a successor trustee and the acceptance of such appointment by the successor trustee. Upon receiving such notice of resignation, AbitibiBowater, Bowater Holdings and AbitibiBowater Canada shall promptly appoint a successor trustee by written instrument in duplicate, one copy of which shall be delivered to the resigning trustee and one copy to the successor trustee.

10.2	Removal. The Trustee, or any trustee hereafter appointed, may (provided a successor trustee is appointed) be removed at any time on 30 days’ prior notice by written instrument executed by AbitibiBowater, Bowater Holdings and AbitibiBowater Canada, in duplicate, one copy of which shall be delivered to the trustee so removed and one copy to the successor trustee.

10.3	Successor Trustee. Any successor trustee appointed as provided under this Amended and Restated Trust Agreement shall execute, acknowledge and deliver to AbitibiBowater, Bowater Holdings and AbitibiBowater Canada and to its predecessor trustee an instrument accepting such appointment. Thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor under this Amended and Restated Trust Agreement, with the like effect as if originally named as trustee in this Amended and Restated Trust Agreement. However, on the written request of AbitibiBowater, Bowater Holdings and AbitibiBowater Canada or of the successor trustee, the trustee ceasing to act shall, upon payment of any amounts then due it pursuant to the provisions of this Amended and Restated Trust Agreement, execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act. Upon the request of any such successor trustee, AbitibiBowater, Bowater Holdings, AbitibiBowater Canada and such predecessor trustee shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers.

10.4	Notice of Successor Trustee. Upon acceptance of appointment by a successor trustee as provided herein, AbitibiBowater, Bowater Holdings and AbitibiBowater Canada shall cause to be mailed notice of the succession of such trustee hereunder to each Beneficiary specified in a List. If AbitibiBowater, Bowater Holdings or AbitibiBowater Canada shall fail to cause such notice to be mailed within 10 days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of AbitibiBowater, Bowater Holdings and AbitibiBowater Canada.

ARTICLE 11

ABITIBIBOWATER SUCCESSORS

11.1	Certain Requirements in Respect of Combination, Etc. AbitibiBowater shall not enter into any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing corporation resulting therefrom unless:

(a)	such other person or continuing corporation is a corporation (herein called the “AbitibiBowater Successor”) incorporated under the laws of any state of the United States or the laws of Canada or any province thereof;

(b)	AbitibiBowater Successor, by operation of law, becomes, without more, bound by the terms and provisions of this Amended and Restated Trust Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction a trust agreement supplemental hereto and such other instruments (if any) as are satisfactory to the Trustee, acting reasonably, and in the opinion of legal counsel to the Trustee are reasonably necessary or advisable to evidence the assumption by the AbitibiBowater Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such AbitibiBowater Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of AbitibiBowater under this Amended and Restated Trust Agreement; and

(c)	such transaction shall, to the satisfaction of the Trustee, acting reasonably, and in the opinion of legal counsel to the Trustee, be upon such terms and substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the Trustee or of the Beneficiaries hereunder.

11.2	Vesting of Powers in Successor. Whenever the conditions of section 11.1 have been duly observed and performed, the Trustee and, if required by section 11.1, AbitibiBowater Successor, Bowater Holdings and AbitibiBowater Canada shall execute and deliver the supplemental trust agreement provided for in Article 12 and thereupon AbitibiBowater Successor shall possess and from time to time may exercise each and every right and power of AbitibiBowater under this Amended and Restated Trust Agreement in the name of AbitibiBowater or otherwise and any act or proceeding by any provision of this Amended and Restated Trust Agreement required to be done or performed by the Board of Directors of AbitibiBowater or any officers of AbitibiBowater may be done and performed with like force and effect by the directors or officers of such AbitibiBowater Successor.

11.3	Wholly-Owned Subsidiaries. Nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned direct or indirect subsidiary of AbitibiBowater with or into AbitibiBowater or the winding-up, liquidation or dissolution of any wholly-owned subsidiary of AbitibiBowater provided that all of the assets of such subsidiary are transferred to AbitibiBowater or another wholly-owned direct or indirect subsidiary of AbitibiBowater and any such transactions are expressly permitted by this Article 11.

ARTICLE 12

AMENDMENTS AND SUPPLEMENTAL TRUST AGREEMENTS

12.1	Amendments, Modifications, Etc. This Amended and Restated Trust Agreement may not be amended or modified except by an agreement in writing executed by AbitibiBowater, Bowater Holdings, AbitibiBowater Canada and the Trustee and approved by the Beneficiaries in accordance with Section 10.2 of the Share Provisions.

12.2	Ministerial Amendments. Notwithstanding the provisions of section 12.1, the parties to this Amended and Restated Trust Agreement may in writing, at any time and from time to time, without the approval of the Beneficiaries, amend or modify this Amended and Restated Trust Agreement for the purposes of:

(a)	adding to the covenants of any or all parties hereto for the protection of the Beneficiaries hereunder provided that the board of directors of each of AbitibiBowater Canada, Bowater Holdings and AbitibiBowater shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the Beneficiaries;

(b)

making such amendments or modifications not inconsistent with this Amended and Restated Trust Agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the board of directors of each of AbitibiBowater, Bowater Holdings and AbitibiBowater Canada and in the opinion of the Trustee, having in mind the best interests of the

Beneficiaries, it may be expedient to make, provided that such boards of directors and the Trustee shall be of the opinion that such amendments and modifications will not be prejudicial to the interests of the Beneficiaries; or

(c)	making such changes or corrections which, on the advice of counsel to AbitibiBowater, Bowater Holdings and AbitibiBowater Canada and the Trustee, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Trustee and the board of directors of each of AbitibiBowater, Bowater Holdings and AbitibiBowater Canada shall be of the opinion that such changes or corrections will not be prejudicial to the rights and interests of the Beneficiaries.

12.3	Meeting to Consider Amendments. AbitibiBowater Canada, at the request of AbitibiBowater, shall call a meeting or meetings of the Beneficiaries for the purpose of considering any proposed amendment or modification requiring approval pursuant hereto. Any such meeting or meetings shall be called and held in accordance with the by-laws of AbitibiBowater Canada, the Share Provisions and all applicable laws.

12.4	Changes in Capital of AbitibiBowater and AbitibiBowater Canada. At all times after the occurrence of any event contemplated pursuant to section 2.7 or 2.8 of the Support Agreement or otherwise, as a result of which either AbitibiBowater Common Shares or the Exchangeable Shares or both are in any way changed, this Amended and Restated Trust Agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which AbitibiBowater Common Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver a supplemental trust agreement giving effect to and evidencing such necessary amendments and modifications.

12.5	Execution of Supplemental Trust Agreements. No amendment to or modification or waiver of any of the provisions of this Amended and Restated Trust Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto. From time to time AbitibiBowater Canada (when authorized by a resolution of its board of directors), AbitibiBowater (when authorized by a resolution of its board of directors), Bowater Holdings (when authorized by a resolution of its board of directors) and the Trustee may, subject to the provisions of these presents, and they shall, when so directed by these presents, execute and deliver by their proper officers, trust agreements or other instruments supplemental hereto, which thereafter shall form part hereof, for any one or more of the following purposes:

(a)	evidencing the succession of AbitibiBowater Successors to AbitibiBowater and the covenants of and obligations assumed by each such AbitibiBowater Successor in accordance with the provisions of Article 11 and the successors or any successor trustee in accordance with the provisions of Article 10;

(b)	making any additions to, deletions from or alterations of the provisions of this Amended and Restated Trust Agreement or the Voting Rights, the Exchange Right or the Automatic Exchange Rights which, in the opinion of the Trustee, will not be prejudicial to the interests of the Beneficiaries or are, in the opinion of counsel to the Trustee, necessary or advisable in order to incorporate, reflect or comply with any legislation the provisions of which apply to AbitibiBowater, Bowater Holdings, AbitibiBowater Canada and the Trustee or this Amended and Restated Trust Agreement; and

(c)	for any other purposes not inconsistent with the provisions of this Amended and Restated Trust Agreement, including without limitation, to make or evidence any amendment or modification to this Amended and Restated Trust Agreement as contemplated hereby, provided that, in the opinion of the Trustee, the rights of the Trustee and Beneficiaries will not be prejudiced thereby.

ARTICLE 13

TERMINATION

13.1	Term. The Trust created by this Amended and Restated Trust Agreement shall continue until the earliest to occur of the following events:

(a)	no outstanding Exchangeable Shares are held by a Beneficiary;

(b)	each of AbitibiBowater, Bowater Holdings and AbitibiBowater Canada elects in writing to terminate the Trust and such termination is approved by the Beneficiaries in accordance with Section 10.2 of the Share Provisions; and

(c)	21 years after the death of the last survivor of the descendants of His Majesty King George VI of Canada and the United Kingdom of Great Britain and Northern Ireland living on the date of the creation of the Trust.

13.2	Survival of Agreement. This Amended and Restated Trust Agreement shall survive any termination of the Trust and shall continue until there are no Exchangeable Shares outstanding held by a Beneficiary; provided, however, that the provisions of Article 8 and Article 9 shall survive any such termination of this Amended and Restated Trust Agreement.

ARTICLE 14

GENERAL

14.1	Severability. If any provision of this Amended and Restated Trust Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Amended and Restated Trust Agreement shall not in any way be affected or impaired thereby and the Amended and Restated Trust Agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.

14.2	Enurement. This Amended and Restated Trust Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns and to the benefit of the Beneficiaries.

14.3	Notices to Parties. All notices and other communications between the parties hereunder shall be in writing and shall be deemed to have been given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at such other address for such party as shall be specified in like notice):

a)	if to AbitibiBowater:

AbitibiBowater Inc.

1155 Metcalfe Street

Suite 800

Montréal, Québec H3B 5H2

b)	if to Bowater Holdings:

Bowater Canadian Holdings Incorporated

55 East Camperdown Way

P.O. Box 1028

Greenville, South Carolina 29602

Attention: Secretary

Fax: (864) 282-9573

c)	if to AbitibiBowater Canada:

AbitibiBowater Canada Inc.

1000 de la Gauchetière Street West

Suite 2820

Montréal, Québec H3B 4W5

Attention: Secretary

Fax: [    ]

d)	if to Bowater:

Bowater Incorporated

55 East Camperdown Way

P.O. Box 1028

Greenville, South Carolina 29602

Attention: Secretary

Fax: (864) 282-9573

e)	if to the Trustee:

Computershare Trust Company of Canada

9th Floor

100 University Avenue

Toronto, Ontario

M5J 2Y1

f)	With a copy to:

Ogilvy Renault LLP 1981 McGill College Avenue Suite 1100 Montréal, Québec H3A 3C1	Davies Ward Phillips & Vineberg LLP 1501 McGill College Avenue 26th Floor Montréal, Québec H3A 3N9

Attention: Francis Legault Fax: (514) 286-5474	Attention: Maryse Bertrand Fax: (514) 841-6499

Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.

14.4	Notice of Beneficiaries. Any and all notices to be given and any documents to be sent to any Beneficiaries may be given or sent to the address of such Beneficiary shown on the register of holders of Exchangeable Shares in any manner permitted by the by-laws of AbitibiBowater Canada from time to time in force in respect of notices to shareholders and shall be deemed to be received (if given or sent in such manner) at the time specified in such by-laws, the provisions of which by-laws shall apply mutatis mutandis to notices or documents as aforesaid sent to such Beneficiaries.

14.5	Counterparts. This Amended and Restated Trust Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

14.6	Jurisdiction. This Amended and Restated Trust Agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

14.7	Attornment. Each of the Trustee, AbitibiBowater, Bowater Holdings and Bowater agrees that any action or proceeding arising out of or relating to this Amended and Restated Trust Agreement may be instituted in the courts of Ontario, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any final judgment of the said courts and not to seek, and hereby waives, any review of the merits of any such judgment by the courts of any other jurisdiction and hereby appoints AbitibiBowater Canada at its registered office in the Province of Ontario as attorney for service of process.

14.8	Undertaking of Bowater. Bowater hereby acknowledges the provisions of this Amended and Restated Trust Agreement and undertakes to cause Bowater Holdings and AbitibiBowater Canada to take all actions necessary in order for each of Bowater Holdings and AbitibiBowater Canada to comply with their respective obligations hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Trust Agreement to be duly executed as of the date first above written.

ABITIBIBOWATER CANADA INC.

By:

Name:

Title:

BOWATER CANADIAN HOLDINGS INCORPORATED

By:

Name:

Title:

ABITIBIBOWATER INC.

By:

Name:

Title:

BOWATER INCORPORATED

By:

Name:

Title:

COMPUTERSHARE TRUST COMPANY OF CANADA

By:

Name:

Title:

ANNEX I

FORM OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ABITIBIBOWATER INC.

AbitibiBowater Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is AbitibiBowater Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State under the name of “Alpha-Bravo Holdings Inc.” on January 26, 2007. The Certificate of Incorporation of the Corporation was amended on January 29, 2007 to change the name of the Corporation to “AbitibiBowater Inc.” (as amended, the “Original Certificate of Incorporation”).

2. The amendments to the Original Certificate of Incorporation herein certified have been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) and by the written consent of stockholders in accordance with Section 228 of the DGCL.

3. This Amended Restated Certificate of Incorporation amends and restates the Certificate of Incorporation of this Corporation, in accordance with the requirements of the DGCL, to read as herein set forth in full:

FIRST: The name of the corporation is AbitibiBowater Inc.

SECOND: The address of the Corporation’s registered office is 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801; and the name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock which the Corporation is authorized to issue is One Hundred Ten Million (110,000,000), consisting of Ten Million (10,000,000) shares of Serial Preferred Stock, $1.00 par value, and One Hundred Million (100,000,000) shares of Common Stock, $1.00 par value.

FIFTH: (A) Subject to applicable provisions of law and to the provisions of this Amended and Restated Certificate of Incorporation, authority is hereby expressly granted to and vested in the Corporation’s Board of Directors (the “Board”), to the extent permitted by and upon compliance with the provisions set forth in the law of the State of Delaware, to issue Serial Preferred Stock from time to time in one or more series, each series to have such powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, as shall be determined and stated prior to the issuance of any shares of any such series in and by a resolution or resolutions of the Board authorizing the issuance of such series, including without limitation:

(1) The number of shares to constitute such series and the distinctive designation thereof;

(2) The dividend rate or rates to which the shares of such series shall be entitled and whether dividends shall be cumulative and, if so, the date or dates from which dividends shall accumulate, and the quarterly dates on which dividends, if declared, shall be payable;

(3) Whether the shares of such series shall be redeemable, the limitations and restrictions in respect of such redemptions, the manner of selecting shares of such series for redemption if less than all shares are to be redeemed, and the amount per share, including the premium, if any, which the holders of shares of such series shall be entitled to receive upon the redemption thereof, which amount may vary at different redemption dates and may be different in respect of shares redeemed through the operation of any retirement or sinking fund and in respect of shares otherwise redeemed;

(4) Whether the holders of shares of such series shall be entitled to receive, in the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, an amount equal to the dividends accumulated and unpaid thereon, whether or not earned or declared, but without interest;

(5) Whether the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund and, if so, whether such fund shall be cumulative or non-cumulative, the extent to which and the manner in which, such fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes, and the terms and provisions in respect of the operation thereof;

(6) Whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or series of the same class, and if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

(7) The voting powers, if any, of the shares of such series in addition to the voting powers provided by law; and

(8) Any other powers, designations, preferences and rights, and qualifications, limitations or restrictions, not inconsistent with law or the provisions of this Amended and Restated Certificate of Incorporation.

(B) All shares of any one series of Serial Preferred Stock shall be identical with each other in all respects, except that in respect of any series entitled to cumulative dividends, shares of such series issued at different times may differ as to the dates from which such dividends shall be cumulative.

SIXTH: The number of directors on the Board shall be not less than nine nor more than fifteen, and the number shall be nine if at any time the By-Laws do not fix the number of directors. The Board shall be and is divided into three classes, Class I, Class II and Class III. No one class shall have more than one director more than any other class. If a fraction is contained in the quotient arrived at by dividing the authorized number of directors by three, then if such fraction is one-third, the extra director shall be a member of Class III, and if such fraction is two-thirds, one of the extra directors shall be a member of Class III and one of the extra directors shall be a member of Class II, unless otherwise provided for from time to time by resolution of the Board. Elections of directors need not be by written ballot except as and to the extent provided by the By-Laws of the Corporation.

Each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which such director was elected; provided, however, that each initial director in Class I shall serve for a term ending on the date of the annual meeting next following the date hereof; each initial director in Class II shall serve for a term ending on the date of the second annual meeting following the date hereof; and each initial director in Class III shall serve for a term ending on the date of the third annual meeting following the date hereof.

In the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as director of the class of which he is a member until the expiration of his current term, or his prior death, retirement or resignation, and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board among the three classes of directors so as to ensure that no one class has more than one director more than any other class. To the extent possible consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation, and any newly eliminated directorships shall be subtracted from those classes whose terms of office are to expire at the earliest dates following such allocation, unless otherwise provided for from time to time by resolution of the Board. Notwithstanding any provisions to the contrary contained herein, each director shall serve until a successor is elected and qualified or until his death, resignation or removal.

SEVENTH: A director may be removed only for cause, and only by the affirmative vote of the holders of seventy-five percent (75%) of shares entitled to vote at an election of directors. No reduction in the number of directors shall have the effect of removing any director prior to the expiration of his term.

EIGHTH: Any vacancies in the Board occurring for any reason, and any newly created directorships resulting from any increase in the number of directors, may be filled only by the Board, acting by (i) a vote of at least a majority of the remaining directors then in office, though less than a quorum, if no Acquiring Stockholder (as defined herein) has become such in the twelve months immediately preceding the occurrence of such vacancy or the creation of such new directorship, or (ii) a vote of at least seventy-five percent (75%) of the Continuing Directors (as defined herein) then in office, though less than a quorum, if an Acquiring Stockholder has become such in the twelve months immediately preceding the occurrence of such vacancy or the creation of such new directorship. Each director so chosen shall hold office until the next election of directors of the class for which such director shall have been chosen, and until his successor is duly elected and shall qualify, or until his earlier death, resignation or removal. If there are no directors in office, then an election of directors may be held in the manner provided by statute.

NINTH: (A) For the purpose of this Amended and Restated Certificate of Incorporation, the following definitions shall apply:

(1) “Acquiring Stockholder” shall mean any Person (other than the Corporation or any Subsidiary) who or which is the beneficial owner, directly or indirectly, of more than five percent (5%) of the voting power of the outstanding Voting Stock.

“Acquiring Stockholder” shall include any and all Affiliates and Associates of an Acquiring Stockholder, and any party with which an Acquiring Stockholder or its Affiliates or Associates have any understanding, agreement, or arrangement, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Voting Stock, and the shares of Voting Stock beneficially owned by an Acquiring Stockholder shall include any shares beneficially owned by any such Affiliate or Associate and any such party.

“Acquiring Stockholder” shall also include the predecessors, successors or assigns of any Acquiring Stockholder or its Affiliates or Associates. For the purposes of determining whether a Person is an Acquiring Stockholder, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed beneficially owned by an Acquiring Stockholder or its Affiliates or Associates but shall not include any other shares which may be issuable to any other Person pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(2) “Affiliate” shall mean any Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with another Person.

(3) “Associate” shall mean (i) any corporation or organization (other than the Corporation or any Subsidiary) of which a Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person or who is a director or officer of the Corporation or any of its parents or Subsidiaries.

(4) A Person shall be a “beneficial owner” of any Voting Stock (i) which such Person beneficially owns, directly or indirectly, or (ii) which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) upon the exercise of conversion rights, exchange rights, warrants or options or otherwise.

(5) The term “Business Combination” shall mean any of the following transactions:

(a) any merger or consolidation of the Corporation of any Subsidiary with any Acquiring Stockholder irrespective of which entity is the survivor; or

(b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), to or with any Acquiring Stockholder of any properties or assets of the Corporation or any Subsidiary, having an aggregate fair market or book value, whichever is greater, equal to twenty-five percent (25%) or more of the total assets reflected on a balance sheet of the Corporation as of a date no earlier than ninety (90) days prior to any such transaction; or

(c) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), to or with the Corporation or a Subsidiary, of any properties or assets of an Acquiring Stockholder having an aggregate fair market or book value, whichever is greater, equal to twenty-five percent (25%) or more of the total assets reflected on a balance sheet of the Corporation as of a date no earlier than ninety (90) days prior to any such transaction; or

(d) the issuance, transfer or delivery by the Corporation or a Subsidiary of stock or other securities of the Corporation or of any Subsidiary (in one transaction or a series of transactions) to or with any Acquiring Stockholder (except any issuance, transfer or delivery made to security holders of the Acquiring Stockholder generally); or

(e) the issuance, transfer or delivery by an Acquiring Stockholder of stock or other securities of such Acquiring Stockholder (in one transaction or a series of transactions) to or with the Corporation or a Subsidiary (except in any issuance, transfer or delivery made to security holders of the Acquiring Stockholder generally); or

(f) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Acquiring Stockholder; or

(g) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Acquiring Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Acquiring Stockholder; or

(h) any agreement, arrangement, contract or understanding which provides, in whole or in part, for any of the transactions described in this subsection (5).

(6) “Continuing Director” means any member of the Board who is not an Affiliate or Associate of the Acquiring Stockholder and was a member of the Board prior to the time that the Acquiring Stockholder became an Acquiring Stockholder, and any other director who is not an Affiliate or Associate of the Acquiring Stockholder and is specifically approved by a vote of at least two-thirds of the Continuing Directors on the Board at the time of such director’s initial election to the Board.

(7) “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(8) “Person” means any corporation, partnership, association, trust, business entity, estate or individual; two or more Persons who act together for the purpose of acquiring, holding or disposing of securities of this Corporation shall be deemed to be one Person.

(9) “Subsidiary” means any Person of which a majority of any class of equity security is beneficially owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Acquiring Stockholder, the term “Subsidiary” shall mean only a Person of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

(10) “Voting Stock” means the then outstanding shares of all classes of capital stock of the Corporation which are entitled to vote for the election of directors of the Corporation.

(B) In addition to any affirmative vote required by law or this Amended and Restated Certificate of Incorporation, and except as provided in Section (C) below, any Business Combination shall require the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the Voting Stock, voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required or that a lesser percentage may be specified by law or in any agreement with any national securities exchange or otherwise.

(C) Notwithstanding the foregoing, Section (B) above shall not be applicable if any of the following conditions are satisfied with respect to any particular Business Combination.

(1) The Business Combination shall have been approved in writing by a majority of the Continuing Directors.

(2) The Business Combination shall have been approved by a duly adopted resolution of the Board prior to the acquisition by the Acquiring Stockholder of more than 5% of the voting power of the Voting Stock.

(3) The Business Combination is solely between the Corporation and another Person of which 50% or more of the outstanding stock or other relevant equity interests entitled to vote in an election of directors is owned by the Corporation.

(D) A majority of the Continuing Directors shall have the power and duty to determine, for purposes of this Article and on the basis of information known to them:

(1) Whether the proposed Business Combination is within the scope of this Article; and

(2) Whether a stockholder is an Acquiring Stockholder.

Such determination, if made in good faith, shall be binding upon all parties.

(E) Nothing contained in this Article shall be construed to relieve any Acquiring Stockholder from any fiduciary obligation imposed by law. Nothing herein shall be construed to impose any fiduciary duty, obligation or responsibility on the Board or any member thereof to approve any Business Combination or recommend its adoption or approval to the stockholders of the Corporation, nor limit, prohibit or otherwise restrict in any manner the Board or any member thereof with respect to evaluations of or actions and responses taken with respect to such Business Combination, other than as required by applicable law.

(F) To the maximum extent permissible under Section 262 of the Delaware General Corporation Law, stockholders of the Corporation shall be entitled to the statutory appraisal rights provided therein, notwithstanding any exception otherwise provided therein, with respect to any Business Combination involving the Corporation and any Acquiring Stockholder or Affiliate of an Acquiring Stockholder which, pursuant to this Article, requires the affirmative vote of the holders of not less than seventy-five percent (75%) of the total voting power of all outstanding shares of Voting Stock of the Corporation.

TENTH: In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized, subject, however, to other applicable provision in this Certificate of Incorporation, to designate by resolution or resolutions passed by a majority of the whole board, one or more committees, each committee to consist of two or more of the directors of the Corporation, which, to the extent provided in said resolution or resolutions or in the By-Laws of the Corporation, shall have and may exercise the powers of the Board in the management of the business and affairs of the Corporation, and may have power to authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the By-Laws of the Corporation or as may be determined from time to time by resolution adopted by the Board. The foregoing notwithstanding, any delegation to a committee of the power of the Board to take such actions as would require a greater than majority vote or a specified vote of a specified class of the directors in order for the Board itself to adopt such actions must be made by such greater than majority vote or such specified vote of the specified class of directors.

ELEVENTH: (A) In order to induce officers, directors, employees or agents of this Corporation to serve or continue to serve as its officers or directors, or to serve or to continue to serve at the request of this Corporation as director or officer of another corporation, in consideration of such service this Corporation shall indemnify and hold harmless each such person now or hereafter so serving from and against any and all claims and liabilities to which he may be or become subject to reason of his now hereafter being or having heretofore been a director or officer of this Corporation, or by reason of having served as a director or officer of another corporation or enterprise at the request of this Corporation, by reason of his alleged acts or omissions as director or officer as aforesaid, and shall reimburse each such person for all legal and other expenses reasonably incurred by him in connection with defending against any such claims or liabilities, to the full extent permitted in Section 145 of the General Corporation Law of the State of Delaware or any successor statute. The foregoing right of indemnification shall in no way be exclusive of any other rights of indemnification to which such officer or director may be entitled, under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

(B) To the full extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(C) Any amendment, modification or repeal of this Article ELEVENTH shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

TWELFTH: No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders.

THIRTEENTH: (A) New By-Laws of the Corporation may be adopted or the By-Laws of the Corporation may be amended or repealed by a vote of either a majority of the directors of the Corporation or a majority of the voting power of the outstanding stock of the Corporation; provided, however, that any By-Laws concerning the election or removal of directors, the range of the number of directors, the exact number of directors within such range or the method of fixing either such range or the exact number of directors within such range, the classification of the Board, the filling of vacancies on the Board, the requirement that all stockholder action must be taken at an annual or special meeting, the calling of special meetings of the stockholders, or the method of adopting, amending or repealing of By-Laws may not be amended, adopted or repealed, nor shall any other By-Law be amended, adopted or repealed which will have the effect of modifying or permitting the circumvention of such By-Laws, unless such adoption, amendment or repeal is approved by the affirmative vote of seventy-five percent (75%) of the Continuing Directors (where such adoption, amendment or repeal may be effected by the Board) or by the affirmative vote of the holders of not less than seventy-five percent (75%) of the voting power of the outstanding stock of the Corporation. The foregoing notwithstanding, in case of any irreconcilable inconsistency between this Amended and Restated Certificate of Incorporation and the By-Laws of the Corporation, provisions in this Amended and Restated Certificate of Incorporation shall prevail.

(B) The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereinafter prescribed by statute, and all rights conferred to stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles FOURTH, FIFTH, SIXTH, SEVENTH, EIGHTH, NINTH, the last sentence of Article TENTH, TWELFTH and this Article THIRTEENTH may not be repealed or amended in any respect, nor may any cumulative voting provisions be amended, adopted or repealed which would have the effect of modifying or permitting circumvention of such provisions, unless such repeal, amendment or adoption is approved by the affirmative vote of the holders of not less than seventy-five percent (75%) of the voting power of the outstanding stock of the Corporation.

IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Certificate of Incorporation to be duly executed in its corporate name by its duly authorized officer.

Dated:

ABITIBIBOWATER INC.

By:
Name:
Title:

By:
Name:
Title:

ANNEX J

FORM OF

AMENDED AND RESTATED

BY-LAWS

OF

ABITIBIBOWATER INC.

These Amended and Restated By-Laws (the “By-Laws”) of AbitibiBowater Inc., a Delaware corporation (the “Corporation”), shall become effective upon the closing (the “Closing”) of the transactions contemplated by that certain Combination Agreement and Agreement and Plan of Merger, dated as of January 29, 2007 (as amended, the “Combination Agreement”), among the Corporation, Bowater Incorporated (“Bowater”), Alpha-Bravo Merger Sub Inc., Bowater Canada Inc. and Abitibi-Consolidated Inc. (“Abitibi”).

ARTICLE I

Meetings of Stockholders

Section 1.1. Annual Meetings. The annual meeting of the Corporation’s stockholders for the election of directors and for such other matters as may be properly brought before the stockholders’ meeting shall be held in each year on such date and at such time and place either within or without the State of Delaware as shall be determined by resolution of the Corporation’s Board of Directors (the “Board”).

Any business properly brought before an annual meeting of stockholders may be transacted at that meeting. To be properly brought before an annual meeting, the business must be (i) specified in the written notice of the meeting (or any supplement thereto) given by or at the direction of the Board or otherwise brought before the meeting by or at the direction of the Board, or (ii) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given written notice of the proposed business, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation, such that the Secretary shall receive such notice at least one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting or not later than ten (10) days after notice or public disclosure of the date of the annual meeting shall be given or made to stockholders, whichever date shall be earlier. Subject to Section 1.11 of these By-Laws, any such notice shall set forth the following as to each item of business the stockholder shall propose to bring before the annual meeting:

(a) a description of such item of business and the reasons for conducting it at such meeting and, in the event that such item of business shall include a proposal to amend either the Corporation’s Certificate of Incorporation or these By-Laws, the text of the proposed amendment;

(b) the name and address of the stockholder proposing such item of business;

(c) the class and number of shares held of record, held beneficially and represented by proxy by such stockholder as of the record date for the meeting (if such a date has been established) and as of the date of such notice and a representation that the stockholder intends to appear in person or by proxy at the meeting to propose such item of business; and

(d) any material interest of the stockholder in such item of business.

Only business that shall have been properly brought before an annual meeting of stockholders in accordance with these By-Laws shall be conducted at such meeting, and the officer or other person presiding over the meeting as provided in Section 1.5 of these By-Laws shall refuse to permit any business to be brought before such meeting that shall not have been properly brought before it in accordance with these By-Laws.

Section 1.2. Special Meetings. Special meetings of the stockholders may be called only by the Board, the “Chairman” (as defined in Section 4.1), the “President and CEO” (as defined in Section 4.1), or a committee of the Board which has been duly designated by the Board and whose powers and authority, as provided in a resolution of the Board or in these By-Laws, include the power to call such meetings, and special meetings may not be called by any other person or persons. Each such call shall state the time, place and purpose of the meeting. The place of the meeting may be any place stated in the call, within or outside the State of Delaware.

Section 1.3. Notice of Meetings. Notice of each annual or special meeting of the stockholders stating the place, day and hour thereof and the purposes for which the meeting is to be held shall be given in the manner specified by Section 7.3 by the Secretary (or by a person designated for the purpose either by the Secretary or by the person or persons calling the meeting or by the Board), not less than ten (10) or more than sixty (60) days prior to the meeting, except that where the matter to be acted on is a merger or consolidation of the Corporation, or a sale, lease or exchange of all or substantially all of its assets, such notice shall be given not less than twenty (20) days nor more than sixty (60) days prior to such meeting.

Section 1.4. Action; Quorum. No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders. At any meeting of the stockholders, unless otherwise provided by law or by the Corporation’s Certificate of Incorporation, the holders of shares of stock of the Corporation representing at least one-third of the voting power of the stock of the Corporation issued and outstanding and entitled to vote upon a question to be considered at the meeting, present in person or by proxy, shall be necessary to and shall constitute a quorum for the consideration of such question. If at any time the Corporation has outstanding shares of stock (“contingent vote shares”) the voting power of which is dependent upon the receipt by the record holder of such contingent vote shares of instructions from holders of securities of a subsidiary of the Corporation, then for purposes of determining the voting power of the stock of the Corporation issued and outstanding and entitled to vote upon a question to be considered at the meeting, the record holder of such contingent vote shares shall be deemed to have received instructions from each holder of such subsidiary securities entitled to provide such instructions, and for the purposes of determining the voting power of the shares of stock present in person or by proxy at such meeting, such contingent vote shares shall only have the voting power to which they would otherwise be entitled based on the instructions actually received by such record holder. If, however, a meeting of stockholders cannot be organized because a quorum has not attended, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting at which the adjournment is taken of the time and place of the adjourned meeting, until a quorum shall be present or represented. In case of a meeting for the election of directors, such meeting may be adjourned only from day to day or for such longer periods, not exceeding fifteen (15) days each, until such directors have been elected. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted that might have been transacted had a quorum been present at the time originally fixed for the meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 1.5. Organization. Meetings of stockholders shall be presided over by the Chairman, or in his or her absence by the President and CEO, or in his or her absence by a Vice President, or in the absence of the foregoing persons by a chairperson designated by the Board, or in the absence of such designation by a chairperson chosen at the meeting. The Secretary of the Corporation shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 1.6. Voting; Proxies. When a quorum is present at any meeting, all elections of directors shall be determined by plurality vote, and all other questions brought before such meeting shall be determined by the vote of stockholders present, in person or by proxy, entitled to cast at least a majority of the votes which all stockholders present are entitled to cast on the particular matter, unless the question is one upon which, by express provisions of these By-Laws, the laws of the State of Delaware or of the Corporation’s Certificate of Incorporation, a different vote is required, in which case such express provision shall govern and control the decision of such question.

Each stockholder having the right to vote shall at every meeting of the stockholders be entitled to vote in person or by proxy; and unless otherwise provided by statute or the Corporation’s Certificate of Incorporation, each stockholder of record shall be entitled to one vote for each outstanding share registered in its name on the books of the Corporation as of the record date for determining the stockholders entitled to notice of and to vote at such meeting.

Each proxy shall be in writing, executed by the stockholder giving the proxy or by his attorney thereunto authorized, or by a facsimile or other electronic means, filed with the Secretary of the Corporation, but no proxy shall be voted after three (3) years from its date, unless the proxy expressly provides for a longer period. A proxy, unless coupled with an interest, shall be revocable at will, notwithstanding any other agreement or any provision in the proxy to the contrary, but the revocation of a proxy shall not be effective until notice thereof has been given to the Secretary of the Corporation. A proxy shall not be revoked by the death or incapacity of the maker unless, before the vote is counted or the authority is exercised, written notice of such death or incapacity is given to the Secretary of the Corporation.

Section 1.7. Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders of any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action. If no record date is fixed, then (i) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (ii) the record date for determining stockholders of record for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of, or to vote at, a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting in which case notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 1.8. List of Stockholders Entitled to Vote. The officer who has charge of the stock ledger shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting at least ten (10) days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting or (ii) during ordinary business hours at the principal place of business of the Corporation. The list of stockholders must also be open to examination at the meeting as required by applicable law. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list of stockholders or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

Section 1.9. Inspectors of Election. The Corporation may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector so appointed or designated is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify the determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspector’s count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

Section 1.10. Conduct of Meetings. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the presiding person of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 1.11. Notification of Nominations. Subject to the rights of the holders of any class or series of stock having a preference over the Corporation’s common stock as to dividends or upon liquidation, nominations for the election of directors may be submitted to the Corporation’s “Nominating Committee” (as defined in Section 3.3) by the Board or by any stockholder entitled to vote for the election of directors. Any stockholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if written notice of the intent of such stockholder to make such nomination shall be given, either by personal delivery or by United States mail, postage prepaid, to the appropriate member of the Nominating Committee not later than (i) with respect to an election to be held at an annual meeting of stockholders, one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the seventh (7th) day following the date on which notice of such meeting shall first be given to stockholders. Each such notice shall set forth:

(a) the name and address of the stockholder who shall intend to make the nomination and of the person or persons to be nominated;

(b) the class and number of shares held of record, held beneficially and represented by proxy by such stockholder as of the record date of the meeting (if such a date has been established) and as of the date of such notice and a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

(c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

(d) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated, or intended to be nominated, by the Board; and

(e) the consent in writing of each nominee to serve as a director of the Corporation if so elected.

The Nominating Committee or the officer or other person presiding over the meeting as provided in Section 1.5 of these By-Laws shall refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

ARTICLE II

Board of Directors

Section 2.1. Election; Number; and Tenure. Following the Closing, the members of the Board shall be elected by ballot at the annual meeting of stockholders or at a special meeting for that purpose held in place thereof. No director need be a stockholder.

Notwithstanding any other provision to the contrary contained herein, until the third annual meeting of stockholders following the Closing (“Third Annual Meeting”), unless otherwise determined by the affirmative vote of directors consisting of at least two-thirds ( 2/3) of the total number of directors (“Two-thirds Majority Vote”) or, if required by the Corporation’s Certificate of Incorporation, at least 75% of the Continuing Directors (as defined in the Corporation’s Certificate of Incorporation) (as applicable, a “Required Majority Vote”), the following terms shall apply with respect to the directors:

(i) The total number of directors shall be fourteen (14), with twelve (12) independent directors plus the Chairman and the President and CEO

(ii) Exactly fifty percent (50%) of the members of the Corporation’s Board shall consist of the Chairman and directors elected from among the “Abitibi Nominees” (as defined in Section 3.3) (all of the foregoing members of the Board, and any replacement for any such members appointed or nominated by an in accordance with these By-Laws, to be referred individually as an “Abitibi Director” and collectively as the “Abitibi Directors”); and exactly fifty percent (50%) of the members of the Corporation’s Board shall consist of the President and CEO and directors elected from among the “Bowater Nominees” (as defined in Section 3.3) (the foregoing members of the Board, and any replacement for any such members appointed or nominated in accordance with these By-Laws, to be referred to individually as a “Bowater Director” and collectively as the “Bowater Directors”).

(iii) so long as the Chairman of the Board is not an independent director, one Abitibi Director selected by a majority of the Abitibi Directors, and one Bowater Director selected by a majority of the Bowater Directors, shall serve as co-lead directors (the “Co-Lead Directors”). The Co-Lead Directors shall chair any meeting of the independent directors in executive session.

The Board shall be and is divided into three classes, Class I, Class II and Class III. No one class shall have more than one director more than any other class. If a fraction is contained in the quotient arrived at by dividing the authorized number of directors by three, then if such fraction is one-third, the extra director shall be a member of Class III, and if such fraction is two-thirds, one of the extra directors shall be a member of Class III and one of the extra directors shall be a member of Class II, unless otherwise provided for from time to time by resolution of the Board. The Abitibi Directors and Bowater Directors shall be apportioned among the three classes of directors such that (i) the class of directors standing for election at the first annual meeting of stockholders following the Closing contains two Abitibi Directors and two Bowater Directors, (ii) the class of directors standing for election at the second annual meeting following the Closing contains two Abitibi Directors and three Bowater Directors and (iii) the class standing for election at the third annual meeting following the Closing contains three Abitibi Directors and two Bowater Directors.

Each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which such director was elected; provided, however, that each initial director in Class I shall serve for a term ending on the date of the annual meeting next following the date hereof; each initial director in Class II shall serve for a term ending on the date of the second annual meeting following the date hereof; and each initial director in Class III shall serve for a term ending on the date of the third annual meeting following the date hereof.

In the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as director of the class of which he is a member until the expiration of his current term, or his prior death, retirement or resignation, and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board among the three classes of directors so as to ensure that no one class has more than one director more than any other class. To the extent possible consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation, and any newly eliminated directorships shall be subtracted from those classes whose terms of office are to expire at the earliest dates following such allocation, unless otherwise provided for from time to time by resolution of the Board. No reduction in the number of directors shall have the effect of removing any director prior to the expiration of his or her term. Notwithstanding any provisions to the contrary contained herein, each director shall serve until a successor is elected and qualified or until his death, resignation or removal.

Section 2.2. Removal; Resignation; Vacancies. Subject to Section 4.4, a director may be removed only for cause, and only by the affirmative vote of the holders of seventy-five percent (75%) of shares entitled to vote at an election of directors. Any director may resign at any time upon notice to the Corporation.

Any vacancies in the Board occurring for any reason and any newly created directorships resulting from any increase in the number of directors may be filled only in accordance with the procedures set forth in the Corporation’s Certificate of Incorporation. Each director so chosen shall hold office until the next election of directors of the class of which he or she is a member and until his or her successor is duly elected and shall qualify, or until his or her earlier death, resignation or removal. If there are no directors in office, then an election of directors may be held in the manner provided by statute. Notwithstanding the foregoing, until the Third Annual Meeting: (i) any vacancy created by the removal of an Abitibi Director shall be filled with a designee approved by the majority vote of the remaining Abitibi Directors; and (ii) any vacancy created by the removal of a Bowater Director shall be filled with a designee approved by majority vote of the remaining Bowater Directors. The Board shall take such actions as are necessary under the Corporation’s Certificate of Incorporation to fill such vacancy with the individuals so designated. The provisions of the preceding two sentences may be waived or amended by a Required Majority Vote.

Section 2.3. Regular Meetings. Regular meetings of the Board may be held at such places within or without the State of Delaware and at such times as the Board may from time to time determine.

Section 2.4. Special Meetings. Special meetings of the Board may be held at any time or place within or without the State of Delaware whenever called by any member of the Board, the Corporation’s President and CEO, any of its Vice Presidents or its Secretary. Notice of a special meeting of the Board shall be given by the person or persons calling the meeting at least twenty-four (24) hours before the special meeting.

Section 2.5. Telephonic Meetings Permitted. Members of the Board or any committee thereof may participate in a meeting thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section shall constitute presence in person at such meeting.

Section 2.6. Quorum; Vote Required for Action. A majority of the whole Board shall constitute a quorum for the transaction of business. A majority of the directors present, whether or not a quorum, may adjourn any meeting from time to time, and the meeting may be held as adjourned without further notice. When a quorum is present at any meeting, the vote of a majority of the directors in attendance thereat shall be the act of the Board, except where a vote of a larger number of the directors is required by law, by the Certificate of Incorporation or by these By-Laws. Notwithstanding any provision to the contrary contained herein, a change of the Corporation’s headquarters or headquarters functions must be approved by a Two-thirds Majority Vote.

Section 2.7. Organization. Meetings of the Board shall be presided over by the Chairman, or in his or her absence by the President and CEO, or in his or her absence by a chairperson chosen at the meeting. The Corporation’s Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 2.8. Action by Unanimous Consent of Directors. Unless otherwise restricted by law, by the Certificate of Incorporation or by these By-Laws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or such committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmissions are filed with the minutes of proceedings of the Board or committee in accordance with applicable law.

ARTICLE III

Committees

Section 3.1. Committees. In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized, subject, however, to other applicable provision in the Corporation’s Certificate of Incorporation and these By-Laws, to designate by resolution or resolutions passed by a majority of the whole Board, one or more committees, each committee to consist of two or more of the directors of the Corporation, which, to the extent provided in said resolution or resolutions or in these By-Laws, and subject to these By-Laws, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may have power to authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in these By-Laws or, subject to these By-Laws, as may be determined from time to time by resolution adopted by the Board of Directors. The foregoing notwithstanding, any delegation to a committee of the power of the Board of Directors to take such actions as would require a greater than majority vote or a specified vote of a specified class of the directors in order for the Board itself to adopt such actions must be made by such greater than majority vote or such specified vote of the specified class of directors.

Section 3.2. Procedures for Committees. Each committee shall keep regular minutes of its proceedings and all action by such committee shall be reported to the Board at its meeting next succeeding such action. Each committee shall fix its own rules of procedure, provided that such rules are consistent with these By-Laws, and shall meet where and as provided by such rules or by resolution of the Board. The presence of a majority of the then appointed number of each committee shall constitute a quorum and in every case in which a quorum is present an affirmative vote by a majority of the members of the committee present shall be the act of the committee.

Section 3.3. Certain Committees of the Board. Notwithstanding any other provision to the contrary contained herein and prior to the Third Annual Meeting, unless determined by a Required Majority Vote, the Board shall have only four committees: Human Resources and Compensation; Nominating and Governance; Environmental Health and Safety; and Audit.

From and after the Effective Time (as defined in the Combination Agreement) until the Third Annual Meeting, the Nominating and Governance Committee of the Board (“Nominating Committee”) will be composed of fifty percent (50%) independent Abitibi Directors and fifty percent (50%) independent Bowater Directors and chaired by an Abitibi Director. Until the Third Annual Meeting, (i) any director nominations submitted by the Nominating Committee to the Board with respect to the replacement or appointment of an Abitibi Director (each, an “Abitibi Nominee”) shall be approved by a majority of the Abitibi Directors then serving on the Nominating Committee; and (ii) any director nominations submitted by the Nominating Committee to the Board with respect to the replacement or appointment of a Bowater Director (each, a “Bowater Nominee) shall be approved by a majority of the Bowater Directors then serving on the Nominating Committee.

From and after the Effective Time until the Third Annual Meeting, the Human Resources & Compensation Committee of the Board will be composed of fifty percent (50%) independent Abitibi Directors and fifty percent (50%) independent Bowater Directors and chaired by a Bowater Director.

From and after the Effective Time until the Third Annual Meeting, the Environmental Health & Safety Committee will be composed of fifty percent (50%) Abitibi Directors and fifty percent (50%) Bowater Directors and chaired by an Abitibi Director.

From and after the Effective Time until the Third Annual Meeting, the Audit Committee of the Board will be composed of fifty percent (50%) independent Abitibi Directors and fifty percent (50%) independent Bowater Directors and chaired by a Bowater Director.

From and after the Effective Time until the Third Annual Meeting, any nominations for directors with respect to any Abitibi Director on any Committee shall be approved by a majority of the Abitibi Directors then serving on the Board of Directors and any nominations for directors with respect to any Bowater Director on any Committee shall be approved by a majority of the Bowater Director on any Committee shall be approved by a majority of the Bowater Directors then serving on the Board of Directors.

Until the Third Annual Meeting, the provisions of this Section 3.3 may be amended only by a Required Majority Vote.

ARTICLE IV

Officers

Section 4.1. Executive Officers; Election; Term of Office; Resignation; Removal; Vacancies. The executive officers of the Corporation shall include the following:

(a) An Executive Chairman or Chairman of the Board, as the case may be pursuant to Section 4.4 (in either case, the “Chairman”), who shall also be a director;

(b) A President and Chief Executive Officer (the “President and CEO”), who shall also be a director and shall report directly to the Chairman; and

(c) A Secretary.

The Board may, if it so determines, choose one or more Vice Presidents, one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers. Any number of offices may be held by the same person. Except as otherwise expressly set forth in Section 4.4: (i) each executive officer of the Corporation shall hold office until the first meeting of the Board after the annual meeting of stockholders next succeeding his or her election, and until his or her successor is elected and qualified or until his or her earlier resignation or removal; (ii) the Board may remove any officer with or without cause at any time, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation; and (iii) any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled for the unexpired portion of the term by the Board at any regular or special meeting. Any officer may resign at any time upon written notice to the Corporation.

Section 4.2. Powers and Duties of Executive Officers. Subject to Section 4.4 the officers of the Corporation shall have such powers and duties in the management of the Corporation as may be prescribed in a resolution by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

Section 4.3. Appointing Attorneys and Agents; Voting Securities of Other Entities. Unless otherwise provided by resolution adopted by the Board, the Chairman, the President and CEO or any Vice President may from time to time appoint an attorney or attorneys or agent or agents of the Corporation, in the name and on behalf of the Corporation, to cast the votes which the Corporation may be entitled to cast as the holder of stock or other securities in any other Corporation or other entity, any of whose stock or other securities may be held by the Corporation, at meetings of the holders of the stock or other securities of such other Corporation or other entity, or to consent in writing, in the name of the Corporation as such holder, to any action by such other Corporation or other entity, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consents, and may execute or cause to be executed in the name and on behalf of the Corporation and under its corporate seal or otherwise, all such written proxies or other instruments as he or she may deem necessary or proper. Any of the rights set forth in this Section 4.3 which may be delegated to an attorney or agent may also be exercised directly by Board, the Chairman, the President and CEO or any Vice President.

Section 4.4 Initial Executive Chairman and Initial President and CEO. Notwithstanding any provision to the contrary contained herein, the following provisions shall apply with respect to certain of the Corporation’s officers:

(i) From and after the Effective Time, John W. Weaver shall be appointed Executive Chairman (the “Initial Executive Chairman”) and shall be an Abitibi Director. The Initial Executive Chairman shall have responsibility for corporate functions and those functions will report directly to him. From and after the Effective Time, David J. Paterson shall be appointed President and CEO (the “Initial President and CEO”) and shall be a Bowater Director. The Initial President and CEO will have responsibility for operations and those functions will report directly to him. The Initial President and CEO will report to the Initial Executive Chairman. The Initial Executive Chairman and the Initial President and CEO shall have joint responsibility for (i) the realization of synergies in connection with the transactions contemplated by the Combination Agreement, (ii) corporate strategy and (iii) personnel and organizational matters.

(ii) Until the Third Annual Meeting, the Initial Executive Chairman may be removed from his position only upon a Two-thirds Majority Vote.

(iii) If the Initial Executive Chairman is no longer serving as the Corporation’s Executive Chairman for any reason prior to the Third Annual Meeting, a non-executive Chairman of the Board shall be designated to replace such Initial Executive Chairman. Such non-executive Chairman of the Board shall be elected by a majority of the remaining Abitibi Directors from among the remaining Abitibi Directors.

(iv) Until the Third Annual Meeting, the Initial President and CEO may be removed from his position only upon a Two-thirds Majority Vote.

(v) The provisions of this Section 4.4 may be amended only by a Required Majority Vote.

ARTICLE V

Stock

Section 5.1. Certificates. Every holder of stock shall be entitled to have a certificate signed by or in the name of the Corporation by the Chairman or the President and CEO, and by the Treasurer or Secretary, certifying the number of shares owned by such holder in the Corporation. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent, or registrar at the date of issue.

Section 5.2. Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates. The Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

ARTICLE VI

Indemnification

Section 6.1. Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 6.3, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board.

Section 6.2. Prepayment of Expenses. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article VI or otherwise.

Section 6.3. Claims. If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Article VI is not paid in full within thirty (30) days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

Section 6.4. Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article VI shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of the Corporation’s Certificate of Incorporation, these By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 6.5. Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such

Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

Section 6.6. Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article VI shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

Section 6.7. Other Indemnification and Prepayment of Expenses. This Article VI shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

ARTICLE VII

Miscellaneous

Section 7.1. Fiscal Year. The fiscal year of the Corporation shall be determined by resolution of the Board.

Section 7.2. Seal. The corporate seal shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board.

Section 7.3. Manner of Notice. Except as otherwise provided herein or permitted by applicable law, notices to directors and stockholders shall be in writing and delivered personally or mailed to the directors or stockholders at their addresses appearing on the books of the Corporation. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to such person at this address as it appears on the records of the Corporation. Notice to directors may be given by facsimile, telephone or other means of electronic transmission.

Section 7.4. Waiver of Notice of Meetings of Stockholders, Directors and Committees. Any waiver of notice, given by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Section 7.5. Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device or method, provided that the records so kept can be converted into clearly legible paper form within a reasonable time.

Section 7.6. Locations of Offices and Personnel. Following the Effective Time: (i) the executive and operational headquarters of the Corporation shall be located in Montreal, Quebec, Canada (the “Montreal Office”) with a U.S. regional manufacturing and sales office located in Greenville, SC (“Southeast Office”), (ii) the customer service (CPP/International) office of the Corporation will be in Montreal, Quebec, Canada and the customer service (coated) office of the Corporation will remain in Catawaba, South Carolina and (iii) the Initial Executive Chairman, the Initial President and CEO and their respective direct reports will be based in the Montreal Office. The provisions of this Section 7.6 may only be amended by a Two-Thirds Majority Vote.

ANNEX K

FORM OF

CERTIFICATE OF DESIGNATION

OF

SPECIAL VOTING STOCK

OF

ABITIBIBOWATER INC.

Pursuant to Section 151 of the General Corporation

Law of the State of Delaware

AbitibiBowater Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that the following resolution was duly adopted by the Board of Directors of the Corporation at a special meeting of the Board of Directors held on [            ], 200[7]:

RESOLVED that, subject to the consummation of the transactions contemplated by the Combination Agreement and Agreement and Plan of Merger, dated as of January 29, 2007, among the Corporation, Bowater Incorporated, a Delaware corporation, Alpha-Bravo Merger Sub Inc., a Delaware corporation, Bowater Canada Inc., a corporation incorporated under the laws of Canada, and Abitibi-Consolidated Inc., a corporation amalgamated under the laws of Canada, and pursuant to the authority vested in the Board by the Amended and Restated Certificate of Incorporation of the Corporation, the Board does hereby create, authorize and provide for the issuance of Special Voting Stock, consisting of one share (the “Special Voting Stock”), having the designations, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth in the Restated Certificate of Incorporation of the Corporation and in this Resolution as follows:

(a) Designation. There is hereby created out of the authorized and unissued shares of Serial Preferred Stock of the Corporation a series of Serial Preferred Stock designated as the “Special Voting Stock”. The number of shares constituting the Special Voting Stock shall be one.

(b) Ranking. The Special Voting Stock shall, with respect to rights on liquidation, winding up and dissolution, rank (i) senior to all classes of common stock of the Corporation, and (ii) junior to any other class or series of Serial Preferred Stock of the Corporation.

(c) Dividends. No dividend shall be payable to the holder of the share of Special Voting Stock.

(d) Liquidation Preference. (i) Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, if the Special Voting Stock is then outstanding, the holder thereof shall be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders, an amount equal to $10.00 before any distribution is made on the common stock of the Corporation or any other stock of the Corporation ranking junior to the Special Voting Stock as to distribution of assets on liquidation, dissolution or winding-up. After payment of the full amount of the liquidation preference of the outstanding share of Special Voting Stock, the holder of the share of Special Voting Stock shall not be entitled to any further participation in any distribution of assets of the Corporation.

(ii) For the purposes of this paragraph (d), neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more other entities shall be deemed to be a liquidation, dissolution or winding-up of the Corporation.

(e) Voting Rights. (i) The holder of Special Voting Stock, except as otherwise required under applicable law or as set forth in subparagraph (ii) below, shall not be entitled to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation.

(ii) At each annual or special meeting of stockholders of the Corporation, the holder of the Special Voting Stock shall be entitled to vote on all matters submitted to a vote of the holders of common stock of the Corporation, voting together with the holders of common stock of the Corporation as a single class (except as otherwise provided herein or by applicable law), and the holder of the Special Voting Stock shall be entitled to cast on any such matter a number of votes equal to the number of Exchangeable Shares (the “Exchangeable Shares”) of Bowater Canada Inc., a Canadian corporation (“Bowater Canada”), then outstanding (A) that are not owned by the Corporation or its affiliates and (B) as to which the holder of the Special Voting Stock has timely received voting instructions from the holders of such Exchangeable Shares in accordance with the Voting and Exchange Trust Agreement to be entered into among the Corporation, Bowater Canadian Holdings Incorporated, a corporation incorporated under the Companies Act (Nova Scotia), Bowater Canada and the trustee thereunder.

(f) Conversion or Exchange. The holder of the share of Special Voting Stock shall not have any rights hereunder to convert such share into, or exchange such share for, shares of any other series or class of Capital Stock of the Corporation.

(g) Reissuance of Special Voting Stock. If the share of Special Voting Stock is at any time redeemed, purchased or otherwise acquired by the Corporation in any manner, it shall after such redemption, purchase or other acquisition have the status of an authorized and unissued share of Serial Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Serial Preferred Stock.

(h) Redemption. The share of Special Voting Stock shall not be subject to redemption, except that at such time as no Exchangeable Shares (other than Exchangeable Shares owned by the Corporation and its affiliates) shall be outstanding, the Special Voting Stock shall automatically be redeemed and canceled, with an amount equal to $10.00 due and payable upon such redemption.

(i) Restrictions. So long as any Exchangeable Shares (other than Exchangeable Shares owned by the Corporation and its affiliates) shall be outstanding, the number of shares comprising the Special Voting Stock shall not be increased or decreased and no other term of the Special Voting Stock shall be amended, except upon approval of the holder of the outstanding share of Special Voting Stock. So long as the share of Special Voting Stock is outstanding, the Corporation shall (i) fully comply with all terms of the Exchangeable Shares applicable to the Corporation and with all contractual obligations of the Corporation associated with such Exchangeable Shares and (ii) not amend, alter, change or repeal this paragraph (i) except upon the approval of the holder of the outstanding share of Special Voting Stock.

(j) Certain Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings (and (i) terms defined in the singular have comparable meanings when used in the plural and vice versa, (ii) “including” means including without limitation and (iii) “or” is not exclusive, unless the context otherwise requires):

“Special Voting Stock” means the Special Voting Stock of the Corporation.

“Board” means the Board of Directors of the Corporation or any committee thereof duly authorized to act on behalf of such Board.

“Capital Stock” means, with respect to any Person, any shares or other equivalents (however designated) of corporate stock, partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.

“Person” means any individual, corporation, company (including any limited liability company), partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Capital Stock of a Person, however designated, that entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Designation to be duly executed in its corporate name by its duly authorized officer.

Dated:

ABITIBIBOWATER INC.

By:
Name:
Title:

ANNEX L

CIBC World Markets Inc. 600 de Maisonneuve Blvd. West Suite 3050 Montreal, Quebec H3A 3J2 Tel: (514) 847-6300 Fax: (514) 847-6430

January 29, 2007

The Board of Directors

Abitibi-Consolidated Inc.

1155 Metcalfe Street

Suite 800

Montréal, Québec

H3B 5H2

To the Board of Directors:

CIBC World Markets Inc. (“CIBC World Markets”) understands that Abitibi-Consolidated Inc. (“Abitibi” or the “Company”) is proposing to enter into a combination agreement and agreement and plan of merger (the “Combination Agreement”) with Alpha-Bravo Holdings Inc. (“Parent”), Bowater Incorporated (“Bowater”), Alpha-Bravo Merger Sub Inc. and Bowater Canada Inc. (“Bowater Canada”) providing for, among other things, Parent’s acquisition, by way of a plan of arrangement (the “Arrangement”) under section 192 of the Canada Business Corporations Act, of all of the issued and outstanding common shares and stock options of Abitibi.

We also understand that, upon completion of the Arrangement, Parent will own, directly or indirectly, all of the outstanding common shares of Abitibi (the “Abitibi Common Shares”) and all of the outstanding shares of common stock, par value $1.00, in the capital of Bowater (the “Bowater Common Shares”) and will have no other material assets or liabilities.

Further, we understand, pursuant to the Arrangement, among other things, each Abitibi Common Share (other than Abitibi Common Shares held by any dissenting shareholders of Abitibi) will be exchanged for 0.06261 shares of common stock, par value $0.01, in the capital of Parent (a “Parent Common Share”) or, at the election of a holder that is neither a non-resident of Canada nor a tax exempt shareholder, 0.06261 exchangeable shares in the capital of Bowater Canada (an “Exchangeable Share”), with each Exchangeable Share being exchangeable for one Parent Common Share and carrying the same voting rights, dividend entitlement and other material attributes as one Parent Common Share.

In this letter, the ratio expressing the fractional number of Parent Common Shares or Exchangeable Shares to be received by holders of the Abitibi Common Shares (the “Abitibi shareholders”) in consideration for the exchange of each Abitibi Common Share pursuant to the Arrangement, as described above, is referred to as the “Exchange Ratio.”

We also understand that the completion of the Arrangement will be conditional upon, among other things, approval by Abitibi shareholders, at a special meeting to be held as soon as reasonably practicable (the “Abitibi Special Meeting”), approval by holders of the Bowater Common Shares, at a special meeting to be held as soon as reasonably practicable (the “Bowater Special Meeting”) and approval by the Superior Court, District of Montreal, Province of Quebec. We also understand that all material terms and conditions of the Arrangement will be described fully in a joint management information and proxy circular (the “Joint Proxy Statement”), which will be prepared by Abitibi and Bowater and mailed to their respective shareholders in connection with the Abitibi Special Meeting and the Bowater Special Meeting.

Engagement of CIBC World Markets

By letter agreement dated January 11, 2007 and effective as of October 8, 2006 (the "Engagement Agreement"), Abitibi retained CIBC World Markets to act as a financial advisor to the Company and its board of directors (the "Board of Directors") in connection with the Arrangement and any Alternative Transaction (as defined in the Engagement Agreement). Pursuant to the Engagement Agreement, the Company has requested that we prepare and deliver to the Board of Directors this opinion (the “Opinion”) as to the fairness, from a financial point of view, of the Exchange Ratio.

The Company will pay CIBC World Markets a fee for rendering this Opinion and will also pay us an additional fee that is contingent upon completion of the Arrangement or any Alternative Transaction. In addition, Abitibi has agreed to reimburse CIBC World Markets for our reasonable out-of-pocket expenses and to indemnify CIBC World Markets in respect of certain liabilities that might arise out of our engagement.

Credentials of CIBC World Markets

CIBC World Markets is one of Canada’s largest investment banking firms with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading and investment research. The Opinion expressed herein is the opinion of CIBC World Markets and the form and content herein have been approved for release by a committee of its managing directors and internal counsel, each of whom is experienced in merger, acquisition, divestiture and valuation matters.

Scope of Review

In connection with rendering our Opinion, we have reviewed and relied upon, among other things, the following:

i) the Combination Agreement, excluding exhibits A, C, D, E, F, G and H referred to therein;

ii) the form of the Plan of Arrangement, which will be attached as exhibit B to the Combination Agreement;

iii) the Annual Reports of Abitibi, including the audited financial statements and management’s discussion and analysis contained therein, for the years ended December 31, 2003, 2004, and 2005;

iv) the Annual Reports on Form 10-K of Bowater, including the audited financial statements and management’s discussion and analysis contained therein, for the years ended December 31, 2003, 2004, and 2005;

v) the Quarterly Interim Reports of Abitibi, including the unaudited financial statements and management’s discussion and analysis contained therein for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006;

vi) the Quarterly Reports on Form 10-Q of Bowater, including the unaudited financial statements and management’s discussion and analysis contained therein, for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006;

vii) draft unaudited selected financial information of Abitibi and Bowater for the quarter ended December 31, 2006 and as at December 31, 2006;

viii) Abitibi’s Annual Information Forms for the fiscal years ended December 31, 2004 and 2005;

ix) Abitibi’s Management Information Circulars dated March 1, 2005 and March 13, 2006;

x) Bowater’s Proxy Statements pursuant to Section 14(a) of the Securities Exchange Act of 1934 dated March 31, 2005 and April 7, 2006;

xi) certain product volume and cost estimates for Abitibi and Bowater prepared by management of Abitibi and Bowater in respect of 2007;

xii) price and currency exchange rate analyses prepared by managements of Abitibi and Bowater for 2007 to 2009 based on publicity available RISI information;

xiii) certain information extracted from 2007 budgets for Abitibi and Bowater, as prepared by the managements of Abitibi and Bowater;

xiv) the Material Change Reports filed by Abitibi on SEDAR after December 31, 2005;

xv) the Reports on Form 8-K filed by Bowater on EDGAR after December 31, 2005;

xvi) published research reports prepared by research analysts at various firms concerning Abitibi, Bowater and other selected forest products and paper manufacturing companies;

xvii) a review of the reported price and recent and relevant trading activity of the Abitibi Common Shares and the Bowater Common Shares;

xviii) a review of the financial terms of certain recent business combinations that were deemed relevant by us;

xix) a comparison of Abitibi and Bowater financial performance and stock market information with similar information for certain other comparable publicly-traded companies;

xx) certain material prepared for the Company by McKinsey & Company;

xxi) a certificate addressed to us and signed by two senior officers on behalf of the Company attesting to the accuracy and completeness of the information provided to us; and

xxii) such other information, analysis and discussions as we considered necessary or appropriate in the circumstances.

In addition to the written information described above, CIBC World Markets conducted interviews and participated in discussions with the senior management of Abitibi with regard to, among other things, the Arrangement, as well as the Company’s business, operations, financial position, budgets, key assets and prospects. CIBC World Markets has also participated in discussions with Davies Ward Phillips & Vineberg LLP, the Company’s Canadian legal counsel and Paul, Weiss, Rifkind, Wharton & Garrison LLP, the Company’s U.S. legal counsel, regarding certain terms and provisions of the Combination Agreement and the Arrangement, and has participated in discussions with Bowater’s management, external counsel and financial advisors concerning the Combination Agreement, the Arrangement and related matters.

Assumptions and Limitations

Our Opinion is subject to the assumptions, explanations and limitations set forth below.

We have not been asked to prepare and have not prepared a formal valuation or appraisal of the assets or securities of Abitibi, Bowater or any of their respective affiliates and our Opinion should not be construed as such. In addition, we have not been requested to solicit potential alternatives to the Arrangement.

With your permission and as provided in the Engagement Agreement, we have relied upon, and have assumed the completeness, accuracy and fair presentation of all financial and other information, data, advice, opinions and representations obtained by us from public sources, or provided to us by Abitibi, Bowater or their respective advisors or otherwise obtained pursuant to our engagement, and our Opinion is conditional upon such completeness, accuracy and fair presentation. We have not been requested or attempted to verify independently the accuracy, completeness or fairness of presentation of any such information, data, advice, opinions and representations. We have not been provided with any detailed forecasts or projections concerning the future financial performance of Abitibi, Bowater or Parent. However, with respect to any information extracted from any budget or other financial information provided to us and relied upon in our analysis, we have assumed (subject to the exercise of our professional judgment) that they have been reasonably prepared on bases reflecting the most reasonable assumptions, estimates and judgements of the Company’s management, having regard to the Company’s plans, financial condition and prospects. Without limiting the foregoing, we have not completed site visits to Abitibi’s or Bowater’s properties and have not met with Abitibi’s or Bowater’s independent auditors and we have relied upon and assumed the accuracy and fair presentation of the audited financial statements of Abitibi and Bowater and the reports of the auditors thereon. In addition, we understand that we were not provided with certain information concerning the Company and Bowater that the Company considered to be subject to solicitor-client privilege or competitively sensitive. The Company has advised, and we have assumed, that any such information would not affect our financial analyses or the Opinion in any material respect.

We have assumed that all material governmental, regulatory and other approvals and consents necessary for completion of the transactions contemplated by the Combination Agreement will be obtained without any material adverse effect on Abitibi, Bowater or the Parent or on the contemplated benefits of such transactions. We have also assumed that all of the representations and warranties contained in the Combination Agreement are correct as of the date hereof, that the Arrangement will be completed substantially in accordance with the Combination Agreement and all applicable laws and that the Joint Proxy Statement will satisfy all applicable legal requirements.

The Company has represented to us, in a certificate of two senior officers of the Company delivered as at the date hereof, among other things, that the information, data and other material (financial and otherwise) provided to us by or on behalf of Abitibi, including the written information and discussions referred to above under the heading "Scope of Review" (collectively, the “Information”) at the date the Information was provided to CIBC World Markets or, in the case of historical Information, was at the date of preparation, true and accurate in all material respects and no additional Information would be required to make the Information provided to CIBC World Markets by the Company not misleading, in all material respects, in light of the circumstances in which it was prepared and that, since the date of the Information, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of Abitibi or any of its subsidiaries and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Opinion.

Except as expressly noted above under the heading "Scope of Review", we have not conducted any investigation concerning the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of Abitibi, Bowater or any of their respective affiliates.

We are not legal, tax or accounting experts and make no representation as to the adequacy or the appropriateness of this letter for your purposes and express no view as to the legal, tax or accounting aspects of the Arrangement.

Our Opinion is rendered on the basis of securities markets, economic and general business and financial conditions prevailing as at the date hereof and the conditions and prospects, financial and otherwise, of the Company and Bowater as they are reflected in the Information and as they were represented to us in our discussions with management of Abitibi and Bowater. In our analyses and in connection with the preparation of our Opinion, we made numerous assumptions with respect to industry performance, commodity prices, currency exchange rates, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Arrangement.

The Opinion has been provided to the Board of Directors for their use in considering the Arrangement and may not be relied upon for any other purpose or published without the prior written consent of CIBC World Markets. Our Opinion is not to be construed as a recommendation to any holder of the Abitibi Common Shares as to how to vote at the Abitibi Special Meeting. In addition, we are not expressing any opinion as to the value of the Parent Common Shares, if and when issued to Abitibi shareholders under the Arrangement or upon exercise of any options on Abitibi Common Shares or the exchange of the Exchangeable Shares, or the prices at which such shares will trade after completion of the Arrangement.

The Opinion is given as of the date hereof and, although we reserve the right to change or withdraw the Opinion if we learn that any of the information that we relied upon in preparing the Opinion was inaccurate, incomplete or misleading in any material respect, we disclaim any obligation to change or withdraw the Opinion, to advise any person of any change that may come to our attention or to update the Opinion after today.

Opinion

Based upon and subject to the foregoing and such other matters as we considered relevant, it is our opinion, as of the date hereof, that the Exchange Ratio is fair, from a financial point of view, to the Abitibi shareholders.

Yours very truly,

/s/ CIBC World Markets Inc.

CIBC WORLD MARKETS INC.

ANNEX M

Credit Suisse Securities (USA) LLC
Eleven Madison Avenue Tel: 1 212 325 2000
New York, NY 10010-8629 www.credit-suisse.com

January 29, 2007

Board of Directors

Abitibi-Consolidated Inc.

1155 Metcalfe Street, Suite 800

Montréal, Québec, H3B 5H2

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of common stock, no par value (“Company Common Stock”), of Abitibi-Consolidated Inc. (the “Company”), of the Exchange Ratio (as defined below) set forth in the Combination Agreement and Agreement and Plan of Merger Agreement dated January 29, 2007 (the “Combination Agreement”) and the related Plan of Arrangement under Section 192 of the Canada Business Corporations Act, as amended (the “Plan of Arrangement”, and, together with the Combination Agreement, the “Implementing Documents”), among Abitibi-Bowater Holdings Inc. (“Parent”), the Company, Bowater Incorporated (“Bowater”), Abitibi-Bowater Merger Sub Inc. a wholly owned Delaware subsidiary of the Parent (“Merger Sub”) and Bowater Canada Inc., a wholly owned Canadian subsidiary of Bowater (“Exchange Co”). The Implementing Documents provide for the combination of the Company and Bowater in a merger of equals transaction (the “Combination”). Pursuant to the Implementing Documents (i) each outstanding share of Company Common Stock, other than shares of Company Common Stock held by Dissenting Shareholders (as defined in the Plan of Arrangement), will be exchanged for either 0.06261 shares of common stock, par value $0.01 per share (“Parent Common Stock”) of Parent, or at the option of holders of Company Common Stock who are resident in Canada and not exempt from tax for purposes of the Income Tax (Canada) Act (“Canadian Resident Shareholders”), 0.06261 shares of common stock, (“Exchange Co Common Stock”) of Exchange Co, and (ii) Merger Sub will be merged with and into Bowater and each outstanding share of common stock, par value $1.00 per share (“Bowater Common Stock”) of Bowater will be converted into the right to receive 0.52000 of a share of Parent Common Stock. Pursuant to the Implementing Documents, the holders of shares of Company Common Stock and Bowater Common Stock will receive shares of Parent Common Stock constituting, after giving effect to the exchange of all issued and outstanding shares of Exchange Co, an aggregate of approximately 48% and 52%, respectively, of the outstanding shares of Parent Common Stock on the closing date of the Combination. Each share of Exchange Co Common Stock will, at the option of the holder thereof, be exchangeable into one share of Parent Common Stock in accordance with the terms of the Exchangeable Share Provisions (as such term is defined the Plan of Arrangement). The respective number of shares of Parent Common Stock and Exchange Co Common Stock to be received in exchange for each share of Company Common Stock is hereinafter collectively referred to as the “Exchange Ratio”.

In arriving at our opinion, we have reviewed the Implementing Documents, as well as certain publicly available business and financial information relating to the Company and Bowater. We have also reviewed certain other information relating to the Company and Bowater, including certain information prepared by and provided to us by managements of the Company and Bowater regarding their respective business and prospects (“Management Estimates”) and certain publicly available estimates and forecasts (and sensitivities thereto discussed with the Company’s management) relating to the business and prospects of each of the Company and Bowater prepared by certain research analysts (the “Adjusted Street Estimates”, and, together with the Management Estimates, the “Selected Data”), and have met with the managements of the Company and Bowater to discuss the business and prospects of the Company and Bowater, respectively. We have also reviewed certain estimates of cost savings and other combination benefits expected to result from the Combination, as prepared and provided to us by the managements of the Company and Bowater. We have also considered certain financial and stock market data of the Company and Bowater, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to those of the Company and Bowater, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions that have been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. The Company and Bowater have informed us that the Company and Bowater do not have, and therefore we have not been provided with or reviewed, any financial forecasts with respect to the future financial performance of the Company’s or Bowater’s respective businesses for any period beyond 2007. With respect to the financial forecasts for the Company and Bowater for 2007 included in the Selected Data, the managements of the Company and Bowater have advised us, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and Bowater as to the future financial performance of the Company and Bowater, respectively. With respect to the other Selected Data that we have reviewed, you have advised us, and we have assumed that, for purposes of our analyses and this opinion, they represent a reasonable basis upon which to evaluate the relative future financial performance of the Company and Bowater. With respect to the estimates provided to us by the managements of the Company and Bowater of the cost savings and other combination benefits expected to result from the Combination, we have been advised by the managements of the Company and Bowater, and we have assumed, that such estimates have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and Bowater as to such cost savings and other combination benefits and will be realized in the times and the amounts indicated thereby. We have also assumed, with your consent, that shares of Exchange Co Common Stock and Parent Common Stock are identical in all respects material to our analyses. We have also relied, with your consent and without independent verification, upon the estimates of the Company and Bowater as to their anticipated utilization of their respective tax attributes. We have assumed that certain assets of the Company and Bowater will be sold, and that the Company will acquire certain assets of an existing partnership and the interests of a minority partner, at the times and in the amounts described to us by managements of the Company and Bowater. You have informed us, and we have assumed, that the exchange of shares of Company Common Stock will be treated as a tax-free exchange for Canadian Resident Shareholders that elect to receive shares of Exchange Co Common Stock and all U.S. holders of shares of Company Common Stock pursuant to the Internal Revenue Code of 1986, as amended, and the Income Tax (Canada) Act, as applicable. We were also not provided with certain information concerning the Company and Bowater that the Company reasonably considered to be subject to attorney/client privilege or competitively sensitive. We have been advised, and have assumed, that such information would not adversely affect our analyses or this opinion in any material respect. We have also assumed, with your consent, that, in the course of obtaining any U.S. or Canadian regulatory or third party consents, approvals or agreements in connection with the Combination, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, Bowater or Exchange Co or the contemplated benefits of the Combination, and that the Combination will be consummated in accordance with the terms of the Implementing Documents without waiver, modification or amendment of any material term, condition or agreement thereof. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, Bowater or Exchange Co, nor have we been furnished with any such evaluations or appraisals. Our opinion addresses only the fairness, from a financial point of view, to the holders of Company Common Stock of the Exchange Ratio and does not address any other aspect or implication of the Combination or any other agreement, arrangement or understanding entered into in connection with the Combination or otherwise. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions, including currency exchange rates, as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to the actual value of the shares of Parent Common Stock or Exchange Co Common Stock, as applicable, when issued to the holders of Company Common Stock pursuant to the Combination or the prices at which shares of Parent Common Stock or Exchange Co Common Stock will trade at any time. Our opinion does not address the relative merits of the Combination as compared to alternative transactions or strategies that might be available to the Company, nor does it address the

Company’s underlying business decision to effect the Combination. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company.

We have acted as financial advisor to the Company in connection with the Combination and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Combination. We will also receive a fee for rendering this opinion. In addition, the Company has agreed to indemnify us for certain liabilities and other matters arising out of our engagement. From time to time, we and our affiliates have in the past provided, are currently providing and may in the future provide, investment banking and other financial services to the Company and Parent, and have in the past, and may in the future provide, such services to Bowater, for which we have received, and would expect to receive, compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking advice and other financial services. In the ordinary course of our business, we and our affiliates may acquire, hold or sell, for our and our affiliates own accounts and the accounts of customers, debt, equity and other securities and financial instruments (including bank loans and other obligations) of the Company, Bowater and Parent.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Combination and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matter relating to the proposed Combination.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

/S/ JEFFREY J. SALZMAN Name: Jeffrey J. Salzman Title: Vice Chairman

ANNEX N

29 January 2007

Board of Directors

Bowater Incorporated

55 East Camperdown Way

P.O. Box 1028

Greenville, South Carolina 29602

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $1.00 per share (“Bowater Common Stock”), of Bowater Incorporated, a Delaware corporation (“Bowater”), and the holders of the outstanding exchangeable shares, no par value (“Outstanding Exchangeable Shares”), of Bowater Canada Inc., a corporation incorporated under the laws of Canada and a subsidiary of Bowater (“ExchangeCo”), in the Transaction (as defined below) of the Bowater Exchange Ratio (as defined below) pursuant to the Combination Agreement and Agreement and Plan of Merger (including the Plan of Arrangement attached thereto), dated as of January 29, 2007 (the “Agreement”), among Alpha-Bravo Holdings, Inc., a Delaware corporation formed by Bowater and ACI (as defined below) for purposes of the Transaction (“Parent”), Abitibi-Consolidated Inc., a corporation amalgamated under the laws of Canada (“ACI”), Bowater, Alpha-Bravo Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and ExchangeCo. Pursuant to the Agreement (the following and the other transactions contemplated by the Agreement being referred to collectively as the “Transaction”): (i) Merger Sub will be merged with and into Bowater (the “Merger”); (ii) each issued and outstanding share of Bowater Common Stock will be converted into the right to receive 0.52000 (the “Bowater Exchange Ratio”) of a share of common stock, par value $0.01 per share (“Parent Common Stock”), of Parent; (iii) immediately prior to the Merger each Outstanding Exchangeable Share will be converted into a fraction of a new exchangeable share, no par value (“New Exchangeable Shares”), of ExchangeCo equal to the Bowater Exchange Ratio or, in certain circumstances, immediately prior to the Merger the Outstanding Exchangeable Shares will be redeemed in accordance with their terms; and (iv) each issued and outstanding common share, no par value (“ACI Common Stock”), of ACI will be converted into the right to receive, at the election of the holder thereof, 0.06261 (the “ACI Exchange Ratio”) of a share of Parent Common Stock or a fraction of a New Exchangeable Share equal to the ACI Exchange Ratio. Each Outstanding Exchangeable Share is currently exchangeable into one share of Bowater Common Stock and, following the Transaction, each New Exchangeable Share will be exchangeable into one share of Parent Common Stock. As a result of the Transaction, Bowater and ACI will become wholly owned subsidiaries of Parent.

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes.

Board of Directors

Bowater Incorporated

29 January 2007

We have acted as financial advisor to Bowater in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which are contingent upon consummation of the Transaction, and Bowater has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided services to Bowater and ACI from time to time. We also may provide investment banking services to Parent, Bowater and ACI in the future. In connection with the above-described services we have received, and may receive, compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to Bowater, ACI and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of Bowater, ACI and ExchangeCo for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of Bowater for the five fiscal years ended December 31, 2005; annual reports to shareholders of ACI filed with Canadian securities regulatory authorities for the five fiscal years ended December 31, 2005; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Bowater; certain interim reports to shareholders of ACI filed with Canadian securities regulatory authorities; certain other communications from Bowater and ACI to their respective stockholders; certain internal financial analyses and forecasts for Bowater prepared by its management and certain financial analyses and forecasts for ACI prepared by the management of Bowater (collectively, the “Bowater Management Forecasts”); certain estimates for ACI prepared by its management; certain financial forecasts and estimates for Bowater and ACI prepared by management of Bowater and ACI utilizing certain third-party pricing assumptions for 2007; and certain cost savings and operating synergies projected by the management of Bowater and ACI to result from the Transaction (the “Synergies”). We also have held discussions with members of the senior management of Bowater and ACI regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of Bowater and ACI. In addition, we have reviewed the reported price and trading activity for the shares of Bowater Common Stock and the shares of ACI Common Stock, compared certain financial and stock market information for Bowater and ACI with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the paper and forest products sector specifically and other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that: (i) the Bowater Management Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Bowater; (ii) the Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of Bowater and ACI; (iii) each Outstanding Exchangeable Share is the equivalent of a share of Bravo Common Stock, with respect to all economic and voting matters incident to the shares of Bravo Common Stock, except for certain additional tax deferral features under Canadian tax law; (iv) the New Exchangeable Shares to be issued to the holders of Outstanding Exchangeable Shares will preserve for such holders the additional tax deferral features referred to above; and (v) each New Exchangeable Share will be, when issued, the equivalent of a share of Parent Common

Board of Directors

Bowater Incorporated

29 January 2007

Stock with respect to all economic and voting matters incident to the shares of Parent Common Stock to be issued in the Transaction, except for certain additional tax deferral features under Canadian tax law. We have assumed that the Bowater Management Forecasts, including the Synergies, will be realized. We further have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on Parent, Bowater, ACI or ExchangeCo or on the expected benefits of the Transaction in any way meaningful to our analysis. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Bowater or ACI or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal.

Our opinion does not address the underlying business decision of Bowater to engage in the Transaction, nor are we expressing any opinion as to the prices at which shares of any of Parent Common Stock, Bowater Common Stock, ACI Common Stock, Outstanding Exchangeable Shares or New Exchangeable Shares will trade at any time. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of Bowater in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Bowater Common Stock or Outstanding Exchangeable Shares should vote with respect to such Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Bowater Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders of Bowater Common Stock and the holders of Outstanding Exchangeable Shares.

Very truly yours,

/s/ Goldman, Sachs & Co.

GOLDMAN, SACHS & CO.

ANNEX O

UBS Securities LLC 299 Park Avenue New York, NY 10171 www.ubs.com

January 27, 2007

The Board of Directors

Bowater Incorporated

55 East Camperdown Way

P.O. Box 1028

Greenville, South Carolina 29602

Dear Members of the Board:

We understand that Bowater Incorporated, a Delaware corporation (“Bowater”), is considering a transaction (the “Transaction”) whereby Bowater will enter into a business combination with Abitibi Consolidated Inc., a corporation amalgamated under the laws of Canada (“ACI”), as a result of which Bowater and ACI will become wholly-owned subsidiaries of Alpha-Bravo Holdings Inc., a Delaware corporation formed by Bowater and ACI for purposes of the Transaction (“Parent”). Pursuant to the terms of a Combination Agreement and Agreement and Plan of Merger (including the Plan of Arrangement attached thereto), draft dated as of January 27, 2007 (the “Agreement”), by and among Parent, ACI, Bowater, Alpha-Bravo Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent, and Bowater Canada Inc., a corporation incorporated under the laws of Canada and a subsidiary of Bowater (“ExchangeCo”): (i) Merger Sub will be merged with and into Bowater (the “Merger”); (ii) each issued and outstanding share of common stock, par value of $1.00 per share, of Bowater (“Bowater Common Stock”), will be converted into the right to receive 0.52000 (the “Bowater Exchange Ratio”) of a share of common stock, par value $0.01, of Parent (“Parent Common Stock”); (iii) immediately prior to the Merger each issued and outstanding exchangeable share, no par value, of ExchangeCo (“Outstanding Exchangeable Shares”) will be converted into a fraction of a new exchangeable share, no par value, of Bowater Canada (“New Exchangeable Shares”) equal to the Bowater Exchange Ratio or, in certain circumstances, immediately prior to the Merger the Outstanding Exchangeable Shares will be redeemed in accordance with their terms; and (iv) each issued and outstanding common share, no par value, of ACI (“ACI Common Stock”) will be converted into the right to receive for each share of ACI Common Stock, at the election of the holder thereof, 0.06261 (the “ACI Exchange Ratio”) of a share of Parent Common Stock or a fraction of a New Exchangeable Share equal to the ACI Exchange Ratio. Each Outstanding Exchangeable Share is currently exchangeable into one share of Bowater Common Stock and, following the Transaction, each New Exchangeable Share will be exchangeable into one share of Parent Common Stock. The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Bowater Common Stock and the holders of Outstanding Exchangeable Shares, of the Bowater Exchange Ratio.

UBS Securities LLC (“UBS”) has acted as financial advisor to Bowater in connection with the Transaction and will receive a fee for its services, a portion of which is payable in connection with this opinion and a significant portion of which is contingent upon consummation of the Transaction. In the past, UBS and its affiliates have provided investment banking services to Bowater and ACI unrelated to the proposed Transaction, for which UBS and its affiliates have received compensation. In addition, UBS or an affiliate is a participant in a credit facility of Bowater for which it has received and continues to receive fees and interest payments. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of Bowater, ACI and/or ExchangeCo and, accordingly, may at any time hold a long or short position in such securities.

Our opinion does not address the relative merits of the Transaction or any related transaction as compared to other business strategies or transactions that might be available with respect to Bowater or Bowater’s underlying business decision to effect the Transaction or any related transaction. Our opinion does not constitute a recommendation to any holder of Bowater Common Stock or Outstanding Exchangeable Shares as to how such holder should vote or act with respect to the Transaction or any related transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms, other than the Bowater Exchange Ratio to the extent expressly specified herein, of the Agreement or any related documents or the form of the Transaction or any related transaction. We express no opinion as to what the value of Parent Common Stock or New Exchangeable Shares will be when issued pursuant to the Transaction or the prices at which Parent Common Stock, Bowater Common Stock, ACI Common Stock, Outstanding Exchangeable Shares or New Exchangeable Shares will trade at any time. In rendering this opinion, we have assumed, with your consent, that (i) the final executed form of the Agreement does not differ in any material respect from the draft that we have examined, (ii) the parties to the Agreement will comply with all the material terms of the Agreement and (iii) the Transaction will be consummated in accordance with the terms of the Agreement without any adverse waiver or amendment of any material term or condition thereof. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on Parent, ACI, Bowater, ExchangeCo and/or the Transaction. We have not been authorized to solicit and have not solicited indications of interest in a business combination with Bowater from any party.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to Bowater and ACI; (ii) reviewed the current and historical market prices of Bowater Common Stock and ACI Common Stock; (iii) reviewed certain internal financial information and other data relating to the business and financial prospects of Bowater that were provided to us by Bowater and not publicly available, including financial forecasts and estimates prepared by the management of Bowater; (iv) reviewed certain financial information and other data relating to the business and financial prospects of ACI that were provided to us by Bowater and not publicly available, including financial forecasts and estimates prepared by the management of Bowater (such forecasts and estimates, together with the forecasts and estimates referred to in clause (iii) above, the “Bowater Management Forecasts”); (v) reviewed certain financial information and other data relating to the business and financial prospects of ACI that were provided to us by Bowater and ACI and not publicly available, including estimates prepared by the management of ACI; (vi) reviewed certain financial analyses and forecasts relating to Bowater and ACI prepared by the managements of Bowater and ACI utilizing certain third-party pricing assumptions for 2007; (vii) reviewed certain estimates of synergies that were provided to us by Bowater and not publicly available, including estimates of synergies prepared by the managements of Bowater and ACI (the “Synergies”); (viii) conducted discussions with members of the senior managements of Bowater and ACI concerning the businesses and financial prospects of Bowater and ACI; (ix) considered certain pro forma effects of the Transaction on the financial statements of Parent for calendar years 2007, 2008 and 2009 and certain pro forma effects of the Transaction relative to the projected earnings per share of Bowater Common Stock for calendar years 2008 and 2009 on a standalone basis; (x) reviewed the Agreement; and (xi) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Bowater or ACI, nor have we been furnished with any such evaluation or appraisal. We have assumed, at your direction, that (i) the Bowater Management Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Bowater as to the future performance of Bowater and ACI; (ii) the Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of Bowater and ACI; (iii) each Outstanding Exchangeable Share is the equivalent of a share of Bowater Common Stock, with respect to all economic and voting matters incident to the shares of Bowater Common Stock, except for certain additional tax deferral features under Canadian tax law; (iv) the New Exchangeable Shares to be issued to the holders of Outstanding

Exchangeable Shares will preserve for such holders the additional tax deferral features referred to above; and (v) each New Exchangeable Share will be, when issued, the equivalent of a share of Parent Common Stock with respect to all economic and voting matters incident to the shares of Parent Common Stock to be issued in the Transaction, except for certain additional tax deferral features under Canadian tax law. In addition, we have assumed, with your approval, that the Bowater Management Forecasts and the Synergies will be achieved at the times and in the amounts projected.

We have also assumed, with your consent, that the Transaction will qualify for U.S. federal income tax purposes as a transfer of property described in Section 351 of the Internal Revenue Code of 1986, as amended. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Bowater Exchange Ratio is fair, from a financial point of view, to the holders of Bowater Common Stock and the holders of Outstanding Exchangeable Shares.

This opinion is provided for the benefit of the Board of Directors in connection with, and for the purpose of, its consideration of the Transaction.

Very truly yours,

/s/ UBS Securities LLC

UBS SECURITIES LLC

ANNEX P

SECTION 190 OF THE CANADA BUSINESS CORPORATIONS ACT

Right to dissent—190(1)

(1) Subject to sections 191 and 241, a holder of shares of any class of a corporation may dissent if the corporation is subject to an order under paragraph 192(4)(d) that affects the holder or if the corporation resolves to

(a) amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class;

(b) amend its articles under section 173 to add, change or remove any restriction on the business or businesses that the corporation may carry on;

(c) amalgamate otherwise than under section 184;

(d) be continued under section 188;

(e) sell, lease or exchange all or substantially all its property under subsection 189(3); or

(f) carry out a going-private transaction or a squeeze-out transaction.

Further right—190(2)

(2) A holder of shares of any class or series of shares entitled to vote under section 176 may dissent if the corporation resolves to amend its articles in a manner described in that section.

If one class of shares—190(2.1)

(2.1) The right to dissent described in subsection (2) applies even if there is only one class of shares.

Payment for shares—190(3)

(3) In addition to any other right the shareholder may have, but subject to subsection (26), a shareholder who complies with this section is entitled, when the action approved by the resolution from which the shareholder dissents or an order made under subsection 192(4) becomes effective, to be paid by the corporation the fair value of the shares in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted or the order was made.

No partial dissent—190(4)

(4) A dissenting shareholder may only claim under this section with respect to all the shares of a class held on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

Objection—190(5)

(5) A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting and of their right to dissent.

Notice of resolution—190(6)

(6) The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (5) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn their objection.

Demand for payment—190(7)

(7) A dissenting shareholder shall, within twenty days after receiving a notice under subsection (6) or, if the shareholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the corporation a written notice containing

(a) the shareholder’s name and address;

(b) the number and class of shares in respect of which the shareholder dissents; and

(c) a demand for payment of the fair value of such shares.

Share certificate—190(8)

(8) A dissenting shareholder shall, within thirty days after sending a notice under subsection (7), send the certificates representing the shares in respect of which the shareholder dissents to the corporation or its transfer agent.

Forfeiture—190(9)

(9) A dissenting shareholder who fails to comply with subsection (8) has no right to make a claim under this section.

Endorsing certificate—190(10)

(10) A corporation or its transfer agent shall endorse on any share certificate received under subsection (8) a notice that the holder is a dissenting shareholder under this section and shall forthwith return the share certificates to the dissenting shareholder.

Suspension of rights—190(11)

(11) On sending a notice under subsection (7), a dissenting shareholder ceases to have any rights as a shareholder other than to be paid the fair value of their shares as determined under this section except where

(a) the shareholder withdraws that notice before the corporation makes an offer under subsection (12),

(b) the corporation fails to make an offer in accordance with subsection (12) and the shareholder withdraws the notice, or

(c) the directors revoke a resolution to amend the articles under subsection 173(2) or 174(5), terminate an amalgamation agreement under subsection 183(6) or an application for continuance under subsection 188(6), or abandon a sale, lease or exchange under subsection 189(9), in which case the shareholder’s rights are reinstated as of the date the notice was sent.

Offer to pay—190(12)

(12) A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (7), send to each dissenting shareholder who has sent such notice

(a) a written offer to pay for their shares in an amount considered by the directors of the corporation to be the fair value, accompanied by a statement showing how the fair value was determined; or

(b) if subsection (26) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

Same terms—190(13)

(13) Every offer made under subsection (12) for shares of the same class or series shall be on the same terms.

Payment—190(14)

(14) Subject to subsection (26), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (12) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

Corporation may apply to court—190(15)

(15) Where a corporation fails to make an offer under subsection (12), or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as a court may allow, apply to a court to fix a fair value for the shares of any dissenting shareholder.

Shareholder application to court—190(16)

(16) If a corporation fails to apply to a court under subsection (15), a dissenting shareholder may apply to a court for the same purpose within a further period of twenty days or within such further period as a court may allow.

Venue—190(17)

(17) An application under subsection (15) or (16) shall be made to a court having jurisdiction in the place where the corporation has its registered office or in the province where the dissenting shareholder resides if the corporation carries on business in that province.

No security for costs—190(18)

(18) A dissenting shareholder is not required to give security for costs in an application made under subsection (15) or (16).

Parties—190(19)

(19) On an application to a court under subsection (15) or (16),

(a) all dissenting shareholders whose shares have not been purchased by the corporation shall be joined as parties and are bound by the decision of the court; and

(b) the corporation shall notify each affected dissenting shareholder of the date, place and consequences of the application and of their right to appear and be heard in person or by counsel.

Powers of court—190(20)

(20) On an application to a court under subsection (15) or (16), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall then fix a fair value for the shares of all dissenting shareholders.

Appraisers—190(21)

(21) A court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

Final order—190(22)

(22) The final order of a court shall be rendered against the corporation in favour of each dissenting shareholder and for the amount of the shares as fixed by the court.

Interest—190(23)

(23) A court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

Notice that subsection (26) applies—190(24)

(24) If subsection (26) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (22), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

Effect where subsection (26) applies—190(25)

(25) If subsection (26) applies, a dissenting shareholder, by written notice delivered to the corporation within thirty days after receiving a notice under subsection (24), may

(a) withdraw their notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to their full rights as a shareholder; or

(b) retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

Limitation—190(26)

(26) A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

(a) the corporation is or would after the payment be unable to pay its liabilities as they become due; or

(b) the realizable value of the corporation’s assets would thereby be less than the aggregate of its liabilities.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director, but not an officer in his or her capacity as such, to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provision shall not limit the liability of a director for (1) any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the Delaware General Corporation Law for unlawful payment of dividends or stock purchases or redemptions, or (4) any transaction from which the director derived an improper personal benefit. AbitibiBowater’s restated certificate of incorporation provides that no AbitibiBowater director shall be personally liable to AbitibiBowater or AbitibiBowater’s stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such an exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law.

Under Delaware law, a corporation may indemnify any individual made a party or threatened to be made a party to any type of proceeding, other than action by or in the right of the corporation, because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (1) if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; or (2) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any individual made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the individual is found liable to the corporation unless, in such a case, the court determines the person is nonetheless entitled to indemnification for such expenses. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the Board of Directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and expense advancement is not exclusive of any other rights which may be granted by AbitibiBowater’s restated certificate of incorporation or by-laws, a vote of stockholders or disinterested directors, agreement or otherwise.
Under the Delaware General Corporation Law, termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such person is prohibited from being indemnified.

AbitibiBowater’s restated certificate of incorporation and bylaws provide for the indemnification and advancement of expenses to the fullest extent permitted by law of any individual made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of New Parent or is or was a director or officer of AbitibiBowater serving any other enterprise at the request of AbitibiBowater. However, AbitibiBowater will not indemnify a director or officer who commences any proceeding (except for proceedings to enforce rights of indemnification), unless the commencement of that proceeding was authorized or consented to by the AbitibiBowater Board of Directors.

After the combination, AbitibiBowater will assume and/or fulfill, as applicable, and will cause Abitibi or Bowater, as applicable, and/or their respective successors to fulfill and honor in all respects their respective obligations pursuant to any indemnification agreements between Abitibi or Bowater, as applicable, and their respective current or former directors, officers or employees in effect immediately prior to the Effective Time and any indemnification provisions under Abitibi’s bylaws, Bowater’s certificate of incorporation or Bowater’s bylaws, each as in effect on the date of the combination agreement. AbitibiBowater will also, subject to certain conditions, pay expenses in advance of the final disposition of any applicable action, suit or proceeding to each such indemnified party to the fullest extent permitted under such documents and applicable law. AbitibiBowater will cause Abitibi and Bowater and/or their respective successors to not amend, repeal or otherwise modify the provisions with respect to exculpation and indemnification contained in Abitibi’s bylaws, Bowater’s certificate of incorporation or Bowater’s bylaws as in effect on the date of the combination agreement for a period of six years from the Effective Time in any manner that would adversely affect the rights under such documents of individuals who, immediately prior to the Effective Time, were directors or officers of Abitibi or Bowater, as applicable, unless such modification is required by law. For a period of six years after the Effective Time, AbitibiBowater will, or will cause Abitibi, Bowater and/or their respective successors to, maintain in effect, if available, directors’ and officers’ liability insurance covering those persons who are currently covered by Abitibi’s or Bowater’s, as applicable, directors’ and officers’ liability insurance policy with respect to claims arising from actions or omissions that occurred on or before the Effective Time (including in connection with the combination agreement and the transactions contemplated by the combination agreement and the transactions contemplated hereby) on terms no less favorable to the beneficiaries of such policies than those applicable to persons covered as of the date of the combination agreement.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibits		Exhibits Description
2.1	—	Combination Agreement and Agreement and Plan of Merger (included as Annex C to the prospectus included in this registration statement)
2.2	—	First Amendment to the Combination Agreement and Agreement and Plan of Merger (included as Annex C to the prospectus included in this registration statement)
2.3	—	Form of Plan of Arrangement (included as Annex E to the prospectus included in this registration statement)
3.1	—	Form of Amended and Restated Certificate of Incorporation of AbitibiBowater Inc. (included as Annex I to the prospectus included in this registration statement)
3.2	—	Form of Amended and Restated By-laws of AbitibiBowater Inc. (included as Annex J to the prospectus included in this registration statement)
4.1	—	Form of Bowater Canada Articles of Amendment (included as Annex F to the prospectus included in this registration statement)
4.2	—	Form of Amended and Restated Support Agreement (included as Annex G to the prospectus included in this registration statement)
4.3	—	Form of Certificate of Designation of Special Voting Stock of AbitibiBowater Inc. (included as Annex K to the prospectus included in this registration statement)
5.1	—	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, regarding the legality of the securities being registered*
8.1	—	Form of Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to tax matters
8.2	—	Form of Opinion of Davies Ward Phillips & Vineberg LLP as to tax matters
8.3	—	Form of Opinion of Troutman Sanders LLP as to tax matters
8.4	—	Form of Opinion of Ogilvy Renault LLP as to tax matters
9.1	—	Form of Amended and Restated Voting and Exchange Trust Agreement (included as Annex H to the prospectus included in this registration statement)
23.1	—	Consent of PricewaterhouseCoopers LLP
23.2	—	Consent of KPMG LLP
23.3	—	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 8.1)
23.4	—	Consent of Davies Ward Phillips & Vineberg LLP (included in Exhibit 8.2)
23.5	—	Consent of Troutman Sanders LLP (included in Exhibit 8.3)
23.6	—	Consent of Ogilvy Renault LLP (included in Exhibit 8.4)
23.7	—	Consent of KPMG LLP
24.1	—	Power of Attorney (included on the signature page of this registration statement)
99.1	—	Consent of CIBC World Markets
99.2	—	Consent of Credit Suisse
99.3	—	Consent of Goldman Sachs
99.4	—	Consent of UBS
99.5	—	Proxy Form of Abitibi*
99.6	—	Proxy Card of Bowater*
99.7	—	Trustee Voting Instruction Form of Bowater*
99.8	—	Proxy Form of Bowater Canada*
99.9	—	Application for Interim and Final Orders with respect to the Arrangement*
99.10	—	Letter of Transmittal and Election Form*
99.11	—	Section 190 of the CBCA (included as Annex P to the prospectus included in this registration statement)

*	To be filed by amendment

ITEM 22. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes as follows: that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the under signed registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(d)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, AbitibiBowater has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montreal, Province of Quebec, Canada, and the City of Greenville, State of South Carolina, United States, on May 8, 2007.

ABITIBIBOWATER INC.

By:	/s/ John W. Weaver
John W. Weaver Chairman

By:	/s/ David J. Paterson
David J. Paterson, President

EXHIBIT INDEX

Exhibits		Exhibits Description
2.1	—	Combination Agreement and Agreement and Plan of Merger (included as Annex C to the prospectus included in this registration statement)
2.2	—	First Amendment to the Combination Agreement and Agreement and Plan of Merger (included as Annex C to the prospectus included in this registration statement)
2.3	—	Form of Plan of Arrangement (included as Annex E to the prospectus included in this registration statement)
3.1	—	Form of Amended and Restated Certificate of Incorporation of AbitibiBowater Inc. (included as Annex I to the prospectus included in this registration statement)
3.2	—	Form of Amended and Restated By-laws of AbitibiBowater Inc. (included as Annex J to the prospectus included in this registration statement)
4.1	—	Form of Bowater Canada Articles of Amendment (included as Annex F to the prospectus included in this registration statement)
4.2	—	Form of Amended and Restated Support Agreement (included as Annex G to the prospectus included in this registration statement)
4.3	—	Form of Certificate of Designation of Special Voting Stock of AbitibiBowater Inc. (included as Annex K to the prospectus included in this registration statement)
5.1	—	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, regarding the legality of the securities being registered*
8.1	—	Form of Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to tax matters
8.2	—	Form of Opinion of Davies Ward Phillips & Vineberg LLP as to tax matters
8.3	—	Form of Opinion of Troutman Sanders LLP as to tax matters
8.4	—	Form of Opinion of Ogilvy Renault LLP as to tax matters
9.1	—	Form of Amended and Restated Voting and Exchange Trust Agreement (included as Annex H to the prospectus included in this registration statement)
23.1	—	Consent of PricewaterhouseCoopers LLP
23.2	—	Consent of KPMG LLP
23.3	—	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 8.1)
23.4	—	Consent of Davies Ward Phillips & Vineberg LLP (included in Exhibit 8.2)
23.5	—	Consent of Troutman Sanders LLP (included in Exhibit 8.3)
23.6	—	Consent of Ogilvy Renault LLP (included in Exhibit 8.4)
23.7	—	Consent of KPMG LLP
24.1	—	Power of Attorney (included on the signature page of this registration statement)
99.1	—	Consent of CIBC World Markets
99.2	—	Consent of Credit Suisse
99.3	—	Consent of Goldman Sachs
99.4	—	Consent of UBS
99.5	—	Proxy Form of Abitibi*
99.6	—	Proxy Card of Bowater*
99.7	—	Trustee Voting Instruction Form of Bowater*
99.8	—	Proxy Form of Bowater Canada*
99.9	—	Application for Interim and Final Orders with respect to the Arrangement*
99.10	—	Letter of Transmittal and Election Form*
99.11	—	Section 190 of the CBCA (included as Annex P to the prospectus included in this registration statement)

*	To be filed by amendment